As filed with the Securities and Exchange Commission on May 2, 2011

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alto Palermo S.A. (APSA)

(Exact name of registrant as specified in its charter)

The Republic of Argentina	6512	Not Applicable
(Jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Moreno 877, 22nd Floor, (C1091AAQ)

Buenos Aires, Argentina

+54 (11) 4323 7449

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

P.O. Box 885

Newark, DE 19711

(Name, address and telephone number of agent for service)

Copies to:

David L. Williams

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common shares, Ps.0.10 par value per share(2)(3)	US$500,000,000	US$58,050.00

(1)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	This amount includes common shares that are to be offered in Argentina and elsewhere outside the United States but may be resold from time to time in the United States during the distribution.
(3)	The common shares may be represented by American Depositary Shares (“ADSs”), each representing forty shares, evidenced by American Depositary Receipts (“ADRs”) issuable upon deposit of common shares registered hereby, and that have been registered under a separate Registration Statement on Form F-6 (File No. 333-12840) filed on November 8, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek to solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated                    , 2011

Preliminary Prospectus

Alto Palermo S.A. (APSA)

Common Shares (including in the form of American Depositary Shares)

We, Alto Palermo S.A. (APSA), a corporation (sociedad anónima) organized under the laws of Argentina, are offering common shares in the form of            American Depositary Shares, or ADSs, in the United States and other countries outside Argentina through the international underwriters named in this prospectus. Each ADS represents forty shares of our common stock. We are concurrently offering            common shares in Argentina through Argentine underwriters pursuant to a Spanish language prospectus. The total number of common shares in the international and Argentine offerings is subject to reallocation between these offerings.

Pursuant to Argentine law, all of our existing shareholders have preemptive and accretion rights to subscribe for our newly issued common shares. Upon approval by its shareholders at a shareholders’ meeting on May 26, 2011, IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), our controlling shareholder, will assign to the underwriters its preemptive rights to acquire            common shares to be sold in the international and Argentine offerings and will waive its remaining preemptive rights to acquire additional common shares. The remaining            common shares available for subscription will be offered to our minority shareholders at the public offering price per common share of the international and Argentine offerings. The subscription period is expected to begin on or about             , 2011 and expire on or about             , 2011.

Prior to this offering, the public market for our common shares, and ADSs representing our common shares, has been limited. Our ADSs are traded on the NASDAQ Global Market, and our common shares are traded on the Buenos Aires Stock Exchange, in each case under the symbol “APSA.” On April 26, 2011, the closing prices on the NASDAQ Global Market per ADS and on the Buenos Aires Stock Exchange per common share were US$15.05 and Ps.15.50, respectively.

Investing in our common shares and ADSs involves significant risks. Before buying any ADSs, you should carefully read the discussion of material risks of investing in our common shares or ADSs in “Risk Factors” beginning on page 24.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds, before expenses, to us	US$	US$

Our controlling shareholder has granted the international underwriters the right for a period of 30 days to purchase up to an additional            ADSs, representing            common shares, at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

Delivery of the ADSs will be made on or about             , 2011.

                     , 2011

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities described in this prospectus, or an offer to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

In this offering memorandum, references to “APSA,” “we,” “our,” “us” or the “Company” means Alto Palermo S.A. (APSA) and its consolidated subsidiaries, unless the context otherwise requires, or where we make clear that such term refers only to Alto Palermo S.A. (APSA) and not its subsidiaries.

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FORWARD–LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements,” in that they include statements regarding the intent, belief or current expectations of our directors and officers with respect to our future operating performance. Such statements include any forecasts, projections and descriptions of anticipated cost savings or other synergies. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words, and similar expressions are intended to identify such forward-looking statements. You should be aware that any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties, and that actual results may differ materially and adversely from those set forth in the forward-looking statements. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. However, you should carefully review the risk factors set forth in other reports and documents that we may file from time to time with the Securities and Exchange Commission.

Factors that could cause actual results to differ materially and adversely include but are not limited to:

•	changes in general economic, business or political or other conditions in Argentina or changes in general economic or business conditions in Latin America;

•	inflation, currency fluctuations and fluctuations in prevailing interest rates;

•	changes in customer demand and preferences, as well as the financial condition of our tenants and customers;

•	competitive conditions in the shopping center industry in Argentina as a whole and particularly in our areas of operations;

•	our ability to implement our business plan, including our ability to secure financing on terms acceptable to us;

•	changes in the retail market in Argentina;

•	existing and future laws and government regulations applicable to our business;

•	increases in our costs;

•	interests of and actions taken by, our controlling shareholders;

•	our ability to integrate businesses or assets we acquire into our existing business;

•	events of force majeure; and

•	the factors discussed under “Risk Factors” beginning on page 24.

You should not place undue reliance on such statements which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we might issue in the future. We do not undertake any obligation to release publicly any revisions to such forward-looking statements after filing of this prospectus to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form F-1 with the U.S. Securities and Exchange Commission (the “SEC”) regarding this offering. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. Reference in this prospectus to any of our contract or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and under such act, we file reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the following SEC locations:

Public Reference Room

450 Fifth Street

Room 1024

N.W., Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 10234, N.W., Washington, D.C. 20549, at prescribed rates. You may also request a copy of those filings, at no cost, by writing to Maria Cecilia Poch at our office at Moreno 877, 22nd Floor, (C1091AAQ) Buenos Aires, Argentina or calling +54 (11) 4323-7449.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus incorporates by reference our Annual Report on Form 20-F for the fiscal year ended June 30, 2010, filed with the SEC on December 30, 2010 and any future Annual Reports on Form 20-F filed by us with the SEC after the date of this offering memorandum and prior to the consummation of the offering in respect of which this offering memorandum is delivered. Any current report on Form 6-K that we file with the SEC after the date of this offering memorandum and prior to the consummation of the offering in respect of which this offering memorandum is delivered which expressly states that it is being incorporated by reference into this offering memorandum shall be so incorporated by reference herein and be a part hereof from the date of filing of any such report.

Any such information incorporated by reference is an important part of this prospectus. Any such future filings shall be deemed to automatically update and supersede the information contained herein or in documents previously incorporated by reference to the extent not modified or superseded by documents or reports subsequently filed.

We will provide, without charge, to any person to whom a copy of this prospectus is delivered, upon written request, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to us by writing to Maria Cecilia Poch at our office at Moreno 877, 22nd Floor, (C1091AAQ) Buenos Aires, Argentina or calling +54 (11) 4323-7449.

PRESENTATION OF FINANCIAL AND CERTAIN OTHER INFORMATION

Financial Statements

This prospectus contains our audited consolidated financial statements as of June 30, 2009 and 2010 and for our fiscal years ended June 30, 2008, 2009 and 2010 (our “audited consolidated financial statements”). This prospectus also incorporates by reference our Annual Report on Form 20-F for the year ended June 30, 2010. This prospectus also contains our unaudited interim consolidated financial statements as of December 31, 2010 and for the six-month periods ended December 31, 2009 and 2010 (our “unaudited six-month consolidated financial statements”). This prospectus also contains our unaudited interim consolidated financial statements as of March 31, 2011 and for the nine-month periods ended March 31, 2011 and 2010 (our “unaudited nine-month consolidated financial statements,” and together with the unaudited six-month consolidated financial statements, our “unaudited consolidated financial statements”). We have included our unaudited nine-month consolidated financial statements because we have made this information public through the Comisión Nacional de Valores (“CNV”) in Argentina and it represents more current information than that required to be included in order to meet the timeliness requirements of Item 8 of Form 20-F.

Our audited consolidated financial statements included elsewhere herein have been audited by Price Waterhouse & Co. S.R.L., Buenos Aires, Argentina, a member firm of PricewaterhouseCoopers, an independent registered public accounting firm whose report is included herein. Our unaudited six-month consolidated financial statements included elsewhere herein have been subject of a limited review in accordance with the procedures specified by the Public Company Accounting Oversight Board (PCAOB) for a review of interim financial information as described in PCAOB AU 722 Interim Financial Information.

We prepare our audited consolidated financial statements and our unaudited six-month consolidated financial statements in Pesos and in conformity with generally accepted accounting principles in Argentina, as set forth by the Federación Argentina de Consejos Profesionales de Ciencias Económicas (the Argentine Federation of Professional Economic Advisors, or “FACPCE”) and as implemented, adapted, amended, revised and/or supplemented by the Consejo Profesional de Ciencias Económicas de la Ciudad Autónoma de Buenos Aires (“CPCECABA”) (collectively, “Argentine GAAP”) and the regulations of the CNV which differ in certain significant respects from generally accepted accounting principles in the United States of America (“U.S. GAAP”). Such differences involve methods of measuring the amounts shown in our audited and unaudited six-month consolidated financial statements, as well as additional disclosures required by U.S. GAAP and Regulation S-X of the SEC. See Note 14 to our unaudited six-month consolidated financial statements included elsewhere herein and Note 17 to our audited consolidated financial statements included elsewhere herein for a description of the principal differences between Argentine GAAP and U.S. GAAP, as they relate to us, and a reconciliation to U.S. GAAP of our net income and shareholders’ equity. Our unaudited nine-month consolidated financial statements include only a brief description of the differences between Argentine GAAP and U.S. GAAP, as per Instruction 3(a) to Item 8.A.5 of Form 20-F. There have been no new significant transactions or events after December 31, 2010 which were not previously disclosed and quantified in the reconciliations of earlier periods included in the prospectus. Accordingly, our unaudited nine-month consolidated financial statements do not include a quantification of the main differences between Argentine GAAP and U.S. GAAP.

Application of Push Down Accounting

Under US GAAP, pursuant to ASC No. 805 and SAB Topic 5.J “New Basis of Accounting Required in Certain Circumstances”, when a purchase transaction results in an entity becoming substantially wholly-owned, push down accounting is applied in the acquired entity´s separate financial statements. Push down accounting requires that the fair value adjustments and goodwill or negative goodwill identified by the acquiring entity be pushed down and reflected in the financial statements of the acquired entity. Our parent company, IRSA, increased its equity interest in our voting capital on October 15, 2010 (the “October 15, 2010 acquisition”). As a consequence of the October 15, 2010 Acquisition, we have applied push down accounting for US GAAP purposes. For Argentine GAAP purposes, push down accounting is not applied. Accordingly, the consolidated statement of income data under US GAAP for the six-month period ended December 31, 2010 prior to October 15, 2010 reflect the historical accounting basis in our assets and liabilities and are labeled “Predecessor Company”. The consolidated statement of income data under US GAAP for the six-month period ended December 31, 2010 subsequent to October 15, 2010 are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in our consolidated financial statements. Consequently, the amounts shown for the periods prior to and subsequent to October 15, 2010 are not comparable. Please see Note 14 to the unaudited six-month consolidated financial statements for a description of the adjustment related to push down accounting.

Additionally, after considerable inflation levels for the second half of 2002 and the first months of 2003, on March 25, 2003, the Argentine government instructed the Comisión Nacional de Valores to issue the necessary regulations to preclude companies under its supervision from presenting price-level restated financial statements. Therefore, on April 8, 2003, the Comisión Nacional de Valores issued a resolution providing for the discontinuance of inflation accounting as of March 1, 2003. We complied with the Comisión Nacional de Valores resolution and accordingly recorded the effects of inflation until February 28, 2003. Comparative figures were restated until that date, using a conversion factor of 1.1232. Since Argentine GAAP required companies to discontinue inflation adjustments only as of October 1, 2003, the application of the Comisión Nacional de Valores resolution represented a departure from Argentine GAAP. However, due to low inflation rates during the period from March to September 2003, such a departure did not have a material effect on our consolidated financial statements.

Resolution CD 93/2005, issued by the CPCECABA provided for the accounting treatment of differences between the tax basis and book basis of non-monetary items for deferred income tax calculation purposes when companies prepare price-level restated financial statements. This resolution mandated companies to treat these differences as temporary but allowed a one-time accommodation to continue treating those differences as permanent. As a result, we elected to continue treating differences as permanent. In addition, the new standards provided for the recognition of deferred income taxes on a non-discounted basis.

Transition to IFRS

On March 20, 2009, the FACPCE issued Technical Resolution No. 26 “Adoption of International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) which requires companies under the supervision of the Comisión Nacional de Valores to prepare their financial statements in accordance with IFRS as published by the IASB for fiscal periods beginning on or after January 1, 2011, including comparative information for earlier periods. There are Consejos Profesionales or standard setters in each provincial jurisdiction in Argentina, which have the power to adopt, reject or modify a technical resolution issued by the FACPCE. The jurisdiction where we are located is the Federal District. On April 25, 2009, the CPCECABA approved Technical Resolution No. 26. The Comisión Nacional de Valores issued Technical Resolution No. 562/09, as amended by Resolution 576/10, formally adopting application of Technical Resolution No. 26 to its regulated entities for fiscal years beginning on January 1, 2012. We will be required to prepare our financial statements in accordance with IFRS as issued by the IASB for our fiscal year ended June 30, 2013. Our transition date to IFRS will be July 1, 2011. On April 29, 2010, our Board of Directors approved a plan for implementing IFRS. We are completing an analysis of the principal differences between Argentine GAAP and IFRS. We have not quantified the effect any potential change in accounting principles would have on our financial condition or results of operations and therefore can give no assurance that such changes will not have an adverse effect on our financial condition or results of operations.

Market Data

Market data used throughout this prospectus were derived from reports prepared by unaffiliated third-party sources. Such reports generally state that the information contained therein has been obtained from sources believed by such sources to be reliable.

General

Certain amounts which appear in this prospectus (including percentage amounts) may not sum due to rounding.

In this prospectus where we refer to “Peso,” “Pesos,” or “Ps.” we mean Argentine pesos, the lawful currency in Argentina; when we refer to “U.S. Dollars,” or “US$” we mean United States dollars, the lawful currency of the United States of America; and when we refer to “Central Bank” we mean the Argentine Central Bank.

Solely for the convenience of the reader, we have translated certain Peso amounts into U.S. Dollars at the exchange rate quoted by the Central Bank for December 31, 2010 and June 30, 2010, which was Ps.3.976 = US$1.00 and Ps.3.931 = US$1.00, respectively. We make no representation that the Peso or U.S. Dollar amounts actually represent or could have been or could be converted into U.S. Dollars at the rates indicated, at any particular rate or at all.

References to fiscal years 2006, 2007, 2008, 2009 and 2010 are to our fiscal years ended June 30, 2006, 2007, 2008, 2009 and 2010, respectively.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the “Risk Factors” and “Forward-Looking Statements” section, and our audited and unaudited consolidated financial statements and related notes, before making an investment decision.

Overview

We are one of the largest owners and managers of shopping centers in Argentina in terms of gross leasable area and number of shopping centers. We own and operate twelve shopping centers in Argentina, six of which are located in the City of Buenos Aires (Abasto, Paseo Alcorta, Alto Palermo, Patio Bullrich, Buenos Aires Design and Dot Baires), two of which are located in the greater Buenos Aires metropolitan area (Alto Avellaneda and Soleil) and the rest of which are located in important provincial cities (Alto NOA in Salta, Alto Rosario in Santa Fe, Mendoza Plaza in Mendoza and Córdoba Shopping-Villa Cabrera in Córdoba). We also own certain properties for future development in Buenos Aires and several provincial cities.

As of December 31, 2010, our shopping centers had a total of 299,130 square meters of gross leasable area (excluding space occupied by hypermarkets which are not our tenants). Total tenant sales in our shopping centers, as reported by our tenants, were approximately Ps.5,014.7 million during the year ended June 30, 2010 and Ps.3,301.6 million during the six-month period ended December 31, 2010 (excluding Dot Baires and Soleil). Tenant sales at our shopping centers are relevant to our revenues and profitability, because they are one of the principal factors that determine the amount of rent that we charge our tenants.

As of December 31, 2010, we owned and/or operated the following twelve shopping centers in Argentina:

	Year Acquired	Gross leasable area(1)	Stores	Occupancy percentage (2)	Percentage owned	Book value at December 31, 2010(3)	Location
		(sqm)				(Ps.)
Abasto(4)	1994	37,592	175	99.8%	100%	154,041	City of Buenos Aires
Mendoza Plaza(5)	1994	40,634	151	92.6%	100%	77,891	Province of Mendoza
Alto NOA	1995	19,001	92	99.7%	100%	20,495	Province of Salta
Alto Palermo	1997	18,701	144	99.6%	100%	124,345	City of Buenos Aires
Alto Avellaneda	1997	36,547	144	96.0%	100%	66,512	Greater Buenos Aires
Paseo Alcorta	1997	13,804	111	98.4%	100%	67,198	City of Buenos Aires
Patio Bullrich	1998	11,741	84	100.0%	100%	85,414	City of Buenos Aires
Buenos Aires Design(6)	1997	13,786	62	98.6%	54%	7,455	City of Buenos Aires
Alto Rosario(7)	2004	28,650	144	95.0%	100%	77,530	Province of Santa Fe
Córdoba Shopping – Villa Cabrera	2006	15,108	110	97.7%	100%	66,524	Province of Córdoba
Dot Baires	2009	49,526	154	99.6%	80%	515,229	City of Buenos Aires
Soleil	2010	14,040	79	91.9%	100%	79,826	Greater Buenos Aires

Total		299,130	1,450	97.3%		1,342,460

(1)	Excludes the gross leasable area occupied by hypermarkets that are not our tenants.
(2)	Calculated by dividing square meters leased under leases in effect by gross leasable area as of December 31, 2010.
(3)	Book value equals cost of acquisition of fixed assets or development plus improvements, less accumulated depreciation and impairment charges / recovery.
(4)	Excludes approximately 3,732 square meters of space occupied by Museo de los Niños, Abasto
(5)	During the fiscal year ended June 30, 2008, we increased our interest in Mendoza Plaza Shopping S.A. from 85.4% to 100%.
(6)	We own 53.9% of the company which holds a concession to operate this shopping center, and we consolidate its sales. The amounts shown reflect 100% of the gross leasable area, the total number of stores and of the percentage leased.
(7)	Excludes approximately 1,260 square meters of space occupied by Museo de los Niños, Rosario and the plots in Junín and Tedhy.

As of December 31, 2010, we had total assets of Ps.2,398.9 million and shareholders’ equity of Ps.914.9 million. During our fiscal years ended June 30, 2008, 2009 and 2010 and the six-month period ended December 31, 2010, we had revenues of Ps.640.2 million, Ps.642.6 million, Ps.784.9 million and Ps.477.1 million, respectively, and had net income (loss) of Ps.80.0 million, Ps.(22.1) million, Ps.119.1 million and Ps.137.7 million, respectively. We operate our business through three reportable segments: Leases and services, Consumer financing and Others, as described below.

Leases and services. We derive a majority of our revenues from leases with retail tenants in our twelve shopping centers. We generally charge our tenants rent based on the higher of (i) a monthly base rent and (ii) a specified percentage of the tenant’s monthly gross retail sales. We also charge our tenants monthly management fees for our administration and maintenance of common areas and administration of contributions made by tenants to finance promotional efforts for our shopping centers. We also generate revenues from admission rights (a non-refundable fee certain tenants are required to pay upon entering into or renewing a lease), leasing agent fees and parking lot fees. Our Leases and services segment generated operating income of Ps.266.6 million during our fiscal year ended June 30, 2010, representing 83.2% of our consolidated operating income for such fiscal year, and Ps.193.6 million during the six-month period ended December 31, 2010, representing 79.3% of our consolidated operating income for such six-month period.

Consumer financing. We operate a consumer financing business through our subsidiary Metroshop S.A. (“Metroshop”) and our affiliate Tarshop S.A. (“Tarshop”). Tarshop and Metroshop’s operations consist primarily of lending and servicing activities relating to the credit card and personal loan products offered to consumers at shopping centers, hypermarkets and street stores. Our revenues from credit card transactions are derived from interest income generated by financing and lending activities, merchants’ fees, charges for life and disability insurance, and fees for data processing and printing cardholders’ account statements, among others. In September 2010 we sold 80% of Tarshop’s stock to Banco Hipotecario S.A. (“Banco Hipotecario”) for US$26.8 million and retained the remaining 20%. Due to this sale, the Consumer financing segment will have a less significant impact on our results of operations going forward. We acquired 50% of the capital stock of Metroshop from Tarshop on May 21, 2010, and the remaining 50% from Metronec S.A. on January 13, 2011. Our Consumer financing segment generated operating income of Ps.49.0 million during our fiscal year ended June 30, 2010, representing 15.3% of our consolidated operating income for such fiscal year, and Ps.18.1 million during the six-month period ended December 31, 2010, representing 7.4% of our consolidated operating income for such six-month period.

Others. Our Others segment includes the development and sale of residential properties, acquisitions of undeveloped parcels of land for future development and sales from time to time of such undeveloped parcels. For the fiscal years ended June 30, 2008, 2009 and 2010 revenues from our Others segment were insignificant but were Ps.83.0 million for the six-month period ended December 31, 2010. Our Others segment generated operating income of Ps.1.9 million during our fiscal year ended June 30, 2010, representing 0.6% of our consolidated operating income for such fiscal year, and Ps.31.7 million during the six-month period ended December 31, 2010, representing 13.0% of our consolidated operating income for such six-month period.

Our major shareholder is IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), which owned 94.9% of our outstanding shares as of April 26, 2011. IRSA is an Argentine company engaged in a range of diversified real estate activities and whose shares are listed on the Bolsa de Comercio de Buenos Aires and the New York Stock Exchange.

Strategy

Our principal objective is to maximize our profitability. We seek to leverage our experience in the Argentine shopping center industry to generate sustainable cash flow growth and increase the long-term value of our real estate assets.

Investment strategy. We seek to take advantage of unsatisfied demand for shopping centers by developing new shopping centers in urban areas which we believe have attractive prospects for growth, including in the Buenos Aires metropolitan area, certain Argentine provinces and potentially elsewhere in Latin America. Central to the success of our strategy are the close commercial relationships which we have cultivated for years with more than 1,000 retailers who permit us to offer an attractive tenant mix in each shopping center. Our investment strategy consists primarily of the following:

•

Selectively developing new shopping centers. We seek to develop new shopping centers in high density locations with attractive prospects for growth. We currently own parcels of land on which we plan to develop future shopping centers with a total gross leasable area of approximately 90,000 square meters. These parcels are located in the City of Buenos Aires, Neuquén, Tucumán and Paraná.

•

Selectively acquiring shopping centers. Our goal is to acquire shopping centers which we believe will benefit from our know-how, centralized management, relationship with shopping center tenants and leasing strategies, which will allow us to expand into new markets and create synergies with our current portfolio.

•

Expanding and improving our existing properties. We plan to expand and improve our properties through renovations, redevelopments, expansions and/or reconfigurations to make them more attractive to tenants for leasing or re-leasing or to take advantage of underutilized land or leasable space. This will allow us to better our position in the industry and increase our revenues through a smaller increase in costs.

•

Developing residential and office buildings. We will evaluate opportunities to develop residential and office buildings near our shopping centers to increase customer traffic in our shopping centers and otherwise enhance the value of our other nearby properties.

•

International expansion. We believe there are opportunities to acquire and develop shopping centers in other countries outside Argentina. We continually analyze the possibility of expanding our operations to markets where we can take advantage of our shopping center development and administrative know-how.

Operating strategy. Our core operating strategy is to maximize growth and profitability of our shopping centers by increasing our tenant sales and by achieving the optimum tenant mix for each of our shopping centers. We seek to achieve this objective by:

•

Continuously upgrading our shopping centers. We seek to have our shopping centers cater to a wide range of socio-economic segments and to achieve this objective we intend to continue upgrading and renovating our shopping center properties to enhance the overall shopping experience we offer, while maintaining competitive tenant occupancy costs.

•

Optimizing tenant base and lease terms. We seek to take advantage of increasing occupancy rates by leasing and re-leasing our properties to a diverse group of creditworthy and well-recognized tenants, resulting in higher base rents per square meter.

•

Enhancing our relationship with our tenants. We seek to enhance our relationship with our shopping center tenants by providing them with administrative advice and recommendations with respect to their promotional and marketing initiatives. These relationships serve as the foundation for each new endeavor we undertake.

•

Enhancing brand awareness and consumer loyalty. We believe that our shopping centers enjoy widespread recognition, and we intend to enhance consumer and tenant loyalty to our shopping centers through aggressive marketing campaigns. To improve consumer loyalty we intend to organize targeted publicity campaigns, hold promotional events and implement initiatives to attract local consumers and tourists away from traditional street-level stores and to differentiate our shopping centers from those of our competitors. We also seek to enhance our relationships with consumers by improving entertainment and restaurant facilities to encourage increased frequency and duration of visits, particularly by young women, families and tourists.

•

Improving operating margins. We seek to take advantage of growth opportunities to further consolidate our administrative capabilities and to achieve greater economies of scale and cost reductions at each of our shopping centers in order to improve our consolidated operating margins.

Our headquarters are located at Moreno 877, 22nd floor, (C1091AAQ) Buenos Aires, Argentina. Our telephone number is +54 (11) 4323-7449.

THE OFFERING

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to purchase our common shares or ADSs. We urge you to read the entire prospectus carefully, including “Risk Factors,” along with our audited consolidated financial statements and the related notes and our unaudited consolidated financial statements and the related notes.

Issuer	Alto Palermo S.A. (APSA)

Global offering	The global offering consists of the international offering and the Argentine offering.

International offering	ADSs, representing common shares, are being offered through the international underwriters in the United States and in other countries outside Argentina.

Argentine offering	Concurrently with the international offering, common shares are being offered in a public offering in Argentina.

Preemptive rights offer	Pursuant to Argentine law, all of our existing shareholders have preemptive and accretion rights to subscribe for our newly issued common shares. Upon approval by its shareholders at a shareholders’ meeting on May 26, 2011, IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), our controlling shareholder, will assign to the underwriters its preemptive rights to acquire common shares to be sold in the international offering (in the form of ADSs) and the Argentine offering and will waive its remaining preemptive rights to acquire additional common shares. The remaining common shares available for subscription will be offered to our minority shareholders at the public offering price per common share of the international and Argentine offerings. The subscription period for that preemptive rights offering is expected to begin on or about , 2011 and expire on or about , 2011.

Over-allotment option	Our controlling shareholder has granted the international underwriters the right for a period of 30 days to purchase up to an additional ADSs, representing common shares, at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

The ADSs	Each ADS represents forty common shares. The ADSs will be evidenced by American Depositary Receipts, or ADRs. The ADSs will be issued under the deposit agreement dated as of November 10, 2000 among us, The Bank of New York Mellon (as successor to The Bank of New York) as ADS depositary, and all owners and holders from time to time of ADRs issued thereunder.

Listing	The ADSs are listed on the NASDAQ Global Market under the symbol “APSA.” Our common shares are listed on the Buenos Aires Stock Exchange under the symbol “APSA.”

Outstanding common shares immediately before and after the global offering	Immediately prior to the global offering, our outstanding capital stock consists of approximately 1,259,608,411 common shares. Immediately after global offering, a total of common shares are expected to be outstanding (assuming the common shares available for purchase in the preemptive rights offering are not purchased).

Use of proceeds	We currently estimate that the net proceeds of the global offering will be approximately US$ million, after deducting estimated fees and expenses, based on the assumption that all of the common shares and ADSs available for purchase in the global offering are purchased. This estimate assumes no exercise of preemptive and accretion rights by our minority shareholders and no exercise of the over-allotment option granted to the international underwriters.

We currently intend to use the net proceeds of this offering as follows:

•

approximately US$[31.7] million for the repurchase of our US$31.7 million 10% convertible notes due 2014 (the “Convertible Notes”), subject to the approval of IRSA’s shareholders at a shareholders’ meeting on May 26, 2011;

•	approximately US$ million for the acquisition of new shopping centers within or outside of Argentina;

•	approximately US$ million for development and remodeling projects, including Arcos del Gourmet, Shopping Neuquén and Soleil;

•	approximately US$ million for purchases of land and the subsequent development of shopping centers; and

•	approximately US$ million for working capital and general corporate purposes.

Although we are constantly evaluating investment opportunities, at this time we do not have any binding commitment to make any material investments not identified in this prospectus. Due to the nature of some of the investments mentioned above, the net proceeds from this offering may not be fully used in the short term. Until those investments are made, we intend to invest the net proceeds of this offering in high quality, liquid financial instruments. The allocation of the net proceeds from this offering will be influenced by prevailing market conditions from time to time, and as a result we reserve the right to reallocate all or a portion of such anticipated uses to other uses we deem consistent with our strategy.

Voting Rights	Holders of our common shares are entitled to one vote for each common share at any of our shareholders’ meeting. See “Description of Capital Stock.” Pursuant to the deposit agreement and subject to Argentine law and our bylaws, holders of ADSs are entitled to instruct the depositary to vote or cause to be voted the number of common shares represented by such ADSs. See “Description of American Depositary Receipts.”

Dividends	Under Argentine law, the declaration, payment and amount of dividends on the common shares are subject to the approval of shareholders and certain other requirements. Pursuant to the deposit agreement, holders of ADSs will be entitled to receive dividends, if any, declared on the common shares represented by such ADSs to the same extent as the holders of the common shares. Cash dividends will be paid in Pesos and will be converted by the depositary into U.S. Dollars at the prevailing exchange rate on the date of conversion and paid to the holders of ADSs, net of any dividend distribution fees, currency conversion expenses, taxes or governmental charges. See “Dividends and Dividend Policy,” “Description of Capital Stock” and “Description of American Depositary Receipts.”

Risk factors	See “Risk Factors” beginning on page 24 for a discussion of certain significant risks you should consider before making an investment decision.

Timing of global offering	The following is a tentative timetable of key events in the global offering and the subsequent preemptive rights offer:

Commencement of marketing of the international offering and the Argentine offering	, 2011

Announcing of the offer price and allocations of ADSs and common shares	, 2011

Commencement of the preemptive subscription period	, 2011

Settlement and delivery of ADSs and common shares pursuant to the international offering and the Argentine offering and pursuant to any preemptive rights exercised prior to such date	, 2011

Expiration of the preemptive subscription period	, 2011

Settlement and delivery of common shares pursuant to the remaining preemptive rights	, 2011

SUMMARY CONSOLIDATED FINANCIAL AND OTHER INFORMATION

The following summary consolidated financial data has been derived from our audited and unaudited consolidated financial statements as of the dates and for each of the periods indicated below. This information should also be read in conjunction with and is qualified in its entirety by reference to our audited and unaudited consolidated financial statements included elsewhere in this prospectus and the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Argentine GAAP Financial Information

The summary consolidated statement of income data and cash flow data for the years ended June 30, 2008, 2009 and 2010 and the summary consolidated balance sheet data as of June 30, 2009 and 2010 have been derived from our audited consolidated financial statements included in this prospectus which have been audited by Price Waterhouse & Co. S.R.L., Buenos Aires, Argentina, a member firm of PricewaterhouseCoopers, an independent registered public accounting firm.

The summary consolidated statement of income data and cash flow data for the years ended June 30, 2006 and 2007 and the summary consolidated balance sheet data as of June 30, 2007 and 2008 have been derived from our audited consolidated financial statements as of June 30, 2007 and 2008 and for the years ended June 30, 2006, 2007 and 2008, which are not included in this prospectus.

The summary consolidated balance sheet data as of June 30, 2006 has been derived from our audited consolidated financial statements as of June 30, 2006 and 2007 and for the years ended June 30, 2005, 2006 and 2007, which are not included in this prospectus.

The summary consolidated statement of income data and cash flow data for the six-month periods ended December 31, 2009 and 2010 and the summary consolidated balance sheet data as of December 31, 2010 have been derived from our unaudited six-month consolidated financial statements included in this prospectus. Our unaudited six-month consolidated financial statements have been subject of a limited review in accordance with the procedures specified by the Public Company Accounting Oversight Board (PCAOB) for a review of interim financial information as described in PCAOB AU 722 Interim Financial Information.

The summary consolidated balance sheet data as of December 31, 2009 have been derived from our unaudited interim consolidated financial statements as of December 31, 2009 and for the six-month periods ended December 31, 2008 and 2009, which are not included in this prospectus.

The summary consolidated statement of income data and cash flow data for the nine-month periods ended March 31, 2010 and 2011 and the summary consolidated balance sheet data as of March 31, 2011 have been derived from our unaudited nine-month consolidated financial statements included in this prospectus to comply with Instruction 3(a) of Item 8.A.5 since it is more current financial information that was published locally than that required to be included in this prospectus.

The summary consolidated balance sheet data as of March 31, 2010 have been derived from our unaudited interim consolidated financial statements as of March 31, 2010 and for the nine-month periods ended March 31, 2009 and 2010, which are not included in this prospectus.

U.S. GAAP Financial Information

Argentine GAAP differs in certain important respects from U.S. GAAP. See Note 14 to our unaudited six-month consolidated financial statements set forth elsewhere herein and Note 17 to our audited consolidated financial statements set forth elsewhere herein for a description of the principal differences between Argentine GAAP and U.S. GAAP, as they relate to us, and a reconciliation to U.S. GAAP of our net income and shareholders’ equity.

The summary consolidated US GAAP income statement data and cash flow data for the years ended June 30, 2008, 2009 and 2010 and the summary consolidated US GAAP balance sheet data as of June 30, 2009 and 2010 have been derived from Note 17 to our audited consolidated financial statements included in this prospectus. The summary consolidated US GAAP income statement data and cash flow data for the years ended June 30, 2006 and 2007 and the summary consolidated US GAAP balance sheet data as of June 30, 2007 and 2008 have been derived from Note 19 to our audited consolidated financial statements as of June 30, 2008 and 2007 and for the three years in the period ended June 30, 2008 which are not included in this prospectus. The summary consolidated US GAAP balance sheet data as of June 30, 2006 have been derived from Note 19 to our audited consolidated financial statements as of June 30, 2007 and 2006 and for the three years in the period ended June 30, 2007 which are not included in this prospectus.

The summary consolidated US GAAP income statement data and cash flow data for the six-month periods ended December 31, 2009 and 2010 and the summary consolidated US GAAP balance sheet data as of December 31, 2009 and 2010 have been derived from Note 14 to our unaudited six-month consolidated financial statements which are included in this prospectus.

Under US GAAP, pursuant to ASC No. 805 and SAB Topic 5.J “New Basis of Accounting Required in Certain Circumstances”, when a purchase transaction results in an entity becoming substantially wholly-owned, push down accounting is applied in the acquired entity´s separate financial statements. Push down accounting requires that the fair value adjustments and goodwill or negative goodwill identified by the acquiring entity be pushed down and reflected in the financial statements of the acquired entity. Our parent company, IRSA, increased its equity interest in our voting capital on October 15, 2010 (the “October 15, 2010 acquisition”). As a consequence of the October 15, 2010 Acquisition, we have applied push down accounting for US GAAP purposes. For Argentine GAAP purposes, push down accounting is not applied.

Accordingly, the summary consolidated US GAAP income data statement data for the six-month period ended December 31, 2010 prior to October 15, 2010 reflect the historical accounting basis in our assets and liabilities and are labeled “Predecessor Company”. The summary consolidated US GAAP income data statement data for the six-month period ended December 31, 2010 subsequent to October 15, 2010 are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in our consolidated financial statements. Consequently, the amounts shown for the periods prior to and subsequent to October 15, 2010 are not comparable. Please see Note 14 to the unaudited six-month consolidated financial statements for a description of the adjustment related to push down accounting.

We have included our unaudited nine-month consolidated financial statements because we have made this information public through the CNV in Argentina and it represents more current information than that required to be included in order to meet the timeliness requirements of Item 8 of Form 20-F. Our unaudited nine-month consolidated financial statements include only a brief description of the differences between Argentine GAAP and U.S. GAAP, as per Instruction 3(a) to Item 8.A.5 of Form 20-F. There have been no new significant transactions or events after December 31, 2010 which were not previously disclosed and quantified in the reconciliations of earlier periods included in the prospectus. Accordingly, the unaudited nine-month consolidated financial statements do not include a quantification of the main differences between Argentine GAAP and U.S. GAAP.

	As of and for the years ended June 30,						As of and for the six-month periods ended December 31,
	2006	2007	2008	2009	2010	2010	2009	2010	2010
	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(2)	(Ps.)(1)	(Ps.)(1)	US$(3)
							(unaudited)	(unaudited)	(unaudited)
STATEMENT OF INCOME DATA
Argentine GAAP
Revenues:
Leases and services	215,003	270,132	345,395	396,733	518,355	131,863	252,215	331,313	83,328
Consumer financing	122,969	212,965	291,030	236,827	265,346	67,501	111,699	62,792	15,793
Others	23,384	134	3,729	9,005	1,172	298	—	83,011	20,878

Total revenues	361,356	483,231	640,154	642,565	784,873	199,662	363,914	477,116	119,999
Costs	(129,162)	(151,766)	(205,987)	(238,517)	(258,832)	(65,844)	(122,331)	(165,502)	(41,625)
Gross profit (loss):
Leases and services	138,369	179,413	246,575	287,811	359,796	91,528	177,916	247,562	62,264
Consumer financing	88,938	153,255	187,442	113,221	165,401	42,076	63,667	41,114	10,341
Others	4,887	(1,203)	150	3,016	844	215	—	22,938	5,769

Gross profit	232,194	331,465	434,167	404,048	526,041	133,819	241,583	311,614	78,374
Selling expenses	(79,292)	(139,452)	(219,833)	(206,958)	(162,739)	(41,399)	(74,278)	(42,260)	(10,629)
Administrative expenses	(30,290)	(41,274)	(51,050)	(60,851)	(81,434)	(20,716)	(37,582)	(41,239)	(10,372)
Net income (loss) from retained interest in securitized receivables	2,625	3,255	(1,261)	(46,012)	37,470	9,532	26,105	5,042	1,268
Gain from recognition of inventories at net realizable value	3,498	545	185	—	1,162	296	—	10,910	2,744
Operating income (loss):
Leases and services	96,658	127,052	183,250	215,780	266,522	67,800	138,231	193,631	48,700
Consumer financing	24,411	30,678	(22,053)	(128,452)	52,075	13,247	17,757	18,741	4,714
Others	7,666	(3,191)	1,011	2,899	1,903	484	(160)	31,695	7,971

Operating income	128,735	154,539	162,208	90,227	320,500	81,531	155,828	244,067	61,385
Net income (loss) on equity investees	(678)	(679)	(14)	—	—	—	—	4,521	1,137
Amortization of goodwill, net	(4,740)	(4,366)	(2,202)	(1,531)	(1,645)	(418)	(818)	176	44
Financial results, net(4)	(15,634)	(19,466)	(13,388)	(108,879)	(112,348)	(28,580)	(40,277)	(52,568)	(13,221)
Other (expenses) income, net	(9,762)	(3,348)	8,775	3,275	(3,304)	(840)	(1,985)	(2,179)	(548)
Income (loss) before taxes and minority interest	97,921	126,680	155,379	(16,908)	203,203	51,692	112,748	194,017	48,797
Income tax expense	(48,458)	(56,252)	(76,514)	(16,782)	(79,225)	(20,154)	(38,371)	(54,088)	(13,604)
Minority interest	(4,784)	(6,371)	1,105	11,630	(4,876)	(1,240)	(3,067)	(2,219)	(558)

Net income (loss)	44,679	64,057	79,970	(22,060)	119,102	30,298	71,310	137,710	34,635

	As of and for the years ended June 30,						As of and for the six- month period ended December 31, 2009	July 1 to October 14, 2010(5) Predecessor	October 15, to December 31, 2010(5) Successor	July 1 to October 14, 2010(5) Predecessor	October 15, to December 31, 2010(5) Successor

	2006	2007	2008	2009	2010	2010
	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(2)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(3)	US$(3)
							(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
STATEMENT OF INCOME DATA
U.S. GAAP
Revenues(6)	450,012	594,721	774,395	820,329	1,004,462	255,523	448,073	376,528	238,161	94,700	59,900
Costs(6)	(212,881)	(256,705)	(339,084)	(427,630)	(498,435)	(126,796)	(214,253)	(189,079)	(117,556)	(47,555)	(29,566)

Gross profit	237,131	338,016	435,311	392,699	506,027	128,727	233,820	187,449	120,605	47,145	30,333
Selling expenses	(85,494)	(133,963)	(203,294)	(189,120)	(155,668)	(39,600)	(68,943)	(31,886)	(8,805)	(8,020)	(2,215)
Administrative expenses	(30,043)	(40,555)	(48,730)	(58,776)	(80,291)	(20,425)	(36,854)	(23,390)	(17,354)	(5,883)	(4,365)
Net income (loss) from retained interest in securitization receivables	(13,877)	(1,635)	(12,460)	(42,652)	58,115	14,784	11,259	3,404	28	856	7
Loss from recognition of inventories at net realizable value	—	—	—	(2,569)	—	—	—	(7,037)	—	(1,770)	—
Gain on bargain purchase	—	—	—	—	58,470	14,874	58,470	8,493	—	2,136	—
Amortization of push down accounting(5)	—	—	—	—	—	—	—	—	229	—	58
Gain in disposal of Tarshop(5)	—	—	—	—	—	—	—	27,383	—	6,887	—
Operating income	107,717	161,863	170,827	99,582	386,653	98,360	197,752	164,416	94,703	41,352	23,819
Net income (loss) on equity investees	(1,314)	(1,750)	(14)	(18,135)	(842)	(214)	(742)	3,498	4,238	880	1,066
Amortization of goodwill	—	—	—	1,037	2,681	682	(301)	(9)	703	(2)	177
Financials results, net	(25,302)	(25,739)	2,662	(161,314)	(96,229)	(24,480)	(39,588)	(21,508)	(18,692)	(5,409)	(4,701)
Other (expenses) income, net	(3,210)	(6,274)	(2,922)	2,223	(2,892)	(736)	(1,766)	(219)	(38)	(55)	(10)
Income (loss) before taxes and non-controlling interest	77,891	128,100	170,553	(76,607)	289,371	73,613	155,355	146,178	80,914	36,765	20,351
Income tax expense	(28,235)	(46,859)	(58,959)	(42,674)	(62,481)	(15,894)	(46,840)	(11,327)	(32,822)	(2,849)	(8,255)
Net income (loss)	49,656	81,241	111,594	(119,281)	226,890	57,718	108,515	134,851	48,092	33,916	12,096
Non-controlling interest	(2,648)	(5,499)	(2,121)	(1,158)	(5,486)	(1,396)	(2,110)	(1,553)	(168)	(391)	(42)

Net income (loss) attributable to Alto Palermo	47,008	75,742	109,473	(120,439)	221,404	56,323	106,405	133,298	47,924	33,526	12,053

	As of and for the years ended June 30,						As of and for the six-month periods ended December 31,
	2006	2007	2008	2009	2010	2010	2009	2010	2010
	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(2)	(Ps.)(1)	(Ps.)(1)	US$(3)
							(unaudited)	(unaudited)	(unaudited)
BALANCE SHEET DATA
Argentine GAAP
Current Assets:
Cash and banks and other investments, net	70,473	517,239	361,276	207,693	189,732	48,266	181,802	132,050	33,212
Accounts receivable, net	104,820	154,209	175,847	232,376	322,663	82,082	253,419	209,311	52,644
Other receivables and prepaid expenses, net	30,422	49,105	53,459	73,572	70,170	17,850	61,531	148,515	37,353
Inventory, net	7,989	7,292	652	715	14,297	3,637	579	31,390	7,895

Total current assets	213,704	727,845	591,234	514,356	596,862	151,835	497,331	521,266	131,104

Non-Current Assets:
Accounts receivable, net	32,540	41,968	10,128	5,253	25,572	6,505	20,114	1,317	331
Other receivables and prepaid expenses, net	13,254	32,131	57,706	152,894	117,240	29,824	131,439	67,649	17,014
Inventory, net	—	—	3,387	11,031	7,644	1,945	11,031	33,206	8,352
Fixed assets, net	912,795	1,168,027	1,312,544	1,581,723	1,529,571	389,105	1,559,014	1,560,377	392,449
Investments	130	—	—	—	—	—	—	97,105	24,423
Other investments, net	167,843	125,504	267,924	176,860	167,682	42,656	170,550	87,514	22,011
Intangible assets, net	3,222	1,714	1,166	15,514	53,502	13,610	25,763	43,809	11,018
Goodwill, net	11,558	(3,479)	(11,995)	(6,116)	(13,523)	(3,440)	14,446	(13,347)	(3,357)

Total non-current assets	1,141,342	1,365,865	1,640,860	1,937,159	1,887,688	480,206	1,932,357	1,877,630	472,241

Total assets	1,355,046	2,093,710	2,232,094	2,451,515	2,484,550	632,040	2,429,688	2,398,896	603,345

Current Liabilities:
Trade accounts payable	105,719	184,459	227,341	213,715	225,335	57,323	216,471	116,167	29,217
Short-term debt	93,431	78,898	105,993	235,824	204,303	51,972	168,825	207,516	52,192
Salaries and social security payable	10,885	19,599	24,018	23,857	25,692	6,536	18,464	12,125	3,050
Taxes payable	23,762	44,715	60,979	125,546	76,842	19,548	77,839	65,225	16,405
Customer advances	48,053	58,548	68,306	76,721	91,239	23,210	85,018	115,397	29,023
Dividends payable	—	926	—	—	—	—	1,158	2,055	517
Other liabilities	11,200	15,463	20,536	3,718	35,585	9,052	24,846	15,309	3,850

Total debt	293,050	402,608	507,173	679,381	658,996	167,641	592,621	533,794	134,254
Provisions	507	733	656	1,004	1,743	443	1,466	214	54

Total current liabilities	293,557	403,341	507,829	680,385	660,739	168,084	594,087	534,008	134,308

	As of and for the years ended June 30,						As of and for the six-month periods ended December 31,
	2006	2007	2008	2009	2010	2010	2009	2010	2010
	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(2)	(Ps.)(1)	(Ps.)(1)	US$(3)
							(unaudited)	(unaudited)	(unaudited)
Non-Current Liabilities:
Trade accounts payable	1,010	21	3,241	19,681	23,368	5,945	22,668	70	18
Long-term debt	146,780	678,752	662,302	692,134	678,145	172,512	744,672	654,931	164,721
Taxes payable	13,707	27,661	30,234	56,952	48,676	12,383	45,824	31,502	7,923
Customer advances	41,535	65,725	84,092	93,528	89,164	22,682	94,231	93,515	23,520
Other liabilities	10,959	10,434	10,427	14,926	15,242	3,877	9,843	27,163	6,832

Total debts	213,991	782,593	790,296	877,221	854,595	217,399	917,238	807,181	203,014
Provisions	10,667	12,441	7,813	5,492	7,913	2,013	6,906	9,639	2,424

Total non-current liabilities	224,658	795,034	798,109	882,713	862,508	219,412	924,144	816,820	205,438

Total liabilities	518,215	1,198,375	1,305,938	1,563,098	1,523,247	387,496	1,518,231	1,350,828	339,746
Minority interest	29,990	71,428	78,000	122,559	132,343	33,666	130,289	133,158	33,491
Retained earnings (accumulated deficit)	106,611	64,057	79,970	(22,060)	119,102	30,298	71,310	137,710	34,635

Shareholders’ equity	806,841	823,907	848,156	765,858	828,960	210,878	781,168	914,910	230,108

	As of and for the years ended June 30,						As of and for the six-month periods ended December 31,
	2006	2007	2008	2009	2010	2010	2009	2010	2010
	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(2)	(Ps.)(1)	(Ps.)(1)	US$(3)
							(unaudited)	(unaudited)	(unaudited)
BALANCE SHEET DATA
U.S. GAAP
Current Assets:
Cash and banks and other investments, net	70,093	518,655	360,413	189,600	181,737	46,232	168,879	129,214	32,499
Accounts receivable, net	94,312	136,111	129,466	186,565	292,483	74,404	217,139	182,350	45,863
Other receivables and prepaid expenses, net	45,562	72,873	100,357	134,507	115,277	29,325	107,346	186,410	46,884
Inventory, net	4,492	4,782	652	715	13,135	3,341	579	20,480	5,151

Total current assets	214,459	732,421	590,888	511,387	602,632	153,302	493,943	518,454	130,396

Non-Current Assets:
Accounts receivable, net	32,540	41,968	10,128	5,253	24,281	6,177	20,114	1,317	331
Other receivables and prepaid expenses, net	7,259	21,199	42,441	116,080	106,703	27,144	75,571	58,565	14,730
Inventory, net	—	—	3,237	8,312	4,925	1,253	8,312	22,288	5,606
Fixed assets, net	861,157	1,120,692	1,253,937	1,472,481	1,425,354	362,593	1,453,693	1,450,348	364,776
Investments	(814)	(4,434)	—	—	—	—	—	—	—
Other investments, net	167,843	128,605	262,636	176,860	167,682	42,656	170,550	179,924	45,253
Intangible assets, net	(762)	99	874	217	99,460	25,301	69,830	89,957	22,625
Goodwill, net	40,147	25,111	39,776	39,948	34,261	8,716	61,364	31,704	7,974

Total non-current assets	1,107,370	1,333,240	1,613,029	1,819,151	1,862,666	473,840	1,859,434	1,834,103	461,294
Total assets	1,321,829	2,065,661	2,203,917	2,330,538	2,465,298	627,143	2,353,377	2,352,557	591,689

Current Liabilities:
Trade accounts payable	105,571	189,373	236,617	220,264	216,119	54,978	216,864	76,008	19,117
Short-term debt	93,356	78,811	105,626	235,824	204,303	51,972	168,825	207,516	52,192
Salaries and social security payable	10,746	19,251	23,418	23,453	25,471	6,480	18,203	11,607	2,919
Taxes payable	23,728	44,608	60,098	122,578	75,897	19,307	75,329	64,816	16,302
Customer advances	48,053	58,548	68,306	76,721	91,239	23,210	85,018	115,397	29,023
Related parties	387	1,497	(3,607)	—	—	—	—	—	—
Dividends payable	—	926	—	—	—	—	1,158	2,055	517
Other liabilities	11,278	15,463	20,536	5,521	36,547	9,297	25,127	15,309	3,850
Total debts	293,119	408,477	510,994	684,361	649,576	165,244	590,524	492,708	123,921
Provisions	507	734	656	1,004	1,732	441	1,466	—	—

Total current liabilities	293,626	409,211	511,650	685,365	651,308	165,685	591,990	492,708	123,921

Non-Current Liabilities:
Trade accounts payable	1,010	21	3,241	19,681	24,732	6,292	22,668	70	18
Long-term debt	143,946	676,273	659,965	690,122	676,674	172,138	742,906	654,250	164,550
Taxes payable	151,026	157,312	138,471	164,241	148,244	37,712	136,330	99,610	25,053
Customer advances	41,535	65,725	84,092	93,528	89,164	22,682	94,231	93,515	23,520
Related parties	—	—	—	(7,339)	—	—	—	—	—
Other liabilities	10,959	10,434	12,848	19,345	18,587	4,728	13,471	32,964	8,291

	As of and for the years ended June 30,						As of and for the six-month periods ended December 31,
	2006	2007	2008	2009	2010	2010	2009	2010	2010
	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(2)	(Ps.)(1)	(Ps.)(1)	US$(3)
							(unaudited)	(unaudited)	(unaudited)
Total debts	348,476	909,765	898,617	979,578	957,401	243,552	1,009,606	880,409	221,431
Provisions	10,667	12,441	7,812	5,492	7,913	2,013	6,906	9,639	2,424

Total non-current liabilities	359,143	922,206	906,429	985,070	965,314	245,564	1,016,512	890,048	223,855

Total liabilities	652,769	1,331,417	1,418,079	1,670,435	1,616,622	411,250	1,608,502	1,382,756	347,776
Shareholders’ equity attributable to Alto Palermo S.A. (APSA)	643,847	668,074	711,937	528,898	695,789	177,001	595,432	816,424	205,338
Non-controlling interest	25,213	65,794	73,901	131,205	152,887	38,893	149,443	153,377	38,576

Shareholders’ equity	669,060	733,868	785,838	660,103	848,676	215,893	744,875	969,801	243,914

	As of and for the years ended June 30,						As of and for the six-month periods ended December 31,
	2006	2007	2008	2009	2010	2010	2009	2010	2010
	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(2)	(Ps.)(1)	(Ps.)(1)	US$(3)
							(unaudited)	(unaudited)	(unaudited)
CASH FLOW DATA
Argentine GAAP
Net cash provided by operating activities	170,666	179,712	168,107	71,458	129,561	32,959	122,187	225,531	56,723
Net cash (used in) provided by investing activities	(124,024)	(622,291)	86,884	(298,662)	9,118	2,320	(19,362)	(90,793)	(22,835)
Net cash (used in) provided by financing activities	(39,952)	433,563	(46,492)	20,300	(134,241)	(34,149)	124,432	(78,287)	(19,690)

U.S. GAAP(7)
Net cash provided by operating activities	170,019	178,538	175,085	69,876	126,146	32,090	122,187	225,531	56,723
Net cash provided by (used in) investing activities	(124,800)	(622,633)	79,507	(309,431)	17,094	4,349	(19,362)	(90,793)	(22,835)
Net cash (used in) provided by financing activities	(39,952)	433,563	(46,492)	20,300	(135,815)	(34,550)	(124,432)	(78,287)	(19,690)
Effect of exchange rate changes on cash and cash equivalents	1,144	730	755	8,700	664	169	189	(649)	(163)

OTHER FINANCIAL DATA
Argentine GAAP
Capital expenditures(8)	100,184	96,334	270,171	247,384	53,829	13,693	31,814	28,104	7,068
Depreciation and amortization(9)	68,574	74,608	79,185	94,725	121,959	31,025	60,292	60,232	15,149
Ratio of current assets to current liabilities	0.73	1.80	1.16	0.76	0.90	0.90	0.84	0.98	0.98
Ratio of non-current assets to total assets	0.84	0.65	0.74	0.79	0.76	0.76	0.80	0.78	0.78
Dividends per share	0.04	0.06	0.07	0.08	0.07	0.02	0.07	0.09	0.02
Dividends per ADS	1.49	2.40	2.80	3.20	2.86	0.73	2.86	3.59	0.90
Working capital	(79,853)	324,504	83,405	(166,029)	(63,877)	(16,250)	(96,756)	(12,742)	(3,205)
Basic net income (loss) per common share	0.06	0.08	0.10	(0.03)	0.15	0.04	0.09	0.14	0.04
Basic net income (loss) per ADS	2.29	3.28	4.09	(1.13)	6.09	1.55	3.65	5.49	1.38
Diluted net income (loss) per common share	0.03	0.03	0.04	(0.03)	0.05	0.01	0.03	0.06	0.02
Diluted net income per ADS	1.12	1.32	1.56	0.23	2.10	0.53	1.20	2.54	0.64
Number of shares outstanding	781,963	782,064	782,064	782,064	782,064	782,064	782,064	1,259,608	1,259,608
OPERATING DATA
Gross leaseable area(10)	212,711	213,772	238,422	287,552	286,287	286,287	285,914	299,130	299,130
Number of stores	1,104	1,207	1,200	1,364	1,360	1,360	1,353	1,450	1,450
Tenant retail sales	2,275,075	2,825,762	3,702,346	4,194,159	5,778,239	1,469,916	2,814,907	3,892,943	979,110
Occupancy rate	99.1%	98.9%	99.3%	98.6%	97.5%	97.5%	98.0%	97.3%	97.3%

(1)	In thousands of Pesos, except ratios. Totals may not sum due to rounding.
(2)	Solely for the convenience of the reader we have translated Peso amounts into U.S. Dollars at the exchange rate quoted by Banco de la Nación Argentina as of June 30, 2010, which was Ps.3.931 per US$1.00. We make no representation that the Argentine Peso or U.S. Dollar amounts actually represent, could have been or could be converted into U.S. Dollars at the rates indicated, at any particular rate or at all. See “Exchange Rates and Exchange Controls”. Totals may not sum due to rounding.
(3)	Solely for the convenience of the reader we have translated Peso amounts into U.S. Dollars at the exchange rate quoted by Banco de la Nación Argentina as of December 31, 2010, which was Ps.3.976 per US$1.00. We make no representation that the Argentine Peso or U.S. Dollar amounts actually represent, could have been or could be converted into U.S. Dollars at the rates indicated, at any particular rate or at all. See “Exchange Rates and Exchange Controls”. Totals may not sum due to rounding.
(4)	Includes interest income from past-due receivables, effect on the present value accounting, results from financial investments, other interest, foreign currency exchange results, other holding results, financial expenses, interest on taxes payable and loss from derivative instruments and the result of the sale of Tarshop.
(5)	Our consolidated statement of income data under US GAAP prior to October 15, 2010 reflect the historical accounting basis in our assets and liabilities and are labeled “Predecessor Company”. Our consolidated statement of income data under US GAAP subsequent to October 15, 2010 are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in our consolidated financial statements. Please see Note 14 to the unaudited six-month consolidated financial statements for a description of the adjustment related to push down accounting. The amounts shown for the periods prior to and subsequent to October 15, 2010 are not comparable.
(6)	As part of the lease agreements, tenants are required to pay their proportionate share of common area maintenance expenses. We do not charge any mark up on reimbursable costs. These expenses are incurred and paid by us and then passed through to tenants as reimbursable costs. Under Argentine GAAP, pass-through expenses, such as these reimbursable costs, are accounted for on a net basis and, as such, excluded from revenues and expenses in the financial statements. Under U.S. GAAP, we account for pass-through revenue and expenses in accordance with ASC No. 605-45-15 “Revenue Recognition” (“ASC No. 605-45-15”) (formerly EITF Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred”) and include these costs incurred as a component of revenue and as a component of operating expenses in the statement of operations. As these expenses are fully reimbursed, without mark-up, by the tenants, there is no impact on operating income, net income, EPS, cash flows or the balance sheet. Prior year amounts have been modified to reflect this disclosure difference.
(7)	This table is intended to present cash flows from operating, investing and financing activities under Argentine GAAP but following the classification guidelines of ASC No. 230 “Statement of Cash Flows” (“ASC No. 230”) under U.S. GAAP.
(8)	Capital expenditures include the purchase of fixed assets (including facilities and equipment) and undeveloped parcels of land. Capital expenditures also include escrow deposits held in favor of third parties related to the acquisition of certain fixed assets.
(9)	Corresponds to depreciation and amortization included in operating income.
(10)	Excludes square meters of space occupied by Museo de los Niños.

Argentine GAAP Financial Information as of and for the nine-month periods ended March 31, 2010 and 2011

	As of and for the nine-month periods ended March 31,(1)
	2010	2011	2011
	(Ps.)(2)	(Ps.)(2)	US$(3)
	(unaudited)	(unaudited)	(unaudited)
STATEMENT OF INCOME DATA
Argentine GAAP
Revenues:
Leases and services	374,972	483,470	119,258
Consumer financing	181,974	65,782	16,226
Others	—	83,059	20,488

Total revenues	556,946	632,311	155,972
Costs	(187,650)	(202,438)	(49,935)
Gross profit (loss):
Leases and services	262,419	363,738	89,723
Consumer financing	106,877	43,151	10,644
Others	—	22,984	5,670

Gross profit	369,296	429,873	106,037
Selling expenses	(120,349)	(56,169)	(13,855)
Administrative expenses	(54,700)	(56,114)	(13,842)
Net income (loss) from retained interest in securitized receivables	34,824	4,707	1,161
Gain from recognition of inventories at net realizable value	826	11,281	2,783
Operating income (loss):
Leases and services	200,094	285,132	70,334
Consumer financing	29,039	16,507	4,072
Others	764	31,939	7,878

Operating income	229,897	333,578	82,284
Net income (loss) on equity investees	—	6,061	1,495
Amortization of goodwill, net	(1,226)	535	131
Financial results, net(4)	(77,044)	(76,755)	(18,933)
Other (expenses) income, net	(2,063)	9,704	2,394
Income (loss) before taxes and minority interest	149,564	273,123	67,371
Income tax expense	(55,941)	(78,317)	(19,318)
Minority interest	(3,785)	(4,553)	(1,123)

Net income (loss)	89,838	190,253	46,930

BALANCE SHEET DATA
Argentine GAAP
Current Assets:
Cash and banks and other investments, net	189,044	221,735	54,695
Accounts receivable, net	292,913	177,195	43,709
Other receivables and prepaid expenses, net	63,263	173,257	42,737
Inventory, net	1,654	32,201	7,943

Total current assets	546,874	604,388	149,084

Non-Current Assets:
Accounts receivable, net	23,653	669	165
Other receivables and prepaid expenses, net	127,707	55,572	13,708
Inventory, net	11,023	33,206	8,191
Fixed assets, net	1,549,944	1,548,749	382,030
Investments	—	197,207	48,645
Other investments, net	158,368	—	—
Intangible assets, net	35,819	43,094	10,630
Goodwill, net	14,508	(20,816)	(5,135)

Total non-current assets	1,921,022	1,857,681	458,234

Total assets	2,467,896	2,462,069	607,318

	As of and for the nine-month periods ended March 31,(1)
	2010	2011	2011
	(Ps.)(2)	(Ps.)(2)	US$(3)
	(unaudited)	(unaudited)	(unaudited)
Current Liabilities:
Trade accounts payable	197,971	86,734	21,395
Short-term debt	173,375	212,547	52,429
Salaries and social security payable	19,813	13,103	3,232
Taxes payable	80,750	68,798	16,970
Customer advances	86,231	125,537	30,966
Dividends payable	—	130,825	32,271
Other liabilities	34,866	37,948	9,361

Total debt	593,006	675,492	166,624
Provisions	1,772	428	106

Total current liabilities	594,778	675,920	166,730

Non-Current Liabilities:
Trade accounts payable	22,723	58	14
Long-term debt	758,344	667,617	164,681
Taxes payable	49,087	35,867	8,847
Customer advances	91,608	90,649	22,360
Other liabilities	14,276	9,381	2,314

Total debts	936,038	803,572	198,216
Provisions	7,458	10,302	2,541

Total non-current liabilities	943,496	813,874	200,757

Total liabilities	1,538,274	1,489,794	367,487
Minority interest	129,926	135,647	33,460
Retained earnings (accumulated deficit)	89,838	190,253	46,930

Shareholders’ equity	799,696	836,628	206,371

CASH FLOW DATA

Argentine GAAP
Net cash provided by operating activities	129,394	323,962	79,912
Net cash (used in) provided by investing activities	(7,270)	(74,482)	(18,372)
Net cash (used in) provided by financing activities	(139,303)	(93,175)	(22,983)

OTHER FINANCIAL DATA

Argentine GAAP
Capital expenditures(5)	62,736	35,175	8,677
Depreciation and amortization(6)	90,793	88,762	21,895
Ratio of current assets to current liabilities	0.92	0.89	0.89
Ratio of non-current assets to total assets	0.78	0.75	0.75
Dividends per share	0.07	0.19	0.05
Dividends per ADS	2.86	7.74	1.91
Working capital	(47,904)	(71,532)	(17,645)
Basic net income (loss) per common share	0.11	0.18	0.04
Basic net income (loss) per ADS	4.60	7.00	1.72
Diluted net income (loss) per common share	0.04	0.09	0.02
Diluted net income per ADS	1.57	3.42	0.84
Number of shares outstanding	782,064	1,259,608	1,259,608

OPERATING DATA

Gross leaseable area(7)	286,287	299,327	299,327
Number of stores	1,358	1,447	1,447
Tenant retail sales	4,070,904	5,559,100	1,371,263
Occupancy rate	98.0%	98.9%	98.9%

(1)	We include our unaudited nine-month consolidated financial statements because we have made this information public through the CNV in Argentina and it represents more current information than that required to be included in order to meet the timeliness requirements of Item 8 of Form 20-F. Our unaudited nine-month consolidated financial statements include only a brief description of the differences between Argentine GAAP and U.S. GAAP, as per Instruction 3(a) to Item 8.A.5 of Form 20-F. There have been no new significant transactions or events after December 31, 2010 which were not previously disclosed and quantified in the reconciliations of earlier periods included in the prospectus. Accordingly, the unaudited nine-month consolidated financial statements do not include a quantification of the main differences between Argentine GAAP and U.S. GAAP.
(2)	In thousands of Pesos, except ratios. Totals may not sum due to rounding.
(3)	Solely for the convenience of the reader we have translated Peso amounts into U.S. Dollars at the exchange rate quoted by Banco de la Nación Argentina as of March 31, 2011, which was Ps.4.054 per US$1.00. We make no representation that the Argentine Peso or U.S. Dollar amounts actually represent, could have been or could be converted into U.S. Dollars at the rates indicated, at any particular rate or at all. See “Exchange Rates and Exchange Controls”. Totals may not sum due to rounding.
(4)	Includes interest income from past-due receivables, effect on the present value accounting, results from financial investments, other interest, foreign currency exchange results, other holding results, financial expenses, interest on taxes payable and loss from derivative instruments and the result of the sale of Tarshop.
(5)	Capital expenditures include the purchase of fixed assets (including facilities and equipment) and undeveloped parcels of land. Capital expenditures also include escrow deposits held in favor of third parties related to the acquisition of certain fixed assets.
(6)	Corresponds to depreciation and amortization included in operating income.
(7)	Excludes square meters of space occupied by Museo de los Niños.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On September 13, 2010, we closed the sale of an 80% interest (“the Transaction”) in Tarshop to Banco Hipotecario for cash consideration of US$26.8 million. The transaction was subject to the approval of the Banco Central de la República Argentina, among other things, which approval was obtained on August 30, 2010. Tarshop is engaged in the origination of consumer loans and credit card transactions and securitization of receivables. IRSA, our majority shareholder, owns 29.77% of Banco Hipotecario. After the Transaction,we hold a 20% interest in Tarshop. See “Related Party Transactions—Sale of Tarshop to Banco Hipotecario.”

The unaudited pro forma condensed consolidated statements of income for the year ended June 30, 2010 and for the six-month period ended December 31, 2010 give effect to the Transaction as if it had occurred on July 1, 2009.

The unaudited pro forma condensed consolidated statements of income for the year ended June 30, 2010 and for the six-month period ended December 31, 2010 have been derived from our audited and unaudited consolidated financial statements, as applicable, included elsewhere in this prospectus. The unaudited pro forma financial statement information is based upon available information and assumptions that we believe are reasonable.

The unaudited pro forma financial information has been provided for informational purposes only. The unaudited pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been had the Transaction occurred as of the dates indicated. In addition, the unaudited pro forma financial information does not purport to project our future financial position or operating results. The unaudited pro forma financial information, including the notes thereto, should be read in conjunction with our historical financial statements included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended June 30, 2010 under Argentine GAAP

	Pro Forma Adjustments
Income Statement under Argentine GAAP for the year ended June 30, 2010	Historical Results(1)	Deconsolidation of Tarshop(2)	Recognition of Tarshop under equity method(3)	Pro Forma Results
	(Ps.)(4)	(Ps.)(4)	(Ps.)(4)	(Ps.)(4)
Revenues	784,873	(251,685)	—	533,188
Costs	(258,832)	92,825	—	(166,007)
Gross profit	526,041	(158,860)	—	367,181
Selling expenses	(162,739)	115,446	—	(47,293)
Administrative expenses	(81,434)	24,090	—	(57,344)
Gain from recognition of inventories at net realizable value	1,162	—	—	1,162
Net income (loss) from retained interest in securitized receivables	37,470	(34,874)	—	2,596
Operating income	320,500	(54,198)	—	266,302
Amortization of goodwill, net	(1,645)	—	—	(1,645)
Financial results, net	(112,348)	397	—	(111,951)
Other income (expenses), net	(3,304)	1,846	—	(1,458)
Loss (gain) on equity investees	—	(1,803)	8,625	6,822
Income (loss) before taxes	203,203	(53,758)	8,625	158,070
Income tax expense	(79,225)	10,473	—	(68,752)
Non-controlling interest	(4,876)	158	—	(4,718)
Total net income (loss)	119,102	(43,127)	8,625	84,600

Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended June 30, 2010 under U.S. GAAP

	Pro Forma Adjustments
Income Statement under U.S. GAAP for the year ended June 30, 2010	Historical Results(1)	Deconsolidation of Tarshop(2)	Recognition of Tarshop under equity method(5)	Pro Forma Results
	(Ps.)(4)	(Ps.)(4)	(Ps.)(4)	(Ps.)(4)
Revenues	1,004,462	(251,685)	—	752,777
Costs	(498,435)	106,250	—	(392,185)
Gross profit	506,027	(145,435)	—	360,592
Selling expenses	(155,668)	115,446	—	(40,222)
Administrative expenses	(80,291)	24,090	—	(56,201)
Gain on bargain purchase	58,470	—	—	58,470
Net income (loss) from retained interest in securitized receivables	58,115	(58,115)	—	—
Operating income	386,653	(64,014)	—	322,639
Amortization of goodwill, net	2,681	—	—	2,681
Financial results, net	(96,229)	397	—	(95,832)
Other income (expenses), net	(2,892)	(11,579)	—	(14,471)
(Loss) Gain in equity investees	(842)	(1,803)	13,112	10,467
Income (loss) before taxes	289,371	(76,999)	13,112	225,484
Income tax expense	(62,481)	5,479	—	(57,002)
Total net income (loss)	226,890	(71,520)	13,112	168,482
Non-controlling interest	(5,486)	158	—	(5,328)
Total net income (loss) attributable to Alto Palermo S.A. (APSA)	221,404	(71,362)	13,112	163,154

Unaudited Pro Forma Condensed Consolidated Statement of Income for the six-month period ended December 31, 2010 under Argentine GAAP

	Pro Forma Adjustments
Income Statement under Argentine GAAP for the six-month period ended December 31, 2010	Historical Results(6)	Deconsolidation of Tarshop(7)	Elimination of loss on sale(8)	Recognition of Tarshop under equity method(9)	Pro Forma Results
	(Ps.)(4)	(Ps.)(4)	(Ps.)(4)	(Ps.)(4)	(Ps.)(4)
Revenues	477,116	(53,887)	—	—	423,229
Costs	(165,502)	18,627	—	—	(146,875)
Gross profit	311,614	(35,260)	—	—	276,354
Selling expenses	(42,260)	18,686	—	—	(23,574)
Administrative expenses	(41,239)	5,096	—	—	(36,143)
Gain from recognition of inventories at net realizable value	10,910	—	—	—	10,910
Net income from retained interest in securitized receivables	5,042	(5,571)	—	—	(529)
Operating income	244,067	(17,049)	—	—	227,018
Amortization of goodwill, net	176	—	—	—	176
Financial results, net	(52,568)	(549)	15,327	—	(37,790)
Other income (expenses), net	(2,179)	73	—	—	(2,106)
Gain in equity investees	4,521	—	—	3,505	8,026
Income (loss) before taxes	194,017	(17,525)	15,327	3,505	195,324
Income tax expense	(54,088)	—	—	—	(54,088)
Non-controlling interest	(2,219)	—	—	—	(2,219)
Total net income (loss)	137,710	(17,525)	15,327	3,505	139,017

Unaudited Pro Forma Condensed Consolidated Statement of Income under U.S. GAAP for the Predecessor Period (July 1, 2010 through October 14, 2010)

	Pro Forma Adjustments
Income Statement under U.S. GAAP for the Predecessor Period	Historical Results(10)	Deconsolidation of Tarshop(11)	Elimination of gain on sale (12)	Recognition of Tarshop under the equity method(13)	Pro Forma Results
	(Ps.)(4)	(Ps.)(4)	(Ps.)(4)	(Ps.)(4)	(Ps.)(4)
Revenues	376,528	—	—	—	376,528
Costs	(189,079)	—	—	—	(189,079)
Gross profit	187,449	—	—	—	187,449
Selling expenses	(31,886)	—	—	—	(31,886)
Administrative expenses	(23,390)	—	—	—	(23,390)
Gain from recognition of inventories at net realizable value	(7,037)	—	—	—	(7,037)
Gain in bargain purchase	8,493	—	—	—	8,493
Gain in disposal of Tarshop	27,383	—	(27,383)	—	—
Net income from retained interest in securitized receivables	3,404	(3,404)	—	—	—
Operating income	164,416	(3,404)	(27,383)	—	133,629
Amortization of goodwill, net	(9)	—	—	—	(9)
Financial results, net	(21,508)	—	—	—	(21,508)
Other income (expenses), net	(219)	—	—	—	(219)
Gain (loss) in equity investees	3,498	—	—	642	4,140
Income (loss) before taxes	146,178	(3,404)	(27,383)	642	116,033
Income tax expense	(11,327)	—	—	—	(11,327)
Total net income (loss)	134,851	(3,404)	(27,383)	642	104,706
Non Controlling interest	(1,553)	—	—	—	(1,553)
Total net income (loss) attributable to Alto Palermo S.A. (APSA)	133,298	(3,404)	(27,383)	642	103,153

There are no pro forma adjustments to the results of operations for the Successor Period since the interest in Tarshop is already recognized under the equity method of accounting from the beginning of the Successor Period.

(1)	Represents our historical results of operations under Argentine GAAP or U.S. GAAP, as applicable, as reported in our audited consolidated financial statements included in our Annual Report on Form 20-F for the year ended June 30, 2010.
(2)	Adjustments represent the deconsolidation of the historical results of operations of Tarshop as from July 1, 2009, under Argentine GAAP or U.S. GAAP, as applicable, included in our consolidated statement of income for the year ended June 30, 2010.
(3)	Adjustments represent the recognition of our 20% interest in Tarshop under equity method as if the equity method was applied for the year ended June 30, 2010. The 20% interest has been calculated based on the Argentine GAAP financial statements of Tarshop.
(4)	In thousands of Pesos.
(5)	Adjustments represent the recognition of our 20% interest in Tarshop under equity method as if the equity method was applied for the year ended June 30, 2010. The 20% interest has been calculated based on the U.S. GAAP financial information of Tarshop.
(6)	Represents our historical results of operations under Argentine GAAP for the six-month period ended December 31, 2010 as reported in our unaudited six-month consolidated financial statements set forth elsewhere in this prospectus.
(7)	Adjustments represent the deconsolidation of the historical results of operations of Tarshop under Argentine GAAP which are included within our statement of income for the six months ended December 31, 2010 for the period beginning on July 1, 2010 through September 13, 2010, the date we ceased controlling Tarshop.
(8)	Adjustments represent the elimination of the loss on the sale of Tarshop under Argentine GAAP since this result is deemed to be non-recurring.
(9)	Adjustments represent the recognition of our 20% interest in Tarshop under the equity method as of July 1, 2010. The 20% interest has been calculated based on the Argentine GAAP financial statements of Tarshop.
(10)

Under U.S. GAAP, pursuant to ASC No. 805 and SAB Topic 5.J “New Basis of Accounting Required in Certain Circumstances”, when a purchase transaction results in an entity becoming substantially wholly owned push down accounting is applied in the acquired entity´s separate financial statements. Push down accounting requires that the fair value adjustments and goodwill or negative goodwill identified by the acquiring entity be pushed down and reflected in the financial statements of the acquired entity. Our parent company, IRSA, increased its equity interest in our voting capital on October 15, 2010 (the “October 15, 2010 Acquisition”). As a consequence of the October 15, 2010 Acquisition, we have applied push down accounting. For Argentine GAAP purposes, push down accounting is not applied. Our consolidated financial statements prior to the October 15, 2010 Acquisition reflect our historical accounting basis in our assets and liabilities and are labeled “Predecessor Company”, while such records subsequent to the October 15, 2010 Acquisition are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in our consolidated financial statements. Please see Note 14 to our unaudited six-month consolidated financial statements set forth elsewhere herein for a description of the adjustment related to push down accounting. The amounts shown for the periods prior to and subsequent to the IRSA Acquisition are not comparable. This adjustment represents the historical results of operations under U.S. GAAP for the period beginning on July 1, 2010 and ended on October 14, 2010 before the application of push down accounting. There are no pro forma adjustments to the results of operations for the Successor Period since the interest in Tarshop is already recognized under the equity method of accounting as from the beginning of the Successor Period.

(11)	Adjustment represents the deconsolidation of our historical results of operations of Tarshop under U.S. GAAP, which are included within the Predecessor Period beginning on July 1, 2010 through September 13, 2010, the date we ceased controlling Tarshop.
(12)	Adjustment represents the elimination of the gain on the sale of Tarshop under U.S. GAAP recorded within the Predecessor Period since this result is deemed to be non-recurring.
(13)	Adjustments represent the recognition our 20% interest in Tarshop under equity method as if the equity method was applied for the predecessor period July 1, 2010 through October 14, 2010. The 20% interest has been calculated based on the U.S. GAAP financial information of Tarshop.

RISK FACTORS

You should carefully consider the risks described below, in addition to the other information contained in this prospectus, before making an investment decision. We also may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may impair our business. In general, you take more risk when you invest in the securities of issuers in emerging markets such as Argentina than when you invest in the securities of issuers in the United States. You should understand that an investment in our common shares and ADSs involves a high degree of risk, including the possibility of loss of your entire investment.

Risks Relating to Argentina

Argentina’s recent growth may not be sustainable.

The Argentine economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth, high inflation and currency devaluation. During 2001 and 2002, Argentina experienced a period of severe political, economic and social crisis, which caused a significant economic contraction and led to radical changes in government policies. Although the economy has recovered significantly since then, uncertainty remains as to whether the recent growth is sustainable, since it has depended, to a significant extent, on favorable exchange rates, high commodity prices and excess capacity. The recovery, however, has resulted in inflation and has intensified the country’s need for capital investment, with many sectors, in particular the energy sector, operating near full capacity. Additionally, the global financial crisis and economic downturn has had a significant adverse impact on the country’s performance and could remain a factor in the foreseeable future. The Argentine economic growth rates for fiscal years 2008 and 2009 have slowed due to, among other reasons, the global financial crisis. Commodities prices, particularly those related to Argentine exports such as soybean, have declined significantly recently.

The Argentine GDP has maintained its upward trend in 2010, returning to pre-crisis levels, increasing by 9.2% according to the Instituto Nacional de Estadística y Censos (National Institute of Statistics and Censuses) (“INDEC”).

As of December 31, 2010, the Monthly Economic Activity Estimator, as reported by INDEC and known as EMAE, increased 7.1% compared to the same month in the previous year. If this trend continues the GDP is expected to grow 5.9% in 2011.

Moreover, the country’s relative stability since 2002 has been affected recently by increased political tension and government intervention in the economy.

Our business depends to a significant extent on macroeconomic and political conditions in Argentina. We cannot assure you that Argentina’s recent growth will continue. Deterioration of the country’s economy would likely have a significant adverse effect on our business, financial condition and results of operations.

Continuing inflation may have an adverse effect on the economy.

The devaluation of the Peso in January 2002 created pressures on the domestic price system that generated high inflation throughout 2002, before inflation substantially stabilized in 2003. However, inflationary pressures have since reemerged, with consumer prices increasing by 12.3% in fiscal year 2005. In fiscal years 2007, 2008, 2009 and 2010, inflation was 7.7%, 7.2%, 8.5% and 11.0%, respectively, in part due to actions implemented by the Argentine government to control inflation, which included limitations on exports and price arrangements agreed upon with private sector companies. However, in spite of this decline in inflation, uncertainty surrounding future inflation may impact the country’s growth.

In the past, inflation has undermined the Argentine economy and the government’s ability to create conditions conducive to growth. A return to a high inflation environment would adversely affect the availability of long-term credit and the real estate market and may also affect Argentina’s foreign competitiveness by diluting the effects of the Peso devaluation and negatively impacting the level of economic activity and employment.

If inflation remains high or continues to rise, Argentina’s economy may be negatively impacted and our business could be adversely affected.

There are concerns about the accuracy of Argentina’s official inflation statistics.

In January 2007, the INDEC modified its methodology used to calculate the consumer price index, which is calculated as the monthly average of a weighted basket of consumer goods and services that reflects the pattern of consumption of Argentine households. Several economists, as well as the international and Argentine press, have suggested that this change in methodology was related to the Argentine government’s policy aimed at curbing the increase of inflation and reducing payments on inflation-linked bonds outstanding. At the time that INDEC adopted this change in methodology, the Argentine government also replaced several key officers at INDEC, prompting complaints of governmental interference from the technical staff at INDEC. In addition, the International Monetary Fund (“IMF”), has requested that the government clarify its inflation rates. In June 2008, INDEC published a new consumer price index that eliminated nearly half of the items included in previous surveys and introduced adjustable weightings for fruit, vegetables and clothing, which have seasonal cost variations. INDEC has indicated that it based its evaluation of spending habits on a national household consumption survey from 2004 to 2005 in addition to other sources; however, the new index has been criticized by economists and investors after its debut report found prices rising well below expectations. These events have negatively affected the credibility of the consumer price index published by INDEC, as well as other indexes published by INDEC which require the consumer price index for their own calculation, including the poverty index, the unemployment index and real gross domestic product. Argentina’s inflation rate may be significantly higher than the rates indicated by official reports.

Recently, some investigations have led to judicial proceedings to determine whether there was alteration of confidential statistical information related to the collection of data used to calculate the rates published by the INDEC. If these investigations determine that the methodology was manipulated, or if it is determined that it is necessary to correct the consumer price index and the other INDEC indexes derived from the consumer price index, there could be a significant decrease in confidence in the Argentine economy, which could, in turn, have a materially adverse effect on our ability to access international credit markets at market rates to finance our operations.

Moreover, on November 2010 the Argentine government requested the IMF to provide technical assistance in the revision of the consumer price index, which revision is still ongoing as of the date of this prospectus.

Argentina’s ability to obtain financing from international markets is limited, which may impair its ability to implement reforms and foster economic growth

During the first half of 2005, Argentina restructured part of its sovereign debt that had been in default since the end of 2001. The government announced that, as a result of the restructuring, the country’s total outstanding indebtedness amounted approximately to US$62 billion, excluding approximately US$20 billion of defaulted bonds held by holdouts (i.e. creditors that did not participate in the restructuring).

In 2006, Argentina paid US$9.8 billion of indebtedness owed to the IMF using Central Bank reserves. In addition, the government announced its decision to (i) pay US$6.7 billion of indebtedness owed to the Paris Club (a group composed of 19 countries, including the United States of America and other members of the G8 industrially developed group of nations) using Central Bank reserves and (ii) make an offer to the existing holdouts of the 2005 restructuring. As of the date hereof, the Ministry of Economy has not disbursed the funds necessary to pay such indebtedness. Additionally, in June 2010, Argentina completed the renegotiation of approximately 66% of the defaulted bonds that were not swapped in 2005.

With respect to the Paris Club indebtedness, on September 2, 2008, pursuant to Decree No. 1,394/2008, Argentina officially announced its decision to pay its debt owed to its creditor nations who are members of the Paris Club. Pursuant to a communication issued on September 18, 2008, the Paris Club announced that it accepted Argentina’s decision. As of the date hereof, the amount of the debt to be paid and the terms of payment have not been defined. Recent discussions have been held with individual members of Paris Club. Reaching an agreement with the Paris Club is critical since, without private international funds, Argentina will not be able to repay its obligations and funding from multilateral financial institutions may become limited or unavailable. This may adversely affect the economic growth of Argentina and its public finances, which in turn could also adversely affect our operations, financial condition or results. On December, 2010, the Argentine government announced the reopening of the negotiations regarding Paris Club, and on January 24, 2011, an Argentine delegation went to France to meet with Paris Club’s representatives in order to agree to a payment plan for the aforementioned debt. Notwithstanding that the Argentine government aims to achive an agreement before the end of June 2011, we cannot assure you that an agreement will be reached by such time.

With respect to holdouts of the 2005 restructuring, some bondholders in the United States, Italy and Germany have filed legal actions against Argentina, including claims in the International Center for the Settlement of Investment Disputes (“ICSID”). Other holdouts may initiate new suits in the future. In an effort to reach a resolution with the holdouts of the 2005 restructuring, the government has received a proposal from Citibank S.A., Barclays Bank and Deutsche Bank, proposing

(i) an exchange offer to these holdouts and (ii) the restructuring of certain of the country’s liabilities which were to become due between 2009 and 2012 (the “Secured Loans”). In a press conference held on October 16, 2008, the Jefe de Gabinete (Head of the Cabinet of Ministers) announced the execution of a letter of understanding between the government and the above-mentioned banks in order to implement the restructuring of the Secured Loans. On February 2, 2009, pursuant to Joint Resolutions No.’s 8/2009 and 5/2009 of the Secretariat of Economy and the Secretariat of Finance of the Ministry of Finance, an exchange offer relating to the domestic tranche of the Secured Loans was launched. Subsequently, the government announced that approximately 97% creditors had accepted the terms of the exchange offer, representing Ps.15.08 billion of the Ps.15.60 outstanding aggregate amount of domestic Secured Loans due in 2009, 2010 and 2011. The new bonds issued pursuant to the exchange offer mature on January 2014. The government has filed a registration statement on Form S-B with the SEC on December 16, 2009, setting forth the terms and conditions of the expected exchange offer with the holdouts of the 2005 restructuring.

Through Decree No. 2010/2009 (the “Decree 2010”) the executive branch of the federal government created the Fondo de Bicentenario para el Desendeudamiento y la Estabilidad (the “Bicentenary Fund”) in order to (i) guarantee debt obligations due in 2010; (ii) increase the development of the local economy; and (iii) obtain financing with lower rates than the current ones, not only for the public sector but also for the private. The Decree 2010 set forth that the Bicentenary Fund would be funded with US$6.569 billion of the Central Bank’s international reserves in exchange for a non transferable ten-year Argentine treasury bond. Pursuant to this Decree, the president of the Central Bank, Mr. Martin Redrado, requested in-house and outside legal opinions to confirm the legality of the transfer of international reserves to the Bicentenary Fund. Since both in-house and outside legal opinions concluded that the Central Bank was not allowed to transfer the above-mentioned funds, the president of the Central Bank did not proceed with the funding of the Bicentenary Fund and the President of Argentina requested his resignation. When the president of the Central Bank did not resign, the President of Argentina dismissed him by Decreto de Necesidad y Urgencia (an emergency decree). Since the president of the Central Bank considered that this decree did not fulfill the requirements set forth by the Carta Orgánica del Banco Central (the Central Bank’s bylaws), he filed a preliminary injunction to (i) request the declaration of the emergency decree as unconstitutional; and (ii) request the reinstatement of his position in the Central Bank. The judge granted the preliminary injunction and ordered his reinstatement and set forth that the Central Bank’s international reserves could not be transferred to the Bicentenary Fund without the intervention and approval of the federal legislative branch. The executive branch subsequently appealed the decision. The Cámara en lo Contenciso Administrativo Federal (The Administrative Court of Appeals) confirmed the judge’s resolution with respect to the Bicenterary Fund. The Administrative Court of Appeals stated that the status of the president of the Central Bank would be determined by the Comisión Bicameral Permanente (Permanent Bi-Chambered Commission) of the federal congress which was to issue a non binding opinion to the federal executive branch recommending whether to dismiss or keep Mr. Redrado as president of the Central Bank. However, the president of the Central Bank resigned prior to the Permanent Bi-Chambered Commission issuing the non binding opinion requesting Mr. Redrado’s dismissal. Consequently, the federal executive branch did not accept his resignation. Once the Permanent Bi-Chambered Commission issued its opinion, the federal executive branch ratified his dismissal and appointed Mercedes Marco del Pont as the new president of the Central Bank. The final implementation of the Bicentenary Fund is to be discussed and decided by the federal congress. Therefore, we cannot assure the outcome of the process or the impact that its implementation or non-implementation could have on the national economy and local financial markets.

Additionally, foreign shareholders of certain Argentine companies have filed claims in excess of US$17 billion in the ICSID, alleging that certain Argentine government measures are inconsistent with the fair and equitable treatment standards set forth in various bilateral treaties to which Argentina is a party. To date, the ICSID has rendered decisions adverse to Argentina in several cases. Additionally, it should be noted that on October 7, 2008, an ICSID tribunal, in a case in which it had already awarded compensation to the claimants, issued a decision ordering Argentina to pay the compensation previously awarded to the claimants within 60 days. In its decision, the ICSID tribunal stated that, based on the interpretation of the Bilateral Treaty on Protection and Reciprocal Promotion of Investments (the “IBT”), executed between the United States and Argentina, (i) to the extent the compensation orders are not revoked, the compensation payments ordered to be made by the ICSID should be made immediately and claimants do not need to file subsequent actions or execution proceedings seeking payment of the awarded compensation and (ii) Argentina’s position of waiting for the claimants to file execution proceedings to seek collection of already awarded amounts is in flagrant breach of the international law obligations undertaken by Argentina under the IBT.

Argentina’s past default, its failure to completely restructure its remaining sovereign debt, and its failure to fully negotiate with the holdout creditors has prevented and may continue to prevent Argentina from re-entering the international capital markets. Additionally, litigation initiated by holdout creditors as well as ICSID claims has resulted in material judgments and may result in new material judgements against the government and could result in attachments of or injunctions relating to assets of Argentina that the government intended for other uses. As a result, the government may not have the financial resources necessary to implement reforms and foster growth, which could have a material adverse effect on the country’s economy, and consequently, our financial condition.

Significant devaluation of the Peso against the U.S. Dollar may adversely affect the Argentine economy as well as our financial performance.

Despite the positive effects of the real depreciation of the Peso in 2002 on the competitiveness of certain sectors of the Argentine economy, it has also had a far-reaching negative impact on the Argentine economy and on businesses and individuals’ financial condition. The devaluation of the Peso has had a negative impact on the ability of Argentine businesses to honor their foreign currency-denominated debt, initially led to very high inflation, significantly reduced real wages, had a negative impact on businesses whose success is dependent on domestic market demand, such as utilities and the financial industry, and adversely affected the government’s ability to honor its foreign debt obligations.

If the Peso devalues significantly, all of the negative effects on the Argentine economy related to such devaluation could recur, with adverse consequences on our business. Moreover, it would likely result in a decline in the value of our common shares and the ADSs as measured in U.S. Dollars.

Significant appreciation of the Peso against the U.S. Dollar may adversely affect the Argentine economy.

A substantial increase in the value of the Peso against the U.S. Dollar also presents risks for the Argentine economy. The appreciation of the Peso against the U.S. Dollar negatively impacts the financial condition of entities whose foreign currency-denominated assets exceed their foreign currency-denominated liabilities, such as us. In addition, in the short term, a significant real appreciation of the Peso would adversely affect exports. This could have a negative effect on GDP growth and employment as well as reduce the Argentine public sector’s revenues by reducing tax collection in real terms, given its current heavy reliance on taxes on exports. The appreciation of the Peso against the U.S. Dollar could have an adverse effect on the Argentine economy and our business.

Government measures to preempt or respond to social unrest may adversely affect the Argentine economy and our business.

The Argentine government has historically exercised significant influence over the country’s economy. Additionally, the country’s legal and regulatory frameworks have at times suffered radical changes, due to political influence and significant political uncertainties.

Moreover, during its crisis in 2001 and 2002, Argentina experienced significant social and political turmoil, including civil unrest, riots, looting, nationwide protests, strikes and street demonstrations. Despite Argentina’s economic recovery and relative stabilization, social and political tension and high levels of poverty and unemployment continue. In 2008, Argentina faced nationwide strikes and protests from farmers due to increased export taxes on agricultural products, which disrupted economic activity and heightened political tension. Future government policies to preempt, or in response to, social unrest may include expropriation, nationalization, forced renegotiation or modification of existing contracts, suspension of the enforcement of creditors’ rights, new taxation policies, including royalty and tax increases and retroactive tax claims, and changes in laws and policies affecting foreign trade and investment. Such policies could destabilize the country and adversely and materially affect the economy, and thereby our business.

The Argentine government may order salary increases to be paid to employees in the private sector, which would increase our operating costs.

In the past, the Argentine government has passed laws, regulations and decrees requiring companies in the private sector to maintain minimum wage levels and provide specified benefits to employees and may do so again in the future. In the aftermath of the Argentine economic crisis, employers both in the public and private sectors have experienced significant pressure from their employees and labor organizations to increase wages and to provide additional employee benefits. Due to the high levels of inflation, the employees and labor organizations have begun again demanding significant wage increases. It is possible that the Argentine government could adopt measures mandating salary increases and/or the provision of additional employee benefits in the future. Any such measures could have a material and adverse effect on our business, results of operations and financial condition.

The nationalization of Argentina’s pension funds has materially and adversely affected local capital markets and may continue to do so.

Under Law No. 26,425, which was published in the Official Gazette in December 2008, the Argentine government transferred approximately Ps.94.4 billion (US$29.3 billion) in assets held by the country’s private Administradoras de Fondos de Jubilaciones y Pensiones (pension fund management companies, or “AFJPs”) to the government-run social security agency (“ANSES”).

Law No. 26,425 was supplemented, among others, by Decree No. 2103/2008 which describes the composition of the fund (Fondo de Garantia de Sustentabilidad) to be managed by ANSES and the directions for the management thereof; in turn, Decree No. 2104/08 regulates the matters concerning the transfer to the Argentine government of the contributions and all the documentation of the members of the capitalization regime retroactive as of December 1, 2008.

AFJPs were the largest participants in the country’s local capital markets, leading the group of institutional investors. With the nationalization of their assets, the dynamics of the local capital markets changed due to the decrease in size, becoming substantially concentrated. In addition, the government became a significant shareholder in many of the country’s publicly-held companies, a circumstance that may bring about consequences to Argentina’s capital markets and companies that are difficult to measure as of the date of this prospectus.

As a result, access to liquidity may be further limited, funding costs may rise and the government may have greater influence over the operations of such companies of which it became shareholder. The nationalization of the AFJPs has adversely affected investor confidence in Argentina.

In addition, we cannot assure you that the government will not take similar measures in the future that interfere with private sector businesses and adversely affect the economy in general, and/or our business in particular.

Exchange controls and restrictions on transfers abroad and capital inflow restrictions have limited, and can be expected to continue to limit, the availability of international credit.

In 2001 and 2002, Argentina imposed exchange controls and transfer restrictions substantially limiting the ability of companies to retain foreign currency or make payments abroad. Many of these restrictions were substantially eased after the crisis. However, in June 2005, the government issued decree No. 616/2005, that established additional controls on capital inflow, including the requirement that, subject to limited exemptions, 30% of all funds remitted to Argentina remain deposited in a domestic financial institution for one year without earning any interest. This measure increases the cost of obtaining foreign funds and limits access to such financing.

The Argentine government may, in the future, impose additional controls on the foreign exchange market and on capital flows from and into Argentina, for example in response to capital flight or depreciation of the Peso. These restrictions may have a negative effect on the economy and on our business if imposed in an economic environment where access to local capital is substantially constrained.

In December, 2008 Law No. 26,476 introduced certain changes in the Argentine labor and tax regime. As part of these changes, a broad tax moratorium was declared and natural and legal persons falling under its scope were given the option to disclose their holdings in national and foreign currency and other assets, both in Argentina and abroad, for purposes of their entry to the country, subject to the payment of a tax as established in the law. Those falling under the scope of this law were not obliged to disclose to the Argentine Tax Authority (“AFIP”) the date of purchase of their holdings or the source of the funds with which they had made such purchase, and were released from civil or criminal liability relating to those holdings. The period to disclose the holdings was effective from March 1, 2009 until August 31, 2009. Although the International Financial Action Group (“GAFI”) has not rendered an opinion in this regard, these actions could encourage the entry of money of doubtful origin, breaching the international regulations and commitments undertaken by Argentina, which would in turn generate even more distrust in the local financial system

Finally, under Resolution No. 82/2009, the Ministry of Economy and Public Finance suspended the mandatory deposit set forth by Decree 616/2005 during the term of the mentioned tax moratorium and until September 2009, to the extent that the incoming funds were used for any of the purposes described in Section 27 (b), (c) and (d) of Law No. 26,476. Therefore, no deposit would be required when bringing capital into Argentina, pursuant to the terms of the tax moratorium, for the following purposes: (i) assets based in the country and holdings of local and foreign currency in Argentina; (ii) foreign currency held abroad and/or foreign deposits, and local currency and/or foreign currency held in Argentina, allocated to the subscription of government securities issued by the Argentine government; (iii) foreign currency held abroad and/or foreign deposits, and local currency and/or foreign currency held in Argentina by individuals, allocated to the purchase in Argentina of newly built properties or properties that have obtained the relevant work completion certificate; and (iv) foreign currency held abroad and/or foreign deposits, and local currency and/or foreign currency held in Argentina, allocated to the building of new properties, completion of works in progress, funding of infrastructure works, real estate, agricultural, industrial, tourism and services investments in Argentina.

Payment of dividends to non-residents has been limited in the past and may be limited again.

Beginning in February 2002, the payment of dividends, irrespective of amount, outside Argentina required prior authorization from the Central Bank. On January 7, 2003, the Central Bank issued communication “A” 3859, which is still in force and pursuant to which there are no limitations on companies´ ability to purchase foreign currency and transfer it outside Argentina to pay dividends, provided that those dividends arise from approved and audited financial statements. However similar restrictions may be enacted by the Argentine government or the Central Bank again and, if this were to occur, it could have an adverse effect on the value of our common shares and the ADSs. Moreover, in such event, restrictions on the transfers of funds abroad may impede your ability to receive dividend payments as a holder of ADSs.

The stability of the Argentine banking system is uncertain.

During 2001 and the first half of 2002, a significant amount of deposits were withdrawn from Argentine financial institutions. This massive withdrawal of deposits was largely due to the loss of confidence of depositors in the Argentine government’s ability to repay its debts, including its debts within the financial system, and to maintain Peso-Dollar parity in the context of its solvency crisis.

To prevent a run on the U.S. Dollar reserves of local banks, the government restricted the amount of money that account holders could withdraw from banks and introduced exchange controls restricting capital outflows.

While the condition of the financial system has improved, adverse economic developments, even if not related to or attributable to the financial system, could result in deposits flowing out of the banks and into the foreign exchange market, as depositors seek to shield their financial assets from a new crisis. Any run on deposits could create liquidity or even solvency problems for financial institutions, resulting in a contraction of available credit.

In the event of a future shock, such as the failure of one or more banks or a crisis in depositor confidence, the Argentine government could impose further exchange controls or transfer restrictions and take other measures that could lead to renewed political and social tensions and undermine the Argentine government’s public finances, which could adversely affect Argentina’s economy and prospects for economic growth.

The Argentine economy could be adversely affected by economic developments in other global markets, in particular if the global financial and economic recovery is interrupted.

Financial and securities markets in Argentina are influenced, to varying degrees, by economic and market conditions in other global markets. Although economic conditions vary from country to country, investors’ perception of the events occurring in one country may substantially affect capital flows into other countries, including Argentina and the availability of funds for issuers in such countries. Lower capital inflows and declining securities prices negatively affect the real economy of a country through higher interest rates or currency volatility. The Argentine economy was adversely impacted by the political and economic events that occurred in several emerging economies in the 1990s, including those in Mexico in 1994, the collapse of several Asian economies between 1997 and 1998, the economic crisis in Russia in 1998 and the Brazilian devaluation in January 1999.

In addition, Argentina is also affected by the economic conditions of major trade partners, such as Brazil and/or countries that have influence over world economic cycles, such as the United States. If interest rates rise significantly in developed economies, including the United States, Argentina and other emerging market economies could find it more difficult and expensive to borrow capital and refinance existing debt, which would negatively affect their economic growth. In addition, if these developing countries, which are also Argentina’s trade partners, fall into a recession the Argentine economy would be affected by a decrease in exports. All of these factors would have a negative impact on us, our business, operations, financial condition and prospects.

In particular, the adverse effect of the “sub-prime” crisis in the United States in mid-2007, principally caused by the collapse of high risk mortgage market, resulted in a financial crisis that affected the U.S. financial system and quickly expanded to the international financial system. As a consequence of this global crisis, several U.S. and European financial institutions were declared insolvent and the main global stock markets, including the Argentine stock exchange, crashed. In order to curtail the effects of the global economic crisis, the governments of developed countries implemented bailout measures to help the affected financial institutions and provide liquidity to the markets.

Notwithstanding these measures, no assurance can be given with regard to the effects of the insolvency of such financial institutions on the international financial system. Moreover, the financial crisis is taking place within an environment of a world economic recession, which has led to volatile oil and commodity prices and a significant reduction in the availability of international credit. Although these recessionary conditions are easing, the world’s largest economies could once again shrink or weakness in global financial institutions could lead to an even worse tightening of international credit markets, further increasing the slowdown of the world’s principal economies. The current global economic crisis may have significant long-term effects in Latin America. In particular, Argentina may be adversely affected as a result of the lack of international credit, a reduction in demand for Argentine exports, a significant reduction of direct foreign investment and higher inflation rates throughout the world. The occurrence of any or all such events, as well as any event affecting Argentina’s main regional partners (including the Mercosur member countries) may have a significant adverse effect on the Argentine economy and, consequently, on our operations, businesses and results.

If the decline in international prices for Argentina’s main commodity exports continues, such decline could have an adverse effect on Argentina’s economic growth and on our business.

Argentina’s economy has historically relied on the export of commodities, the prices of which have been volatile in the past and largely outside its control. Argentina’s recovery from the financial crisis in 2001 and 2002 has depended to a significant extent on the rise in commodity prices, particularly prices of its main commodity exports, such as soybeans. High commodity prices have contributed significantly to government revenues from taxes on exports. If commodity prices decline, the growth of the Argentine economy could be affected. Such occurrence would have a negative impact on the levels of government revenues, the government’s ability to service its debt and on our business.

Restrictions on the supply of energy could negatively affect Argentina’s economy.

As a result of several years of recession, and the forced conversion into Pesos and subsequent freeze of gas and electricity tariffs, there has been a lack of investment in gas and electricity supply and transport capacity in Argentina in recent years. At the same time, demand for natural gas and electricity has increased substantially, driven by a recovery in economic conditions and price constraints.

The federal government has been taking a number of measures to alleviate the short-term impact of energy shortages on residential and industrial users. If these measures prove to be insufficient, or if the investment that is required to increase natural gas production and transportation capacity and energy generation and transportation capacity over the medium-and long-term fails to materialize on a timely basis, economic activity in Argentina could be curtailed.

Risks Relating to Our Business

We are subject to risks inherent to the operation of shopping centers that may affect our profitability.

Shopping centers are subject to various factors that affect their development, administration and profitability. These factors include:

•	decline in our lease prices or increases in levels of default by our tenants due to recessions, increases in interest rates and other factors that we cannot control;

•	the accessibility and the attractiveness of the area where the shopping center is located;

•	the intrinsic attractiveness of the shopping center;

•	the flow of people and the level of sales of each shopping center rental unit;

•	increasing competition from internet sales;

•	the amount of rent collected from each shopping center rental unit;

•	changes in consumer demand and availability of consumer credit, both of which are highly sensitive to general macroeconomic conditions; and

•	the fluctuations in occupancy levels in the shopping centers.

An increase in operating costs, caused by inflation or other factors, could have a material adverse effect on us if our tenants are unable to pay higher rent due to the increase in expenses. Moreover, the shopping center business is closely related to consumer spending and to the economy in which customers are located. All of our shopping centers are in Argentina, and, as a consequence, their business could be seriously affected by potential recession in Argentina. For example, during the economic crisis in Argentina, spending decreased significantly, unemployment, political instability and inflation significantly reduced consumer spending in Argentina, lowering tenants’ sales and forcing some tenants to leave our shopping centers. If the international financial crisis has a substantial impact on economic activity in Argentina, it will likely have a material adverse effect on the revenues from the shopping center activity.

Our performance is subject to risks associated with our properties and with the real estate industry.

Our economic performance and the value of our real estate assets are subject to the risk that if our properties do not generate sufficient revenues to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to service our debt and cover other expenses may be adversely affected. Events or conditions beyond our control that may adversely affect our operations or the value of our properties include:

•	downturns in the national, regional and local economic climate;

•	volatility and decline in discretionary spending;

•	competition from other shopping centers;

•	local real estate market conditions, such as oversupply or reduction in demand for retail space;

•	decreases in consumption levels;

•	changes in interest rates and availability of financing;

•	the exercise by our tenants of their legal right to early termination of their leases;

•	vacancies, changes in market rental rates and the need to periodically repair, renovate and re-lease space;

•	increased operating costs, including insurance expense, salary increases, utilities, real estate taxes, state and local taxes and heightened security costs;

•	civil disturbances, earthquakes and other natural disasters, or terrorist acts or acts of war which may result in uninsured or underinsured losses;

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significant expenditures associated with each investment, such as debt service payments, real estate taxes, insurance and maintenance costs which are generally not reduced when circumstances cause a reduction in revenues from a property;

•	declines in the financial condition of our tenants and our ability to collect rents from our tenants;

•	changes in our ability or our tenants’ ability to provide for adequate maintenance and insurance, possibly decreasing the useful life of and revenue from property; and

•	changes in law or governmental regulations (such as those governing usage, zoning and real property taxes) or government action such as expropriation or confiscation.

If any one or more of the foregoing conditions were to affect our business, it could have a material adverse effect on our financial condition and results of operations.

An adverse economic environment for real estate companies and the credit crisis may adversely impact our results of operations and business prospects significantly.

The success of our business and profitability of our operations are dependent on continued investment in the real estate markets and access to capital and debt financing. A long term crisis of confidence in real estate investments and lack of available credit for acquisitions would be likely to constrain our business growth. As part of our business goals, we intend to increase our properties portfolio with strategic acquisitions of core properties at advantageous prices, and core plus and value added properties where we believe we can bring necessary expertise to enhance property values. In order to pursue acquisitions, we may need access to equity capital and/or debt financing. Recent disruptions in the financial markets, including the bankruptcy and restructuring of major financial institutions, may adversely impact our ability to refinance existing debt and the availability and cost of credit in the near future. Any consideration of sales of existing properties or portfolio interests may be tempered by decreasing property values. Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness depends on our operating and financial performance, which in turn is subject to prevailing economic conditions. If a recurrence of the disruptions in financial markets presents itself in the future, there can be no assurances that government responses to the disruptions in the financial markets will restore investor confidence, stabilize the markets or increase liquidity and the availability of credit.

The loss of significant tenants could adversely affect both the operating revenues and value of our properties.

If certain of our most important tenants were to experience financial difficulties, including bankruptcy, insolvency or a general downturn of business, or if we simply failed to retain their patronage, our business could be adversely affected. Our shopping centers are typically anchored by significant tenants, such as well known department stores who generate shopping traffic at the mall. A decision by such significant tenants to cease operations at our shopping centers could have a material adverse effect on the revenues and profitability of the affected segment and, by extension, on our financial condition and results of operations. The closing of one or more significant tenants may induce other major tenants at an affected property to terminate their leases, to seek rent relief and/or cease operating their stores or otherwise adversely affect occupancy at the property. In addition, key tenants at one or more properties might terminate their leases as a result of mergers, acquisitions, consolidations, dispositions or bankruptcies in the retail industry. The bankruptcy and/or closure of one or more significant tenants, if we are not able to successfully re-lease the affected space, could have a material adverse effect on both the operating revenues and underlying value of the properties involved.

Our future acquisitions may be unprofitable.

We intend to acquire additional shopping center properties to the extent that they will be acquired on advantageous terms and meet our investment criteria. Acquisitions of commercial properties entail general investment risks associated with any real estate investment, including:

•	our estimates of the cost of improvements needed to bring the property up to established standards for the market may prove to be inaccurate;

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properties we acquire may fail to achieve within the time frames we project the occupancy or rental rates we project at the time we make the decision to acquire, which may result in the properties’ failure to achieve the returns we projected;

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our pre-acquisition evaluation of the physical condition of each new investment may not detect certain defects or identify necessary repairs, which could significantly increase our total acquisition costs; and

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our investigation of a property or building prior to its acquisition, and any representations we may receive from the seller of such building or property, may fail to reveal various liabilities, which could reduce the cash flow from the property or increase our acquisition cost.

If we acquire a business, we will be required to integrate the operations, personnel and accounting and information systems of the acquired business. In addition, acquisitions of or investments in companies may cause disruptions in our operations and divert management’s attention away from day-to-day operations, which could impair our relationships with our current tenants and employees.

We face risks associated with property acquisitions.

We have in the past acquired, and intend to acquire in the future, properties, including large properties (such as the acquisition of Abasto de Buenos Aires or Alto Palermo Shopping) that would increase our size and potentially alter our capital structure. Although we believe that the acquisitions that we have completed in the past and that we expect to undertake in the future have, and will, enhance our future financial performance, the success of such transactions is subject to a number of uncertainties, including the risk that:

•	we may not be able to obtain financing for acquisitions on favorable terms;

•	acquired properties may fail to perform as expected;

•	the actual costs of repositioning or redeveloping acquired properties may be higher than our estimates;

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acquired properties may be located in new markets where we may have limited knowledge and understanding of the local economy, absence of business relationships in the area or unfamiliarity with local governmental and permitting procedures; and

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we may not be able to efficiently integrate acquired properties, particularly portfolios of properties, into our organization and to manage new properties in a way that allows us to realize cost savings and synergies.

Some of the land we have purchased is not zoned for development purposes, and we may be unable to obtain, or may face delays in obtaining the necessary zoning permits and other authorizations.

We own several plots of land which are not zoned for the type of projects we intend to develop. In addition, we do not yet have the required land-use, building, occupancy and other required governmental permits and authorizations. We cannot assure you that we will continue to be successful in our attempts to rezone land and to obtain all necessary permits and authorizations, or that rezoning efforts and permit requests will not be unreasonably delayed or rejected. Moreover, we may be affected by building moratorium and anti-growth legislation. If we are unable to obtain all of the governmental permits and authorizations we need to develop our present and future projects as planned, we may be forced to make unwanted modifications to such projects or abandon them altogether.

Our ability to grow will be limited if we cannot obtain additional capital.

Our growth strategy is focused on the redevelopment of properties we already own and the acquisition and development of additional properties. As a result, we are likely to depend to an important degree on the availability of debt or equity capital, which may or may not be available on favorable terms or at all. We cannot guarantee that additional financing, refinancing or other capital will be available in the amounts we desire or on favorable terms. Our access to debt or equity capital markets depends on a number of factors, including the market’s perception of our growth potential, our ability to pay dividends, our financial condition, our credit rating and our current and potential future earnings. Depending on the outcome of these factors, we could experience delay or difficulty in implementing our growth strategy on satisfactory terms, or be unable to implement this strategy.

Serious illnesses and pandemics, such as the 2009 outbreak of Influenza A H1N1 virus, also known as the “swine flu”, have in the past adversely affected consumer and tourist activity, may do so in the future and may adversely affect our results of operations.

As a result of the outbreak of Influenza A H1N1 during the winter of 2009, consumers and tourists dramatically changed their spending and travel habits to avoid contact with crowds. Further, several governments enacted regulations limiting the operation of schools, cinemas and shopping centers. Even though the Argentine government only issued public service recommendations to the population regarding the risks involved in visiting crowded places, such as shopping centers, and did not issue specific regulations limiting access to public places, a significant number of consumers nonetheless changed their habits vis-a-vis shopping centers and malls. Additionally, the outbreak of Influenza A H1N1 contributed significantly to a decrease in the number of tourists visiting Argentina in 2009.

We cannot assure you that a new outbreak or health hazard will not occur in the future, or that such an outbreak or hazard would not significantly negatively affect consumer and/or tourist activity, and that such scenario would not adversely affect our businesses.

Adverse incidents that occur in our shopping centers may result in damage to our image and a decrease in the number of our customers.

Given that shopping centers are open to the public, with ample circulation of people, accidents, theft, robbery and other incidents may occur in our facilities, regardless of the preventative measures we adopt. In the event such an incident or series of incidents occurs, shopping center customers and visitors may choose to visit other shopping venues that they believe are safer and less violent, which may cause a reduction in the sales volume and operating income of our shopping centers.

Argentine Lease Law No. 23,091 imposes restrictions that limit our flexibility.

Argentine laws governing leases impose certain restrictions, including the following:

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lease agreements may not contain inflation adjustment clauses based on consumer price indexes or wholesale price indexes. Although many of our lease agreements contain readjustment clauses, these are not based on an official index nor do they reflect the inflation index. In the event of litigation these provisions may not be enforceable and therefore it may be impossible for us to adjust the amounts owed to us under our lease agreements;

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residential leases must comply with a mandatory minimum term of two years and retail leases must comply with a mandatory minimum term of three years except in the case of stands and/or spaces for special exhibitions;

•	lease terms may not exceed ten years, except for leases regulated by Law No. 25,248 (which provides that leases containing a purchase option are not subject to term limitations); and

•	tenants may rescind commercial and office lease agreements after the initial six-month period.

As a result of the foregoing, we are exposed to the risk of increases of inflation under our leases and the exercise of rescission rights by our tenants could materially and adversely affect our business and we cannot assure you that our tenants will not exercise such right, especially if rent values stabilize or decline in the future or if economic conditions deteriorate.

Eviction proceedings in Argentina are difficult and time consuming.

Although Argentine law permits a summary proceeding to collect unpaid rent and a special proceeding to evict tenants, eviction proceedings in Argentina are difficult and time-consuming. Historically, the heavy workloads of the courts and the numerous procedural steps required have generally delayed landlords’ efforts to evict tenants. Eviction proceedings generally take between six months and two years from the date of filing of the suit to the time of actual eviction.

We have usually attempted to negotiate the termination of lease agreements with defaulting tenants after the first few months of non-payment in order to avoid legal proceedings. Delinquency may increase significantly in the future, and such negotiations with tenants may not be as successful as they have been in the past. Moreover, new Argentine laws and regulations may forbid or restrict eviction, and in each such case they would likely have a material and adverse effect on our financial condition and results of operation.

Our investment in property development, redevelopment and construction activities may be less profitable than we anticipate.

We are engage in the development and construction of shopping centers and residential apartment complexes, frequently through third-party contractors. Risks associated with our development, re-development and constructions activities include the following, among others:

•	abandonment of development opportunities and renovation proposals;

•	construction costs of a project may exceed our original estimates for reasons including raises in interest rates or increases in the costs of materials and labor, making a project unprofitable;

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occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, resulting in lower than projected rental rates and a corresponding lower return on our investment;

•	pre-construction buyers may default on their purchase contracts or units in new buildings may remain unsold upon completion of construction;

•	the unavailability of favorable financing alternatives in the private and public debt markets;

•	sale prices for residential units may be insufficient to cover development costs;

•	construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs;

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impossibility to obtain, delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, or building moratoria and anti-growth legislation;

•	significant time lags between the commencement and completion of projects subjects us to greater risks due to fluctuation in the general economy;

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construction may not be completed on schedule because of a number of factors, including weather, labor disruptions, construction delays or delays in receipt of zoning or other regulatory approvals, or man-made or natural disasters (such as fires, hurricanes, earthquakes or floods), resulting in increased debt service expense and construction costs; and

•	we may incur capital expenditures that could result in considerable time consuming efforts and which may never be completed due to government restrictions.

In addition, we may face contractors’ claims for the enforcement of labor laws in Argentina (sections 30, 31, 32 under Law No. 20,744), which provide for joint and several liability. Many companies in Argentina hire personnel from third-party companies that provide outsourced services, and sign indemnity agreements in the event of labor claims from employees of such third company that may affect the liability of such hiring company. However, in recent years several courts have denied the existence of independence in those labor relationships and declared joint and several liabilities for both companies.

While our policies with respect to expansion, renovation and development activities are intended to limit some of the risks otherwise associated with such activities, we are nevertheless subject to risks associated with the construction of properties, such as cost overruns, design changes and timing delays arising from a lack of availability of materials and labor, weather conditions and other factors outside of our control, as well as financing costs, may exceed original estimates, possibly making the associated investment unprofitable. Any substantial unanticipated delays or expenses could adversely affect the investment returns from these redevelopment projects and harm our operating results.

We are subject to great competitive pressure.

Our development activities are highly concentrated in the Buenos Aires metropolitan area, where the real estate market is highly competitive due to a scarcity of properties in sought-after locations and the increasing number of local and international competitors. Furthermore, the Argentine real estate industry is generally highly competitive and fragmented and does not have high barriers to entry restricting new competitors from entering the market. The main competitive factors in the real estate development business include availability and location of land, price, funding, design, quality, reputation and partnerships with developers. A number of residential and commercial developers and real estate services companies compete with us in seeking land for acquisition, financial resources for development and prospective purchasers and tenants. Other companies, including joint ventures of foreign and local companies, have become increasingly active in the real estate business in Argentina, further increasing this competition. To the extent that one or more of our competitors are able to acquire and develop desirable properties, as a result of greater financial resources or otherwise, our business could be materially and adversely affected. If we are not able to respond to such pressures as promptly as our competitors, or the level of competition increases, our financial condition and results of our operations could be adversely affected.

All of our shopping center properties are located in Argentina. There are other shopping centers and numerous smaller retail stores and residential properties within the market area of each of our properties. The number of competing properties in a particular area could have a material adverse effect on our ability to lease retail space in our shopping centers or sell units in our residential complexes and on the amount of rent or the sale price that we are able to charge. To date, there have been relatively few companies competing with us for shopping center properties. However, if additional companies become active in the Argentine shopping center market in the future, such competition could have a material adverse effect on our results of operations.

Our assets are highly concentrated in certain geographic areas and an economic downturn in such areas could have a material adverse effect on our financial condition.

For the fiscal year ended June 30, 2010, 83.6 % of our sales from leases and services were derived from properties in the City of Buenos Aires and the greater Buenos Aires metropolitan area. Although we own properties and may acquire or develop additional properties outside of the City of Buenos Aires and the greater Buenos Aires metropolitan area, we expect to continue to depend to a very large extent on economic conditions affecting those areas and therefore, an economic downturn in those areas could have a material adverse effect on our financial condition.

Our dependence on rental income may adversely affect our ability to meet our debt obligations.

The substantial majority of our income is derived from rental income from real property. As a result, our performance depends on our ability to collect rent from tenants. Our income and funds for distribution would be negatively affected if a significant number of our tenants, or any of our major tenants (as discussed in more detail below):

•	Delay lease commencements;

•	Decline to extend or renew leases upon expiration;

•	Fail to make rental payments when due; or

•	Close stores or declare bankruptcy.

Any of these actions could result in the termination of the tenant’s leases and the loss of rental income attributable to the terminated leases. In addition, we cannot be sure that any tenant whose lease expires will renew that lease or that we will be able to re-lease space on economically advantageous terms. The loss of rental revenues from a number of our tenants and our inability to replace such tenants may adversely affect our profitability and our ability to meet debt and other financial obligations.

Some potential losses are not covered by insurance and certain kinds of insurance coverage may become prohibitively expensive.

We currently carry insuarence policies that cover potential risks such as civil liability, fire, loss profit, floods, including extended coverage and losses from leases on all of our properties. Although we believe the policy specifications and insured limits of these policies are generally customary, there are certain types of losses, such as lease and other contract claims, terrorism and acts of war that generally are not insured under the insurance policies offered in the national market. Should an insured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. We cannot assure you that material losses in excess of insurance proceeds will not occur in the future. If any of our properties were to experience a catastrophic loss, it could seriously disrupt our operations, delay revenue and result in large expenses to repair or rebuild the property. Moreover, we do not purchase life or disability insurance for any of our key employees. If any of our key employees were to die or become incapacitated, we could experience losses caused by a disruption in our operations which will not be covered by insurance, and this could have a material adverse effect on our financial condition and results of operations.

In addition, we cannot assure you that we will be able to renew our insurance coverage in an adequate amount or at reasonable prices. Insurance companies may no longer offer coverage against certain types of losses, such as losses due to terrorist acts and mold, or, if offered, these types of insurance may be prohibitively expensive.

Our level of debt may adversely affect our operations and our ability to pay our debt as it becomes due.

We had, and expect to continue to have, substantial liquidity and capital resource requirements to finance our business. As of June 30, 2010, our consolidated financial debt amounted to Ps.882.4 million (including accrued and unpaid interests and deferred financing costs).

Although we are generating sufficient funds from operating cash flows to satisfy our debt service requirements and our capacity to obtain new financing is adequate given the current availability of credit lines with the banks, we cannot assure you that we will maintain such cash flow and adequate financial capacity in the future.

The fact that we are leveraged may affect our ability to refinance existing debt or borrow additional funds to finance working capital, acquisitions and capital expenditures. In addition, the recent disruptions in the global financial markets, including the bankruptcy and restructuring of major financial institutions, may adversely impact our ability to refinance existing debt and the availability and cost of credit in the future. In such conditions, access to equity and debt financing options may be restricted and it may be uncertain how long these economic circumstances may last.

This would require us to allocate a substantial portion of cash flow to repay principal and interest, thereby reducing the amount of money available to invest in operations, including acquisitions and capital expenditures. Our leverage could also affect our competitiveness and limit our ability to changes in market conditions, changes in the real estate industry and economic downturns.

We may not be able to generate sufficient cash flows from operations to satisfy our debt service requirements or to obtain future financing. If we cannot satisfy our debt service requirements or if we default on any financial or other covenants in our debt arrangements, the lenders and/or holders of our debt will be able to accelerate the maturity of such debt or cause defaults under the other debt arrangements. Our ability to service debt obligations or to refinance them will depend upon our future financial and operating performance, which will, in part, be subject to factors beyond our control such as macroeconomic conditions (including the recent international credit crisis) and regulatory changes in Argentina. If we cannot obtain future financing, we may have to delay or abandon some or all of our planned capital expenditures, which could adversely affect our ability to generate cash flows and repay our obligations.

We may be negatively affected by a financial crisis in the U.S., the European Union and global capital markets.

We must maintain liquidity to fund our working capital, service our outstanding indebtedness and finance investment opportunities. Without sufficient liquidity, we could be forced to curtail our operations or we may not be able to pursue new business opportunities.

The capital and credit markets have been experiencing extreme volatility and disruption during the last credit crisis. If our current resources do not satisfy our liquidity requirements, we may have to seek additional financing. The availability of financing will depend on a variety of factors, such as economic and market conditions, the availability of credit and our credit ratings, as well as the possibility that lenders could develop a negative perception of the prospects of our company or the industry generally. We may not be able to successfully obtain any necessary additional financing on favorable terms, or at all.

The recurrence of a credit crisis could have a negative impact on our major customers, which in turn could materially adversely affect our results of operations and liquidity.

The recent credit crisis had a significant negative impact on businesses around the world. The impact of a crisis on our major tenants cannot be predicted and may be quite severe. A disruption in the ability of our significant tenants to access liquidity could cause serious disruptions or an overall deterioration of their businesses which could lead to a significant reduction their future orders of their products and the inability or failure on their part to meet their payment obligations to us, any of which could have a material adverse effect on our results of operations and liquidity.

The shift of consumers to purchasing goods over the Internet may negatively affect sales in our shopping centers.

During the last years, retail sales by means of the Internet have grown significantly in Argentina, even though the market share of Internet sales related to retail sales is still not significant. The Internet enables manufacturers and retailers to sell directly to consumers, diminishing the importance of traditional distribution channels such as retail stores and shopping centers. We believe that our target consumers are increasingly using the Internet, from home, work or elsewhere, to shop electronically for retail goods, and this trend is likely to continue. If e-commerce and retail sales through the Internet continue to grow, consumers’ reliance on traditional distribution channels such as our shopping centers could be materially diminished, having a material adverse effect on our financial condition, results of operations and business prospects.

An uninsured loss or a loss that exceeds the policies on our properties could subject us to lost capital or revenue on those properties.

Under the terms and conditions of the leases currently in force on our properties, tenants are required to indemnify and hold us harmless from liabilities resulting from injury to persons, or property, on or off the premises, due to activities conducted on the properties, except for claims arising from our negligence or intentional misconduct or that of our agents.

Tenants are generally required, at the tenant’s expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies. In addition, we cannot assure the holders that the tenants will properly maintain their insurance policies or have the ability to pay the deductibles.

Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could have a material adverse effect on our operating results and financial condition.

Our business is subject to extensive regulation and additional regulations may be imposed in the future.

Our activities are subject to federal, state and municipal laws, and to regulations, authorizations and licenses required with respect to construction, zoning, use of the soil, environmental protection and historical patrimony, consumer protection, antitrust and other requirements, all of which affect our ability to acquire land, buildings and shopping centers, develop and build projects and negotiate with customers. In addition, companies in this industry are subject to increasing tax rates, the creation of new taxes and changes in the taxation regime. We are required to obtain licenses and authorizations with different governmental authorities in order to carry out our projects. Maintaining our licenses and authorizations can be a costly provision. In the case of non-compliance with such laws, regulations, licenses and authorizations, we may face fines, project shutdowns, and cancellation of licenses and revocation of authorizations.

In addition, public authorities may issue new and stricter standards, or enforce or construe existing laws and regulations in a more restrictive manner, which may force us to make expenditures to comply with such new rules. Development activities are also subject to risks relating to potential delays in obtaining or an inability to obtain all necessary zoning, environmental, land-use, development, building, occupancy and other required governmental permits and authorizations. Any such delays or failures to obtain such government approvals may have an adverse effect on our business.

In the past, the Argentine government imposed strict and burdensome regulations regarding leases in response to housing shortages, high rates of inflation and difficulties in accessing credit. Such regulations limited or prohibited increases on rental prices and prohibited eviction of tenants, even for failure to pay rent. Most of our leases provide that the tenants pay all costs and taxes related to their respective leased areas. In the event of a significant increase in the amount of such costs and taxes, the Argentine government may respond to political pressure to intervene by regulating this practice, thereby negatively affecting our rental income. We cannot assure you that the Argentine government will not impose similar or other regulations in the future. Changes in existing laws or the enactment of new laws governing the ownership, operation or leasing of properties in Argentina could negatively affect the Argentine real estate market and the rental market and materially and adversely affect our operations and profitability.

Dividend restrictions in our subsidiaries’ debt agreements may adversely affect us.

We have subsidiaries and hence an important source of funds for us are cash dividends and other permitted payments from our subsidiaries. The debt agreements of our subsidiaries may contain covenants restricting their ability to pay dividends or make other distributions. If our subsidiaries are unable to make payments to our Company, or are able to pay only limited amounts, we may be unable to pay dividends or make payments on our indebtedness.

We are controlled by one principal shareholder.

As of December 31, 2010, IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), our major shareholder, owned in the aggregate 94.9% of our capital stock. Even after giving effect to this offering, IRSA will still own a controlling stake of our capital stock. This principal shareholder controls us and has significant influence on the election of our directors and the outcome of any action requiring shareholder approval. The number of shares beneficially owned by IRSA would increase to approximately 2,174,829,978 assuming full conversion of US$[31.7] million of our outstanding Convertible Notes owned by IRSA. We intend to use US$31.7 million of the proceeds of this offering to repurchase the Convertible Notes, subject to the approval of our and IRSA’s shareholders at our respective shareholders’ meetings on May 26, 2011.

We are dependent on our chairman, Eduardo S. Elsztain and certain other senior managers.

Our success, to a significant extent, on the continued employment of Eduardo S. Elsztain, Chairman of our board of directors, who has significant expertise and knowledge of our business and industry. The loss or interruption in of his services for any reason could have a material adverse effect on our business. Our future success also depends in part upon our ability to attract and retain other highly qualified personnel. We cannot assure you that we will be successful in hiring or retaining qualified personnel, or that any of our personnel will remain employed by our Company.

Due to the currency mismatches between our assets and liabilities, we have significant currency exposure.

As of June 30, 2010, the majority of our liabilities, such as our Series I Notes, Series IV Notes and our Convertible Notes are denominated in U.S. Dollars while our revenues and most of our assets as of June 30, 2010 are denominated in Pesos. This currency gap exposes us to a risk of exchange rate volatility, which would negatively affect our financial results if the dollar were to appreciate against the Peso. Any further depreciation of the Peso against the U.S. Dollar will correspondingly increase the amount of our debt in Pesos, with further adverse effects on our results of operation and financial condition and may increase the collection risk of our leases and other receivables from our tenants and mortgage debtors, most of whom have Peso-denominated revenues.

Risks Relating to Our ADSs and Common Shares.

Shares eligible for sale could adversely affect the price of our shares and American Depositary Shares (“ADS”)

The market prices of our common shares and ADS could decline as a result of sales by our existing shareholders of common shares or ADS in the market, or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

The ADS are freely transferable under U.S. securities laws, including shares sold to our affiliates. IRSA, which as of December 31, 2010 own approximately 94.9% of our common shares (or approximately 1,195,253,997 common shares which may be exchanged for an aggregate of 29,881,350 ADS), is free to dispose of any or all of its common shares or ADS at any time in its discretion. Sales of a large number of our common shares and/or ADS would likely have an adverse effect on the market price of our common shares and the ADS.

We are subject to certain different corporate disclosure requirements and accounting standards than domestic issuers of listed securities in the United States

There may be less publicly available information about the issuers of securities listed on the Buenos Aires Stock Exchange (the “Bolsa de Comercio de Buenos Aires”) than is regularly published by or domestic issuers of listed securities in the United States and certain other countries. In addition, all listed Argentine companies must prepare their financial statements in accordance with Argentine GAAP and the regulations of the Comisión Nacional de Valores, which differ in certain significant respects from U.S. GAAP. For this and other reasons, the presentation of Argentine financial statements and reported earnings may differ from that of companies in other countries in this and other respects.

We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Investors may not be able to effect service of process within the U.S., limiting their recovery of any foreign judgment

We are a publicly held corporation (sociedad anónima) organized under the laws of Argentina. Most of our directors and our senior managers, and most of our assets are located in Argentina. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce against us or them in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the United States federal securities laws. There is doubt whether the Argentine courts will enforce, to the same extent and in as timely a manner as a U.S. or foreign court, an action predicated solely upon the civil liability provisions of the United States federal securities laws or other foreign regulations brought against such persons or against us.

If we are considered to be a passive foreign investment company for United States federal income tax purposes, U.S. holders of our common shares or ADSs would suffer negative consequences.

Based on the current and projected composition of our income and valuation of our assets, including goodwill, we do not believe we were a passive foreign investment company (“PFIC”) for United States federal income tax purposes for the tax year ending June 30, 2010, and we do not currently expect to become a PFIC, although there can be no assurance in this regard. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may be a PFIC in the current or any future taxable year due to changes in our income or asset composition or if our projections are not accurate. The volatility and instability of Argentina’s economic and financial system may substantially affect the composition of our income and assets and the accuracy of our projections. Moreover, the composition of our income and assets will be affected by how, and how quickly, we invest the proceeds from this offering. In addition, the determination of whether we are a PFIC is based on the interpretation of certain United States Treasury regulations relating to rental income, which regulations are potentially subject to differing interpretation. If we become a PFIC, U.S. Holders (as defined in “Taxation—United States Taxation”) of our common shares or ADSs will be subject to certain United States federal income tax rules that have negative consequences for U.S. Holders such as additional tax and an interest charge upon certain distributions by us or upon a sale or other disposition of common shares or ADSs at a gain, as well as reporting requirements. Please see “Taxation—United States Taxation” for a more detailed discussion of the consequences if we are deemed a PFIC. You should consult your own tax advisors regarding the application of the PFIC rules to your particular circumstances.

You may be unable to exercise voting rights with respect to the common shares underlying your ADSs at our shareholders’ meetings.

As a holder of ADSs, we will not treat you as one of our shareholders and you will not have shareholder rights. The depositary will be the holder of the common shares underlying your ADSs and holders may exercise voting rights with respect to the common shares represented by the ADSs only in accordance with the deposit agreement relating to the ADSs. There are no provisions under Argentine law or under our by-laws that limit the exercise by ADS holders of their voting rights through the depositary with respect to the underlying common shares. However, there are practical limitations on the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with these holders. For example, holders of our common shares will receive notice of shareholders’ meetings through publication of a notice in an Official Gazette in Argentina, an Argentine newspaper of general circulation and the bulletin of the Buenos Aires Stock Exchange, and will be able to exercise their voting rights by either attending the meeting in person or voting by proxy. ADS holders, by comparison, will not receive notice directly from us. Instead, in accordance with the deposit agreement, we will provide the notice to the depositary. If we ask it to do so, the depositary will mail to holders of ADSs the notice of the meeting and a statement as to the manner in which instructions may be given by holders. To exercise their voting rights, ADS holders must then instruct the depositary as to voting the common shares represented by their ADSs. Due to these procedural steps involving the depositary, the process for exercising voting rights may take longer for ADS holders than for holders of common shares and common shares represented by ADSs may not be voted as you desire.

Under Argentine law, shareholder rights may be fewer or less well defined than in other jurisdictions.

Our corporate affairs are governed by our by-laws and by Argentine corporate law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the States of Delaware or New York, or in other jurisdictions outside Argentina. In addition, your rights or the rights of holders of our common shares to protect your or their interests in connection with actions by our board of directors may be fewer and less well defined under Argentine corporate law than under the laws of those other jurisdictions. Although insider trading and price manipulation are illegal under Argentine law, the Argentine securities markets are not as highly regulated or supervised as the U.S. securities markets or markets in some other jurisdictions. In addition, rules and policies against self—dealing and regarding the preservation of shareholder interests may be less well defined and enforced in Argentina than in the United States, putting holders of our common shares and ADSs at a potential disadvantage.

You will experience immediate and substantial dilution in the book value of the common shares or ADSs you purchase in this offering.

Because the offering price of the common shares and ADSs being sold in this offering will be substantially higher than the net tangible book value per share, you will experience immediate and substantial dilution in the book value of these common shares. Net tangible book value represents the amount of our tangible assets on a pro forma basis, minus our pro forma total liabilities. Moreover, if you do not exercise your common share rights or ADS rights, as the case may be, you will also experience immediate and substantial dilution in the book value of your common shares or ADSs. See “Dilution.”

The market price for our ADSs could be highly volatile, and our ADSs could trade at prices below the initial offering price.

The market price for our ADSs after this offering is likely to fluctuate significantly from time to time in response to factors including:

•	fluctuations in our periodic operating results;

•	changes in financial estimates, recommendations or projections by securities analysts;

•	changes in conditions or trends in our industry;

•	changes in the economic performance or market valuation of our competitors;

•	announcements by our competitors of significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

•	events affecting equities markets in the countries in which we operate;

•	legal or regulatory measures affecting our financial conditions;

•	departures of management and key personnel; or

•	potential litigation or the adverse resolution of pending litigation against us or our subsidiaries.

Volatility in the price of our ADSs may be caused by factors outside of our control and may be unrelated or disproportionate to our operating results. In particular, announcements of potentially adverse developments, such as proposed regulatory changes, new government investigations or the commencement or threat of litigation against us, as well as announced changes in our business plans or those of competitors, could adversely affect the trading price of our common shares, regardless of the likely outcome of those developments or proceedings. Broad market and industry factors could adversely affect the market price of our ADSs, regardless of our actual operating performance. As a result, our ADSs may trade at prices significantly below the initial public offering price.

Restrictions on the movement of capital out of Argentina may impair your ability to receive dividends and distributions on, and the proceeds of any sale of, the common shares underlying the ADSs.

The Argentine government may impose restrictions on the conversion of Argentine currency into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Argentina. Argentine law currently permits the government to impose these kind of restrictions temporarily in circumstances where a serious imbalance develops in Argentina’s balance of payments or where there are reasons to foresee such an imbalance. Beginning in December 2001, the Argentine government implemented an unexpected number of monetary and foreign exchange control measures that included restrictions on the free disposition of funds deposited with banks and on the transfer of funds abroad, including dividends, without prior approval by the Central Bank, some of which are still in effect. Among the restrictions that are still in effect are those relating to the payment prior to maturity of the principal amount of loans, bonds or other securities owed to non-Argentine residents, the requirement for Central Bank approval prior to acquiring foreign currency for certain types of investments and the requirement that 30% of certain types of capital inflows into Argentina be deposited in a non-interest bearing account in an Argentine bank for a period of one year.

Although the transfer of funds abroad in order to pay dividends no longer requires Central Bank approval, restrictions on the movement of capital to and from Argentina such as the ones which previously existed could, if reinstated, impair or prevent the conversion of dividends, distributions, or the proceeds from any sale of common shares, as the case may be, from Pesos into U.S. Dollars and the remittance of the U.S. Dollars abroad. We cannot assure you that the Argentine government will not take similar measures in the future. In such a case, the depositary for the ADSs may hold the Pesos it cannot convert for the account of the ADS holders who have not been paid.

The protections afforded to minority shareholders in Argentina are different from and more limited than those in the United States and may be more difficult to enforce.

Under Argentine law, the protections afforded to minority shareholders are different from, and much more limited than, those in the United States and some other Latin American countries. For example, the legal framework with respect to shareholder disputes, such as derivative lawsuits and class actions, is less developed under Argentine law than under U.S. law as a result of Argentina’s short history with these types of claims and few successful cases. In addition, there are different procedural requirements for bringing these types of shareholder lawsuits. As a result, it may be more difficult for our minority shareholders to enforce their rights against us or our directors or controlling shareholder than it would be for shareholders of a U.S. company.

Holders of common shares may determine to not pay any dividends.

In accordance with Argentine corporate law we may pay dividends to shareholders out of net and realized profits, if any, as set forth in our audited financial statements prepared in accordance with Argentine GAAP. The approval, amount and payment of dividends are subject to the approval by our shareholders at our annual ordinary shareholders meeting. The approval of dividends requires the affirmative vote of a majority of the shareholders entitled to vote at the meeting. As a result, we cannot assure you that we will be able to generate enough net and realized profits so as to pay dividends or that our shareholders will decide that dividends will be paid.

Our ability to pay dividends is limited by law.

In accordance with Argentine corporate law, we may pay dividends in Pesos out of retained earnings, if any, to the extent set forth in our audited financial statements prepared in accordance with Argentine GAAP.

Our shareholders’ ability to receive cash dividends may be limited.

Our shareholders’ ability to receive cash dividends may be limited by the ability of the depositary to convert cash dividends paid in Pesos into U.S. Dollars. Under the terms of our deposit agreement with the depositary for the ADSs, to the extent that the ADS depositary can in its judgment convert Pesos (or any other foreign currency) into U.S. Dollars on a reasonable basis and transfer the resulting U.S. Dollars to the United States, the ADS depositary will promptly as practicable convert or cause to be converted all cash dividends received by it on the deposited securities into U.S. Dollars. If in the judgment of the depositary this conversion is not possible on a reasonable basis (including as a result of applicable Argentine laws, regulations and approval requirements), the ADS depositary may distribute the foreign currency received by it or in its discretion hold such currency uninvested for the respective accounts of the owners entitled to receive the same. As a result, if the exchange rate fluctuates significantly during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the dividend distribution.

You might be unable to exercise preemptive or accretion rights with respect to the common shares underlying your ADSs.

Under Argentine corporate law, if we issue new common shares as part of a capital increase, our shareholders will generally have the right to subscribe for a proportional number of common shares of the class held by them to maintain their existing ownership percentage, which is known as preemptive rights. In addition, shareholders are entitled to the right to subscribe for the unsubscribed common shares of either the class held by them or other classes which remain unsubscribed at the end of a preemptive rights offering, on a pro rata basis, which is known as accretion rights. You may not be able to exercise the preemptive or accretion rights relating to the common shares underlying your ADSs unless a registration statement under the U.S. Securities Act of 1933 is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the common shares relating to these preemptive rights, and we cannot assure you that we will file any such registration statement. Unless we file a registration statement or an exemption from registration is available, you may receive only the net proceeds from the sale of your preemptive rights by the depositary or, if the preemptive rights cannot be sold, they will be allowed to lapse. As a result, U.S. holders of common shares or ADSs may suffer dilution of their interest in our company upon future capital increases.

USE OF PROCEEDS

We currently estimate that the net proceeds of the global offering will be approximately US$         million, after deducting estimated fees and expenses. The amount of net proceeds assumes no exercise of preemptive and accretion rights by our minority shareholders and no exercise of the over-allotment option granted to the international underwriters.

We currently intend to use the net proceeds of this offering as follows:

•	approximately US$[31.7] million for the repurchase of our US$31.7 million 10% Convertible Notes due 2014, subject to the approval of IRSA’s shareholders at a shareholders’ meeting on May 26, 2011;

•	approximately US$ million for the acquisition of new shopping centers within or outside of Argentina;

•	approximately US$ million for development and remodeling projects, including Arcos del Gourmet, Shopping Neuquén and Soleil;

•	approximately US$ million for purchases of land and the subsequent development of shopping centers; and

•	approximately US$ million for working capital and general corporate purposes.

Although we are constantly evaluating investment opportunities, at this time we do not have any binding commitment to make any material investments not identified in this prospectus. Due to the nature of some of the investments mentioned above, the net proceeds from this offering may not be fully used in the short term. Until those investments are made, we intend to invest the net proceeds of this offering in high quality, liquid financial instruments. The allocation of the net proceeds from this offering will be influenced by prevailing market conditions from time to time, and as a result we reserve the right to reallocate all or a portion of such anticipated uses to other uses we deem consistent with our strategy.

MARKET INFORMATION

Stock Exchanges in which our securities are listed

Our common shares are listed on the Bolsa de Comercio de Buenos Aires and our ADS are listed on the NASDAQ Global Market.

As of December 31, 2010, our outstanding capital stock consists of 1,259,608,411 shares of common stock, Ps.0.1 face value per share. In addition, we have issued US$50.0 million of Convertible Notes. The Convertible Notes mature on July 19, 2014, accrue interest (payable semiannually) at a fixed annual rate of 10% and are convertible, at any time at the option of the holder, into common shares of Ps.0.10 par value per share. The conversion rate per U.S. Dollar is the lesser amount of 3.08642 and the result obtained from dividing the exchange rate in effect at the conversion date by the par value of our common shares. As of December 31, 2010, the outstanding balance of our Convertible Notes was US$31.7 million.

In the event that all the bondholders were to convert their Convertible Notes, our share capital would increase from 1,259,608,411 shares as of December 31, 2010 to approximately 2,239,716,498 shares. We intend to use US$[31.7] million of the proceeds of this offering to repurchase the Convertible Notes, subject to the approval of our and IRSA’s shareholders at our respective shareholders’ meetings on May 26, 2011.

The common stock has one vote per share. All of the common shares are validly issued, fully paid and non assessable.

The following description of the material terms of our capital stock is subject to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms part, and the provisions of applicable Argentine Law.

Price history of our stock

Our shares are listed and traded on the BCBA under the denomination “APSA”. The shares started to be listed on the BCBA on March 26, 1996. Each ADS represents 40 shares of common stock. ADSs in custody are listed and traded on the NASDAQ Global Market under “APSA”. Our ADSs were first listed on the NASDAQ on November 15, 2000, and they were issued by the Bank of New York Mellon acting as depository of the ADSs. The following chart shows, for the period indicated, the maximum and minimum closing listed prices of our shares on the BCBA, par value of Ps0.1, and of our ADSs on the NASDAQ.

	Bolsa de comercio de Buenos Aires			NASDAQ
		Ps. Per share			US$. Per ADS
	Share Volume	High	Low	ADS Volume	High	Low
Fiscal Year 2006
1st Quarter	19,164	6.90	5.90	38,946	10.82	8.01
2nd Quarter	130,559	7.05	6.20	29,321	10.45	8.05
3rd Quarter	279,107	7.05	6.25	145,703	9.58	7.80
4th Quarter	37,274	6.80	5.45	109,101	9.35	7.88
Annual	466,104	7.05	5.45	323,071	10.82	7.80

Fiscal Year 2007
1st Quarter	24,611	7.50	6.75	47,364	10.26	7.65
2nd Quarter	70,914	9.50	7.90	100,541	13.40	10.00
3rd Quarter	83,596	11.30	8.90	226,980	14.63	12.10
4th Quarter	119,982	16.30	10.00	116,398	22.00	13.30
Annual	299,103	16.30	6.75	491,283	22.00	7.95

Fiscal Year 2008
1st Quarter	88,360	15.90	13.50	79,063	21.65	16.07
2nd Quarter	134,460	15.50	12.25	61,473	19.50	15.40
3rd Quarter	24,304	13.00	11.90	26,824	16.30	11.00
4th Quarter	685,910	12.50	10.50	28,353	17.00	11.90
Annual	933,034	15.90	10.50	195,713	21.65	11.00

Fiscal Year 2009
1st Quarter	5,462	10.70	9.00	12,908	14.00	8.00

	Bolsa de comercio de Buenos Aires			NASDAQ
		Ps. Per share			US$. Per ADS
	Share Volume	High	Low	ADS Volume	High	Low
2nd Quarter	39,982	10.40	6.25	38,315	9.79	3.96
3rd Quarter	11,093	9.90	8.80	39,821	5.98	2.99
4th Quarter	34,990	9.70	9.00	10,165	5.95	4.10
Annual	91,527	10.70	6.25	101,209	14.00	2.99

Fiscal Year 2010
1st Quarter	53,033	6.30	4.25	15,667	6.60	5.30
2nd Quarter	39,982	10.40	6.25	68,980	10.49	5.50
3rd Quarter	36,182	9.90	8.50	35,397	10.83	8.31
4th Quarter	55,535	9.70	8.50	55,931	11.00	8.50
Annual	184,732	10.40	4.25	175,975	11.00	5.30

Fiscal Year 2011
1st Quarter	87,871	9.70	9.00	46,601	10.94	8.50
2nd Quarter	149,126	16.50	9.70	235,469	18.00	10.02
January 2011	32,278	17.50	16.00	34,436	17.20	15.89
February 2011	16,577	17.00	15.70	18,200	16.98	14.55
March 2011	11,164	15.80	13.80	665,361	15.94	5.55
April 5, 2011	5,883	16.30	15.45	5,310	15.05	14.30

Source: Bloomberg

Due to the aggregate ownership of approximately 94.9% as of December 31, 2010 by our principal shareholder, the liquidity of our shares is restricted and may frequently cause our stock not to be traded daily.

Argentine Securities Markets

Comisión Nacional de Valores

The Comisión Nacional de Valores is a separate governmental entity with jurisdiction covering the territory of Argentina. Its main purpose is to ensure transparency of Argentina’s securities markets, to watch over the market price formation process and to protect investors. The Comisión Nacional de Valores supervises corporations authorized to issue securities to the public, the secondary markets where these securities are traded, and all persons and corporations involved in any capacity in the public offering and trading of these securities. The Argentine markets are governed generally by Law No. 17,811, as amended, which created the Comisión Nacional de Valores and regulates stock exchanges, stockbrokers, market operations and the public offerings of securities. There is a relatively low level of regulation of the market for Argentine securities and of investors’ activities in such market, and enforcement of existing regulatory provisions has been extremely limited. Furthermore, there may be less publicly available information about Argentine companies than is regularly published by or about companies in the United States and certain other countries. However, the Argentine government and the Comisión Nacional de Valores, taking into consideration the deeper global awareness of the importance of having adequate corporate governance practices and a legal framework to enforce principles such as “full information”, and “transparency”, have issued decree No. 677/2001. This decree has the objective of determining the rights of the “financial consumer”, increasing market transparency and an adequate legal framework to increase the investor’s protection within the capital market. Most of its reforms are in line with world trends pertaining to corporate governance practices that have already been adopted by many emerging markets.

In order to offer securities to the public in Argentina, an issuer must meet certain requirements of the Comisión Nacional de Valores regarding assets, operating history, management and other matters, and only securities for which an application for a public offering has been approved by the Comisión Nacional de Valores may be listed on the Buenos Aires Stock Exchange. This approval does not imply any kind of certification or assurance related to the merits or the quality of the securities, or the issuer’s solvency. Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements, as well as various other periodic reports, with the Comisión Nacional de Valores and the Buenos Aires Stock Exchange.

Securities Exchanges in Argentina

There are 12 securities exchanges in Argentina. The principal exchange for the Argentine securities market is the Buenos Aires Stock Exchange, which handles approximately 99% of all equity trading in the country.

Buenos Aires Stock Exchange

The Buenos Aires Stock Exchange is a complex, non-profit, and self-regulated organization. The various markets require different self-organizations of brokers within the Buenos Aires Stock Exchange, which is one of its particular characteristics. The most important and traditional of such markets is Mercado de Valores S.A. (“MERVAL”).

The securities that may be listed on the Buenos Aires Stock Exchange are: Stocks, Corporate Bonds, Convertible Corporate Bonds, Close-ended Investment Funds, Financial Trust, Indexes, Derivatives and Public Bonds. The Buenos Aires Stock Exchange is legally qualified for admission, suspension, and delisting of securities according to its own rules approved by the Comisión Nacional de Valores. Furthermore, the Buenos Aires Stock Exchange works very closely with the Comisión Nacional de Valores in surveillance activities. Also under a special agreement, registration and listing applications are directly filed with the Buenos Aires Stock Exchange for simultaneous processing.

MERVAL

The MERVAL is a corporation whose 134 shareholder members are the only individuals and entities authorized to trade, either as principal or as agent, in the securities listed on the Buenos Aires Stock Exchange. Trading on the Buenos Aires Stock Exchange is conducted by continuous open outcry, or the traditional auction system, from 11:00 a.m. to 5:00 p.m. each business trading day of the year. Trading on the Buenos Aires Stock Exchange is also conducted through a Sistema Integrado de Negociación Asistida por Computación (“SINAC”). SINAC is a computer trading system that permits trading in debt securities and equity securities. SINAC is accessed by brokers directly from workstations located at their offices. Currently, all transactions relating to listed notes and listed government securities can be effected through SINAC.

Over the Counter Market

The Electronic Open Market (Mercado Abierto Electrónico or “MAE”) is an exchange organized under the laws of Argentina, which operates as a self-regulatory organization under the supervision of the Comisión Nacional de Valores.

The MAE works as an electronic platform to process Over The Counter transactions. It is an electronic exchange where both government securities and corporate bonds are traded through spot and forward contracts.

The MAE has 90 brokers/dealers members, which include national banks, provincial banks, municipal banks, private national banks, foreign banks, cooperative banks, financial institutions, foreign exchange entities and pure brokers/dealers (exclusively engaged in brokerage activities). Both Argentine or foreign capital banks and financial institutions may be the MAE’s brokers/dealers.

Securities to be traded must be registered with the pertinent supervising authorities and may be traded in the Mercado Abierto Electrónico, in other exchanges or in both of them concurrently.

Securities Central Depositary

Caja de Valores S.A. is a corporation organized under the laws of Argentina, totally private, which acts as central depositary of public bonds and private securities. It was established in 1974 by Act 20,643, and it is supervised by the Comisión Nacional de Valores.

Those authorized to make deposits of securities with the Caja de Valores are stockbrokers, banking financial institutions, and mutual funds.

The majority shareholders of the Caja de Valores S.A. are the Buenos Aires Stock Exchange and the MERVAL (49.98% each).

Information regarding the Buenos Aires Stock Exchange

	As of June 30,		As of December 31,
	2009	2010	2009	2010
Market capitalization (Ps.billion)	1,751.13	1,607.88	2,184.94	1,900.16
Average daily trading volume (Ps.million)	39.97	45.59	43.77	56.97
Number of listed companies	110	105	106	106

Although companies may list all of their capital stock on the Buenos Aires Stock Exchange, in many cases a controlling block is retained by the principal shareholders resulting in only a relatively small percentage of many companies’ stock being available for active trading by the public on the Buenos Aires Stock Exchange.

As of December 31, 2010, approximately 106 companies had equity securities listed on the Buenos Aires Stock Exchange. As of December 31, 2010, approximately 9.34% of the total market capitalization of the Buenos Aires Stock Exchange was represented by the securities of the ten largest national companies.

The Argentine securities markets are substantially more volatile than the securities markets in the United States and certain other developed countries. The MERVAL experienced a 13% increase in 1995, a 25% increase in 1996, a 6% increase in 1997, a 37% decrease in 1998, a 28% increase in 1999, a 24% decrease in 2000, a 29% decrease in 2001, a 77% increase in 2002, a 104% increase in 2003, a 28% increase in 2004, a 13% increase in 2005, a 34% increase in 2006, a 2.93% increase in 2007, a 0.59% increase in 2008, 102.98 % increase in 2009 and a 47.77 % increase in 2010. In order to control price volatility, the MERVAL operates a system pursuant to which the negotiation of a particular stock or debt security is suspended for a 15 minute period when the price of the security registers a variation on its price between 10% and 15% and between 15% and 20%. Any additional 5% variation on the price of the security after that results in additional 10 minute successive suspension periods.

NASDAQ Stock Market

Our ADSs are listed and traded in the NASDAQ Global Market under the trading symbol “APSA”.

DIVIDENDS AND DIVIDEND POLICY

Pursuant to Argentine law, the distribution and payment of dividends to shareholders is allowed only if they result from realized and net earnings of the company pursuant to annual financial statements approved by the shareholders. The approval, amount and payment of dividends are subject to the approval by our shareholders at our annual ordinary shareholders meeting. The approval of dividends requires the affirmative vote of a majority of the shares entitled to vote at the meeting.

In accordance with Argentine law and our by-laws, net and realized profits for each fiscal year are allocated as follows:

•	5% of such net profits is allocated to our legal reserve, until such reserve amounts to 20% of our capital stock;

•	a certain amount determined at a shareholders’ meeting is allocated to compensation of our directors and the members of our Supervisory Committee; and

•	additional amounts may be allocated for the payment of dividends or to optional reserve funds, or to establish reserves or for whatever other purpose our shareholders determine.

According to rules issued by the Comisión Nacional de Valores, cash dividends must be paid to shareholders within 30 days of the resolution approving their distribution. In the case of stock dividends, the shares must be delivered to shareholders within three months of the annual ordinary shareholders’ meeting that approved them.

The board of directors’ proposal for the distribution of an early cash dividend amounting to Ps.130.8 million, of which the shareholders collected Ps.0.10386124676 (Argentine Peso) per share, was approved during the annual shareholders’ meeting, held on March 31, 2011. The payment was made on April 11, 2011.

The table below presents the dividend payment ratio and the total amount of dividends paid, each paid entirely in common shares, for the mentioned years. Figures in Pesos are stated in nominal Pesos as of their respective payment date.

Year	Cash dividends	Stock dividends	Total per share
	(Pesos)	(Pesos)	(Pesos)
2004	17,895,663	—	0.0229
2005	29,000,000	—	0.0371
2006	47,000,000	—	0.0601
2007	55,721,393	—	0.0712
2008	60,237,864	—	0.0770
2009	56,000,000	—	0.0716
2010	113,000,000	—	0.0897
2011	130,844,500	—	0.1039

CAPITALIZATION

The following table sets forth our consolidated capitalization in accordance with Argentine GAAP as of December 31, 2010 and as adjusted to reflect (i) the receipt by us of approximately US$                     million in estimated net proceeds form the issuance and sale of common shares in the global offering, including                      ADSs offered by this prospectus and (ii) the repurchase of our Convertible Notes. The table assumes no exercise of the preemptive and accretion rights by our minority shareholders and no exercise of the over-allotment option granted to the international underwriters. The table below should be read in conjunction with, and is qualified in its entirety by, “Selected Consolidated Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited six-month consolidated financial statements included elsewhere in this prospectus.

	As of December 31, 2010
	Actual	As adjusted
	(unaudited) (thousands of Ps.)	(unaudited) (thousands of Ps.)
Short-term debt	207,516
Long-term debt(1)	654,931
Minority interest	133,158
Shareholders’ equity:
Common stock	125,961
Inflation adjustment of common stock	84,621
Paid-in capital	536,290
Appraisal revaluation	3,953
Voluntary reserve for general purposes	147
Legal reserve (2)	26,045
Reserve for new developments (3)	183
Accumulated retained earnings	137,710
Total shareholders’ equity	914,910

Total capitalization(4)	1,910,515

(1)	We intend to use US$[31.7] million of the proceeds of this offering to repurchase our 10% Convertible Notes due 2014.
(2)	Under Argentine law, we are required to allocate 5% of our net income to a legal reserve until the amount of such legal reserve equals 20% of our outstanding capital.
(3)	Pursuant to a resolution of the Inspección General de Justicia, companies should indicate the intended use of the accumulated retained earnings balance of the period. Accordingly, we transferred the balance of accumulated retained earnings to a special reserve labeled as “Reserve for New Developments.” This reclassification has no impact on our total shareholders equity.
(4)	Total capitalization consists of the sum of short-term and long-term debt, minority interest and shareholders´ equity.

EXCHANGE RATES AND EXCHANGE CONTROLS

Exchange Rates

In April 1991, Argentine law established a fixed exchange rate according to which the Central Bank was statutorily obligated to sell U.S. Dollars to any individual at a fixed exchange rate of Ps.1.00 per US$1.00. On January 7, 2002, the Argentine congress enacted Law No. 25.561 (the “Public Emergency Law”), abandoning over ten years of fixed Peso-U.S. Dollar parity at Ps.1.00 per US$1.00. After devaluing the Peso and setting the official exchange rate at Ps.1.40 per US$1.00, on February 11, 2002, the government allowed the Peso to float. The shortage of U.S. Dollars and their heightened demand caused the Peso to further devalue significantly in the first half of 2002. As of April 5, 2011 the exchange rate was Ps.4.0340=US$1.00 as quoted by Banco de la Nación Argentina at the U.S. Dollar selling rate. During the calendar year 2009 and the first semester of year 2010, the Central Bank has indirectly affected the exchange rate market, through active participation with the purpose of isolating external effects and maintaining a stable parity.

The following table presents the high, low, average and period closing exchange rate for the purchase of U.S. Dollars stated in nominal Pesos per U.S. Dollar.

	High(1)	Low(2)	Average (3)	Period Closing
Fiscal year ended June 30, 2003	3.7400	2.7120	3.2565	2.8000
Fiscal year ended June 30, 2004	2.9510	2.7100	2.8649	2.9580
Fiscal year ended June 30, 2005	3.0400	2.8460	2.9230	2.8670
Fiscal year ended June 30, 2006	3.0880	2.8590	3.0006	3.0860
Fiscal year ended June 30, 2007	3.1080	3.0480	3.0862	3.0930
Fiscal year ended June 30, 2008	3.1840	3.0160	3.1396	3.0250
Fiscal year ended June 30, 2009	3.7780	2.9940	3.3862	3.7770
Fiscal year ended June 30, 2010	3.9130	3.6360	3.8255	3.9110
1st quarter ended September 30, 2010	3.9530	3.9110	3.9217	3.9400
2nd quarter ended December 31, 2010	3.9680	3.9280	3.9475	3.9560
January 2011	3.9880	3.9520	3.9626	3.9880
February 2011	4.0100	3.9890	4.0023	4.0100
March 2011	4.0300	4.0080	4.0165	4.0300
April 5, 2011	4.0340	4.0320	4.0333	4.0340

Source: Banco de la Nación Argentina

(1)	The high exchange rate stated was the highest closing exchange rate of the month during the fiscal year or any shorter period, as indicated.
(2)	The low exchange rate stated was the lowest closing exchange rate of the month during the fiscal year or any shorter period, as indicated.
(3)	Average month-end closing exchange rates.

Fluctuations in the Peso-dollar exchange rate may affect the equivalent in dollars of the price in Pesos of our shares on the Buenos Aires Stock Exchange. Increases in Argentine inflation or devaluation of the Argentine currency could have a material adverse effect on our operating results.

Exchange Controls

Foreign Currency Regulation

All transactions involving the purchase of foreign currency must be settled through the free exchange market where the Central Bank supervises the purchase and sale of foreign currency. Under Decree No. 260/2002, the Argentine government set up an exchange market through which all foreign currency exchange transactions are made. Such transactions are subject to the regulations and requirements imposed by the Central Bank. Under Communication “A” 3471, as amended, the Central Bank established some restrictions and requirements applicable to foreign currency exchange transactions. If such restrictions and requirements are not met, criminal penalties shall be applied.

Outflow and Inflow of Capital

Inflow of capital

Under Argentine Foreign Investment Law No. 21,382, as amended, and the wording restated under Decree No. 1853/1993, the purchase of stock of an Argentine company by an individual or legal entity domiciled abroad or by an Argentine “foreign capital” company (as defined under the Foreign Investment Law) represents a foreign investment.

Under Decree No. 616/2005, as amended, the Argentine government imposed some restrictions on the inflow and outflow of foreign currency into and from the Argentine exchange market, including that inflowing new indebtedness and debt renewals by persons domiciled abroad must be agreed and cancelled within periods not shorter than 365 calendar days, irrespective of the method of payment. Additionally, such debt may not be prepaid before the lapse of such period. Such restrictions do not apply to (i) foreign trade financing or (ii) primary public offering of debt instruments issued under the public offering procedure and listed on a self-regulated market.

A registered, non-transferable and non-interest bearing deposit must be kept in Argentina for a period of 365 calendar days, in an amount equal to 30% of any inflow of funds into the domestic exchange market arising from (i) foreign debt; and (ii) offers involving shares issued by companies domiciled in Argentina that are not listed on self-regulated markets, except for direct investments and other transactions that may result in the inflow of foreign currency, or in indebtedness of a resident towards a non-resident. However, primary debt offerings by means of public offerings which are listed on a self-regulated market are exempted from such requirements.

Communication “A” 4901, dated February 5, 2009, exempts from the obligation to keep such mandatory deposit in the case of inflows into the exchange market made by nonresidents, when the Pesos resulting from the settlement of the foreign currency are applied within the following ten business days to any of the purposes set forth by the classification of current transactions in international accounts, namely: a) discharge of advance payments or liabilities for income and personal asset taxes payable by individuals who are regarded as residents from a tax standpoint; b) payment by nonresidents of contributions to the social security system or payments to employee-owned or prepaid healthcare systems; c) payment of other taxes which, given their nature, are borne by nonresidents in their capacity as taxpayers, and always provided that such payment does not entitle the nonresident to claims vis-à-vis the tax authorities or third parties; and d) other rates and services supplied by residents. In addition, such exemption on mandatory deposits, subject to certain additional requirements, is also applicable to funds remitted from abroad by nonresident companies on behalf of employees from international corporate groups who are temporarily abroad, to local companies responsible for the settlement of taxes and for making the relevant payments.

Outflow of capital, including the availability of cash or cash equivalents

Below are the most relevant regulations regarding outflow of capital.

•

Individuals and legal entities domiciled in Argentina are authorized to purchase up to US$2,000,000 per month and freely transfer said funds abroad. Such amount may be exceded (i) if the amount paid in Argentine Pesos for certain purposes (offshore real estate investments, loans to non-residents, direct investments, contributions made by residents abroad, offshore portfolio investments, other investments made abroad by residents, purchase of foreign currency and traveler checks in Argentina, purchases of foreign currency made by mutual investment funds, donations, etc.) does not exceed the total amount of export duties paid plus three times the amount paid for certain taxes (bank debit and credit tax) during the month that is two months prior to the date of purchase of such foreign currency; and (ii) in case the funds are purchased to make portfolio investments abroad in addition to the maximum amounts mentioned above, provided that the investments and their income are used between 360 days following access to the exchange market to repay principal and interest of financial debts abroad under securities issued abroad, syndicated financial loans abroad, financial loans granted by foreign banks, and other direct debts or debts secured by official credit institutions from abroad and provided that the conditions set forth in Communication “A” 4570 of the Central Bank are met. The Central Bank has issued certain regulations whereby it has authorized the access to the single free exchange market for purposes of buying foreign currency in excess of the limits referred to above, provided that the funds are used for certain specific purposes (See Communication “A” 4822, as amended by Communication “A” 4896);

•

The sale of foreign currency to persons domiciled abroad exceeding US$5,000 must also be previously authorized by the Central Bank, unless the amounts used to purchase foreign currency (i) derive from payments to nonresidents made by residents ordering the transfer; and (ii) payment is made in connection with imports, services, income or other kind of commercial transfer whereby the resident had to resort to the exchange market pursuant to the regulations applicable to the referred payment;

•

Access to the exchange market is allowed for payments of principal amounts due, with the exception of the financial institutions subject to rediscounts granted by the Central Bank and which have restructured their debt with foreign creditors (Decree No. 739/2003 and Communication “A” 3940 of the Central Bank);

•

Nonresidents may have access to the exchange market for purposes of transferring funds to foreign currency denominated accounts held with foreign banks that have been collected in Argentina when such funds derive from repayments of principal amounts of Argentine government securities issued in foreign currency; and

•

As of January 8, 2003, Argentine companies may freely transfer corporate income and dividends related to the audited financial statements of domestic companies without being required to obtain the prior authorization of the Central Bank, and transfers of funds abroad to pay reinsurance premiums shall be subject only to the issue of an opinion by the Argentine Insurance Commissioner on the amount and reasons for such transfer.

Requirements related to Direct Investments

On March 4, 2005, the Central Bank issued Communication “A” 4305 that contains the requirements about the information to be furnished on direct investments and real property investments made by nonresidents in Argentina and by residents abroad, that was implemented under Communication “A” 4237 in November 2004.

Direct Investments in Argentina made by nonresidents

People domiciled abroad must meet the reporting requirements if the amount of the investment in Argentina reaches or exceeds US$0.5 million—measured in terms of the net value of the company where they hold an interest or the tax value of the property purchased. If no such amounts are reached, the reporting system is optional.

Under Communication “A” 4237 of the Central Bank, those reporting requirements must be met by companies in which nonresidents or managers of real property belonging to nonresidents have interests.

Direct investments made outside Argentina by Argentine residents

Argentine investors are required to meet the reporting requirements if the value of their investments abroad reaches or exceeds the equivalent to US$1.0 million, measured in terms of the net value of the company where they hold an interest or the tax value of the real property they own.

If the value of such investment abroad does not exceed the equivalent to US$5.0 million, the report must not be made half-annually, but annually instead. If the investments do not reach the equivalent to US$1.0 million, fulfillment of reporting requirements is optional.

Money Laundering

Argentine Law No. 25,246, as amended, categorizes money laundering as a crime, which is defined as the exchange, transfer, management, sale or any other use of money or other assets obtained through a crime, by a person who did not take part in such original crime, with the potential result that such original assets (or new assets resulting from such original assets) have the appearance of having been obtained through legitimate means, provided that the aggregate value of the assets involved exceeded in the aggregate (through one or more related transactions) $50,000.

The money laundering legal framework in Argentina also assigns information and control duties to certain private sector entities, such as banks, agents, stock exchanges, insurance companies, according to the regulations of the Financial Information Unit, and for financial entities, the Central Bank. These regulations apply to many Argentine companies, including us. These obligations consist mainly of maintaining internal policies and procedures aimed at money laundering prevention and financing of terrorism, especially through the application of the policy “know your client”.

On May 8, 2005, the Comisión Nacional de Valores enacted Resolution No. 554, as amended, which establishes that broker-dealers and other intermediaries that are subject to its supervision can only take part in securities transactions if they are ordered or executed by parties that are registered or domiciled in jurisdictions that are not included in the list of tax heavens included in Decree No 1344/98. Furthermore, the Resolution provides that securities transactions made by parties registered or domiciled in jurisdictions that are not included in such list, but that act as intermediaries of securities’ markets under the supervision of an agency similar to the Comisión Nacional de Valores, are allowed only if such agency has signed a memorandum of mutual understanding with the Comisión Nacional de Valores. Regarding the listed companies under the supervision of the Comisión Nacional de Valores, the Resolution No. 554 states that they shall identified any entity or individual (whether or not a shareholder at that time), that makes a capital contribution or a significant loan, and accomplished with the same obligations established in the previous paragraph for the brokers-dealers and other intermediaries.

In connection with Resolution No. 554, the Central Bank issued Comunicación “A” 4940, as amended, which rules that non-residents of Argentina must obtain the prior approval of the Central Bank in order to purchase foreign currency in the exchange market to repatriate investments when the beneficiary of such repatriation is an individual or an entity registered or domiciled in a jurisdiction listed as a tax heaven in Decree No 1344/98.

DILUTION

As of December 31, 2010, our outstanding capital stock consisted of 1,259,608,411 common shares. If you invest in our ADSs in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per ADS and the pro forma net book value per ADS upon the completion of this offering. Dilution results from the fact that the per-ADS offering price of ADS in this offering could be substantially in excess of the book value per ADS attributable to the ADSs. As of December 31, 2010, we had a net tangible book value of Ps.865.0 million or Ps.0.69 per common share or US$6.94 per ADS. Net tangible book value per common share represents the amount of our total tangible assets of Ps.2,349.0 million (total assets less intangible assets and deferred tax assets) less total liabilities of Ps.1,350.8 million and minority interest of Ps.133.2 million, divided by 1,259,608,411, the total number of our common shares outstanding as of December 31, 2010.

Dilution of shareholders’ interest after this offering

After giving effect to the sale of the         ADSs offered by us in this offering at the offering price of US$         per ADS and of common shares under the Argentine offering at the offering price of Ps.         per share and, after deducting the estimated offering expenses payable by us, our net tangible book value estimated at December 31, 2010 would have been approximately Ps.         million, representing Ps.         per common share and US$         per ADS. This represents an immediate increase in net tangible book value of Ps.         per common share and US$         per ADS to existing shareholders and ADS holders, respectively, and an immediate dilution in tangible book value of US$         per ADS to purchasers of ADSs in this offering. Dilution for this purpose represents the difference between the price per common share paid by these purchasers and net tangible book value per common share immediately after the completion of this offering.

This dilution analysis assumes no exercise of preemptive and accretion rights by our minority shareholders and no exercise of the over-allotment option granted to the international underwriters.

The following table is for illustrative purposes only:

	Per Common Share	Per ADS[1]
	Ps.	US$
Offering price (per common share/ADS)
Net tangible value per common share/ADS prior to the offering	0.69	6.94
Net tangible value per common share/ADS attributable to existing shareholders
Net tangible value per common share/ADS after the offering
Dilution per common share/ADS to new investors(2)
% of dilution per common share/ADS to new investors(3)%		%

(1)	Converted into U.S. Dollars at the exchange rate quoted by the Central Bank for December 31, 2010 which was Ps.3.976 = US$1.00.
(2)	Dilution for this purpose represents the difference between the price per common share/ADS paid by the investors in this offering and the shareholders’ equity value per common share/ADS immediately after the completion of this offering.
(3)	The calculation of the percentage of dilution to new investors is obtained by dividing the dilution of the shareholders’ equity value per common share/ADS to new investors by the price per common share/ADS.

A US$1.00 increase (decrease) in the public offering price of US$         per ADS would increase (decrease) our pro forma net book value after this offering by approximately US$         million, the pro forma net book value per ADS after this offering by US$         per ADS and the dilution in the pro forma net book value per ADS to investors in this offering by US$         per ADS, assuming the number of common shares and ADSs offered under this offering and the Argentine offering, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated offering expenses payable by us.

SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

The following selected consolidated financial data has been derived from our audited and unaudited consolidated financial statements as of the dates and for each of the periods indicated below. This information should also be read in conjunction with and is qualified in its entirety by reference to our audited and unaudited consolidated financial statements included elsewhere in this prospectus and the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Argentine GAAP Financial Information

The selected consolidated statement of income data and cash flow data for the years ended June 30, 2008, 2009 and 2010 and the selected consolidated balance sheet data as of June 30, 2009 and 2010 have been derived from our audited consolidated financial statements included in this prospectus which have been audited by Price Waterhouse & Co. S.R.L., Buenos Aires, Argentina, a member firm of PricewaterhouseCoopers, an independent registered public accounting firm.

The selected consolidated statement of income data and cash flow data for the years ended June 30, 2006 and 2007 and the selected consolidated balance sheet data as of June 30, 2007 and 2008 have been derived from our audited consolidated financial statements as of June 30, 2007 and 2008 and for the years ended June 30, 2006, 2007 and 2008, which are not included in this prospectus.

The selected consolidated balance sheet data as of June 30, 2006 has been derived from our audited consolidated financial statements as of June 30, 2006 and 2007and for the years ended June 30, 2005, 2006 and 2007, which are not included in this prospectus.

The selected consolidated statement of income data and cash flow data for the six-month periods ended December 31, 2009 and 2010 and the selected consolidated balance sheet data as of December 31, 2010 have been derived from our unaudited six-month consolidated financial statements included in this prospectus. Our unaudited six-month consolidated financial statements have been subject of a limited review in accordance with the procedures specified by the Public Company Accounting Oversight Board (PCAOB) for a review of interim financial information as described in PCAOB AU 722 Interim Financial Information.

The selected consolidated balance sheet data as of December 31, 2009 have been derived from our unaudited interim consolidated financial statements as of December 31, 2009 and for the six-month periods ended December 31, 2008 and 2009, which are not included in this prospectus.

The selected consolidated statement of income data and cash flow data for the nine-month periods ended March 31, 2010 and 2011 and the selected consolidated balance sheet data as of March 31, 2011 have been derived from our unaudited nine-month consolidated financial statements included in this prospectus to comply with Instruction 3(a) of Item 8.A.5 since it is more current financial information that was published locally than that required to be included in this prospectus.

The selected consolidated balance sheet data as of March 31, 2010 have been derived from our unaudited interim consolidated financial statements as of March 31, 2010 and for the nine-month periods ended March 31, 2009 and 2010, which are not included in this prospectus.

U.S. GAAP Financial Information

Argentine GAAP differs in certain important respects from U.S. GAAP. See Note 14 to our unaudited six-month consolidated financial statements set forth elsewhere herein and Note 17 to our audited consolidated financial statements set forth elsewhere herein for a description of the principal differences between Argentine GAAP and U.S. GAAP, as they relate to us, and a reconciliation to U.S. GAAP of our net income and shareholders’ equity.

The selected consolidated US GAAP income statement data and cash flow data for the years ended June 30, 2008, 2009 and 2010 and the selected consolidated US GAAP balance sheet data as of June 30, 2009 and 2010 have been derived from Note 17 to our audited consolidated financial statements included in this prospectus. The selected consolidated US GAAP income statement data and cash flow data for the years ended June 30, 2006 and 2007 and the selected consolidated US GAAP balance sheet data as of June 30, 2007 and 2008 have been derived from Note 19 to our audited consolidated financial statements as of June 30, 2008 and 2007 and for the three years in the period ended June 30, 2008 which are not included in this prospectus. The selected consolidated US GAAP balance sheet data as of June 30, 2006 have been derived from Note 19 to our audited consolidated financial statements as of June 30, 2007 and 2006 and for the three years in the period ended June 30, 2007 which are not included in this prospectus.

The selected consolidated US GAAP income statement data and cash flow data for the six-month periods ended December 31, 2009 and 2010 and the selected consolidated US GAAP balance sheet data as of December 31, 2009 and 2010 have been derived from Note 14 to our unaudited six-month consolidated financial statements which are included in this prospectus.

Under US GAAP, pursuant to ASC No. 805 and SAB Topic 5.J “New Basis of Accounting Required in Certain Circumstances”, when a purchase transaction results in an entity becoming substantially wholly-owned, push down accounting is applied in the acquired entity´s separate financial statements. Push down accounting requires that the fair value adjustments and goodwill or negative goodwill identified by the acquiring entity be pushed down and reflected in the financial statements of the acquired entity. Our parent company, IRSA, increased its equity interest in our voting capital on October 15, 2010 (the “October 15, 2010 acquisition”). As a consequence of the October 15, 2010 Acquisition, we have applied push down accounting for US GAAP purposes. For Argentine GAAP purposes, push down accounting is not applied.

Accordingly, the selected consolidated US GAAP income data statement data for the six-month period ended December 31, 2010 prior to October 15, 2010 reflect the historical accounting basis in our assets and liabilities and are labeled “Predecessor Company”. The selected consolidated US GAAP income data statement data for the six-month period ended December 31, 2010 subsequent to October 15, 2010 are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in our consolidated financial statements. Consequently, the amounts shown for the periods prior to and subsequent to October 15, 2010 are not comparable. Please see Note 14 to the unaudited six-month consolidated financial statements for a description of the adjustment related to push down accounting.

We have included our unaudited nine-month consolidated financial statements because we have made this information public through the CNV in Argentina and it represents more current information than that required to be included in order to meet the timeliness requirements of Item 8 of Form 20-F. Our unaudited nine-month consolidated financial statements include only a brief description of the differences between Argentine GAAP and U.S. GAAP, as per Instruction 3(a) to Item 8.A.5 of Form 20-F. There have been no new significant transactions or events after December 31, 2010 which were not previously disclosed and quantified in the reconciliations of earlier periods included in the prospectus. Accordingly, the unaudited nine-month consolidated financial statements do not include a quantification of the main differences between Argentine GAAP and U.S. GAAP.

	As of and for the years ended June 30,						As of and for the six-month periods ended December 31,
	2006	2007	2008	2009	2010	2010	2009	2010	2010
	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(2)	(Ps.)(1)	(Ps.)(1)	US$(3)
							(unaudited)	(unaudited)	(unaudited)
STATEMENT OF INCOME DATA
Argentine GAAP
Revenues:
Leases and services	215,003	270,132	345,395	396,733	518,355	131,863	252,215	331,313	83,328
Consumer financing	122,969	212,965	291,030	236,827	265,346	67,501	111,699	62,792	15,793
Others	23,384	134	3,729	9,005	1,172	298	—	83,011	20,878

Total revenues	361,356	483,231	640,154	642,565	784,873	199,662	363,914	477,116	119,999
Costs	(129,162)	(151,766)	(205,987)	(238,517)	(258,832)	(65,844)	(122,331)	(165,502)	(41,625)
Gross profit (loss):
Leases and services	138,369	179,413	246,575	287,811	359,796	91,528	177,916	247,562	62,264
Consumer financing	88,938	153,255	187,442	113,221	165,401	42,076	63,667	41,114	10,341
Others	4,887	(1,203)	150	3,016	844	215	—	22,938	5,769

Gross profit	232,194	331,465	434,167	404,048	526,041	133,819	241,583	311,614	78,374
Selling expenses	(79,292)	(139,452)	(219,833)	(206,958)	(162,739)	(41,399)	(74,278)	(42,260)	(10,629)
Administrative expenses	(30,290)	(41,274)	(51,050)	(60,851)	(81,434)	(20,716)	(37,582)	(41,239)	(10,372)
Net income (loss) from retained interest in securitized receivables	2,625	3,255	(1,261)	(46,012)	37,470	9,532	26,105	5,042	1,268
Gain from recognition of inventories at net realizable value	3,498	545	185	—	1,162	296	—	10,910	2,744
Operating income (loss):
Leases and services	96,658	127,052	183,250	215,780	266,522	67,800	138,231	193,631	48,700
Consumer financing	24,411	30,678	(22,053)	(128,452)	52,075	13,247	17,757	18,741	4,714
Others	7,666	(3,191)	1,011	2,899	1,903	484	(160)	31,695	7,971

Operating income	128,735	154,539	162,208	90,227	320,500	81,531	155,828	244,067	61,385
Net income (loss) on equity investees	(678)	(679)	(14)	—	—	—	—	4,521	1,137
Amortization of goodwill, net	(4,740)	(4,366)	(2,202)	(1,531)	(1,645)	(418)	(818)	176	44
Financial results, net(4)	(15,634)	(19,466)	(13,388)	(108,879)	(112,348)	(28,580)	(40,277)	(52,568)	(13,221)
Other (expenses) income, net	(9,762)	(3,348)	8,775	3,275	(3,304)	(840)	(1,985)	(2,179)	(548)
Income (loss) before taxes and minority interest	97,921	126,680	155,379	(16,908)	203,203	51,692	112,748	194,017	48,797
Income tax expense	(48,458)	(56,252)	(76,514)	(16,782)	(79,225)	(20,154)	(38,371)	(54,088)	(13,604)
Minority interest	(4,784)	(6,371)	1,105	11,630	(4,876)	(1,240)	(3,067)	(2,219)	(558)

Net income (loss)	44,679	64,057	79,970	(22,060)	119,102	30,298	71,310	137,710	34,635

	As of and for the years ended June 30,						As of and for the six- month period ended December 31, 2009	July 1 to October 14, 2010(5) Predecessor	October 15, to December 31, 2010(5) Successor	July 1 to October 14, 2010(5) Predecessor	October 15, to December 31, 2010(5) Successor

	2006	2007	2008	2009	2010	2010
	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(2)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(3)	US$(3)
							(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
STATEMENT OF INCOME DATA
U.S. GAAP
Revenues(6)	450,012	594,721	774,395	820,329	1,004,462	255,523	448,073	376,528	238,161	94,700	59,900
Costs(6)	(212,881)	(256,705)	(339,084)	(427,630)	(498,435)	(126,796)	(214,253)	(189,079)	(117,556)	(47,555)	(29,566)

Gross profit	237,131	338,016	435,311	392,699	506,027	128,727	233,820	187,449	120,605	47,145	30,333
Selling expenses	(85,494)	(133,963)	(203,294)	(189,120)	(155,668)	(39,600)	(68,943)	(31,886)	(8,805)	(8,020)	(2,215)
Administrative expenses	(30,043)	(40,555)	(48,730)	(58,776)	(80,291)	(20,425)	(36,854)	(23,390)	(17,354)	(5,883)	(4,365)
Net income (loss) from retained interest in securitization receivables	(13,877)	(1,635)	(12,460)	(42,652)	58,115	14,784	11,259	3,404	28	856	7
Loss from recognition of inventories at net realizable value	—	—	—	(2,569)	—	—	—	(7,037)	—	(1,770)	—
Gain on bargain purchase	—	—	—	—	58,470	14,874	58,470	8,493	—	2,136	—
Amortization of push down accounting(5)	—	—	—	—	—	—	—	—	229	—	58
Gain in disposal of Tarshop (5)	—	—	—	—	—	—	—	27,383	—	6,887	—
Operating income	107,717	161,863	170,827	99,582	386,653	98,360	197,752	164,416	94,703	41,352	23,819
Net income (loss) on equity investees	(1,314)	(1,750)	(14)	(18,135)	(842)	(214)	(742)	3,498	4,238	880	1,066
Amortization of goodwill	—	—	—	1,037	2,681	682	(301)	(9)	703	(2)	177
Financials results, net	(25,302)	(25,739)	2,662	(161,314)	(96,229)	(24,480)	(39,588)	(21,508)	(18,692)	(5,409)	(4,701)
Other (expenses) income, net	(3,210)	(6,274)	(2,922)	2,223	(2,892)	(736)	(1,766)	(219)	(38)	(55)	(10)
Income (loss) before taxes and non-controlling interest	77,891	128,100	170,553	(76,607)	289,371	73,613	155,355	146,178	80,914	36,765	20,351
Income tax expense	(28,235)	(46,859)	(58,959)	(42,674)	(62,481)	(15,894)	(46,840)	(11,327)	(32,822)	(2,849)	(8,255)
Net income (loss)	49,656	81,241	111,594	(119,281)	226,890	57,718	108,515	134,851	48,092	33,916	12,096
Non-controlling interest	(2,648)	(5,499)	(2,121)	(1,158)	(5,486)	(1,396)	(2,110)	(1,553)	(168)	(391)	(42)

Net income (loss) attributable to Alto Palermo	47,008	75,742	109,473	(120,439)	221,404	56,323	106,405	133,298	47,924	33,526	12,053

	As of and for the years ended June 30,						As of and for the six-month periods ended December 31,
	2006	2007	2008	2009	2010	2010	2009	2010	2010
	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(2)	(Ps.)(1)	(Ps.)(1)	US$(3)
							(unaudited)	(unaudited)	(unaudited)
BALANCE SHEET DATA
Argentine GAAP
Current Assets:
Cash and banks and other investments, net	70,473	517,239	361,276	207,693	189,732	48,266	181,802	132,050	33,212
Accounts receivable, net	104,820	154,209	175,847	232,376	322,663	82,082	253,419	209,311	52,644
Other receivables and prepaid expenses, net	30,422	49,105	53,459	73,572	70,170	17,850	61,531	148,515	37,353
Inventory, net	7,989	7,292	652	715	14,297	3,637	579	31,390	7,895

Total current assets	213,704	727,845	591,234	514,356	596,862	151,835	497,331	521,266	131,104

Non-Current Assets:
Accounts receivable, net	32,540	41,968	10,128	5,253	25,572	6,505	20,114	1,317	331
Other receivables and prepaid expenses, net	13,254	32,131	57,706	152,894	117,240	29,824	131,439	67,649	17,014
Inventory, net	—	—	3,387	11,031	7,644	1,945	11,031	33,206	8,352
Fixed assets, net	912,795	1,168,027	1,312,544	1,581,723	1,529,571	389,105	1,559,014	1,560,377	392,449
Investments	130	—	—	—	—	—	—	97,105	24,423
Other investments, net	167,843	125,504	267,924	176,860	167,682	42,656	170,550	87,514	22,011
Intangible assets, net	3,222	1,714	1,166	15,514	53,502	13,610	25,763	43,809	11,018
Goodwill, net	11,558	(3,479)	(11,995)	(6,116)	(13,523)	(3,440)	14,446	(13,347)	(3,357)

Total non-current assets	1,141,342	1,365,865	1,640,860	1,937,159	1,887,688	480,206	1,932,357	1,877,630	472,241

Total assets	1,355,046	2,093,710	2,232,094	2,451,515	2,484,550	632,040	2,429,688	2,398,896	603,345

Current Liabilities:
Trade accounts payable	105,719	184,459	227,341	213,715	225,335	57,323	216,471	116,167	29,217
Short-term debt	93,431	78,898	105,993	235,824	204,303	51,972	168,825	207,516	52,192
Salaries and social security payable	10,885	19,599	24,018	23,857	25,692	6,536	18,464	12,125	3,050
Taxes payable	23,762	44,715	60,979	125,546	76,842	19,548	77,839	65,225	16,405
Customer advances	48,053	58,548	68,306	76,721	91,239	23,210	85,018	115,397	29,023
Dividends payable	—	926	—	—	—	—	1,158	2,055	517
Other liabilities	11,200	15,463	20,536	3,718	35,585	9,052	24,846	15,309	3,850

Total debt	293,050	402,608	507,173	679,381	658,996	167,641	592,621	533,794	134,254
Provisions	507	733	656	1,004	1,743	443	1,466	214	54

Total current liabilities	293,557	403,341	507,829	680,385	660,739	168,084	594,087	534,008	134,308

	As of and for the years ended June 30,						As of and for the six-month periods ended December 31,
	2006	2007	2008	2009	2010	2010	2009	2010	2010
	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(2)	(Ps.)(1)	(Ps.)(1)	US$(3)
							(unaudited)	(unaudited)	(unaudited)
Non-Current Liabilities:
Trade accounts payable	1,010	21	3,241	19,681	23,368	5,945	22,668	70	18
Long-term debt	146,780	678,752	662,302	692,134	678,145	172,512	744,672	654,931	164,721
Taxes payable	13,707	27,661	30,234	56,952	48,676	12,383	45,824	31,502	7,923
Customer advances	41,535	65,725	84,092	93,528	89,164	22,682	94,231	93,515	23,520
Other liabilities	10,959	10,434	10,427	14,926	15,242	3,877	9,843	27,163	6,832

Total debts	213,991	782,593	790,296	877,221	854,595	217,399	917,238	807,181	203,014
Provisions	10,667	12,441	7,813	5,492	7,913	2,013	6,906	9,639	2,424

Total non-current liabilities	224,658	795,034	798,109	882,713	862,508	219,412	924,144	816,820	205,438

Total liabilities	518,215	1,198,375	1,305,938	1,563,098	1,523,247	387,496	1,518,231	1,350,828	339,746
Minority interest	29,990	71,428	78,000	122,559	132,343	33,666	130,289	133,158	33,491
Retained earnings (accumulated deficit)	106,611	64,057	79,970	(22,060)	119,102	30,298	71,310	137,710	34,635

Shareholders’ equity	806,841	823,907	848,156	765,858	828,960	210,878	781,168	914,910	230,108

	As of and for the years ended June 30,						As of and for the six-month periods ended December 31,
	2006	2007	2008	2009	2010	2010	2009	2010	2010
	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(2)	(Ps.)(1)	(Ps.)(1)	US$(3)
							(unaudited)	(unaudited)	(unaudited)
BALANCE SHEET DATA
U.S. GAAP
Current Assets:
Cash and banks and other investments, net	70,093	518,655	360,413	189,600	181,737	46,232	168,879	129,214	32,499
Accounts receivable, net	94,312	136,111	129,466	186,565	292,483	74,404	217,139	182,350	45,863
Other receivables and prepaid expenses, net	45,562	72,873	100,357	134,507	115,277	29,325	107,346	186,410	46,884
Inventory, net	4,492	4,782	652	715	13,135	3,341	579	20,480	5,151

Total current assets	214,459	732,421	590,888	511,387	602,632	153,302	493,943	518,454	130,396

Non-Current Assets:
Accounts receivable, net	32,540	41,968	10,128	5,253	24,281	6,177	20,114	1,317	331
Other receivables and prepaid expenses, net	7,259	21,199	42,441	116,080	106,703	27,144	75,571	58,565	14,730
Inventory, net	—	—	3,237	8,312	4,925	1,253	8,312	22,288	5,606
Fixed assets, net	861,157	1,120,692	1,253,937	1,472,481	1,425,354	362,593	1,453,693	1,450,348	364,776
Investments	(814)	(4,434)	—	—	—	—	—	—	—
Other investments, net	167,843	128,605	262,636	176,860	167,682	42,656	170,550	179,924	45,253
Intangible assets, net	(762)	99	874	217	99,460	25,301	69,830	89,957	22,625
Goodwill, net	40,147	25,111	39,776	39,948	34,261	8,716	61,364	31,704	7,974

Total non-current assets	1,107,370	1,333,240	1,613,029	1,819,151	1,862,666	473,840	1,859,434	1,834,103	461,294
Total assets	1,321,829	2,065,661	2,203,917	2,330,538	2,465,298	627,143	2,353,377	2,352,557	591,689

Current Liabilities:
Trade accounts payable	105,571	189,373	236,617	220,264	216,119	54,978	216,864	76,008	19,117
Short-term debt	93,356	78,811	105,626	235,824	204,303	51,972	168,825	207,516	52,192
Salaries and social security payable	10,746	19,251	23,418	23,453	25,471	6,480	18,203	11,607	2,919
Taxes payable	23,728	44,608	60,098	122,578	75,897	19,307	75,329	64,816	16,302
Customer advances	48,053	58,548	68,306	76,721	91,239	23,210	85,018	115,397	29,023
Related parties	387	1,497	(3,607)	—	—	—	—	—	—
Dividends payable	—	926	—	—	—	—	1,158	2,055	517
Other liabilities	11,278	15,463	20,536	5,521	36,547	9,297	25,127	15,309	3,850
Total debts	293,119	408,477	510,994	684,361	649,576	165,244	590,524	492,708	123,921
Provisions	507	734	656	1,004	1,732	441	1,466	—	—

Total current liabilities	293,626	409,211	511,650	685,365	651,308	165,685	591,990	492,708	123,921

Non-Current Liabilities:
Trade accounts payable	1,010	21	3,241	19,681	24,732	6,292	22,668	70	18
Long-term debt	143,946	676,273	659,965	690,122	676,674	172,138	742,906	654,250	164,550
Taxes payable	151,026	157,312	138,471	164,241	148,244	37,712	136,330	99,610	25,053
Customer advances	41,535	65,725	84,092	93,528	89,164	22,682	94,231	93,515	23,520
Related parties	—	—	—	(7,339)	—	—	—	—	—
Other liabilities	10,959	10,434	12,848	19,345	18,587	4,728	13,471	32,964	8,291

	As of and for the years ended June 30,						As of and for the six-month periods ended December 31,
	2006	2007	2008	2009	2010	2010	2009	2010	2010
	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(2)	(Ps.)(1)	(Ps.)(1)	US$(3)
						(unaudited)	(unaudited)	(unaudited)
Total debts	348,476	909,765	898,617	979,578	957,401	243,552	1,009,606	880,409	221,431
Provisions	10,667	12,441	7,812	5,492	7,913	2,013	6,906	9,639	2,424

Total non-current liabilities	359,143	922,206	906,429	985,070	965,314	245,564	1,016,512	890,048	223,855

Total liabilities	652,769	1,331,417	1,418,079	1,670,435	1,616,622	411,250	1,608,502	1,382,756	347,776
Shareholders’ equity attributable to Alto Palermo S.A. (APSA)	643,847	668,074	711,937	528,898	695,789	177,001	595,432	816,424	205,338
Non-controlling interest	25,213	65,794	73,901	131,205	152,887	38,893	149,443	153,377	38,576

Shareholders’ equity	669,060	733,868	785,838	660,103	848,676	215,893	744,875	969,801	243,914

	As of and for the years ended June 30,						As of and for the six-month periods ended December 31,
	2006	2007	2008	2009	2010	2010	2009	2010	2010
	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	(Ps.)(1)	US$(2)	(Ps.)(1)	(Ps.)(1)	US$(3)
							(unaudited)	(unaudited)	(unaudited)
CASH FLOW DATA
Argentine GAAP
Net cash provided by operating activities	170,666	179,712	168,107	71,458	129,561	32,959	122,187	225,531	56,723
Net cash (used in) provided by investing activities	(124,024)	(622,291)	86,884	(298,662)	9,118	2,320	(19,362)	(90,793)	(22,835)
Net cash (used in) provided by financing activities	(39,952)	433,563	(46,492)	20,300	(134,241)	(34,149)	124,432	(78,287)	(19,690)

U.S. GAAP(7)
Net cash provided by operating activities	170,019	178,538	175,085	69,876	126,146	32,090	122,187	225,531	56,723
Net cash provided by (used in) investing activities	(124,800)	(622,633)	79,507	(309,431)	17,094	4,349	(19,362)	(90,793)	(22,835)
Net cash (used in) provided by financing activities	(39,952)	433,563	(46,492)	20,300	(135,815)	(34,550)	(124,432)	(78,287)	(19,690)
Effect of exchange rate changes on cash and cash equivalents	1,144	730	755	8,700	664	169	189	(649)	(163)

OTHER FINANCIAL DATA
Argentine GAAP
Capital expenditures(8)	100,184	96,334	270,171	247,384	53,829	13,693	31,814	28,104	7,068
Depreciation and amortization(9)	68,574	74,608	79,185	94,725	121,959	31,025	60,292	60,232	15,149
Ratio of current assets to current liabilities	0.73	1.80	1.16	0.76	0.90	0.90	0.84	0.98	0.98
Ratio of non-current assets to total assets	0.84	0.65	0.74	0.79	0.76	0.76	0.80	0.78	0.78
Dividends per share	0.04	0.06	0.07	0.08	0.07	0.02	0.07	0.09	0.02
Dividends per ADS	1.49	2.40	2.80	3.20	2.86	0.73	2.86	3.59	0.90
Working capital	(79,853)	324,504	83,405	(166,029)	(63,877)	(16,250)	(96,756)	(12,742)	(3,205)
Basic net income (loss) per common share	0.06	0.08	0.10	(0.03)	0.15	0.04	0.09	0.14	0.04
Basic net income (loss) per ADS	2.29	3.28	4.09	(1.13)	6.09	1.55	3.65	5.49	1.38
Diluted net income (loss) per common share	0.03	0.03	0.04	(0.03)	0.05	0.01	0.03	0.06	0.02
Diluted net income per ADS	1.12	1.32	1.56	0.23	2.10	0.53	1.20	2.54	0.64
Number of shares outstanding	781,963	782,064	782,064	782,064	782,064	782,064	782,064	1,259,608	1,259,608

OPERATING DATA
Gross leaseable area(10)	212,711	213,772	238,422	287,552	286,287	286,287	285,914	299,130	299,130
Number of stores	1,104	1,207	1,200	1,364	1,360	1,360	1,353	1,450	1,450
Tenant retail sales	2,275,075	2,825,762	3,702,346	4,194,159	5,778,239	1,469,916	2,814,907	3,892,943	979,110
Occupancy rate	99.1%	98.9%	99.3%	98.6%	97.5%	97.5%	98.0%	97.3%	97.3%

(1)	In thousands of Pesos, except ratios. Totals may not sum due to rounding.
(2)	Solely for the convenience of the reader we have translated Peso amounts into U.S. Dollars at the exchange rate quoted by Banco de la Nación Argentina as of June 30, 2010, which was Ps.3.931 per US$1.00. We make no representation that the Argentine Peso or U.S. Dollar amounts actually represent, could have been or could be converted into U.S. Dollars at the rates indicated, at any particular rate or at all. See “Exchange Rates and Exchange Controls”. Totals may not sum due to rounding.
(3)	Solely for the convenience of the reader we have translated Peso amounts into U.S. Dollars at the exchange rate quoted by Banco de la Nación Argentina as of December 31, 2010, which was Ps.3.976 per US$1.00. We make no representation that the Argentine Peso or U.S. Dollar amounts actually represent, could have been or could be converted into U.S. Dollars at the rates indicated, at any particular rate or at all. See “Exchange Rates and Exchange Controls”. Totals may not sum due to rounding.
(4)	Includes interest income from past-due receivables, effect on the present value accounting, results from financial investments, other interest, foreign currency exchange results, other holding results, financial expenses, interest on taxes payable and loss from derivative instruments and the result of the sale of Tarshop.
(5)	Our consolidated statement of income data under US GAAP prior to October 15, 2010 reflect the historical accounting basis in our assets and liabilities and are labeled “Predecessor Company”. Our consolidated statement of income data under US GAAP subsequent to October 15, 2010 are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in our consolidated financial statements. Please see Note 14 to the unaudited six-month consolidated financial statements for a description of the adjustment related to push down accounting. The amounts shown for the periods prior to and subsequent to October 15, 2010 are not comparable.
(6)	As part of the lease agreements, tenants are required to pay their proportionate share of common area maintenance expenses. We do not charge any mark up on reimbursable costs. These expenses are incurred and paid by us and then passed through to tenants as reimbursable costs. Under Argentine GAAP, pass-through expenses, such as these reimbursable costs, are accounted for on a net basis and, as such, excluded from revenues and expenses in the financial statements. Under U.S. GAAP, we account for pass-through revenue and expenses in accordance with ASC No. 605-45-15 “Revenue Recognition” (“ASC No. 605-45-15”) (formerly EITF Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred”) and include these costs incurred as a component of revenue and as a component of operating expenses in the statement of operations. As these expenses are fully reimbursed, without mark-up, by the tenants, there is no impact on operating income, net income, EPS, cash flows or the balance sheet. Prior year amounts have been modified to reflect this disclosure difference.
(7)	This table is intended to present cash flows from operating, investing and financing activities under Argentine GAAP but following the classification guidelines of ASC No. 230 “Statement of Cash Flows” (“ASC No. 230”) under U.S. GAAP.
(8)	Capital expenditures include the purchase of fixed assets (including facilities and equipment) and undeveloped parcels of land. Capital expenditures also include escrow deposits held in favor of third parties related to the acquisition of certain fixed assets.
(9)	Corresponds to depreciation and amortization included in operating income.
(10)	Excludes square meters of space occupied by Museo de los Niños.

Argentine GAAP Financial Information as of and for the nine-month periods ended March 31, 2010 and 2011

	As of and for the nine-month periods ended March 31,(1)
	2010	2011	2011
	(Ps.)(2) (unaudited)	(Ps.)(2) (unaudited)	US$(3) (unaudited)
STATEMENT OF INCOME DATA
Argentine GAAP
Revenues:
Leases and services	374,972	483,470	119,258
Consumer financing	181,974	65,782	16,226
Others	—	83,059	20,488

Total revenues	556,946	632,311	155,972
Costs	(187,650)	(202,438)	(49,935)
Gross profit (loss):
Leases and services	262,419	363,738	89,723
Consumer financing	106,877	43,151	10,644
Others	—	22,984	5,670

Gross profit	369,296	429,873	106,037
Selling expenses	(120,349)	(56,169)	(13,855)
Administrative expenses	(54,700)	(56,114)	(13,842)
Net income (loss) from retained interest in securitized receivables	34,824	4,707	1,161
Gain from recognition of inventories at net realizable value	826	11,281	2,783
Operating income (loss):
Leases and services	200,094	285,132	70,334
Consumer financing	29,039	16,507	4,072
Others	764	31,939	7,878

Operating income	229,897	333,578	82,284
Net income (loss) on equity investees	—	6,061	1,495
Amortization of goodwill, net	(1,226)	535	131
Financial results, net(4)	(77,044)	(76,755)	(18,933)
Other (expenses) income, net	(2,063)	9,704	2,394
Income (loss) before taxes and minority interest	149,564	273,123	67,371
Income tax expense	(55,941)	(78,317)	(19,318)
Minority interest	(3,785)	(4,553)	(1,123)

Net income (loss)	89,838	190,253	46,930

BALANCE SHEET DATA
Argentine GAAP
Current Assets:
Cash and banks and other investments, net	189,044	221,735	54,695
Accounts receivable, net	292,913	177,195	43,709
Other receivables and prepaid expenses, net	63,263	173,257	42,737
Inventory, net	1,654	32,201	7,943

Total current assets	546,874	604,388	149,084

Non-Current Assets:
Accounts receivable, net	23,653	669	165
Other receivables and prepaid expenses, net	127,707	55,572	13,708
Inventory, net	11,023	33,206	8,191
Fixed assets, net	1,549,944	1,548,749	382,030
Investments	—	197,207	48,645
Other investments, net	158,368	—	—
Intangible assets, net	35,819	43,094	10,630
Goodwill, net	14,508	(20,816)	(5,135)

Total non-current assets	1,921,022	1,857,681	458,234

Total assets	2,467,896	2,462,069	607,318

	As of and for the nine-month periods ended March 31,(1)
	2010	2011	2011
	(Ps.)(2) (unaudited)	(Ps.)(2) (unaudited)	US$(3) (unaudited)
Current Liabilities:
Trade accounts payable	197,971	86,734	21,395
Short-term debt	173,375	212,547	52,429
Salaries and social security payable	19,813	13,103	3,232
Taxes payable	80,750	68,798	16,970
Customer advances	86,231	125,537	30,966
Dividends payable	—	130,825	32,271
Other liabilities	34,866	37,948	9,361

Total debt	593,006	675,492	166,624
Provisions	1,772	428	106

Total current liabilities	594,778	675,920	166,730

Non-Current Liabilities:
Trade accounts payable	22,723	58	14
Long-term debt	758,344	667,617	164,681
Taxes payable	49,087	35,867	8,847
Customer advances	91,608	90,649	22,360
Other liabilities	14,276	9,381	2,314

Total debts	936,038	803,572	198,216
Provisions	7,458	10,302	2,541

Total non-current liabilities	943,496	813,874	200,757

Total liabilities	1,538,274	1,489,794	367,487
Minority interest	129,926	135,647	33,460
Retained earnings (accumulated deficit)	89,838	190,253	46,930

Shareholders’ equity	799,696	836,628	206,371

CASH FLOW DATA
Argentine GAAP
Net cash provided by operating activities	129,394	323,962	79,912
Net cash (used in) provided by investing activities	(7,270)	(74,482)	(18,372)
Net cash (used in) provided by financing activities	(139,303)	(93,175)	(22,983)

OTHER FINANCIAL DATA
Argentine GAAP
Capital expenditures(5)	62,736	35,175	8,677
Depreciation and amortization(6)	90,793	88,762	21,895
Ratio of current assets to current liabilities	0.92	0.89	0.89
Ratio of non-current assets to total assets	0.78	0.75	0.75
Dividends per share	0.07	0.19	0.05
Dividends per ADS	2.86	7.74	1.91
Working capital	(47,904)	(71,532)	(17,645)
Basic net income (loss) per common share	0.11	0.18	0.04
Basic net income (loss) per ADS	4.60	7.00	1.72
Diluted net income (loss) per common share	0.04	0.09	0.02
Diluted net income per ADS	1.57	3.42	0.84
Number of shares outstanding	782,064	1,259,608	1,259,608

OPERATING DATA
Gross leaseable area(7)	286,287	299,327	299,327
Number of stores	1,358	1,447	1,447
Tenant retail sales	4,070,904	5,559,100	1,371,263
Occupancy rate	98.0%	98.9%	98.9%

(1)	We include our unaudited nine-month consolidated financial statements because we have made this information public through the CNV in Argentina and it represents more current information than that required to be included in order to meet the timeliness requirements of Item 8 of Form 20-F. Our unaudited nine-month consolidated financial statements include only a brief description of the differences between Argentine GAAP and U.S. GAAP, as per Instruction 3(a) to Item 8.A.5 of Form 20-F. There have been no new significant transactions or events after December 31, 2010 which were not previously disclosed and quantified in the reconciliations of earlier periods included in the prospectus. Accordingly, the unaudited nine-month consolidated financial statements do not include a quantification of the main differences between Argentine GAAP and U.S. GAAP.
(2)	In thousands of Pesos, except ratios. Totals may not sum due to rounding.
(3)	Solely for the convenience of the reader we have translated Peso amounts into U.S. Dollars at the exchange rate quoted by Banco de la Nación Argentina as of March 31, 2011, which was Ps.4.054 per US$1.00. We make no representation that the Argentine Peso or U.S. Dollar amounts actually represent, could have been or could be converted into U.S. Dollars at the rates indicated, at any particular rate or at all. See “Exchange Rates and Exchange Controls”. Totals may not sum due to rounding.
(4)	Includes interest income from past-due receivables, effect on the present value accounting, results from financial investments, other interest, foreign currency exchange results, other holding results, financial expenses, interest on taxes payable and loss from derivative instruments and the result of the sale of Tarshop.
(5)	Capital expenditures include the purchase of fixed assets (including facilities and equipment) and undeveloped parcels of land. Capital expenditures also include escrow deposits held in favor of third parties related to the acquisition of certain fixed assets.
(6)	Corresponds to depreciation and amortization included in operating income.
(7)	Excludes square meters of space occupied by Museo de los Niños.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our audited and unaudited consolidated financial statements and accompanying notes included elsewhere in this prospectus, as well as the information presented under “Summary Consolidated Financial and Other Information” and “Selected Consolidated Financial and Other Information”. Our management’s discussion and analysis contains forward-looking statements that are based on current plans and expectations. These forward-looking statements are affected by risks and uncertainties that are discussed under “Risk Factors”.

For purposes of the following discussion, unless otherwise specified, references to fiscal years 2008, 2009 and 2010 relate to the fiscal years ended June 30, 2008, 2009 and 2010, respectively.

We maintain our financial books and records in Pesos. We prepare our audited and unaudited consolidated financial statements in conformity with Argentine GAAP and the regulations of the Comisión Nacional de Valores which differ in significant respects from U.S. GAAP. These differences involve methods of measuring the amounts shown in the financial statements as well as additional disclosures required by U.S. GAAP and Regulation S-X of the SEC. See Note 14 to our unaudited six-month consolidated financial statements set forth elsewhere herein and Note 17 to our audited consolidated financial statements set forth elsewhere herein for a description of the principal differences between Argentine GAAP and U.S. GAAP, as they relate to us, and a reconciliation to U.S. GAAP of our net income and shareholders’ equity.

Overview

We are one of the largest owners and managers of shopping centers in Argentina in terms of gross leasable area and number of shopping centers. We own and operate twelve shopping centers in Argentina, six of which are located in the City of Buenos Aires (Abasto, Paseo Alcorta, Alto Palermo, Patio Bullrich, Buenos Aires Design and Dot Baires), two of which are located in the greater Buenos Aires metropolitan area (Alto Avellaneda and Soleil) and the rest of which are located in different provinces (Alto NOA in the City of Salta, Alto Rosario in the City of Rosario, Mendoza Plaza in the City of Mendoza and Córdoba Shopping-Villa Cabrera in the City of Córdoba). We also own certain properties for future development in Buenos Aires and several important provincial cities.

Argentine Macroeconomic Environment

As a result of the four-year recession that came to a close in the second quarter of 2002, the Argentine economy was dramatically weakened. The current account deficit and the budget deficit, together with the rigidity in its foreign exchange rate system (known as the convertibility regime), the country’s excessive reliance on foreign capital and its mounting external debt resulted in a deep contraction of the economy and in a banking and fiscal crisis when capital started to leave the country. Between December 2001 and January 2002, Argentina abolished the fixed parity between the Peso and the U.S. Dollar, rescheduled bank deposits, converted dollar denominated debts into pesos, and suspended payment on a significant portion of its public debt. In April 2002, the economy started its path to stabilization and realized a clear improvement during the second half of the year, mainly as a result of expanding exports and decreasing imports.

In May 2003, Argentina’s political environment was reorganized when Néstor Kirchner took office as president. Argentina moved towards normalizing its relationship with the IMF, withdrew all the national and provincial governments’ quasi-money securities from circulation and eliminated all deposit restrictions. The trade balance experienced a sustained surplus, aided by the rise in commodity prices and export volumes. Social indicators also improved. During 2004 and 2005, the Argentine economy continued to grow. In June 2005, the Argentine government completed a restructuring of a substantial portion of the federal government’s public debt, which had been in default since December 2001. Argentina reduced the outstanding principal amount of its public debt from US$191.3 billion to US$126.6 billion and negotiated lower interest rates and extended payment terms.

During 2008, the global economy deteriorated significantly as a consequence of the subprime mortgage crisis. Thus, Argentina was faced with a global economic downturn and a drop in the level of activity that delayed the pace of growth. In 2008, inflation measured by the Wholesale Price Index (“IPIM”) was 8.8%, the Peso depreciated against the U.S. Dollar by 8.97% and GDP decreased by 14.3%.

The years 2009 and 2010 saw signs of an economic recovery on a global level, including increases in the level of activity in certain advanced economies, a reduction in unemployment and improvements in housing prices in the U.S. Many currencies have appreciated against the U.S. Dollar, particularly those of Argentina’s commercial partners, and the flow of capital to developing countries has increased, improving Argentina’s ability to pay the balance of its debt. In addition, local consumption has grown during this period, driven by an increase in local lending.

In 2009, inflation measured by IPIM was 5.4%, the Peso depreciated against the U.S. Dollar by 9.5% and GDP increased by 10.73%. In 2010, inflation measured by IPIM was 15.2%, the Peso depreciated against the U.S. Dollar by 4.5% and GDP increased by 9.2%.

The table below shows Argentina’s GDP growth, inflation, dollar exchange rates and the appreciation (devalution) of the Peso against the U.S. Dollar for the indicated periods.

	Fiscal year ended June 30,			Six-month period ended December 31,
	2008	2009	2010	2009	2010
Real GDP growth	1.3%	(4.1)%	3.0%	3.0%	0.6%
Inflation (IPIM)(1)	13.8%	5.4%	15.2%	5.4%	4.8%
Inflation (CPI)(2)	9.3%	5.3%	11.0%	4.2%	3.9%
Appreciation (depreciation) of the Peso against the U.S. Dollar	(2.2)%	(20.5)%	(3.4)%	(0.1)%	(1.1)%
Exhange rate per US$1.00 as at the end of the year	Ps.3.0250	Ps.3.7770	Ps.3.9110	Ps.3.7800	Ps.3.9560
Average exchange rate per US$1.00(3)	Ps.3.1396	Ps.3.3862	Ps.3.8255	Ps.3.7099	Ps.3.8926

(1)	IPIM is the wholesale price index as measured by the Argentine Ministry of Economy and Production.
(2)	CPI is the consumer price index as measured by the Argentine Ministry of Economy and Production.
(3)	Represents average month-end closing exchange rates.
Sources:	INDEC, Argentine Ministry of Economy and Production, Banco de la Nación Argentina

Although Argentina’s economy has recovered significantly from the crisis of 2002, the effects of the global economic slow-down on Argentina cannot be predicted. We cannot assure you that the favorable economic conditions that Argentina has experienced in recent years will continue. See “Risk Factors—Risks Related to Argentina.”

Factors that Affect our Results

Effects of the Argentine macroeconomic environment

All our assets are located in Argentina, where we conduct our operations. Therefore, our financial condition and the results of our operations are significantly dependent upon the economic conditions prevailing in Argentina.

Changes in short- and long-term interest rates, unemployment and inflation may reduce the availability of consumer credit and the purchasing power of individuals who frequent shopping centers. These factors, combined with low GDP growth, may reduce general consumption rates in our shopping centers. Since most of the lease agreements in our shopping centers, our main source of revenue, require tenants to pay a percentage of their total sales as rent, a general reduction in consumption may reduce our revenue. A reduction in the number of shoppers in our shopping centers and consequently, in the demand for parking, may also reduce our revenues from services rendered.

Over the past three fiscal years a considerable improvement was perceived in private consumption and in the grant of loans to consumers, mainly due to a context of relative stability. This led to increased revenues in our three business segments.

Effects of inflation

From 1997 until the end of year 2001, the Argentine government’s policies substantially reduced the level of inflation. Therefore, during that period inflation did not significantly affect our financial condition and results of operations. The following are annual inflation rates since 2002, published by the Argentine Ministry of Economy and Production:

Year ended June 30,	Consumer Price Index	Wholesale Price Index
2002	28.4%	88.2%
2003	10.2%	8.1%
2004	4.9%	8.6%
2005	9.0%	7.7%

Year ended June 30,	Consumer Price Index	Wholesale Price Index
2006	11.0%	12.1%
2007	8.8%	9.4%
2008	9.3%	13.8%
2009	5.26%	5.4%
2010	11.0%	15.2%
Six months ended December 2010	3.93%	4.81%

The increase in inflationary risk may erode our present macroeconomic stability, causing a negative impact on our operations. The IPIM increased by 2.04% in the first two months of 2011, and the Consumer Price Index increased 1.47% in the first two months of 2011.

Additionally, the minimum lease amounts paid by tenants in our shopping centers are generally adjusted in accordance with the coeficiente de estabilizacion de referencia (stabilization index, or “CER”), an inflation index published by the Central Bank. Although higher inflation rates in Argentina may increase the minimum lease amount, given that tenants tend to pass on any increases in their own expenses to consumers, higher inflation may lead to increased sale prices charged by tenants for their products, which will ultimately reduce their sales volumes and consequently the portions of rent based on their total sales.

Seasonality

Our business is subject to seasonality, which affects the sales level of our tenants. During the summer holiday season (January and February) our tenants experience their lowest sales levels, compared to the winter holidays (July) and the month of December (Christmas) when our tenants tend to reach their peak sales figures. Clothes and footwear tenants usually change their collections in spring and autumn, which has a positive effect on shopping sales. Discount sales at the end of each season also impact our business.

Effects of interest rate fluctuations

Most of our U.S. Dollar denominated debt accrues interest at a fixed rate. An increase in interest rates will not necessary result in a significant increase in our financial costs and may not materially affect our financial condition or our results of operations.

Effects of foreign currency fluctuations

A significant portion of our financial debt is denominated in U.S. Dollars. Therefore, a devaluation of the Argentine Peso against the U.S. Dollar would increase our indebtedness measured in Pesos and materially affect our results of operations. Foreign currency exchange rate fluctuations significantly increase the risk of default on our mortgages and lease receivables. Due to the fact that many of our customers have their cash flows in Pesos, a fluctuation of the exchange rate may increase their U.S. Dollar-denominated liabilities. Foreign currency exchange restrictions that may be imposed by the Argentine Government could prevent or restrict our access to U.S. Dollars, affecting our ability to service our U.S. Dollar denominated liabilities.

Factors Affecting Comparability of our Results

Recent Sale of 80% of our Consumer Finance Business

In recent years, we have operated an important a consumer financing business through our subsidiary Metroshop and our affiliate Tarshop. For the fiscal years ended June 30, 2008, 2009 and 2010, this consumer financing business represented 45.5%, 36.9% and 33.8%, respectively, of our revenues. In December 2009, we entered into an agreement for the sale of 80% of Tarshop’s stock to Banco Hipotecario for US$26.8 million. On August 30, 2010, the Central Bank notified Banco Hipotecario of the approval of the transaction, and the transaction was closed on September 13, 2010. Immediately after the sale, our interest in Tarshop was 20% of its capital stock. Because we sold 80% of Tarshop in September 2010, our results for the six-month period ended December 31, 2010 and the nine-month period ended March 31, 2011 are not comparable to our results for the six-month period ended December 31, 2009 and the nine-month period ended March 31, 2010, respectively. In addition, our results for fiscal year 2011 and subsequent years will not be comparable to our results in past fiscal years. See “Summary—Unaudited Pro Forma Financial Information.”

Adoption of Push Down Accounting as of October 15, 2010

Under US GAAP, pursuant to ASC No. 805 and SAB Topic 5.J “New Basis of Accounting Required in Certain Circumstances”, when a purchase transaction results in an entity becoming substantially wholly-owned, push down accounting is applied in the acquired entity’s separate financial statements. Push down accounting requires that the fair value adjustments and goodwill or negative goodwill identified by the acquiring entity be pushed down and reflected in the financial statements of the acquired entity. Our parent company, IRSA, increased its equity interest in our voting capital on October 15, 2010 (the “October 15, 2010 acquisition”). As a consequence of the October 15, 2010 Acquisition, we have applied push down accounting for US GAAP purposes. For Argentine GAAP purposes, push down accounting is not applied. Accordingly, the consolidated statement of income data under US GAAP for the six-month period ended December 31, 2010 prior to October 15, 2010 reflect the historical accounting basis in our assets and liabilities and are labeled “Predecessor Company”. The consolidated statement of income data under US GAAP for the six-month period ended December 31, 2010 subsequent to October 15, 2010 are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in our consolidated financial statements. Consequently, the amounts shown for the periods prior to and subsequent to October 15, 2010 are not comparable. Please see Note 14 to the unaudited six-month consolidated financial statements for a description of the adjustment related to push down accounting.

Business Segment Reporting

We are required to disclose segment information in accordance with Technical Resolution No. 18 “Specific Considerations for the Preparation of Financial Statements.” Technical Resolution No. 18 establishes standards for reporting information about operating segments in annual financial statements and demands disclosure of selected information about the operating segments in any interim financial reports issued to shareholders. Operating segments are components of a company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. The resolution also establishes standards for related disclosures about a company’s products and services, geographical areas and major customers.

We have determined that our reportable segments are those based on our method of internal reporting. Accordingly, we have three reportable segments. These segments are “Leases and services,” “Consumer financing” and “Others.” A general description of each segment follows:

Leases and services

The majority of our revenues are derived from leases with retail tenants in our twelve shopping centers. We generally charge our tenants a rent based on the higher of: (i) a monthly base rent and (ii) a specified percentage of the tenant’s monthly gross retail sales. For the six-month periods ended December 31, 2009 and 2010 and fiscal years ended June 30, 2008, 2009 and 2010, a majority of our tenants paid the rent on the basis of the specified percentage of its monthly gross sales. We also charge our tenants monthly management fees for our administration and maintenance of the common areas and administration of contributions made by tenants to finance promotional efforts for our shopping centers. We recognize management fees monthly when earned. We also generate revenues from admission rights (a non-refundable admission fee tenants may be required to pay upon entering into or renewing a lease), leasing agent fees paid by tenants calculated as a percentage of the final rental value and parking lot fees charged to visitors. We recognize admission rights using the straight-line method over the lives of the respective lease agreements. We recognize leasing agent fees at the time that the transactions are successfully concluded. A transaction is considered successfully concluded when both parties have signed the related lease contract. We recognize parking revenues as services performed.

Consumer financing

As of December 31, 2010, we operate a consumer financing business through our subsidiary Metroshop and our affiliate Tarshop. Tarshop and Metroshop’s operations consist primarily of lending and servicing activities relating to the credit card and personal loan products offered to consumers at shopping centers, hypermarkets and street stores. Our revenues from credit card transactions are derived from interest income generated by financing and lending activities, merchants’ fees, charges for life and disability insurance, and fees for data processing and printing cardholders’ account statements, among others.

Others

Our Others segment includes the development and sale of residential properties, acquisitions of undeveloped parcels of land for future development and sales from time to time of such undeveloped parcels.

We measure our reportable segments based on net income. Inter-segment transactions, if any, are accounted for at current market prices. We evaluate performance of our segments and allocate resources to each segment based on net income. We do not depend on any one customer.

Revenues by Business Segment

The following tables provide the consolidated statement of operations data for each of the six-month periods ended December 31, 2009 and 2010 and fiscal years ended June 30, 2008, 2009 and 2010 by segment activity. Certain other operating data by business segment is included herein. The consolidated statement of operations data for each of the six-month periods ended December 31, 2009 and 2010 has been derived from our unaudited six-month consolidated financial statements and the fiscal years ended June 30, 2008, 2009 and 2010, has been derived from our audited consolidated financial statements included elsewhere in this prospectus.

	Fiscal year ended June 30,			Six-month period ended December 31,
	2008	2009	2010	2009	2010
				(unaudited)
Leases and services	54.2%	61.9%	66.1%	69.9%	69.4%
Consumer financing	45.5%	36.9%	33.8%	30.7%	13.2%
Others	0.6%	1.4%	0.1%	—	17.4%
Inter-segment eliminations (2)	(0.3)%	(0.2)%	(0.0)%	(0.6)%	—

Total	100.0%	100.0%	100.0%	100.0%	100.0%
Total revenues (1)	640.2	642.6	784.9	363.9	477.1

(1)	In million of pesos.
(2)	Includes inter-segment eliminations from lease revenues and expenses which means elimination due to consolidation of the financial statements.

Six-month period ended December 31, 2010	Leases and services	Consumer financing	Others	Eliminations		Total
Revenues	331,313	62,792	83,011	—		477,116
Costs	(83,751)	(22,273)	(60,073)	595	(1)(2)	(165,502)

Gross profit	247,562	40,519	22,938	595		311,614
Selling expenses	(19,046)	(21,124)	(2,090)	—		(42,260)
Administrative expenses	(34,885)	(6,291)	(63)	—		(41,239)
Gain from recognition of inventories at net realizable value	—	—	10,910	—		10,910
Net income from retained interest in securitized receivables	—	5,042	—	—		5,042

Operating income	193,631	18,146	31,695	595		244,067
Net income on equity investees	—	4,521	—	—		4,521
Amortization of goodwill, net	176	—	—	—		176
Financial results, net	(29,409)	(22,603)	39	(595	)(2)	(52,568)
Other expenses, net	(1,793)	(386)	—	—		(2,179)

Income (loss) before taxes and minority interest	162,605	(322)	31,734	—		194,017

Income tax expense	(45,306)	1,508	(10,290)	—		(54,088)
Minority interest	(2,219)	—	—	—		(2,219)

Net income	115,080	1,186	21,444	—		137,710

(1)	Represents inter-segment lease revenues and expenses.
(2)	Represents interest expense generated by inter-segment loan used to fund consumer financing activity.

Six-month period ended December 31, 2009	Leases and services	Consumer financing	Others	Eliminations		Total
Revenues	254,421	111,699	—	(2,206	)(1)	363,914
Costs	(74,299)	(51,700)	—	3,668	(1)(2)	(122,331)

Gross profit	180,122	59,999	—	1,462		241,583
Selling expenses	(18,968)	(55,287)	(23)	—		(74,278)
Administrative expenses	(20,841)	(16,728)	(13)	—		(37,582)
Net income from retained interest in securitized receivables	—	26,105	—	—		26,105

Operating income (loss)	140,313	14,089	(36)	1,462		155,828
Amortization of goodwill, net	(510)	(308)	—	—		(818)
Financial results, net	(39,296)	508	(27)	(1,462	)(2)	(40,277)
Other (expenses) income, net	(1,137)	(854)	6	—		(1,985)

Income (loss) before taxes and minority interest	99,370	13,435	(57)	—		112,748

Income tax expense	(35,843)	(2,548)	20	—		(38,371)
Minority interest	(2,910)	(157)	—	—		(3,067)

Net income (loss)	60,617	10,730	(37)	—		71,310

(1)	Represents inter-segment lease revenues and expenses.
(2)	Represents interest expense generated by inter-segment loan used to fund consumer financing activity.

Year ended June 30, 2010	Leases and services	Consumer financing	Others	Eliminations		Total
Revenues	518,463	265,346	1,172	(108)(1)		784,873
Costs	(158,559)	(102,980)	(328)	3,035(1)(2)		(258,832)

Gross profit	359,904	162,366	844	2,927		526,041
Selling expenses	(37,134)	(125,562)	(43)	—		(162,739)
Administrative expenses	(56,140)	(25,234)	(60)	—		(81,434)
Gain from recognition of inventories at net realizable value	—	—	1,162	—		1,162
Net income from retained interest in securitized receivables	—	37,470	—	—		37,470

Operating income	266,630	49,040	1,903	2,927		320,500
Amortization of goodwill, net	(1,017)	(628)	—	—		(1,645)
Financial results, net	(92,848)	(16,534)	(39)	(2,927)	(2)	(112,348)
Other expenses, net	(1,320)	(1,984)	—	—		(3,304)

Income before taxes and minority interest	171,445	29,894	1,864	—		203,203

Income tax expense	(68,086)	(10,473)	(666)	—		(79,225)
Minority interest	(4,718)	(158)	—	—		(4,876)

Net income	98,641	19,263	1,198	—		119,102

(1)	Represents inter-segment lease revenues and expenses.
(2)	Represents interest expense generated by inter-segment loan used to fund consumer financing activity.

Year ended June 30, 2009	Leases and services	Consumer financing	Others	Eliminations		Total
Revenues	397,914	236,827	9,005	(1,181)	(1)	642,565
Costs	(108,922)	(126,678)	(5,989)	3,072	(1)(2)	(238,517)

Gross profit	288,992	110,149	3,016	1,891		404,048
Selling expenses	(29,308)	(178,038)	(91)	479		(206,958)
Administrative expenses	(43,904)	(17,027)	(26)	106		(60,851)
Net loss from retained interest in securitized receivables	—	(46,012)	—	—		(46,012)

Operating income (loss)	215,780	(130,928)	2,899	2,476		90,227
Amortization of goodwill, net	(1,017)	(514)	—	—		(1,531)
Financial results, net	(106,361)	(24)	(20)	(2,474)	(2)	(108,879)
Other income (expenses), net	3,883	(608)	—	—		3,275

Income (loss) before taxes and minority interest	112,285	(132,074)	2,879	2		(16,908)

Income tax expense	(53,258)	37,484	(1,008)	—		(16,782)
Minority interest	(963)	12,593	—	—		11,630

Net income (loss)	58,064	(81,997)	1,871	2		(22,060)

(1)	Represents inter-segment lease revenues and expenses.
(2)	Represents interest expense generated by inter-segment loan used to fund consumer financing activity.

Year ended June 30, 2008	Leases and services	Consumer financing	Others	Eliminations		Total
Revenues	347,252	291,030	3,729	(1,857	)(1)	640,154
Costs	(98,820)	(106,421)	(3,579)	2,833	(1)(2)	(205,987)

Gross profit	248,432	184,609	150	976		434,167
Selling expenses	(24,808)	(194,726)	(299)	—		(219,833)
Administrative expenses	(40,374)	(10,675)	(1)	—		(51,050)
Gain from recognition of inventories at net realizable value	—	—	185	—		185
Net loss from retained interest in securitized receivables	—	(1,261)	—	—		(1,261)

Operating income (loss)	183,250	(22,053)	35	976		162,208
Loss on equity investees	(14)	—	—	—		(14)
Amortization of goodwill, net	(1,960)	(242)	—	—		(2,202)

Year ended June 30, 2008	Leases and services	Consumer financing	Others	Eliminations		Total
Financial results, net	(13,833)	1,222	199	(976	)(2)	(13,388)
Other income, net	4,975	3,800	—	—		8,775

Income (loss) before taxes and minority interest	172,418	(17,273)	234	—		155,379

Income tax expense	(74,910)	(1,522)	(82)	—		(76,514)
Minority interest	(2,606)	3,711	—	—		1,105

Net income (loss)	94,902	(15,084)	152	—		79,970

(1)	Represents inter-segment lease revenues and expenses.
(2)	Represents interest expense generated by inter-segment loan used to fund consumer financing activity.

Revenues from Leases and Services by Geographical Area

The following tables set forth certain information regarding our revenues from Leases and services segment by geographical area:

	Fiscal year ended June 30,(1)			Six-month period ended December 31,(1)
	2008	2009	2010	2009	2010
	(in millions of Ps.)
City of Buenos Aires	240,990	277,526	373,348	182,374	230,624
Greater Buenos Aires(2)	39,958	47,488	59,833	27,674	43,678
Rest of the country	64,447	71,719	85,174	42,167	57,011

Total revenues	345,395	396,733	518,355	252,215	331,313

(1)	Includes inter-segment eliminations.
(2)	Excluding revenues derived from the City of Buenos Aires.

Critical Accounting Policies and Estimates

We prepared our audited and unaudited consolidated financial statements in accordance with Argentine GAAP. The critical accounting policies are important policies to the portrayal of a company’s financial condition and operating results, and which require management to make difficult and subjective judgments that are inherently uncertain. Based on this definition, we have identified the following significant accounting policies as critical to the understanding of our financial statements. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. These estimates and judgments are subject to an inherent degree of uncertainty. We believe that the estimates and judgments upon which we rely are reasonable based upon information available to us at the time these estimates and judgments are made. We continually evaluate our judgments, estimates and assumptions. To the extent there are material differences between these estimates and actual results, our financial statements will be affected. We believe the following to be our more significant critical accounting policies and estimates used in the preparation of our financial statements:

•	Revenue recognition;

•	Investment in CPs;

•	Business combinations;

•	Fixed assets, net;

•	Provision for allowances and contingencies;

•	Impairment of long-lived assets;

•	Extension of our Convertible Notes’ maturity date;

•	Income tax expense;

•	Minimum presumed income tax; and

•	Negative goodwill, net.

Revenue recognition

Leases and services from shopping center operations. We account for our leases with tenants as operating leases. We generally charge tenants a rent which consists of the higher of (i) a monthly base rent (the “Base Rent”) and (ii) a specified percentage of the tenant’s monthly gross retail sales (the “Percentage Rent”) (which generally ranges between 3% and 10% of tenant’s gross sales). Furthermore, pursuant to the rent escalation clause in most leases, the tenant’s Base Rent generally increases between 18% and 24% each year during the term of the lease. Certain of our lease agreements contain provisions which provide for rents based on a percentage of sales or based on a percentage of sales volume above a specified threshold. We determine the compliance with specific targets and calculate the additional rent on a monthly basis as provided for in the contracts. Thus, we do not recognize contingent rents until the required thresholds are exceeded.

Our lease agreements with tenants vary from 36 to 120 months, with the majority ranging between 36 and 48 months. Law No. 24,808 provides that tenants may rescind commercial lease agreements after the initial six months, upon not less than 60 days’ written notice, subject to penalties of one and a half months rent if the tenant rescinds during the first year of its lease, and one month of rent if the tenant rescinds after the first year of its lease.

We charge our tenants a monthly administration fee relating to the administration and maintenance of the common area and the administration of contributions made by tenants to finance promotional efforts for the overall shopping centers’ operations. The administration fee is prorated among the tenants according to their leases, which varies from shopping center to shopping center. Administration fees are recognized monthly when earned.

In addition to rent, tenants are generally charged “admission rights”, a non-refundable admission fee that tenants may be required to pay upon entering into a lease and upon lease renewal. An admission right is normally paid in one lump sum or in a small number of monthly installments. Admission rights are recognized using the straight-line method over the life of the respective lease agreements.

We also derive revenues for parking lot fees charged to visitors to most of our shopping centers. Parking revenues are recognized as services are performed.

Lease agent operations. Fibesa S.A. (“Fibesa”) acts as the leasing agent for us bringing potential lessees for the retail space available in certain of our shopping centers. Fibesa’s revenues are derived primarily from success fees paid by tenants calculated as a percentage of the final rental income value for both the lessee and us. Revenues related to success fees are recognized at the time that the transaction is successfully concluded. A transaction is considered successfully concluded when both parties have signed the related lease contract.

Sales of properties. We record revenue from the sale of properties when all of the following criteria are met:

•	The sale has been consummated.

•	We have determined that the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property.

•	Our receivable is not subject to future subordination.

•	We have transferred to the buyer the risk of ownership.

Consumer financing. We are engaged, through our affiliate Tarshop and our subsidiary Metroshop, in the origination of consumer loans and credit card transactions and securitization of corresponding receivables. Revenues from credit card transactions are primarily comprised of (i) merchant discount fees which are recognized when we receive and process transactional information; (ii) data processing services which consist of processing and printing cardholders statement of accounts, and which are recognized as services are provided; (iii) life and disability insurance charges to cardholders which are recognized on an up-front basis, and (iv) interest income generated by financing and lending activities. Revenue from financing and lending activities are comprised of interest income which is recognized on an accrual basis. After the sale of 80% of Tarshop in September 2010, we maintain a 20% interest in the company’s business.

Investment in CPs

We enter into ongoing revolving-period securitization programs, or CPs, through which Tarshop transfers credit card receivables to the trust in exchange for cash and retained interests in the trust.

CPs are carried at their equity value based on financial statements issued by the trusts, less allowances for impairment if the carrying value exceeds their estimated recoverable value and classified as investments.

We believe that this accounting policy is a “critical accounting policy” because fair values are based on estimates using other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding prepayments, discount rates, estimates of future cash flows and future expected loss experience. Changes in these assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair value, our fair values should not be compared to those of other companies.

Business combinations

Acquisitions are accounted for under the purchase method of accounting. Under the purchase method, the purchase price is allocated to tangible and intangible assets and liabilities based on their respective fair values in accordance with the provisions of Technical Resolution No. 18. In making estimates of fair values, management utilizes a number of various sources. When we acquire properties, for fair value estimation purposes, we also consider information about each property obtained as a result of pre-acquisition due diligence, marketing and leasing activities. We allocate a portion of the purchase price to tangible assets including the fair value of the building on an as-if-vacant basis and to land determined either by real estate tax assessments, third-party appraisals or other relevant data. Generally we determine the as-if-vacant value by using a replacement cost method. Also, a portion of the purchase price is allocated to above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining noncancelable term of the lease. The capitalized above-market and below-market lease values are amortized as a reduction of or an addition to rental income over the remaining noncancelable terms of the respective leases. Should a tenant terminate its lease, the unamortized portion of the lease intangibles would be charged or credited to income. A portion of the purchase price is also allocated to the value of leases acquired and management utilizes independent sources or management’s determination of the relative fair values of the respective in-place lease values. Our estimates of value are made using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods, considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand.

We also estimate costs to execute similar leases including leasing commissions, legal expenses and other related costs. Other intangible assets acquired may include tenant relationships which are valued based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the respective tenant. We have not identified any lessee with whom it has developed a type of relationship allowing the recognition of an intangible asset.

Fixed assets, net

Properties purchased for rental purposes are classified as fixed assets. Fixed assets are stated at cost, adjusted for inflation, less accumulated depreciation and impairment charges, except for a parcel of land acquired prior to June 30, 1986, which was originally recorded at its appraised value as of such date. This appraisal increased the carrying value of the land by Ps.4.0 million, which was recorded against an appraisal revaluation reserve account within shareholders’ equity. This appraisal revaluation reserve will be charged against income once the land is disposed of or its value becomes impaired.

Depreciation expense has been determined using the straight-line method over the estimated useful lives of the related assets as specified below:

Assets	Estimated useful life (years)
• Properties:
Shopping centers	Between 16 and 31
Others	Between 16 and 50
• Leasehold improvements	3
• Facilities	10
• Furniture and fixtures	Between 3 and 10
• Vehicles	5
• Computer equipment	3
• Software	3
• Others	10

We capitalize interest and foreign exchange differences on real estate development projects. We capitalized interest and foreign exchange differences costs amounting to Ps.10.4 million, Ps.78.9 million, Ps.5.3 million and Ps.1.5 million during fiscal years ended June 30, 2008, 2009 and 2010 and the six-month period ended December 31, 2010, respectively.

The cost of maintenance and repairs is charged to expense as incurred. The cost of significant renewals and improvements are added to the carrying amount of the respective asset.

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of operations.

Provision for allowances and contingencies

We provide for losses relating to accounts and mortgage receivables. The allowance for losses is based on management’s evaluation of various factors, including the credit risk of customers, historical trends and other information. While management uses the information available to make evaluations, future adjustments to the allowance may be necessary if future economic conditions differ substantially from the assumptions used in making the evaluations. Management has considered all events and/or transactions that are subject to reasonable and normal methods of estimations, and the audited and unaudited consolidated financial statements reflect that consideration.

We have certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving labor and other matters. We accrue liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based on developments to date, our estimate of the outcomes of these matters and our lawyers’ experience in contesting, litigating and settling other matters. As the scope of the liabilities becomes better defined, there may be changes in the estimates of future costs, which could have a material effect on our future results of operations and financial condition or liquidity.

We believe that this accounting policy is a “critical accounting policy” because if future conditions differ substantially from the assumptions used in making the evaluations, this could have a material effect on our consolidated balance sheet as well as on our results of operations.

Impairment of long-lived assets

We periodically evaluate the carrying value of our long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying value of a long-lived asset is considered impaired by us when its value in use or its net realizable value, whichever is greater, is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the greater of the value in use or the net realizable value. Value in use is determined by the expected cash flows from the assets discounted at a rate commensurate with the risk involved. Net realizable value is determined by the selling price of the asset less costs to sell.

Under Argentine GAAP, the impairment loss is recorded in the consolidated statement of operations against a liability account. This liability account is a contra account to fixed assets or undeveloped parcels of land or inventories, which means that it is presented on the balance sheet as a direct reduction from the book value of these assets to arrive at the carrying value at any particular point in time. The liability account is depreciated over the useful life of the related asset decreasing depreciation expense each period. Under Argentine GAAP, a previously recognized impairment loss should only be reversed when there is a subsequent change in estimates used to compute the value in use or its net realizable value, whichever is greater. In that event, the new carrying amount of the asset should be the lower of its value in use or its net realizable value, whichever is greater, or the net carrying amount the asset would have had if no impairment had been recognized. Both the impairment charge and the impairment reversal are recognized in earnings in the period in which they are incurred.

We believe that the accounting policy related to the impairment of long-lived assets is a “critical accounting policy” because:

•

it requires our management, in determining fair market value, to make estimates and assumptions (such as, future revenues and cost of revenues, future vacancy rates and future rental prices) that are highly susceptible to change from period to period, and

•

the impact that recognizing or reversing an impairment would have on assets reported on our consolidated balance sheet as well as on the results of our operations could be material. Estimates about future rental prices and future vacancy rates require significant judgment because actual rental prices and vacancy rates have fluctuated in the past and are expected to continue to do so.

During the second quarter of every calendar year we review our assets related to the segments Leases and services and Others for impairment. Fair market values were determined by independent appraisals using either the “rent value method” or the “open market method”, as applicable. As of June 30, 2010, the valuation of each shopping center was performed according to “the rent value method”. This method determines the value of each property considering the specific projected cash flows discounted at a rate commensurate with its risk. We calculated discount rates considering each property’s location, competition in its market, its historical vacancy rates and historical cash flows. The average discount rates we used were 14.50%, the average price per leasable square meter was Ps.10,779 and the average vacancy rate was calculated taking into consideration the real vacancy.

We used the “open market method” for the valuation of land reserves and non-current inventories. We estimated the value of each site by taking into consideration the value of the property according to its surface area and location, as well as the availability of inventory. Our land reserve constitutes an added value as a unique portfolio for shopping centers development in CBD (Central Business Districts). Caballito and Neuquén are the largest locations in our portfolio. The performance of a sensitivity analysis, which reduced prices by 5%, would not have substantially reduced the reversal of the impairments as of June 30, 2010.

Extension of our Convertible Notes’ maturity date

On July 19, 2002, we issued an aggregate amount of US$50.0 million of uncollateralized Convertible Notes in exchange for cash and the settlement of certain liabilities. The Convertible Notes accrue interest at a fixed annual interest rate of 10% (payable semiannually), are convertible at any time at the option of the holder into common shares of Ps.0.10 par value per share and originally matured on July 19, 2006. On May 2, 2006 a Meeting of Noteholders resolved to extend the maturity date of the Convertible Notes through July 19, 2014, leaving the remaining terms and conditions unchanged.

Argentine GAAP require that an exchange of debt instruments with substantially different terms be considered a debt extinguishment. Argentine GAAP clarify that from a debtor’s perspective, an exchange of debt instruments between, or a modification of a debt instrument by, a debtor and a creditor shall be deemed to have been accomplished with debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least 10% different from the present value of the remaining cash flows under the terms of the original instrument. The new debt instrument should be initially recorded at fair value, and that amount should be used to determine the extinguishment gain or loss to be recognized.

Fair value should be determined by the present value of the future cash flows to be paid under the terms of the new debt instrument discounted at a rate commensurate with the risks of the debt instrument and time value of money. If it is determined that the original and new debt instrument are not substantially different, then a new effective interest rate is to be determined based on the carrying amount of the original debt instrument and the revised cash flows. Based on the analysis performed, we concluded that the instruments were not substantially different and accordingly the original Convertible Notes were not considered to have been extinguished.

We believe that the accounting policy related to the extension of our Convertible Notes’ maturity date is a “critical accounting policy” because it required us to make an estimate of the present value of the future cash flows, using an estimated discount rate which is highly susceptible to changes from period to period, and as a result the impact on the fair market value of our debt instruments could be material.

Income tax expense

We recognize income tax using the deferred tax method required by Technical Resolution No. 17. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled, taking into account the laws enacted at the time of issuance of the financial statements. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Technical Resolution No. 17 requires companies to record an impairment allowance for that component of net deferred tax assets which is not recoverable. A valuation allowance is recognized for that component of net deferred tax assets which is more likely than not to be recoverable.

We believe that the accounting estimate related to deferred income tax is a “critical accounting estimate” because:

•	it is highly susceptible to change from period to period because it requires our management to make assumptions, such as future revenues and expenses, exchange rates and inflation among others; and

•

the impact that calculating income tax using this method would have on assets or liabilities reported on our consolidated balance sheet as well as on the income tax result reported in our consolidated statement of operations could be material.

Minimum presumed income tax

We and our subsidiaries are subject to the Minimum Presumed Income Tax Law (“Impuesto a la Ganancia Mínima Presunta” or “MPIT”). The MPIT is calculated on an individual entity basis at the statutory tax rate of 1%, and is based upon the taxable assets of each Argentine entity as of the end of the year. This tax is complementary to income tax and we are required to pay the greater of the income tax or the MPIT. Any excess of the MPIT over the income tax may be carried forward and recognized as a payment on account of any excess of income tax over MPIT occurring within the subsequent ten years. In the opinion of management, it is probable that we will utilize such asset against future taxable income charges within the next ten years and, as a result, we have recognized the accumulated MPIT charge within “Other receivables and prepaid expenses, net”, as appropriate, in the accompanying Consolidated Balance Sheets.

Negative goodwill, net

Negative goodwill, net represents the net effect of goodwill and negative goodwill arising out of business combinations.

Negative goodwill:

Negative goodwill represents the excess of fair market value of net assets acquired over cost. Under Argentine GAAP, when negative goodwill exists, acquired intangible assets are assigned a zero value. Negative goodwill is accounted for as follows: (i) the portion of negative goodwill related to future expected losses is recognized in income in the same periods losses are incurred; (ii) the amount exceeding the interest over the non monetary assets is recognized in income at acquisition date; and (iii) the amount not in excess of the equity interest over the non monetary assets is recognized as negative goodwill and amortized under the straight line method over the weighted average useful lives of the identifiable assets of the acquiree, not exceeding 20 years.

Goodwill:

Goodwill represents the difference between the purchase price paid and the fair market value of net assets acquired, adjusted for inflation. Goodwill is amortized by the straight-line method over terms ranging from 10 years to 19 years.

The carrying amount does not exceed their respective estimated recoverable value as of year-end.

Principal Differences between Argentine GAAP and U.S. GAAP

The principal differences, other than inflation accounting, between Argentine GAAP and U.S. GAAP are related to the following:

•	the accounting for available-for-sale securities;

•	the accounting for pre-operating expenses;

•	the accounting for securitization programs;

•	the present-value accounting;

•	the reversal of previously recognized impairment losses accounting;

•	debtor´s accounting for a modification of convertible debt instruments;

•	the accounting for real estate barter transactions;

•	the revenue recognition of deferred commissions;

•	the revenue recognition of scheduled rent increases;

•	the revenue recognition of deferred of insurance and origination fees;

•	the amortization of fees related to the Senior Notes;

•	software developed or obtained for internal use;

•	deferred income tax calculation purposes;

•	the reversal of certain capitalized financial costs;

•	the reversal of gain from valuation of inventories at net realizable value;

•	differences in basis relating to purchase accounting;

•	appraisal revaluation of fixed assets;

•	disposal of subsidiary;

•	non-controlling interest;

•	impact of U.S. GAAP adjustments on equity investee; and

•	push-down accounting.

In addition, certain other disclosures required under U.S. GAAP have been included in the U.S. GAAP reconciliation. See Note 14 to our unaudited six-month consolidated financial statements included elsewhere in this prospectus and Note 17 to our audited consolidated financial statements included elsewhere in this prospectus.

Net income (loss) under Argentine GAAP for fiscal years ended June 30, 2009 and 2010 and for the six-month periods ended December 31, 2009 and 2010 was approximately Ps.(22.1) million, Ps.119.1 million, Ps.71.3 million and Ps.137.7 million respectively, compared to approximately Ps.(120.4) million, Ps.221.4 million, Ps.106.4 million and Ps.181.2 million respectively, under U.S. GAAP. Shareholders’ equity under Argentine GAAP as of June 30, 2009 and 2010 and December 31, 2010, was Ps.765.9 million, Ps.829.0 million and Ps.914.9 million, respectively, compared to Ps.528.9 million, Ps.695.8 million and Ps.816.4 million, respectively, under U.S. GAAP.

Comparison of Nine-month Periods ended March 31, 2011 and 2010

We have included our unaudited nine-month consolidated financial statements because we have made this information public through the CNV in Argentina and it represents more current information than that required to be included in order to meet the timeliness requirements of Item 8 of Form 20-F.

Revenues

Our revenues increased 13.5%, from Ps.556.9 million during the nine-month period ended March 31, 2010 to Ps.632.3 million during the nine-month period ended March 31, 2011. This variation was mainly attributable to: (i) a Ps.104.0 million increase in the revenues of our Leases and services segment and (ii) a Ps.83.1 million increase in the revenues of our Others segment, partially offset by (iii) a Ps.116.2 million decrease in revenues from our Consumer financing segment.

	Nine-month periods ended March 31,
	2010	2011
	(in millions of Ps.)
Leases and services	379.5	483.5
Consumer financing	182.0	65.8
Others	—	83.1
Eliminations	(4.5)	—

Total revenues	556.9	632.3

Leases and services. Our revenues from Leases and services increased 27.4%, from Ps.379.5 million during the nine-month period ended March 31, 2010 to Ps.483.5 million during the nine-month period ended March 31, 2011, primarily due to a Ps.94.7 million increase in the revenues from leases and admission rights. This increase in revenues from leases and admission rights was due to a 36.6% increase in the total sales of our lessees, from Ps.4,070.8 million during the nine-month period ended March 31, 2010 to Ps.5,559.2 million in the nine-month period ended March 31, 2011.The increase in our lessees sales yielded higher percentage rent and an increase in the average price per square meter.

Consumer financing. The revenues from our Consumer financing segment decreased 63.8%, from Ps.182.0 million during the nine-month period ended March 31, 2010 to Ps.65.8 million during the nine-month period ended March 31, 2011, primarily due to our sale of 80% of the shares of Tarshop in September 2010.

Others. The revenues from our Others segment increased from none during the nine-month period ended March 31, 2010 to Ps.83.1 million during the nine-month period ended March 31, 2011, mainly due to the revenues generated by the sale of Beruti plots of land during this period.

Costs

Total costs increased 7.8%, from Ps.187.7 million during the nine-month period ended March 31, 2010 to Ps.202.4 million during the nine-month period ended March 31, 2011. This was mainly due to (i) a Ps.60.1 million increase in the costs of our Others segment and (ii) a Ps.9.5 million increase in costs in our Leases and services segment; partially offset by (iii) a Ps.54.0 million decrease in the costs of our Consumer financing segment. Total costs as a percentage of total revenues decreased from 33.7% in the nine-month period ended March 31, 2010 to 32.0% during the nine-month period ended March 31, 2011.

	Nine-month periods ended March 31,
	2010	2011
	(in millions of Ps.)
Leases and services	(110.2)	(119.7)
Consumer financing	(77.2)	(23.2)
Others	0.0	(60.1)
Eliminations	(0.2)	0.6

Total costs	(187.7)	(202.4)

Leases and services. The cost of Leases and services increased 8.6%, from Ps.110.2 million during the nine-month period ended March 31, 2010 to Ps.119.7 million during the nine-month period ended March 31, 2011. This increase was mainly attributable to (i) a Ps.5.9 million increase in amortization and depreciation and (ii) a Ps.4.7 million increase in the costs associated to non-recoverable common maintenance expenses, partially offset by (iii) a Ps.1.6 million decrease in parking costs. The cost of our Leases and services segment measured as a percentage of the segment’s revenues decreased from 29.0% in the nine-month period ended March 31, 2010 to 24.8% during the nine-month period ended March 31, 2011, as a result of an increase in rents due to higher total sales of our lessees.

Consumer financing. The cost of our Consumer financing segment decreased 69.9%, from Ps.77.2 million during the nine-month period ended March 31, 2010 to Ps.23.2 million during the nine-month period ended March 31, 2011, primarily due to our sale of 80% of the shares of Tarshop in September 2010. The cost of Consumer financing as a percentage of the segment’s revenues declined from 42.4% in the nine-month period ended March 31, 2010 to 35.3% during the nine-month period ended March 31, 2011, as a result of a 69.9% drop in the segment’s costs compared to a 63.8% drop in revenues in this period.

Others. The cost of our Others segment increased from Ps.0.0 during the nine-month period ended March 31, 2010 to Ps.60.1 million during the nine-month period ended March 31, 2011, primarly as a result of costs incurred in connection with our sale of the Beruti parcels of land during this period.

Gross profit

As a consequence of the above-mentioned factors, our gross profit increased 16.4%, from Ps.369.3 million during the nine-month period ended March 31, 2010 to Ps.429.9 million during the nine-month period ended March 31, 2011. Our gross margin, or gross profit as a percentage of total revenues, increased from 66.3% in the nine-month period ended March 31, 2010 to 68.0% during the nine-month period ended March 31, 2011, due to an increase in the gross margins of our Leases and services and Others segments.

	Nine-month periods ended March 31,
	2010	2011
	(in millions of Ps.)
Leases and services	269.2	363.7
Consumer financing	104.7	42.6
Others	0.0	23.0
Eliminations	(4.7)	0.6

Total gross profit	369.3	429.9

Leases and services. The gross profit of our Leases and services segment increased 35.1%, from Ps.269.2 million for the nine-month period ended March 31, 2010 to Ps.363.7 million during the nine-month period ended March 31, 2011, mainly as a result of a 36.6% increase in the total sales of our lessees, which rose from Ps.4,070.8 million during the nine-month period ended March 31, 2010 to Ps.5,559.2 million in the nine-month period ended March 31, 2011, which resulted in higher percentage rent. The gross profit in the Leases and services segment as a percentage of revenues for this segment increased from 70.9% during the nine-month period ended March 31, 2010 to 75.2% during the nine-month period ended March 31, 2011, mainly as a result of a 8.6% increase in costs in this segment compared to a 27.4% increase in revenues during this period due to an increase in rents due to higher total sales of our lessees.

Consumer financing. The gross profit of our Consumer financing segment decreased 59.3%, from Ps.104.7 million during the nine-month period ended March 31, 2010 to Ps.42.6 million during the nine-month period ended March 31, 2011. The gross profit of our Consumer financing segment as a percentage of this segment’s revenues increased from 57.5% during the nine-month period ended March 31, 2010 to 64.7% during the nine-month period ended March 31, 2011. This variation was mainly attributable to a 69.9% decrease in the costs of this segment compared to a 63.8% decrease in revenues during this period due to a reorganization of our cost structure.

Others. The gross profit of our Others segment increased from Ps.0.0 during the nine-month period ended March 31, 2010 to Ps.23.0 million during the nine-month period ended March 31, 2011, mainly due to the sale of Beruti plots of lands.

Selling expenses

Selling expenses decreased 53.3%, from Ps.120.3 million during the nine-month period ended March 31, 2010 to Ps.56.2 million during the nine-month period ended March 31, 2011, primarily due to (i) a Ps.69.1 million decrease in the expenses of our Consumer financing segment, partially offset by (ii) a Ps.2.8 million increase in expenses of our Leases and services segment and (iii) a Ps.2.1 million increase in expenses of our Others segment. Total selling expenses as a percentage of total revenues, decreased from 21.6% during the nine-month period ended March 31, 2010 to 8.9% during the nine-month period ended March 31, 2011, as a result of a 53.3% decline in selling expenses compared to a 13.5 % increase in revenues during this period primarily due to our sale of 80% of the shares of Tarshop in September 2010.

	Nine-month periods ended March 31,
	2010	2011
	(in millions of Ps.)
Leases and services	(26.2)	(29.0)
Consumer financing	(94.1)	(25.0)
Others	(0.0)	(2.1)
Eliminations	—	—

Total selling expenses	(120.3)	(56.2)

Leases and services. The selling expenses of the Leases and services segment slightly increased from Ps.26.2 million during the nine-month period ended March 31, 2010 to Ps.29.0 million during the nine-month period ended March 31,2011. Selling expenses as a percentage of our Leases and services segment decreased from 6.9% during the nine-month period ended March 31, 2010 to 6.0% during the nine-month period ended March 31, 2011.

Consumer financing. The selling expenses of our Consumer finance segment declined 73.4%, from Ps.94.1 million during the nine-month period ended March 31, 2010 to Ps.25.0 million during the nine-month period ended March 31, 2011, mainly due to our sale of 80% of the shares of Tarshop in September 2010. The selling expenses of our Consumer financing segment, as a percentage of this segment’s revenues, decreased from 51.7% during the nine-month period ended March 31, 2010 to 38.0% during the nine-month period ended March 31, 2011.

Others. The selling expenses of our Others segment increased from Ps.0.0 during the nine-month period ended March 31, 2010 to Ps.2.1 million during the nine-month period ended March 31, 2011, due to a Ps.2.1 million in gross income tax, mainly related to the sale of Beruti plots of land during this period.

Administrative expenses

Administrative expenses increased 2.6%, from Ps.54.7 million during the nine-month period ended March 31, 2010 to Ps.56.1 million during the nine-month period ended March 31, 2011, primarily due to (i) a Ps.6.7 million increase in the administrative expenses of our Leases and services segment, partially offset by (ii) a Ps.9.8 million decrease in the administrative expenses of our Consumer financing segment. Total administrative expenses as a percentage of total revenues decreased from 9.8 % during the nine-month period ended March 31, 2010, to 8.9% during the nine-month period ended March 31, 2011.

	Nine-month periods ended March 31,
	2010	2011
	(in millions of Ps.)
Leases and services	(42.9)	(49.6)
Consumer financing	(16.1)	(6.3)
Others	0.0	(0.2)
Eliminations	4.4	—

Total administrative expenses	(54.7)	(56.1)

Leases and services. The Administrative expenses of the Leases and services segment increased 15.6%, from Ps.42.9 million during the nine-month period ended March 31, 2010 to Ps.49.6 million during the nine-month period ended March 31, 2011, primarily due to (i) a Ps.5.2 million increase in directors’ fees; (ii) a Ps.2.4 million increase in expenses associated with salaries and social security contributions, and (iii) a Ps.1.6 million increase in taxes, rates and contributions, partially offset by (iv) a Ps.3.3 million decrease in fees for services. Administrative expenses of our Leases and services segment, as a percentage of this segment’s revenues, decreased from 11.3% during the nine-month period ended March 31, 2010 to 10.3% during the nine-month period ended March 31, 2011.

Consumer financing. The Administrative expenses of our Consumer financing segment decreased 60.9%, from Ps.16.1 million during the nine-month period ended March 31, 2010 to Ps.6.3 million during the nine-month period ended March 31, 2011. This was mainly due to our sale of 80% of the shares of Tarshop in September 2010. Administrative expenses of our Consumer financing segment as a percentage of this segment’s revenues increased from 8.8% during the nine-month period ended March 31, 2010 to 9.6% during the nine-month period ended March 31, 2011.

Others. The Administrative expenses in the Others segment did not sustain significant variations.

Gain from recognition of inventories at net realizable value

During the nine-month period ended March 31, 2011, our gain from recognition of inventories at net realizable value was Ps.11.3 million due to our recognition of net realizable value as a result of the barter of property adjacent to the Alto Rosario shopping.

Net income from retained interest in securitized receivables

Our net income from retained interest in Consumer financing securitized receivables decreased Ps.30.1 million, from Ps.34.8 million during the nine-month period ended March 31, 2010, to Ps.4.7 million during the nine-month period ended March 31, 2011, primarily due to our sale of 80% of the shares of Tarshop in September 2010.

Operating income

As a result of the factors described above, operating income increased 45.1%, from Ps.229.9 million during the nine-month period ended March 31, 2010 to Ps.333.6 million during the nine-month period ended March 31, 2011, mainly due to (i) a Ps.85.0 million increase in the Leases and services segment and (ii) a Ps.31.1 million increase in the Others segment, partially offset by (iii) a Ps.13.4 million decrease in the Consumer financing segment. Our operating margin, or operating income as a percentage of total revenues, increased from 41.3% during the nine-month period ended March 31, 2010 to 52.8% during the nine-month period ended March 31, 2011, mainly as a result of an increase in the operating margin of all of Leases and services and Others segments.

	Nine-month periods ended March 31,
	2010	2011
	(in millions of Ps.)
Leases and services	200.1	285.1
Consumer financing	29.3	15.9
Others	0.8	31.9
Eliminations	(0.3)	0.6

Total operating income	229.9	333.6

Leases and services. The Operating income from our Leases and services segment increased 42.5%, from Ps.200.1 million for the nine-month period ended March 31, 2010 to Ps.285.1 million for the nine-month period ended March 31, 2011, mainly due to a 27.4% increase in revenues from this segment, partially offset by a 8.6 % increase in direct operating costs, a 15.6% increase in administrative expenses and a 10.7% increase in selling expenses. The Operating income of the Leases and services segment, as a percentage of the segment’s revenues increased from 52.7% during the nine-month period ended March 31, 2010 to 59.0 % during the nine-month period ended March 31, 2011.

Consumer financing. The Operating income of the Consumer financing segment decreased 45.7%, from Ps.29.3 million during the nine-month period ended March 31, 2010 to Ps.15.9 million during the nine-month period ended March 31, 2011. This variation was mainly due to a 63.8 % decrease in the revenues from this segment and a 86.5% decrease in net income from retained interest in securitized receivables, partially offset by a 69.9 % decrease in costs, a 73.4 % decrease in selling expenses and a 60.9% decrease in administrative expenses. The Operating income of the Consumer financing segment as a percentage of the segment’s revenues, increased from 16.1% during the nine-month period ended March 31, 2010 to 24.2% during the nine-month period ended March 31, 2011.

Others. The Operating income of our Others segment increased by Ps.31.1 million, from Ps.0.8 million during the nine-month period ended March 31, 2010 to Ps.31.9 million during the nine-month period ended March 31, 2011.

Gain on equity investees

The gain on equity investees increased from none in the nine-month period ended March 31, 2010 to Ps.6.1 million in the nine-month period ended March 31, 2011. This result includes the valuation under the equity method of our interest in Tarshop.

Amortization of goodwill, net

The Amortization of goodwill, net, increased from a Ps.1.2 million loss in the nine-month period ended March 31, 2010 to a Ps.0.5 million gain in the nine-month period ended March 31, 2011. This result includes the amortization of goodwill recorded upon acquiring of subsidiaries.

Financial results, net

Financial results, net, remained almost stable, decreasing Ps.0.2 million, from a Ps.77.0 million loss during the nine-month period ended March 31, 2010 to a Ps.76.8 million loss during the nine-month period ended March 31, 2011.

The financial results generated by assets decreased from a Ps.9.7 million gain during the nine-month period ended March 31, 2010 to a Ps.2.2 million gain during the nine-month period ended March 31, 2011, due to a Ps.26.7 million decrease in holding results, partially offset by a Ps.9.6 million increase in foreign exchange gains and Ps.9.0 million increased in interest gain.

The financial results generated by liabilities improved Ps.7.7 million, from a Ps.86.7 million loss during the nine-month period ended March 31, 2010 to a Ps.79.0 million loss during the nine-month period ended March 31, 2011, primarily due to (i) a Ps.7.6 million decrease in financial expenses due to lower interest rates on overdrafts and notes (ii) a Ps.5.8 million decrease in interest on tax payable and (iii) a Ps.2.6 million decrease in the results generated by derivative instruments, partially offset by (iv) a Ps.8.2 million increase in the foreign exchange losses charge arising from a bigger variation in the selling exchange rate between the U.S. Dollar and the Argentine peso during nine-month period ended March 31, 2011 (it rose from Ps.3.931 at June 30, 2010 to Ps.4.054 at March 31, 2011), in contrast to the situation a year earlier when the exchange varied slightly (from Ps.3.797 at June 30, 2009 to Ps.3.878 at March 31, 2010).

Other income (expenses), net

Other income (expenses), net increased Ps.11.8 million, from Ps.2.1 million loss during the nine-month period ended March 31, 2010 to a Ps.9.7 million gain during the nine-month period ended March 31, 2011, mainly due to the gain of Ps.12.6 million originated by the sale of Metroshop’s customer portfolio and transfer receivables to Tarshop.

Income tax expense

Income tax expense increased Ps.22.4 million, from Ps.55.9 million during the nine-month period ended March 31, 2010 to Ps.78.3 million during the nine-month period ended March 31, 2011. Given that the Income tax charge was assessed by application of the deferred tax method, we recognized the temporary differences between the book value and the valuation for tax purposes of assets and liabilities and the application of tax loss carry-forwards. Thus, the amount shown as income tax expense reflects not only the amount payable but also the recognition of the tax on the taxable income as booked.

Net income

As a result of the factors described above, our net income for the period increased Ps.100.5 million, from a Ps.89.8 million during the nine-month period ended March 31, 2010 to a Ps.190.3 million during the nine-month period ended March 31, 2011.

Six-month Period ended December 31, 2010 compared to Six-month Period ended December 31, 2009

Revenues

Our revenues increased 31.1%, from Ps.363.9 million during the six-month period ended December 31, 2009 to Ps.477.1 million during the six-month period ended December 31, 2010. This variation was mainly attributable to: (i) a Ps.83.0 million increase in the revenues of our Others segment and (ii) a Ps.76.9 million increase in the revenues of our Leases and services segment, partially offset by (iii) a Ps.48.9 million decrease in revenues from our Consumer financing segment.

	Six-month periods ended December 31,
	2009	2010
	(in millions of Ps.)
Leases and services	254.4	331.3
Consumer financing	111.7	62.8
Others	—	83.0
Eliminations	(2.2)	—

Total revenues	363.9	477.1

Leases and services. Our revenues from Leases and services increased 30.2%, from Ps.254.4 million during the six-month period ended December 31, 2009 to Ps.331.3 million during the six-month period ended December 31, 2010, primarily due to a Ps.67.2 million increase in the revenues from leases and admission rights. This increase in revenues from leases and admission rights was due to a 38.3% increase in the total sales of our lessees, from Ps.2,814.9 million during the six-month period ended December 31, 2009 to Ps.3,892.9 million in the six-month period ended December 31, 2010. The increase in sales yielded higher percentage rent and an increase in the average price per square meter.

Consumer financing. The revenues from our Consumer financing segment decreased 43.8%, from Ps.111.7 million during the six-month period ended December 31, 2009 to Ps.62.8 million during the six-month period ended December 31, 2010, primarily due to our sale of 80% of the shares of Tarshop in September 2010.

Others. The revenues from our Others segment increased 100.0% from Ps.0.0 million during the six-month period ended December 31, 2009 to Ps.83.0 million during the six-month period ended December 31, 2010, mainly due to the revenues generated by the sale of Beruti plots of land during this period.

Costs

Total costs increased 35.3%, from Ps.122.3 million during the six-month period ended December 31, 2009 to Ps.165.5 million during the six-month period ended December 31, 2010. This was mainly due to (i) a Ps.60.1 million increase in the costs of our Others segment and (ii) a Ps.9.4 million increase in costs in our Leases and services segment; partially offset by (iii) a Ps.29.4 million decrease in the costs of our Consumer financing segment. Total costs as a percentage of total revenues increased from 33.6% in the six-month period ended December 31, 2009 to 34.7% during the six-month period ended December 31, 2010, primarily as a result of the costs incurred in connection with our sale of the Beruti parcels of land during such period.

	Six-month periods ended December 31,
	2009	2010
	(in millions of Ps.)
Leases and services	(74.3)	(83.8)
Consumer financing	(51.7)	(22.3)
Others	—	(60.1)
Eliminations	3.7	0.6

Total costs	(122.3)	(165.5)

Leases and services. The cost of Leases and services increased 12.7%, from Ps.74.3 million during the six-month period ended December 31, 2009 to Ps.83.8 million during the six-month period ended December 31, 2010. This increase was mainly attributable to (i) a Ps.7.2 million increase in the costs associated to non-recoverable common maintenance expenses and (ii) a Ps.3.9 million increase in amortization and depreciation; partially offset by (iii) a Ps.2.0 million decrease in parking costs. The cost of our Leases and services segment measured as a percentage of the segment’s revenues decreased from 29.2% in the six-month period ended December 31, 2009 to 25.3% during the six-month period ended December 31, 2010, as a result of an increase in rents due to higher total sales of our lessees.

Consumer financing. The cost of our Consumer financing segment decreased 56.9%, from Ps.51.7 million during the six-month period ended December 31, 2009 to Ps.22.3 million during the six-month period ended December 31, 2010, primarily due to our sale of 80% of the shares of Tarshop in September 2010. The cost of Consumer financing as a percentage of the segment’s revenues declined from 46.3% in the six-month period ended December 31, 2009 to 35.5% during the six-month period ended December 31, 2010, as a result of a 56.9% drop in the segment’s costs compared to a 43.8% drop in revenues in this period.

Others. The cost of our Others segment increased from none during the six-month period ended December 31, 2009 to Ps.60.1 million during the six-month period ended December 31, 2010, primarly as a result of costs incurred in connection with our sale of the Beruti parcels of land during such period.

Gross profit

As a consequence of the above-mentioned factors, our gross profit increased 29.0%, from Ps.241.6 million during the six-month period ended December 31, 2009 to Ps.311.6 million during the six-month period ended December 31, 2010. Our gross margin, or gross profit as a percentage of total revenues, decreased from 66.4% in the six-month period ended December 31, 2009 to 65.3% during the six-month period ended December 31, 2010, due to an increase in the gross margins of our Leases and services and Others segments.

	Six-month periods ended December 31,
	2009	2010
	(in millions of Ps.)
Leases and services	180.1	247.6
Consumer financing	60.0	40.5
Others	—	22.9
Eliminations	1.5	0.6

Total gross profit	241.6	311.6

Leases and services. The gross profit of our Leases and services segment increased 37.5%, from Ps.180.1 million for the six-month period ended December 31, 2009 to Ps.247.6 million during the six-month period ended December 31, 2010, mainly as a result of a 38.3 % increase in the total sales of our lessees, which rose from Ps.2,814.9 million during the six-month period ended December 31, 2009 to Ps.3,892.9 million in the six-month period ended December 31, 2010, which resulted in higher percentage rent. The gross profit in the Leases and services segment as a percentage of revenues for this segment increased from 70.8% during the six-month period ended December 31, 2009 to 74.7% during the six-month period ended December 31, 2010, mainly as a result of a 12.7% increase in costs in this segment compared to a 30.2% increase in revenues during this period due to an increase in rents due to higher total sales of our lessees.

Consumer financing. The gross profit of our Consumer financing segment decreased 32.5%, from Ps.60.0 million during the six-month period ended December 31, 2009 to Ps.40.5 million during the six-month period ended December 31, 2010. The gross profit of our Consumer financing segment as a percentage of this segment’s revenues increased from 53.7% during the six-month period ended December 31, 2009 to 64.5% during the six-month period ended December 31, 2010. This variation was mainly attributable to a 56.9% decrease in the costs of this segment compared to a 43.8% decrease in revenues during this period due to a reorganization of our cost structure.

Others. The gross profit of our Others segment increased from none during the six-month period ended December 31, 2009 to Ps.22.9 million during the six-month period ended December 31, 2010, mainly due to the sale of Beruti plots of lands.

Selling expenses

Selling expenses decreased 43.1%, from Ps.74.3 million during the six-month period ended December 31, 2009 to Ps.42.3 million during the six-month period ended December 31, 2010, primarily due to a Ps.34.2 million decrease in the expenses of our Consumer financing segment, partially offset by a Ps.2.1 million increase in expenses of our Others segment. Total selling expenses as a percentage of total revenues, decreased from 20.4% during the six-month period ended December 31, 2009 to 8.9% during the six-month period ended December 31, 2010, as a result of a 43.1% decline in selling expenses compared to a 31.1 % increase in revenues during this period primarily due to our sale of 80% of the shares of Tarshop in September 2010.

	Six-month periods ended December 31,
	2009	2010
	(in millions of Ps.)
Leases and services	(19.0)	(19.0)
Consumer financing	(55.3)	(21.1)
Others	(0.0)	(2.1)
Eliminations	—	—

Total selling expenses	(74.3)	(42.3)

Leases and services. The selling expenses of the Leases and services segment remained stable at Ps.19.0 during the six-month period ended December 31, 2010. Selling expenses as a percentage of our Leases and services segment decreased from 7.5% during the six-month period ended December 31, 2009 to 5.7% during the six-month period ended December 31, 2010.

Consumer financing. The selling expenses of our Consumer finance segment declined 61.8%, from Ps.55.3 million during the six-month period ended December 31, 2009 to Ps.21.1 million during the six-month period ended December 31, 2010, mainly due to our sale of 80% of the shares of Tarshop in September 2010. The selling expenses of our Consumer financing segment, as a percentage of this segment’s revenues, decreased from 49.5% during the six-month period ended December 31, 2009 to 33.6% during the six-month period ended December 31, 2010.

Others. The selling expenses of our Others segment increased from Ps.0.04 during the six-month period ended December 31, 2009 to Ps.2.1 million during the six-month period ended December 31, 2010, mainly due to a Ps.2.1 million increase in gross income tax as a percentage of this segment’s revenues during the six-month period ended December 31, 2010.

Administrative expenses

Administrative expenses increased 9.6%, from Ps.37.6 million during the six-month period ended December 31, 2009 to Ps.41.2 million during the six-month period ended December 31, 2010, primarily due to (i) a Ps.14.1 million increase in the administrative expenses of our Leases and services segment, partially offset by (ii) a Ps.10.4 million decrease in the administrative expenses of our Consumer financing segment. Total administrative expenses as a percentage of total revenues decreased from 10.3 % during the six-month period ended December 31, 2009, to 8.6% during the six-month period ended December 31, 2010.

	Six-month periods ended December 31,
	2009	2010
	(in millions of Ps.)
Leases and services	(20.8)	(34.9)
Consumer financing	(16.7)	(6.3)
Others	0.0	(0.1)
Eliminations	—	—

Total administrative expenses	(37.6)	(41.2)

Leases and services. The Administrative expenses of the Leases and services segment increased 67.8%, from Ps.20.8 million during the six-month period ended December 31, 2009 to Ps.34.9 million during the six-month period ended December 31, 2010, primarily due to (i) a Ps.9.8 million increase in directors’ fees; (ii) a Ps.2.2 million increase in expenses associated with salaries and social security contributions, (iii) a Ps.1.0 million increase in fees for services and (iv) a Ps.0.5 million increase in taxes, rates and contributions. Administrative expenses of our Leases and services segment, as a percentage of this segment’s revenues, increased from 8.2% during the six-month period ended December 31, 2009 to 10.5% during the six-month period ended December 31, 2010.

Consumer financing. The Administrative expenses of our Consumer financing segment decreased 62.3%, from Ps.16.7 million during the six-month period ended December 31, 2009 to Ps.6.3 million during the six-month period ended December 31, 2010. This was mainly due to our sale of 80% of the shares of Tarshop in September 2010. Administrative expenses of our Consumer financing segment as a percentage of this segment’s revenues decreased from 15.0% during the six-month period ended December 31, 2009 to 10.0% during the six-month period ended December 31, 2010.

Others. The Administrative expenses in the Others segment did not sustain significant variations.

Gain from recognition of inventories at net realizable value

During the six-month period ended December 31, 2010, our gain from recognition of inventories at net realizable value was Ps.10.9 million due to our recognition of net realizable value as a result of the barter of property adjacent to the Alto Rosario shopping.

Net income from retained interest in securitized receivables

Our net income from retained interest in Consumer financing securitized receivables decreased Ps.21.1 million, from Ps.26.1 million during the six-month period ended December 31, 2009, to Ps.5.0 million during the six-month period ended December 31, 2010, primarily due to our sale of 80% of the shares of Tarshop in September 2010.

Operating income

As a result of the factors described above, operating income increased 56.7%, from Ps.155.8 million during the six-month period ended December 31, 2009 to Ps.244.1 million during the six-month period ended December 31, 2010, mainly due to (i) a Ps.53.3 million increase in the Leases and services segment, (ii) a Ps.31.9 million increase in the Others segment and (iii) a Ps.4.0 million increase in the Consumer financing segment. Our operating margin, or operating income as a percentage of total revenues, increased from 42.8% during the six-month period ended December 31, 2009 to 51.2% during the six-month period ended December 31, 2010, mainly as a result of an increase in the operating margin of all of our segments.

	Six-month periods ended December 31,
	2009	2010
	(in millions of Ps.)
Leases and services	140.3	193.6
Consumer financing	14.1	18.1
Others	(0.0)	31.7
Eliminations	1.6	0.6

Total operating income	155.8	244.1

Leases and services. The Operating income from our Leases and services segment increased 38.0%, from Ps.140.3 million for the six-month period ended December 31, 2009 to Ps.193.6 million for the six-month period ended December 31, 2010, mainly due to a 30.2% increase in revenues from this segment, partially offset by a 12.8 % increase in direct operating costs and a 67.8% increase in administrative expenses. The Operating income of the Leases and services segment, as a percentage of the segment’s revenues increased from 55.1% during the six-month period ended December 31, 2009 to 58.4 % during the six-month period ended December 31, 2010.

Consumer financing. The Operating income of the Consumer financing segment increased by Ps.4.0 million, from Ps.14.1 million during the six-month period ended December 31, 2009 to Ps.18.1 million during the six-month period ended December 31, 2010. This variation was mainly due to a 43.8 % decrease in revenues from this segment, a 56.9 % decrease in costs, a 61.8 % decrease in Selling expenses and a 62.3% decrease in Administrative expenses, partially offset by an 80.7% decrease in Net income from retained interest in securitized receivables. The Operating income of the Consumer financing segment as a percentage of the segment’s revenues, increased from 12.6% during the six-month period ended December 31, 2009 to 28.8% during the six-month period ended December 31, 2010.

Others. The Operating income/(loss) of our Others segment increased by Ps.31.7 million, from a none during the six-month period ended December 31, 2009 to Ps.31.7 million of income during the six-month period ended December 31, 2010.

Gain on equity investees

The gain on equity investees increased from Ps.0.0 million in the six-month period ended December 31, 2009 to Ps.4.5 million in the six-month period ended December 31, 2010. This result includes the valuation under the equity method of our interest in Tarshop.

Amortization of goodwill, net

The Amortization of goodwill, net, increased from a Ps.0.8 million loss in the six-month period ended December 31, 2009 to a Ps.0.2 million gain in the six-month period ended December 31, 2010. This result includes the amortization of goodwill recorded upon acquiring of subsidiaries.

Financial results, net

Financial results, net, decreased 30.5%, from a Ps.40.3 million loss during the six-month period ended December 31, 2009 to a Ps.52.6 million loss during the six-month period ended December 31, 2010.

The financial results generated by assets decreased from a Ps.12.4 million gain during the six-month period ended December 31, 2009 to a Ps.6.5 million loss during the six-month period ended December 31, 2010, due to a Ps.26.8 million decrease in holding results mainly due to the sale of Tarshop, partially offset by a Ps.7.2 million increase in foreign exchange gains.

The financial results generated by liabilities improved Ps.6.6 million, from a Ps.52.7 million loss during the six-month period ended December 31, 2009 to a Ps.46.1 million loss during the six-month period ended December 31, 2010, primarily due to (i) a Ps.6.1 million decrease in financial expenses due to lower interests generated by overdrafts; (ii) a Ps.5.9 million decrease in interest on tax payable and (iii) a Ps.2.6 million decrease in the results generated by derivatives transactions, partially offset by (iv) a Ps.7.9 million increase in the foreign exchange losses charge arising from a variation in the selling exchange rate between the U.S. Dollar and the Argentine peso during six-month period ended December 31, 2010 (it rose from Ps.3.931 at June 30, 2010 to Ps.3.976 at December 31, 2010), in contrast to the situation a year earlier when the exchange varied slightly (from Ps.3.797 at June 30, 2009 to Ps.3.800 at December 31, 2009);

Other expenses, net

Other expenses, net remained stable, decreasing Ps.0.2 million, from a Ps.2.0 million loss during the six-month period ended December 31, 2009 to a Ps.2.2 million loss during the six-month period ended December 31, 2010.

Income tax expense

Income tax expense increased Ps.15.7 million, from Ps.38.4 million during the six-month period ended December 31, 2009 to Ps.54.1 million during the six-month period ended December 31, 2010. Given that the Income tax charge was assessed by application of the deferred tax method, we recognized the temporary differences between the book value and the valuation for tax purposes of assets and liabilities and the application of tax loss carryforwards. Thus, the amount shown as income tax expense reflects not only the amount payable but also the recognition of the tax on the taxable income as booked.

Net income

As a result of the factors described above, our net income for the period increased Ps.66.4 million, from a Ps.71.3 million in income during the six-month period ended December 31, 2009 to a Ps.137.7 million in income during the six-month period ended December 31, 2010.

Fiscal Year 2010 compared to Fiscal Year 2009

Revenues

Our revenues increased 22.1%, from Ps.642.6 million during the fiscal year ended June 30, 2009 to Ps.784.9 million during the fiscal year ended June 30, 2010. This variation was mainly attributable to: (i) a Ps.120.6 million increase in the revenues of our Leases and services segment and (ii) a Ps.28.5 million increase in the revenues of our Consumer financing segment, partially offset by a Ps.7.8 million decrease in the revenues from our Others segment.

	Fiscal years ended June 30,
	2009	2010
	(in millions of Ps.)
Leases and services	397.9	518.5
Consumer financing	236.8	265.3
Others	9.0	1.2
Eliminations	(1.1)	(0.1)

Total revenues	642.6	784.9

Leases and services. Our revenues from Leases and services increased 30.3%, from Ps.397.9 million during the fiscal year ended on June 30, 2009 to Ps.518.5 million during the fiscal year ended on June 30, 2010, primarily due to a Ps.109.8 million increase in the revenues from leases and admission rights which in turn is explained by: (i) the increased revenues generated by Dot Baires Shopping from operating for a full year compared to its operations for a month and a half in the previous year; (ii) a 37.8% increase in the total sales of our lessees, from Ps.4,194.2 million during the fiscal year ended on June 30, 2009 to Ps.5,778.2 million in the fiscal year ended on June 30, 2010, which yielded higher percentage leases and (iii) an increase in the average price per square meter.

Consumer financing. The revenues from our Consumer financing segment increased 12.0%, from Ps.236.8 million during the fiscal year ended on June 30, 2009 to Ps.265.3 million during the fiscal year ended on June 30, 2010, primarily due to increases in (i) supermarket and retail store sales; (ii) loans granted and (iii) credit cards issued.

Others. The revenues from our Others segment decreased 87.0%, from Ps.9.0 million during the fiscal year ended on June 30, 2009 to Ps.1.2 million during the fiscal year ended on June 30, 2010, primarily as a result of the fact that during the fiscal year ended on June 30, 2009 we recognized Ps.9.0 million of non-recurring revenues generated by our barter of the land adjacent to the Alto Rosario shopping center.

Costs

Total costs increased 8.5%, from Ps.238.5 million during the fiscal year ended on June 30, 2009 to Ps.258.8 million during the fiscal year ended on June 30, 2010. This was mainly due to (i) a Ps.49.7 million increase in costs in the Leases and services segment; (ii) a Ps.23.7 million decrease in the costs of our Consumer financing segment, and (iii) a Ps.5.7 million decrease in the costs of our Others segment. Total costs as a percentage of total revenues decreased from 37.1% in the fiscal year ended on June 30, 2009 to 33.0% during the fiscal year ended on June 30, 2010, as a result of a smaller percentage increase in total costs compared to total revenues in this year.

	Fiscal years ended June 30,
	2009	2010
	(in millions of Ps.)
Leases and services	(108.9)	(158.6)
Consumer financing	(126.7)	(103.0)
Others	(6.0)	(0.3)
Eliminations	3.1	3.1

Total costs	(238.5)	(258.8)

Leases and services. The cost of Leases and services increased 45.6%, from Ps.108.9 million during the fiscal year ended on June 30, 2009 to Ps.158.6 million during the fiscal year ended on June 30, 2010. This increase was mainly attributable (i) a Ps.23.3 million increase in amortizations and depreciations; (ii) a Ps.9.0 million increase in parking costs; (iii) a Ps.14.7 million increase in the costs associated to non-recovered common maintenance expenses and (iv) an increase in the lawsuit-related contingencies charge of Ps.2.2 million. The cost of our Leases and services segment measured as a percentage of the segment’s revenues increased from 27.5% in the fiscal year ended on June 30, 2009 to 30.6% during the fiscal year ended on June 30, 2010, as a result of a 45.6% increase in the costs of this segment, compared to a 30.3% increase in revenues in this year.

Consumer financing. The cost of our Consumer financing segment decreased 18.7%, from Ps.126.7 million during the fiscal year ended on June 30, 2009 to Ps.103.0 million during the fiscal year ended on June 30, 2010, primarily due to decreases in: (i) the costs of interest and commissions and (ii) the costs of salaries and social security contributions (iii) partially offset by an increase in the third-party fees and services charge. The cost of Consumer financing as a percentage of the segment’s revenues declined from 53.5% in the fiscal year ended on June 30, 2009 to 38.8% during the fiscal year ended on June 30, 2010, as a result of a 18.7% drop in the segment’s costs compared to a 12.0% increase in revenues in this year.

Others. The cost of our Others segment decreased 94.5% from Ps.6.0 million during the fiscal year ended on June 30, 2009 to Ps.0.3 million during the fiscal year ended on June 30, 2010, on account of the barter of property adjacent to the Alto Rosario shopping.

Gross profit

As a consequence of all the above-mentioned factors, our gross profit increased 30.2%, from Ps.404.0 million during the fiscal year ended on June 30, 2009 to Ps.526.0 million during the fiscal year ended on June 30, 2010. Gross profit as a percentage of total revenues increased from 62.9% in the fiscal year ended on June 30, 2009 a 67.0% during the fiscal year ended on June 30, 2010, mainly due to the increase in the gross margins of our Leases and services and Consumer financing segments.

	Fiscal years ended June 30,
	2009	2010
	(in millions of Ps.)
Leases and services	289.0	359.9
Consumer financing	110.1	162.4
Others	3.0	0.8
Eliminations	1.9	2.9

Total gross profit	404.0	526.0

Leases and services. The gross profit of our Leases and services segment increased 24.5%, from Ps.289.0 million for the year ended on June 30, 2009 to Ps.359.9 million during the fiscal year ended on June 30, 2010, mainly as a result of a 37.8 % increase in the total sales of our lessees, which rose from Ps.4,194.2 million during the fiscal year ended on June 30, 2009 to Ps.5,778.2 million in the fiscal year ended on June 30, 2010, which resulted in higher percentage leases. The gross profit in the Leases and services segment as a percentage of revenues for this segment decreased from 72.6% during the fiscal year ended on June 30, 2009 to 69.4% during the fiscal year ended on June 30, 2010, mainly as a result of a 45.6% increase in costs in this segment compared to a 30.3% increase in revenues during this year.

Consumer financing. The gross profit of our Consumer financing segment increased 47.4%, from Ps.110.1 million during the fiscal year ended on June 30, 2009 to Ps.162.4 million during the fiscal year ended on June 30, 2010. The gross profit of our Consumer financing segment as a percentage of this segment’s revenues increased from 46.5% during the fiscal year ended on June 30, 2009 to 61.2% during the fiscal year ended on June 30, 2010. This variation was mainly attributable to an 18.7% decrease in the costs of this segment compared to a 12.0% increase in revenues during this year.

Others. The gross profit of our Others segment decreased from Ps.3.0 million in income during the fiscal year ended on June 30, 2009 to Ps.0.8 million in income during the fiscal year ended on June 30, 2010.

Selling expenses

Selling expenses decreased 21.4%, from Ps.207.0 million during the fiscal year ended on June 30, 2009 to Ps.162.7 million during the fiscal year ended on June 30, 2010, primarily due to a Ps.52.4 million decrease in the expenses of our Consumer financing segment, partially offset by a Ps.7.8 million increase in the expenses associated to our Leases and services segment. Total selling expenses as a percentage of total revenues, decreased from 32.2% during the fiscal year ended on June 30, 2009 to 20.7% during the fiscal year ended on June 30, 2010, as a result of a 21.4% decline in selling expenses compared to a 22.1 % increase in revenues during this year.

	Fiscal years ended June 30,
	2009	2010
	(in millions of Ps.)
Leases and services	(29.3)	(37.1)
Consumer financing	(178.0)	(125.6)
Others	(0.1)	(0.0)
Eliminations	0.4	—

Total selling expenses	(207.0)	(162.7)

Leases and services. The selling expenses of the Leases and services segment increased 26.7%, from Ps.29.3 million during the fiscal year ended on June 30, 2009 to Ps.37.1 million during the fiscal year ended on June 30, 2010, primarily due to (i) a Ps.2.4 million increase in turnover tax charges; (ii) a Ps.2.6 million increase in the expenses associated to salaries and social security contributions and (iii) a Ps.2.4 million increase in the expenses associated to courses, exhibitions and events. The Selling expenses as a percentage of the Leases and services segment decreased slightly from 7.4% during the fiscal year ended on June 30, 2009 to 7.2% during the fiscal year ended on June 30, 2010.

Consumer financing. The selling expenses of our Consumer finance segment declined 29.5%, from Ps.178.0 million during the fiscal year ended on June 30, 2009 to Ps.125.6 million during the fiscal year ended on June 30, 2010, mainly due to (i) a Ps.60.1 million decrease in the loan loss charges; (ii) a Ps.5.5 million decrease in the salaries and social security contributions charges, partially offset by (iii) a Ps.8.0 million increase in the services fees charges. The selling expenses of the Consumer financing segment, as a percentage of this segment’s revenues, decreased from 75.2% during the fiscal year ended on June 30, 2009 to 47.3% during the fiscal year ended on June 30, 2010.

Others. The selling expenses of our Others segment did not sustain significant variations.

Administrative expenses

Administrative expenses increased 33.8%, from Ps.60.9 million during the fiscal year ended on June 30, 2009 to Ps.81.4 million during the fiscal year ended on June 30, 2010, primarily due to (i) a Ps.12.2 million increase in the expenses of our Leases and services segment and (ii) a Ps.8.2 million increase in the expenses of our Consumer financing segment. Total administrative expenses as a percentage of total revenues increased from 9.5% during the fiscal year ended on June 30, 2009, to 10.4% during the fiscal year ended on June 30, 2010.

	Fiscal years ended June 30,
	2009	2010
	(in millions of Ps.)
Leases and services	(43.9)	(56.1)
Consumer financing	(17.0)	(25.2)
Others	0.0	(0.1)
Eliminations	0.0	—

Total administrative expenses	(60.9)	(81.4)

Leases and services. The Administrative expenses of the Leases and services segment increased 27.9%, from Ps.43.9 million during the fiscal year ended on June 30, 2009 to Ps.56.1 million during the fiscal year ended on June 30, 2010, primarily due to (i) a Ps.10.3 million increase in directors’ fees; (ii) a Ps.2.1 million increase in taxes, rates and contributions and, (iii) a Ps.1.1 million increase in the expenses associated to salaries and social security contributions, partially offset by a Ps.2.4 million decrease in fees for services. The Administrative expenses of the Leases and services segment, as a percentage of this segment’s revenues, decreased slightly from 11.0% during the fiscal year ended on June 30, 2009 to 10.8% during the fiscal year ended on June 30, 2010.

Consumer financing. The Administrative expenses of Consumer financing increased 48.2%, from Ps.17.0 million during the year ended on June 30, 2009 to Ps.25.2 million during the year ended on June 30, 2010. This was mainly due to (i) a Ps.5.1 million increase in taxes, rates and contributions and (ii) a Ps.2.4 million increase in salaries and social security contributions. The Administrative expenses of the Consumer financing segment as a percentage of this segment’s revenues increased from 7.2% during the fiscal year ended on June 30, 2009 to 9.5% during the fiscal year ended on June 30, 2010.

Others. The Administrative expenses in the Others segment did not sustain significant variations.

Gain from recognition of inventories at net realizable value

During the fiscal year ended on June 30, 2010, our gain from recognition of inventories at net realizable value was Ps.1.2 million due to the recognition at net realizable value of the Carlos Gardel properties.

Net income from retained interest in securitized receivables

The Net income from retained interest in Consumer financing securitized receivables increased by Ps.83.5 million, from a Ps.46.0 million loss during the fiscal year ended on June 30, 2009, to a Ps.37.5 million income during the fiscal year ended on June 30, 2010, primarily due to (i) the valuation of the Participation Certificates in various series of consumer financing financial trusts, (ii) the comparison of these valuations against their fair values and (iii) the gains/losses from placement of the notes (at the time of the public offering) of the various series of consumer financing financial trusts. The certificates yielded Ps.23.7 million income, primarily due to the decrease in portfolio delinquency (bad debt charges according to minimum requirements, recoveries and refinancing) due in turn to increased volumes in recoveries and changes in lending policies and a decrease in the borrowing interest rates accrued by debt instruments. The series sold through a public offering resulted in Ps.7.6 million of income.

Operating income

As a result of the factors described above, the Operating income increased 255.2%, from Ps.90.2 million during the fiscal year ended on June 30, 2009 to Ps.320.5 million during the year ended on June 30, 2010, mainly due to (i) a Ps.180.0 million increase in the Consumer financing segment and (ii) a Ps.50.8 million increase in the Operating income/(loss) of the Leases and services segment, both partially offset by a Ps.1.0 million decrease in the Others segment. The Operating income/(loss), as a percentage of total revenues, increased 14.0 % during the fiscal year ended on June 30, 2009 to 40.8% during the fiscal year ended on June 30, 2010, mainly on account of the effect of the increase in the operating margin of our Consumer financing segment.

	Fiscal years ended June 30,
	2009	2010
	(in millions of Ps.)
Leases and services	215.8	266.6
Consumer financing	(130.9)	49.0
Others	2.9	1.9
Eliminations	2.4	3.0

Total operating income	90.2	320.5

Leases and services. The Operating income from our Leases and services segment increased 23.6%, from Ps.215.8 million for the fiscal year ended on June 30, 2009 to Ps.266.6 million for the fiscal year ended on June 30, 2010, mainly due to a 30.3 % increase in the revenues from this segment, partially offset by a 45.6 % increase in direct operating costs, a 27.9% increase in Administrative expenses, and a 26.7% increase in Selling expenses. The Operating income/(loss) of the Leases and services segment, as a percentage of the segment’s revenues decreased from 54.2% during the fiscal year ended on June 30, 2009 to 51.4 % during the fiscal year ended on June 30, 2010.

Consumer financing. The Operating income/(loss) of the Consumer financing segment increased by Ps.180.0 million, from a Ps.130.9 million loss during the fiscal year ended on June 30, 2009 to a Ps.49.0 million income during the fiscal year ended on June 30, 2010. This variation was mainly due to a 12.0 % increase in revenues from this segment, a 18.7% decrease in costs and a 29.5% decrease in Selling expenses, partially offset by a 48.2% increase in Administrative expenses. The Operating income/(loss) of the Consumer financing segment as a percentage of the segment’s revenues, increased from (55.3%) during the fiscal year ended on June 30, 2009 to 18.5% during the fiscal year ended on June 30, 2010.

Others. The Operating income/(loss) of our Others segment decreased by Ps.1.0 million, from a Ps.2.9 million income during the fiscal year ended on June 30, 2009 to a Ps.1.9 million income during the fiscal year ended on June 30, 2010.

Amortization of goodwill, net

The loss arising from Amortization of goodwill, net increased 7.4%, from Ps.1.5 million in the fiscal year ended as of June 30, 2009 to Ps.1.6 million in the fiscal year ended on June 30, 2010. This result includes the amortizations of goodwill recorded upon acquiring of subsidiaries.

Financial results, net

Financial and holding results, net, increased by Ps.3.5 million, from a Ps.108.9 million loss during the fiscal year ended on June 30, 2009 to a Ps.112.3 million loss during the fiscal year ended on June 30, 2010.

The financial results generated by assets decreased by 87.9%, from Ps.18.1 million in income during the fiscal year ended on June 30, 2009 to Ps.2.2 million in income during the fiscal year ended on June 30, 2010, mainly due to (i) a Ps.16.0 million decrease in Foreign exchange gains;(ii) a Ps.13.1 million decrease in holding results, and (iii) a Ps.3.5 million decrease in interest on financial transactions, partially offset by a Ps.16.2 million increase in interest on assets discounts.

The financial results generated by liabilities decreased by Ps.12.4 million, from a Ps.126.9 million loss during the fiscal year ended on June 30, 2009 to a Ps.114.5 million loss during the fiscal year ended on June 30, 2010, primarily due to (i) a Ps.60.6 million decrease in the foreign exchange gains/(losses) charge arising from a smaller variation in the selling exchange rate between the U.S. Dollar and the Argentine peso during fiscal year 2010 (it rose from Ps.3.797 at June 30, 2009 to Ps.3.931 at June 30, 2010), in contrast to the situation a year earlier when the US$/Ps. exchange varied greatly (from Ps.3.025 at June 30, 2008 to Ps.3.797 at June 30, 2009); partially offset by (ii) a Ps.22.9 million increase the interest charge, (iii), a Ps.25.2 million increase in financing expenses; (iv) a Ps.13.2 million decrease in the result generated by the repurchase of our own Notes and (v) a Ps.12.0 million decrease in the results generated by future transactions.

Other (expenses) income, net

The Other income and expenses, net decreased Ps.6.6 million, from Ps.3.3 million in income during the fiscal year ended on June 30, 2009 to a Ps.3.3 million loss during the fiscal year ended on June 30, 2010. This result was mainly due to a Ps.3.6 million decrease in donations on account of the reversal of the amounts covered by provisions in the year ended on June 30, 2009 and a Ps.2.3 million increase in other expenses. During the fiscal year ended June 30, 2008 we made an unconditional promise to donate Ps.4.6 million to Fundación IRSA within a twelve-months period. As such, we had recorded an accrual for Ps.4.6 million as of June 30, 2008. However, we agreed with Fundación IRSA to change the terms of the contribution. Pursuant to the revised agreement, we decided to reduce our donation from Ps.4.6 million to Ps.1.4 million.

Accordingly, in the fiscal year ended June 30, 2009, we (i) reversed Ps.4.4 million out of the Ps.4.6 million of the accrual; (ii) recorded a cash payment of Ps.1.4 million, Ps.0.2 million against use of the accrual recognized in 2008, and the remaining Ps.1.2 million against other expense.

Income tax expense

The Income tax expense increased Ps.62.4 million, from Ps.16.8 million during the fiscal year ended on June 30, 2009 to Ps.79.2 million during the fiscal year ended on June 30, 2010. Given that the Income tax charge was assessed by application of the deferred tax method, we recognized the temporary differences between the book value and the valuation for tax purposes of assets and liabilities and the application of tax loss carryforwards. Thus, the amount shown as Income tax expense reflects not only the amount payable but also the recognition of the tax on the taxable income as booked.

Net income

As a result of the factors described above, our net income for the year increased by Ps.141.2 million, from a Ps.22.1 million loss during the fiscal year ended on June 30, 2009 to a Ps.119.1 million in income during the fiscal year ended on June 30, 2010.

Fiscal Year 2009 compared to Fiscal Year 2008

Revenues

Our net revenues rose by 0.4%, from Ps.640.2 million during the fiscal year ended June 30, 2008 up to Ps.642.6 million during the fiscal year ended June 30, 2009. This was mainly due to: (i) a Ps.54.2 million decrease in the revenues of our Consumer financing segment; (ii) a Ps.50.6 million increase in the revenues of our Leases and services segment and; (iii) a Ps.5.3 million increase in the revenues from our Others segment mainly arising from the barter of a plot of land adjacent to the Alto Rosario Shopping.

	Fiscal years ended June 30,
	2008	2009
	(in millions of Ps.)
Leases and services	347.3	397.9
Consumer financing	291.0	236.8
Others	3.7	9.0
Eliminations	(1.8)	(1.1)

Total revenues	640.2	642.6

Leases and services. Revenues from Leases and services rose by 14.6%, from Ps.347.3 million during the fiscal year ended June 30, 2008 to Ps.397.9 million during the fiscal year ended June 30, 2009. This was mainly due to a Ps.44.3 million increase in revenues from rentals and admission fees owing to: (i) a higher average price per square meter, (ii) new revenues from the opening of Dot Baires and (iii) a 13.3 % increase in our tenants’ total sales, which grew from Ps.3,702.3 million for the fiscal year ended on June 30, 2008 to Ps.4,194.2 million for the fiscal year ended on June 30, 2009, which in turn led to an increase in percentage rentals.

Consumer financing. The revenues of our Consumer financing segment diminished by 18.6%, from Ps.291.0 million during the fiscal year ended June 30, 2008 down to Ps.236.8 million during the fiscal year ended June 30, 2009. This was due to decreases in: (i) sales at retail stores and supermarkets; (ii) the loans granted; (iii) cards issued and (iv) number of account statements issued.

Other. The revenues of the Others segment went from Ps.3.7 million during the fiscal year ended June 30, 2008 up to Ps.9.0 million during the fiscal year ended June 30, 2009, mainly due to the barter of a plot of land adjacent to the Alto Rosario shopping.

Costs

Total costs rose by 15.8%, up from Ps.206.0 million during the fiscal year ended June 30, 2008 to Ps.238.5 million during the fiscal year ended June 30, 2009. This was mainly due to: (i) a Ps.20.3 million increase in the costs of our new Consumer financing segment, (ii) a Ps.10.1 million increase in the costs of the Leases and services segment; and (iii) a Ps.2.4 million increase in costs from our Others segment. Total costs as a percentage of total revenues had risen, up from 32.2% in the fiscal year ended on June 30, 2008, to 37.1% during the fiscal year ended June 30, 2009, as a result of a higher percentage increase in total costs compared to the total revenues during this fiscal year.

	Fiscal years ended on June 30,
	2008	2009
	(in millions of Ps.)
Leases and services	(98.8)	(108.9)
Consumer financing	(106.4)	(126.7)
Others	(3.6)	(6.0)
Eliminations	2.8	3.1

Total costs	(206.0)	(238.5)

Leases and services. Costs in the Leases and services segment grew by 10.2%, up from Ps.98.8 million during the fiscal year ended June 30, 2008 to Ps.108.9 million during the fiscal year ended June 30, 2009. This increase was mainly attributable to: (i) a Ps.13.5 million increase in the charge for depreciations and amortizations and (ii) a Ps.4.2 million increase in parking costs, which were partially offset by (iii) a Ps.4.3 million decrease in the costs for unrecovered common maintenance expenses; and (iv) a Ps.2.5 million decrease in the costs related to refurbishments and changes in leasable areas. The costs in our Leases and services segment as a percentage of this segment’s revenues diminished from 28.4% in the fiscal year ended on June 30, 2008 to 27.4% during the fiscal year ended June 30, 2009, as a result of a smaller increase, of 10.2%, in this segment’s costs compared to the 14.6% increase in revenues for this fiscal year.

Consumer financing. The costs in our Consumer financing segment grew by 19.1%, from Ps.106.4 million during the fiscal year ended June 30, 2008 to Ps.126.7 million during the fiscal year ended June 30, 2009. This was mainly due to increases in: (i) commission and interest costs, (ii) salaries and social security contributions costs; (iii) public utilities costs; (iv) fixed assets’ depreciation costs, (v) rentals and common maintenance expenses costs and (vi) taxes and miscellaneous rates’ costs, partially offset by (vii) a decrease in fees and third parties’ services. The costs in our Consumer financing segment as a percentage of this segment’s revenues grew from 36.6% in the fiscal year ended on June 30, 2008 to 53.5% during the fiscal year ended June 30, 2009, as a result of a 19.1% increase in this segment’s costs compared to the 18.6% decrease in revenues for this fiscal year.

Others. The costs in our Others segment grew by 66.7% up from Ps.3.6 million during the fiscal year ended June 30, 2008 to Ps.6.0 million during the fiscal year ended June 30, 2009, as a result of two barters of plots of land adjacent to the Alto Rosario Shopping Center.

Gross profit

As a result of the circumstances above mentioned, our gross profit dropped by 6.9%, from Ps.434.2 million during the fiscal year ended June 30, 2008 to Ps.404.1 million during the fiscal year ended June 30, 2009. Gross profit as a percentage of total revenues, dropped from 67.8% in the fiscal year ended June 30, 2008 to 62.9% during the fiscal year ended June 30, 2009, mainly due to a decrease in the gross margins of our Consumer financing segment which was partially offset by an improvement in the gross margin of our Leases and services and Others segments.

	Fiscal years ended June 30,
	2008	2009
	(in millions of Ps.)
Leases and services	248.4	289.0
Consumer financing	184.6	110.1
Others	0.2	3.0
Eliminations	1.0	2.0

Gross profit	434.2	404.1

Leases and services. The gross profit for the Leases and services segment rose by 16.3% from Ps 248.4 million for the fiscal year ended June 30, 2008 to Ps.289.0 million during the fiscal year ended June 30, 2009, mainly as a result of a 13.3% increase in our tenants’ total sales, which grew from Ps.3,702.3 million for the fiscal year ended on June 30, 2008 to Ps.4,194.2 million for the fiscal year ended on June 30, 2009, which resulted in higher percentage rentals. The gross profit for the Leases and services segment as a percentage of the total revenues for this segment grew from 71.5% during the fiscal year ended June 30, 2008 to 72.6% during the fiscal year ended June 30, 2009, mainly as a result of a 14.6% increase in the revenues for this segment compared to a 10.2% increase in costs for this fiscal year.

Consumer financing. The gross profit for the Consumer financing segment diminished by 40.4% from Ps.184.6 million during the fiscal year ended June 30, 2008 to Ps.110.1 million during the fiscal year ended June 30, 2009. The gross profit for the Consumer financing segment as a percentage of this segment’s revenues dropped from 63.4% during the fiscal year ended June 30, 2008 to 46.5% during the fiscal year ended June 30, 2009. This was mainly due to a 19.1% increase in this segment’s costs compared to an 18.6% decrease in revenues during this fiscal year.

Others. The gross profit for our Others segment went from a Ps.0.2 million profit during the fiscal year ended June 30, 2008 to a Ps.3.0 million profit during the fiscal year ended June 30, 2009.

Selling expenses

The selling expenses dropped by 5.8%, down from Ps.219.8 million during the fiscal year ended June 30, 2008 to Ps.207.0 million during the fiscal year ended June 30, 2009, mainly as a result of a Ps.16.7 million decrease in the expenses from our Consumer financing segment. The total selling expenses as a percentage of total revenues diminished by 34.3%

during the fiscal year ended June 30, 2008 to 32.2% during the fiscal year ended June 30, 2009, due to a 5.9% decrease in the selling expenses compared to the 0.4% increase in the revenues for this year.

	Fiscal years ended on June 30,
	2008	2009
	(in millions of Ps.)
Leases and services	(24.8)	(29.3)
Consumer financing	(194.7)	(178.0)
Others	(0.3)	(0.1)
Eliminations	0.0	0.4

Total selling expenses	(219.8)	(207.0)

Leases and services. The selling expenses of the Leases and services segment rose by 18.1%, up from Ps.24.8 million during the fiscal year ended June 30, 2008 to Ps.29.3 million during the fiscal year ended June 30, 2009, as a result of: (i) a Ps.3.8 million increase in bad debts; (ii) a Ps.1.0 million increase in expenses incurred for salaries and social security contributions, (iii) a Ps.0.6 million increase in advertising expenses, partially offset by a (iv) Ps.1.0 million decrease in expenses incurred for courses, trade fairs and events. The selling expenses as a percentage of revenues in the Leases and services segment sustained a slight increase, from 7.1% during the fiscal year ended June 30, 2008 to 7.4% during the fiscal year ended June 30, 2009.

Consumer financing. The selling expenses of the Consumer financing segment dropped by 8.6%, down from Ps.194.7 million during the fiscal year ended June 30, 2008 to Ps.178.0 million during the fiscal year ended June 30, 2009, mainly due to: (i) a Ps.14.2 million decrease in advertising charges; (ii) a Ps.10.3 million decrease in salaries and social security contributions, and (iii) a Ps.7.9 million decrease in the fees for services charge, partially offset by (iv) an increase in bad debts for Ps.18.9 million. The selling expenses of the Consumer financing segment as a percentage of this segment’s revenues grew from 66.9% during the fiscal year ended June 30, 2008 to 75.2% during the fiscal year ended June 30, 2009.

Others. The selling expenses of our Others segment dropped from Ps.0.3 million during the fiscal year ended June 30, 2008 to Ps.0.1 million during the fiscal year ended June 30, 2009.

Administrative expenses

The administrative expenses rose by 19.2%, up from Ps.51.1 million during the fiscal year ended June 30, 2008 to Ps.60.8 million during the fiscal year ended June 30, 2009. This increase is mainly due to: (i) a Ps.6.3 million increase in the expenses incurred by our Consumer financing segment and (ii) a Ps.3.5 million increase in the expenses incurred by the Leases and services segment. The total administrative expenses, as a percentage of total revenues, increased from 8.0% during the fiscal year ended June 30, 2008 to 9.5% during the fiscal year ended June 30, 2009 mainly due to a larger rise in the administrative expenses of our Consumer financing segment compared to its respective revenues during that fiscal year.

	Fiscal years ended June 30,
	2008	2009
	(in millions of Ps.)
Leases and services	(40.4)	(43.9)
Consumer financing	(10.7)	(17.0)
Others	0.0	0.0
Eliminations	0.0	0.1

Total administrative expenses	(51.1)	(60.8)

Leases and services. The administrative expenses of the Leases and services segment rose by 8.7%, up from Ps.40.4 million during the fiscal year ended June 30, 2008 to Ps.43.9 million during the fiscal year ended June 30, 2009, as a result of: (i) a Ps.2.4 million increase the expenses related to taxes, rates and contributions, mainly arising from the tax on bank debits and credits and; (ii) a Ps.1.7 million rise in fees for services, which were partially offset by a Ps.1.1 million decrease in salaries and social security contributions. The administrative expenses of the Leases and services segment as a percentage of the revenues from this segment diminished from 11.6% during the fiscal year ended June 30, 2008 to 11.0% during the fiscal year ended June 30, 2009.

Consumer financing. The administrative expenses of the Consumer financing segment increased by 58.9%, from Ps.10.7 million during the fiscal year ended June 30, 2008 up to Ps.17.0 million during the fiscal year ended June 30, 2009.

This was mainly due to: (i) a Ps.3.5 million increase in salaries and social security contributions; (ii) a Ps.1.3 million increase in taxes, rates and contributions and (iii) a Ps.1.1 million increase in fees for services. The administrative expenses of the Consumer financing segment as a percentage of this segment’s revenues grew from 3.7% during the fiscal year ended June 30, 2008 to 7.2% during the fiscal year ended June 30, 2009.

Others. The administrative expenses of our Others segment did not sustain significant variations.

Net loss from retained interest in securitized receivables

The net loss from retained interest in the securitized receivables grew by Ps.44.7 million, up from Ps.1.3 million during the fiscal year ended June 30, 2008 to Ps.46.0 million during the fiscal year ended June 30, 2009, as a result of: (i) the Appraisals of the Participation Certificates in the various Tarjeta Shopping Financial Trust Series, (ii) Comparison of said Appraisals to their Fair Values and (iii) Income/(loss) from the placement of the securities (at the time of the public offering) of the various series of Tarjeta Shopping financial trusts. As regards the Appraisal of the Certificates, it identified a Ps.39.8 million loss. The main components of this charge are the delinquency in the portfolio (amounts written off as per the minimum guidelines, recoveries and re-financings) and changes in the delinquent portfolio.

The comparison of the equity values to their fair values yielded a Ps.0.7 million loss.

The series subject to public offering yielded a Ps.2.1 million loss resulting from the placement of 8 series for a total offering of Ps.571.8 million.

Gain from recognition of inventories at net realizable value

The gain from recognition of inventories at net realizable value sustained a 100.0% reduction, down from Ps.0.2 million during the fiscal year ended June 30, 2008 to Ps.0.0 million during the fiscal year ended June 30, 2009.

Operating income (loss)

As a result of the factors described above, the operating income decreased by 44.7%, down from Ps.162.2 million during the fiscal year ended June 30, 2008 to Ps.90.2 million during the fiscal year ended June 30, 2009, mainly due to (i) a Ps.108.8 million reduction in the Consumer financing segment partially offset by (ii) an increase in the operating income (loss) for the Leases and services segment for Ps.32.6 million and in the Others segment for Ps.2.9 million. The operating income (loss), as a percentage of total revenues shrank from 25.3% during the fiscal year ended June 30, 2008 to 14.0% during the fiscal year ended June 30, 2009, mainly as a consequence of the effect of the reduction in the operating margins of our Consumer financing segment.

	Fiscal years ended June 30,
	2008	2009
	(in millions of Ps.)
Leases and services	183.2	215.8
Consumer financing	(22.1)	(130.9)
Others	0.0	2.9
Eliminations	1.1	2.4

Total operating income	162.2	90.2

Leases and services. The operating income in our Leases and services segment grew by 17.8%, up from Ps.183.2 million income during the fiscal year ended June 30, 2008 to Ps.215.8 million income during the fiscal year ended June 30, 2009, mainly due to the 14.6% rise in the revenues from this segment, partially offset by the 10.2% increase in direct operating costs, the 18.1% increase in selling expenses and the 8.7% increase in administrative expenses. The operating income (loss) for the Leases and services segment as a percentage of this segment’s revenues grew from 52.7% during the fiscal year ended June 30, 2008 to 54.2% during the fiscal year ended June 30, 2009.

Consumer financing. The operating loss of our Consumer financing segment grew by Ps.108.8 million, up from a Ps.22.1 million loss during the fiscal year ended June 30, 2008 to a Ps.130.9 million loss during the fiscal year ended June 30, 2009. This variation is mainly due to the rise in costs, selling expenses and administrative expenses partially offset by this segment’s revenues. The operating income (loss) for the Consumer financing segment as a percentage of this segment’s revenues went from (7.6%) during the fiscal year ended June 30, 2008 up to (55.3%) during the fiscal year ended June 30, 2009 as a result of the 19.1% increase in costs, the 58.9% increase in the administrative expenses and the 18.6% reduction in revenues for this fiscal year.

Others. The operating income for our Others segment rose by Ps.2.9 million, up from an operating income of Ps.0.0 million during the fiscal year ended June 30, 2008 to an operating income of Ps.2.9 million during the fiscal year ended June 30, 2009.

Loss on equity investees

The loss on equity investees did not sustain significant variations compared to the previous fiscal year.

Amortization of goodwill, net

The loss arising from amortization of goodwill, net dropped by 31.8%, down from Ps.2.2 million loss in the fiscal year ended June 30, 2008 to Ps.1.5 million loss in the fiscal year ended June 30, 2009, mainly due to the completion of the amortization of the goodwill arising from the acquisition of SAPSA. This result includes the amortization of the goodwill recorded upon acquiring subsidiaries.

Financial results, net

The financial results, net rose by Ps.95.5 million, up from a net loss of Ps.13.4 million during the fiscal year ended June 30, 2008 to a net loss of Ps.108.9 million during the fiscal year ended June 30, 2009.

The financial results generated by assets dropped by 48.9% down from Ps.35.4 million during the fiscal year ended June 30, 2008 to Ps.18.1 million during the fiscal year ended June 30, 2009.The factors contributing to the higher financial loss for the year ended June 30, 2009 were (i) a Ps.21.6 million decrease in the income from placements; (ii) the discounting effect of Ps.13.1 million on higher value added tax credit balances of Ps.64.8 million in 2009, as compared to the discounting effect of Ps.4,2 million on Ps.28.5 million of value added tax credit balances in 2008; partially offset by (iii) a Ps.12.1 million rise in income from foreign exchange gains.

The financial results generated by liabilities sustained a net Ps.78.1 million rise, from a Ps.48.8 million loss during the fiscal year ended June 30, 2008 to a Ps.126.9 million loss during the fiscal year ended June 30, 2009. This variation is mainly due to: (i) a Ps.40.3 million increase in the foreign exchange gains/losses charge arising from a variation in the selling exchange rate between the U.S. Dollar and the Argentine Peso during such period (it sustained a major increase from Ps.3.025 at June 30, 2008 to Ps.3.797 at June 30, 2009), in contrast to the situation a year earlier, when the exchange rate between the U.S. Dollar and the Argentine Peso had sustained a decrease (from Ps.3.093 at June 30, 2007 to Ps.3.025 at June 30, 2008); and (ii) a Ps.59.1 million increase in interest and exchange differences with related parties, partially offset by (iii) Ps.12.3 million increase arising from the repurchase of our own Notes and (iv) Ps.13.5 increase in gains from derivative instruments.

Other income (expenses), net

The other income (expenses), net sustained a Ps.5.5 million decrease, down from income for Ps.8.8 million during the fiscal year ended June 30, 2008 to income for Ps.3.3 million during the fiscal year ended June 30, 2009. This was mainly due to: (i) a decrease in the reversal of provisions for lawsuits, which amounted to Ps.4.9 million; (ii) a decrease in the reversal of allowances for bad debts, which amounted to Ps.4.7 million and (iii) a decrease in the reversal of other provisions, which amounted to Ps.2.4 million; partially offset by (iv) a reversal in the provisions for donations of Ps.7.9 million, due to our agreement with Fundación IRSA to change the terms of our contribution.

Income tax (expense) income

The amount charged as Income tax decreased by 78.0% down from Ps.76.5 million during the fiscal year ended June 30, 2008 to Ps.16.8 million during the fiscal year ended June 30, 2009. It should be noted that in determining the income tax expense, we used the deferred tax method, thus recognizing temporary differences between the accounting and tax measurement of assets and liabilities and the application of tax loss carryforwards. Therefore, the figure posted as income tax does not only relate to the amount payable but also reflects the recognition of the tax as per the accrual basis accounting.

Net income (loss)

As a result of the factors described above, our net income (loss) for the year diminished by 127.6% down from Ps.80.0 million during the fiscal year ended June 30, 2008 to a Ps.22.1 million loss during the fiscal year ended June 30, 2009.

Liquidity and Capital Resources

Our principal sources of liquidity have historically been:

•	cash generated from operations;

•	cash generated from the issuance of debt securities; and

•	cash from borrowings (including cash from bank loans and overdraft facilities) and financing arrangements. Overdraft facilities are a customary source of financing in the Argentine banking system.

Our principal cash requirements or uses (other than in connection with our operating activities) have historically been:

•	the acquisition of shopping centers;

•	the development of new shopping centers;

•	the improvement of existing shopping centers;

•	the development of residential properties for sale;

•	working capital needs; and

•	the maintenance of cash and other liquid assets to enable us to take advantage of the acquisition and development opportunities as they arise.

We believe our working capital and our cash from operating activities are adequate for our present and future requirements. In the event that cash generated from our operations is at any time insufficient to finance our working capital, we would seek to finance such working capital needs through debt or equity financing or selective asset sales. For more information about liquidity, see “Risk Factors.”

Cash Flow Information

Operating Activities

Six- month Period ended December 31, 2010. Our operating activities generated net cash of Ps.225.5 million for the six-month period ended December 31, 2010. Net cash generated by operations during the six-month period ended December 31, 2010 increased 84.6% , or Ps.103.3, million from the six-month period ended December 30, 2009, primarily due to an increase in operating cash inflows without considering changes in certain assets and liabilities of Ps.295.0 million, the reduction in operating cash resulting from an increase in accounts receivable, net of Ps.123.4 million and a reduction in taxes payable and other liabilities of Ps.81.6 million, partially offset by increases in trade accounts payable and customer advances of Ps.102.2 million and a reduction in inventory of Ps.40.6 million.

Fiscal Year 2010. Our operating activities generated net cash of Ps.129.6 million for the fiscal year ended on June 30, 2010. Net cash generated by operations during the fiscal year ended on June 30, 2010 increased 81.3%, or Ps.58.1 million, from the fiscal year ended on June 30, 2009, primarily due to an increase in operating cash inflows that does not consider the changes in certain assets and liabilities of Ps.363.3 million, the reduction in operating cash resulting from an increase in accounts receivable, net of Ps.127.0 million and a reduction in taxes payable, other liabilities and accrued interest of Ps.148.2 million, partially offset by a reduction in other receivables and prepaid expenses, net of Ps.26.0 million and increases in customer advances, trade accounts payable and salaries and social security payable of Ps.19.5 million.

Fiscal Year 2009. Our operating activities generated net cash of Ps.71.5 million for the fiscal year ended on June 30, 2009. Net cash generated by operations during the fiscal year ended on June 30, 2009 were reduced by 57.5%, or Ps.96.6 million, from the fiscal year ended on June 30, 2008, primarily due to an increase in operating cash inflows that does not consider the changes in certain assets and liabilities of Ps.297.1 million, the reduction in operating cash resulting from an increase in accounts receivable, net, other receivables and prepaid expenses, net and intangible assets, net of Ps.220.0 million and a reduction in trade accounts payable, other liabilities, provisions and accrued interest of Ps.74.7 million offset by increases in customer advances and taxes payable of Ps.69.3 million.

Fiscal Year 2008. Our operating activities generated net cash of Ps.168.1 million for fiscal year ended June 30, 2008. Net cash generated by operations during fiscal year ended June 30, 2008 decreased 6.5% , or Ps.11.6 million, from fiscal year ended June 30, 2007, primarily due to a decrease in operating cash inflows without considering changes in certain assets and liabilities of Ps.311.0 million, a reduction in operating funds resulting from an increase in account receivable, net and other receivables and prepaid expenses, net of Ps.138.4 million and a reduction in taxes payable, other liabilities, provisions, and accrued interest of Ps.82.6 million, offset by increases in trade accounts payables, customer advances and salaries and social security payable of Ps.78.2 million.

Investment Activities

Six-month Period ended December 31, 2010. The net cash used in investing activities was Ps.90.8 million in the six-month period ended December 31, 2010. The increase in the net cash used in investment activities was primarily due to (i) an increase in loans granted to related parties of Ps.72.1 million, (ii) the purchase of TGLT’s shares of Ps.47.5 million, (iii) an increase in investments of Ps.25.8 million, (iv) the acquisition of Soleil Factory shopping center business of Ps.3.6 million; (v) improvements made to our shopping centers and offices of Ps.6.4 million; (vi) works made in Dot Baires offices of Ps.3.6 million; (vii) works and advance payments made in Dot Baires shopping of Ps.3.5 million; (viii) suppliers advances of Ps.3.2 million; (ix) the acquisition of furniture and fixtures, computer equipment, software and facilities of Ps.2.2 million; (x) the acquisition of undeveloped parcels of land of Ps.0.1 million and (xi) other works of Ps.5.5 million; partially offset by increases in inflows of cash by sale of subsidiaries of Ps.67.5 million and the collection of receivables from related parties and other related parties of Ps.16.4 million.

Fiscal Year 2010. The net cash generated by investing activities was Ps.9.1 million for the fiscal year ended on June 30, 2010. The increase in the net cash generated by investment activities was primarily due to a decrease in investments of Ps.58.5 million and the collection of advances for sale of Tarshop’s shares of Ps.20.0 million, partially offset by (i) Ps.32.5 million related to improvements made in our shopping centers and offices; (ii) Ps.8.3 million applied to the payment for acquisition of Arcos del Gourmet and Conil S.A.; (iii) Ps.7.4 million related to works and advance payments made in Dot Baires shopping; (iv) Ps.6.0 million applied to suppliers advances; (v) Ps.5.6 million related to a payment pursuant to a non-compete agreement with the former minority shareholder of Tarshop; (vi) Ps.3.1 million were allocated to the acquisition of undeveloped parcels of land; (vii) Ps.2.6 million related to the acquisition of furniture and fixtures, computer equipment, software and facilities; and (viii) Ps.2.2 million were allocated to other purposes.

Fiscal Year 2009. The net cash used in investing activities was Ps.298.7 million in the fiscal year ended on June 30, 2009. The increase in the net cash used in investment activities was primarily due to: (i) an increase in temporary investments, of Ps.41.0 million; (ii) Ps.205.9 million related to construction and advance payments made in Dot Baires shopping; (iii) Ps.11.1 million were applied to the acquisition of furniture and fixtures, computer equipment, software and facilities; (iv) Ps.13.6 million related to improvements made in our shopping centres and offices; and (v) Ps.4.0 million were applied to the acquisition of land reserves.

Fiscal Year 2008. The net cash generated by investing activities was Ps.86.9 million for fiscal year ended June 30, 2008. The increase in the net cash generated by investing activities was primarily due to: (i) a Ps.354.3 million decrease in temporary investments offset by (ii) Ps.114.4 million for the construction of Dot Baires shopping; (iii) Ps.50.0 million related to improvements in our shopping center properties and offices; (iv) an advance payment for the acquisition of the Soleil Factory goodwill of Ps.25.6 million; (v) Ps.23.1 million related to the acquisition of the Patio Olmos building, located in the City of Córdoba; (vi) Ps.16.9 million related to advances for the purchase of land reserves in Beruti street; (vii) Ps.11.6 million related to the acquisition of facilities, furniture, computer equipment and software; (viii) Ps.8.6 million in the construction of garages in Paseo Alcorta Shopping Center; (ix) Ps.10.2 million for the acquisition of other fixed assets and (x) Ps.0.6 million in other land reserves.

Financing Activities

Six-month Period ended December 31, 2010. The net cash used in financing activities was Ps.78.3 million for the six-month period ended December 31, 2010, primarily due to: (i) payment of cash dividends of Ps.113.0 million; (iii) payment of loans of Ps.45.1 million and (iii) payment of interests of Ps.35.6 million; partly offset by the proceeds from overdraft for Ps.74.0 million and proceeds from issuance of short-term debt of Ps.40.0 million.

Fiscal Year 2010. The net cash used in financing activities was Ps.134.2 million for the fiscal year ended on June 30, 2010, primarily due to: (i) payment of short-term bank loans and bank overdrafts of Ps.202.5 million; (ii) payment of cash dividends of Ps.56.0 million; (iii) payment of non-convertible notes of Ps.39.8 million; (iv) payments of loans for purchase of undeveloped parcels of land of Ps.17.2 million and (v) outlays for the repurchase of Series II Notes of Ps.12.0 million; partly offset by the proceeds from short-term and long-term debt for Ps.110.4 million and proceeds from issuance of non-convertible notes, net of Ps.79.8 million.

Fiscal Year 2009. The net cash provided by financing activities was Ps.20.3 million for the fiscal year ended on June 30, 2009, primarily due to loans granted to us, bank overdrafts and income from irrevocable capital contributions made by minority shareholders of Ps.206.2 million, partly offset by: (i) outlays for the repurchase of Notes of Ps.12.8 million; (ii) payment of dividends of Ps.60.2 million; (iii) repayment of loans, including the payment of Notes, of Ps.97.0 million; (iv) repayment of the amounts outstanding on the acquisition of Empalme of Ps.6.8 million; and (iv) repayment of the amounts outstanding on the acquisition of Mendoza Plaza Shopping S.A. of Ps.9.1 million.

Fiscal Year 2008. The net cash used in financing activities amounted to Ps.46.5 million for the fiscal year ended on June 30, 2008, and it was primarily due to the (i) the repayment of bank loans and overdrafts of Ps.65.1 million; (ii) the payment of dividends of Ps.55.7 million; (iii) repayment of the amounts outstanding on the acquisition of Empalme ofPs.12.5 million. These payments were partially offset by the loans granted to us of Ps.71.1million and irrevocable capital contributions made by minority shareholders of Ps.21.9 million.

Indebtedness

Our total consolidated debt outstanding as of December 31, 2010 was Ps.862.4 million, of which 79.4% was denominated in U.S. Dollars and the remaining 20.6% was denominated in Pesos.

The following table presents certain information about our indebtedness as of December 31, 2010:

	Currency	Less than a year	From 1 to 2 years	From 2 to 3 years	From 3 to 4 years	More than 4 years	Total	Average rate %
Notes and bank loans
Convertible Notes (1)(2)	US$	5,708	—	—	126,260	—	131,968	10.0%
Series I Notes(1) (3)	US$	5,001	—	—	—	457,240	462,241	7.88%
Series II Notes (1) (3)	Ps.	40,112	19,883	—	—	—	59,995	11.0%
Series III Notes (1)	Ps.	44,699	—	—	—	—	44,699	13.96%
Series IV Notes (1)	US$	26,311	—	—	—	—	26,311	6.75%
Expenses incurred to issue the notes	Ps.	(782)	(490)	—	(967)	(1,208)	(3,447)
Bank overdrafts	Ps.	75,930	—	—	—	—	75,930	Float
Interest on bank loans	Ps.	436	—	—	—	—	436

Total financial and bank loans		197,415	19,393	—	125,293	456,032	798,133
Seller financing – Soleil Factory	US$	1,257	—	—	—	54,213	55,470	5%
Seller financing – Arcos del Gourmet	US$	8,844	—	—	—	—	8,844

Total seller financing		10,101	—	—	—	54,213	64,314

Total indebtedness		207,516	19,393	—	125,293	510,245	862,447

(1)	Includes interest.
(2)	We intend to use US$[31.7] million of the proceeds of this offering to repurchase the Convertible Notes, subject to the approval of our and IRSA’s shareholders at our respective shareholders’ meetings on May 26, 2011.
(3)	Net of repurchased notes.

Convertible Notes

On July 19, 2002 we issued US$50.0 million unsecured Convertible Notes in exchange for cash and settlement of certain liabilities with our shareholders. Raymond James Argentina, Sociedad de Bolsa S.A. acted as underwriting and placement agent. The proceeds of the issue of Convertible Notes were used to settle short-term bank loans in the sum of Ps.27.3 million, and to redeem secured corporate notes issued by us in the principal amount of Ps.52.8 million. The Convertible Notes accrue interest (payable semi-annually) at a 10.0% fixed annual rate, and are convertible, at any time, at the holder’s option into common shares at a par value of Ps.0.10 per share. The exchange rate per U.S. Dollar is Ps.3.08642 or the result obtained from dividing the exchange rate effective at the exchange date by the par value of our common shares, whichever is lower. The maturity date of Convertible Notes was July 19, 2006, but at a special noteholders’ meeting held on May 2, 2006, the noteholders approved the extension of the maturity date of Convertible Notes to July 19, 2014; the other terms and conditions remained unchanged. During the fiscal years 2003, 2004, 2005, 2006, 2007 and 2010 the holders of approximately US$18.24 million of our Convertible Notes exercised their conversion rights; therefore, we issued 4,829,745; 22,852,514; 52,741,373; 1,539,000 and 477,544,197 common shares, respectively. As of December 31, 2010 the outstanding balance of our Convertible Notes was US$31.7 million. If all the noteholders exercise their conversion rights, our common shares would increase from 1,259.6 million to 2,239.7 million. We intend to use US$[31.7] million of the proceeds of this offering to repurchase the Convertible Notes, subject to the approval of our and IRSA’s shareholders at our respective shareholders’ meetings on May 26, 2011.

Series I and II Notes

On May 11, 2007, we issued two new series of notes totaling US$170 million under our US$200,000,000 Global Note Program for a principal amount of US$200 million. Series I corresponds to the issue of US$120 million Notes due on May 11, 2017, bearing interest at a fixed interest rate of 7.875% payable semi-annually on May 11 and November 11 each year starting on November 11, 2007. The principal amount of Series I is due in a single installment upon maturity. Series II corresponds to the issue of Ps.154.0 million (equivalent to US$50 million) notes due on June 11, 2012, bearing interest at a fixed interest rate of 11% payable semi-annually on June 11 and December 11 each year starting on December 11, 2007. The principal amount is payable in seven equal and consecutive semi-annual installments starting on June 11, 2009.

Purchase of Series I Notes

During fiscal year 2009 we acquired US$5.0 million nominal value of our Series I fixed interest rate notes due June 2017. As a weighted average, the price paid was US$0.3978 for a total of US$2 million. There have been no purchases of these notes during fiscal year 2010. As of June 30, 2010, our holdings of Series I Notes amount to US$5 million in nominal value.

Purchase of Series II Notes

During fiscal year 2009, we acquired US$ 3 million in nominal value of our Series II fixed interest rate notes due June 2012 (Argentine Peso-Linked Note). As a weighted average, the price paid was US$0.75 for a total of US$2.25 million. There have been no purchases of these notes during fiscal year 2010. As of fiscal year-end, our holding in portfolio of our Series II Notes was US$4.8 million in nominal value.

Series III and IV Notes

On November 13, 2009, we issued two new series of notes under our US$200,000,000 Global Note Program. Series III consists of notes issued for a principal amount of Ps.55.8 million, which accrue interest at the BADLAR Private interest rate plus 3% payable every three months and maturing on May 12, 2011. Series IV consists of notes issued for a principal amount of US$6.6 million (equivalent to Ps.25.0 million), which accrue interest in U.S. Dollars at a fixed interest rate of 6.75% per annum payable semiannually and maturing in a single payment on May 12, 2011.

Capital Expenditures

Six-month period ended December 31, 2010

For the six-month period ended December 31, 2010 we invested Ps.28.1 million in capital expenditures of which: (i) Ps.3.6 were allocated to the acquisition of Soleil Factory shopping center business; (ii) Ps.6.4 million were related to improvements made to our shopping centers and offices; (iii) Ps.3.6 were related to construction made in Dot Baires offices; (iv) Ps.3.5 million were related to construction and advance payments made in Dot Baires shopping; (v) Ps.3.2 million were allocated to suppliers advances; (vi) Ps.2.2 million were allocated to the acquisition of furniture and fixtures, computer equipment, software and facilities; (vii) Ps.0.1 million were allocated to the acquisition of undeveloped parcels of land and (viii) Ps.5.5 million were allocated to other purposes.

Fiscal year 2010

For the fiscal year ended on June 30, 2010 we invested Ps.53.8 million in capital expenditures of which: (i) Ps.32.5 million were related to improvements made to our shopping centers and offices; (ii) Ps.7.4 million were related to construction and advance payments made in Dot Baires shopping; (iii) Ps.6.0 million were allocated to suppliers advances; (iv) Ps.2.6 million were allocated to the acquisition of furniture and fixtures, computer equipment, software and facilities; (v) Ps.3.1 million were allocated to the acquisition of undeveloped parcels of land and (vi) Ps.2.2 million were allocated to other purposes.

Fiscal year 2009

For the fiscal year ended on June 30, 2009 we invested Ps.247.4 million in capital expenditures of which: (i) Ps.205.9 million were related to construction and advance payments made in Dot Baires shopping; (ii) Ps.11.1 million were allocated to the acquisition of furniture and fixtures, computer equipment, software and facilities; (iii) Ps.17.0 million were related to improvements made to our shopping centers and offices; (iv) Ps.4.0 million were allocated to the acquisition of undeveloped parcels of land and (v) Ps.9.4 million were allocated to other purposes.

Fiscal year 2008

For the fiscal year ended on June 30, 2008 we invested Ps.270.2 million in capital expenditures of which: (i) Ps.114.4 million were related to the construction of Dot Baires shopping; (ii) Ps.50.0 million were related to improvements made to our shopping centers and offices; (iii) Ps.25.6 million were related to an advance payment for the acquisition of Soleil Factory shopping center business; (iv) Ps.23.1 million were related to payments for the acquisition of Patio Olmos building, located in the City of Córdoba; (v) Ps.16.9 million were related to an advance payment for the purchase of an undeveloped parcel of land located at Beruti St.; (vi) Ps.11.6 million were related to the acquisition of furniture and fixtures, computer equipment, software and facilities; (vii) Ps.8.6 million were related to payments for the construction of garages in Paseo Alcorta shopping; (viii) Ps.10.2 million were related to the acquisition of other fixed assets; (ix) Ps.0.6 million were related to the acquisition of other undeveloped parcels of land and (x) Ps.9.2 million were allocated to other purposes.

Contractual Obligations

The table below presents the maturity of our significant contractual obligations as of December 31, 2010, which consist of loans, bonds, and development obligations and agreements to purchase real estate. The table does not include deferred income tax liability obligations under operating leases, assignment of credits payable, other accounts payable or costs to be incurred on the units not yet sold.

	Payments due by period (Thousand of Ps.)
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Debt (1)(2)	179,006	123,426	215,948	571,753	1,090,133
Other long term obligations	9,863	10,164	7,440	12,995	40,462

Total (3)	188,869	133,590	223,388	584,748	1,130,595

(1)	Net of repurchased Notes.
(2)	We intend to use US$[31.7] million of the proceeds of this offering to repurchase the Convertible Notes, subject to the approval of our and IRSA’s shareholders at our respective shareholders’ meetings on May 26, 2011.
(3)	Includes our main financial and related parties’ debts, foreign suppliers, tax amnesty plan for gross sales tax payable and accrued and prospective interests.

Off-Balance Sheet Arrangements

As of December 31, 2010 and June 30, 2010, we did not have any off-balance sheet transactions, arrangements or obligations with unconsolidated entities or others that are reasonably likely to have a material effect on our financial condition, results of operations or liquidity.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our consolidated financial position, results of operations or cash flows due to adverse changes in financial market prices and interest rates. In the normal course of business, we are exposed to interest rate and exchange rate risks, primarily related to changes in exchanges and interest rates. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors. Uncertainties that are either nonfinancial or nonquantifiable, such as political, economic, tax, other regulatory or credit risks are not included in the following assessment of our market risks.

Interest Rate Risk

Our exposure to market risk associated with changes in interest rate risk is limited to the exposure related to our current investments and floating rate debt.

The primary objective of our investment activities is to preserve capital while maximizing yields without significantly increasing risk. To achieve this objective, we maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including both government and corporate obligations and money market funds.

Investments in both fixed rate and floating rate instruments carry varying degrees of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates. In general, longer dated securities are subject to greater interest rate risk than shorter dated securities. While floating rate securities are generally subject to less interest rate risk than fixed rate securities, floating rate securities may produce less income than expected if interest rates decrease. Due in part to these factors, our investment income may fall short of expectations or we may suffer losses in principal if securities that have declined in market value due to changes in interest rates are sold.

As of December 31, 2010, we had current investments of Ps.105.1 million. In view of the nature of our total portfolio, an immediate 100 BPs parallel shift change in the interest rate curve would not have a significant impact on the value of our investment portfolio.

We are exposed to changes in interest rates primarily as a result of our borrowing activities, which include short-term, medium-term and long-term debt used to maintain liquidity and funding for our business operations.

As of December 31, 2010, our medium and long term debts consisted of the following:

•	Convertible Notes;

•	Series I, Series II, Series III and Series IV Notes.

On May 11, 2007, Alto Palermo issued two new series of notes in an aggregate principal amount of US$170 million. Series I consists of US$120 million of notes due on May 11, 2017, which accrue interest at a fixed rate of 7.875% payable semi-annually on May 11 and November 11 of each year, commencing on November 11, 2007. The Series I notes mature in a single installment on May 11, 2017.

As of December 31, 2010, the fair market value in pesos equivalent of the Series I Notes was Ps.477.6 million (includes accrued interest). As a measure of sensitivity, an upward shift of 100 Bps in the general interest rate level would imply a decrease of 4.5% in the fair market value of the Series I Notes. A rise of 1% in the Pesos / dollars exchange rate would result in a Ps.4.8 million change in the Peso equivalent of our debt face value and increase our interest expenses by Ps.0.4 million annually.

Series II consists of Ps.154 million (equivalent to US$50 million) of notes which mature in seven, equal and consecutive semi-annual installments commencing on June 11, 2009, and which accrue interest at 11% per annum, payable on June 11 and December 11 of each year commencing on December 11, 2007. As of June 30, 2009 the fair market value of Series II was Ps.63.6 million (includes accrued interest).

As of December 31, 2010, the fair market value of Series II was Ps.63.6 million (includes accrued interest). As a measure of sensitivity, an upward shift of 100 Bps in the general interest rate levels would result in a decrease of 0.8% in the fair market value of the Series II Notes.

On November 13, 2009, we issued two new series of notes under our US$200,000,000 Global Note Program. Series III consists of notes issued for a principal amount of Ps.55.8 million, which accrue interest at the BADLAR Private interest rate plus 3% payable every three months and maturing on May 12, 2011. Series IV consists of notes issued for a principal amount of US$6.6 million (equivalent to Ps.25.0 million), which accrue interest in U.S. Dollars at a fixed interest rate of 6.75% per annum payable semiannually and maturing in a single payment on May 12, 2011.

As of December 31, 2010, the fair market value of Series III was Ps.56.9 million (includes accrued interest). This Series’ payments are linked to the Badlar rate, therefore a shift in the general interest rate levels would not result in a variation of its fair market value As a measure of sensitivity, an upward shift of 100 Bps in the general interest rate levels would result in a decrease of 0.3% in the fair market value of the Series III Notes.

As of December 31, 2010, the fair market value of Series IV was Ps.26.3 million (includes accrued interest). As a measure of sensitivity, an upward shift of 100 Bps in the general interest rate levels would result in a decrease of 0.3% in the fair market value of the Series IV Notes.

Our current debt expenses are not sensitive to changes in the general level of interest rates because they are determined by fixed interest rates.

The following table presents principal cash flows and related weighted average interest rates by expected maturity dates for our debt obligations:

	As of December 31, 2010 Expected contractual maturity date (10)
	FY2011	FY2012	FY2013	FY2014	FY2015	Thereafter	Total	Fair Value (9)	Average Interest Rate
	(Ps. In millions)
Significant liabilities
Fixed rate debt (US$) (1) :
Principal payment and accrued interest(2)	5.7			126.3			132.0	1,560.6	10%
Principal payment and accrued interest(3) (8)	5.2					477.1	482.3	477.6	7.88%
Principal payment and accrued interest(4)	26.3						26.3	26.3	6.75%
Fixed rate debt (Ps.):
Principal payment and accrued interest(6) (8)	22.4	44.0					66.4	63.6	11%
Variable rate debt (Ps.):
Principal payment and accrued interest(7) (8)	57.0						57.0	57.0	13.96%
Principal payment and accrued interest(5)	76.4						76.4	76.4	Float

(1)	Dollar-denominated loans were converted to Pesos at an exchange rate of Ps.3.976 per U.S. Dollar.
(2)	Corresponds to Convertible Notes. We intend to use US$[31.7] million of the proceeds of this offering to repurchase the Convertible Notes, subject to the approval of our and IRSA’s shareholders at our respective shareholders’ meetings on May 26, 2011.
(3)	Corresponds to the series I notes due 2017. Debt issuance cost not included.
(4)	Corresponds to the series IV notes due 2011.
(5)	Corresponds to short term bank loans.
(6)	Corresponds to the series II notes due 2012.
(7)	Corresponds to the series III notes due 2011.
(8)	Repurchased notes have not been deducted.
(9)	Includes accrued interest.
(10)	Seller financing not included.

As a matter of policy, from time to time, we use derivative instruments to minimize our financing costs. However, there can be no assurance that such risks can be managed in the future through a variety of strategies, including the use of hedging transactions. We do not use derivative instruments for trading or speculative purposes.

Foreign Exchange Exposure

We transact our business primarily in Pesos. Accordingly, our earnings are subject to exposure from adverse movements in currency exchange rates primarily related to our U.S. Dollar denominated debt. Historically, volatility in exchange rates has been caused by currency devaluation, among other factors. Most of these factors have occurred at various times in the last two decades in Argentina.

The Convertible Notes (due 2014) and the Series I Notes due 2017 are denominated in U.S. Dollars. Currently all of our revenues are derived from our operations in Argentina and foreign exchange volatility will probably affect our Peso-denominated revenues, making it more burdensome for us to pay our U.S. Dollar-denominated debt.

Foreign currency exchange fluctuations may additionally affect the risk of default on our leases and services and other receivables, as any of our customers that have Peso-denominated revenue streams may experience a relative increase in their U.S. Dollar-denominated liabilities compared to their Peso-denominated revenues. Foreign currency exchange restrictions hereafter imposed by the Argentine government could prevent or restrict our access to U.S. Dollars, affecting our ability to service our U.S. Dollar-denominated liabilities.

Our strategies may prove ineffective to address the effect of foreign currency exchange movements on our financial condition. We have experienced net losses in the past, and we could experience such losses in the future to the extent that foreign exchange rates shift in excess of the risk covered by derivative financial instruments. In entering into foreign currency contracts, we bear the credit risk of counterparties being unable to meet the terms of their contracts; and we may be unable to recover damages from any such defaulting counterparty through legal enforcement actions due to laws affording bankruptcy or protection to insolvent obligors, foreign laws limiting cross-border enforcement actions or otherwise.

Due to the fact that our income stream is mostly in Pesos our exposure to foreign exchange risk is derived from our liabilities. As of December 31, 2010, a portion equivalent to 79.42% of our financial indebtedness was denominated in U.S. Dollars.

On the basis of our balance sheet as of December 31, 2010, we estimate that any variation in the exchange rate above or below Ps 0.10 against the U.S. Dollar would cause a variation of approximately Ps.16.1 million in our consolidated financial indebtedness.

BUSINESS

Overview

We are one of the largest owners and managers of shopping centers in Argentina in terms of gross leasable area and number of shopping centers. We own and operate twelve shopping centers in Argentina, six of which are located in the City of Buenos Aires (Abasto, Paseo Alcorta, Alto Palermo, Patio Bullrich, Buenos Aires Design and Dot Baires), two of which are located in the greater Buenos Aires metropolitan area (Alto Avellaneda and Soleil) and the rest of which are located in important provincial cities (Alto NOA in Salta, Alto Rosario in Santa Fe, Mendoza Plaza in Mendoza and Córdoba Shopping-Villa Cabrera in Córdoba). We also own certain properties for future development in Buenos Aires and several provincial cities.

As of December 31, 2010, our shopping centers had a total of 299,130 square meters of gross leasable area (excluding space occupied by hypermarkets which are not our tenants). Total tenant sales in our shopping centers, as reported by our tenants, were approximately Ps.5,014.7 million during the year ended June 30, 2010 and Ps.3,301.6 million during the six-month period ended December 31, 2010 (excluding Dot Baires and Soleil). Tenant sales at our shopping centers are relevant to our revenues and profitability, because they are one of the principal factors that determine the amount of rent that we charge our tenants.

As of December 31, 2010, we had total assets of Ps.2,398.9 million and shareholders’ equity of Ps.914.9 million. During our fiscal years ended June 30, 2008, 2009 and 2010 and the six-month period ended December 31, 2010, we had revenues of Ps.640.2 million, Ps.642.6 million, Ps.784.9 million and Ps.477.1 million, respectively, and had net income (loss) of Ps.80.0 million, Ps.(22.1) million, Ps.119.1 million and Ps.137.7 million, respectively. We operate our business through three reportable segments: Leases and services, Consumer financing and Others, as described below.

Leases and services. We derive a majority of our revenues from leases with retail tenants in our twelve shopping centers and to a lesser extent, since the six-month period ended December 31, 2010, from the office rentals derived from the Dot Baires Offices. We generally charge our tenants rent based on the higher of (i) a monthly base rent and (ii) a specified percentage of the tenant’s monthly gross retail sales. We also charge our tenants monthly management fees for our administration and maintenance of common areas and administration of contributions made by tenants to finance promotional efforts for our shopping centers. We also generate revenues from admission rights (a non-refundable fee certain tenants are required to pay upon entering into or renewing a lease), leasing agent fees and parking lot fees. As of December 31, 2010, the average occupancy rate of our shopping centers was 97.3%. Our Leases and services segment generated operating income of Ps.266.6 million during fiscal year ended June 30, 2010, representing 83.2% of our consolidated operating income for such fiscal year, and Ps.140.3 million and Ps.193.6 million, during the six-month periods ended December 31, 2009 and 2010, respectively, representing 90.0% and 79.3% of our consolidated operating income for such six-month periods.

Consumer financing. We operate a consumer financing business through our subsidiary Metroshop and our affiliate Tarshop. Tarshop and Metroshop’s operations consist primarily of lending and servicing activities relating to the credit card and personal loan products offered to consumers at shopping centers, hypermarkets and street stores. Our revenues from credit card transactions are derived from interest income generated by financing and lending activities, merchants’ fees, charges for life and disability insurance, and fees for data processing and printing cardholders’ account statements, among others. In September 2010 we sold 80% of Tarshop’s stock to Banco Hipotecario for US$26.8 million and retained the remaining 20%. Due to this sale, the Consumer financing segment will have a less significant impact on our results of operations going forward. We acquired 50% of the capital stock of Metroshop from Tarshop on May 21, 2010, and the remaining 50% from Metronec S.A. on January 13, 2011. Our Consumer financing segment generated operating income of Ps.49.0 million during our fiscal year ended June 30, 2010, representing 15.3% of our consolidated operating income for such fiscal year, and Ps.18.1 million during the six-month period ended December 31, 2010, representing 7.4% of our consolidated operating income for such six-month period

Others. Our Others segment includes the development and sale of residential properties, acquisitions of undeveloped parcels of land for future development and sales from time to time of such undeveloped parcels. For the fiscal years ended June 30, 2008, 2009 and 2010 revenues from our Others segment were insignificant but were Ps.83.0 million for the six-month period ended December 31, 2010. Our Others segment generated operating income (loss) of Ps.1.9, Ps.0.0 million and Ps.31.7 million during our fiscal year ended June 30, 2010 and the six-month periods ended December 31, 2009 and 2010, respectively, representing 0.6%, 0.0% and 13.0% of our consolidated operating income for such periods.

Our major shareholder is IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), which owned 94.9% of our outstanding shares as of April 26, 2011. IRSA is an Argentine company engaged in a range of diversified real estate activities and whose shares are listed on the Bolsa de Comercio de Buenos Aires and the New York Stock Exchange.

Strategy

Our principal objective is to maximize our profitability. We seek to leverage our experience in the Argentine shopping center industry to generate sustainable cash flow growth and increase the long-term value of our real estate assets.

Investment strategy. We seek to take advantage of unsatisfied demand for shopping centers by developing new shopping centers in urban areas which we believe have attractive prospects for growth, including in the Buenos Aires metropolitan area, certain Argentine provinces and potentially elsewhere in Latin America. Central to the success of our strategy are the close commercial relationships which we have cultivated for years with more than 1,000 retailers who permit us to offer an attractive tenant mix in each shopping center. Our investment strategy consists primarily of the following:

•

Selectively developing new shopping centers. We seek to develop new shopping centers in high density locations with attractive prospects for growth. We currently own parcels of land on which we plan to develop future shopping centers with a total gross leasable area of approximately 90,000 square meters. These parcels are located in the City of Buenos Aires, Neuquén, Tucumán and Paraná.

•

Selectively acquiring shopping centers. Our goal is to acquire shopping centers which we believe will benefit from our know-how, centralized management, relationship with shopping center tenants and leasing strategies, which will allow us to expand into new markets and create synergies with our current portfolio.

•

Expanding and improving our existing properties. We plan to expand and improve our properties through renovations, redevelopments, expansions and/or reconfigurations to make them more attractive to tenants for leasing or re-leasing or to take advantage of underutilized land or leasable space. This will allow us to better our position in the industry and increase our revenues through a smaller increase in costs.

•

Developing residential and office buildings. We will evaluate opportunities to develop residential and office buildings near our shopping centers to increase customer traffic in our shopping centers and otherwise enhance the value of our other nearby properties.

•

International expansion. We believe there are opportunities to acquire and develop shopping centers in other countries outside of Argentina. We continually analyze the possibility of expanding our operations to markets where we can take advantage of our shopping center development and administrative know-how.

Operating strategy. Our core operating strategy is to maximize growth and profitability of our shopping centers by increasing our tenant sales and by achieving the optimum tenant mix for each of our shopping centers. We seek to achieve this objective by:

•

Continuously upgrading our shopping centers. We seek to have our shopping centers cater to a wide range of socio-economic segments and to achieve this objective we intend to continue upgrading and renovating our shopping center properties to enhance the overall shopping experience we offer, while maintaining competitive tenant occupancy costs.

•

Optimizing tenant base and lease terms. We seek to take advantage of increasing occupancy rates by leasing and re-leasing our properties to a diverse group of creditworthy and well-recognized tenants, resulting in higher base rents per square meter.

•

Enhancing our relationship with our tenants. We seek to enhance our relationship with our shopping center tenants by providing them with administrative advice and recommendations with respect to their promotional and marketing initiatives. These relationships serve as the foundation for each new endeavor we undertake.

•

Enhancing brand awareness and consumer loyalty. We believe that our shopping centers enjoy widespread recognition, and we intend to enhance consumer and tenant loyalty to our shopping centers through aggressive marketing campaigns. To improve consumer loyalty we intend to organize targeted publicity campaigns, hold promotional events and implement initiatives to attract local consumers and tourists away from traditional street-level stores and to differentiate our shopping centers from those of our competitors. We also seek to enhance our relationships with consumers by improving entertainment and restaurant facilities to encourage increased frequency and duration of visits, particularly by young women, families and tourists.

•

Improving operating margins. We seek to take advantage of growth opportunities to further consolidate our administrative capabilities and to achieve greater economies of scale and cost reductions at each of our shopping centers in order to improve our consolidated operating margins.

History

We were organized in 1889 under the name “Sociedad Anónima Mercado de Abasto Proveedor (SAMAP)”, and until 1984, we owned the main fresh produce market in the City of Buenos Aires. Our most important asset during that period was the historic Mercado de Abasto building which served as the location of the market from 1889 to 1984, when we largely ceased operations. In July 1994, IRSA acquired a controlling interest in our company and, subsequently, we resumed real estate operations. Since then, we have continued to grow through a series of acquisitions and the development of our businesses. In April 1997, we merged with fourteen of our wholly owned subsidiaries, including Alto Palermo S.A., and subsequently changed our name from “Sociedad Anónima Mercado de Abasto Proveedor (SAMAP)” to “Alto Palermo S.A. (APSA)”.

Shopping Centers

Overview

As of December 31, 2010, we owned and/or operated the following twelve shopping centers in Argentina:

	Year Acquired	Gross leasable area (1)	Stores	Occupancy percentage (2)	Percentage owned	Book value at December 31, 2010(3)	Location
		(sqm)				(Ps )
Abasto (4)	1994	37,592	175	99.8%	100%	154,041	City of Buenos Aires, Argentina
Alto Palermo	1997	18,701	144	99.6%	100%	124,345	City of Buenos Aires, Argentina
Alto Avellaneda	1997	36,547	144	96.0%	100%	66,512	Buenos Aires, Argentina
Paseo Alcorta	1997	13,804	111	98.4%	100%	67,198	City of Buenos Aires, Argentina
PatioBullrich	1998	11,741	84	100.0%	100%	85,414	City of Buenos Aires, Argentina
Alto NOA	1995	19,001	92	99.7%	100%	20,495	Salta, Argentina
Buenos Aires Design (5)	1997	13,786	62	98.6%	54%	7,455	City of Buenos Aires, Argentina
Mendoza Plaza (6)	1994	40,634	151	92.6%	100%	77,891	Mendoza, Argentina
Alto Rosario (7)	2004	28,650	144	95.0%	100%	77,530	Santa Fe, Argentina
Córdoba Shopping – Villa Cabrera	2006	15,108	110	97.7%	100%	66,524	Córdoba, Argentina
Dot Baires	2009	49,526	154	99.6%	80%	515,229	City of Buenos Aires, Argentina
Soleil	2010	14,040	79	91.9%	100%	79,826	Buenos Aires, Argentina

Total		299,130	1,450	97.3%		1,342,460

(1)	Excludes the gross leasable area occupied by hypermarkets that are not our tenants.
(2)	Calculated by dividing square meters leased under leases in effect by gross leasable area as of December 31, 2010.
(3)	Book value equals cost of acquisition of fixed assets or development plus improvements, less accumulated depreciation and impairment charges / recovery.
(4)	Excludes approximately 3,732 square meters of space occupied by Museo de los Niños, Abasto
(5)	We own 53.9% of the company which holds a concession to operate this shopping center and consolidate its sales. The amounts shown reflect 100% of the gross leasable area, the total number of stores and of the percentage leased.
(6)	During the fiscal year ended June 30, 2008, we increased our interest in Mendoza Plaza Shopping S.A. from 85.4% to 100%.
(7)	Excludes approximately 1,260 square meters of space occupied by Museo de los Niños, Rosario and the plots in Junín and Tedhy.

Tenant Retail Sales

The following table sets forth the total approximate tenant retail sales in Pesos at our shopping centers for the periods indicated:

	Fiscal year ended June 30,(1)			Six-month period ended December 31,(1)
	2008	2009	2010	2009	2010
Abasto	720,398	774,496	926,373	455,232	623,783
Alto Palermo	631,821	745,008	879,728	442,710	570,543
Alto Avellaneda	560,693	696,502	885,195	0419,697	575,022
Paseo Alcorta	385,515	374,756	414,652	216,528	271,015
Patio Bullrich	271,411	274,923	344,789	167,304	223,609
Alto NOA	173,998	211,353	280,241	135,519	183,137
Buenos Aires Design	132,958	129,075	140,974	69,287	93,843
Mendoza Plaza	433,394	436,599	559,359	257,402	351,574
Alto Rosario	271,331	318,443	419,143	199,600	294,538
Córdoba Shopping-Villa Cabrera	120,827	133,526	164,257	84,665	114,584
Dot Baires	—	99,478	763,528	366,963	491,029
Soleil	—	—	—	—	100,266

Total(2)	3,702,346	4,194,159	5,778,239	2,814,907	3,892,943

(1)	Retail sales based upon information provided to us by retailers and prior owners. The amounts shown reflect 100% of the retail sales of each shopping center, although in certain cases we own less than 100% of such shopping centers.
(2)	Excludes sales from stands and spaces used for special exhibitions.

Occupancy Rate

The following table sets forth the occupancy rate of each shopping center expressed as a percentage of its gross leasable area as of the dates indicated:

	As of June 30, 2010			As of December 31,
	2008	2009	2010	2010
Abasto	99.6	99.8	99.6	99.8
Alto Palermo	100.0	100.0	100.0	99.6
Alto Avellaneda	99.8	100.0	96.0	96.0
Paseo Alcorta	99.5	97.9	97.5	98.4
Patio Bullrich	100.0	99.6	99.7	100.0
Alto NOA	100.0	99.9	99.9	99.7
Buenos Aires Design	100.0	98.8	98.4	98.6
Mendoza Plaza	97.7	96.8	93.1	92.6
Alto Rosario	99.2	95.0	93.7	95.0
Córdoba Shopping – Villa Cabrera	97.2	96.4	98.8	97.7
Dot Baires	—	99.9	100.0	99.6
Soleil	—	—	—	91.9

Weighted Average	99.3	98.6	97.5	97.3

Rental Price

The following table shows the annual or semi-annual average rental price per square meter for the periods indicated below:

	Fiscal year ended June 30,(1)			Six-month period ended December 31,(1)
	2008	2009(2)	2010	2009(2)	2010
			(Ps.)
Abasto	1,436.8	1,710.8	1,986.8	964.0	1,279.2
Alto Palermo	3,058.5	3,580.8	4,033.8	1,979.0	2,496.7
Alto Avellaneda	972.4	1,156.0	1,469.2	692.0	935.5
Buenos Aires Design	672.8	731.1	810.2	401.0	464.1
Paseo Alcorta	2,313.8	2,408.7	2,498.9	1,270.0	1,612.8
Patio Bullrich	2,095.6	2,254.6	2,673.9	1,313.0	1,606.9
Alto NOA	461.2	502.6	658.6	339.0	466.0
Alto Rosario	608.6	746.5	948.4	476.0	642.6
Mendoza Plaza	537.0	546.8	598.8	290.0	386.7
Córdoba Shopping – Villa Cabrera	557.8	590.7	731.6	367.0	538.5
Dot Baires (2)	—	1,162.4	1,081.9	535.0	616.7
Soleil	—	—	—	—	364.9

(1)	Annual and semi-annual rental price per gross leasable square meter reflects the sum of base rent, percentage rent and revenues from admission rights (excluding any applicable tax on sales) divided by gross leasable square meters.
(2)	2009 values were adjusted and annualized because the real cost only reflects one month and 19 days.

Expiration of Lease Agreements

The following table shows a schedule of estimated expirations of our shopping center leases in effect as of December 31, 2010, assuming that none of our tenants exercise renewal options or terminate their lease early:

Lease Expiration as of December 31,(3)	Number of Lease Agreements to Expire (1)	Square Meters of Leases to Expire	Square Meter Percentage of Leases to Expire	Annual Base Rent under Expiring Leases(2)	Percentage of Lease Agreements to Expire
		(sqm)		(Ps. )
2011	622	94,824	32%	104,669	36%
2012	350	53,018	18%	70,756	24%
2013	349	47,722	16%	68,521	24%
2014 and subsequent years	129	103,566	34%	46,094	16%

Total	1,450	299,130	100%	290,040	100%

(1)	Including the vacant stores as of December 31, 2010. A lease may be associated to one or more stores.
(2)	Including the base rent and does not reflect our ownership interest in each property.
(3)	Even though the leases are cancelable by law, we consider them to be non-cancelable for these purposes. See Note 14.I.q to our audited consolidated financial statements included in this offering memorandum for more information as to how we considered this definition.

Abasto, City of Buenos Aires

Abasto is a 175-store shopping center property located in the center of the City of Buenos Aires with direct access from the Carlos Gardel subway station, six blocks from the Once railway terminal and near the highway to Ezeiza International Airport. Abasto opened on November 10, 1998. We have invested US$111.6 million in Abasto. The main building is a landmark building thatwas the primary fresh produce market for Buenos Aires between 1889 and 1984. We converted the property into an 116,646 square meter shopping center (including parking and common areas) with approximately 37,592 square meters of gross leasable area (41,324 square meters including Museo de los Niños, a children’s museum). Abasto is the fourth largest shopping center in Argentina in terms of gross leasable area. This shopping center is close to Torres de Abasto, our developed residential apartment complex, and to Coto supermarket.

Abasto includes a food court with 28 restaurants, a 12-screen multiplex cinema with seating for approximately 3,100 people covering an area of 8,021 square meters, entertainment facilities and a 3,732 square meter children’s museum that it is not included in the gross leasable area. The shopping center is spread out over five levels and has a 1,200-car parking lot consisting of 40,169 square meters. Abasto’s target clientele consists of middle-income individuals between the ages of 25 and 45 which we believe represent a significant portion of the population in this area of Buenos Aires.

During the six-month period ended December 31, 2010, visitors to the shopping center generated total nominal retail sales of approximately Ps.623.8 million, representing semi-annual average sales per square meter of approximately Ps.16,593.5. Revenues from leases increased from approximately Ps.44.3 million for the six-month period ended December 31, 2009 to Ps.58.9 million for the six-month period ended December 31, 2010, which represent monthly revenues per gross leasable square meter of Ps.196.5 and Ps.261.4, respectively, for such periods. As of December 31, 2010, the occupancy rate in Abasto was 99.8%.

Abasto’s Tenants

Abasto’s five largest tenants (in terms of sales) accounted for approximately 30.9% of its gross leasable area as of December 31, 2010 and approximately 10% of the annual base rent for the six-month period ended December 31, 2010.

The following table provides certain information about Abasto’s five largest tenants:

Tenant	Type of Business	Gross Leasable Area	% of Gross Leasable Area
		(sqm)	(%)
Garbarino	Houseware	656.7	1.7
Zara	Clothes and footwear	1,790.0	4.8
Fravega	Houseware	885.2	2.4
Hoyts General Cinema	Cinema	8,021.0	21.3
Compumundo	Houseware	246.5	0.7

Total		11,599.4	30.9

The following table sets forth the the types of tenants in Abasto as of December 31, 2010:

Type of Business	Gross Leasable Area	% of Gross Leasable Area
	(sqm)	(%)
Clothes and footwear	15,409.0	41.0
Entertainment	11,901.9	31.6
Miscellaneous	3,820.7	10.2
Home and Houseware	3,218.4	8.6
Restaurant	2,658.0	7.0
Services	584.0	1.6
Total	37,592.0	100.0

Revenues from Abasto

The following table sets forth certain information relating to the revenues from Abasto for the periods indicated:

	Six-month period ended December 31,(1)
	2009	2010
	(in thousands of Ps.)
Revenues:
Base rent	25,590.4	31,103.4
Percentage rent(1)	8,209.3	14,734.1

Total rent	33,799.7	45,837.5

Revenues from admission rights(2)	6,282.4	7,437.1
Management fees	600.0	840.0
Parking	3,415.5	4,787.4
Other	232.1	47.1

Total	44,329.7	58,949.2

(1)	Percentage rent is the revenue based on a specific percentage of gross sales of our tenants.
(2)	Admission rights are the revenues required to tenants for entering into a lease agreement or a lease agreement renewal.

Expiration of Lease Agreements for Abasto

The following table shows a schedule of estimated lease expirations for Abasto during the periods indicated for leases in effect as of December 31, 2010, assuming that none of these tenants will exercise their renewal options or terminate their leases early:

Lease Expiration as of December 31, (3)	Number of Lease Agreements to Expire (1)	Square Meters of Leases to Expire	Square Meter Percentage of Leases to Expire	Annual Base Rent under Expiring Leases(2)	Percentage of Lease Agreements to Expire
		(sqm)		(Ps. )
2011	78	18,291	49%	22,471	43%
2012	42	5,341	14%	11,257	22%
2013	40	4,936	13%	11,135	21%
2014 and subsequent years	15	9,024	24%	7,036	14%

Total	175	37,592	100%	51,899	100%

(1)	Includes the vacant stores as of December 31, 2010. A lease may be associated to one or more stores.
(2)	Including the base rent and does not reflect our ownership interest in the property.
(3)	Even though the leases are cancelable by law, we consider them to be non-cancelable for these purposes. See Note 14.I.q to our unaudited six-month consolidated financial statements for more information as to how we considered this definition.

Alto Palermo, City of Buenos Aires

Alto Palermo is a 144-store shopping center which opened in 1990 in the densely populated neighborhood of Palermo in the City of Buenos Aires. Alto Palermo is located at the intersection of Santa Fe and Coronel Díaz avenues, only a few minutes from downtown Buenos Aires, with nearby access from the Bulnes subway station. Alto Palermo has a total constructed area of 65,029 square meters (including parking) that consists of 18,701 square meters of gross leasable area. The shopping center has an entertainment center and a food court with 19 restaurants. Alto Palermo is spread out over four levels and has a 654-car pay parking lot of 32,405 square meters. Alto Palermo’s targeted clientele consists of middle-income individuals between the ages of 28 and 40.

During the six-month period ended December 31, 2010, visitors to the shopping center generated total nominal retail sales of approximately Ps.570.5 million, which represented semi-annual average sales per square meter of approximately Ps.30,508.7. Revenues from leases increased from approximately Ps.47.5 million for the six-month period ended December 31, 2009 to Ps.60.2 million for the six-month period ended December 31, 2010, which represented monthly revenues per gross leasable square meter of Ps.424.7 and Ps.536.2, respectively, for such periods.

Alto Palermo’s Tenants

Alto Palermo’s five largest tenants (in terms of sales) accounted for approximately 15.0% of its gross leasable area as of December 31, 2010 and approximately 8.2% of its annual base rent for the six-month period ended December 31, 2010.

The following table describes Alto Palermo’s five largest tenants as of December 31, 2010:

Tenant	Type of Business	Gross Leasable Area	% of Gross Leasable Area
		(sqm)	(%)
Zara	Clothes and footwear	1,384.0	7.4
Garbarino	Houseware	185.7	1.0
Fravega	Houseware	155.8	0.8
Just For Sport	Clothes and footwear	724.3	3.9
Sony Style	Houseware	361.4	1.9

Total		2,811.2	15.0

The following table sets forth the the types of tenants in Alto Palermo as of December 31, 2010:

Type of Business	Gross Leasable Area	% of Gross Leasable Area
	(sqm)	(%)
Clothes and footwear	10,129.3	54.2
Entertainment	1,308.5	7.0
Miscellaneous	1,550.0	8.3
Home and Houseware	1,217.8	6.4
Restaurant	2,727.9	14.6
Services	1,767.6	9.5

Total	18,701.1	100.0

Revenues from Alto Palermo

The following table sets forth certain information relating to the revenues derived from Alto Palermo during the following periods:

	Six-month period ended December 31,(1)
	2009	2010
	(in thousands of Ps.)
Revenues:
Base rent	27,475.6	33,796.1
Percentage rent(1)	9,295.8	13,046.2

Total rent	36,771.4	46,842.3

Revenues from admission rights(2)	6,535.1	7,913.1
Management fees	480.0	780.0
Parking	3,582.4	4,464.1
Other	98.6	170.0

Total	47,467.5	60,169.5

(1)	Percentage rent is the revenue based on a specific percentage of gross sales of our tenants.
(2)	Admission rights are the revenues required to tenants for entering into a lease agreement or a lease agreement renewal.

Expiration of lease agreements for Alto Palermo

The following table shows a schedule of estimated lease expirations for Alto Palermo during the periods indicated for leases in effect as of December 31, 2010, assuming that none of the tenants exercise their renewal options or terminates their leases early:

Lease Expiration as of December 31, (3)	Number of Lease Agreements to Expire(1)	Square Meters of Leases to Expire	Square Meter Percentage of Leases to Expire	Annual Base Rent under Expiring Leases(2)	Percentage of Lease Agreements to Expire
		(sqm)		(Ps. )
2011	73	7,509	40%	24,229	48%
2012	31	3,337	18%	10,633	20%
2013	30	4,838	26%	10,908	22%
2014 and subsequent years	10	3,017	16%	4,954	10%

Total	144	18,701	100%	50,724	100%

(1)	Includes the vacant stores as of December 31, 2010. A lease may be associated to one or more stores.
(2)	Including the base rent and does not reflect our ownership interest in the property.
(3)	Even though the leases are cancelable by law, we consider them to be non-cancelable for these purposes. See Note 14.I.q to our unaudited six-month consolidated financial statements for more information as to how we considered this definition.

Alto Avellaneda, Greater Buenos Aires

Alto Avellaneda is a 144-store suburban shopping center that opened in October 1995 and is located in the City of Avellaneda, which is on the southern border of the City of Buenos Aires. This shopping center is next to a railway terminal and is close to downtown Buenos Aires. Alto Avellaneda has a total constructed area of 108,598.8 square meters (including parking) which consists of 36,547 square meters of gross leasable area. The shopping center has a six-screen multiplex cinema, the first Wal-Mart superstore in Argentina, an entertainment center, a food court with 19 restaurants and an anchor store, Falabella that opened on April 28, 2008. Wal-Mart (not included in gross leasable area) purchased the space it occupies, but it pays for its pro rata share of the common expenses of Alto Avellaneda. The shopping center has a 2,700-car free parking lot consisting of 47,856 square meters. Alto Avellaneda Shopping’s targeted clientele consists of middle-income individuals between the ages of 16 and 30.

During the six-month period ended December 31, 2010, visitors to the shopping center generated total nominal retail sales of approximately Ps.575.0 million which represents semi-annual average sales per square meter of approximately Ps.15,733.8. Revenues from leases increased from approximately Ps.28.2 million for the six-month period ended December 31, 2009 to Ps.38.2 million for the six-month period ended December 31, 2010, which represent monthly revenues per gross leasable square meter of Ps.128.5 and Ps.174.3, respectively, for such periods. As of December 31, 2010, the occupancy rate in Alto Avellaneda was 96%.

Alto Avellaneda’s Tenants

Alto Avellaneda’s five largest tenants (in terms of sales) accounted for approximately 36.7% of its gross leasable area as of December 31, 2010 and approximately 25.5% of its annual base rent for the six-month period ended December 31, 2010.

The following table sets forth certain information about Alto Avellaneda’s five largest tenants as of December 31, 2010:

Tenant	Type of Business	Gross Leasable Area	% of Gross Leasable Area
		(sqm)	(%)
Falabella	Anchor Store	11,629.0	31.8
Garbarino	Houseware	639.8	1.8
Fravega	Houseware	397.0	1.1
Compumundo	Houseware	190.6	0.5
Sport Line	Clothes and footwear	560.2	1.5

Total		13,416.6	36.7

The following table sets forth the types of tenants in Alto Avellaneda as of December 31, 2010:

Type of Business	Gross Leasable Area	% of Gross Leasable Area
	(sqm)	(%)
Anchor Store	11,629.0	31.8
Clothes and footwear	10,928.8	29.9
Entertainment	7,189.7	19.7
Miscellaneous	1,838.1	5.0
Home and Houseware	2,340.1	6.4
Restaurant	1,915.2	5.3
Services	706.1	1.9

Total	36,547.0	100.0

Revenues from Alto Avellaneda

The following table sets forth certain information relating to the sales by Alto Avellaneda during the following periods:

	Six-month period ended December 31(1)
	2009	2010
	(in thousands of Ps.)
Revenues:
Base rent	16,752.3	21,385.4
Percentage rent(1)	7,884.3	12,062.9

Total rent	24,636.6	33,448.3

Revenues from admission rights(2)	3,196.0	4,036.0
Management fees	300.0	720.0
Parking	—	—
Other	65.0	7.5

Total	28,197.6	38,211.8

(1)	Percentage rent is the revenue based on a specific percentage of gross sales of our tenants.
(2)	Admission rights are the revenues required to tenants for entering into a lease agreement or a lease agreement renewal.

Expiration of lease agreements for Alto Avellaneda

The following table sets forth a schedule of estimated lease expirations for Alto Avellaneda during the periods indicated for leases in effect as of December 31, 2010, assuming that none of the tenants exercise renewal options or terminate their leases early:

Lease Expiration as of December 31, (3)	Number of Lease Agreements to Expire(1)	Square Meters of Leases to Expire	Square Meter Percentage of Leases to Expire	Annual Base Rent under Expiring Leases(2)	Percentage of Lease Agreements to Expire
		(sqm)		(Ps. )
2011	64	12,151	33%	11,754	33%
2012	35	4,098	11%	7,280	20%
2013	25	2,376	7%	5,106	14%
2014 and subsequent years	20	17,922	49%	11,819	33%

Total	144	36,547	100%	35,959	100%

(1)	Includes the vacant stores as of December 31, 2010. A lease may be associated to one or more stores.
(2)	Including the base rent and does not reflect our ownership interest in the property.
(3)	Even though the leases are cancelable by law, we consider them to be non-cancelable for these purposes. See Note 14.I.q to our unaudited six-month consolidated financial statements for more information as to how we considered this definition.

Buenos Aires Design, City of Buenos Aires

Buenos Aires Design is a shopping center with 62 stores specialized in interior and home decoration stores which opened in 1993. We own a 53.68% interest in Emprendimiento Recoleta S.A., the company which has the concession to operate Buenos Aires Design. The other shareholder of Emprendimiento Recoleta S.A., Hope Funds, holds the remaining 46.32% interest.

As a result of a public auction, in February 1991, the City of Buenos Aires granted Emprendimiento Recoleta a 20-year concession to use a plot of land in Centro Cultural Recoleta, which expires in November, 2013. On November 25, 2010, the City of Buenos Aires passed Decree No. 867/10 by virtue of which the concession was extended for an additional period of five years. The concession agreement provides for Emprendimiento Recoleta to pay the City of Buenos Aires a monthly amount of Ps.20,168. It establishes that the concession may be terminated for any of the following reasons, among others:

•

material breach of the obligations of the parties, which include: (i) breach of applicable law, (ii) change of the purpose of the area under concession; and (iii) non payment of the monthly fee for two consecutive periods;

•	destruction or abandonment of the area under concession;

•	bankruptcy or liquidation; and

•	restitution of the plot of land under concession, which shall only take place for public interest reasons.

In June 1991, we entered into an agreement with the shareholders of Emprendimiento Recoleta providing for our administration of Buenos Aires Design for a monthly administration fee of approximately 10% of the net payment of common expenses.

Buenos Aires Design is in a high-income neighborhood named Recoleta in the City of Buenos Aires, near Libertador Avenue and downtown Buenos Aires. Buenos Aires Design is located in one of Buenos Aires’ most popular tourist attraction areas. Many exclusive hotels and restaurants are located in this area, and the shopping center is close to the National Museum of Fine Arts, the Museum of Modern Art and other popular cultural institutions.

Buenos Aires Design has a total constructed area of 26,131.5 square meters (including parking) that consists of 13,786 square meters of gross leasable area. The shopping center has 8 restaurants anchored by the Hard Rock Café and a terrace that covers 3,700 square meters. The shopping center is divided into two floors and has a 174-car pay parking lot. Buenos Aires Design’s targeted clientele consists of upper-middle income individuals between the ages of 25 and 45.

During the six-month period ended December 31, 2010, visitors to the shopping center generated total retail sales in nominal value of approximately Ps.93.8 million which represents semi-annual average sales per square meter of approximately Ps.6,807.1. Revenues from leases increased from approximately Ps.7.3 million for the six-month period ended December 31, 2009 to Ps.8.4 million for the six-month period ended December 31, 2010, which represent monthly sales per gross leasable square meter of Ps.89.1 and Ps.102.1, respectively, for such periods. As of December 31, 2010, the occupancy rate in Buenos Aires Design was 98.6%.

Buenos Aires Design’s Tenants

Buenos Aires Design’s five largest tenants (in terms of sales) accounted for approximately 25.2% of its gross leasable area as of December 31, 2010 and approximately 19.3% of its annual base rent for the six-month period ended December 31, 2010.

The following table contains certain information about Buenos Aires Design’s five largest tenants as of December 31, 2010:

Tenant	Type of Business	Gross Leasable Area	% of Gross Leasable Area
		(sqm)	(%)
Morph	Bazaar and Gifts	1,032.3	7.5
Barugel Azulay	Home	311.8	2.3
Hard Rock Café	Restaurant	1,215.9	8.8
Bazar Geo	Bazaar and Gifts	258.0	1.9
Las Malvinas	Houseware	657.4	4.7

Total		3,475.4	25.2

The following table sets forth the the types of tenants in Buenos Aires Design as of December 31, 2010:

Type of Business	Gross Leasable Area	% of Gross Leasable Area
	(sqm)	(%)
Home and Houseware	8,109.5	58.8
Restaurant	3,420.7	24.8
Miscellaneous	2,222.5	16.2
Services	33.3	0.2

Total	13,786.0	100.0

Revenues from Buenos Aires Design

The following table sets forth certain information relating to the revenues of Buenos Aires Design during the following periods:

	Six-month period ended December 31(1)
	2009	2010
	(in thousands of Ps.)
Revenues:
Base rent	4,380.1	4,960.3
Percentage rent (2)	862.2	1,165.3

Total rent	5,242.3	6,125.6

Revenues from admission rights(3)	768.2	779.7
Management fees	405.6	500.1
Parking	851.5	1,025.3
Other	11.2	13.6

Total	7,278.8	8,444.3

(1)	It does not reflect our interest in the property.
(2)	Percentage rent is the revenue based on a specific percentage of gross sales of our tenants.
(3)	Admission rights are the revenues required to tenants for entering into a lease agreement or a lease agreement renewal.

Expiration of lease agreements for Buenos Aires Design

The following table shows a schedule of estimated lease expirations for Buenos Aires Design during the periods indicated for leases in effect as of December 31, 2010, assuming that none of the tenants exercise renewal options or terminates their leases early:

Lease Expiration as of December 31, (3)	Number of Lease Agreements to Expire(1)	Square Meters of Leases to Expire	Square Meter Percentage of Leases to Expire	Annual Base Rent under Expiring Leases(2)	Percentage of Lease Agreements to Expire
		(sqm)		(Ps. )
2011	30	4,963	36%	4,286	48%
2012	19	4,248	31%	2,747	31%
2013	13	4,575	33%	1,851	21%
2014 and subsequent years	0	0	0%	0	0%

Total	62	13,786	100%	8,884	100%

(1)	Includes the vacant stores as of December 31, 2010. A lease may be associated to one or more stores.
(2)	Including the base rent and does not reflect our ownership interest in the property.
(3)	Even though the leases are cancelable by law, we consider them to be non-cancelable for these purposes. See Note 14.I.q to our unaudited six-month consolidated financial statements for more information as to how we considered this definition.

Paseo Alcorta, City of Buenos Aires

Paseo Alcorta is a 111-store shopping center which opened in 1992, located in the residential area of Palermo Chico, one of the most exclusive areas in the City of Buenos Aires, and a short drive from downtown Buenos Aires. Paseo Alcorta has a total constructed area of approximately 87,553.8 square meters (including parking) that consists of 13,804 square meters of gross leasable area. Paseo Alcorta has a food court with 18 restaurants and a Carrefour hypermarket (not included in gross leasable area) on the ground floor. Carrefour purchased the space it occupies but pays for its pro rata share of the common expenses of the shopping center’s parking lot. Paseo Alcorta is spread out over three shopping center levels and has a paid parking lot (as from June 2008) for approximately 1,300 cars. Paseo Alcorta’s targeted clientele consists of high-income individuals between the ages of 34 and 54.

During the six-month period ended December 31, 2010, visitors to the shopping center generated total retail sales in nominal value of approximately Ps.271.0 million which represents semi-annual average sales per square meter of approximately Ps.19,633.1. Revenues from leases increased from approximately Ps.21.7 million for the six-month period ended December 31, 2009 to Ps.26.0 million for the six-month period ended December 31, 2010, which represent monthly revenues per gross leasable square meter of Ps.251.5 and Ps.313.4, respectively, for such periods. As of December 31, 2010, the occupancy rate in Paseo Alcorta was 98.4%.

Paseo Alcorta’s Tenants

Paseo Alcorta’s five largest tenants (in terms of sales) accounted for approximately 16.3% of its gross leasable area as of December 31, 2010 and approximately 9.3% of its annual base rent for the six-month period ended December 31, 2010.

The following table provides certain information about Paseo Alcorta’s five largest tenants as of December 31, 2010:

Tenant	Type of Business	Gross Leasable Area	% of Gross Leasable Area
		(sqm)	(%)
Zara	Clothes and footwear	1,100.4	8.0
Fravega	Houseware	249.0	1.8
Rapsodia	Houseware	258.2	1.9
Kartun	Clothes and footwear	230.0	1.7
Nike Woman	Houseware	400.0	2.9
Total		2,237.6	16.3

The following table sets forth the the types of tenants in Paseo Alcorta as of December 31, 2010:

Type of Business	Gross Leasable Area	% of Gross Leasable Area
	(sqm)	(%)
Clothes and footwear	7,587.6	55.0
Entertainment	1,183.0	8.6
Miscellaneous	1,370.3	9.9
Home and Houseware	621.6	4.5
Restaurant	1,332.4	9.7
Services	1,709.1	12.4
Total	13,804.0	100.0

Revenues from Paseo Alcorta

The following table sets forth certain information relating to the revenues of Paseo Alcorta during the following periods:

	Six-month period ended December 31(1)
	2009	2010
	(in thousands of Ps.)
Revenues:
Base rent	12,867.2	14,825.9
Percentage rent (1)	3,555.0	6,123.2

Total rent	16,422.2	20,949.1

Revenues from admission rights(2)	3,660.6	3,631.2
Management fees	240.0	240.0
Parking	1,229.7	1,037.2
Other	154.8	102.0

Total	21,707.3	25,959.5

(1)	Percentage rent is the revenue based on a specific percentage of gross sales of our tenants.
(2)	Admission rights are the revenues required to tenants for entering into a lease agreement or a lease agreement renewal.

Expiration of lease agreements for Paseo Alcorta

The following table shows a schedule of estimated lease expirations for Paseo Alcorta during the periods indicated for leases if effect as of December 31, 2010, assuming that none of the tenants exercises renewal options or terminates their leases early:

Lease Expiration as of December 31, (3)	Number of Lease Agreements to Expire(1)	Square Meters of Leases to Expire	Square Meter Percentage of Leases to Expire	Annual Base Rent under Expiring Leases(2)	Percentage of Lease Agreements to Expire
		(sqm)		(Ps. )
2011	45	5,237	38%	9,944	39%
2012	32	2,956	22%	7,563	30%
2013	26	3,076	22%	5,272	21%
2014 and subsequent years	8	2,535	18%	2,401	10%

Total	111	13,804	100%	25,180	100%

(1)	Includes the vacant stores as of December 31, 2010. A lease may be associated to one or more stores.
(2)	Including the base rent and does not reflect our ownership interest in the property.
(3)	Even though the leases are cancelable by law, we consider them to be non-cancelable for these purposes. See Note 14.I.q to our unaudited six-month consolidated financial statements for more information as to how we considered this definition.

Patio Bullrich, City of Buenos Aires

Patio Bullrich is an 84-store shopping center which opened in 1988 and the first shopping center to start operations in the City of Buenos Aires. We acquired Patio Bullrich on October 1, 1998 for US$72.3 million. Patio Bullrich is in the neighborhood of Recoleta, one of the most prosperous areas of the City of Buenos Aires. This district is a residential, cultural and tourist center that includes distinguished private homes, historical sites, museums, theatres and embassies. The shopping center is located within walking distance of some of the most prestigious hotels of Buenos Aires and the subway, bus and train systems. Additionally, the shopping center is only 10 minutes by car from the downtown area of the City of Buenos Aires.

Patio Bullrich has a total constructed area of 29,982 square meters (including parking) that consist of 11,741 square meters of gross leasable area and common areas covering 12,472 square meters. The shopping center has a multiplex cinema with four movie theatres with 1,381 seats and a food court of 12 restaurants. The shopping center is spread out over four levels and has a pay parking lot for 215 cars in an area consisting of 4,825 square meters. Patio Bullrich is one of the most successful shopping centers in Argentina in terms of sales per square meter. Its targeted clientele consists of high-income individuals.

During the six-month period ended December 31, 2010, visitors to the shopping center generated total nominal retail sales of approximately Ps.223.6 million that represent semi-annual average sales per square meter of approximately Ps.19,045.1. Revenues from leases increased from approximately Ps.18.2 million for the six-month period ended December 31, 2009 to Ps.22.5 million for the six-month period ended December 31, 2010, which represent monthly revenues per gross leasable square meter of Ps.257.8 and Ps.318.8, respectively, for such periods. As of December 31, 2010, the occupancy rate in Patio Bullrich was 100%.

Patio Bullrich’s Tenants

Patio Bullrich’s five largest tenants (in terms of sales in the shopping center) accounted for approximately 20.6% of its gross leasable area as of December 31, 2010 and approximately 15.8% of its annual base rent for the six-month period ended December 31, 2010.

The following table sets forth certain information about Patio Bullrich’s five largest tenants as of December 31, 2010:

Tenant	Type of Business	Gross Leasable Area	% of Gross Leasable Area
		(sqm)	(%)
Zara	Clothes and footwear	786.0	6.7
Rapsodia	Clothes and footwear	279.5	2.4
Rouge Internacional	Perfumery /Drugstore	599.6	5.1
Etiqueta Negra	Clothes and footwear	576.1	4.9
Cacharel	Clothes and footwear	173.1	1.5

Total		2,414.3	20.6

The following table sets forth the types of tenants in Patio Bullrich as of December 31, 2010:

Type of Business	Gross Leasable Area	% of Gross Leasable Area
	(sqm)	(%)
Clothes and footwear	7,267.5	61.9
Entertainment	1,615.2	13.8
Miscellaneous	1,658.1	14.1
Home and Houseware	219.6	1.9
Restaurant	907.3	7.7
Services	73.3	0.6

Total	11,741.0	100.0

Revenues from Patio Bullrich

The following table sets forth certain information relating to the revenues of Patio Bullrich during the following periods:

	Six-month period ended December 31(1)
	2009	2010
	(in thousands of Ps.)
Revenues:
Base rent	11,103.4	12,788.3
Percentage rent (1)	2,423.2	4,115.6

Total rent	13,526.6	16,903.9

Revenues from admission rights(2)	2,679.5	3,001.0
Management fees	480.0	660.0
Parking	1,429.0	1,873.3
Other	37.5	17.8

Total	18,152.6	22,456.0

(1)	Percentage rent is the revenue based on a specific percentage of gross sales of our tenants.
(2)	Admission rights are the revenues required to tenants for entering into a lease agreement or a lease agreement renewal.

Expiration of lease agreements for Patio Bullrich

The following table shows a schedule of estimated lease expirations for Patio Bullrich during the periods indicated for leases in effect as of December 31, 2010, assuming that none of the tenants exercise renewal options or terminate their leases early:

Lease Expiration as of December 31, (3)	Number of Lease Agreements to Expire(1)	Square Meters of Leases to Expire	Square Meter Percentage of Leases to Expire	Annual Base Rent under Expiring Leases(2)	Percentage of Lease Agreements to Expire
		(sqm)		(Ps. )
2011	39	6,122	52%	10,912	45%
2012	23	2,226	19%	6,849	28%
2013	18	1,244	11%	4,551	19%
2014 and subsequent years	4	2,149	18%	1,836	8%

Total	84	11,741	100%	24,148	100%

(1)	Includes the vacant stores as of December 31, 2010. A lease may be associated to one or more stores.
(2)	Including the base rent and does not reflect our ownership interest in the property.
(3)	Even though the leases are cancelable by law, we consider them to be non-cancelable for these purposes. See Note 14.I.q to our unaudited six-month consolidated financial statements for more information as to how we considered this definition.

Alto NOA, City of Salta

Alto NOA is a 92-store shopping center that opened in 1994. Alto NOA is located in the City of Salta, the capital of the Province of Salta, in the northwestern region of Argentina. The province of Salta has a population of approximately 1.2 million inhabitants with approximately 0.6 million inhabitants in the City of Salta. The shopping center has a total constructed area of approximately 30,876 square meters (including parking) which consists of 19,001 square meters of gross leasable area. Alto NOA has a food court with 14 restaurants, a large entertainment center, a multiplex cinema with eight movie theatres and a supermarket, which is a tenant. The shopping center is contained on one floor and has a free parking lot for 551 cars. Alto NOA’s targeted clientele consists of middle-income individuals between the ages of 28 and 40.

On May 29, 1998, we entered into a lending facility agreement with Hoyts General Cinema (“Hoyts”) which established the terms of the construction and lease of space to operate a cinema complex in Alto NOA. Pursuant to this agreement, Hoyts agreed to finance up to US$4.0 million of the cost of the construction of the part of the building where the cinema complex would be located. Construction was completed in August 2000, at which time Hoyts started leasing the space for a period of ten years with options for Hoyts to renew the lease for two additional consecutive ten-year periods. As of October 2000, disbursed funds under the facility totaled US$4.0 million. These borrowings accrue interest at the 180-day LIBOR plus 2-2.25%. Under the agreement, borrowings are being repaid by offsetting against the rent payable by Hoyts. The amount outstanding under this loan as of December 31, 2010 was Ps 2.4 million. If after 30 years of lease, the loan has not been repaid in its entirety, the remaining balance shall become due. Pursuant to Decree No. 214/02, the loan and the lease agreements, which were originally denominated in U.S. Dollars, were mandatorily converted into Pesos.

During the six-month period December 31, 2010, visitors to the shopping center generated total retail sales in nominal value of approximately Ps.183.1 million, which represents semi-annual average sales per square meter of approximately Ps.9,638.3. Revenues from leases increased from approximately Ps.7.0 million for the six-month period ended December 31, 2009 to Ps.9.7 million for the six-month period ended December 31, 2010, which represented monthly revenues per gross leasable square meter of Ps.61.4 and Ps.85.4, respectively, for such periods. As of December 31, 2010, the occupancy rate in Alto NOA was 99.7%.

Alto NOA’s Tenants

Alto NOA’s five largest tenants (in terms of sales) accounted for approximately 32.1% of its gross leasable area as of December 31, 2010 and approximately 17.1% of its annual base rent for the six-month period ended December 31, 2010.

The following table sets forth certain information about Alto NOA’s five largest tenants as of December 31, 2010:

Tenant	Type of Business	Gross Leasable Area	% of Gross Leasable Area
		(sqm)	(%)
Supermercado Norte	Supermarket	3,080.5	16.2
Garbarino	Houseware	408.3	2.1
Fravega	Houseware	286.3	1.5
Ypf	Other	1,812.5	9.5
Boulevard Casino	Gaming	519.6	2.8

Total		6,107.2	32.1

The following table sets forth the types of tenants in Alto NOA as of December 31, 2010:

Type of Business	Gross Leasable Area	% of Gross Leasable Area
	(sqm)	(%)
Clothes and footwear	3,631.6	19.1
Entertainment	6,170.0	32.5
Miscellaneous	6,025.9	31.7
Home and Houseware	1,526.6	8.0
Restaurant	1,218.4	6.4
Services	428.5	2.3

Total	19,001.0	100.0

Revenues from Alto NOA

The following table sets forth certain information relating to the revenues of Alto NOA during the following periods:

	Six-month period ended December 31(1)
	2009	2010
	(in thousands of Ps.)
Revenues:
Base rent	4,155.0	5,290.3
Percentage rent(1)	2,190.0	3,604.3

Total rent	6,345.0	8,894.6

Revenues from admission rights(2)	497.7	647.9
Management fees	72.0	72.0
Parking	—	—
Other	36.0	126.0

Total	6,950.7	9,740.5

(1)	Percentage rent is the revenue based on a specific percentage of gross sales of our tenants.
(2)	Admission rights are the revenues required to tenants for entering into a lease agreement or a lease agreement renewal.

Expiration of lease agreements for Alto NOA

The following table shows a schedule of estimated lease expirations for Alto NOA during the periods indicated for leases in effect as of December 31, 2010, assuming that none of the tenants exercise renewal options or terminate their leases early:

Lease Expiration as of December 31, (3)	Number of Lease Agreements to Expire(1)	Square Meters of Leases to Expire	Square Meter Percentage of Leases to Expire	Annual Base Rent under Expiring Leases(2)	Percentage of Lease Agreements to Expire
		(sqm)		(Ps. )
2011	43	7,659	40%	3,356	38%
2012	27	7,474	39%	2,861	33%
2013	17	1,476	8%	1,942	23%
2014 and subsequent years	5	2,392	13%	566	6%

Total	92	19,001	100%	8,725	100%

(1)	Includes the vacant stores as of December 31, 2010. A lease may be associated to one or more stores.
(2)	Including the base rent and does not reflect our ownership interest in the property.
(3)	Even though the leases are cancelable by law, we consider them to be non-cancelable for these purposes. See Note 14.I.q to our unaudited six-month consolidated financial statements for more information as to how we considered this definition.

Mendoza Plaza, City of Mendoza

Mendoza Plaza is a 151-store shopping center which opened in 1992 and is in the City of Mendoza, the capital of the Province of Mendoza. As of December 31, 2010 we owned a 100% interest in Mendoza Plaza Shopping S.A. The city of Mendoza has a population of approximately 1.0 million inhabitants, making it the fourth largest city in Argentina. Mendoza Plaza is a shopping center with a gross constructed area of 69,675 square meters which consists of 40,634 square meters of gross leasable area. It has a multiplex cinema covering an area of approximately 3,659 square meters with ten movie theatres, the Chilean department store Falabella, a food court with 22 restaurants, an entertainment center and a supermarket, which is a tenant. The shopping center has two levels and has a free parking lot for 2,600 cars. Mendoza Plaza’s targeted clientele consists of middle-income individuals between the ages of 28 and 40.

During the six-month period ended December 31, 2010, shopping center visitors generated total retail sales in nominal value of approximately Ps.351.6 million, which represents semi-annual average sales per square meter of approximately Ps.8,652.2. Revenues from leases increased from approximately Ps.13.4 million for the six-month period ended December 31, 2009 to Ps.17.5 million for the six-month period ended December 31, 2010, which represented monthly revenues per gross leasable square meter of Ps.55.0 and Ps.71.8, respectively, for such periods. As of December 31, 2010, the occupancy rate was 92.6%.

Mendoza Plaza’s Tenants

Mendoza Plaza’s five largest tenants (in terms of sales) accounted for approximately 44.3% of its gross leasable area as of December 31, 2010 and approximately 22.2% of its annual base rent for the six-month period ended December 31, 2010.

The following table sets forth certain information about Mendoza Plaza’s five largest tenants as of December 31, 2010:

Tenant	Type of Business	Gross Leasable Area	% of Gross Leasable Area
		(sqm)	(%)
Falabella	Anchor store	8,563.0	21.1
Super Vea Plaza	Houseware	4,498.0	11.1
Garbarino	Houseware	813.9	2.0
Fravega	Other	469.4	1.1
Cines Mp	Gaming	3,658.9	9.0

Total		18,003.2	44.3

Tenant mix of Mendoza Plaza

The following table sets forth the types of tenants in Mendoza Plaza as of December 31, 2010:

Type of Business	Gross Leasable Area	% of Gross Leasable Area
	(sqm)	(%)
Clothes and footwear	9,126.9	22.5
Entertainment	9,501.5	23.4
Anchor Store	8,563.0	21.1
Miscellaneous	6,306.9	15.5
Home and Houseware	3,057.0	7.5
Restaurant	3,104.3	7.6
Services	974.4	2.4

Total	40,634.0	100.0

Revenues from Mendoza Plaza

The following table sets forth certain information relating to the revenues of Mendoza Plaza during the following periods:

	Six-month period ended December 31(1)
	2009	2010
	(in thousands of Ps.)
Revenues:
Base rent	7,341.7	8,818.0
Percentage rent(1)	4,238.5	6,732.5
Total rent	11,580.2	15,550.5

Revenues from admission rights(2)	1,250.2	1,283.7
Management fees	313.2	438.3
Parking	—	—
Other	232.0	237.8

Total	13,375.6	17,510.3

(1)	Percentage rent is the revenue based on a specific percentage of gross sales of our tenants.
(2)	Admission rights are the revenues required to tenants for entering into a lease agreement or a lease agreement renewal.

Expiration of lease agreements for Mendoza Plaza

The following table shows a schedule of estimated lease expirations for Mendoza Plaza during the periods indicated for leases in effect as of December 31, 2010, assuming that none of the tenants exercise renewal options or terminate their leases early:

Lease Expiration as of December 31, (3)	Number of Lease Agreements to Expire(1)	Square Meters of Leases to Expire	Square Meter Percentage of Leases to Expire	Annual Base Rent under Expiring Leases(2)	Percentage of Lease Agreements to Expire
		(sqm)		(Ps. )
2011	68	12,228	30%	4,957	32%
2012	36	3,412	8%	2,536	16%
2013	40	9,010	23%	5,633	36%
2014 and subsequent years	7	15,984	39%	2,440	16%

Total	151	40,634	100%	15,566	100%

(1)	Includes the vacant stores as of December 31, 2010. A lease may be associated to one or more stores.
(2)	Including the base rent and does not reflect our ownership interest in the property.
(3)	Even though the leases are cancelable by law, we consider them to be non-cancelable for these purposes. See Note 14.I.q to our unaudited six-month consolidated financial statements for more information as to how we considered this definition.

Alto Rosario, City of Rosario

Alto Rosario is a 144-store shopping center located in the city of Rosario, the third largest city in Argentina in terms of population. It has a gross constructed area of approximately 100,750 square meters (including parking) which consists of 28,650 square meters of gross leasable area (29,910 square meters including Museo de los Niños, a children’s museum). Alto Rosario has a food court with 17 restaurants, a large entertainment center, a supermarket and a Showcase cinema with 14 state-of-the-art movie theatres. The shopping center occupies one floor and has a free parking lot for 1,736 cars. Alto Rosario’s targeted clientele consists of middle-income individuals between the ages of 28 and 40.

During the six-month period ended December 31, 2010, visitors to the shopping center generated total retail sales in nominal value of approximately Ps.294.5 million, which represents semi-annual average sales per square meter of approximately Ps.10,280.6. Revenues from leases increased from approximately Ps.15.4 million for the six-month period December 31, 2009 to Ps.20.5 million for the six-month period ended December 31, 2010, which represented monthly revenues per gross leasable square meter of Ps.89.3 and Ps.119.4, respectively, for such periods. As of December 31, 2010, the occupancy rate in Alto Rosario was 95.0%.

Alto Rosario’s Tenants

Alto Rosario’s five largest tenants (in terms of sales) accounted for approximately 37.1% of its gross leasable area as of December 31, 2010 and approximately 10.0% of its annual base rent for the six-month period ended December 31, 2010.

The following table sets forth certain information about Alto Rosario’s five largest tenants as of December 31, 2010:

Tenant	Type of Business	Gross Leasable Area	% of Gross Leasable Area
		(sqm)	(%)
Fravega	Houseware	386.5	1.3
Compumundo	Houseware	232.5	0.8
Cines Rosario	Cinemas	8,984.0	31.4
Red Megatone	Houseware	406.5	1.5
Sport 78	Sports Clothes and footwear	612.5	2.1

Total		10,622.0	37.1

The following table sets forth the types of tenants in Alto Rosario as of December 31, 2010:

Type of Business	Gross Leasable Area	% of Gross Leasable Area
	(sqm)	(%)
Clothes and footwear	10,456.3	36.5
Entertainment	10,039.0	35.0
Miscellaneous	1,855.6	6.5
Home and Houseware	2,997.6	10.5
Restaurant	2,107.3	7.4
Services	1,194.2	4.1

Total	28,650.0	100.0

Revenues from Alto Rosario

The following table sets forth certain information relating to the revenues of Alto Rosario during the following period:

	Six-month period ended December 31(1)
	2009	2010
	(in thousands of Ps.)
Revenues:
Base rent	7,912.1	9,269.0
Percentage rent(1)	5,500.7	9,309.3

Total rent	13,412.8	18,578.3

Revenues from admission rights(2)	1,551.4	1,548.7

	Six-month period ended December 31(1)
	2009	2010
	(in thousands of Ps.)
Management fees	285.0	285.0
Parking	—	—
Other	104.8	117.9

Total	15,354.0	20,529.9

(1)	Percentage rent is the revenue based on a specific percentage of gross sales of our tenants.
(2)	Admission rights are the revenues required to tenants for entering into a lease agreement or a lease agreement renewal.

Expiration of lease agreements for Alto Rosario

The following table shows a schedule of estimated lease expirations for Alto Rosario during the periods indicated for leases in effect as of December 31, 2010, assuming that none of the tenants exercise renewal options or terminate their leases early:

Lease Expiration as of December 31. (3)	Number of Lease Agreements to Expire(1)	Square Meters of Leases to Expire	Square Meter Percentage of Leases to Expire	Annual Base Rent under Expiring Leases(2)	Percentage of Lease Agreements to Expire
		(sqm)		(Ps. )
2011	76	9,793	34%	7,259	47%
2012	31	4,084	14%	4,038	26%
2013	29	4,796	17%	2,996	19%
2014 and subsequent years	8	9,977	35%	1,281	8%

Total	144	28,650	100%	15,574	100%

(1)	Includes the vacant stores as of December 31, 2010. A lease may be associated to one or more stores.
(2)	Including the base rent and does not reflect our ownership interest in the property.
(3)	Even though the leases are cancelable by law, we consider them to be non-cancelable for these purposes. See Note 14.I.q to our unaudited six-month consolidated financial statements for more information as to how we considered this definition.

Córdoba Shopping – Villa Cabrera.

Córdoba Shopping – Villa Cabrera is a shopping center covering 35,000 square meters of gross constructed area, which consists of 15,108 square meters of gross leasable area. Córdoba Shopping has 110 commercial stores, 12 cinemas and parking lot for 1,500 vehicles, located in Villa Cabrera, City of Córdoba.

We acquired 100% interest in the Córdoba Shopping – Villa Cabrera located in Cordoba, Argentina, owned by Empalme S.A.I.C.F.A. y G. (“Empalme”) on December 27, 2006 for US$13.3 million. We paid US$5.3 million in cash and financed the remaining portion of the purchase price in four equal installments of US$2 million each due every six months as from June 2007. This financing accrued interest at a fixed rate of 6% per annum. The unpaid balance was collateralized by a pledge on the shares of Empalme in favor of the sellers. Governmental approval was obtained in December 2006. In December 2008, the fourth and last installment was paid and the encumbrance was lifted. Our purchase of Empalme has been accounted for following the guidance in Technical Resolution No. 18. As from January 1, 2009, Empalme merged into Shopping Alto Palermo S.A. (“SAPSA”).

During the six-month period ended December 31, 2010, visitors to the shopping center generated total retail sales in nominal value of approximately Ps.114.6 million, which represents semi-annual average sales per square meter of approximately Ps.7,584.3. Revenues from leases increased from Ps.6.7 million for the six-month period ended December 31, 2009 to Ps.9.3 million for the six-month period ended December 31, 2010, which represented monthly revenues per gross leasable square meter of Ps.71.6 and Ps.102.6, repectively, for such periods. As of December 31, 2010, the occupancy rate was 97.7%.

Córdoba Shopping’s Tenants

Córdoba Shopping’s five largest tenants (in terms of sales) accounted for approximately 40.9% of its gross leasable area as of December 31, 2010 and approximately 10.5% of its six-month period base rent for the fiscal year ended on such date.

The following table sets forth certain information about Córdoba Shopping’s five largest tenants as of December 31, 2010:

Tenant	Type of Business	Gross Leasable Area	% of Gross Leasable Area
		(sqm)	(%)
Cines Cba	Cinema	5,442.5	36.0
McDonald’s	Restaurant	146.0	1.0
Canotier	Clothes and footwear	84.0	0.6
Rapsodia	Clothes and footwear	129.9	0.9
Nike	Sports Clothes and footwear	379.5	2.4

Total		6,181.9	40.9

The following table sets forth the the types of tenants in Córdoba Shopping as of December 31, 2010:

Type of Business	Gross Leasable Area	% of Gross Leasable Area
	(sqm)	(%)
Clothes and footwear	5,727.2	37.9
Entertainment	5,842.0	38.7
Miscellaneous	1,009.4	6.7
Home and Houseware	817.8	5.4
Restaurant	1,190.1	7.9
Services	521.5	3.4

Total	15,108.0	100.0

Revenues from Córdoba Shopping

The following table sets forth certain information relating to the revenues of Córdoba Shopping during the following periods:

	Six-month period ended December 31(1)
	2009	2010
	(in thousands of Ps.)
Revenues:
Base rent	3,634.7	4,709.2
Percentage rent(1)	2,218.4	3,540.2
Total rent	5,853.1	8,249.4
Revenues from admission rights(2)	510.5	674.6
Management fees	256.6	306.9
Parking	—	—
Other	56.2	65.4

Total	6,676.4	9,296.3

(1)	Percentage rent is the revenue based on a specific percentage of gross sales of our tenants.
(2)	Admission rights are the revenues required to tenants for entering into a lease agreement or a lease agreement renewal.

Expiration of lease agreements for Córdoba Shopping

The following table shows a schedule of estimated lease expirations for Córdoba Shopping during the periods indicated for leases in effect as of December 31, 2010, assuming that none of the tenants exercise renewal options or terminate their leases early:

Lease Expiration as of December 31, (3)	Number of Lease Agreements to Expire(1)	Square Meters of Leases to Expire	Square Meter Percentage of Leases to Expire	Annual Base Rent under Expiring Leases(2)	Percentage of Lease Agreements to Expire
		(sqm)		(Ps. )
2011	36	2,768	18%	2,136	25%
2012	25	2,153	14%	1,758	21%
2013	30	2,317	15%	2,706	32%
2014 and subsequent years	19	7,870	53%	1,778	22%

Total	110	15,108	100%	8,378	100%

(1)	Includes the vacant stores as of December 31, 2010. A lease may be associated to one or more stores.
(2)	Including the base rent and does not reflect our ownership interest in the property.
(3)	Even though the leases are cancelable by law, we consider them to be non-cancelable for these purposes. See Note 14.I.q to our unaudited six-month consolidated financial statements for more information as to how we considered this definition.

Dot Baires

Dot Baires is a shopping center that was opened in May 2009. It has 4 floors and 3 underground levels, a gross constructed area of 173,000 square meters, of which 49,526 constitute gross leasable area, including 154 retail stores a 10-screen multiplex movie theater, parking space for 2,200 vehicles and, a hypermarket, which is a tenant. Dot Baires is located in the Saavedra neighborhood in the City of Buenos Aires, where Av. General Paz meets the Panamerican Highway and is the largest shopping center in the City of Buenos Aires in terms of square meters. We own Dot Baires through our 80% ownership interest in Panamerican Mall S.A.

For the six-month period ended December 31, 2010, visitors to the shopping center generated total retail sales in nominal value of approximately Ps.491.0 million, which represent semi-annual average sales of approximately Ps.9,914.6 per square meter. Revenues from leases increased from Ps.32.1 million for the for six-month period ended December 31, 2009 to Ps.36.8 million for the six-month period ended December 31, 2010, which represented monthly revenues per gross leasable square meter of Ps.107.5 and Ps.123.9, respectively, for such periods. As of December 31, 2010, the occupancy rate in Dot Baires was 99.6%.

Dot Baires’s Tenants

Dot Baires’s five largest tenants (in terms of sales) accounted for approximately 46.5% of its gross leasable area as of December 31, 2010 and approximately 17,1% of its annual base rent for the six-month period ended December 31, 2010.

The following table describes Dot Baires’s five largest tenants as of December 31, 2010:

Tenant	Type of Business	Gross Leasable Area	% of Gross Leasable Area
		(sqm)	(%)
Falabella	Anchor Store	8,086.7	16.3
Wal-Mart Argentina S.R.L.	Supermarket	12,600.0	25.4
Garbarino	Houseware	472.5	1.0
Zara	Great shop of Clothes and footwear	1,178.9	2.4
Fravega	Houseware	675.4	1.4

Total		23,013.5	46.5

The following table sets forth the the types of tenants in Dot Baires as of December 31, 2010:

Type of Business	Gross Leasable Area	% of Gross Leasable Area
	(sqm)	(%)
Anchor Store	8,086.7	16.3
Clothes and footwear	12,712.1	25.7
Entertainment	7,135.0	14.4
Miscellaneous	15,098.2	30.5
Home and Houseware	2,264.4	4.6
Restaurant	2,091.6	4.2
Services	2,138.0	4.3

Total	49,526.0	100.0

Revenues from Dot Baires

The following table sets forth certain information relating to the revenues of Dot Baires during the following periods:

	Six-month period ended December 31(1)
	2009	2010
	(in thousands of Ps.)
Revenues:
Base rent	21,498.0	22,364.4
Percentage rent(1)	3,904.7	7,448.6

Total rent	25,402.7	29,813.0

Revenues from admission rights(2)	4,337.1	3,742.1
Management fees	600.0	600.0
Parking	1,651.6	2,537.8
Other	106.7	112.5

Total	32,098.1	36,805.4

(1)	Percentage rent is the revenue based on a specific percentage of gross sales of our tenants.
(2)	Admission rights are the revenues required to tenants for entering into a lease agreement or a lease agreement renewal.

Expiration of lease agreements for Dot Baires

The following table shows a schedule of estimated lease expirations for Dot Baires during the periods indicated for leases in effect as of December 31, 2010, assuming that none of the tenants exercise renewal options or terminate their leases early:

Lease Expiration as of December 31, (3)	Number of Lease Agreements to Expire(1)	Square Meters of Leases to Expire	Square Meter Percentage of Leases to Expire	Annual Base Rent under Expiring Leases(2)	Percentage of Lease Agreements to Expire
		(sqm)		(Ps. )
2011	3	172	0%	0	0%
2012	46	13,131	27%	13,159	32%
2013	76	8,598	17%	16,104	40%
2014 and subsequent years	29	27,625	56%	11,377	28%

Total	154	49,526	100%	40,640	100%

(1)	Includes the vacant stores as of December 31, 2010. A lease may be associated to one or more stores.
(2)	Including the base rent and does not reflect our ownership interest in the property.
(3)	Even though the leases are cancelable by law, we consider them to be non-cancelable for these purposes. See Note 14.I.q to our unaudited six-month consolidated financial statements for more information as to how we considered this definition.

Soleil Factory shopping center business

In December 2007, we entered into an agreement with INC S.A. (“INCSA”), a third party, to acquire the Soleil Factory shopping center business for US$20.7 million, of which US$7.1 million has been paid. The transaction closed on July 1,

2010, pursuant to which we purchased the Soleil Factory shopping center business, which includes the shopping center building and other fixed assets, and began operations. The balance of US$13.6 million began to accrue interest from July 1, 2010 at 5% per year payable annually. The transaction excludes any debt or claims arising out of INCSA business prior to the transaction, as well as a building which is currently being operated as a supermarket within the same premises. On April 12, 2011, the National Antitrust Commission notified us of its authorization of this transaction.

Soleil is a shopping center that we opened in 2010. It has 1 floor, a gross constructed area of 48,313 square meters, of which 14,040 constitute gross leasable area, including 79 retail stores and parking space for approximately 2,335 vehicles. Soleil is located in the city of San Isidro, Province of Buenos Aires. Soleil Factory was the first shopping center built in Argentina over 25 years ago, and we are converting it into the first premium outlet mall in Argentina.

For the six-month period ended December 31, 2010, visitors to the shopping center generated total retail sales of approximately Ps.100.3 million, which represent semi-annual average sales of approximately Ps.7,141.5 per square meter. Revenues from leases for the period ended December 31, 2010 were approximately Ps.5.9 million, which represent monthly revenues per gross leasable square meter of Ps.19.9. As of December 31, 2010, the occupancy rate in Soleil was 91.9%.

Soleil’s Tenants

Soleil’s five largest tenants (in terms of sales) accounted for approximately 10.0% of its gross leasable area as of December 31, 2010 and approximately 1,4% of its annual base rent for the six-month period ended December 31, 2010.

The following table describes Soleil’s five largest tenants as of December 31, 2010:

Tenant	Type of Business	Gross Leasable Area	% of Gross Leasable Area
		(sqm)	(%)
Stock Center	Sports Clothes and footwear	431.3	2.3
Megasport	Sports Clothes and footwear	480.0	2.6
Dexter Outlet	Sports Clothes and footwear	366.6	2.0
Grimoldi	Shoes	115.0	0.6
Cheeky	Sports Clothes and footwear	469.3	2.5

Total		1,862.2	10.0

The following table sets forth the the types of tenants in Soleil as of December 31, 2010:

Type of Business	Gross Leasable Area	% of Gross Leasable Area
	(sqm)	(%)
Clothes and footwear	6,216.0	44.3
Entertainment	5,371.3	38.3
Miscellaneous	1,423.2	10.1
Home and Houseware	74.0	0.5
Restaurant	617.5	4.4
Services	338.0	2.4

Total	14,040.0	100.0

Revenues from Soleil

The following table sets forth certain information relating to the revenues of Soleil during the following periods:

	Six-month period ended December 31(1)
	2009	2010
	(in thousands of Ps.)
Revenues:
Base rent	—	2,866.9
Percentage rent(1)	—	2,724.9

Total rent	—	5,591.8

Revenues from admission rights(2)	—	332.4

	Six-month period ended December 31(1)
	2009	2010
	(in thousands of Ps.)
Management fees	—	—
Parking	—	—
Other	—	—

Total	—	5,924.2

(1)	Percentage rent is the revenue based on a specific percentage of gross sales of our tenants.
(2)	Admission rights are the revenues required to tenants for entering into a lease agreement or a lease agreement renewal.

Expiration of lease agreements for Soleil

The following table shows a schedule of estimated lease expirations for Soleil during the periods indicated for leases in effect as of December 31, 2010, assuming that none of the tenants exercise renewal options or terminate their leases early:

Lease Expiration as of December 31, (3)	Number of Lease Agreements to Expire(1)	Square Meters of Leases to Expire	Square Meter Percentage of Leases to Expire	Annual Base Rent under Expiring Leases(2)	Percentage of Lease Agreements to Expire
		(sqm)		(Ps. )
2011	65	7,931	56%	3,364	77%
2012	2	557	4%	76	2%
2013	5	480	3%	318	7%
2014 and subsequent years	7	5,072	37%	606	14%

Total	79	14,040	100%	4,364	100%

(1)	Includes the vacant stores as of December 31, 2010. A lease may be associated to one or more stores.
(2)	Including the base rent and does not reflect our ownership interest in the property.
(3)	Even though the leases are cancelable by law, we consider them to be non-cancelable for these purposes. See Note 14.I.q to our unaudited six-month consolidated financial statements for more information as to how we considered this definition.

New Projects and Undeveloped Properties

We currently have the following undeveloped projects and properties in progress.

PAMSA-Dot Baires Offices. Panamerican Mall S.A., our subsidiary, is in the process of completing the development of an office building with a gross leasable area of 11,241.71 square meters adjacent to the Dot Baires shopping center. This building has been operational since July 1, 2010, and it is our entrance into the rental office market in the northern area of the City of Buenos Aires. As of December 31, 2010, 27.4% of the building was occupied.

Caballito plot of land. This is a property of approximately 23,389 square meters in the City of Buenos Aires, neighborhood of Caballito, one of the most densely populated of the city, which we purchased in November 1997. This plot would allow developing a shopping center having approximately 30,000 square meters, a hypermarket, a cinema complex, and several recreation and entertainment activity areas. We are currently working to define the commercial project. At present, the legislature of the City of Buenos Aires has received a legislative bill to approve the zoning parameters corresponding to this property and it has been consented by the City’s executive branch.

Paraná Plot of Land. On June 30, 2009, we executed a letter of intent with an unrelated party to purchase a 10,022 square meter property in the City of Paraná, Province of Entre Rios, that we believe is suitable for construction of a future shopping center. On August 12, 2010, we entered into an agreement to purchase the property for a purchase price of US$0.5 million, to be paid as follows (i) US$0.05 million prepaid on July 14, 2009, (ii) US$0.01 million paid upon executing the agreement, and (iii) US$0.035 million to be paid upon executing the title deed. The title deed will be executed within 60 days from the date on which (i) we obtain the municipal clearance or (ii) the seller obtains the lot subdivision, whichever falls later. We will be responsible for carrying out administrative formalities before the municipality and/or other agency to obtain the municipal clearance for using the shopping mall, and will bear all costs and expenses related to obtaining the municipal clearance.

Coto Residential Project. We own approximately 24,000 sqm in air space over the top of the Coto hypermarket that is close to the Abasto Shopping Center in the heart of the City of Buenos Aires. We and Coto Centro Integral de Comercialización S.A. (Coto) executed a deed dated September 24, 1997 whereby we acquired the rights to receive parking units and to build on top of the premises located in the block formed by the streets Agüero, Lavalle, Guardia Vieja and Gallo, in the Abasto neighborhood. On July 21, 2008, we entered into a barter agreement with Cyrsa S.A. (“Cyrsa”) pursuant to which we, subject to certain closing conditions, would transfer to Cyrsa 112 parking unites and surrender to Cyrsa our above-mentioned right to construct a building over a preexisting structure in exchange for de minimis cash and 25% of the housing units in the future building. The total fair value of the transaction was US$5.9 million.On December 17, 2010, we and Cyrsa signed an instrument which rescinds the 2008 barter agreement.

Torres Rosario Project, City of Rosario, Province of Santa Fe. We owned a block of land of approximately 50,000 square meters divided into 8 smaller plots in the City of Rosario, near the Alto Rosario Shopping Center. As of December 31, 2010, two of the plots were bartered (plots 2-G and 2-H) and the rest were sold.

On October 11, 2007, we entered into a barter agreement with Condominios del Alto S.A. pursuant to which we bartered parcel 2-G. As consideration for the barter of parcel 2-G (totaling a surface of 10,128 sqm for sale), Condominios de Alto S.A. will transfer 15 apartments, with a total constructed area of 1,504 sqm (which represent 14.85% of the total building to be constructed in this parcel) and 15 parking spaces (which represent 15% of the total parking surface to be constructed in this property) to us. These units are currently for sale. The construction on parcel 2-G has been completed and the execution of its deeds of sale is imminent.

On November 27, 2008, we entered into a barter agreement with Condominios del Alto S.A. pursuant to which we bartered parcel 2-H. As part of the agreement, Condominios del Alto S.A. paid us US$34.0 million and assumed certain obligations. As consideration for the barter of parcel 2-H (totaling a surface area of 14,500 sqm for sale), Condominios de Alto S.A. will transfer 42 apartments, with a total constructed surface of 3,188 sqm (which represent 22% of the total building to be constructed in this parcel) and 47 parking spaces (which represent 22% of the total parking surface to be constructed in this property) to us. The degree of completion of parcel 2-H is 45% and the construction is expected to conclude during the first half of 2011.

On April 14, 2010, we sold lot 2-A for US$4.2 million, of which US$1.0 million was collected as of June 30, 2010. The remaining balance will be settled upon executing the title deed. The sale is subject to certain precedent conditions, which have not been fulfilled as of the date of this prospectus.

We sold lot 2-E on May 3, 2010 for US$1.4 million, of which US$0.3 million was collected as of June 30, 2010. The outstanding balance will be settled as follows: US$0.3 million upon transfer of title and US$0.7 million, plus interest at 14%, due on May 30, 2011. On September 29, 2010 the title deed was executed and an amount of US$0.3 million was collected.

On October 11, 2010, we sold lot 2-F for US$1.9 million, of which US$0.6 million was collected as of December 31, 2010. The remaining balance will be settled upon executing the title deed.

We sold lot 2-B on December 3, 2010 for US$1.5 million, the amount was paid in full as of December 31, 2010.

On December 3, 2010, we sold lot 2-C for US$1.5 million, which was paid in full as of December 31, 2010, and lot 2-D for US$1.5 million. The balance will be settled upon executing the title deed.

Neuquén Project, Province of Neuquén. Our subsidiary, Shopping Neuquén S.A.’s (“Shopping Neuquén”) sole asset is a 50,000 square meter undeveloped parcel of land located in Neuquén, Argentina where we intend to develop a residential and commercial project including a shopping center, a hypermarket, a hotel and an apartment building.

On December 13, 2006, Shopping Neuquén entered into an agreement with the City Hall of Neuquén and the Province of Neuquén which established a revised schedule for development of the property and authorized Shopping Neuquén to sell the lots of land into which the property is divided (other than the lots on which the proposed shopping center is to be built). The City Hall of Neuquén approved Shopping Neuquén’s project plans on April 8, 2010, and the construction of the shopping mall and the hypermarket began on July 5, 2010. The first stage of construction is expected to be completed within 22 months from the date of commencement. In the event of a breach of the terms and conditions agreed upon, the City Hall of Neuquén is entitled to terminate the agreement and carry out certain actions that it may consider to be necessary, including to demand that the parcels it sold to us be returned.

Ex Escuela Gobernador Vicente de Olmos, Córdoba, Province of Córdoba . In November 2006 we participated in a public bidding called by Corporación Inmobiliaria Córdoba S.A. for the sale of the building known as Ex Escuela

Gobernador Vicente de Olmos, located in the City of Córdoba. The building has 5,147 square meters of surface area. Inside the building there is a portion of the Patio Olmos shopping center, which has four floors and two underground parking lots. This shopping center also includes two neighboring buildings with cinemas and a commercial annex connected to the portion of the building covered by the call for bids and legally related through easement contracts. The building is under a concession contract effective for a 40-year term, expiring in February 2032, in which we acted as grantor. On September 25, 2007, the Government of the Province of Córdoba executed and delivered the title deed conveying the property where the Patio Olmos Shopping Center is currently operating.

Arcos del Gourmet. On November 27, 2009, we exercised an option to acquire 80% of Arcos del Gourmet, a company engaged in the development of a cultural, recreational and entertainment complex in the Palermo neighborhood in Buenos Aires, for an aggregate purchase price of US$6.5 million, of which US$ 3.1 million was paid as of December 31, 2010. The remaining balance will be paid as follows: (i) US$2.0 million in two equal annual installments due on the second and third anniversary of the acquisition date and (ii) US$1.4 million at the time of executing the share subscription agreements. As is customary for this type of transaction, we consulted with the National Antitrust Commission about the need to report the acquisition, and the response is still pending. On February 17, 2010, the shareholders of Arcos del Gourmet approved a capital increase of US$2.7 million, equivalent to Ps.10.4 million, of which we contributed Ps.8.3 million.

On June 25, 2010, we and certain minority shareholders entered into an option agreement to acquire a 17.54% minority interest in Arcos del Gourmet for an aggregate price of US$1.4 million, of which US$0.4 million was paid as of the date of these financial statements. The option expires on April 30, 2011 and is subject to certain conditions including but not limited to ONABE´s launch of a bidding process for the sale of the concessioned assets over which we have a preemptive right.

As of the date of issuance of this prospectus, Arcos del Gourmet is the holder of a concession granted by Organismo Nacional Administrador de Bienes del Estado (“ONABE”) (the Federal Organism of Properties’ Management) by which we have the right to exploit a site with a surface of approximately 5,813 square meters and the parking lot with a surface of approximately 28,881 square meters.

San Miguel de Tucumán. In a letter of intent dated December 28, 2007, we made an offer to acquire from INCSA a parcel of land in the city of San Miguel de Tucumán, Province of Tucumán, and to construct and operate a shopping center on such parcel. The price of this transaction was set at US$1.3 million, of which US$0.05 million was paid on January 2, 2008. This transaction was subject to certain conditions precedent, such as the completion of the acquisition of the Soleil Factory shopping business. According to the terms of the agreement, we must commence construction on May 2, 2011. INCSA must comply with certain obligations prior to the commencement of the construction, including (i) delivery of the title deed of the plot of land and (ii) transfer of rights and permits on the architectural project to us.

Beruti plot of land. On June 24, 2008, we acquired a plot of land located at Beruti 3351/3359, between Bulnes street and Coronel Díaz Avenue in the City of Buenos Aires for US$17.8 million. On October 13, 2010, we and TGLT S.A. (“TGLT”), a real estate developer in Argentina, entered into an agreement to barter the Beruti 3351/59 plot of land for monetary consideration and future units to be constructed by TGLT on the land. The transaction was subject to certain precedent conditions including the completion by TGLT of its initial public offering. The transaction price was agreed upon at US$18.8 million. TGLT plans to construct an apartment building with residential and commercial parking space. In consideration, TGLT may transfer to us (i) a number of apartments to be determined representing 17.33% of the saleable square meters occupied by apartment units of the future building; (ii) a number of parking spaces to be determined representing 15.82% of the saleable square meters occupied by parking space of the future building; (iii) all spaces reserved for commercial parking in the future building and (iv) the amount of US$10.7 million payable upon delivering the deeds of title on the land. TGLT completed its initial public offering in the Buenos Aires Stock Exchange on October 29, 2010. TGLT paid the US$10.7 million on November 5, 2010, and the title deed to the Beruti plot of land was executed on December 16, 2010.

Administration and Management of Shopping Centers

Prior to our acquisition, each of our shopping centers had its own management and administrative structure, the cost of which was paid for by each individual shopping center operator. After acquiring several shopping centers and undergoing a corporate reorganization process, we reduced expenses by centralizing management and eliminating overlapping managerial positions.

Additional expenses related to the operation of the shopping centers (such as security, maintenance, housekeeping, electricity, etc.) are treated as pass-through expenses and are paid by tenants. Nonetheless, we try to manage pass-through expenses as efficiently as possible, since from the tenants’ perspective, rent is equal to total cost of occupancy, which includes base rent or percentage of sales, expenses and other contributions. Therefore, lower pass-through expenses allow tenants to reduce their costs. Our pass-through expenses have also been diminished as a consequence of the consolidation of the management of most of the acquired and developed shopping centers.

We manage and operate each of the shopping centers in which we have more than 50% ownership. We charge tenants a monthly management fee, which varies from shopping center to shopping center, depending on the cost of administration and maintenance of the common areas and the administration of contributions made by tenants to fund promotional efforts for the shopping center. We charge a monthly management fee, paid prorated by the tenants, according to their particular lease rates. This management fee is a fixed amount in Alto Palermo, Alto Avellaneda, Abasto, Paseo Alcorta, Alto NOA, Dot Baires, Alto Rosario and Patio Bullrich and a percentage of the common area maintenance expenses in Buenos Aires Design, Córdoba Shopping and Mendoza Plaza.

During fiscal year ended June 30, 2010, we received the following amounts in monthly maintenance fees:

•	Ps.130,000 in Alto Palermo,

•	Ps.120,000 in Alto Avellaneda,

•	Ps.140,000 in Abasto,

•	Ps.110,000 in Patio Bullrich,

•	Ps.47,500 in Alto Rosario,

•	Ps.40,000 in Paseo Alcorta,

•	Ps.100,000 in Dot Baires,

•	Ps.12,000 in Alto NOA,

•	6% of the total amount of the common area maintenance expenses in Córdoba Shopping,

•	10% of the total amount of the common area maintenance expenses in Buenos Aires Design, and

•	5% of the total amount of the common area maintenance expenses in Mendoza Plaza.

Our total revenues from management fees during the fiscal year ended June 30, 2010, were approximately Ps.9.2 million.

Principal Terms of our Leases

Under Argentine Law, terms of commercial leases must be between three to ten years, with most leases in the shopping center business having terms of no more than five years. Our lease agreements are generally denominated in Pesos.

Decree No. 214/2002 and Decree No. 762/2002, which modify Public Emergency Law No. 25,561, determine that duties to turn over sums of money which are denominated in U.S. Dollars and which are not related to the financial system as of January 7, 2002 are subject to the following:

•	obligations will have to be paid in Pesos at a rate of Ps.1.00 = US$1.00. Additionally, these obligations are subject to inflation adjustment through the CER index;

•

if, as a consequence of this adjustment, the agreement is unfair to any of the parties, as long as the party that has the obligation to pay is not overdue and the adjustment is applicable, either may ask the other for a fairness adjustment. If they do not reach an agreement, a court will make the decision in order to preserve the continuity of the contract relation in a fair way; and

•	new lease agreements may be freely entered into between parties, even U.S. Dollar denominated lease agreements.

Leasable space in our shopping centers is marketed through an exclusive arrangement with our wholly owned subsidiary and real estate brokers Fibesa. We have a standard lease agreement, the terms and conditions of which are described below, which we use for most tenants. However, our largest tenants generally negotiate better terms for their respective leases. No assurance can be given that lease terms will be as set forth in the standard lease agreement.

We charge our tenants a rent which consists of the higher of (i) a monthly base rent (the “Base Rent”) and (ii) a specified percentage of the tenant’s monthly gross sales in the store (the “Percentage Rent”) (which generally ranges between 3% and 10% of tenant’s gross sales). Furthermore, pursuant to the rent escalation clause in most leases, a tenant’s Base Rent generally increases between 18% and 24% on an annual and cumulative basis as from the thirteenth (13th) month of effectiveness of the lease. Although many of our lease agreements contain readjustment clauses, these are not based on an official index nor do they reflect the inflation index. In the event of litigation, there can be no assurance that we may be able to enforce such clauses contained in our lease agreements. See “Risk Factors” for a more detailed discussion.

In addition to rent, we charge most of our tenants an admission right, which is required to be paid upon entering into a lease agreement and upon a lease agreement renewal. The admission right is normally paid in one lump sum or in a small number of monthly installments. If the tenant pays this fee in installments, it is the tenant’s responsibility to pay for the balance of any such amount unpaid in the event the tenant terminates its lease prior to its expiration. In the event of unilateral termination and/or resolution for breach of duties by the tenant, a tenant will not be refunded its admission right without our consent.

We are responsible for supplying each shopping center with the electrical power connection and provision, a main telephone switchboard, central air conditioning connection and a connection to a general fire detection system. Each rental unit is connected to these systems. We also provide the food court tenants with sanitation and with gas systems connections. Each tenant is responsible for completing all the necessary installations within its own rental unit, in addition to the direct expenses generated by these items within each rental unit. These direct expenses generally include: electricity, water, gas, telephone and air conditioning. Tenants must also pay for a percentage of total charges and general taxes related to the maintenance of the common areas. We determine this percentage based on different factors. The common area expenses include, among others, administration, security, operations, maintenance, cleaning and taxes.

We carry out promotional and marketing activities to increase attendance to our shopping centers. These activities are paid for with the tenants’ contributions to the Common Promotional Fund (“CPF”), which is administered by us. Every month tenants contribute to the CPF an amount equal to approximately 15% of their rent (Base Rent plus Percentage Rent), in addition to rent and expense payments. We may increase the percentage that tenants must contribute to the CPF, but the increase cannot exceed 25% of the original amount set forth in the corresponding lease agreement for the contributions to the CPF. We may also require tenants to make extraordinary contributions to the CPF to fund special promotional and marketing campaigns or to cover the costs of special promotional events that benefit all tenants. We may require tenants to make these extraordinary contributions up to four times a year provided that each such extraordinary contribution may not exceed 25% of the preceding monthly rental payment of the tenant.

Each tenant leases its rental unit as a shell without any fixtures. Each tenant is responsible for the interior design of its rental unit. Any modifications and additions to the rental units must be pre-approved by us. We have the option to decide tenants’ responsibility for all costs incurred in remodeling the rental units and for removing any additions made to the rental unit when the lease expires. Furthermore, tenants are responsible for obtaining adequate insurance for their rental units, which must include, among other things, coverage for fire, glass breakage, theft, flood, civil liability and workers’ compensation.

Control Systems

We have computer systems to monitor tenants’ sales in all of our shopping centers. We also conduct regular manual audits of our tenants accounting sales records in all of our shopping centers. Almost every store in those shopping centers has a computerized cash register that is linked to a main computer server in the administrative office of such shopping center. We use the information generated from the computer monitoring system for auditing the Percentage Rent to be charged to each tenant and use the statistics regarding total sales, average sales, peak sale hours, etc., for marketing purposes. The lease contracts for tenants in Alto Avellaneda, Alto Palermo, Paseo Alcorta, Patio Bullrich, Buenos Aires Design (only with in respect to agreements signed after its acquisition), Abasto, Alto Rosario Shopping, Alto NOA, Dot Baires, Córdoba Shopping and Mendoza Plaza Shopping contain a clause requiring tenants to be linked to the computer monitoring system, there being certain exceptions to this requirement.

Consumer Financing

We operate a consumer financing business through our wholly-owned subsidiary Metroshop and our affiliate Tarshop. On December 29, 2009, we entered into an agreement to sell shares representing 80% of Tarshop’s stock to Banco Hipotecario for US$26.8 million, which sale was approved by the Central Bank on August 30, 2010. As a result, on September 13, 2010, we transferred 107,037,152 common shares of Tarshop to Banco Hipotecario, maintainting only 20% of Tarshop’s capital stock. Due to this sale, the Consumer financing segment will have a less significant impact on our results of operations going forward. As part of the sale, we agreed to not compete for 5 years in the credit card and/or consumer businessin which Tarshop has a presence. We acquired 50% of the capital stock of Metroshop from Tarshop on May 21, 2010, and the remaining 50% from Metronec S.A. on January 13, 2011. Metroshop has agreed to sell to Tarshop S.A. its credit card portfolio comprised by delinquent accounts of less than 60 days, among other assets. As of the date of this prospectus, we are analyzing various possibilities in order to define the future operations of Metroshop. See “Related Party Transactions—Negotiation between Metroshop and Tarshop.”

Tarshop and Metroshop’s operations consist primarily of lending and servicing activities relating to the credit card and personal loan products offered to consumers at shopping centers, hypermarkets and street stores. As of June 30, 2010, Tarshop had 872,000 customer accounts, of which approximately 347,000 were active and had an average outstanding amount of Ps.1,727 per active account. Tarshop’s total portfolio as of June 30, 2010 was Ps.8,884.3 million, of which 42.4% had been securitized through the Tarjeta Shopping Financial Trust Program.

Tarshop operates in the credit card business as an issuing and financing company, processor and payor to the network of over 50,000 stores that accept the product. Tarshop’s loan products consist of personal loans granting cash amounts without a fixed use and consumer financing at stores, granting loans to individuals intending to purchase a specific good. Tarshop has 23 points of sale, including our shopping centers Alto Avellaneda, Alto Palermo and Abasto and Dot Baires, as well as storefronts in major commercial centers located in the District of Avellaneda, downtown Buenos Aires and in the cities of Lomas de Zamora, Morón, Quilmes, Liniers, Florencio Varela, San Justo, Moreno and Merlo, among others.

Competition

Because most of our shopping centers are located in highly populated areas, there are competing shopping centers within, or in close proximity to, our targeted areas. The number of shopping centers in a particular area could have a material effect on our ability to lease space in our shopping centers and on the amount of rent that we are able to charge. We believe that due to the limited availability of large plots of land and zoning restrictions in the City of Buenos Aires, it will be difficult for other companies to compete with us in areas through the development of new shopping center properties. Our principal competitor is Cencosud S.A. which owns and operates Unicenter shopping center and the Jumbo hypermarket chain, among others.

The following table shows certain information related to the shopping centers owned by Cencosud S.A. and by us:

Company	Shopping Center	Location(1)	Gross leasable area(2)	Stores	% of gross leasable area at national level(3)	Stores(3)
Alto Palermo S.A.(APSA)
	Abasto (4)	CABA	41,324	175	2.57%	2.99%
	Alto Palermo Shopping	CABA	18,701	144	1.16%	2.46%
	Buenos Aires Design	CABA	13,786	62	0.86%	1.06%
	Dot Baires	CABA	49,526	154	3.08%	2.63%
	Paseo Alcorta	CABA	52,454	111	3.27%	1.90%
	Patio Bullrich	CABA	11,741	84	0.73%	1.43%
	Córdoba Shopping – Villa Cabrera	Córdoba	22,090	110	1.38%	1.88%
	Alto Avellaneda	GBA	67,501	144	4.20%	2.46%
	Mendoza Plaza	Mendoza	40,634	151	2.53%	2.58%
	Alto Rosario(5)	Rosario	40,910	144	2.55%	2.46%
	Alto NOA	Salta	19,001	92	1.18%	1.57%
	Soleil	GBA	14,040	79	0.87%	1.35%

	Total APSA		391,708	1,450	24.38%	24.77%
Cencosud S.A.
	Portal de Palermo	CABA	32,252	36	2.01%	0.61%
	Portal de Madryn	Chubut	4,100	26	0.26%	0.44%
	Factory Parque Brown	GBA	31,468	91	1.96%	1.55%
	Factory Quilmes	GBA	40,405	47	2.52%	0.80%
	Factory San Martín	GBA	35,672	31	2.22%	0.53%
	Las Palmas del Pilar Shopping	GBA	50,906	131	3.17%	2.24%
	Plaza Oeste Shopping	GBA	41,120	146	2.56%	2.49%
	Portal Canning	GBA	15,114	21	0.94%	0.36%
	Portal de Escobar	GBA	31,995	31	1.99%	0.53%
	Portal Lomas	GBA	32,883	50	2.05%	0.85%
	Unicenter Shopping	GBA	94,279	287	5.87%	4.90%
	Portal de los Andes	Mendoza	33,154	45	2.06%	0.77%
	Portal de la Patagonia	Neuquén	33,468	94	2.08%	1.60%
	Portal de Rosario	Rosario	66,361	182	4.13%	3.11%
	Portal de Tucumán	Tucumán	21,301	94	1.33%	1.60%
	Portal de Trelew	Chubut	21,812	69	1.36%	1.18%

	Total Cencosud S.A.		586,290	1,381	36.51%	23.56%

Other Operators			627,644	3,026	39.09%	51.68%

Total			1,605,642	5,857	100.00%	100.00%

(1)	“GBA” means Greater Buenos Aires, the Buenos Aires metropolitan area, and “CABA” means the Autonomous City of Buenos Aires.
(2)	Includes the gross leasable area occupied by supermarkets and hypermarkets, whether tenants or not of Alto Palermo S.A. (APSA) or Cencosud S.A.
(3)	Percentage over total shopping centers in Argentina that are members of the Argentine Chamber of Shopping Centers (CASC). Figures may not sum due to rounding.
(4)	Includes approximately 3,732 square meters of space occupied by Museo de los Niños, Abasto.
(5)	Includes approximately 1,260 square meters of space occupied by Museo de los Niños, Rosario.

Source: Argentine Chamber of Shopping Centers.

Organizational Structure

Set forth below is a diagram of our principal investments by business segment as of December 31, 2010:

(1)	The country of residence of our subsidiaries and affiliates is Argentina.
(2)	On January 13, 2011, we acquired the remaining 50% of the capital stock of Metroshop from Metronec S.A.
(3)	See “—New Projects and Undeveloped Properties.”
(4)	See “Related Party Transactions.”
(5)	Owned through a 54% equity interest in our subsidiary Emprendimiento Recoleta S.A., which holds the concession to operate the Buenos Aires Design S.A. Shopping Center.

The following table presents information relating to our ownership interest and the percentage of our consolidated total net revenues represented by our subsidiaries as of December 31, 2010:

Subsidiary	Activity	Country of incorporation	Ownership percentage(1)	Voting power percentage(1)	Percentage of our total net revenues
Arcos del Gourmet S.A.	Real estate commercial	Argentina	80%	80%	0.0%
Fibesa S.A.	Real estate agent	Argentina	100%	100%	3.6%
Emprendimiento Recoleta S.A.	Building	Argentina	54%	54%	1.8%
Shopping Neuquén S.A.	Development of undertakings	Argentina	98%	98%	0.0%
Conil S.A.	Real estate services	Argentina	100%	100%	0.0%
Panamerican Mall S.A.	Real estate investments	Argentina	80%	80%	7.9%
Metroshop S.A.(2)	Consumer financing	Argentina	50%	50%	1.9%

(1)	Percentage of equity interest has been rounded. It does not contemplate irrevocable contributions.
(2)	On January 13, 2011, we acquired the remaining 50% of the capital stock of Metroshop from Metronec S.A.

Employees

As of December 31, 2010, we had 835 employees. Shopping Centers employees are represented by the Commerce Union and approximately 60% of total workers are under commerce collective labor agreements. Our company has not experienced a strike or significant work stoppage in the last ten years and believes that its relations with our employees are good.

We subcontract to third parties the construction of our development projects and the provision of security, maintenance and cleaning services for our shopping centers through a bidding process.

The following table shows the number of our employees as of the dates indicated:

	As of June 30,			As of December 31,
	2008	2009	2010	2010
Alto Palermo S.A. (APSA)	729	625	616	673
Shopping Alto Palermo S.A.(1)	108	194	—	—
Emprendimiento Recoleta	45	42	39	43
Fibesa	26	21	28	28
Altocity.Com S.A.	5	—	—	—
Tarshop S.A. (6)	1,298	689	784	—
Mendoza Plaza Shopping S.A.(2).	65	—	—	—
Empalme S.A.I.C.F.A. y G. (3)	59	—	—	—
Panamerican Mall S.A. (4)	6	106	89	89
Arcos del Gourmet S.A. (5)	—	—	2	2

Total	2,341	1,677	1,558	835

(1)	In December 2009, Shopping Alto Palermo S.A merged with us. In January 2010, we assigned corporate employees to Cresud under the Share Corporate Service Agreement. For more information, please see “Related Party Transactions” in this prospectus.
(2)	We obtained a controlling interest in this subsidiary during fiscal year ended June 30, 2005.
(3)	We obtained a controlling interest in this subsidiary during fiscal year ended June 30, 2006.
(4)	We obtained a controlling interest in this subsidiary during fiscal year ended June 30, 2008.
(5)	We acquired the 80% of the shares on November 27, 2009.
(6)	On September 13, 2010, we sold 80% of Tarshop.

Property

Our properties include shopping centers and land reserves for the construction of shopping centers or apartment buildings. All of our properties are located in Argentina.

The following table sets forth certain information about our owned properties:

Property	Location	Encumbrance
Alto Palermo	City of Buenos Aires, Argentina	—
Abasto	City of Buenos Aires, Argentina	—
Alto Avellaneda	City of Avellaneda, Argentina	—
Paseo Alcorta	City of Buenos Aires, Argentina	—
Patio Bullrich	City of Buenos Aires, Argentina	—
Alto NOA	City of Salta, Argentina	—
Buenos Aires Design	City of Buenos Aires, Argentina	—
Alto Rosario	City of Rosario, Argentina	—
Mendoza Plaza	City of Mendoza, Argentina	—
Caballito plot of land (1)	City of Buenos Aires, Argentina	—
Neuquén Proyect	City of Neuquén, Argentina	—
Córdoba Shopping – Villa Cabrera (2)	City of Córdoba, Argentina	Mortgage-antichresis
Dot Baires	City of Buenos Aires, Argentina	—
Soleil	City of San Isidro, Argentina	—
Air Space Coto	City of Buenos Aires, Argentina	—
Torres Rosario	City of Rosario, Argentina	—
Other properties (3)	Argentina	—

(1)	We have a parcel of land with a surface area of 23,389 square meters in the “Caballito” neighborhood, one of the most highly populated areas in the City of Buenos Aires, which Alto Palermo purchased in November 1997. This land could be used to build a 30,000 square meter shopping center including a hypermarket, a cinema complex and various leisure and entertainment areas. We are currently working on the definition of the commercial project. At present the Legislature of the City of Buenos Aires is dealing with bill of law for approving the urban development parameters of the site that has already been approved by the Executive branch. As of July 5, 2006, the Federal Administration of Public Revenues (“AFIP”) filed a preliminary injunction with the Federal Court for Administrative Proceedings. AFIP claimed differences in income taxes on revenue from admission rights. In the first instance, AFIP pleaded for a general restraining order. As of December 31, 2010, under court proceedings, this building is subject to a legal attachment for Ps.36.8 million.
(2)	Included in fixed assets is the cinema building located at Córdoba Shopping – Villa Cabrera, which is encumbered by a right of antichresis as a result of a financial debt held by Empalme (merged with SAPSA. As from January 1, 2009) with NAI INTERNACIONAL II Inc. The total amount of the debt was Ps.18.7 million as of December 31, 2010.
(3)	Includes properties in the proximities of the above-listed properties.

We lease our headquarters, located at Moreno 877, 22nd floor (C1091AAQ), Buenos Aires, Argentina, from IRSA, pursuant to a lease agreement that expires in October 2011. We consider that all our facilities are appropriate for our current needs and suitable for their intended uses.

Insurance

We maintain multi-risk insurance for our shopping centers, which covers property damage caused by fire, explosion, gas leaks, hail, storms and winds, earthquakes, vandalism, theft and business interruption. In addition we have a civil liability insurance policy that covers any potential damage to third parties or things caused as result of our businesses developed throughout the Argentine territory. We comply with all the legal requirements relating to mandatory insurance, including the coverage required by the Labor Risk Law, life insurance required by collective bargaining agreements other insurance required by decrees and laws. Our damage history is limited to a single claim made as result of a fire in Alto Avellaneda Shopping in March 2006, which loss was substantially recovered from our insurers. These insurance policies have the customary market specifications, limits and deductibles which we believe are adequate for the risks to which we are exposed as a result of our daily operations. We also carry directors and officer’s insurance covering management’s civil liability

Regulation and Government Supervision

The laws and regulations governing the acquisition and transfer of real estate, as well as municipal zoning ordinances and environmental regulations, among others, are applicable to the development and operation of our properties. Currently, Argentine law does not specifically regulate shopping center lease agreements. Since our shopping center leases generally differ from ordinary commercial leases, we have created standard provisions that govern the relationship with our shopping center tenants.

Leases

Argentine law imposes certain restrictions on landlords, including:

•	a prohibition to include price adjustment clauses based on inflation increases in lease agreements; and

•	the imposition of a three-year minimum lease term for retail property, except in the case of stands and/or spaces in markets and fairs.

Although our lease agreements were U.S. Dollar-denominated, Decree No. 214/2002, Decree No. 762/2002 and Law N° 25,820 that amended the Public Emergency Law, provided that monetary obligations in force as of January 7, 2002 arising from agreements governed by private law and which provided for payments in U.S. Dollars were subject to the following rules:

•	financial obligations were to be paid in Pesos at the exchange rate of Ps.1.00 = US$1.00 plus the CER for commercial leases;

•

from October 1, 2002 and until March 31, 2004 for residential leases, the obligations where the tenant is an individual and the dwelling is used as the family residence of permanent use were to be paid in Pesos at the exchange rate of Ps.1.00 = US$1.00 plus the coeficiente de variación de salarios or “CVS”;

•

if due to the application of these provisions, the amount of the installment became higher or lower than the amount at the moment of the payment, any of the parties could require an equitable adjustment of the price.If the parties did not reach an agreement, the courts could decide on a case by case basis; and

•	pursuant to Decree No. 117/2004 and Law No. 25,796 that amends Law No. 25,713, the CVS became unenforceable since April 1, 2004.

Under the Argentine Civil Code and Lease Law No. 23,091 lease terms may not exceed ten years, except for leases regulated by Law No. 25,248 (which provides that real estate leases containing purchase options – leasing inmobiliario- are not subject to term limitations). Generally, terms in our lease agreements go from 3 to 10 years. Despite this restriction, in November 2007, the Court authorized us to enter into a lease agreement with Wal-Mart Argentina SRL for a term of 30 years. This exception was granted after taking into consideration the extension of the investment required and the time necessary to recoup it.

Lease Law No. 23,091, as amended by Law No. 24,808 provides that tenants may rescind commercial lease agreements after the first six months by sending a written notice at least 60 days before the intended termination date of the contract. Such rescission is subject to penalties which range from one to one and a half months of rent. If the tenant rescinds during the first year of the lease the penalty is one and a half month’s rent and if the rescission occurs after the first year of lease the penalty is one month’s rent.

While current Argentine government policy discourages government regulation of lease agreements, there can be no assurance that additional regulations will not be imposed in the future by the Argentine Congress, including regulations similar to those previously in place. Furthermore, most of our leases provide that the tenants pay all costs and taxes related to the property in proportion to their respective leasable areas. In the event of a significant increase in the amount of such costs and taxes, the Argentine government may respond to political pressure to intervene by regulating this practice, thereby negatively affecting our rental income. The Argentine Civil and Commercial Procedure Code enables the lessor to pursue what is known as an “executory proceeding” upon lessees’ failure to pay rent. In executory proceedings debtors have fewer defenses available to prevent foreclosure, making these proceedings substantially shorter than ordinary ones. In executory proceedings, the origin of the debt is not under discussion; the trial focuses on the debt instrument itself. The aforementioned code also permits special eviction proceedings, which are carried out in the same way as ordinary proceedings. The Argentine Civil Code enables judges to summon tenants who fall two months in arrears to vacate the property they are renting within 10 days of having received notice to such effect. However, historically, large court dockets and numerous procedural hurdles have resulted in significant delays to eviction proceedings, which generally last from six months to two years from the date of filing of the suit to the time of actual eviction.

Development and Land Use

Buenos Aires Urban Planning Code. Our real estate activities are subject to several municipal zoning, building and environmental regulations. In the city of Buenos Aires, where the vast majority of our real estate properties are located, the Buenos Aires Urban Planning Code (Código de Planeamiento Urbano de la Ciudad de Buenos Aires) generally restricts the density and use of property and controls physical features of improvements on property, such as height, design, set-back and overhang, consistent with the city’s urban landscape policy. The administrative agency in charge of the Urban Planning Code is the Secretary of Urban Planning of the City of Buenos Aires.

Buenos Aires Building Code. The Buenos Aires Building Code (Código de la Edificación de la Ciudad de Buenos Aires) complements the Buenos Aires Urban Planning Code and regulates the structural use and development of property in the city of Buenos Aires. The Buenos Aires Building Code requires builders and developers to file applications for building permits, including the submission to the Secretary of Work and Public Services (Secretaría de Obras y Servicios Públicos) of architectural plans for review, to assure compliance therewith.

We believe that all of our real estate properties are in material compliance with all relevant laws, ordinances and regulations.

Sales and Ownership

Real Estate Installment Sales Law. The Real Estate Installment Sales Law No. 14,005, as amended by Law No. 23,266 and Decree No. 2015/1985, imposes a series of requirements on contracts for the sale of subdivided real estate property regarding, for example, the sale price which is paid in installments and the deed, which is not conveyed until final payment of such price. The provisions of this law require, among other things:

•

the registration of the intention to sell the property in subdivided plots in the Real Estate Registry (Registro de la Propiedad Inmueble) corresponding to the jurisdiction of the property. Registration will only be possible with regard to unencumbered property. Mortgaged property may only be registered where creditors agree to divide the debt in accordance with the subdivided plots. However, creditors may be judicially compelled to agree to the division; and

•	the preliminary registration with the Real Estate Registry of the purchase instrument within 30 days of execution of the agreements.

Once the property is registered, the installment sale may not occur in a manner inconsistent with the Real Estate Installment Sales Act, unless seller registers its decision to desist from the sale in installments with the Real Estate Registry. In the event of a dispute over the title between the purchaser and third-party creditors of the seller, the installment purchaser who has duly registered the purchase instrument with the Real Estate Registry will obtain the deed to the plot. Further, the purchaser can demand conveyance of title after at least 25% of the purchase price has been paid, although the seller may demand a mortgage to secure payment of the balance of the purchase price.

After payment of 25% of the purchase price or the construction of improvements on the property equal to at least 50% of the property value, the Real Estate Installment Sales Act prohibits the rescission of the sales contract for failure by the purchaser to pay the balance of the purchase price. However, in such event the seller may take action under any mortgage on the property.

Consumer Protection Law. Consumer Protection Law No. 24,240, as amended, regulates several issues concerning the protection of consumers in the arrangement and execution of contracts. The Consumer Protection Law purports to prevent potential abuses deriving from the strong bargaining position of sellers of goods and services in a mass-market economy where standard form contracts are widespread. As a result, the Consumer Protection Law deems void and unenforceable certain contractual provisions in consumer contracts, including those which contain:

•	warranty and liability disclaimers;

•	a waiver of consumer rights;

•	an extension of seller rights; and

•	the shifting of the burden of proof against consumers.

In addition, the Consumer Protection Law imposes penalties ranging from fines to closing down of establishments in order to induce compliance from sellers.

The Consumer Protection Law defines consumers or users, as the individuals or legal entities that (i) acquire or use goods or services, free of charge or for a price, for their own final use and benefit or that of their family or social group, including the acquisition of rights on a time-share leasing, country club, or private cemetery, among others, (ii) though not being party to a consumer relationship, as a result thereof acquire or use goods or services for their own final use or that of their family or social group and (iii) are otherwise exposed to a consumer relationship.

In addition, the Consumer Protection Law defines the suppliers of goods and services as the individuals or legal entities, either public or private that in a professional way, even occasionally, produce, import, distribute or commercialize goods or supply services to consumers or users.

The Consumer Protection Law excludes the services supplied by professionals that require a college degree and registration in officially recognized professional organizations or by a governmental authority. However, this law regulates the advertisements that promote the services of such professionals.

The Consumer Protection Law determines that the information contained in the offer addressed to undetermined prospective consumers, binds the offeror during the period in which the offer takes place and until its public revocation. Further, it determines that specifications included in advertisements, announcements, prospectuses, circulars or other media bind the offeror and are considered part of the contract entered into by the consumer. On June 2005, Resolution No. 104/05, which complements the Consumer Protection Law, adopted MERCOSUR’s Resolution on which requires that those who engage in commerce over the Internet (E-Business) to disclose in a precise and clear manner the characteristics of the products and/or services offered and the sale terms. Failure to comply with the terms of the offer is deemed an unjustified denial to sell and gives rise to sanctions.

Buildings Law. Buildings Law No. 19,724, as amended, sets forth a regime for the construction of buildings for subsequent subdivision into condominium (Propiedad Horizontal). Under this law, developers must inform potential purchasers of their intention to sell the building as a condominium, as well as of all sale conditions, and the size of each unit in relation to the whole building. The sale of these units is subject to subdivision approval and in order to be included in Buildings Law regime must be registered with the Real Estate Registry (Registro de la Propiedad Inmueble). This law also states that, in the event that construction is not completed, all amounts already deposited must be repaid to the purchasers. All intervening parties are jointly and severally liable to reimburse all amounts deposited or paid by the purchasers. All agreements entered into with the purchasers shall be filed with the relevant real estate registry.

Mortgage Regulation. The Argentine Civil Code regulates mortgages both as a contract and as a right over property. There are no special provisions in the Civil Code aimed at protecting mortgagors. Any agreement entered into by a mortgagor and a mortgagee at time of execution of the mortgage or prior to the default of the mortgagor allowing the mortgagee to recover the property without a public auction of the property will not be enforced by the courts as it is contrary to Argentine public policy.

Until the enactment of Trust Law No. 24,441, the only procedure available to collect unpaid amounts secured by a mortgage was a proceeding regulated by the Civil and Commercial Procedure Code. The heavy caseload on the courts that hear such matters usually delays the proceeding, which currently takes 1 to 2 years to be completed.

Chapter V of Trust Law No. 24,441 institutes a new procedure which may expedite collection of unpaid amounts secured by a mortgage. To be applicable, the new rules, which allow an out-of-court auction, need to be expressly agreed to by the parties in the mortgage contract.

Currently, we include in our mortgages a clause enabling the enforcement of Law No. 24,441. However, there can be no assurance that such collection provisions will accelerate the recovery of unpaid amounts under mortgage guarantees.

The Argentine Government has tried to avoid the massive foreclosure of mortgages since the 2001 crisis. The Public Emergency Law, as amended, established the suspension for the term of 270 days from the enactment of that law, of all the judicial or non-judicial enforcement procedures, including the enforcement of mortgages and pledges, regardless of their origin. On February 14, 2002, Law No. 25,563 amending the Bankruptcy Law (the “New Bankruptcy Law”) was enacted. Under the New Bankruptcy Law, certain bankruptcies and foreclosures (including foreclosures on mortgage loans) were suspended for a period of 180 days from the law’s effective date. Such period was extended for 180 additional days by law Nº 25,589 and afterwards for 90 additional days by Law No. 25,640 dated September 2002, expiring on February 2003.

On February 4, 2003, the Executive Branch enacted Decree No. 204/2003 creating a mediation proceeding, for a limited period of 90 days, to be conducted through the Legal Emergency Units (Unidades de Emergencias Legales) depending from the Ministry of Labor, Employment and Social Security and the Ministry of Production. Such Emergency Legal Units shall intervene at the request of debtors or creditors in foreclosure cases.

The mediation procedure was voluntary and free. Proposals and negotiations made by the parties were subject to the confidentiality of ordinary mediations. The mediation procedure in no case shall result in the suspension or interruption of the legal terms running in judicial or out-of-court foreclosure proceedings.

The Legal Emergency Units should try to approximate the parties’ proposals to reach an agreement enabling the debtor the performance of his obligations without lessening the creditor’s rights. The intervention of the Emergency Legal Units shall conclude with an agreement or with the impossibility of reaching such agreement. The Decree establishes that the conciliation proceeding shall be in force from the day of its publication in the Official Gazette and will have a term of 90 days.

On May 2003, the Argentine Congress enacted Law No. 25,737 which suspended foreclosures for an additional period of 90 days, which ended in August 2003. On September 2003, several financial institutions voluntarily agreed not to foreclose on their mortgage loans. On November 2005, the Argentine congress enacted Law No. 26,062 that extended the foreclosures suspension for an additional 120 days period, which was extended for 90 days more by Law No. 26,084 and for 180 days more by Law No. 26,103. Pursuant to these successive extensions, foreclosure on mortgaged property was suspended until December 2006.

On November 6, 2003 Law No. 25,798 was enacted. It established a mechanism to reschedule debts resulting from unpaid mortgages, by creating a trust (financed by the Argentine Government) which would purchase the mortgage debts and reschedule the maturity date thereof. Financial institutions were afforded until June 22, 2004 to accept said terms. This law was partially modified by Law No. 25,908 (enacted on July 13, 2004) which included various conditions referring to the incorporation into this system of the mortgage loans that were in judicial or private execution proceedings. The parties to secured loan agreements were given a term to express their adhesion to this system. This term was extended twice first by Decree No. 352/2004 for a period of sixty days and then by Law No. 26,062 effective as of November 4, 2005, which extended the foreclosures suspension for an additional 120 days, which was again extended for 90 days more by Law No. 26,084 and for 180 days more by Law No. 26,103.

On November 8, 2006, Law No. 26,167 was enacted. It established a special proceeding to replace ordinary trials for the enforcement of some mortgage loans. These special proceedings give creditors ten days to inform the debtor of the amounts owed to them and agree with the debtor on the amount and terms of payment. In case the parties fail to reach an agreement, payment conditions are to be determined by the judge. Also, this law established the suspension of the execution of judicial judgments, judicial and out-of-court auctions, evictions and other proceedings related to the mortgage loans contemplated in this law.

Most mortgages executed by us provide that we are empowered to declare the anticipated expiration of the loan upon non-payment of an installment. This enables us to recover the unpaid amounts through the sale of the relevant property pursuant to the Civil and Commercial Procedure Code and Law No. 24,441.

Pursuant to Argentine law, fees and expenses related to collection procedures must be borne by the debtor, and the proceeds from any auction of the property may be used for the settlement of such obligation.

Although our mortgages are U.S. Dollar-denominated, Decree No. 214/2002 and Decree No. 762/2002 that amend the Public Emergency Law provide that monetary obligations in force as of January 7, 2002, resulting from agreements governed by private law and which provide for payments in U.S. Dollars are subject to the following rules:

•	financial obligations were to be paid in Pesos at the exchange rate of Ps.1.00 = US$1.00 plus the CER for commercial leases;

•

from October 1, 2002 and until March 31, 2004 for residential leases, the obligations where the tenant is an individual and the dwelling is used as the family residence of permanent use were to be paid in Pesos at the exchange rate of Ps.1.00 = US$1.00 plus the CVS;

•

if due to the application of these provisions, the amount of the installment became higher or lower than the amount at the moment of the payment, any of the parties could require an equitable adjustment of the price. If the parties did not reach an agreement, the courts could decide on a case by case basis; and

•	pursuant to Decree No. 117/2004 and Law No. 25,796 that amends Law No. 25,713, the CVS became unenforceable since April 1, 2004.

Protection for the Disabled Law. The Protection for the Disabled Law No. 22,431, enacted on March 20, 1981, as amended, provides that in connection with the construction and renovation of buildings, obstructions to access must be eliminated in order to enable access by handicapped individuals. In the construction of public buildings, entrances, transit pathways and adequate facilities for mobility impaired individuals must be provided for.

Buildings constructed before the enforcement of the Protection for the Disabled Law must be adapted to provide accesses, transit pathways and adequate facilities for mobility-impaired individuals. Those pre-existing buildings, which due to their architectural design may not be adapted to the use by mobility-impaired individuals, are exempted from the fulfillment of these requirements. The Protection for the Disabled Law provides that residential buildings must ensure access by mobility impaired individuals to elevators and aisles.

Other Regulations

Antitrust Law. Law No. 25,156, as amended, prevents trust practices and requires administrative authorization for transactions that according to the Antitrust Law constitute an economic concentration. According to this law, mergers, transfers of goodwill, acquisitions of property or rights over shares, capital or other convertible securities, or similar operations by which the acquirer controls or substantially influences a company, are considered as an economic concentration. Whenever an economic concentration involves a company or companies which exceed the accumulated sales volume of Ps.200.0 million in Argentina; then the respective concentration should be submitted for approval to the Comisión Nacional de Defensa de la Competencia, or Antitrust Authority. The request for approval may be filed, either prior to the transaction or within a week after its completion.

When a request for approval is filed, the Antitrust Authority may (i) authorize the transaction, (ii) subordinate the transaction to the accomplishment of certain conditions, or (iii) reject the authorization.

The Antitrust Law provides that economic concentrations in which the transaction amount and the value of the assets absorbed, acquired, transferred or controlled in Argentina, do not exceed Ps.20.0 million are exempted from the administrative authorization. Notwithstanding the foregoing, when the transactions effected during the prior 12-month period exceed in the aggregate Ps.20.0 million or Ps.60.0 million during the last 36 months, these transactions must be notified to the Antitrust Authority.

As the consolidated annual sales volume of Alto Palermo and IRSA exceed Ps.200.0 million, we should give notice to the Antitrust Authority of any concentration provided for by the Antitrust Law.

Environmental Law. Our activities are subject to a number of national, provincial and municipal environmental provisions. Section 41 of the Argentine Constitution, as amended in 1994, provides that all Argentine inhabitants have the right to a healthy and balanced environment fit for human development and have the duty to preserve it. Environmental damage shall bring about primarily the obligation to restore it as provided by applicable law. The authorities shall control the protection of this right, the rational use of natural resources, the preservation of the natural and cultural heritage and of biodiversity, and shall also provide for environmental information and education. The National Government shall establish minimum standards for environmental protection whereas Provincial and Municipal Governments shall fix specific standards and regulatory provisions.

On November 6, 2009, the Argentine Congress passed Law No. 25,675. Such law regulates the minimum standards for the achievement of a sustainable environment and the preservation and protection of biodiversity and fixes environmental policy goals.

Law No. 25,675 establishes the activities that will be subject to an environmental impact assessment procedure and certain requirements applicable thereto. In addition, such Law sets forth the duties and obligations that will be triggered by any damage to the environment and mainly provides for restoration of the environment to its former condition or, if that is not technically feasible, for payment of compensation in lieu thereof. Such Law also fosters environmental education and provides for certain minimum reporting obligations to be fulfilled by natural and legal entities.

On August 6, 2009, the Comisión Nacional de Valores issued General Resolution No. 559/2009 (“General Resolution No. 559/2009”) providing for the rules applicable to listed companies whose corporate purpose comprise activities regarded as risky for the environment, in order to keep the shareholders, investors and the general public informed about the fulfillment of current environmental regulations. As of the date hereof, such Resolution has not been regulated as provided for therein.

For more information see “Risk Factors - Risk related to our Business - Our business is subject to extensive regulation and additional regulations may be imposed in the future.”

Legal Proceedings

Legal issues with the City of Neuquén

In June 2001, Shopping Neuquén requested that the City of Neuquén allow it to transfer certain parcels of land to third parties so that each participant in the commercial development to be constructed would be able to build on its own land. The City Executive Branch previously rejected this request under Decree No. 1437/2002 which also established the expiration of the rights arising from Ordinance 5178, including the loss of any improvement and expenses incurred. As a result, Shopping Neuquén had no right to claim indemnity charges and annulled its buy-sell land contracts.

Shopping Neuquén submitted a written appeal to this decision on January 21, 2003. It also sought permission to submit a revised schedule of time terms, taking account of the current situation and including reasonable short and medium term projections. The City Executive Branch rejected this request in Decree 585/2003. Consequently, on June 25, 2003, Shopping Neuquén filed an “Administrative Procedural Action” with the High Court of Neuquén requesting, among other things, the annulment of Decrees 1,437/2002 and 585/2003 issued by the City Executive Branch. On December 21, 2004, the High Court of Neuquén communicated its decision that the administrative procedural action that Shopping Neuquén had filed against the City of Neuquén had expired. Shopping Neuquén filed an extraordinary appeal for the case to be sent to the Argentine Supreme Court.

On December 13, 2006, Shopping Neuquén signed an agreement with both the City and the Province of Neuquén stipulating a new timetable for construction of the commercial and housing enterprises (the “Agreement”). Also, Shopping Neuquén was permitted to transfer certain parcels to third parties so that each participant in the commercial development to be constructed would be able to build on its own land, with the exception of the land in which the shopping center will be constructed. The Legislative Council of the City of Neuquén duly ratified the Agreement. The City Executive Branch promulgated the ordinance issued on February 12, 2007.

The Agreement also provided that Shopping Neuquén submit, within 120 days after the Agreement was signed, a new urban project draft with an adjustment of the environmental impact survey, together with a map of the property subdivision, which the City of Neuquén would approve or disapprove within 30 days after its presentation. If the project was approved, Shopping Neuquén would submit the final maps of the works to the City within 150 days of this decision.

The Agreement put an end to the lawsuit of Shopping Neuquén against the City of Neuquén before the High Court of Neuquén, in which the only pending issue was the determination of the City attorneys’ that were to be borne by of Shopping Neuquén.

The City of Neuquén approved Shopping Neuquén’s project plans on April 8, 2010, and the construction of the shopping mall and the hypermarket began on July 5, 2010. The first stage of construction is expected to be completed within 22 months from the date of commencement. In the event of a breach of the terms and conditions agreed upon, the City of Neuquén is entitled to terminate the agreement and carry out certain actions that it may consider to be necessary, including to demand that the parcels it sold to us be returned.

On November 8, 2010, Shopping Neuquén was served notice of a resolution issued by the High Court of Neuquén, by which the pending fees to be borne by Shopping Neuquén were established. Such decision is not final and Shopping Neuquén has appealed it through the filing of an explanatory appeal on November 12, 2010, an appeal for annulment on November 17, 2010, and an extraordinary appeal on November 24, 2010.

Other Litigation

As of July 5, 2006, the Administración Federal de Ingresos Públicos or AFIP filed a preliminary injunction with the Federal Court for Administrative Proceedings against Alto Palermo for an aggregate amount of Ps.3.7 million, plus an added amount, estimated at Ps.0.9 million for legal fees and interest. The main dispute is about the income tax due for admission rights. In the first instance, AFIP pleaded for a general restraining order. On November 29, 2006, the Federal Court issued an order substituting such restraining order for an attachment on the plot of land located in Caballito neighborhood, City of Buenos Aires, where Alto Palermo is planning to develop a shopping center. As of December 31, 2010, under court proceedings, the building was subject to a legal attachment for Ps.36.8 million.

On January 22, 2008, we requested to the Antitrust Authority’s clearance for the transfer of the Soleil Factory shopping center. On July 1, 2010 we executed the final documents of the transaction and received possession of the property. We then made a new request to the Antitrust Authority regarding this transfer. The Antitrust Authority has consolidated the new request with the previous file. On April 12, 2011, the Antitrust Authority notified us of its authorization of this transaction.

On December 3, 2009, we filed a request for the Antitrust Authority´s opinion regarding our acquisition of shares of Arcos del Gourmet. The Antitrust Authority advised the parties that the transaction had to be filed with the Antitrust Authority. The transaction approval request was thus filed on December 16, 2011. As of the date of this prospectus, the Antitrust Authority has not granted such approval.

On September 21, 2010 we notified the Antitrust Authority of the sale of Tarshop shares to Banco Hipotecario. As of the date of this prospecuts, the Antitrust Authority has not reached to a decision regarding the approval of the Tarshop transaction.

For more information see “Risk Factors—Risk related to our Business—Our Business is subject to extensive regulation and additional regulations may be imposed in the future.”

MANAGEMENT

Board of Directors

We are managed by a board of directors. Our bylaws provide that the board of directors will consist of a minimum of eight and a maximum of twelve directors and between eight and twelve alternate directors. The directors are elected by majority vote by our shareholders at a regular shareholders’ meeting for a three-year term and may be reelected indefinitely. Alternate directors will be summoned to act as directors in case of absence, vacancy or demise, until a new director is appointed.

On November 11, 2010, our board of directors approved the resignation of Andrés Olivos and José Said Saffie as directors and of Guillermo Matta y Trejo and José D. Eluchands Urenda as alternate directors. As a result, Gastón Lernoud and David A. Perednik were summoned to act as directors.

As of the date of this prospectus, our board of directors is comprised of ten directors and six alternate directors.

The table below contains the information on our directors and alternate directors:

Name	Date of birth	Position	Date of current appointment	Term expiration	Current position held since
Eduardo S. Elsztain	01/26/1960	Chairman	2009	2012	1994
Saúl Zang	12/30/1945	Vice-chairman	2009	2012	2003
Alejandro G. Elsztain	03/31/1966	Executive vice-chairman	2009	2012	2003
Daniel R. Elsztain	12/22/1972	Director	2009	2012	2004
Abraham Perelman	04/04/1941	Director	2009	2012	2003
Fernando A. Elsztain	01/04/1961	Director	2009	2012	1998
Leonardo F. Fernández	06/30/1967	Director	2009	2012	2007
Enrique Antonini	03/16/1950	Director	2009	2012	2007
Gastón Armando Lernoud	06/04/1968	Director	2010	2012	2010
David A. Perednik	11/15/1957	Director	2010	2012	2010
Juan M. Quintana	02/11/1966	Alternate director	2009	2012	2003
Pablo Daniel Vergara del Carril	10/03/1965	Alternate director	2009	2012	2006
Marcos Oscar Barylka	06/29/1945	Alternate director	2009	2012	2006
Salvador Darío Bergel	04/17/1932	Alternate director	2009	2012	2006
Mauricio Wior	10/23/1956	Alternate director	2009	2012	2006
Gabriel A.G. Reznik	11/18/1958	Alternate director	2009	2012	2004

The following is a brief biographical description of each member of our board of directors:

Eduardo S. Elsztain. Mr. Elsztain studied Economic Sciences at University of Buenos Aires. He has been engaged in the real estate business for more than twenty years. He is the chairman of the board of directors of IRSA, Cresud S.A.C.I.F. y A (“Cresud”), Consultores Assets Management S.A., Banco Hipotecario S.A., Tarshop, BACS Banco de Crédito & Securitización and BrasilAgro - Companhia Brasileira de Propriedades Agrícolas, among other companies. He is also a member of the board of trustees of Hersha Hospitality Trust, among other companies. He is Fernando A. Elsztain’s cousin and Alejandro G. Elsztain’s and Daniel R. Elsztain’s brother.

Saúl Zang. Mr. Zang obtained a law degree from the University of Buenos Aires. He is a member of the International Bar Association and of the Interamerican Federation of Lawyers. He is a founding partner of Zang, Bergel & Viñes, law firm. He is also first vice chairman of the board of directors of IRSA and Cresud and he is also the chairman of Puerto Retiro S.A., vice-chairman of Fibesa S.A. and Tarshop and a member of the board of directors of Banco Hipotecario S.A., Nuevas Fronteras S.A and Palermo Invest S.A., among others.

Alejandro G. Elsztain. Mr. Elsztain obtained a degree in agricultural engineering from the University of Buenos Aires. He is currently chairman of Fibesa S.A., Agrology S.A., vice-chairman of IRSA, Cresud, Nuevas Fronteras S.A. and Inversora Bolivar S.A. and a member of the board of directors of BrasilAgro - Companhia Brasileira de Propriedades Agrícolas, among others. Alejandro G. Elsztain is Eduardo S. Elsztain’s and Daniel R. Elsztain’s brother and Fernando A. Elsztain’s cousin.

Daniel R. Elsztain. Mr. Elsztain obtained a degree in economic sciences at the Torcuato Di Tella University and has a master in business administration. He has been our commercial director since 1998. Mr. Elsztain is Mr. Eduardo S. Elsztain’s and Mr. Alejandro G. Elsztain’s brother and Fernando A. Elsztain’s cousin.

Abraham Perelman. Mr. Perelman studied economic sciences at the University of Buenos Aires. During the last thirty years he was a director of several companies in areas such as communications, electronics, aviation, farm technology, public services and the arts. He also was chairman of ISREX Argentina S.A. He is currently a director of Guanaco Mining Co.

Fernando A. Elsztain. Mr. Elsztain obtained a degree in architecture at the University of Buenos Aires. He has been engaged in the real estate business as a consultant and as managing officer of a family-owned real estate company. He is a director of IRSA, and Emprendimiento Recoleta y Hoteles Argentinos S.A., among others. Mr. Fernando A. Elsztain is Eduardo S. Elsztain’s and Alejandro G. Elsztain’s cousin.

Leonardo F. Fernández. Mr. Fernández obtained a degree in law at the University of Buenos Aires. He serves as an alternate director on the board of directors of Disco S.A. and Transportadora de Gas del Norte S.A.

Enrique Antonini. Mr. Antonini holds a degree in law from the University of Buenos Aires. He is currently a member of the board of directors of Banco Mariva S.A. (since 1992) and Mariva Bursátil S.A. (since 1997). He has also served as a director of IRSA from 1993 to 2002. He is a member of the Banking Lawyers Committee and the International Bar Association.

David A. Perednik. Mr. Perednik obtained a degree as a public accountant from the University of Buenos Aires. He has worked in various companies such as Marifran Internacional S.A., a subsidiary of Louis Dreyfus Amateurs, where he acted as finance director from 1986 to 1997. Earlier he worked as a senior consultant in the Administration and Systems management of Deloitte & Touche from 1983 until 1986. He currently works as administrative director of Cresud and IRSA.

Juan M. Quintana. Mr. Quintana obtained a law degree at the University of Buenos Aires. He is a partner of the law firm Zang, Bergel & Viñes. He is an alternate director of Nuevas Fronteras S.A. and Emprendimiento recoleta, among others.

Pablo Daniel Vergara del Carril. Mr. Vergara del Carril obtained a law degree from the Argentine Catholic University where he teaches commercial law and contract law. He also teaches corporate law, contracts and capital markets in post-graduate courses. He is a member of the Legal Advisory Committee of the Cámara de Sociedades Anónimas as well as Vice President of the Antitrust Law Committee of the Colegio de Abogados de la Ciudad de Buenos Aires. He is partner at Zang, Bergel & Viñes and a member of the board of directors of Emprendimiento Recoleta, Nuevas Fronteras S.A. and Banco Hipotecario S.A.

Marcos Oscar Barylka. Mr. Barylka obtained a degree in commercial activities from the Gral. San Martín School. Oscar Barylka has been involved in the retail and the gastronomy industries for over 35 years, having served as partner, manager and consultant for several companies. Since 2006, Mr. Barylka serves as Secretary of the Pele Ioetz Foundation, which provides support to families suffering economic and social problems in Argentina.

Salvador D. Bergel. Mr. Bergel obtained a law degree and a Ph.D from Litoral University (Universidad del Litoral). He is a founding partner of Zang, Bergel & Viñes law firm and a consultant at Repsol YPF S.A. He is also an alternate director of Cresud.

Mauricio Wior. Mr. Wior obtained a masters degree in finance, as well as a bachelors degree in economics and accounting from Tel Aviv University in Israel. Mr. Wior is currently a director of Ertach S.A. and Banco Hipotecario S.A. He has held positions at Bellsouth where he was Vice-President for Latin America from 1995 to 2004. Mr. Wior was also CEO of Movicom Bellsouth from 1991 to 2004. In addition, he led the operations of various cellular phone companies in Uruguay, Chile, Peru, Ecuador and Venezuela. He was president of the Asociación Latinoamericana de Celulares (ALCACEL); U.S. Chamber of Commerce in Argentina and the Israeli-Argentine Chamber of Commerce. He was director of Instituto para el Desarrollo Empresarial de la Argentina (IDEA), Fundación de Investigaciones Económicas latinoamericanas (FIEL) and Tzedaka.

Gastón Armando Lernoud. Mr. Lernoud obtained a law degree from El Salvador University (Universidad de El Salvador) in 1992. He finished his master in corporate law at the Palermo University (Universidad de Palermo) in 1996. He was a senior associated member of Zang, Bergel & Viñes Law Firm until June 2002, and then he entered Cresud as a senior manager.

Gabriel A. G. Reznik. Mr. Reznik obtained a degree in civil engineering from the University of Buenos Aires. He worked for IRSA since 1992 until May 2005 at which time he resigned. He formerly worked for an independent construction company in Argentina. He is an alternate director of Emprendimiento Recoleta, Puerto Retiro S.A., Tarshop and Fibesa, as well as member of the board of directors of Banco Hipotecario S.A., among others.

Employment contracts with our directors

We do not have written contracts with our directors. However, Alejandro Elsztain, Fernando Elsztain and Daniel Elsztain are employed by us under the Labor Contract Law No. 20,744. This law governs certain conditions of the labor relationship, including remuneration, protection of wages, hours of work, holidays, paid leave, maternity protection, minimum age requirements, protection of young workers and suspension and termination of the contract.

Management

The board of directors appoints and removes the senior management. Senior management performs its duties in accordance with the instructions of the board of directors.

The following table shows information about our current senior management, appointed by the board of directors at the meeting held on December 26, 2004:

Name	Date of birth	Position	Current position held since
Alejandro G. Elsztain	03/31/1966	Chief Executive Officer	2002
Gabriel Blasi	11/22/1960	Chief Financial Officer	2004
David A. Perednik	11/15/1957	Chief Administrative Officer	2002
Rolando Argenti	12/16/1961	Chief Commercial Officer	2009

The following is a brief description of each of our managers who are not directors:

Gabriel Blasi. Mr. Blasi obtained a degree in business administration and carried out post-graduate studies in Finance at CEMA University (Universidad del CEMA -Centro de Estudios Macroeconómicos Argentinos) and the IAE (Universidad Austral). He formerly worked as a senior securities trader for Citibank NA. Sucursal, Buenos Aires. He also held several management positions related to investment banking and capital markets at Banco Río de la Plata S.A. (BSCH) and was financial director of the Carrefour Group and Goyaique SACIFIA (Grupo Perez Company). Currently, he also serves as chief financial officer of IRSA and Cresud. He currently serves as a member of the board of directors of BrasilAgro—Companhia Brasileira de Propriedades Agrícolas and alternate director of Banco Hipotecario S.A.

Rolando Argenti. Mr. Argenti obtained a degree in Political Sciences (MD), Master in Strategic Administration, from UADE University (Universidad Argentina de la Empresa). He has over 20 years of experience in strategic marketing and sales. He formerly worked as vice-president of marketing and sales for Citibank NA for over 10 years, and was also Marketing Director at HSBC Group, Senior Commercial Manager of Banco Río de la Plata S.A., Marketing Director of American Express and Mastercard/Argencard for Argentina and Uruguay, among other companies. He has also been a university professor for more than 10 years.

Supervisory Committee

Our supervisory committee (“Comisión Fiscalizadora”) is responsible for reviewing and supervising our administration and affairs, and verifying compliance with our by-laws and the resolutions adopted at shareholders’ meetings. The members of the supervisory committee are appointed at our annual general ordinary shareholders’ meeting for a one-year term. The supervisory committee is composed of three members and three alternate members.

The following table sets forth information about members of our supervisory committee who were elected at the annual general ordinary shareholders’ meeting held on October 29, 2010. Positions will expire when the next annual general ordinary shareholders’ meeting takes place:

Name and Position	Date of birth	Occupation In Alto Palermo	Current position held since
José D. Abelovich	07/20/1956	Syndic	2005
Marcelo Héctor Fuxman	11/30/1955	Syndic	2010
Noemi Cohn	05/20/1959	Syndic	2010

Name and Position	Date of birth	Occupation In Alto Palermo	Current position held since
Silvia Cecilia De Feo	10/07/1958	Alternate Syndic	2010
Roberto Daniel Murmis	04/07/1959	Alternate Syndic	2010
Alicia Rigueira	12/02/1951	Alternate Syndic	2010

Set forth below is a brief biographical description of each member of our supervisory committee:

José D. Abelovich. Mr. Abelovich obtained a degree in accounting from the University of Buenos Aires. He is a founding member and partner of Abelovich, Polano & Asociados S.R.L / Nexia International, a public accounting firm in Argentina. Formerly, he had been a manager of Harteneck, López y Cía/Coopers & Lybrand and has served as a senior advisor in Argentina for the United Nations and the World Bank. He is a member of the supervisory committees of IRSA, Cresud, Hoteles Argentinos, Banco Hipotecario S.A. and Inversora Bolívar, among others.

Marcelo H. Fuxman. Mr. Fuxman obtained a degree in accounting from the University of Buenos Aires. He is a partner of Polano & Asociados S.R.L / Nexia International, a public accounting firm in Argentina. He is a member of the supervisory committees of Cresud, IRSA, Inversora Bolívar and Banco Hipotecario S.A.

Noemi Cohn: Mrs. Cohn obtained a degree in accounting from the University of Buenos Aires. Mrs. Cohn is a partner at Abelovich, Polano & Asociados S.R.L. / Nexia International a public accounting firm in Argentina, and works in the audit area. Mrs. Cohn worked in the audit area in Harteneck, Lopez and Company, Coopers & Lybrand in Argentina and in Los Angeles, California. Mrs. Cohn is a member of the supervisory committees of Cresud and IRSA, among others.

Silvia Cecilia De Feo: Mrs. De Feo obtained a degree in accounting from the University of Belgrano (Universidad de Belgrano). She is a manager at Abelovich, Polano & Asociados S.R.L. / Nexia International, an accounting firm in Argentina and former manager at Harteneck, Lopez & Cía./Coopers & Lybrand. She is also a member of the supervisory committees of Shopping Alto Palermo, Inversora Bolivar, Baldovinos S.A. and IRSA.

Roberto Daniel Murmis: Mr. Murmis holds a degree in accounting from the University of Buenos Aires. Mr. Murmis is a partner at Abelovich, Polano & Asociados S.R.L / Nexia International. Mr. Murmis worked as an advisor to the Secretaría de Ingresos Públicos. Furthermore, he is a member of the supervisory committee of Cresud, Futuros y Opciones S.A., Llao Llao Resorts S.A. and IRSA.

Alicia Rigueira: Mrs. Rigueira holds a degree in accounting from the University of Buenos Aires. Since 1998 she has been a manager at Estudio Abelovich, Polano & Asociados / Nexia International. From 1974 to 1998, Mrs. Rigueira performed several functions in Harteneck, Lopez y Cia affiliated with Coopers & Lybrand. Mrs. Rigueira lectured at the Facultad de Ciencias Económicas de la Universidad de Lomas de Zamora.

Audit Committee

In accordance with the Regime of Transparency in Public Offerings provided by Decree No. 677/01, the regulations of the Comisión Nacional de Valores and Resolutions No. 400 and 402 of the Comisión Nacional de Valores, our board of directors established an audit committee. The primary function of our Audit Committee is to assist our board of directors in performing its duty of exercising due care, diligence and competence in issues relating to us, specifically in the enforcement of the accounting policy and in the issuance of accounting and financial information, the management of business risk and of internal control systems, the conduct and ethical soundness of the company’s business, the supervision of the integrity of our financial statements, the compliance by our company with the legal provisions, the independence and capability of the independent auditor and the performance of the internal audit function of our company and of the external auditors. Also, the audit committee may be requested by our board of directors to report if the conditions of a related party transaction may be reasonably considered adequate according to normal market conditions.

On November 7, 2007, our board of directors appointed Abraham Perelman, Enrique Antonini and Leonardo Fernández, all of them independent board members, as members of the audit committee. We have a fully independent audit committee as per the standard provided in Rule 10(A)-3(b)(1) of the General rules and regulations promulgated under the Securities Exchange Act of 1934.

Share Ownership

The following table sets forth the amount and percentage of our shares beneficially owned by our directors, senior managers and members of the supervisory committee as of December 31, 2010.

		Share Ownership				Convertible Notes Ownership
Name	Position	Amount		Percentage		Amount
		(in thousands)				(in thousands)
Directors
Eduardo S. Elsztain	Chairman	1,204,071	(1)	95.6	%(1)	31,738	(2)
Saúl Zang	Vice Chairman	—		—		—
Alejandro G. Elsztain	Executive Vice Chairman /Chief Executive Officer	1,307		0.1%		10
Daniel R. Elsztain	Director /Chief Commercial Officer	101		—		—
Abraham Perelman	Director	—		—		—
Fernando A. Elsztain	Director	—		—		—
Leonardo Fernández	Director	—		—		—
Enrique Antonini	Director	—		—		—
Gastón Armando Lernoud	Director	—		—		—
David A. Perednik	Director / Chief Administrative Officer	—		—		—
Juan M. Quintana	Alternate Director	—		—		—
Pablo Daniel Vergara del Carril	Alternate Director	25		—		—
Marcos Oscar Barylka	Alternate Director	—		—		—
Salvador Darío Bergel	Alternate Director	—		—		—
Mauricio Wior	Alternate Director	—		—		—
Gabriel A.G. Reznik	Alternate Director	—		—		—
		—		—		—

Senior Management		—		—		—
Gabriel Blasi	Chief Financial Officer	—		—		—
Rolando Argenti	Chief Commercial Officer	—		—		—
		—		—		—

Supervisory Committee		—		—		—
José D. Abelovich	Member	—		—		—
Marcelo Héctor Fuxman	Member	—		—		—
Noemi Cohn	Member	—		—		—
Silvia Cecilia De Feo	Alternate Member	—		—		—
Roberto Daniel Murmis	Alternate Member	—		—		—
Alicia Rigueira	Alternate Member	—		—		—

(1)	Mr. Eduardo S. Elsztain, chairman of our board of directors, is the beneficial owner of 187,361,550 common shares of Cresud S.A.C.I.F.y A. (“Cresud”) representing 38.5% of its total share capital. Although Mr. Elsztain does not own a majority of the shares of Cresud, he is its largest shareholder and exercises substantial influence over Cresud. Cresud currently owns 57.5% of IRSA’s common shares. If Mr. Elsztain were considered to control Cresud due to his significant influence over it, he would be considered to be the beneficial owner of 57.5% of IRSA’s shares (includes (i) 292,811,013 common shares beneficially owned by Cresud, (ii) 39,855,739 common shares beneficially owned by Agrology S.A., (iii) 628,070 common shares beneficially owned by Consultores Assets Management S.A., and (iv) 1,850 common shares owned directly by Eduardo S. Elsztain). IRSA currently owns 94.9% of our shares. If Mr. Elsztain were considered the beneficial owner of 57.5% of IRSA, he would be the beneficial owner of 94.9% of our shares through IRSA.
(2)	The 10% Convertible Notes due 2014 are owned by IRSA. If Mr. Elsztain were considered the beneficial owner of 57.5% of IRSA, he would be the beneficial owner of these Convertible Notes. We intend to use US$[31.7] million of the proceeds of this offering to repurchase the Convertible Notes, subject to the approval of our and IRSA’s shareholders at our respective shareholders’ meetings on May 26, 2011.

The Convertible Notes originally matured on July 19, 2006. A meeting of noteholders resolved to extend the maturity date of the Convertible Notes through July 19, 2014 although the remaining terms and conditions were left unchanged. The Convertible Notes accrue interest (payable semiannually) at a fixed annual rate of 10% and are convertible, at any time at the option of the holder, into common shares of Ps.0.10 par value per share. The conversion rate per U.S. Dollar is the lesser of 30.8642 and the result obtained from dividing the exchange rate in effect at the conversion date by the par value of our common shares.

Assuming IRSA exercises its conversion rights for all of its Convertible Notes and no other bondholders exercise their rights, IRSA would own 97.13% of our common shares. If all shareholders were to also exercise their conversion rights along with IRSA, IRSA would own 97.10% of our common stock. We intend to use US$[31.7] million of the proceeds of this offering to repurchase the Convertible Notes, subject to the approval of our and IRSA’s shareholders at our respective shareholders’ meetings on May 26, 2011.

Compensation

Members of the Board of Directors and Executive Committee

Under the Law of Corporations No. 19,550, if the compensation of the members of the board of directors is not established in the by-laws of the company, it should be determined by the shareholders’ meeting. The maximum amount of total compensation to the members of the board of directors, including wages and compensation for technical or administrative permanent activities, cannot exceed 25% of the earnings of the company.

That amount should be limited to 5% when there is no distribution of dividends to shareholders and will be increased proportionally to the distribution. In applying this rule any reduction in dividend distribution from the deduction of board or directors and supervisory committee compensation shall not be taken into account.

When one or more directors perform special commissions or technical or administrative activities, and there are no earnings to distribute, or they are reduced, the shareholders meeting may approve compensation in excess of the above mentioned limits.

The compensation of our directors for each fiscal year is determined pursuant to the Argentine Corporations Law, and taking into consideration whether the directors performed technical or administrative activities and our fiscal year results. Once the amount is determined, they are considered at the shareholders’ meeting.

During our annual ordinary shareholders’ meeting which was held October 29, 2010, the shareholders agreed to pay Ps.21.8 million to the members of the board of directors for the fiscal year ended June 30, 2010.

The members of the executive committee did not receive compensation other than fees for their services as members of the board of directors.

Supervisory Committee

The shareholders’ meeting held on October 29, 2010, approved by majority vote not to pay any compensation to the supervisory committee.

Senior Management

During the fiscal year ended June 30, 2010 we paid an aggregate amount of approximately Ps.3.6 million as compensation to our senior management.

Audit Committee

The members of the Audit Committee do not receive compensation other than fees for their services as members of the board of directors.

Compensation plan for executive management

We have a defined contribution plan covering our key managers in Argentina. The plan became effective on January 1, 2006. Employees may begin participation voluntarily on monthly enrollment dates. Participants may make pre-tax contributions to the plan of up to 2.5% of their monthly salary (Base Contributions) and pre-tax contributions of up to 15% of their annual bonuses (Extraordinary Contributions). Under the plan, we match employee contributions to the plan at a rate of 200% for Base Contributions and 300% for Extraordinary Contributions. Contribution expense was Ps.1.4 million, Ps.2.2 million and Ps.0.4 million for the years ended June 30, 2008, June 30, 2009 and June 30, 2010, respectively. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives. Our contributions are also held in trust. Participants or their assignees, as the case may be, may have access to the 100% of our contributions under the following circumstances:

1.	ordinary retirement in accordance with applicable labor regulations;

2.	total or permanent incapacity or disability; and

3.	death.

In case of resignation or termination without good cause, the manager may redeem the amounts contributed by us only if he or she has participated in the plan for at least 5 years.

PRINCIPAL SHAREHOLDERS

Share Ownership

The following table sets forth information regarding ownership of our capital stock by each person known to us to own beneficially at least 5% of our common shares, the Social Security National Agency and all our directors and officers as a group.

	Share Ownership
Shareholder	Number of Shares	Percentage(2)
IRSA(1)	1,195,253,997	94.9%
Directors and officers excluding Eduardo Elsztain (3)	1,433,140	0.1%
Social Security National Agency (“ANSES”)	17,393,350	1.4%

Total	1,214,080,487	96.4%

(1)	The number of shares would increase to 2,174,829,978, assuming full conversion of the US$31.7 million Convertible Notes held by IRSA. We intend to use US$[31.7] million of the proceeds of this offering to repurchase the Convertible Notes, subject to the approval of our and IRSA’s shareholders at our respective shareholders’ meetings on May 26, 2011.
(2)	Figures may not sum due to rounding.
(3)	Includes only direct ownership of our directors and senior management, other than Eduardo Elsztain. Information as of December 31, 2010.

Through its ownership of our common stock, IRSA currently has voting control over us and has the power to direct or influence the direction of our management and policies. IRSA is an Argentine real estate company engaged in a range of real estate activities in Argentina. IRSA’s shares are listed and traded on the Bolsa de Comercio de Buenos Aires and the NYSE.

Cresud S.A.C.I.F.y A. (“Cresud”) currently owns 57.5% of IRSA’s common shares. Cresud is a leading Argentine producer of basic agricultural products. Cresud’s shares are listed and traded on the Bolsa de Comercio de Buenos Aires and the NASDAQ.

Mr. Eduardo S. Elsztain, chairman of our board of directors, is the beneficial owner of 187,361,550 common shares of Cresud representing 38.5% of its share capital. Although Mr. Elsztain does not own a majority of the shares of Cresud, he is its largest shareholder and exercises substantial influence over Cresud. If Mr. Elsztain were considered to control Cresud due to his significant influence over it, he would be considered to be the beneficial owner of 57.5% of IRSA’s shares (includes (i) 292,811,013 common shares beneficially owned by Cresud, (ii) 39,855,739 common shares beneficially owned by Agrology S.A., (iii) 628,070 common shares beneficially owned by Consultores Assets Management S.A., and (iv) 1,850 common shares owned directly by Mr. Elsztain). If Mr. Elsztain were considered the beneficial owner of 57.5% of IRSA, he would be the beneficial owner of 94.9% of our shares through IRSA (or 97.5%, assuming full conversion of the US$31.7 million Convertible Notes held by IRSA). We intend to use US$[31.7] million of the proceeds of this offering to repurchase the Convertible Notes, subject to the approval of our and IRSA’s shareholders at our respective shareholders’ meetings on May 26, 2011.

Differences in Voting Rights

Our major shareholders do not have different voting rights.

Arrangements for change in control

There are no arrangements that may at a subsequent date result in a change in control.

Securities held in the host country

As of December 31, 2010, we had common shares 1,259,608,411 issued and outstanding of which 1,185,152,211 (or 94.09%) were held in Argentina. As of December 31, 2010, we had 1,861,357 ADS outstanding (representing 74,456,200 of our common shares, or 5.91% of all of our common shares). As of such date, we had four registered holders of our ADS in the United States.

On July 19, 2002 we issued US$50.0 million of Convertible Notes, which are convertible into shares of our common stock at a conversion ratio of US$0.324 principal amount of Convertible Notes per common share, as long as the exchange rate remains below Ps.3.09 per each dollar. Our Convertible Notes mature on July 19, 2014 and are convertible during the period from August 28, 2002 to July 19, 2014. Of the US$50.0 million of Convertible Notes that we issued, our principal shareholder IRSA subscribed for US$31.7 million. As of December 31, 2010 the outstanding balance of our Convertible Notes was US$31.7 million.

If all holders convert their Convertible Notes into common shares on July 19, 2014, our issued and outstanding share capital would increase from 1,259,608,411 shares to 2,239,716,498 shares. We intend to use US$[31.7] million of the proceeds of this offering to repurchase the Convertible Notes, subject to the approval of our and IRSA’s shareholders at our respective shareholders’ meetings on May 26, 2011.

RELATED PARTY TRANSACTIONS

We enter into transactions with related parties on an arm’s-length basis. A related party transaction means any transaction entered into directly or indirectly by us or any of our subsidiaries that is material based on the value of the transaction to (a) any director, officer or member of our management or shareholders; (b) any entity in which any such person described in clause (a) is interested; or (c) any person who is connected or related to any such person described in clause (a).

Lease of our Headquarters

Our headquarters are located on the 22nd floor and half of 23rd floor of the Intercontinental Plaza tower, located at Moreno 877, in the City of Buenos Aires. We lease our headquarters and parking lot spaces from IRSA, pursuant to two lease agreements, the first one for our headquarters and ten parking lot spaces and the second one for our subsidiary Fibesa’s headquarters and another eight parking lot spaces. Both agreements had an initial duration of 60 months with an optional extension of 36 additional months. On November 1, 2008, the parties agreed to the extension of these leases, and as a result the agreements will expire on October 31, 2011. Under the first agreement we paid a monthly rent of US$5,958 for the 21nd floor and US$2,979 for half of the 23 rd floor and under the second agreement, US$23,234 and US$11,617 respectively, with the first two months free. In November of 2009, both floors were transferred to IRSA as a result of a reorganization agreement, pursuant to which Inversora Bolivar partially spun off its assets and merged with IRSA (the “Final Merger and Spin off Agreement”).

We previously leased the entire 9th floor of the Intercontinental Plaza Tower from Inversora Bolivar pursuant to a lease agreement, for our headquarters and eight parking lot spaces. This agreement had an initial duration of 46 months, effective from January 2005. We paid a monthly rent of US$5,386. The agreement ended on March 31st, 2008 and was not renewed.

We also leased the entire 4th floor of the Intercontinental Plaza Tower from Inversora Bolivar. The agreement, effective as from October 2007, had an initial duration of 36 months and we paid a monthly rent of US$19,750. In November of 2009 the 4th floor was transferred to IRSA as a result of the execution of the Final Merger and Spin off Agreement.

As of January 2008, we leased one third of the 2nd floor of the Intercontinental Plaza Tower from Inversora Bolivar. The agreement, effective as from March 2008, had an initial duration of 36 months. We paid a monthly rent of US$6,583 for the agreement. In November of 2009 the 2nd floor was transferred to IRSA as a result of the execution of the Final Merger and Spin off Agreement.

In June 2009, we leased the 24th floor of the Intercontinental Plaza Tower from Inversora Bolivar pursuant to a lease agreement related to such floor and to eight parking lot spaces. This agreement, effective from September 1st, 2008, until August 31, 2011, had duration of 36 months. We paid a monthly rent of US$7,745. In November 2009, the 24th floor was transferred to IRSA as a result of the execution of the Final Merger and Spin off Agreement.

Lease of our Chairman’s offices

Our Chairman’s offices are located at Bolívar 108, City of Buenos Aires. We have leased this property from Isaac Elsztain e Hijos S.C.A., a company controlled by relatives of Eduardo S. Elsztain, our chairman, and also from Hamonet S.A., a company controlled by Fernando A. Elsztain, one of our Directors, and a number of his relatives. A lease agreement was signed among us, IRSA, Cresud and Isaac Elsztain e Hijos S.C.A., in March 2004. This lease has a term of 120 months and monthly rent of US$9,500. We, IRSA and Cresud each pay one-third of such rent in an amount of US$3,167 each.

Agreement for the Exchange of Corporate Services with Cresud and IRSA

Considering that we, IRSA and Cresud each have operating areas which are somehow similar, each of our boards of directors deemed it advisable to implement alternatives aimed at reducing certain fixed costs of its activities and to lessen their impact on operating results while seizing and optimizing the individual efficiencies of each of them in the different areas comprising the management of operations.

In this regard, on June 30, 2004, we, Cresud and IRSA (hereinafter, the “Parties”) entered into an agreement for the exchange of corporate services, which was amended on August 23, 2007, August 14, 2008, and November 27, 2009.

The agreement for the exchange of corporate services among IRSA, Cresud and us, currently provides for the exchange of services among the following areas: human resources, finance, institutional relationships, management and control, systems and technology, insurance, errands running service, contracts, technical, infrastructure and services, purchases, architecture and design and development and works department, internal audit, real estate, hotels and tourism and risks and processes.

The exchange of services consists in the provision of services for value in relation to any of the aforementioned areas by one or more of the parties to the agreement for the benefit of the other party or parties, which are invoiced and paid primarily by an offset against the services provided by any of the areas and, secondarily, in case of a difference between the value of the services rendered, in cash.

Under the agreement, the companies have entrusted to an external consultant the review and evaluation, on a semiannual basis, of the criteria applied in the corporate service settlement process and of the distribution bases and supporting documentation used in such process, through the issuance of a semiannual report.

On March 12, 2010, an amendment to the agreement for the exchange of corporate services was entered into to simplify issues originating from the consolidation of financial statements as a result of the increase in Cresud’s equity interest in IRSA. Our board of directors has deemed it convenient and advisable for this simplification to transfer the employment agreements of IRSA’s and our corporate employees to Cresud. Effective January 1, 2010, the labor costs of those employees will be transferred to Cresud’s payroll, and they will render services to us and IRSA, which services will continue to be distributed in accordance with the terms of the agreement for the exchange of corporate services entered into with Cresud and IRSA.

In the future and in order to continue with the policy of generating the most efficient distribution of corporate resources among the different areas, this agreement may be extended to other areas shared by us with Cresud and IRSA.

In spite of the above, we, Cresud and IRSA continue to be independent as concerns the adoption of their business and strategic decisions. Costs and benefits are allocated on the basis of operating efficiency and fairness without pursuing economic benefits for the companies. The implementation of this project does not impair the identification of the economic transactions or services involved, nor does it affect the efficiency of the internal control systems or the internal and external auditors’ tasks of each of the companies or the possibility of presenting the transactions related to the agreement. Mr. Alejandro Gustavo Elsztain is acting as General Coordinator while Mr. Abraham Perelman is in charge of its operation and implementation, in his capacity as individual responsible person on behalf of our and member of the Audit Committee.

The Agreement for the exchange of Corporate Service was filed with the SEC in a report on Form 6-K dated July 1, 2004 and amendments to this agreement were filed in reports on Form 6-K dated September 19, 2007, the Second Agreement for Shared Corporate Services was filed on Form 6-K dated August 19, 2008, the Third Agreement was filed on Form 6-K dated December 15, 2009 and the Addendum to Corporate Services Master Agreement, was filed on Form 6-K dated March 17, 2010.

See Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 and Note 14 to our unaudited consolidated financial statements contained elsewhere in this prospectus.

Sale of Tarshop to Banco Hipotecario

On December 29, 2009, we entered into a stock purchase agreement with IRSA’s affiliate Banco Hipotecario pursuant to which we agreed to sell 80% of Tarshop’s capital stock to Banco Hipotecario. On September 13, 2010, the transaction was closed. Immediately after the sale, we retained an equity interest in Tarshop of 20% of its capital stock.

In accordance with the regulations of the Comisión Nacional de Valores and other applicable law, Alto Palermo’s audit committee was required to render an opinion as to whether the terms and conditions of this transaction could reasonably be considered to be arm’s length. Based on an independent valuation of the market value of Tarshop total share capital by an independent financial advisory firm, Alto Palermo’s audit committee concluded that the value agreed between Alto Palermo and Banco Hipotecario was consistent with a value that could be agreed upon in the market between independent parties. On August 30, 2010, the Central Bank gave notice to Banco Hipotecario of the transaction’s approval.

Purchase of Metroshop from Tarshop

On May 21, 2010, we and Tarshop entered into a share purchase agreement pursuant to which we purchased 18,400,000 registered, non-endorsable common shares, par value Ps.1.00 and with one vote per Class B share, issued by Metroshop, representing 50% of Metroshop’s capital stock. We acquired the remaining 50% of Metroshop’s capital stock from Metronec S.A. on January 13, 2011.

Negotiation between Metroshop and Tarshop

On January 13, 2011, Metroshop made two offers to Tarshop, which Tarshop accepted, to transfer the following assets to Tarshop:

(i)	receivables from consumption transactions carried out through December 31, 2010 that are performing or in default for not more than 60 days (both those in Metroshop’s own portfolio and those assigned to Fideicomiso Financiero Metroshop Serie XV);

ii)	credit card issuance agreements whose customers did not have, as of December 31, 2010, a default for over 60 days in complying with their obligations;

iii)	all credit card customers or accounts and consumer loans;

iv)	lease agreements for certain branches and the related property; and

v)	labor agreements for payroll personnel.

As of the date of this prospectus, we are analyzing various possibilities in order to define the future operations of Metroshop.

Loans from our Major Shareholders

Our Convertible Notes originally matured on July 19, 2006. A meeting of noteholders resolved to extend the maturity date of the Convertible Notes through July 19, 2014, and the remaining terms and conditions were left unchanged. The Convertible Notes accrue interest (payable semi-annually) at a fixed annual rate of 10% and are convertible, at any time at the option of the holder, into shares of our common stock, par value of Ps.0.10. The conversion rate per U.S. Dollar is the lesser of 3.08642 and the result obtained from dividing the exchange rate in effect at the conversion date by the par value of our common shares.

On October 7, 2010, holders of our Convertible Notes exercised their conversion right, receiving 477,544,197 shares of common stock, par value of Ps.0.1, and retiring their Convertible Notes, with a nominal value of US$15.5 million. As a result of the conversion, the number of our issued and outstanding shares increased from 782,064,214 to 1,259,608,411.

As of December 31, 2010, IRSA owned US$31.7 million of the our Convertible Notes, Ps.33.2 million of our Series II Non-Convertible notes and 94.89% of our common shares. We intend to use US$[31.7] million of the proceeds of this offering to repurchase the Convertible Notes, subject to the approval of our and IRSA’s shareholders at our respective shareholders’ meetings on May 26, 2011.

Repurchase of our Convertible Notes

We have called a shareholders’ meeting to be held on May 26, 2011 to consider the repurchase of our $31.7 million 10% Convertible Notes due 2014 and/or an amendment to the terms and conditions of the Convertible Notes through a noteholders’ meeting. We will also discuss the valuation of the Convertible Notes for purposes of the repurchase. Any repurchase and/or amendment would be conditioned upon the completion of the global offering and the preemptive rights offer.

Exercise of purchase option to acquire Parque Arauco S.A.’s direct and indirect interest in Alto Palermo

On October 15, 2010, IRSA acquired Parque Arauco S.A.’s direct and indirect stake in Alto Palermo S.A. (APSA). Parque Arauco is a Chilean company primarily engaged in the acquisition, development and operating of shopping centers, and its shares are listed on the Santiago Stock Exchange. The purchase price was US$126 million, which was paid in full as of October 15, 2010. According to the option granted on January 13, 2010, the dividends corresponding to the fiscal year ended June 30, 2010 were deducted from the acquisition price. As a consequence of this transaction, IRSA increased its equity interest in Alto Palermo from 63.35% to 94.9% of its capital stock.

Purchase of Shares in Alto Palermo

After the closing date of the fiscal year ended June 30, 2010 and as of the date of this prospectus, IRSA purchased 38,400 shares issued by Alto Palermo for an average price per share of US$0.1350 and for an aggregate amount of US$0.005 million.

Purchase and Sale of Alto Palermo’s Series I Notes by IRSA

During the fiscal year ended on June 30, 2009, IRSA acquired US$39.6 million nominal value Series I fixed-rate Alto Palermo’s notes due June 2017 issued under our global note program. The average weighted price was US$0.4628, totaling US$19.3 million. On October 12, 2010, IRSA reported that it has sold in the over the counter market the Series I fixed-rate Alto Palermo’s notes due 2017, for a nominal value of US$39.6 million. As a result of the referred sale, IRSA obtained a total income of US$38.1 million.

Purchase of Alto Palermo’s Series II Notes by IRSA

During the fiscal year ended on June 30, 2009, IRSA acquired US$15.1 million nominal value Series II fixed-rate Alto Palermo’s Notes due June 2012 (Argentine Peso-Linked Note) under this Program. The average weighted price was US$0.5447, totaling US$8.2 million.

Purchase of Alto Palermo’s Series I Notes by Cresud

During the fiscal year ended on June 30, 2009, Cresud acquired US$5.0 million nominal value Series I fixed-rate Alto Palermo’s Notes due June 2017 under this Program. The average weighted price was US$0.3800, totaling US$1.9 million.

Grant of guarantee as security for Tarshop’s obligations

On May 13, 2009 we furnished a guarantee in favor of Banco Itaú Argentina S.A. as security for the payment of the obligations of Tarshop related to the creation of a new Financial Trust with such bank entity. The guarantee was furnished in an amount equal to up to 10% of the nominal value of the Trust Bonds (Valores de Deuda Fiduciarios, or “Trust Bonds”) to be underwritten by Banco Itaú. The maximum aggregate amount of this guarantee is Ps.5.0 million and shall remain in effect until the actual repayment of the Trust Bonds. In addition, it was resolved that we should assume the commitment to act as Substitute Manager in the event Tarshop were removed from its office as Manager under the Trust Agreement. As of the date of this prospectus, the guarantee has been cancelled due to repayment of the Trust Bonds.

Donations to Fundación IRSA and Fundación Museo de los Niños

On October 31, 1997, our shareholders approved the execution of an agreement granting Fundación IRSA the free right to use 3,800 square meters of constructed area in the Abasto shopping center for a 30-year period.

Moreover, on November 29, 2005, our shareholders approved the execution of an agreement granting Fundación Museo de los Niños, the free right to use approximately 2,670.11 square meters of constructed area in the Shopping Rosario for a 30-year period.

Fundación IRSA is a charitable, non-profit organization whose Chairman is Eduardo S. Elsztain and whose Secretary, is Mariana Carmona de Elsztain, Mr. Elsztain’s wife. Our Chairman Eduardo S. Elsztain is also the Chairman of IRSA. Fundación IRSA has used the available area to house a museum called “Museo de los Niños, Abasto,” an interactive learning center for both children and adults which was opened to the public in April 1999. On September 27, 1999 Fundación IRSA assigned and transferred at no cost, the Museo de los Niños, Abasto’s total rights and obligations to Fundación Museo de los Niños.

Fundación Museo de los Niños is a charitable non-profit organization created by the same founders of Fundación IRSA and has the same members of the administration committee as Fundación IRSA. Fundación Museo de los Niños acts as special vehicle for the developments of “Museo de los Niños, Abasto” and “Museo de los Niños, Rosario.” On October 29, 1999, our shareholders approved the assignment of “Museo de los Niños, Abasto” agreement to Fundación Museo de los Niños. In addition, on December 12, 2005, an agreement granting the right to use of the space designated for Museo de los Niños, Rosario, at no cost, was signed.

During the fiscal years ended June 30, 2008 and 2009 we donated Ps.0.2 million and Ps.1.2 million, respectively to Fundación IRSA. We did not make donations to Fundación IRSA for the year ended June 30, 2010. During the six-month period ended December 31, 2010 we donated Ps.0.2 million to Fundación IRSA.

Legal Services

During the fiscal years ended June 30, 2008, 2009 and 2010, we and our subsidiaries paid the law firm Zang, Bergel & Viñes an aggregate amount of approximately Ps.1.0 million, Ps.2.5 million and Ps.2.0 million, respectively, as payment for legal services. During the six-month periods ended December 31, 2009 and 2010, such payments were Ps.1.1 million and 1.2 million, respectively. Our Vice-Chairman Saúl Zang; our alternate directors Juan M. Quintana, Salvador D. Bergel, and Pablo D. Vergara del Carril; are members of the law firm Zang, Bergel & Viñes.

DESCRIPTION OF CAPITAL STOCK

Set forth below is certain information relating to our capital stock, including brief summaries of certain provisions of our bylaws, the Argentine corporate law and certain related laws and regulations of Argentina, all as in effect as of the date hereof. The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our bylaws, the Argentine corporate law and the provisions of other applicable Argentine laws and regulations, including the Comisión Nacional de Valores and the Buenos Aires Stock Exchange rules.

General

Our common shares are listed on the Buenos Aires Stock Exchange under the trading symbol “APSA” and our ADSs are listed on the NASDAQ Global Market under the trading symbol “APSA.” As of the date of this prospectus, we had authorized capital stock of 2,239,716,498 common shares, Ps.0.10 par value per share, and outstanding capital stock of 1,259,608,411 common shares. As of that date (1) we had no other shares of any class or series issued and outstanding and (2) there were 31,755,502 Convertible Notes outstanding to acquire our shares. Our common shares have one vote per share. All outstanding shares of the common shares are validly issued, fully paid and non assessable. As of the date of this prospectus, there were approximately 3,800 holders of all of our common shares. Our shareholders authorized a capital increase of up to common shares for the global offering at a shareholders’ meeting on May 26, 2011.

The number of issued shares has increased over the past three years due to ongoing conversions of our Convertible Notes. During fiscal years 2008, 2009 and 2010, no new shares were issued. During fiscal year 2011, we issued 477,544,197 new shares due to conversions of our Convertible Notes. We intend to use US$[31.7] million of the proceeds of this offering to repurchase the Convertible Notes, subject to the approval of our and IRSA’s shareholders at our respective shareholders’ meetings on May 26, 2011.

Shareholders’ rights in an Argentine stock corporation are governed by its bylaws and by the Argentine Corporation Law No. 19,550. All provisions of the Argentine Companies Law take precedence over any contrary provision in a corporation’s bylaws.

The Argentine securities markets are principally regulated by the Comisión Nacional de Valores under Resolución General Nº 368/2001 as amended, the Public Offering of Securities Law Nº 17,811, the Negotiable Obligations Law Nº 23,576, Decree 677/2001 and the Argentine Corporation Law No. 19,550. These laws govern disclosure requirements, restriction on insider trading, price manipulation and protection of minority investors.

Corporate Purpose

Our legal name is “Alto Palermo S.A. (APSA)”. We were organized and incorporated on August 29, 1889 under Argentine law as a stock corporation (Sociedad Anónima or S.A.). Our by-laws were registered in the Public Registry of Commerce of the City of Buenos Aires (currently named the Inspección General de Justicia) on February 27, 1976 under number 323, on page 6, book 85 of the stock corporations volume. Pursuant to our bylaws, our term of duration expires on August 28, 2087. Article 4 of our bylaws defines our corporate purpose as follows:

•	invest, develop and operate real estate, and specially shopping centers;

•	invest, develop and operate personal property, and specially securities;

•	manage real or personal property, whether owned by us or by third parties;

•	build, recycle or repair real property whether owned by us or by third parties;

•	advise third parties with respect to the aforementioned activities; and

•	fund projects, undertakings, works and/or real estate transactions of third parties.

Limited Liability

Shareholders’ liability for losses are limited to their shareholdings in the Company. Notwithstanding the foregoing, a shareholder who votes on a business transaction in which the shareholder’s interest conflicts with that of the Company may be liable for damages under the Argentine companies’ law, but only if the transaction would not have been validly approved without such shareholder’s vote. In addition, under Argentine Corporation Law No. 19,550, shareholders who voted in favor of a resolution that is subsequently declared void by a court as contrary to Argentine law or a company’s by-laws (or regulation, if any) may be held jointly and severally liable for damages to such company, other shareholders or third parties resulting from such resolution.

Capitalization

We may increase our share capital upon authorization by our shareholders at an ordinary shareholders’ meeting. Capital increases must be registered with the public registry of commerce referred to as the Registro Público de Comercio, and published in the Boletín Oficial. Capital reductions may be voluntary or mandatory and must be approved by the shareholders at a special shareholders’ meeting (asamblea extraordinaria). Reductions in capital are mandatory when losses have depleted reserves and exceed 50% of capital. As of the date of this prospectus, our share capital consisted of 1,259,608,411 common shares.

Our bylaws provide that preferred stock may be issued when authorized by the shareholders at a special shareholders’ meeting (asamblea extraordinaria) and in accordance with applicable regulations. Such preferred stock may have a fixed cumulative dividend, with or without additional participation in our profits, resolved by the shareholders’ meetings. Our company currently has no outstanding preferred stock.

Preemptive Rights and Increases of Share Capital

Pursuant to our by-laws and Argentine Corporation Law No. 19,550, in the event of an increase in our share capital, each of our existing holders of our common shares has a preemptive right to subscribe for new common shares in proportion to such holder’s share ownership pursuant to our by-laws and the Argentine Corporation Law No. 19,550. For any shares of a class not preempted by any holder of that class, the remaining holders of the class will be entitled to accretion rights based on the number of shares they purchased when they exercised their own preemptive rights. Rights and accretion rights must be exercised simultaneously within 30 days following the time in which notices to the shareholders of a capital increase and of the rights to subscribe thereto are published for three days in the Boletín Oficial and a widely circulated newspaper in Argentina. Pursuant to the Argentine Companies Law, such 30-day period may be reduced to 10 days by a decision of our shareholders adopted at a special shareholders’ meeting (asamblea extraordinaria).

Additionally, the Argentine Companies Law permits shareholders at a special shareholders’ meeting (asamblea extraordinaria) to suspend or limit the preemptive rights relating to the issuance of new shares in specific and exceptional cases in which the interest of our company requires such action and, additionally, under the following specific conditions:

•	the issuance is expressly included in the list of matters to be addressed at the shareholders’ meeting; and

•	the shares to be issued are to be paid in-kind or in exchange for payment under pre-existing obligations.

Furthermore, Article 12 of the Negotiable Obligations Law permits shareholders at a special shareholders’ meeting (asamblea extraordinaria) to suspend preemptive subscription rights for the subscription of convertible bonds under the above-mentioned conditions. Preemptive rights may be eliminated, and/or the subscription period may be reduced to not less than 10 days, if we enter into an agreement with underwriters to assign such preemptive rights. Preemptive rights may also be eliminated so long as a resolution providing so has been approved at a special shareholder’s meeting (asamblea extraordinaria) by at least 50% of the outstanding capital stock entitled to vote.

Shareholders’ Meetings and Voting Rights

Argentine Decree 677/01 provides that shareholders’ meetings must be called at least 20 days, but no more than 45 days, before they are held. In order to comply with this requirement, the board of directors must cause all meeting notices to be published pursuant to Argentine legal standards. Our bylaws provide that shareholders’ meetings may be called by our board of directors or by our Supervisory Committee or at the request of the holders of shares representing no less than 5% of the common shares. Any meetings called at the request of shareholders must be held within 30 days after the request is made. Any shareholder may appoint any person as its duly authorized representative at a shareholders meeting, by granting a proxy. Co-owners of shares must have single representation.

In general, the following matters can be considered only at a special shareholders’ meeting (asamblea extraordinaria):

•	matters that may not be approved at an ordinary shareholders’ meeting;

•	the amendment of our bylaws;

•	reductions in our share capital;

•	redemption, reimbursement and amortization of our shares;

•	mergers, and other corporate changes, including dissolution and winding-up;

•	limitations or suspensions to preemptive rights to the subscription of the new shares; and

•	issuance of debentures, convertible negotiable obligations and bonds that not qualify as notes (obligaciones negociables).

In accordance with our by-laws, ordinary and special shareholders’ meetings (asamblea extraordinaria) are subject to a first and second call to quorum, the second to occur upon the failure of the first. The first and second notice of ordinary shareholders’ meetings may be made simultaneously. In the event that both are made on the same day, the second must occur at least one hour after the first. If simultaneous notice was not given, the second notice must be given within 30 days after the failure to reach quorum at the first. Such notices must be given in compliance with applicable regulations.

A quorum for an ordinary shareholders’ meeting on the first call requires the presence of a number of shareholders holding a majority of the shares entitled to vote and, on the second call, the quorum consists of the number of shareholders present, whatever that number may be. Decisions at ordinary shareholders’ meetings must be approved by a majority of the votes validly exercised by the shareholders.

A quorum for an special shareholders’ meeting (asamblea extraordinaria) on the first call requires the presence of persons holding 60% of the shares entitled to vote and, on the second call, the quorum consists of the number of shareholders present, whatever that number may be. Decisions at special shareholders’ meeting (asamblea extraordinaria) generally must be approved by a majority of the votes validly exercised.

However, pursuant to the Argentine Companies Law, all shareholders’ meetings, whether convened on a first or second quorum call, require the affirmative vote of the majority of shares with right to vote in order to approve the following decisions:

•	advanced winding-up of the company;

•	transfer of the domicile of the company outside of Argentina;

•	fundamental change to the purpose of the company;

•	total or partial mandatory repayment by the shareholders of the paid-in capital; and

•	a merger or a spin-off, when our company will not be the surviving company.

Holders of common shares are entitled to one vote per share. Owners of common shares represented by ADRs exercise their voting rights through the ADR Depositary, who acts upon instructions received from such shareholders and, in the absence of instructions, votes in the same manner as our majority of the shareholders present in the shareholders’ meeting.

The holders of preferred stock are not entitled to voting rights. However, in the event that no dividends are paid to such holders for their preferred stock, the holders of preferred stock are entitled to voting rights. Holders of preferred stock are also entitled to vote on certain special matters, such as a transformation of the corporate type, early dissolution, change to a foreign domicile, fundamental change in the corporate purposes, total or partial replacement of capital losses, mergers in which our company is not the surviving entity, and spin-offs. The same exemption will apply in the event the preferred stock is traded on any stock exchange and such trading is suspended or canceled.

Dividends and Liquidation Rights

The Argentine Companies Law establishes that the distribution and payment of dividends to shareholders is valid only if they result from realized and net earnings of the company pursuant to an annual balance sheet approved by the shareholders. Our board of directors submits our financial statements for the previous financial year, together with the reports of our Supervisory Committee, to the Annual Ordinary Shareholders’ Meeting. This meeting must be held by October 30 of each year to approve the financial statements and decide on the allocation of our net income for the year under review. The distribution, amount and payment of dividends, if any, must be approved by the affirmative vote of the majority of the present votes with right to vote at the meeting.

The shareholders’ meeting may authorize payment of dividends on a quarterly basis provided no applicable regulations are violated. In that case, all and each of the members of the board of directors and the supervisory committee will be jointly and severally unlimitedly liable for the refund of those dividends if, as of the end of the respective fiscal year, the realized and net earnings of the Company are not sufficient to allow the payment of dividends.

When we declare and pay dividends on the common shares, the holders of our ADRs, each representing the right to receive forty ordinary shares, outstanding on the corresponding registration date, are entitled to receive the dividends due on the common shares underlying the ADRs, subject to the terms of the Deposit Agreement dated November 10, 2000, executed by and between us, The Bank of New York Mellon (as successor to The Bank of New York), as depositary and the eventual holders of ADRs. The cash dividends are to be paid in Pesos and, except under certain circumstances, are to be converted by the Depositary into U.S. Dollars at the exchange rate prevailing at the conversion date and are to be paid to the holders of the ADRs net of any applicable fee on the dividend distribution, costs and conversion expenses, taxes and public charges. Since January 2002 and due to the devaluation of the Peso, the exchange rate for the dividends will occur at a floating market rate.

Our dividend policy is proposed from time to time by our board of directors and is subject to shareholders’ approval at an ordinary shareholders’ meeting. Declarations of dividends are based upon our results of operations, financial condition, cash requirements and future prospects, as well as restrictions under debt obligations and other factors deemed relevant by our board of directors and our shareholders.

Dividends may be lawfully paid only out of our retained earnings determined by reference to the financial statements prepared in accordance with Argentine GAAP. In accordance with the Argentine Companies Law, net income is allocated in the following order: (i) 5% is retained in a legal reserve until the amount of such reserve equals 20% of the Company’s outstanding capital; (ii) dividends on preferred stock or common shares or other amounts may be retained as a voluntary reserve, contingency reserve or new account, or (iii) for any other purpose as determined by the Company’s shareholders at an ordinary shareholders’ meeting.

Our legal reserve is not available for distribution. Under the applicable regulations of the Comisión Nacional de Valores, dividends are distributed pro rata in accordance with the number of shares held by each holder within 30 days of being declared by the shareholders for cash dividends and within 90 days of approval in the case of dividends distributed as shares. The right to receive payment of dividends expires three years after the date on which they were made available to shareholders. The shareholders’ meeting may authorize payment of dividends on a quarterly basis provided no applicable regulations are violated. In such case, all and each of the members of the board of directors and the supervisory committee will be jointly and severally liable for the refund of those dividends if, at the end of the respective fiscal year, the realized and net earnings of the Company are not sufficient to allow for the payment of dividends.

In the event of liquidation, dissolution or winding-up of our company, our assets are

•	to be applied to satisfy its liabilities; and

•

to be proportionally distributed among holders of preferred stock in accordance with the terms of the preferred stock. If any surplus remains, our shareholders are entitled to receive and share proportionally in all net assets available for distribution to our shareholders, subject to the order of preference established by our bylaws.

Approval of Financial Statements

Our fiscal year ends on June 30 of each year, after which we prepare an prospectus which is presented to our board of directors and supervisory committee. The board of directors submits our financial statements for the previous financial year, together with the reports of our supervisory committee, to the annual ordinary shareholders’ meeting, which must be held within 120 days of the close of our fiscal year, in order to approve our financial statements and determine our allocation of net income for such year. At least 20 days before the ordinary shareholders’ meeting, our prospectus must be available for inspection at our principal office.

Right of Dissenting Shareholders to Exercise Their Appraisal Right

Whenever certain actions are approved at a special shareholders’ meeting (asamblea extraordinaria), including:

•	a merger or a spin-off in which we would not be the surviving entity (except when the shares of the acquired company are publicly traded),

•	a transformation from one type of corporation to another,

•	a fundamental change in our bylaws,

•	a transfer of the domicile of our company outside of Argentina,

•	a voluntary withdrawal of a public offer or delisting of our shares,

•	a decision to continue operations after our shares cease to be publicly traded, or

•	total or partial recapitalization following a mandatory reduction of capital or liquidation,

any shareholder dissenting from the adoption of any such resolution or who was absent from the shareholders’ meeting at which any such resolution was adopted may withdraw from our company and receive the book value per share determined on the basis of our latest financial statements, whether completed or to be completed.

The shareholder must exercise their appraisal rights within five days following the shareholders’ meeting at which the resolution was adopted, in the case of dissenting shareholders, or within fifteen days following the shareholders’ meeting, in the case of absent shareholders who can prove they were a shareholder of record on the day of the shareholders’ meeting.

In the case of a merger or spin-off involving an entity has qualified for a public offering of its shares, appraisal rights may not be exercised if the shares to be received in connection with such merger or spin-off are publicly traded. Appraisal rights are extinguished with respect to a given resolution if such resolution is subsequently overturned at another shareholders’ meeting held within 60 days of the previous meeting at which the original resolution was adopted.

Payment on the appraisal rights must be made within one year of the date of the shareholders’ meeting at which the resolution was adopted, except where the resolution involved a decision that our stock cease to be publicly traded, in which case the payment period is reduced to 60 days from the date of on which an absent shareholder could have exercised their appraisal rights or 60 days from the date of publication of the decision that our stock cease to be publicly traded.

Ownership Restrictions

The Comisión Nacional de Valores regulations require that transactions that cause a person’s holdings of capital stock of a registered Argentine company, to hold 5% or more of the voting power, should be immediately notified to the Comisión Nacional de Valores. Thereafter, every change in the holdings that represents a multiple of 5% of the voting power should also be notified.

Directors, senior managers, executive officers, members of the supervisory committee, and controlling shareholders of an Argentine company whose securities are publicly listed, should notify the Comisión Nacional de Valores on a monthly basis, of their beneficial ownership of shares, debt securities, and call and put options related to securities of such companies and their controlling, controlled or affiliated companies.

Holders of more than 50% of the common shares of a company or who otherwise have voting control of a company, as well as directors, officers and members of the supervisory committee, must provide the Comisión Nacional de Valores with prospectus setting forth their holdings in the capital stock of such companies and monthly reports of any change in their holdings.

Tender Offers

Tender offers under Argentine law may be voluntary or mandatory. In either case, the offer must be made addressed to all shareholders. In the case of a mandatory tender offer, the offer must also be made to the holders of subscription rights, stock options or convertible debt securities that directly or indirectly may grant a subscription, acquisition or conversion right on voting shares in proportion to their holdings at the time the offer is made. In addition, Decree No. 677/2001 establishes that a person or entity wishing to acquire a “significant holding” (“participaciones significativas”), i.e. between 35% and 51% of the voting capital of the company, shall be required to launch a mandatory tender offer.

A mandatory tender offer will not be required in those cases in which the purpose of the acquisition of the “significant holding” is not to acquire the control of a company.

When a person or an entity intends to acquire 35% or more of the shares of a company, a mandatory tender offer to purchase 50% of the corporate voting capital is required by law.

If a person or an entity owns between 35% and 51% of the shares of a company, and wishes to increase its holdings by at least 6% within a 12 month period, a mandatory tender offer to acquire shares representing at least 10% of the voting capital will be legally required.

When a person or an entity wishes to acquire more than 51% of the shares of a company, a mandatory tender offer to acquire 100% of the voting capital will be legally required.

Finally, when a shareholder controls 95% or more of the outstanding shares of a company, (i) any minority shareholder may, at any time, demand that the controlling party make an offer to purchase all of the remaining shares of the minority shareholders and (ii) the controlling party can issue a unilateral statement of intention to acquire all of the remaining shares owned by the other stockholders.

Pursuant to the Argentine Companies Law we may redeem our outstanding common shares only under the following circumstances:

•	to cancel such shares and only after a decision to reduce our capital stock (with shareholder approval at a special shareholders’ meeting (asamblea extraordinaria);

•

to avoid significant damage to our company under exceptional circumstances, and then only using retained earnings or free reserves that have been fully paid, which action must be ratified at the following ordinary shareholders’ meeting; or

•	in the case of the acquisition by a third-party of our common shares.

The Argentine Public Offering of Securities Law provides for other circumstances under which our company, as a corporation whose shares are publicly listed, can repurchase our shares. The following are necessary conditions for the acquisition of our shares:

•	the shares to be acquired shall be fully paid,

•

there shall be a board of directors’ resolution containing a report of our supervisory committee or audit committee. Our board of director’s resolution must provide the purpose of the acquisition, the maximum amount to be invested, the maximum number of shares or the maximum percentage of capital that may be acquired and the maximum price to be paid for our shares. Our board of directors must give complete and detailed information to both shareholders and investors,

•

the purchase shall be carried out with net profits or with free or optional reserves, and we must prove to the Comisión Nacional de Valores that we have the necessary liquidity and that the acquisition will not affect our solvency,

•

under no circumstances may the shares acquired by our company, including those that may have been acquired before and held by us as treasury stock, be more than 10% of our capital stock or such lower percentage established by the Comisión Nacional de Valores after taking into account the trading volume of our shares.

Any shares acquired by us that exceed 10% of our capital stock must be disposed of within 90 days from the date of acquisition originating the excess without prejudice of the liability corresponding to our board of directors.

Transactions relating to the acquisition of our own shares may be carried out through open market transactions or through a public offering:

•	in the case of acquisitions in the open market, the amount of shares purchased daily cannot exceed 25% of the mean daily traded volume of our shares during the previous 90 days.

•

in either case, the Comisión Nacional de Valores can require that the acquisition be carried out through a public offering if the shares to be purchased represent a significant percentage in relation to the mean traded volume.

General Resolution No. 368/2001 of the Comisión Nacional de Valores as amended, provides general requirements that any company must comply with in the case of the acquisition of its shares under the Argentine Corporations Law or under the Argentine Public Offering of Securities Law. The acquisition of its shares by a company must be:

•	approved by a resolution of the board of directors with a report of its supervisory committee,

•

notice must be given to the Comisión Nacional de Valores and the Buenos Aires Stock Exchange, and notice must be published in the Boletín of the Buenos Aires Stock Exchange or in a widely circulated newspaper in Argentina,

•	be carried out with net profits or free reserves from the last financial statements and approved by the board of directors,

•	the board of directors has to prove to the Comisión Nacional de Valores, that the company has the necessary liquidity and that the acquisition does not affect its solvency,

•	all shares acquired by the company, including those that may have been acquired before and held by it as treasury stock, may not exceed 10% of its capital stock.

There are no legal limitations to ownership of our securities or to the exercise of voting rights pursuant to the ownership of our securities, by non-resident or foreign shareholders.

Registrations and Transfers

Our common shares are held in registered, book-entry form. The registry for our shares is maintained by Caja de Valores S.A. at its executive offices located at 25 de mayo 362, (C1002ABH) Buenos Aires, Argentina. Only those persons whose names appear on such share registry are recognized as owners of our common shares. Transfers, encumbrances and liens on our shares must be registered in our share registry and are only enforceable against us and third parties from the moment registration takes place.

Compliance with NASDAQ Listing Standards on Corporate Governance

There are significant differences between our corporate governance practices and U.S. companies’ practices under NASDAQ Rules.

Our corporate governance practices are governed by the applicable Argentine law; particularly, the Business Companies Law, Decree N°677/01 and the Standards of the Comisión Nacional de Valores, as well as by our bylaws. We have securities that are registered with the SEC and are listed on the NASDAQ Stock Market (the “NASDAQ”), and are therefore subject to corporate governance requirements applicable to NASDAQ-listed non-US companies (a “NASDAQ-listed” company).

Pursuant to NASDAQ Rule 5615(a)(3), NASDAQ-listed non-U.S. companies that are categorized as “Foreign Private Issuers” may follow home country corporate governance practices in lieu of certain of the corporate governance requirements provided in the NASDAQ Rules, provided that the foreign private issuer complies with certain mandatory sections of the NASDAQ Rules, discloses each requirement that it does not follow and describes the home country practice followed in lieu of such requirement. The requirements of the NASDAQ Rules and the Argentine corporate governance practices that we follow in lieu thereof are described below:

NASDAQ Standards for U.S. companies	Alto Palermo’s Corporate Practices
Rule 5250(d) - Distribution of Annual and Interim Reports.

In lieu of the requirements of Rule 5250(d), we follow Argentine law, which requires that companies make public an annual report in Spanish, including annual audited consolidated financial statements prepared in accordance with generally accepted accounting principles in Argentina, by filing such annual report with the Comisión Nacional de Valores and the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires), within 70 calendar days of the end of the company’s fiscal year. Interim reports must be filed with the Comisión Nacional de Valores and the Bolsa de Comercio de Buenos Aires within 42 calendar days of the end of each fiscal quarter. The Bolsa de Comercio de Buenos Aires publishes the annual reports and interim reports in the BCBA bulletin and makes the bulletin available for inspection at its offices. In addition, our shareholders can receive copies of annual reports and any interim reports upon such shareholders’ request. English language translations of our annual reports and interim reports are furnished to the SEC. We also post the English language translation of our annual reports and quarterly press releases on its website. Furthermore, under the terms of the Deposit Agreement, dated November 10, 2000, among us, The Bank of New York Mellon (as succesor toThe Bank of New York), as depositary, and owners of ADS issued thereunder, we are required to furnish The Bank of New York Mellon with, among other things, English language translations of their annual reports. Annual reports are available for inspection by ADR holders at the offices of The Bank of New York Mellon located at, 101 Barclay Street, 22nd Floor, New York, New York. Finally, Argentine law requires that 20 calendar days before the date of a shareholders’ meeting, the board of directors must provide to our shareholders, at our executive office or through electronic means, all information relevant to the shareholders’ meeting, including copies of any documents to be considered by the shareholders (which includes the annual report).

Rule 5605(b)(1) - Majority of Independent Directors.	In lieu of the requirements of Rule 4605(b)(1), we follow Argentine law which does not require that a majority of the board of directors be comprised of independent directors. Argentine law instead requires that public companies in Argentina such as us must have a sufficient number of independent directors to be able to form an audit committee of at least three members, the majority of which must be independent pursuant to the criteria established by the Comisión Nacional de Valores.

Rule 5605(b)(2) - Executive Sessions of the Board of Directors.	In lieu of the requirements of Rule 5605(b)(2),we follow Argentine law which does not require independent directors to hold regularly scheduled meetings at which only such independent directors are

NASDAQ Standards for U.S. companies	Alto Palermo’s Corporate Practices
present (i.e., executive sessions). Our board of directors as a whole is responsible for monitoring our affairs. In addition, under Argentine law, the Board of Directors may approve the delegation of specific responsibilities to designated directors or non-director managers of the company. Also, it is mandatory for public companies to form a supervisory committee (composed of syndics) which is responsible for monitoring the legality of the company’s actions under Argentine law and the conformity thereof with its by-laws.

Rule 5605(d)(2)(B) - Compensation of Officers.	In lieu of the requirements of Rule 5605(d)(B), we follow Argentine law which does not require companies to form a compensation committee comprised solely of independent directors. For the determination of the compensation of the chief executive officer and all other executive officers no decision of a majority of independent directors or a compensation committee comprised solely of independent directors is required under Argentine law. Under Argentine law, the board of directors is the corporate body responsible for determining the compensation of the chief executive officer and all other executive officers, so long as they are not directors. In addition, under Argentine law, the audit committee shall give its opinion about the reasonableness of management’s proposals on fees and option plans for our directors or managers.

Rule 5605(e) - Nomination of Directors.	In lieu of the requirements of Rule 5605(e), we follow Argentine law which requires that directors be nominated directly by the shareholders at the shareholders’ meeting and that they be selected and recommended by the shareholders themselves. Under Argentine law, it is the responsibility of the ordinary shareholders’ meeting to appoint and remove directors and to set their compensation.

Rule 5605(c)(1) - Audit Committee Charter.	In lieu of the requirements of Rule 5605(c)(1), we follow Argentine law which requires that audit committees have a charter but does not require that companies certify as to the adoption of the charter nor does it require an annual review and assessment thereof. Argentine law instead requires that companies prepare a proposed plan or course of action with respect to those matters which are the responsibility of the company’s audit committee. Such plan or course of action could, at the discretion of our audit committee, include a review and assessment of the audit committee’s charter.

Rule 5605(c)(2) - Audit Committee Composition.	Argentine law does not require that companies have an audit committee comprised solely of independent directors and it is equally not customary business practice in Argentina to have such a committee. Argentine law instead requires that companies establish an audit committee with at least three members comprised of a majority of independent directors as defined by Argentine law. Nonetheless, although not required by Argentine law, we have a three member audit committee comprised of entirely independent directors in accordance with NASDAQ Rule 5605(c)(2)(A)(ii) and Rule 10(A)-3(b)(1) of the General rules and regulations promulgated under the Securities Exchange Act of 1934, as independence is defined in Rule 10(A)-3(b)(1). Further, Argentine law does not require companies to identify or designate a financial expert. As such, although all the members of the audit committee have large corporate experience, as of the date of this prospectus, the Board of Directors has not named designated a financial expert in accordance with the relevant SEC rules on the audit committee. Although it is noted that all members of the audit committee have had significant corporate

NASDAQ Standards for U.S. companies	Alto Palermo’s Corporate Practices
experience. In addition, we have a supervisory committee (“comisión fiscalizadora”) composed of three syndics who are in charge of monitoring the legality, under Argentine law, of the actions of our board of directors and the conformity of such actions with our by-laws.

Rule 5620(c) - Quorum.	In lieu of the requirements of Rule 4350(f), we follow Argentine law and our bylaws, which distinguish between ordinary meetings and extraordinary meetings and require, in connection with ordinary meetings, that a quorum consist of a majority of stocks entitled to vote. If no quorum is present at the first meeting, a second meeting may be called, in which the shareholders present, regardless of their number, constitute a quorum. Resolutions may be adopted by an absolute majority of the votes present. Argentine law, and our bylaws, requires in connection with extraordinary meetings, that a quorum consist of 60% of the stock entitled to vote. However, if such quorum is not present at the first meeting, our bylaws provide that a second meeting may be called and may be held with the number of shareholders present. In both ordinary and extraordinary meetings, decisions are adopted by an absolute majority of votes present at the meeting, except for certain fundamental matters (such as mergers and spin-offs (when we are not the surviving entity and the surviving entity is not listed on any stock exchange), anticipated liquidation, change domicile outside of Argentina, total or partial recapitalization of statutory capital following a loss, any transformation in our corporate legal form or a substantial change in our corporate purpose, or the issue of bonds) which require an approval by vote of the majority of all the stock entitled to vote (all stock being entitled to only one vote).

Rule 5620(b) - Solicitation of Proxies.	In lieu of the requirements of Rule 5620(b), we follow Argentine law which requires that notices of shareholders’ meetings be published, for five consecutive days, in the Official Gazette and in a widely published newspaper in Argentina no earlier than 45 calendar days prior to the meeting and at least 20 calendar days prior to such meeting. In order to attend a meeting and be listed on the meeting registry, shareholders are required to submit evidence of their book-entry share account held at Caja de Valores up to three business days prior to the scheduled meeting date. If entitled to attend the meeting, a shareholder may be represented by proxy (properly executed and delivered with a certified signature) granted to any other person, with the exception of a director, syndic, member of the Comisión fiscalizadora, manager or employee of the issuer, which are prohibited by Argentine law from acting as proxies. In addition, our ADS holders receive, prior to the shareholders’ meeting, a notice listing the matters on the agenda, a copy of the annual report and a voting card.

Rule 5630(s) - Conflicts of Interest	In lieu of the requirements of Rule 5630(a), we follow Argentine law which requires that related party transactions be approved by the audit committee when the transaction exceeds one percent (1%) of the corporation’s net worth, measured pursuant to the last audited balance sheet, so long as the relevant transaction exceeds the equivalent of three hundred thousand Argentine Pesos (Ps.300,000). Directors can contract with the corporation only on an arm’s length basis. If the contract is not in accordance with prevailing market terms, such transaction must be pre-approved by the board of directors (excluding

NASDAQ Standards for U.S. companies	Alto Palermo’s Corporate Practices
the interested director). In addition, under Argentine law, a shareholder is required to abstain from voting on a business transaction in which its interests may be in conflict with the interests of the company. In the event such shareholder votes on such business transaction and such business transaction would not have been approved without such shareholder’s vote, such shareholder may be liable to the company for damages and the resolution may be declared void.

DESCRIPTION OF THE AMERICAN DEPOSITARY RECEIPTS

Description of American Depositary Receipts

The following is a summary of certain provisions of the deposit agreement dated as of November 10, 2000 among us, the ADS Depositary, all owners and holders from time to time of ADRs issued under the deposit agreement. Such summary does not purport to be complete and is qualified in its entirety by reference to the form of deposit agreement, incorporated as an exhibit to our Form 20-F, Registration Number 333-30982 as filed with the SEC on November 8, 2010. Copies of the deposit agreement are also available for inspection at the principal office of the ADS depositary, currently located at 101 Barclay Street, 22nd Floor West, New York, New York 10286. Terms used in this prospectus and not otherwise defined shall have the respective meanings set forth in the deposit agreement.

American Depositary Shares

ADRs evidencing ADSs are issuable by the ADS depositary pursuant to the deposit agreement. One ADS shall represent forty common shares. The shares represented by ADSs will be deposited with the Caja de Valores for the account of The Bank of New York Mellon (as successor to The Bank of New York), as custodian and agent of the ADS depositary in Argentina. An ADR may evidence any number of ADSs and represents all other securities, property and cash received in respect of shares in accordance with the deposit agreement. The persons in whose names ADRs are registered on the books of the ADS depositary will be treated by us as owners and holders of ADRs.

Deposit and Withdrawal of shares and Issuance of ADRs

Subject to the terms and conditions of the deposit agreement, the ADS depositary has agreed that upon deposit with the custodian of our common shares by delivery of certificates of such shares to the custodian, by electronic transfer of such shares to the account maintained by the custodian at the Foreign Registrar for such purpose or delivery to the custodian of evidence, reasonably satisfactory to the custodian that irrevocable instructions have been given to cause such shares to be transferred to such account, together with appropriate issuance instructions and instruments of transfer or endorsement, satisfaction of all laws and regulations, payments of the fees and expenses of the ADS depositary and the certifications referred to below and subject to the terms of the deposit agreement, the ADS depositary will execute and deliver at the ADS depositary’s principal corporate trust office, to the person or persons certified entitled thereto, an ADR or ADRs evidencing the number of ADSs issuable in respect of such deposit.

Upon surrender of ADRs at the principal corporate trust office of the ADS depositary, and upon payment of the fees, taxes and governmental charges specified in the deposit agreement, subject to the terms and conditions of the deposit agreement, our corporate charter and deposited securities and Argentine laws and regulations, owners are entitled to electronic delivery through the Caja de Valores or, if available, to physical delivery at the office of the custodian in Buenos Aires or the principal corporate trust office of the ADS depositary of the deposited securities and any other securities and property represented by the ADSs so surrendered. Such delivery will be made to the ADR holder or upon the ADR holder’s order without unreasonable delay. The forwarding of shares and other documents of title for such delivery to an ADR holder, or as ordered by such ADR holder, will be at its risk and expense or the risk and expense of the person submitting such written instruction for delivery.

Under the deposit agreement, the ADS depositary may not lend shares or ADRs. The ADS depositary is not authorized to deliver shares except upon the receipt and cancellation of ADRs. However, the ADS depositary, subject to the limitations and conditions specified in the deposit agreement and any limitations established by the ADS depositary, may from time to time execute and deliver ADRs prior to receipt of shares in respect of which such issuance is made, which is referred to as a pre-release and may receive ADRs in lieu of shares. Each pre-release shall (a) be preceded or accompanied by a written representation and agreement from the person to whom ADRs are to be delivered that such person, or its customer, (i) owns the shares or ADRs to be remitted, as the case may be, (ii) assigns all beneficial right, title and interest in such shares or receipts, as the case may be to the ADS depositary for the benefit of the owners, and (iii) will not take any action with respect to such shares or receipts, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the ADS depositary, disposing of such shares or receipts, as the case may be), other than in satisfaction of such pre-release; (b) at all times be fully collateralized with cash, or such other collateral as the ADS depositary determines, in good faith, will provide substantially similar liquidity and security; (c) be terminable by the ADS depositary on not more than five business days’ notice; and (d) be subject to such further indemnities and credit regulations as the ADS depositary deems appropriate. The ADS depositary will limit the number of ADRs issued by pre-release involved in transactions to be done in accordance with the terms described in this paragraph with any one person on a case-by-case basis as it deems appropriate. The collateral referred to in clause (b) above shall be held by the ADS depositary for the benefit of the owners as security for the performance of the obligations to deliver shares set forth in clause (a) above, and such collateral shall not constitute deposited securities under the deposit agreement. The number of ADSs which are outstanding at any time as a result of pre-releases will not normally exceed 30% of the shares deposited under the deposit agreement; provided, that the ADS depositary reserves the right to change or disregard such limit from time to time as it deems appropriate and may, with our prior written consent, change such limit for purposes of general application. Neither we nor the custodian shall incur any liability to owners as a result of such transactions.

Subject to the foregoing, the ADS depositary may own and deal in any class of our securities or of our affiliates and in ADRs.

Dividends, Other Distributions and Rights

Subject to applicable Argentine laws, regulations and approvals, to the extent that the ADS depositary can in its judgment convert Pesos (or any other foreign currency) into U.S. Dollars on a reasonable basis and transfer the resulting U.S. Dollars to the United States, the ADS depositary will promptly as practicable convert or cause to be converted all cash dividends and other cash distributions received by it on the deposited securities into U.S. Dollars and distribute the resulting U.S. Dollars after deduction of the fees of the ADS depositary and any amount charged by the ADS depositary in connection with the conversion of Pesos (or other foreign currency) into U.S. Dollars, to the owners in proportion to the number of ADSs representing such deposited securities held by each of them. The amounts distributed will be reduced by any amounts required to be withheld by us, the ADS depositary or the custodian on account of taxes or other governmental charges. If the ADS depositary determines that in its judgment any foreign currency received by it cannot be so converted on a reasonable basis (including, as a result of applicable Argentine laws, regulations and approval requirements), the ADS depositary may distribute the foreign currency received by it or in its discretion hold such currency uninvested for the respective accounts of the owners entitled to receive the same (without liability for interest).

In the event that the custodian or the ADS depositary receives any distribution upon any deposited securities in securities or property (other than cash or shares or rights upon any deposited securities), the ADS depositary will distribute such securities or property to the owners entitled thereto, after deduction or upon payment of the fees and expense of the ADS depositary, in proportion to their holdings, in any manner that the ADS depositary deems equitable and practicable. If in the opinion of the ADS depositary, however, the distribution of such property cannot be made proportionately among such owners, or if for any other reason (including any requirement that we or the ADS depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to such owners) the ADS depositary deems such distribution not feasible, the ADS depositary may, upon consultation with us, adopt such method as it may deem equitable or practicable in order to effect such distribution, including the sale (public or private) of all or any part of such property and securities and the distribution to owners of the net proceeds of any such sale, as in the case of a distribution received in cash.

If we declare a dividend in, or free distribution of shares, the ADS depositary may, and shall if we so request, instruct us to deposit or cause such shares to be deposited with the account of the custodian at Caja de Valores and distribute to the owners in proportion to their holdings, additional ADRs for an aggregate number of ADSs representing the number of shares received as such dividend or free distribution, subject to the terms and conditions of the deposit agreement and after deduction or payment of any amounts required to be withheld on account of taxes or other governmental charges and the fees and expenses of the ADS depositary. If additional ADRs are not so distributed, each ADS shall thereafter also represent the additional shares distributed with respect to the shares represented thereby. In lieu of issuing ADRs for fractions of ADSs, in any such case, the ADS depositary shall sell the number of shares represented by the aggregate of such fractions and distribute the new proceeds in U.S. Dollars, all in the manner and subject to the conditions set forth in the deposit agreement.

If we offer or cause to be offered to the holders of shares any rights to subscribe for additional shares or any rights of any other nature, the ADS depositary shall have discretion after consultation with us as to the procedure to be followed in making such rights available to owners. The ADS depositary may (i) to the extent that the ADS depositary determines, at the time of the offering of any such rights, that it is lawful and feasible, and upon provision of any documents or certifications requested by the ADS depositary, take such action as is necessary for all or certain of the rights to be made available to or exercised by or on behalf of certain or all of the owners; or (ii) to the extent that the ADS depositary determines that taking of any such action is not lawful or feasible, sell such rights, and, after deduction or upon payment of all amounts required to be withheld on account of taxes or other governmental changes and the fees and expenses of the ADS depositary, allocate the new proceeds of such sales for the accounts of such owners otherwise entitled thereto upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.

The ADS depositary will not make available to owners any right to subscribe for or to purchase any securities unless a registration statement under the Securities Act is in effect as to both the rights and the securities to which such rights relate or unless the offer and sale of such securities to such owners is exempt from registration under the provisions of the Securities Act.

Record Dates

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights are issued with respect to the deposited securities, or whenever, for any reason, the ADS depositary causes a change in the number of shares that are represented by each ADS or whenever the ADS depositary shall receive notice of any meeting of holders of deposited securities, the ADS depositary will fix a record date (which, to the extent practicable, shall be the same as the corresponding record date set by us, or otherwise shall be the earliest practicable date thereafter) for the determination of the owners who are entitled to receive such dividend, distributions or rights or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or for fixing the date on or after which each ADS will represent the changed number of shares, subject to the provisions of the deposit agreement.

Voting

If requested in writing by us, as soon as practicable after receipt of notice of a meeting of holders of shares, or other deposited securities, and to the extent permitted by law, the ADS depositary will mail to the owners the information contained in such notice of meeting. Owners at the close of business on the record date specified by the ADS depositary are entitled, subject to Argentine law, or our bylaws and the provisions affecting the deposited securities, to instruct the ADS depositary as to the exercise of the voting rights, if any, pertaining to the shares, or other deposited securities, underlying the ADRs held by such owners. Upon written request, the ADS depositary will endeavor to vote or cause to be voted the shares, or other deposited securities, represented by the ADSs held by such owners in accordance with such instructions, provided that if, after complying with the foregoing procedures, the ADS depositary does not receive instructions from an owner on or before the date established by the ADS depositary for such purpose, the ADS depositary will exercise such owner’s voting rights relating to the shares or other deposited securities represented by the ADSs in accordance with the recommendations of the Board of Directors of the Company made to all holders of the shares, provided further that the ADS depositary shall only be required to vote shares or other deposited securities in accordance with the foregoing procedures if it is satisfied that the actions to be voted upon are not contrary to Argentine law or regulations of our bylaws.

Inspection of Transfer Books

The ADS depositary will keep books at its transfer office in the City of New York for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the owners, provided that such inspection shall not be for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

Reports and Notices

We will furnish to the ADS depositary copies in English of all notices of shareholders’ meetings, its prospectus to shareholders and other reports and communications that are made generally available to shareholders. Upon receipt thereof, the ADS depositary will, upon our request, promptly mail such reports to all owners. The ADS depositary will make available for inspection by owners at its principal office any reports and communications received from us that are made generally available to shareholders.

On or before the first date on which we give notice, by publication or otherwise, of any shareholders’ meeting or of any adjourned shareholders’ meeting, or of the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of deposited securities, we agree to transmit to the ADS depositary and the custodian a copy of the notice thereof in the form given to owners. If requested by us, the ADS depositary will, at our expense, arrange for the prompt mailing of such notices to all owners.

We will be required to file certain reports with the SEC pursuant to the Exchange Act. Such reports will be available for review and copying at the public reference facilities of the SEC. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements.

Changes Affecting Deposited Shares

Upon any change in par value, split-up, consolidation or any other reclassification of deposited securities or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities which shall be received by the ADS depositary or the custodian in exchange for, in conversion of or otherwise in respect of deposited securities shall be treated as new deposited securities under the deposit agreement, and the ADS depositary may and shall if we so request execute and deliver new ADRs, or call for the surrender of outstanding ADRs to be exchanged for additional ADRs specifically describing such new deposited securities.

Amendment and Termination of the Deposit Agreements

The form of ADR and the deposit agreement may at any time be amended by agreement between us and the ADS depositary and, except as provided in the next sentence, such amendment shall require no consent from owners. Any amendment which imposes or increases any fees or charges (other than taxes and other governmental charges and expenses of the ADS depositary), or which otherwise prejudices any substantial existing rights of owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of such amendment has been given to the owners. Each owner, at the time such amendment becomes effective, will be deemed, by continuing to hold such ADR or ADRs, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

Whenever so directed by us, the ADS depositary will terminate the deposit agreement by mailing notice of such termination to the owners of all ADRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The ADS depositary may likewise terminate the deposit agreement if, at any time 90 days after the ADS depositary shall have delivered to us and the owners a notice of its election to resign, a successor depositary shall not have been appointed and accepted its appointment as provided in the deposit agreement. If any ADRs remain outstanding after the date of termination, the ADS depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the owners thereof, will not give any further notices or perform any further acts under the deposit agreement except the collection of dividends and other distributions pertaining to the deposited securities, the sale of property and rights as provided in the deposit agreement and the delivery of deposited securities together with dividends or other distributions, in exchange for surrendered ADRs upon payment of the ADS depositary’s fee for such cancellations.

At any time after the expiration of one year from the date of termination, the ADS depositary may sell the deposited securities and hold the net proceeds, together with any cash then held, unsegregated and without liability for interest, for the pro rata benefit of the owners of ADRs which have not theretofore been surrendered and such owners will thereupon become general creditors of the ADS depositary with respect to such net proceeds.

Governing Law

The deposit agreement and the ADRs, and all the rights thereunder, are governed by and will be interpreted in accordance with the laws of the State of New York.

Charges of ADS Depositary

The following charges shall be incurred by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or deposited securities), whichever applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of shares generally on our register (or our appointed agent for transfer and registration of the shares) and applicable to transfers of shares to the name of the ADS depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals hereunder, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the deposit agreement to be at the expense of persons depositing shares or owners, (4) such expenses as are incurred by the ADS depositary in the conversion of foreign currency, (5) a fee not in excess of US$5.00 per 100 ADS (or portion thereof) for the execution and delivery of ADRs pursuant to the deposit of shares or other deposited securities or distribution in shares or other deposited securities and the surrender of ADRs for withdrawal of shares and other deposited securities, (6) a fee not in excess of US$0.02 per ADS (or portion thereof), for any cash distribution made pursuant to the deposit agreement, and (7) a fee for the distribution of shares or Rights, such fee being an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares), but which securities are instead distributed by the depositary to owners.

General

Neither the ADS depositary nor us nor any of their directors, employees, agents or affiliates shall incur any liability to any owner if, by reason of any present or future provision of any law or regulation of the United States, Argentina or of any other country, or any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of our bylaws, or by reason of any provision of or governing any deposited securities, or by reason of an act of God or war or other circumstances beyond its control, the ADS depositary or us or any of their directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or subjected to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the deposited securities it is provided shall be done or performed. Our obligations and those of the ADS depositary under the deposit agreement are expressly limited to performing our or their respective duties specified therein without negligence or bad faith.

The ADRs are transferable on the books of the ADS depositary, provided, that the ADS depositary may close the transfer books at any time or from time to time, after consultation with us, when deemed expedient by it in connection with the performance of its duties under the deposit agreement or at our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or the transfer or withdrawal of any deposited securities, we, the ADS depositary or the custodian may require payment from the presenter of the ADRs or the depositor of the shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto and payment of any applicable fees payable by the owners.

The ADS depositary may refuse to deliver ADRs, register the transfer of any ADRs, make any distributions or deliver any deposited securities until it has received such proof of citizenship, residence, exchange control approval, legal or beneficial ownership or other information as it may deem necessary or proper or as we may require. The delivery of ADRs against deposits of shares or the registration of transfers of ADRs may be suspended during any period when the transfer books of the ADS depositary or we are closed if such action is deemed necessary or advisable by the ADS depositary or us, in good faith, at any time or from time to time in accordance with the deposit agreement.

UNDERWRITING

The global offering described in this prospectus consists (i) an international offering of            common shares, in the form of             ADSs, in the United States and other jurisdictions outside Argentina and (ii) an offering in Argentina of common shares.

We have entered into an international underwriting agreement with            and            , the representatives of the international underwriters and joint book-running managers of the international offering. Subject to the terms and conditions of the international underwriting agreement, each of the international underwriters has severally agreed to purchase from us the number of common shares, in the form of ADSs, listed next to its name in the following table:

International underwriters	Number of common shares

Total

We have entered into an Argentine underwriting agreement with                    providing for the concurrent offer and sale of our common shares in Argentina.

Under Argentine law, our existing shareholders have preemptive rights and accretion rights in connection with any capital increase by us. Accordingly, we will grant our existing shareholders the opportunity to subscribe for common shares at the public offering price per common share of the international and Argentine offerings. The subscription period is expected to begin on or about            , 2011 and expire on or about            , 2011. In order to facilitate the international and Argentine offerings, our controlling shareholder IRSA will, upon approval by its shareholders at a shareholders’ meeting on May 26, 2011 and pursuant to an assignment of rights agreement, assign its preemptive rights to subscribe for            common shares with respect to the capital increase to the international and Argentine underwriters, and the international and Argentine underwriters, subject to closing conditions set forth in the international and Argentine underwriting agreements, respectively, will exercise such rights in order to acquire such common shares, to be offered in the international offering (in the form of ADSs) and the Argentine offering.

We intend to settle any preemptive rights exercised prior to the settlement date of the offer price and allocations of the ADSs and common shares in the international and Argentine offerings on or about the closing of those offerings. We intend to settle any other preemptive rights exercised after such settlement date on or about the expiration date of the preemptive subscription period. We intend to settle any accretion rights exercised in the preemptive subscription on or about three business days following the expiration of the preemptive subscription period.

The number of common shares or ADSs, as the case may be, actually allocated to each offering may differ from the amount offered due to reallocation between the international and Argentine offerings.

Conditions of the Offering

The international underwriting agreement provides that the international underwriters must buy all of the ADSs if they buy any of them. However, the international underwriters are not required to take or pay for the ADSs covered by the international underwriters’ over-allotment option described below.

The ADSs are offered subject to a number of conditions, including:

•	receipt and acceptance of the ADSs by the international underwriters; and

•	the international underwriters’ right to reject orders in whole or in part.

We have been advised by the representatives that the international underwriters intend to make a market in our ADSs but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this international offering, certain of the international underwriters or securities dealers may distribute prospectuses electronically.

Over-allotment Option

Our controlling shareholder has granted the international underwriters an option to buy up to an aggregate of additional ADSs, representing            common shares. The international underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this international offering. The international underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional ADSs approximately in proportion to the amounts specified in the table above.

Commission and Discounts

ADSs purchased in this international offering will be initially offered at the offering price for ADSs set forth on the cover of this prospectus. Any ADSs sold by the international underwriters to securities dealers may be sold at a discount of up to US$            per ADS from the public offering price. Any of these securities dealers may resell any ADSs purchased from the international underwriters to other brokers or dealers at a discount of up to US$            per ADS from the public offering price. Sales of ADSs made outside the United States may be made by affiliates of the international underwriters. If all ADSs are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the international underwriting agreement, the international underwriters will be obligated to purchase the ADSs at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following tables show the per ADS and total underwriting discounts and commissions we will pay to the international underwriters assuming both no exercise and full exercise of the international underwriters’ option to purchase up to an additional ADSs.

Paid by Us	No Exercise	Full Exercise
Per ADS	US$	US$
Total	US$	US$

We estimate that the total expenses of this global offering, not including the underwriting discounts and commissions, will be approximately US$            .

No Sales of Similar Securities

We, our directors and certain members of senior management, have entered into lock-up agreements with the international underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of            and             , offer, sell, contract to sell or otherwise dispose of or hedge shares of our capital stock or ADSs or securities convertible into or exercisable or exchangeable for shares of our capital stock or ADSs. These restrictions do not apply to the common shares to be sold in the concurrent Argentine offering. These restrictions will be in effect for a period of days after the date of this prospectus. At any time and without public notice,             and            may in their sole discretion release all or some of the securities from these lock-up arrangements.

Indemnification and Contribution

We have agreed to indemnify the international underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the international underwriters and their controlling persons may be required to make in respect of those liabilities.

Listing

Our ADSs are traded on the NASDAQ Global Market under the symbol “APSA,” and our common shares are traded on the Buenos Aires Stock Exchange under the symbol “APSA.”

Price Stabilization, Short Positions

In connection with this international offering, the international underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares and ADSs, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our ADSs while this international offering is in progress. These transactions may also include making short sales of our ADSs, which involve the sale by the international underwriters of a greater number of ADSs than they are required to purchase in this international offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the international underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The international underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the international underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which they may purchase ADSs through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The international underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchased in this international offering.

The international underwriters also may impose a penalty bid. This occurs when a particular international underwriter repays to the international underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common shares and ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the international underwriters at any time. The international underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Settlement

Delivery of the ADSs is expected to be on or about            , 2011, which will be the        business day following the date of pricing of the ADSs. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade ADSs on the date of pricing or the next        succeeding business days will be required, by virtue of the fact that the ADSs initially will settle in T+ , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the ADSs who wish to trade the ADSs on the pricing date or the next        succeeding business days should consult their own advisors.

Affiliations

The international underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

TAXATION

United States Taxation

The following summary describes the material United States federal income tax consequences of the ownership of our common shares and ADSs as of the date hereof. Except where noted, this discussion is applicable only to U.S. Holders (as defined below) that hold our common shares or ADSs as capital assets. This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a bank;

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax exempt organization;

•	a person holding our common shares or ADSs as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns or is deemed to own 10% or more of our voting stock;

•	a partnership or other pass–through entity for United States federal income tax purposes; or

•	a person whose “functional currency” is not the United States dollar.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the Depositary to us and assumes that the deposit agreement governing the ADSs, and all other related agreements, will be performed in accordance with their terms.

As used herein, the term “U.S. Holder” means a beneficial owner of our common shares or ADSs that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership holds our common shares or ADSs, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares or ADSs, you should consult your tax advisors.

This discussion does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our common shares or ADSs you should consult your own tax advisor concerning the United States federal income tax consequences to you as well as any consequences arising under the laws of any other taxing jurisdiction.

ADSs

In general, for United States federal income tax purposes, U.S. Holders of ADSs will be treated as the owners of the underlying common shares that are represented by the ADSs. Accordingly, deposits or withdrawals of common shares by U.S. Holders for ADSs will not be subject to United States federal income tax.

Distributions on Common Shares or ADSs

Subject to the discussion under “Passive Foreign Investment Company Rules” below, the gross amount of distributions on our common shares or ADSs, (including amounts withheld to reflect Argentine withholding taxes, if any) will be taxable as dividends to the extent paid out of our current and accumulated earnings and profits (as determined under United States federal income tax principles). Such income (including withheld taxes, if any) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of our common shares, or by the Depositary, in the case of ADSs. Such dividends will not be eligible for the dividends-received deduction allowed to corporations under the Code.

With respect to non-corporate United States investors, certain dividends received in taxable years beginning before January 1, 2013 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our ADSs (which are listed on the NASDAQ Global Market), but not our common shares, are readily tradable on an established securities market in the United States. Thus, we do not believe that dividends that we pay on our common shares that are not backed by ADSs currently meet the conditions required for these reduced tax rates. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

The amount of any dividend paid in Pesos will equal the United States dollar value of the Pesos received calculated by reference to the exchange rate in effect on the date the dividend is actually or constructively received by you, in the case of our common shares, or by the Depositary, in the case of ADSs, regardless of whether the Pesos are converted into United States dollars. If the Pesos received are converted into United States dollars on the date they are received, you generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Pesos received are not converted into United States dollars on the day of receipt, you will have a basis in the Pesos equal to their United States dollar value on the date of receipt. Any gain or loss you realize on a subsequent conversion or other disposition of the Pesos will be treated as United States source ordinary income or loss.

Subject to certain significant conditions and limitations, Argentine taxes withheld from dividends, if any, may be treated as foreign income taxes eligible for credit or deduction against your United States federal income tax liability. For purposes of the foreign tax credit, dividends paid on our common shares or ADSs will be treated as income from sources outside the United States and will generally constitute passive category income. Further, in certain circumstances, if you have held our common shares or ADSs for less than a specified minimum period during which you are not protected from risk of loss, or are obligated to make payments related to the dividends, you will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on our common shares or ADSs. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

To the extent that the amount of any distribution (including amounts withheld to reflect Argentine withholding taxes, if any) exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the common shares or ADSs, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. However, we do not expect to keep earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

Distributions of our common shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income taxes.

Taxation of Capital Gains

Subject to the discussion under “Passive Foreign Investment Company Rules” below, upon the sale, exchange or other disposition of our common shares or ADSs, you generally will recognize capital gain or loss equal to the difference between the United States dollar value of the amount realized upon the sale, exchange or other disposition and the adjusted tax basis of our common shares or ADSs, determined in United States dollars. The capital gain or loss will be long-term capital gain or loss if at the time of sale, exchange or other disposition you have held our common shares or ADSs for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss you recognize will generally be treated as United States source gain or loss. Consequently, you may not be able to use the foreign tax credit arising from any Argentine tax imposed on the disposition of our common shares or ADSs unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.

Passive Foreign Investment Company Rules

Based on the current and projected composition of our income and valuation of our assets we do not believe we were a passive foreign investment company (“PFIC”) for United States federal income tax purposes for the tax year ending June 30, 2010, and we do not currently expect to become a PFIC, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which, either (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value (determined on the basis of a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person), annuities and gains from assets that produce passive income. If we own at least 25% by value of the stock of another corporation, we will be treated for purposes of the PFIC tests as owning a proportionate share of the assets of the other corporation, and as receiving directly a proportionate share of the other corporation’s income. In addition, the determination of whether we are a PFIC is based on the interpretation of certain United States Treasury regulations relating to rental income, which regulations are potentially subject to differing interpretation.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in the fair market value of our assets or income composition. In addition, the composition of our income and assets will be affected by how, and how quickly, we invest the proceeds from this offering. If we are a PFIC for any taxable year during which you hold our common shares or ADSs, unless you make the mark-to-market election discussed below, you will be subject to special tax rules discussed below.

If we are a PFIC for any taxable year during which you hold our common shares or ADSs, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of such common shares or ADSs. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the common shares or ADSs will be treated as excess distributions. Under these special tax rules (i) the excess distribution or the gain will be allocated ratably over your holding period for the common shares or ADSs; (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we become a PFIC, will be treated as ordinary income; and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest expense generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If we are a PFIC for any taxable year during which you hold our common shares or ADSs and any of our non-United States subsidiaries is also a PFIC, you would be treated as owning a proportionate amount (by value) of the common shares of the lower tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years before January 1, 2013, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election is only available for stock traded on certain designated United States exchanges and foreign exchanges which meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange under applicable United States Treasury regulations. Consequently, the mark-to-market election may be available to you with respect to the ADSs because the ADSs are listed on the NASDAQ Global Market, which constitutes a qualified exchange under the regulations, although there can be no assurance that the ADSs will be regularly traded. You should note that only the ADSs and not our common shares are listed on the NASDAQ Global Market. Our common shares are listed on the Buenos Aires Stock Exchange. Consequently, the Buenos Aires Stock Exchange would need to meet the trading, listing, financial disclosure and other requirements of the United States Treasury regulations. The ADSs or our common shares would also need to be regularly traded on such exchanges in order for the ADSs or our common shares to be potentially eligible for the mark-to-market election.

If we are a PFIC in any taxable year in which you hold our common shares or ADSs, but you do not make a mark-to-market election until a subsequent taxable year, you will be subject to special rules in the taxable year of the election. You should consult your own tax advisors regarding the application of the mark-to-market election in your particular situation.

If you make an effective mark-to-market election, you will include in income each year as ordinary income, rather than capital gain, the excess, if any, of the fair market value of our common shares or ADSs at the end of the taxable year over your adjusted tax basis in our common shares or ADSs and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of our common shares or ADSs over their fair market value at the end of each such taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Your basis in our common shares or ADSs will be adjusted to reflect any such income or loss amounts. Any gain or loss on the sale of our common shares or ADSs will be ordinary income or loss, except that such loss will be ordinary loss only to the extent of the previously included net mark-to-market gain.

If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our common shares or ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. Under proposed United States Treasury regulations, mark-to-market inclusions and deductions will be suspended during taxable years in which we are not a PFIC, but would resume if we subsequently become a PFIC. You are urged to consult your own tax advisor about the availability of making such a mark-to-market election.

Alternatively, holders of common shares or ADSs in a PFIC can sometimes avoid the rules described above by electing to treat the PFIC as a “qualified electing fund” under Section 1295 of the Code. This option is not available to you because we do not intend to comply with certain calculation and reporting requirements necessary to permit you to make this election.

A U.S. Holder who holds our common shares or ADSs during any year that we are a PFIC must file Internal Revenue Service Form 8621.

You should consult your own tax advisors concerning the United States federal income tax consequences of holding our common shares or ADSs if we are considered a PFIC in any taxable year.

Argentine Personal Assets Taxes

Amounts paid on account of the Argentine Personal Assets Taxes, if any, will not be eligible as a credit against your United States federal income tax liability, but may be deductible subject to applicable limitations in the Code.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to distributions on our common shares or ADSs and to the proceeds of sale of our common shares or ADSs paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a correct taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided you furnish the required information to the Internal Revenue Service.

Argentine Taxation

Below is a summary of key tax issues related to Argentina on the acquisition, ownership and disposition of shares or ADSs. This summary is not a complete analysis or listing of all issues or possible tax consequences that may be of interest to holders of shares or ADSs, and is for illustrative purposes only and is based on the applicable Argentine laws and their respective regulations to the date of filing with the SEC’s request for authorization for public offering. However, there is no guarantee that the courts and tax authorities responsible for the administration of such laws will agree with this interpretation or that there will not be a change in those laws or the interpretation thereof by courts or authorities referred to. Therefore we recommend to all potential interested parties to consult their own tax advisors regarding the tax consequences in their particular circumstances of the transactions contemplated in this prospectus under the laws and regulations of any relevant tax jurisdiction.

The following discussion is a summary of certain Argentine tax considerations associated with an investment in, ownership or disposition of, the shares or the ADSs by (i) an individual holder that is resident in Argentina, (ii) an individual holder that is neither domiciled nor resident in Argentina, (iii) a legal entity organized under the laws of Argentina and (iv) a permanent business establishment in Argentina owned by a foreign entity and (v) a legal entity that is not organized under the laws of Argentina, that does not have a permanent establishment in Argentina and is not otherwise doing business in Argentina on a regular basis. The discussion is for general information only and is based on current Argentine tax laws. Moreover, while this summary is considered to be a correct interpretation of existing laws in force as of the date of this Prospectus, no assurance can be given that the courts or administrative authorities responsible for the administration of such laws will agree with this interpretation or that changes in such laws or interpretations will not occur.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES ARISING UNDER ANY TAXING JURISDICTION.

Income tax of Dividends

Dividends, either in cash, shares or kind approved by our shareholders are currently exempt from Argentine withholding or other taxes.

Notwithstanding the foregoing, according to Argentine law, income tax will be applied to the amount of dividends distributed in excess of a company’s net taxable income determined in accordance with general income tax regulations for the fiscal years preceding the date of the distribution of such dividends. The legislation requires that companies withhold 35% of the amount of distributed dividends in excess of the net taxable income of such distribution, as determined in accordance with the income tax law. The withholding would not be applied to the payment of future dividends derived out of retained earnings obtained in the fiscal years ended prior to December 30, 1998. Dividends distributed by an Argentine company are not subject to this tax to the extent that those dividends arise from dividend income or other distributions received by such company from other Argentine companies.

Taxation of Capital Gains

Due to certain amendments made to the Argentine Income Tax Law, it is not entirely clear whether certain amendments concerning payment of income tax on capital gains arising from the sale, exchange or other disposition of shares are in effect or not. Although Opinion No. 351 of the National Treasury General Attorney Office clarified the legal status of certain matters affecting the tax treatment of capital gains certain issues still remain unclear.

Resident individuals

Under what we believe to be a reasonable interpretation of existing applicable tax laws and regulations: (i) income derived from the sale, exchange or other disposition of shares or ADSs by resident individuals who do not sell or dispose of Argentine shares on a regular basis would not be subject to Argentine income tax, and (ii) although there still exists uncertainty regarding this issue, income derived from the sale, exchange or other disposition of shares or ADSs by resident individuals who sell or disposes of Argentine shares on a regular basis should be exempt from Argentine income tax.

Foreign beneficiaries

Capital gains obtained by non residents or foreign entities from the sale, exchange or other disposition of shares or ADSs are exempt from income tax. Pursuant to a reasonable interpretation of existing applicable laws and regulations, and although the matter is not completely free from doubt, such treatment should also apply to those foreign beneficiaries that qualify as “offshore entities” for Argentine tax law purposes, when the shares are not listed in Argentina or in other jurisdictions. For this purpose, an offshore entity is any foreign legal entity which pursuant to its by-laws or to the applicable regulatory framework: (i) its principal activity is to invest outside the jurisdiction of its incorporation and/or (ii) cannot perform in such jurisdiction certain transactions.

Argentine companies

Capital gains obtained by Argentine entities (generally entities organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non-Argentine entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina) derived from the sale, exchange or other disposition of shares or ADSs are subject to income tax at the rate of 35%.

Losses arising from the sale, exchange or other disposition of shares or ADSs can be applied only to offset such capital gains arising from the sale, exchange or other disposition of these securities.

WE RECOMMEND PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES CONCERNING THE SALE OR OTHER DISPOSITIONS OF SHARES AND GDSs.

Value Added Tax

The sale, exchange, disposition, or transfer of shares or ADSs is not subject to Value Added Tax.

Personal Assets Tax

Law No. 25,585, issued on April 24, 2002 and published in the Official Gazette on May 15, 2002 (and applicable to personal assets held as of December 31, 2002) introduces amendments to Law No. 23,966 and imposes the personal assets tax on shares and ADSs held by individuals and undivided estates domiciled or located in Argentina or abroad and legal entities not domiciled in Argentina, separately from other assets.

This amendment imposes the obligation to pay the personal assets tax on the Argentine private issuer of the shares and ADSs, and authorizes it to seek recovery of the amount so paid, without limitation, by way of withholding or by foreclosing on the assets that gave rise to such payment. The tax is levied on the proportional equity value of the shares as reflected in the most recent balance sheet closed as of December 31 of the taxable year, at the rate of 0.5% without any non-taxable minimum being applicable.

Our shareholders approved the absorption of personal asset tax by the Company for the years 2002 to 2010. There can be no assurance that in the future this tax will be absorbed by the Company.

Tax on Minimum Notional Income (Impuesto a la Ganancia Mínima Presunta, IGMP)

Companies domiciled in Argentina, partnerships, foundations, sole proprietorships, trusts, certain mutual funds organized in Argentina, and permanent business establishments owned by foreign persons, among other taxpayers, shall apply a 1% rate to the total value of assets held by such persons, above an aggregate nominal amount of Ps.200,000. Nevertheless, shares and ADSs issued by entities subject to such tax are exempt from paying the IGMP.

Gross Income Tax

The gross income tax is a local tax; therefore, the rules of the relevant provincial jurisdiction should be considered, which may levy this tax on the customary purchase and sale, exchange or other disposition of shares and ADSs, and/or the collection of dividends at an average rate of 3%, unless an exemption is applicable. In the particular case of the City of Buenos Aires, any transaction involving shares and/or the collection of dividends and revaluations is exempt from this tax.

There is no gross income tax withholding system applicable to the payments made to foreign beneficiaries.

Stamp Tax

The stamp tax is a local tax that is generally levied on the formalization of onerous transactions executed within a certain provincial jurisdiction or outside a certain provincial jurisdiction but with effects in such jurisdiction; therefore, the rules of the relevant provincial jurisdiction should be considered for the issuance of instruments which implement onerous transactions (including issuance, subscription, placement and transfer) involving the shares or ADSs, executed in those jurisdictions, or with effects in those jurisdictions.

Notwithstanding, for the City of Buenos Aires, any instrument related to the transfer of shares which public offering is authorised by Comisión Nacional de Valores is exempt from this tax.

Tax on Credits and Debits in Bank Accounts

This tax is levied upon debits and credits in bank accounts and upon other transactions which, due to their special nature and characteristics, are similar or could be used in substitution for a checking account, such as payments on behalf of or in the name of third parties, procedures for the collection of securities or documents, drafts and transfers of funds made by any means, when these transactions are performed by local banks.

The tax law and its regulations provide several exemptions to this tax. For example, it does not apply to entities recognized as exempt from income tax, to debits and credits relating to salaries, to retirement and pension emoluments credited directly by banking means and withdrawals made in connection with such credits, to credits in checking accounts originated from bank loans, and to transfers of checks by endorsement.

The general rate of the tax is 0.6%. An increased rate of 1.2% applies in cases in which there has been a substitution for the use of a checking account.

Pursuant to Argentine Regulatory Decree 380/2001, as amended, 34% of the tax paid on credits levied at the 0.6% rate and 17% of the tax paid on transactions levied at the 1.2% tax rate can be used, to its exhaustion, as a credit against income tax, tax on minimum notional income and/or the special contribution on cooperatives capital.

Transfer Taxes

There are no taxes levied on the sales and/or transfers of shares or ADSs. Argentina imposes neither an estate nor gift tax on a decedent, donor, legatee or donee.

Notwithstanding the foregoing, at the provincial level, the Province of Buenos Aires passed Law No. 14,044 whereby it imposed a tax on the gratuitous transmission of property, effective as from January 1, 2010, whose basic features are as follows:

•

The tax on gratuitous transmission of property is applicable to any enrichment resulting from transmissions made for no consideration, including: inheritances, legacies, donations, inheritance advance payments or any other event that implies a gratuitous monetary enrichment.

•	The tax on gratuitous transmission of property is payable by individuals and artificial persons that are beneficiaries of a gratuitous transmission of property.

•

For taxpayers domiciled in the Province of Buenos Aires, the tax on gratuitous transmission of property is applicable over the total amount of the gratuitous enrichment, in respect of property situated both in and outside of the Province of Buenos Aires. Instead, for taxpayers domiciled outside of the Province of Buenos Aires, the tax on gratuitous transmission of property is applicable only over the gratuitous enrichment resulting from the transmission of such property as is situated within the Province of Buenos Aires.

•

The following property, among others, is deemed situated in the Province of Buenos Aires (i) securities and shares of stock, membership or equity interests and other negotiable instruments representing capital stock, issued by governmental or private entities and companies domiciled in the Province of Buenos Aires; (ii) securities, shares of stock and other negotiable instruments issued by private entities or companies domiciled in a different jurisdiction that were physically situated in the Province of Buenos Aires at the time of their transmission; and (iii) securities, shares of stock and other negotiable instruments representing capital stock or its equivalent issued by entities or companies domiciled in another jurisdiction which are also physically situated in another jurisdiction, in proportion to the issuers’ assets situated in the Province of Buenos Aires.

•	Gratuitous transmissions of property are exempt from tax when their aggregate value, excluding deductions, exemptions and exclusions, is equal to or lower than $ 3,000,000.

•	Step-up rates from 5% to 10.5% have been established, based on the degree of kinship and taxable base involved.

The gratuitous transmission of common shares or ADSs could be subject to the tax on gratuitous transmission of property to the extent that it forms part of gratuitous transmissions of property made for an aggregate amount in excess of $ 3,000,000, excluding deductions, exemptions and exclusions.

As regards the existence of taxes on conveyances of property without valuable consideration in the remaining provincial jurisdictions, an analysis must be conducted based on the legislation of each province in particular.

Court and Other Taxes

In the event that it becomes necessary to institute legal actions in relation to the shares or ADSs in Argentina, a court tax (currently at a rate of 3.0%) will be imposed on the amount of any claim brought before the Argentine courts sitting in the City of Buenos Aires.

No Argentine tax is imposed on the deposit or withdrawal of shares in exchange for ADSs. Other than the taxes discussed above, no other Argentine taxes are applicable to an investment in shares or ADSs. At present, there is no national tax specifically applicable to the transfer of securities.

Treaties to avoid double taxation

Argentina has entered into treaties to avoid double taxation with several countries. There is currently no tax treaty or convention in effect between Argentina and the United States.

EXPENSES OF THE OFFERING

Assuming that the proceeds of this offering will be approximately US$             million, we estimate that our expenses in connection with the global offering will be as follows:

Expenses	Amount (in US$)		Percentage of net proceeds of this offering (%)
SEC registration fee		58,050.00
NASDAQ listing fee		5,000.00
FINRA filing fee		50,500.00
Printing, engraving and publication expenses
Legal fees and expenses		520,000.00
Accountant fees and expenses		380,000.00
Underwriters’ fees
Miscellaneous costs
Total

	US$		%

All amounts in the table are estimated except the SEC registration fee, the NASDAQ listing fee, the FINRA filing fee and the Comisión Nacional de Valores and Buenos Aires Stock Exchange fees.

The depositary has agreed to pay some of these expenses on our behalf, subject to certain conditions.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Argentina. Substantially all of our assets are located outside the United States. The majority of our directors and all our officers and certain advisors named herein reside in Argentina or elsewhere outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to force against them or against us judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

Enforcement of foreign judgments would be recognized and enforced by the courts in Argentina provided that the requirements of Article 517 and 519 of the National Civil and Commercial Procedure Code (if enforcement is sought before federal courts) are met, such as (i) the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property if such was transferred to Argentine territory during or after the prosecution of the foreign action, (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against foreign action, (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law, (iv) the judgment does not violate the principles of public policy of Argentine law, and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

We have been advised by our Argentine counsel, Zang, Bergel & Viñes, that there is doubt as to the enforceability, in original actions in Argentine courts, of liabilities predicated solely upon the federal securities laws of the United States and as to the enforceability in Argentine courts of judgments of United States courts obtained in actions against us predicated upon the civil liability provisions of the federal securities laws of the United States.

LEGAL MATTERS

The validity of the rights, common shares and other matters governed by Argentine law will be passed upon for us by the law firm Zang, Bergel & Viñes, Buenos Aires, Argentina. Certain legal matters in connection with U.S. law will be passed upon for us by Simpson Thacher & Bartlett LLP.

The underwriters have been represented with respect to New York and U.S. law by              , and with respect to Argentine law by                                        .

Saúl Zang and Salvador D. Bergel are partners of the law firm of Zang, Bergel & Viñes. Saúl Zang serves as first vice- chairman of our board of directors. Salvador D. Bergel serves as an alternative members of our board of directors.

EXPERTS

Our consolidated financial statements, as of June 30, 2010 and 2009 and for the years ended June 30, 2010, 2009 and 2008 included in this prospectus have been so included in reliance on the report of Price Waterhouse & Co. S.R.L. (“PWC”), Buenos Aires, Argentina, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Alto Palermo S.A. (APSA)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Alto Palermo S.A. (APSA)

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders´ equity and of cash flows present fairly, in all material respects, the financial position of Alto Palermo S.A. (APSA) and its subsidiaries (the “Company”) at June 30, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2010 in conformity with accounting principles generally accepted in Argentina. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Accounting principles generally accepted in Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 17 to the consolidated financial statements.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PRICE WATERHOUSE & CO. S.R.L.

By	/s/ Norberto Fabián Montero (Partner)
Norberto Fabián Montero

Buenos Aires, Argentina

December 29, 2010

Alto Palermo S.A. (APSA)

Consolidated Balance Sheets

as of June 30, 2010 and 2009

(In thousands of Argentine Pesos, except as otherwise indicated)

	2010		2009
ASSETS
Current Assets
Cash and banks (Notes 4.a and 18.f)	Ps.	27,284	Ps.	21,524
Other investments, net (Notes 4.b and 18.f)		162,448		186,169
Accounts receivable, net (Note 4.c and 18.f)		322,663		232,376
Other receivables and prepaid expenses, net (Notes 4.d and 18.f)		70,170		73,572
Inventory, net (Notes 4.e and 18.e)		14,297		715

Total current assets		596,862		514,356

Non-Current Assets
Accounts receivable, net (Note 4.c and 18.f)	Ps.	25,572	Ps.	5,253
Other receivables and prepaid expenses, net (Note 4.d and 18.f)		117,240		152,894
Inventory, net (Note 4.e and 18.e)		7,644		11,031
Fixed assets, net (Note 18.a)		1,529,571		1,581,723
Other investments, net (Note 4.b and 18.f)		167,682		176,860
Intangible assets, net (Note 18.b)		53,502		15,514

Subtotal		1,901,211		1,943,275

Negative goodwill, net (Note 18.c)		(13,523)		(6,116)

Total non-current assets		1,887,688		1,937,159

Total Assets	Ps.	2,484,550	Ps.	2,451,515

LIABILITIES
Current Liabilities
Trade accounts payable (Notes 4.f and 18.f)	Ps.	225,335	Ps.	213,715
Short-term debt (Notes 4.g and 18.f)		204,303		235,824
Salaries and social security payable (Note 4.h)		25,692		23,857
Taxes payable (Note 4.i)		76,842		125,546
Customer advances (Notes 4.j and 18.f)		91,239		76,721
Other liabilities (Note 4.k and 18.f)		35,585		3,718

Total debts		658,996		679,381

Provisions (Notes 4.l and 18.d)		1,743		1,004

Total current liabilities	Ps.	660,739	Ps.	680,385

Non-Current Liabilities
Trade accounts payable (Note 4.f)	Ps.	23,368	Ps.	19,681
Long-term debt (Notes 4.g and 18.f)		678,145		692,134
Taxes payable (Note 4.i)		48,676		56,952
Customer advances (Note 4.j)		89,164		93,528
Other liabilities (Note 4.k and 18.f)		15,242		14,926

Total debts		854,595		877,221

Provisions (Notes 4.l and 18.d)		7,913		5,492

Total non-current liabilities		862,508		882,713

Total Liabilities		1,523,247		1,563,098

Minority interest		132,343		122,559

SHAREHOLDERS’ EQUITY		828,960		765,858

Total Liabilities and Shareholders’ Equity	Ps.	2,484,550	Ps.	2,451,515

The accompanying notes are an integral part of these consolidated financial statements.

Alto Palermo S.A. (APSA)

Consolidated Statements of Operations

for the years ended June 30, 2010, 2009 and 2008

(In thousands of Argentine Pesos, except as otherwise indicated)

	2010		2009		2008
Revenues	Ps.	784,873	Ps.	642,565	Ps.	640,154
Costs (Note 18.e)		(258,832)		(238,517)		(205,987)

Gross profit		526,041		404,048		434,167

Selling expenses (Note 18.g).		(162,739)		(206,958)		(219,833)
Administrative expenses (Note 18.g)		(81,434)		(60,851)		(51,050)
Net income (loss) from retained interest in securitized receivables (Note 10)		37,470		(46,012)		(1,261)
Gain from recognition of inventories at net realizable value		1,162		—		185

Operating income		320,500		90,227		162,208

Loss on equity investees		—		—		(14)
Amortization of goodwill, net (Note 18.c)		(1,645)		(1,531)		(2,202)
Financial results, net (Note 7)		(112,348)		(108,879)		(13,388)
Other (expenses) income, net		(3,304)		3,275		8,775

Income (loss) before taxes and minority interest		203,203		(16,908)		155,379

Income tax expense (Note 13)		(79,225)		(16,782)		(76,514)
Minority interest		(4,876)		11,630		1,105

Net income (loss)	Ps.	119,102	Ps.	(22,060)	Ps.	79,970

Earnings per share (Note 12):
Basic net income (loss) per common share	Ps.	0.15	Ps.	(0.03)	Ps.	0.10
Diluted net income (loss) per common share	Ps.	0.05	Ps.	(0.03)	Ps.	0.04

The accompanying notes are an integral part of these consolidated financial statements.

Alto Palermo S.A. (APSA)

Consolidated Statements of Changes in Shareholders’ Equity

for the years ended June 30, 2010, 2009 and 2008

(In thousands of Argentine Pesos, except as otherwise indicated)

	Shareholders’ contributions
	Common stock (Note 5.a)		Inflation adjustment of common stock (Note 5.b)		Additional paid-in-capital		Total		Appraisal revaluation (Note 3.e)		Reserve for new developments (Note 5.d)		Voluntary reserve for general purposes (Note 5.d)		Legal reserve (Note 5.c)		Retained earnings		Shareholders’ Equity
Balances as of June 30, 2007	Ps.	78,206	Ps.	84,621	Ps.	522,805	Ps.	685,632	Ps.	3,953	Ps.	57,376	Ps.	—	Ps.	12,889	Ps.	64,057	Ps.	823,907

Increase in legal reserve		—		—		—		—		—		—		—		3,203		(3,203)		—

Cash dividends		—		—		—		—		—		—		—		—		(55,721)		(55,721)
Appropriation of retained earnings to reserve for new developments		—		—		—		—		—		5,133		—		—		(5,133)		—

Net income for the year		—		—		—		—		—		—		—		—		79,970		79,970

Balances as of June 30, 2008	Ps.	78,206	Ps.	84,621	Ps.	522,805	Ps.	685,632	Ps.	3,953	Ps.	62,509	Ps.	—	Ps.	16,092	Ps.	79,970	Ps.	848,156

Increase in legal reserve		—		—		—		—		—		—		—		3,998		(3,998)		—

Cash dividends		—		—		—		—		—		—		—		—		(60,238)		(60,238)
Appropriation of retained earnings to voluntary reserve for general purposes		—		—		—		—		—		—		15,734		—		(15,734)		—

Net loss for the year		—		—		—		—		—		—		—		—		(22,060)		(22,060)

Balances as of June 30, 2009	Ps.	78,206	Ps.	84,621	Ps.	522,805	Ps.	685,632	Ps.	3,953	Ps.	62,509	Ps.	15,734	Ps.	20,090	Ps.	(22,060)	Ps.	765,858

Absorption of accumulated deficit with accumulated reserves		—		—		—		—		—		(6,326)		(15,734)		—		22,060		— —
Transfer to retained earnings		—		—		—		—		—		(56,000)		—		—		56,000		—

Cash dividends		—		—		—		—		—		—		—		—		(56,000)		(56,000)

Net income for the year		—		—		—		—		—		—		—		—		119,102		119,102

Balances as of June 30, 2010	Ps.	78,206	Ps.	84,621	Ps.	522,805	Ps.	685,632	Ps.	3,953	Ps.	183	Ps.	—	Ps.	20,090	Ps.	119,102	Ps.	828,960

The accompanying notes are an integral part of these consolidated financial statements.

Alto Palermo S.A. (APSA)

Consolidated Statements of Cash Flows

for the years ended June 30, 2010, 2009 and 2008

(In thousands of Argentine Pesos, except as otherwise indicated)

	2010		2009		2008
Cash flows from operating activities:
Net income (loss) for the year	Ps.	119,102	Ps.	(22,060)	Ps.	79,970
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Financial results		39,943		102,373		(3,494)
Depreciation and amortization		121,959		94,725		79,185
Charge (Recovery) of provision for contingencies		3,189		405		(3,485)
Allowance for doubtful accounts		25,039		84,241		61,604
Loss on fire damages (net of insurance recoveries)		—		—		(2,647)
Recovery of other receivable doubtful accounts		—		—		(2,044)
Loss on fixed and intangible asset retired		2,566		2,237		1,140
Other provisions		9,352		(1,382)		14,261
Gain from barter transaction		—		(2,867)		—
Gain on repurchase of Series II non convertible notes		—		(13,202)		—
Allowance for impairment of investments		(3,501)		89		12,000
Net (income) loss in credit card trust		(37,470)		46,706		(712)
Minority interest		4,876		(11,630)		(1,105)
Income tax expense		79,225		16,782		76,514
Gain from recognition of inventories at net realizable value		(1,162)		—		(185)
Other charges		204		661		17
Changes in certain assets and liabilities, net of non-cash transactions and the effects of acquisitions:
Increase in accounts receivable		(126,999)		(94,297)		(94,058)
Decrease (increase) in other receivables and prepaid expenses		25,979		(111,641)		(44,382)
(Increase) decrease in inventory		(1,683)		465		5
Increase in intangible assets		(2,316)		(14,089)		—
Increase (decrease) in trade accounts payable		7,593		(38,176)		46,083
Increase in customer advances		10,154		7,102		27,654
(Decrease) increase in taxes payable		(136,436)		62,150		(57,904)
Increase (decrease) in salaries and social security payable		1,748		(569)		4,420
Decrease in provision for contingencies		(29)		(1,970)		(1,222)
Decrease in other liabilities		(6,624)		(11,180)		(10,376)
Decrease in accrued interest		(5,148)		(23,415)		(13,132)

Net cash provided by operating activities		129,561		71,458		168,107

Cash flows from investing activities:
Acquisition of fixed assets and undeveloped parcels of land		(53,829)		(247,384)		(271,040)
Guarantee deposit		—		(6,581)		—
Insurance recoveries from fire damage in Alto Avellaneda		—		—		4,678
Loans granted to third parties		438		(3,711)		(1,085)
Payment for acquisition of Arcos / Conil transactions, net of cash acquired		(8,316)		—		—
Payment for acquisition of Tarshop’s minority interest		(1,574)		—		—
Decrease (increase) in investments		58,452		(40,986)		354,331
Advances for purchase of Arcos’ minority interest		(389)		—		—
Payment for non compete agreement with the former minority shareholder of Tarshop		(5,615)		—		—
Advances received from the sale of interest in Tarshop		19,951		—		—

Net cash provided by (used in) investing activities		9,118		(298,662)		86,884

Cash flows from financing activities:
Proceeds from short-term and long-term debt		110,359		158,202		71,075
Payments of short-term bank loans		(79,601)		—		(40,006)
Payment of short-term and long-term debt		(122,907)		(61,672)		(18,672)
Payment of loans granted by related parties		—		—		(6,441)
Cash from minority shareholders’ capital contributions to subsidiaries		5,432		48,039		21,868
Dividends paid by subsidiaries to minority shareholders		(1,158)		—		(1,366)
Payment of non convertible notes		(39,799)		(19,883)		—
Payment of loans for purchase of undeveloped parcels of land		(17,173)		(15,464)		—
Payment of seller financing of Empalme		—		(6,830)		(12,508)
Payment of seller financing of Mendoza Plaza Shopping S.A.		—		(9,090)		—
Payment of cash dividends		(56,000)		(60,238)		(55,721)
Cash paid for repurchase of Series II Notes		(12,000)		(12,764)		(4,721)
Proceeds from issuance of Non-Convertible Notes, net		79,782		—		—
Payment of seller financing of Arcos del Gourmet S.A		(515)		—		—
Payment of seller financing of Conil S.A		(661)		—		—

Net cash (used in) provided by financing activities		(134,241)		20,300		(46,492)

Increase (decrease) in cash and cash equivalents		4,438		(206,904)		208,499
Cash and cash equivalents as of the beginning of the year		48,984		255,888		47,389

Cash and cash equivalents as of the end of the year	Ps.	53,422	Ps.	48,984	Ps.	255,888

The accompanying notes are an integral part of these consolidated financial statements.

Alto Palermo S.A. (APSA)

Consolidated Statements of Cash Flows

for the years ended June 30, 2010, 2009 and 2008 (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

	2010		2009		2008
Supplemental cash flow information
Cash paid during the year for:
Interest	Ps.	102,012	Ps.	66,101	Ps.	82,209
Income tax		22,936		42,595		45,075

Non-cash investing and financing activities:
Liquidation of interest in credit card receivables		8,646		30,849		56,573
Acquisition of minority interest of Tarshop		—		7,410		—
Increase in intangible assets through a decrease in non-current investments		—		1,137		—
Decrease in fixed assets through an increase in other investments		—		—		(49,872)
Increase in inventory through a decrease in non-current investments		7,789		5,584		705
Increase in non-current investments through an increase in financial loans		—		—		23,212
Increase in fixed assets through an increase in trade accounts payable		4,996		40,990		1,069
Increase in accounts receivable through an increase in customer advances		— —		10,749		3,111
Financial cost charged to fixed assets		5,331		78,891		10,436
Acquisition of minority interest through an increase in seller financing		—		—		9,090
Increase in inventory through a decrease in fixed assets		290		—		—
Increase in minority interest through a decrease in short and long-term debt		1,310		—		—
Increase in intangible assets through an increase in other liabilities		7,545		—		—

	2010		2009		2008
Acquisition of subsidiaries (Note 2.h.):
Cash and cash equivalents acquired	Ps.	13	Ps.	—	Ps.	—
Fair value of non-cash assets acquired		33,869		—		2,750
Fair value of liabilities assumed		(8,126)		—		(1,113)

Net assets acquired	Ps.	25,756	Ps.	—	Ps.	1,637
Minority interest		(897)		—		13,767

Purchase price	Ps.	24,859	Ps.	—	Ps.	15,404
Goodwill (Negative goodwill)		506		—		(6,314)
Seller financing		(14,782)		—		(9,090)

Purchase price paid	Ps.	10,583	Ps.	—	Ps.	—
Cash and cash equivalents acquired		(13)		—		—
Advance payments		(2,254)		—		—

Net cash paid for the acquisition	Ps.	8,316	Ps.	—	Ps.	—

The accompanying notes are an integral part of these consolidated financial statements.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements

(In thousands of Argentine Pesos, except as otherwise indicated)

1. Organization and description of business

Alto Palermo S.A. (APSA) (formerly Sociedad Anónima Mercado de Abasto Proveedor (“SAMAP”)), an Argentine real estate holding company incorporated under the laws of Argentina, and subsidiaries (collectively, “APSA” or the “Company”) are primarily involved in the acquisition, development and operation of shopping center properties in Argentina. APSA was formed in 1889 and, until 1984, was the operator of the principal fresh product market in the city of Buenos Aires, Argentina. The Company’s principal asset during this period was the historic Mercado de Abasto building which served as the location of the market from 1889 to 1984, when the Company largely ceased operations. In July 1994, IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”) acquired a controlling interest in the Company and, subsequently, the Company resumed its real estate operations. In December 1994, IRSA sold part of its holdings in the Company to Parque Arauco S.A. (“Parque Arauco”). As of June 30, 2010, the Company’s direct and indirect principal shareholders are IRSA (63.3%) and Parque Arauco (29.6%). On October 15, 2010, IRSA acquired Parque Arauco´s interest in the Company and became the holder of 94.89% of the Company´s shares. The Company’s shares are listed and traded on the Buenos Aires Stock Exchange. Effective November 2000, the Company’s shares are listed and traded on the NASDAQ under the ticker symbol “APSA”.

Since recommencing operations, the Company has continued to grow through a series of acquisitions and developments. As of June 30, 2010, the Company owns a majority interest in, and operates, a portfolio of eleven shopping centers in Argentina, of which six are located in the City of Buenos Aires (Abasto, Paseo Alcorta, Alto Palermo, Patio Bullrich, Buenos Aires Design and Dot Baires), one is located in Greater Buenos Aires (Alto Avellaneda) and the other four are located in the cities of Rosario (Alto Rosario), Mendoza (Mendoza Plaza Shopping), Salta (Alto Noa) and Córdoba (Córdoba-Villa Cabrera). (See Note 2.h for details). The Company also constructs residential apartment buildings for sale.

As of June 30, 2010, the Company owns an interest in Tarshop S.A. (“Tarshop”) and Metroshop S.A. (“Metroshop”), companies dedicated to the consumer financing business that originates credit cards accounts and personal loans to promote sales from tenants and other selected retailers. Both have ongoing securitization programs through which they may transfer a portion of the Company’s credit card and personal loans customer receivable balances to master trusts that issue certificates to public and private investors. On September 13, 2010, the Company sold 80% of Tarshop’s capital stock to Banco Hipotecario S.A. (“BHSA”). See Note 2.h and Note 10 for details.

2. Preparation of Financial Statements

a. Basis of presentation

The Consolidated Financial Statements of the Company have been prepared in accordance with generally accepted accounting principles used in Argentina, as set forth by the Federación Argentina de Consejos Profesionales de Ciencias Económicas (“FACPCE”) and as implemented, adapted, amended, revised and/or supplemented by the Consejo Profesional de Ciencias Económicas de la Ciudad Autónoma de Buenos Aires (“CPCECABA”) (collectively Argentine GAAP). In addition, the Company complies with the regulations of the Comisión Nacional de Valores (“CNV”), the National Securities Commission in Argentina, which differ in certain significant respects from generally accepted accounting principles in the United States of America (“US GAAP”). Such differences involve methods of measuring the amounts shown in the Consolidated Financial Statements, as well as additional disclosures required by US GAAP and Regulation S-X of the Securities and Exchange Commission (“SEC”). A description of the significant differences between Argentine GAAP and US GAAP as they relate to the Company are set forth in Note 17 to these Consolidated Financial Statements.

As discussed in Note 2.d., in order to comply with regulations of the CNV, the Company discontinued inflation accounting as from February 28, 2003. Since Argentine GAAP required companies to discontinue inflation adjustments only as from October 1, 2003, the application of CNV resolution represented a departure from Argentine GAAP. However, due to low inflation rates during the period from March to September 2003, such a departure has not had a material effect on the Consolidated Financial Statements.

b. Basis of consolidation

The Consolidated Financial Statements include the accounts of APSA and its subsidiaries over which APSA has effective control. Investments in jointly controlled entities in which the Company exercises joint control are accounted for

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

2. Preparation of Financial Statements (continued)

b. Basis of consolidation (continued)

under the proportionate consolidation method. All significant intercompany balances and transactions have been eliminated in consolidation.

In accordance with Argentine GAAP, the presentation of the parent company’s individual financial statements is mandatory. Consolidated financial statements are to be included as supplementary information to the individual financial statements. For the purpose of these Consolidated Financial Statements, individual financial statements have been omitted since they are not required for SEC reporting purposes.

A description of the subsidiaries with their respective percentage of direct capital stock owned is presented as follows:

Subsidiaries	Percentage of capital stock owned as of June 30, (a)
	2010	2009
Emprendimiento Recoleta S.A. (ERSA)	54%	54%
Tarshop (i)	100%	93%
Shopping Neuquén S.A.	98%	98%
Shopping Alto Palermo S.A. (SAPSA) (ii)	—	100%
Fibesa S.A. (Fibesa)	100%	100%
Panamerican Mall S.A. (PAMSA)	80%	80%
Comercializadora Los Altos S.A. (iii)	—	100%
Conil S.A. (“Conil”) (iv)	100%	50%
Arcos del Gourmet S.A. (“Arcos”) (v)	80%	—
Metroshop (vi)	50%	—

(a)	Percentage of equity interest owned has been rounded. Indirect ownership subsidiaries are excluded.
(i)	Subsequent to June 30, 2010, the Company sold 80% of Tarshop. See Notes 2.h and 16 for details.
(ii)	Merged into APSA as from July 1, 2009.
(iii)	Merged into Fibesa as from July 1, 2009.
(iv)	The remaining 50% was acquired on October 21, 2009. See Note 2.h for details.
(v)	Acquired on November 27, 2009. See Note 2.h for details.
(vi)	Interest previously held indirectly through Tarshop. As from May 21, 2010, interest is held directly.

c. Proportionate consolidation

The Company exercises directly joint control over Metroshop. As required by Technical Resolution No. 21 “Equity Method of Accounting, Consolidation of Financial Statements and Related Party Transactions” (“RT No. 21”), under Argentine GAAP, the Company accounted for this investment under the proportionate consolidation method. Accordingly, these Consolidated Financial Statements reflect the Company´s pro rata equity interest in this investment on a line-by-line basis.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

2. Preparation of Financial Statements (continued)

d. Presentation of Financial Statements in constant Argentine pesos

On August 22, 1995, the Argentine government issued Decree No. 316/95 discontinuing the requirement that financial information be restated for inflation for any date or period after August 31, 1995. Effective September 1, 1995 in accordance with CNV resolutions and Argentine GAAP, the Company began accounting for its financial transactions on a historical cost basis, without considering the effects of inflation. Prior to September 1, 1995, the Consolidated Financial Statements were prepared on the basis of general price level accounting, which reflected changes in purchasing power of the Argentine Peso in the historical Consolidated Financial Statements. The financial information of periods prior to August 31, 1995 was restated to pesos of general purchasing power as of August 31, 1995. The August 31, 1995 balances, adjusted to the general purchasing power of the Peso at that date, became the historical cost basis for subsequent accounting and reporting.

However, as a result of the inflationary environment in Argentina in 2002, the CPCECABA, approved on March 6, 2002, a resolution reinstating the application of inflation accounting in financial statements as from January 1, 2002. This resolution provided that all recorded amounts restated for inflation through August 31, 1995, as well as those arising between that date and December 31, 2001 are to be considered stated in currency as of December 31, 2001.

On July 16, 2002, the Argentine Government issued a decree, instructing the CNV to issue the necessary regulations for the acceptance of financial statements prepared in constant currency. On July 25, 2002, the CNV reinstated the requirement to submit financial statements in constant currency.

However, after considering inflation levels for the second half of 2002 and the first months of 2003, on March 25, 2003, the Argentine government repealed the provisions of the previous decree related to the inflation adjustment and instructed the CNV to issue the necessary regulations to preclude companies under its supervision from presenting price-level restated Financial Statements. Therefore, on April 8, 2003, the CNV issued a resolution providing for the discontinuance of inflation accounting as of March 1, 2003. The Company complied with the CNV resolution and accordingly recorded the effects of inflation until February 28, 2003.

Since Argentine GAAP required companies to discontinue inflation accounting as from October 1, 2003, the application of the CNV resolution represented a departure from generally accepted accounting principles. However, due to the low level of inflation rates during the period from March to September 2003, such a departure has not had a material effect on the accompanying Consolidated Financial Statements.

e. Adoption of International Financial Reporting Standards

On March 20, 2009, the FACPCE issued Technical Resolution No. 26 “Adoption of International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (“IASB”)” which requires that companies under the supervision of the CNV to prepare their financial statements in accordance with IFRS as published by the IASB for fiscal periods beginning on or after January 1, 2011, including comparative information for earlier periods. There are Consejos Profesionales or standard setters in each provincial jurisdiction in Argentina, which have the power to adopt, reject or modify a resolution issued by the FACPCE. The jurisdiction where the Company is located is the Federal District. On April 25, 2009, the CPCECABA approved Resolution No. 26. The CNV issued Resolution No. 562/09, as amended by Resolution 576/10 formally adopting application of Resolution No. 26 to its regulated entities for fiscal years beginning on January 1, 2012. The Company will be required to prepare its consolidated financial statements in accordance with IFRS as issued by the IASB for its fiscal year ended June 30, 2013 and 2012. The Company´s transition date to IFRS will be July 1, 2011. On April 29, 2010, the Company´s Board of Directors approved a plan for implementing IFRS. The Company is currently in the early stages of completing a diagnosis of the principal differences between Argentine GAAP and IFRS.

f. Functional currency and reporting currency

The Company’s functional and reporting currency is the Argentine Peso. Solely for the convenience of the reader certain amounts are alternatively expressed in Argentine Pesos or U.S. Dollars in the notes to these Consolidated Financial Statements. Translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. Dollars at that or any other rate.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

2. Preparation of Financial Statements (continued)

g. Use of estimates

The preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of these Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting year. Significant estimates include those required in the accounting for the allowance for doubtful accounts, the allowances for net deferred tax assets, the depreciation, amortization and impairment of long-lived assets, the current value of the assets and liabilities acquired in business combinations, the provision for contingencies and income taxes. Actual results could differ from those estimates and evaluations made at the date of preparation of these Consolidated Financial Statements.

h. Significant acquisitions, disposals and development of businesses

Year ended June 30, 2010

Acquisitions

Purchase of Conil’s shares

On October 21, 2009, the Company acquired a 50% interest in Conil for US$ 0.3 million fully paid as of June 30, 2010. The main asset of Conil is a 2,471 square meter undeveloped parcel of land located in Avellaneda, Province of Buenos Aires.

Acquisition of Tarshop´s shares

On October 30, 2009 Tarshop capitalized capital contributions made by APSA increasing the Company’s interest in Tarshop from 93.439% to 98.5878%.

During January 2010, the Company acquired the remaining minority interest in Tarshop for US$ 0.54 million, reaching the 100% of the shareholding as of June 30, 2010.

Acquisition of Arcos’ shares

In August 2007, the Company paid US$ 0.6 million for an option to purchase an 80% interest in Arcos, a company holder of a concession to exploit the land and attached buildings (mainly old warehouses and adjacent spaces) owned by the Organismo Nacional Administrador de Bienes del Estado (ONABE), a public entity created to administer certain public assets, mainly those pertaining to former national railway assets.

On November 27, 2009, the Company exercised the option and completed the acquisition of 80% of Arcos´s common stock for an aggregate purchase price of US$ 6.5 million, of which US$ 3.1 million was paid as of June 30, 2010. The remaining balance will be paid as follows: (i) US$ 2.0 million in two equal annual installments due on the second and third anniversary of the acquisition date and (ii) US$ 1.4 million at the time of executing the share subscription agreements.

As customary for this type of transactions, the Company consulted with the National Antitrust Commission about the need to report the acquisition, which is still pending a response.

On February 17, 2010, the shareholders of Arcos approved a capital increase of US$ 2.7 million, equivalent to Ps. 10.4 million, of which the Company contributed Ps. 8.3 million.

On June 25, 2010, the Company and certain of the minority shareholders entered into an option agreement to acquire the 17.54% minority interest in Arcos for an aggregate price of US$1.4 million. The option price is US$ 0.4 million, of which Ps. 0.4 million was paid as of the date of these financial statements. The option expires on April 30, 2011 and is subject to certain conditions including but not limited to that ONABE launches a bidding process for the sale of the concessioned assets over which the Company has a preemptive right.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

2. Preparation of Financial Statements (continued)

h. Significant acquisitions, disposals and development of businesses (continued)

Non compete agreement with the former minority shareholder of Tarshop

In January 2010, the Company entered into a non-compete agreement with Mr. León Halac, the minority shareholder of Tarshop pursuant to which Mr. Halac may not conduct in or be related to any business associated with credit card companies other than those currently operating in the business regions where Tarshop operates for a 28 month-period. Additionally, under the agreement, Mr. Halac may not participate in developing any shopping mall of more than 20,000 square meters in the City of Buenos Aires. The Company agreed on a price of US$ 2.2 million, of which US$ 0.8 million was payable at execution date and the remaining US$ 1.4 million payable in 28 consecutive monthly installments through the termination date of the agreement on April 30, 2013.

Disposals

Sale of equity interest in Tarshop

On December 22, 2009, the Company reported the approval by its Board of Directors of the sale, assignment and transfer on behalf of BHSA of the amount of 107,037,152 registered nonendorsable shares of common stock with a face value of Ps. 1 each and entitled to one vote per share, representing 80% of Tarshop’s shares.

On December 29, 2009, contractual documents related to the transaction were executed, which was subject to the approval by the Banco Central de la República Argentina (“Argentine Central Bank”) granted on August 30, 2010. Consequently, on September 13, 2010, the respective memorandum of closure was executed. See Note 16 for subsequent events details.

Sale of properties in Guaymallén (Mendoza) and Rosario

On March 26, 2010, the Company sold a building located in the district of Guaymallén, Province of Mendoza for US$ 0.3 million fully collected as of June 30, 2010.

On April 14, 2010, the Company sold the lot designated as “2A” of a building located in the District of Rosario, City of Rosario, Province of Santa Fe for US$ 4.2 million, of which US$ 1.0 million was collected as of June 30, 2010. The remaining balance will be settled upon executing the title deed. The sale is subject to certain precedent conditions, which have not been fulfilled as of year-end.

On May 3, 2010, the Company sold the lot designated as “2E” of a building located in the District of Rosario, City of Rosario, Province of Santa Fe for US$ 1.4 million, of which US$ 0.3 million was collected as of June 30, 2010. The outstanding balance will be settled as follows: an amount of US$ 0.3 million, upon transfer of title and an amount of US$ 0.7 million, plus interest at 14% due on May 30, 2011. The lot was mortgaged in favor of the Company as collateral for the payment.

Developments

Panamerican Mall S.A. (PAMSA)

PAMSA, a company organized in November 2006 between APSA and Centro Comercial Panamericano S.A. (CCP), with 80% and 20% interests, respectively, has developed a commercial venture comprising a shopping center, a hypermarket and an office building in the Saavedra neighborhood in the City of Buenos Aires. During May 2009, “Dot Baires” and the hypermarket were opened while multiplex cinema was opened in early July. The office building is at the completion stage. Construction is being carried out by Constructora San José Argentina S.A., a company related to CCP.

Dot Baires Shopping has 4 levels and 3 basements, a covered area of 173,000 square meters, out of which 49,731 are square meters of gross leasable area and includes 153 stores, a hypermarket, a 10 theater multiplex cinema and parking space for 2,200 automobiles.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

2. Preparation of Financial Statements (continued)

h. Significant acquisitions, disposals and development of businesses (continued)

Total contributions to this project made by the shareholders amounted to Ps. 557.0 million and Ps. 532.4 million as of June 30, 2010 and 2009, respectively.

Year ended June 30, 2009

Developments

Barter transaction with Cyrsa S.A.

On July 21, 2008, the Company entered into a barter agreement with Cyrsa S.A. (“Cyrsa”) (a company over which our controlling shareholder, IRSA, has a 50% interest) pursuant to which the Company, subject to certain closing conditions, would surrender to Cyrsa its right to construct a building over a preexisting structure (owned by a third party) in exchange for de minimis cash and 25% of the housing units in the future building. The total fair value of the transaction is US$ 5.9 million. See Note 16 for subsequent events details.

Barter transaction with Condominios del Alto S.A.

On November 27, 2008, the Company granted an unrelated party, Condominios del Alto S.A. (“Condominios”), an acquisition option through a barter agreement pursuant to which the Company bartered a plot of land located in Rosario (plot “2H”), Province of Santa Fe for future 42 apartments and 47 parking spaces of the total units to be constructed on the land. Under this agreement, the Company will have a 22% of the total square meters covered by the apartments and garages. The total fair value of the transaction is US$ 2.3 million disclosed in the line item “Torres de Rosario under construction” in Note 4.e. As part of the agreement, Condominios paid the Company US$ 0.03 million and assumed certain obligations. Condominios (i) guaranteed the transaction by the assumption of a first degree mortgage on the land in favor of the Company for US$ 2.3 million; (ii) established a security insurance of which the Company will be assignor of the insured amount of US$ 2.3 million; and (iii) the shareholders of Condominios assumed a personal guarantee of the obligations of Condominios up to the amount of US$ 1.0 million.

Paraná plot of land

On June 30, 2009, the Company signed a Letter of Intent with an unrelated party to purchase a 10,022 square meter property in the City of Paraná, Province of Entre Rios, Argentina. The Company intends to construct a shopping center on the site. On August 12, 2010, the agreement of purchase was executed. See Note 16 for subsequent events details.

Year ended June 30, 2008

Acquisitions

Beruti plot of land

On June 24, 2008, the Company acquired a plot of land located at Beruti 3351/3359, between Bulnes street and Coronel Díaz Avenue in the City of Buenos Aires for US$ 17.8 million, which were fully paid as of June 30, 2010. For subsequent developments, see Note 16.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

2. Preparation of Financial Statements (continued)

h. Significant acquisitions, disposals and development of businesses (continued)

Acquisition of Soleil Factory shopping center business

On December 28, 2007, the Company had entered into an agreement with INCSA, an unrelated party, for the acquisition of the “Soleil Factory” shopping center business, for an aggregate purchase price of US$ 20.7 million, of which US$ 8.1 million had been paid and disclosed in the line item “Suppliers advances” in Note 18.a. The transaction was subject to certain suspensive conditions. Upon fulfillment of the conditions and transfer of the business, the remaining balance of the purchase price amounting to US$ 12.6 million would accrue fixed interest at 5% per year and be payable in seven annual and consecutive installments starting on the first anniversary of the signing of the contract.

Furthermore, on December 28, 2007, the Company and INCSA had signed a letter of intent to acquire, build and manage a commercial center in a plot of land owned by INCSA, located in the City of San Miguel de Tucumán, Province of Tucumán. The price of this transaction was set at US$ 1.3 million, of which US$ 0.05 million were paid on January 2, 2008. This transaction was subject to certain precedent conditions such the completion of the acquisition of the Soleil Factory described above.

These conditions were fulfilled on July 1, 2010 and the transaction was closed. See Note 16 for subsequent events details.

Developments

Shopping Neuquén project

The main asset of Shopping Neuquén S.A. is a 50,000 square meter undeveloped parcel of land located in Neuquén, Argentina, where the Company intends to develop a commercial project including the construction of a shopping center, a hypermarket and other developments.

On December 13, 2006, Shopping Neuquén S.A. entered into an agreement with the Municipality of Neuquén (the “Municipality”) and with the Province of Neuquén (the “Province”) (“the Agreement”) by which, mainly, the terms to carry out the commercial and residential venture were rescheduled and authorized Shopping Neuquén S.A. to transfer to third parties the title to the plots of land into which the property is divided, provided that it is not the plot of land on which the shopping center would be built. The Agreement was subject to two conditions, both already complied with, (i) the ratification of the agreement by means of an ordinance of the legislative body of the Municipality, and (ii) the approval by the Municipality of the new project and extension of the environmental impact study.

The Agreement put an end to the law suit of Shopping Neuquén against the City Hall of Neuquén before the High Court of Neuquén, in which the only pending issue was the determination of fees of the attorneys of the City Hall that are in charge of Shopping Neuquén. On November 8, 2010, Shopping Neuquén was served notice of a resolution issued by the High Court of Neuquén, by which the pending fees borne by Shopping Neuquén were established. Such decision is not final and Shopping Neuquén has appealed it through the submission of an explanatory appeal on November 12, 2010, an appeal for annulment on November 17, 2010, and an extraordinary appeal on November 24, 2010.

According to the terms of the Agreement, Shopping Neuquén S.A. submitted the corresponding project plans within the required timeframe of 150 days as from approval date due February 17, 2008. The Municipality objected to certain terms of the plans and Shopping Neuquén S.A. requested an extension to the term to submit a revised plan.

On June 12, 2009, Shopping Neuquén S.A. and the Municipality executed a revised agreement by which Shopping Neuquén S.A. committed itself to presenting a new road project and to making those amendments that may be necessary to the general project. On October 19, 2009, the respective amendments were filed. The Municipality also questioned on certain matters, which were replied. On January 18, 2010, the Municipality requested changes to the plans, which were finally approved on April 8, 2010.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

2. Preparation of Financial Statements (continued)

h. Significant acquisitions, disposals and development of businesses (continued)

Shopping Neuquén S.A. submitted the working plans related to the first stage of the work (contemplating the construction of the shopping mall and the hypermarket) for which the respective permits were obtained. Shopping Neuquén S.A. started construction on July 5, 2010.

The first construction stage should be completed within a 22-month period as from July 2010.

In the case of failing to comply the conditions established in the agreement, the Municipality of Neuquén is entitled to terminate the agreement and carry out the actions that may be considered necessary for such respect, among them, to request the return of the Company´s plots acquired to the Municipality of Neuquén.

Barter transaction with Condominios

On October 11, 2007, the Company entered into a barter agreement with an unrelated party, Condominios, pursuant to which the Company bartered a plot of land located in Rosario (plot “2G”), Province of Santa Fe for future 15 apartments and 15 parking spaces of the total units to be constructed on the land. Under this agreement, the Company will have a 14.85% and 15% of the total square meters covered by the apartments and garages, respectively. The total fair value of the transaction is US$ 1.1 million disclosed in the line item “Torres de Rosario” in Note 4.e. Upon signing of the agreement, Condominios paid the Company US$ 0.02 million and assumed certain obligations. Condominios (i) guaranteed the transaction by the assumption of a first degree mortgage on the land in favor of the Company for US$ 1.1 million; (ii) established a security insurance of which the Company will be assignor of the insured amount of US$ 1.6 million; and (iii) the shareholders of Condominios assumed a personal guarantee of the obligations of Condominios up to the amount of US$ 0.8 million.

On March 17, 2010, the Company and Condominios subscribed a supplementary deed specifically determining which units (apartments and parking spaces) will be transferred to the Company and the ownership title to 15 parking spaces.

i. Compensation plan for executive management

The Company has a defined contribution plan covering its key managers in Argentina. The Plan was effective from January 1, 2006. Employees may begin participation voluntarily on monthly enrollment dates. Participants may make pre-tax contributions to the Plan of up to 2.5% of their monthly salary (Base Contributions) and pre-tax contributions of up to 15% of their annual bonuses (Extraordinary Contributions). Under the Plan, the Company matches employee contributions to the plan at a rate of 200% for Base Contributions and 300% for Extraordinary Contributions. Contribution expense was Ps 1.5 million, Ps. 2.2 million and Ps. 1.4 million for the years ended June 30, 2010, 2009 and 2008, respectively. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives. Company contributions are also held in trust. Participants or their assignees, as the case may be, may have access to the 100% of the Company contributions under the following circumstances:

(i)	ordinary retirement in accordance with applicable labor regulations;

(ii)	total or permanent incapacity or disability;

(iii)	death.

In case of resignation or termination without good cause, the manager receives the Company’s contributions only if he or she has participated in the Plan for at least 5 years.

j. Bonus to the Management

The Ordinary and Extraordinary Shareholders’ Meeting held on October 29, 2010 ratified the payment of a bonus to management equivalent to a sum of up to 1% of the Company’s shareholder´s equity. The Shareholders delegated the establishment, assignment, timing and extent of the payment into the Board of Directors. As of the date of these financial statements, the Board has not addressed this matter yet.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies

The following is a summary of significant accounting policies followed by the Company in the preparation of these Consolidated Financial Statements.

The Company primarily derives its revenues from leases and services operations, the sale and development of properties, and consumer financing. See Note 8 for details on the Company’s business segments.

a. Revenue recognition

•	Leases and services

Leases with tenants are accounted for as operating leases. Tenants are generally charged a rent, which consists of the higher of: (i) a monthly base rent (the “Base Rent”) and (ii) a specified percentage of the tenant’s monthly gross retail sales (the “Percentage Rent”) (which generally ranges between 4% and 10% of tenant’s gross sales). Furthermore, pursuant to the rent escalation clause in most leases, a tenant’s Base Rent generally increases between 7% and 12% each year during the term of the lease. For the years ended June 30, 2010, 2009 and 2008, the majority of the tenants were charged with the Percentage Rent.

Certain lease agreements contain provisions, which provide for rents based on a percentage of sales or based on a percentage of sales volume above a specified threshold. The Company determines the compliance with specific targets and calculates the additional rent on a monthly basis as provided for in the contracts. Thus, these contingent rents are not recognized until the required thresholds are exceeded.

Generally, the Company’s lease agreements vary from 36 to 120 months. Law No. 24,808 provides that tenants may rescind commercial lease agreements after the initial six months, upon not less than 60 days’ written notice, subject to penalties which vary from one to one and a half months rent if the tenant rescinds during the first year of its lease, and one month of rent if the tenant rescinds after the first year of its lease.

The Company also charges its tenants a monthly administration fee relating to the administration and maintenance of the common area and the administration of contributions made by tenants to finance promotional efforts for the overall shopping centers’ operations. The administration fee is prorated among the tenants according to their leases, which varies from shopping center to shopping center. Administration fees are recognized monthly when earned.

In addition to rent, tenants are generally charged “admission rights”, a non-refundable admission fee that tenants may be required to pay upon entering into a lease and upon lease renewal. Admission right is normally paid in one lump sum or in a small number of monthly installments. Admission rights are recognized using the straight-line method over the life of the respective lease agreements.

The Company also derives revenues for parking lot fees charged to visitors. Parking revenues are recognized as services are performed.

Fibesa acts as the leasing agent for the Company bringing together the Company and potential lessees for the retail space available in certain of the Company’s shopping centers. Fibesa’s revenues are derived primarily from success fees paid by tenants calculated as a percentage of the final rental income value for both the lessee and the Company. Revenues related to success fees are recognized at the time that the transaction is successfully concluded. A transaction is considered successfully concluded when both parties have signed the related lease contract.

•	Sales and development properties

The Company records revenue from the sale of properties when all of the following criteria are met:

(i)	The sale has been consummated.

(ii)	The Company has determined that the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

a. Revenue recognition (continued)

(iii)	The Company’s receivable is not subject to future subordination.

(iv)	The Company has transferred to the buyer the risk of ownership.

•	Consumer financing

The Company, through its subsidiaries Tarshop and Metroshop is engaged in the origination of consumer loans and credit card transactions and securitization of corresponding receivables. Revenues from credit card transactions are primarily comprised of (i) merchant discount fees which are recognized when transactional information is received and processed by the Company; (ii) data processing services which consist of processing and printing cardholders statement of accounts, and which are recognized as services are provided; (iii) life and disability insurance charges to cardholders which are recognized on an up-front basis, and (iv) interest income generated by financing and lending activities. Revenue from financing and lending activities are comprised of interest income, which is recognized on an accrual basis. See Note 10 for details on securitization activity. After the sale of 80% of Tarshop in September 2010, the Company maintains a 20% interest in the company’s business.

b. Cash and cash equivalents

For purposes of the Consolidated Statement of Cash Flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents consist of time deposits and mutual funds with original maturities of three months or less at date of purchase.

c. Other investments, net

(i) Current

Current investments include mutual funds, government and mortgage bonds, and time deposits. Mutual funds and government and mortgage bonds are carried at their market value with realized and unrealized gains and losses recorded within “Financial results, net” in the Consolidated Statement of Operations. Time deposits are valued at cost plus accrued interest at year-end.

Current investments also include retained interests in securitized receivables pursuant to the securitization programs of Tarshop and Metroshop (See Note 10 for details).

(ii) Non-current

Non-current investments include the non-current portion of the Company’s retained interests in securitized receivables pursuant to the securitization programs of Tarshop (See Note 10 for details).

The Company acquired undeveloped properties as land reserves located in strategic areas for the future development of shopping’s centers, residential apartment complex and others. Undeveloped parcels of land are valued at acquisition cost, restated in accordance with Note 2.d.

The carrying amount does not exceed their respective estimated recoverable value as of year-end.

d. Inventory, net

Properties acquired for purposes of its development and subsequent sale are classified as inventory. Inventory is stated at cost adjusted for inflation as described in Note 2.d. less accumulated impairment charges, except in certain circumstances as described further below. The cost of inventory is comprised of all direct contract costs, such as land, materials and construction fees associated with development properties, as well as capitalized financial costs when applicable. No financial costs were capitalized in inventory during the years ended June 30, 2010, 2009 and 2008 since there were no developments

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

d. Inventory, net (continued)

during these periods. Inventory is classified as current or non-current based on the estimated date of sale and the time at which the related receivables are expected to be collected.

Inventories on which the Company received down payments that fix the sales price and the terms and conditions of the contract provide reasonable assurance of the closing of the transaction and realization of the gain are valued at net realizable value. Gains are shown in the line item “Gain from recognition of inventories at net realizable value” of the Consolidated Statement of Operations.

Units under construction: The Company has the right to receive units to be constructed with respect to the barters subscribed with Condominios. See Note 2.h. for details. This right has been valued in accordance with the price established in the respective title deeds and is disclosed in “Inventory, net”.

e. Fixed assets, net

Properties purchased for rental purposes are classified as fixed assets. Fixed assets are stated at cost, adjusted for inflation as described in Note 2.d., less accumulated depreciation and impairment charges, except for a parcel of land acquired prior to June 30, 1986, which was originally recorded at its appraised value as of such date. This appraisal increased the carrying value of the land by Ps. 4.0 million, which was recorded against an appraisal revaluation reserve account within shareholders’ equity. This appraisal revaluation reserve will be charged against income once the land is disposed of or its value becomes impaired.

Depreciation expense has been determined using the straight-line method over the estimated useful lives of the related assets as specified below:

Asset	Estimated useful life (years)
• Properties:
Shopping centers	Between 16 and 31
Other	Between 16 and 50
• Leasehold improvements	3
• Facilities	10
• Furniture and fixtures	Between 3 and 10
• Vehicles	5
• Computer equipment	3
• Software	3
• Other	10

The Company capitalizes interest and foreign exchange differences on real estate development projects. The Company capitalized interest and exchange differences costs amounting to Ps. 5.3 million, Ps. 78.9 million and Ps. 10.4 million during the years ended June 30, 2010, 2009 and 2008, respectively.

The cost of maintenance and repairs is charged to expense as incurred. The cost of significant renewals and improvements are added to the carrying amount of the respective asset.

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the Consolidated Statement of Operations.

The value of these assets does not exceed its estimated recoverable value as of year-end.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

f. Software obtained or developed for internal use

The Company capitalizes certain costs associated with the development of computer software for internal use. Costs capitalized during the years ended June 30, 2010, 2009 and 2008, amounted to Ps. 0.4 million, Ps. 3.2 million and Ps. 1.1 million, respectively. These costs are being amortized on a straight-line basis over 3 years.

g. Intangible assets, net

Intangible assets are stated at cost, adjusted for inflation as described in Note 2.d., less accumulated amortization.

(i) Trademarks

Represent fees and expenses related to their registration.

(ii) Pre-operating expenses

Represent primarily expenses incurred relating to pre-opening activities of certain shopping centers. These expenses are amortized on a straight-line basis over a three-year period starting upon the opening of the shopping center.

(iii) Customer relationships

Represent the net present value of the future economic benefits related to the use of an acquired customer base. This asset is amortized on a straight-line basis over a twelve year period.

(iv) Non-compete agreement

This right is valued at acquisition cost and is amortized over the life of the agreement (28 months).

(v) Concession rights

Represent Arcos’ concession right, which will be amortized over the life of the concession agreement upon commencement of operations.

(vi) Above and below market leases an in-place leases

See Note 3.h. for details on accounting for these intangible assets.

h. Business combinations

Acquisitions are accounted for under the purchase method of accounting. Under the purchase method, the purchase price is allocated to tangible and intangible assets and liabilities based on their respective fair values in accordance with the provisions of Technical Resolution No. 18. In making estimates of fair values, management utilizes a number of various sources.

When Company acquires properties, for fair value estimation purposes, the Company also considers information about each property obtained as a result of pre-acquisition due diligence, marketing and leasing activities. The Company allocates a portion of the purchase price to tangible assets including the fair value of the building on an as-if-vacant basis and to land determined either by real estate tax assessments, third-party appraisals or other relevant data. Generally the Company determines the as-if-vacant value by using a replacement cost method. Also, a portion of the purchase price is allocated to above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining noncancelable term of the lease. The capitalized above-market and below-

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

h. Business combinatios (continued)

market lease values are amortized as a reduction of or an addition to rental income over the remaining noncancelable terms of the respective leases. Should a tenant terminate its lease, the unamortized portion of the lease intangibles would be charged or credited to income. A portion of the purchase price is also allocated to the value of leases acquired and management utilizes independent sources or management’s determination of the relative fair values of the respective in-place lease values. The Company´s estimates of value are made using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods, considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand.

The Company also estimates costs to execute similar leases including leasing commissions, legal expenses and other related costs. Other intangible assets acquired may include tenant relationships which are valued based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the respective tenant. The Company has not identified any lessee with whom it has developed a type of relationship allowing the recognition of an intangible asset.

i. Negative goodwill, net

Negative goodwill, net represents the net effect of goodwill and negative goodwill arising out of business combinations.

(i) Negative goodwill:

Negative goodwill represents the excess of fair market value of net assets acquired over cost. Under Argentine GAAP, when negative goodwill exists, acquired intangible assets are assigned a zero value. Negative goodwill is accounted for as follows: (i) the portion of negative goodwill related to future expected losses is recognized in income in the same periods losses are incurred; (ii) the amount exceeding the interest over the non monetary assets is recognized in income at acquisition date; and (iii) the amount not in excess of the equity interest over the non monetary assets is recognized as negative goodwill and amortized under the straight line method over the weighted average useful lives of the identifiable assets of the acquiree, not exceeding 20 years.

(ii) Goodwill:

Goodwill represents the difference between the purchase price paid and the fair market value of net assets acquired, adjusted for inflation as mentioned in Note 2.d. Goodwill is amortized by the straight-line method over terms ranging from 10 years to 19 years.

The carrying amount does not exceed their respective estimated recoverable value as of year-end.

j. Foreign currency assets and liabilities

Monetary assets and liabilities denominated in foreign currencies are incorporated into the accounting records of the Company in Argentine Pesos at the exchange rate prevailing at the time of the transaction. Monetary assets and liabilities in foreign currencies at year-end are then translated into Argentine Pesos at closing exchange rates. Assets and liabilities and income and expenses in foreign currencies generate transaction gains and losses, which are recorded within “Financial results, net” in the Statement of Operations.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

k. Income tax expense

The subsidiaries of the Company calculate their income taxes on a separate basis. The Company did not either calculate or pay income taxes on a consolidated basis for any of the years presented. The statutory income tax rate was 35% for all years presented.

The Company records income taxes using the deferred tax method required by Technical Resolution No. 17 (“RT 17”) “Overall Considerations for the Preparation of Financial Statements”. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the fiscal years that includes the enactment date. A valuation allowance is recognized for that component of net deferred tax assets which is more likely than not to be recoverable.

As discussed in Note 13, the Company has treated the differences between the price-level restated amounts of assets and liabilities and their historical basis as permanent differences for deferred income tax calculation purposes.

l. Minimum Presumed Income Tax (MPIT)

The Company and its subsidiaries are subject to the Minimum Presumed Income Tax Law (“Impuesto a la Ganancia Mínima Presunta” or “MPIT”). The MPIT is calculated on an individual entity basis at the statutory tax rate of 1%, and is based upon the taxable assets of each Argentine entity as of the end of the year. This tax is complementary to income tax and the Company is required to pay the greater of the income tax or the MPIT. Any excess of the MPIT over the income tax may be carried forward and recognized as a payment on account of any excess of income tax over MPIT occurring within the subsequent ten years. In the opinion of management, it is probable that the Company will utilize such asset against future taxable income charges within the next ten years and, as a result, the Company has recognized the accumulated MPIT charge within “Other receivables and prepaid expenses, net”, as appropriate, in the accompanying Consolidated Balance Sheets.

m. Customer advances

Customer advances represent payments received in advance in connection with the lease of properties. Customer advances include admission rights paid by tenants upon entering into a lease and upon lease renewal. See Note 3.a for details.

n. Provisions for contingencies and allowances

The Company provides for losses relating to accounts and mortgage receivables. The Company accrues losses when they are probable of occurring and estimable. When applicable the Company measures impairment on an individual basis, generally for larger balances of non-homogeneous receivables. When individually assessed, losses are accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. When applicable, an asset-specific allowance is established when the discounted cash flows, collateral value (less disposal costs), or observable market price of the impaired loan is lower than its carrying value. This allowance considers the borrower’s overall financial condition, resources, and payment record, the prospects for support from any financially responsible guarantors and, if appropriate, the realizable value of any collateral.

The Company collectively evaluates for impairment smaller-balance homogeneous loans, including residential mortgage loans. For purposes of a collective evaluation of impairment, mortgage receivables and consumer financing loans are grouped on the basis of similar risk characteristics, taking into account asset type, collateral type, past-due status and other relevant factors. The Company applies allowance factors, which in the judgment of management represent the expected losses over the life of the loans. In determining those factors, the Company considers the following: (i) delinquencies and overall risk ratings, (ii) loss history, (iii) trends in volume and terms of loans, (iv) effects of changes in lending policy, (v) the experience and depth of the borrowers’ management, (vi) national and local economic trends, (vii) concentrations of credit by individual credit size and by class of loans, (viii) quality of loan review system, and (ix) the effect of external factors (e.g., competition and regulatory requirements).

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

n. Provisions for contingencies and allowances (continued)

The Company has certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving tax, labor and other matters. The Company accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based on developments to date, the Company’s estimates of the outcomes of these matters and the Company’s lawyers’ experience in contesting, litigating and settling other matters. As the scope of the liabilities becomes better defined, there will be changes in the estimates of future costs, which could have a material effect on the Company’s future results of operations and financial condition or liquidity.

At the date of issuance of these Consolidated Financial Statements, the Company´s management understands that there are no elements to foresee other potential contingencies having a negative impact on these Consolidated Financial Statements.

o. Advertising expenses

The Company recognizes expenses advertising and promotion costs as the contracted services are used. Advertising and promotion expenses net of recovery collective promotion fund were approximately Ps. 19.1 million, Ps. 19.3 million and Ps. 32.8 million for the years ended June 30, 2010, 2009 and 2008, respectively.

p. Deferred debt issuance costs

Deferred debt costs consist of fees and costs incurred to issue the Non-Convertible Notes. These fees and costs are shown as a deduction of the corresponding liability in Note 4.g. These costs and fees are being amortized over the term of the respective Non-Convertible Notes, applying the effective interest method. Deferred debt costs, net of accumulated amortization, totaled Ps. 4.1 million, Ps. 4.4 million and Ps. 5.8 million for the years ended June 30, 2010, 2009 and 2008, respectively.

q. Impairment of long-lived assets

The Company periodically evaluates the carrying value of its long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying value of a long-lived asset is considered impaired by the Company when its value in use or its net realizable value, whichever is greater, is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the greater of the value in use or the net realizable value. Value in use is determined by the expected cash flows from the assets discounted at a rate commensurate with the risk involved. Net realizable value is determined by the selling price of the asset less costs to sell.

Under Argentine GAAP, the impairment loss is recorded in the Consolidated Statement of Operations against a liability account. This liability account is a contra account to fixed assets or undeveloped parcels of land or inventories, which means that it is presented on the balance sheet as a direct reduction from the book value of these assets to arrive at the carrying value at any particular point in time. The liability account is depreciated over the useful life of the related asset decreasing depreciation expense each period. Under Argentine GAAP, a previously recognized impairment loss should only be reversed when there is a subsequent change in estimates used to compute the value in use or its net realizable value, whichever is greater. In that event, the new carrying amount of the asset should be the lower of its value in use or its net realizable value, whichever is greater, or the net carrying amount the asset would have had if no impairment had been recognized. Both the impairment charge and the impairment reversal are recognized in earnings in the period in which they are incurred.

r. Vacation expenses

Vacation expenses are fully accrued in the fiscal year the employee renders services to earn such vacation.

s. Derivative financial instruments

The Company uses derivative financial instruments to manage its exposure to certain risks, including foreign exchange risks. The Company RT No. 18 and carries these derivatives as assets or liabilities at fair market value on the balance sheet.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

s. Derivative financial instruments (continued)

RT No. 18 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statement of operations, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. While management believes each of the financial instruments manage various market risks, these instruments are not designated and accounted for as hedges as a result of the extensive record keeping requirements of the provisions. Accordingly, the Company’s derivatives are marked to market on a current basis with gains and losses recognized in earnings. See Note 11 for a description of the derivative financial instruments of the Company.

t. Monetary assets and liabilities

Monetary assets and liabilities are stated at their face value plus or minus, as applicable, financial gain or loss.

u. Receivables from leases and services and trade payables

Receivables from leases and services and trade payables are disclosed by its representative value at the price applicable to spot operations at the time of the transaction plus interest and implicit financial components accrued at the internal rate of return determined at that moment.

v. Financial receivables and payables

Financial receivables and payables have been valued at the amount deposited and collected, respectively, net of related costs, plus accrued interest based on the interest rate estimated at the time of the transaction. In the case, the Company has the intention and ability of selling financial receivables after the year-end, those receivables are valued at their net realizable value. Non-interest bearing receivables and payables are recorded at present value and interest is imputed.

w. Other receivables and liabilities

Sundry current receivables and payables and the customer advances were valued at their nominal value plus financial charges accrued at each fiscal year end, when applicable.

As established by the regulations of the National Securities Comission, deferred tax assets and liabilities have not been discounted.

x. Related party balances

Receivables and liabilities with related parties generated by financial transactions and other sundry transactions have been valued in accordance with the terms agreed by the parties.

y. Earnings per share

The Company is required to disclose earnings per share information for all years presented. Basic earnings per share (“basic EPS”) are computed by dividing the net income available to common shareholders for the year by the weighted-average number of common shares outstanding during the year. Diluted earnings per share (“diluted EPS”) are computed by dividing the adjusted net income for the year by the weighted-average number of common shares and potential common shares outstanding during the year.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

y. Earnings per share (continued)

In computing diluted EPS, income available to common shareholders used in the basic EPS calculation is adjusted to add back the after-tax amount of interest recognized for the year with respect to any debt convertible to common stock. Additional adjustments are made for any other income or loss items that would result from the assumed conversion of potential common shares. The weighted-average number of common shares outstanding is adjusted to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Diluted EPS is based on the most advantageous conversion rate or exercise price over the entire term of the instrument from the standpoint of the security holder. The calculation of diluted EPS excludes potential common shares if their effect is anti-dilutive. The Company has considered the dilutive effect of the outstanding convertible debt in calculating diluted EPS.

4. Breakdown of the main captions

a. Cash and banks:

	As of June 30,
	2010		2009
Cash in local currency	Ps.	2,346	Ps.	2,677
Cash in foreign currency (Note 18.f)		997		241
Bank accounts in local currency		7,389		14,766
Bank accounts in foreign currency (Note 18.f)		16,552		3,840

	Ps.	27,284	Ps.	21,524

b. Other investments, net:

	As of June 30,
	2010		2009
Current
Time deposits in local currency (ii)	Ps.	—	Ps.	14,903
Mutual funds (Note 18.f) (iv)		41,592		13,981
Retained interests in securitized receivables (i)		124,671		136,231
Mortgage bonds issued by BHSA (Note 6)		728		633
TDFs(ii9		2,846		16,490
Other government bonds		34		14,129
Allowance for impairment of CPs		(7,423)		(10,198)

	Ps.	162,448	Ps.	186,169

Non-current
Retained interests in securitized receivables (i)	Ps.	18,458	Ps.	22,899
Undeveloped parcels of land
• Beruti plot of land (Note 2.h)		52,934		52,715
• Caballito plot of land (iii)		36,745		36,741
• Patio Olmos		32,949		32,949
• Rosario plot of land		11,166		15,577
• Air Space Coto		13,188		13,188
• Other real estate		2,962		2,372
Share’s purchase advances (Note 18.f)		389		2,254
Allowance for impairment of CPs		(1,165)		(1,891)
Other investments.		56		56

	Ps.	167,682	Ps.	176,860

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

4. Breakdown of the main captions (continued)

(i)	As part of its credit card and personal loans securitization programs, the Company transfers credit card and personal loans receivables to trusts in exchange for cash and certificates representing undivided interests in such receivables. Trusts debt securities represent debt certificates (TDFs) issued by trusts which are valued at amortized cost. Retained interests in transferred credit card and personal loans receivables represent equity certificates (CPs) issued by trusts which are accounted for under the equity method of accounting (See Note 10 for details).
(ii)	Considered as cash equivalents for purposes of the Consolidated Statements of Cash Flows.
(iii)	This asset is restricted in relation to certain tax claims.
(iv)	As of June 30, 2010 and 2009 includes Ps. 26,138 and Ps. 12,557, respectively, considered as cash equivalents for purposes of the Consolidated Statements of Cash Flows.

c. Accounts receivable, net:

	As of June 30,
	2010		2009
Current
Consumer financing receivables	Ps.	245,538	Ps.	141,570
Checks to be deposited		60,695		62,230
Leases and services receivable (Note 18.f)		50,486		57,543
Debtors under legal proceedings		33,762		28,388
Pass-through expenses receivable (i)		19,917		37,689
Related parties (Notes 6 and 18.f)		6,591		9,273
Notes receivable (Note 18.f)		3,868		7,462
Receivables with collection agents		4,532		5,070
Mortgages receivable – Torres de Abasto (ii)		563		519
Less:
Allowance for doubtful accounts (Note 18.d)		(103,289)		(117,368)

	Ps.	322,663	Ps.	232,376

Non-current
Consumer financing receivables.	Ps.	25,824	Ps.	6,490
Notes receivable (Note 18.f)		399		1,279
Mortgages receivable – Torres de Abasto (ii)		154		192
Leases and services receivable (Note 18.f)		445		—
Less:
Allowance for doubtful accounts (Note 18.d)		(1,250)		(2,708)

	Ps.	25,572	Ps.	5,253

(i)	Represents receivables for common area maintenance and other operating expenses charged to tenants of shopping centers.
(ii)	Mortgages receivable consist of fixed-rate mortgage receivables from several borrowers. As of June 30, 2010 the amount due from the largest individual borrower was Ps. 0.2 million at a contractual interest rate of 14% (See Note 17.II.r).

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

4. Breakdown of the main captions (continued)

d. Other receivables and prepaid expenses, net:

	As of June, 30
	2010		2009
Current
Related parties (Notes 6 and 18.f)	Ps.	6,812	Ps.	9,981
Receivables from the sale of investments (Note 18.f)		—		11,547
Guarantee deposits (i)		4,252		238
Guarantee deposits re. securitization programs (Note 10)		5,427		6,782
Prepaid expenses (Note 18.f)		23,008		17,542
MPIT		937		—
Loans granted (Note 18.f)		439		4,940
Other tax credits		4,785		1,988
Prepaid gross revenue tax		806		718
Income tax credits, net		2,611		13,265
Other prepaid taxes		366		256
Valued Added Tax (VAT) receivable		15,079		1,160
Receivables for third party services offered in consumer financing stores		4,880		2,746
Others		768		2,409

	Ps.	70,170	Ps.	73,572

Non-Current
Guarantee deposits re. securitization programs (Note 10)	Ps.	—	Ps.	999
Guarantee deposits (i) (Note 18.f)		220		375
Deferred income tax (Note 13)		37,555		58,378
Mortgages receivable (ii)		2,208		2,208
Allowance for doubtful mortgage receivable (Note 18.d)		(2,208)		(2,208)
MPIT		14,328		20,274
Prepaid gross revenue tax		935		936
Value Added Tax (VAT) receivable		63,065		64,375
Imputed interest of non-current receivables		(15,175)		(17,509)
Prepaid expenses		1,430		133
Related parties (Note 6)		14,687		22,509
Others		195		2,424

	Ps.	117,240	Ps.	152,894

(i)	As of June 30, 2010 and 2009 includes restricted deposits related mainly to labor claims.
(ii)	Corresponds to a loan granted to an unaffiliated third party, which is collateralized by a mortgage on certain properties. During fiscal year 2001, this debtor filed for bankruptcy. As a result, the Company has recognized an allowance for the entire balance based on the opinion of its legal counsel.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

4. Breakdown of the main captions (continued)

e. Inventory, net:

	As of June 30,
	2010		2009
Current
Rosario plot of land	Ps.	8,728	Ps.	—
Torres de Rosario		3,379		—
Carlos Gardel plot of land		1,698		—
Resale merchandise		492		715

	Ps.	14,297	Ps.	715

Non-current
Torres de Rosario under construction (Note 2.h)		7,644		11,023
Others		—		8

	Ps.	7,644	Ps.	11,031

f. Trade accounts payable:

	As of June 30,
	2010		2009
Current
Suppliers (Note 18.f) (i)	Ps.	148,150	Ps.	113,233
Accruals (Note 18.f)		54,428		74,178
Related parties (Notes 6 and 18.f)		22,624		20,614
Others		133		5,690

	Ps.	225,335	Ps.	213,715

Non-current
Suppliers	Ps.	11,210	Ps.	11,243
Related parties (Note 6)		12,158		8,438

	Ps.	23,368	Ps.	19,681

(i)	As of June 30, 2010 and 2009, includes accounts payable to merchants for credit card operations of Ps. 125.1 million and Ps. 88.8 million, respectively.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

4. Breakdown of the main captions (continued)

g. Short-term and long-term debt:

	As of June 30,
	2010	2009
Current
Uncollateralized loans including accrued interest (i)	7,244	137,434
Collateralized loans including accrued interest (ii)	39,244	25,241
Non-Convertible Notes (Notes 6, 14 and 18.f)	109,336	39,759
Accrued interest on Notes (Notes 6, 14 and 18.f)	14,682	13,415
Interest payable to credit card trust	2,263	4,867
Mortgage loans (Note 18.f)	—	15,626
Deferred debt costs (Note 3.p)	(1,188)	(833)
Others	192	315
Tarshop’s VCPs including accrued interest (Note 14)	23,019	—
Seller financing-Arcos del Gourmet S.A. (Note 18.f)	9,511	—

	Ps.204,303	Ps.235,824

Non-current
Convertible Notes (Notes 6, 14 and 18.f)	Ps.185,653	Ps.179,324
Non-Convertible Notes (Notes 6, 14 and 18.f)	491,831	516,191
Deferred debt costs (Note 3.p)	(2,930)	(3,539)
Seller financing-Arcos del Gourmet S.A. (Note 18.f)	3,591	—
Others	—	158

	Ps.678,145	Ps.692,134

(i)	Generally, the Company’s short-term borrowings are in the form of overdraft facilities and/or bank loans with original maturities of less than one year. The weighted average interest rates on short-term debt were 15 % and 17.54 % as of June 30, 2010 and 2009, respectively. The Company generally used the proceeds from these borrowings for working capital needs and other general corporate purposes.
(ii)	As of June 30, 2010, includes (i) a loan from Standard Bank Argentina S.A. for Ps. 15.4 million, which is collateralized by CPs related to the Fideicomisos Financieros Tarjeta Shopping Series XLI, XLIV, XLVII, LVII and LIX for a face value of Ps. 32.1 million; (ii) a loan from Banco Itaú Buen Ayre S.A. for Ps. 3.7 million, which is collateralized by CPs related to the Fideicomisos Financieros Tarjeta Shopping Series XXXIX and XL for a face value of Ps. 11.9 million; and (iii) a loan from BHSA for Ps. 20.1 million, which is collateralized by CPs related to Fideicomisos Financieros Tarjeta Shopping Series XLVII, XLIX and LVI for a face value of Ps. 22.0 million.

h. Salaries and social security payable:

	As of June 30,
	2010		2009
Provision for vacation and bonuses	Ps.	20,522	Ps.	18,446
Social security payable		4,549		4,760
Salaries payable		203		183
Others		418		468

	Ps.	25,692	Ps.	23,857

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

4. Breakdown of the main captions (continued)

i. Taxes payable:

	As of June 30,
	2010		2009
Current
Income tax, net	Ps.	35,768	Ps.	9,672
VAT payable, net		11,652		38,454
Other tax withholdings		8,362		5,793
Gross revenue tax payable		2,270		1,924
Provision for tax on personal assets of shareholders		174		418
Asset tax payable, net		1,824		11,102
Tax amnesty plan and payment facilities plan for income tax payable and MPIT (i)		1,559		23,495
Tax payment facilities plan for VAT payable		13,235		31,437
Tax amnesty plan for gross revenue tax payable		332		309
Others		993		2,942
Tax amnesty plan for municipality taxes payable		673		—

	Ps.	76,842	Ps.	125,546

Non-current
Tax amnesty plan for income tax payable (i)	Ps.	19,145	Ps.	20,704
Deferred income tax (Note 13)		26,650		34,939
Tax amnesty plan for municipality tax payable		1,900		—
Tax amnesty plan for gross revenue tax payable		968		1,301
Minimum presumed income tax		13		8

	Ps.	48,676	Ps.	56,952

(i)	In April, 2009, and due to the unfavorable ruling in the case “Alto Palermo S.A. vs. Dirección General Impositiva in re: appeal” entered in February, 2009, the Company and certain subsidiaries decided to adhere to Law No. 26,476 and to the Payment Facilities Plan that establish a system to settle and finance tax liabilities.

j. Customer advances:

	As of June 30,
	2010		2009
Current
Admission rights	Ps.	50,734	Ps.	45,392
Lease and customer advances (i) (Note 18.f)		37,901		28,513
Guarantee deposits (Note 18.f)		2,198		2,816
Related parties (Note 6)		406		—

	Ps.	91,239	Ps.	76,721

Non-current
Admission rights	Ps.	59,228	Ps.	60,626
Lease and customer advances (i)		29,936		32,902

	Ps.	89,164	Ps.	93,528

(i)	Lease and customer advances include (a) Ps. 18.7 million and Ps. 18.2 million, as of June 30, 2010 and 2009, respectively, received from NAI International II, Inc. at the time of the construction of a movie theater complex and a portion of parking facilities in the Córdoba Shopping; and (b) Ps 9.5 million and Ps. 8.1 million, as of June 30, 2010 and 2009, respectively, received from Wal-Mart Argentina S.R.L. to secure a 30-year lease in Dot Baires Shopping.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

4. Breakdown of the main captions (continued)

k. Other liabilities:

	As of June 30,
	2010		2009
Current
Accrual for Directors’ fees (Note 6)	Ps.	21,222	Ps.	5,847
Fees advanced to Directors (Note 6)		(11,870)		(4,011)
Advance for sale of Tarshop’s shares (Notes 2.h and 18.f)		21,070		—
Debt with former minority shareholder of Tarshop (Note 18.f)		3,529		—
Contributed leasehold improvements (i)		462		470
Derivative financial instruments (Note 6)		—		243
Withholdings and guarantee deposits		509		421
Others		663		748

	Ps.	35,585	Ps.	3,718

Non-current
Contributed leasehold improvements (i)	Ps.	9,502	Ps.	9,964
Debt with former minority shareholder of Tarshop (Note 18.f)		3,322		—
Debt with shareholders of related companies		2,265		4,781
Directors’ guarantee deposits (Note 6)		12		12
Below market leases		141		169

	Ps.	15,242	Ps.	14,926

(i)	Contributed leasehold improvements relate to improvements made by tenants in Abasto Shopping Center and Mendoza Plaza Shopping. The Company has recorded the improvements as fixed assets based on construction costs incurred with a corresponding deferred liability. Contributed leasehold improvements are amortized to income over the term of lease. Such amortization, net of the related depreciation of the leasehold improvement, was not significant for the years ended June 30, 2010 and 2009.

l. Provisions:

	As of June 30,
	2010		2009
Current
Provision for contingencies (Note 18.d)	Ps.	1,743	Ps.	1,004

	Ps.	1,743	Ps.	1,004

Non-current
Provision for contingencies (Note 18.d)	Ps.	7,913	Ps.	5,492

	Ps.	7,913	Ps.	5,492

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

5. Shareholders’ equity

a. Common stock

As of June 30, 2010, the Company had 782.1 million authorized and outstanding shares of common stock, having a par value of Ps. 0.10 per share. Holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. During fiscal years 2010 and 2009 the holders of the Convertible Notes did not exercise their conversion rights and, as a result, the Company did not issue any shares of common stock. On October 7, 2010, a new conversion into shares has been made, reaching 1,259,608,411 shares at the date of these Consolidated Financial Statements.

As of June 30, 2010 holders of Convertible Notes have exercised their right to convert ordinary shares for a total of US$ 2.8 million for a face value of Ps. 0.1 each. As of June 30, 2010 the outstanding balance of Convertible Notes amounted to US$ 47.2 million.

b. Inflation adjustment of common stock

As discussed in Note 2.d., the Company’s Consolidated Financial Statements were prepared on the basis of general price-level accounting which reflects changes in the purchase price of the peso in the historical Consolidated Financial Statements through February 28, 2003. The inflation adjustment related to common stock was appropriated to an inflation adjustment reserve that forms part of shareholders’ equity.

c. Restrictions on distribution of profits (Legal reserve)

In accordance with the Argentine Corporations Law and the Company’s by-laws, 5% of the net and realized profit for the year calculated in accordance with Argentine GAAP must be appropriated by resolution of shareholders to a legal reserve until such reserve equals 20% of the Company’s outstanding capital. This legal reserve may be used only to absorb losses.

d. Reserve for new developments and voluntary reserve for general purposes

Under Argentine law, companies are allowed to transfer portions of accumulated retained earnings to special reserves. These special reserves may be for general purposes or for specific uses such as new developments. The transfer of accumulated retained earnings to these special reserves is shown in the shareholder´s equity. These reclassifications have no impact on the total shareholders’ equity of the Company. The Company may also transfer previously reserved amounts out to retained earnings for distribution purposes.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

6. Balances and transactions with related parties

The following is a summary of the balances with related parties:

Company	Balance receivable (payable) as of June 30, 2010
	Other investments, net - Current	Accounts receivable, net - Current	Other receivables and prepaid expenses, net -Current	Other receivables and prepaid expenses, net - Non-current	Trade accounts payable – Current	Trade accounts payable – Non-current	Short- term debt	Long- term debt	Customer advances – Current	Other liabilities - Current	Other liabilities Non-current
Banco Hipotecario S.A. (2)	728	354	—	—	—	—	(20,000)	—	(343)	—	—
Cactus S.A. (3)	—	17	—	—	(3)	—	—	—	—	—	—
Canteras Natal Crespo S.A. (11)	—	2	—	—	—	—	—	—	—	—	—
Consultores Assets Management S.A. (4)	—	3	—	—	(5)	—	—	—	—	—	—
Cresud S.A.C.I.F. y A. (5) (ii)	—	1,161	4,854	—	(16,908)	—	(215)	(19,655)	—	—	—
Cyrsa S.A. (11)	—	146	—	—	(206)	—	—	—	—	—	—
Directors	—	2	5	—	—	—	(3)	(68)	—	(9,352)	(12)
E-Commerce Latina S.A. (7)	—	20	—	—	—	—	—	—	—	—	—
Estudio Zang, Bergel y Viñes (8)	—	—	—	—	(261)	—	—	—	—	—	—
Fundación IRSA (4)	—	6	—	—	—	—	—	—	—	—	—
Futuros y Opciones.Com S.A. (1)	—	7	—	—	(6)	—	—	—	—	—	—
IRSA (9) (i) (ii)	—	3,779	—	—	(5,184)	—	(20,720)	(293,890)	(63)	—	—
Llao Llao Resorts SA (7)	—	10	—	—	(40)	—	—	—	—	—	—
Metroshop S.A. (10)	—	—	—	14,687	—	(12,158)	—	—	—	—	—
Museo de los Niños (4)	—	1,084	—	—	(5)	—	—	—	—	—	—
Nuevas Fronteras S.A. (7)	—	—	—	—	(6)	—	—	—	—	—	—
Parque Arauco S.A. (9)	—	—	—	—	—	—	(2,716)	(60,822)	—	—	—
Personnel	—	—	1,906	—	—	—	—	—	—	—	—
Tyrus S.A. (7)	—	—	47	—	—	—	—	—	—	—	—

Total	728	6,591	6,812	14,687	(22,624)	(12,158)	(43,654)	(374,435)	(406)	(9,352)	(12)

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

6. Balances and transactions with related parties (continued)

Company	Balance receivable (payable) as of June 30, 2009
	Other investments, net - Current	Accounts receivable, net - Current	Other receivables and prepaid expenses, net -Current	Other receivables and prepaid expenses, net - Non-current	Trade accounts payable – Current	Trade accounts payable – Non-current	Short-term debt	Long-term debt	Other liabilities - Current	Other liabilities – Non-current
Agropecuaria Anta S.A. (1)	—	—	—	—	(1)	—	—	—	—	—
Banco Hipotecario S.A. (2)	633	5	—	—	—	—	—	—	—	—
Cactus S.A. (3)	—	13	—	—	(3)	—	—	—	—	—
Consorcio de Propietarios Libertador 498 (4)	—	10	—	—	(1)	—	—	—	—	—
Consultores Assets Management S.A. (4)	—	3	—	—	(5)	—	—	—	—	—
Cresud S.A.C.I.F. y A. (5) (ii)	—	4,329	—	—	(3,661)	—	(208)	(18,985)	(243)	—
Cyrsa S.A. (11)	—	124	—	—	(200)	—	—	—	—	—
Directors	—	—	27	—	—	—	(1)	(65)	(1,836)	(12)
E-Commerce Latina S.A. (7)	—	51	—	—	—	—	—	—	—	—
Estudio Zang, Bergel y Viñes (8)	—	—	—	—	(183)	—	—	—	—	—
Fundación IRSA (4)	—	4	—	—		—	—	—	—	—
Futuros y Opciones.Com S.A. (1)	—	5	—	—	(6)	—	—	—	—	—
Hoteles Argentinos S.A. (7)	—	—	—	—	(43)	—	—	—	—	—
Inversiones Ganaderas S.A. (1)	—	—	—	—	(1)	—	—	—	—	—
Inversora Bolívar S.A. (7)	—	41	—	—	(2,827)	—	—	—	—	—
IRSA (9) (i) (ii)	—	3,896	6,580	—	(13,672)	—	(7,227)	(310,904)	—	—
Metroshop S.A. (10)	—	—	2,265	22,509	—	(8,438)	—	—	—	—
Museo de los Niños (4)	—	792	—	—	(5)	—	—	—	—	—
Nuevas Fronteras S.A. (7)	—	—	—	—	(6)	—	—	—	—	—
Parque Arauco S.A. (9)	—	—	—	—	—	—	(2,609)	(58,749)	—	—
Personnel	—	—	1,109	—	—	—	—	—	—	—

Total	633	9,273	9,981	22,509	(20,614)	(8,438)	(10,045)	(388,703)	(2,079)	(12)

(i)	As discussed in Note 14, in July 2002 the Company issued US$ 50 million of Convertible Notes, of which US$ 30 million were purchased by IRSA, the principal shareholder of the Company. In addition, during the years ended June 30, 2004 and 2005 IRSA acquired US$ 1 million and US$ 2 million of Convertible Notes, respectively. Also, during the year ended June 30, 2005 IRSA exercised its conversion rights and converted US$ 1.3 million of Convertible Notes. As a result, at both June 30, 2010 and 2009 IRSA holds US$ 31.7 million of the Company’s Convertible Notes, respectively. For details of the issuance, see Note 14.
(ii)	As discussed in Note 14, in May 2007 the Company issued an aggregate amount of US$ 170.0 million of Non-Convertible Notes in two series. During the year ended June 30, 2010, IRSA holds Series I Notes and Series II Notes for a face value of US$ 39.6 million and Ps. 33.2 million, respectively. For details of the issuance, see Note 14.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

6. Balances and transactions with related parties (continued)

The following is a summary of the transactions with related parties:

Company	(Expense) income included in the Statements of Operations for the years ended June 30,
	2010			2009				2008
	Administrative expenses	Financial results, net	Shared services	Administrative expenses	Financial results, net	Other income (expenses), net	Shared services	Administrative expenses	Financial results, net	Other income (expenses), net	Shared services
Cresud S.A.C.I.F. y A. (5)	—	(4,100)	(16,697)	—	(2,677)	—	896	—	1	—	826
Directors	(22,408)	(9)	—	(11,808)	(11)	—	—	(12,475)	(2)	—	—
Directors of Banco Hipotecario S.A. (2)	—	—	—	—	(8)	—	—	—	(2)	—	—
E-Commerce Latina S.A. (7)	—	—	—	—	—	—	—	—	7	—	—
Estudio Zang, Bergel y Viñes (8)	(1,862)	—	—	(2,472)	—	—	—	(991)	—	—	—
Fundación IRSA (4)	—	—	—	—	—	3,218	—	—	—	(4,635)	—
Inversora Bolívar S.A. (7)	—	—	—	(3,920)	—	—	—	(1,898)	24	—	—
IRSA (9)	(4,007)	(37,869)	547	—	(50,277)	—	(2,118)	—	(7,630)	—	(636)
Parque Arauco S.A. (9)	—	(8,049)	—	—	(17,473)	—	—	—	(3,720)	—	—
Personnel	—	12	—	—	108	—	—	—	80	—	—

Total	(28,277)	(50,015)	(16,150)	(18,200)	(70,338)	3,218	(1,222)	(15,364)	(11,242)	(4,635)	190

1.	Subsidiary of Cresud S.A.C.I.F. y A., controlling shareholder of IRSA.
2.	Equity investee of IRSA.
3.	Equity investee of Cresud S.A.C.I.F. y A.
4.	Related to IRSA.
5.	Controlling shareholder of IRSA.
6.	Equity investee of IRSA.
7.	Subsidiary of IRSA.
8.	Related to the Board of Directors.
9.	Controlling shareholder of the Company.
10.	Venturer.
11.	Venturer of IRSA.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

7. Financial results, net

	Years ended June 30,
	2010		2009		2008
Generated by assets:
Interest income from past-due receivables	Ps.	7,375	Ps.	5,959	Ps.	4,761
Effect on the present value accounting		3,113		(13,124)		(4,175)
Mortgage loans interest in Torres de Abasto		56		73		99
Results from financial investments		391		3,916		14,141
Other interest		558		1,446		1,511
Foreign currency exchange gain		860		16,820		4,753
Other holding results		(10,176)		2,970		14,294

	Ps.	2,177	Ps.	18,060	Ps.	35,384

Generated by liabilities:
Financial expenses	Ps.	(79,773)	Ps.	(56,857)	Ps.	(52,243)
Other interest		(107)		(293)		(149)
Interest on taxes payable		(8,758)		(8,563)		(824)
Foreign currency exchange (loss) gain		(23,305)		(83,864)		7,665
(Loss) Gain from derivative instruments (Note 11)		(2,582)		9,436		(4,100)
Gain from repurchase of Non-Convertible Notes		—		13,202		879

	Ps.	(114,525)	Ps.	(126,939)	Ps.	(48,772)

	Ps.	(112,348)	Ps.	(108,879)	Ps.	(13,388)

8. Segment information

General information

The Company is required to disclose segment information in accordance with Technical Resolution No. 18 (“RT 18”) “Specific Considerations for the Preparation of Financial Statements”. RT 18 establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of a company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. The statement also establishes standards for related disclosures about a company’s products and services, geographical areas and major customers. The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting. The Company has three reportable segments. These segments are “Leases and Services”, “Consumer Financing” and “Others”.

A general description of each segment follows:

•	Leases and Services

This segment includes the operating results of the Company’s shopping centers principally comprised of lease and service revenues from tenants.

•	Consumer Financing

This segment includes the origination of loans and credit card receivables and related securitization programs carried through Tarshop and Metroshop.

•	Others

This segment primarily includes the operating results of the Company’s construction and/or barter transactions and sale of residential properties.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

8. Segment information (continued)

The Company’s primary operations are located in Argentina. All revenues and long-lived assets are attributable to the Company’s country of domicile.

The accounting policies of the segments are the same as those described in Note 3. The column titled eliminations includes the eliminations of inter-segment activities.

As of and for the year ended June 30, 2010:

	Leases and services		Consumer financing		Others		Total reportable segments		Eliminations		Total as of and for the year ended June 30, 2010
Revenues	Ps.	518,463	Ps.	265,346	Ps.	1,172	Ps.	784,981	Ps.	(i)(108)	Ps.	784,873
Costs		(158,559)		(102,980)		(328)		(261,867)		(i) (ii)3,035		(258,832)

Gross profit	Ps.	359,904	Ps.	162,366	Ps	.844	Ps.	523,114	Ps.	2,927	Ps.	526,041

Selling expenses		(37,134)		(125,562)		(43)		(162,739)		— —		(162,739)
Administrative expenses		(56,140)		(25,234)		(60)		(81,434)		— —		(81,434)
Gain from recognition of inventories at net realizable value		—		—		1,162		1,162		—		1,162
Net income from retained interest in securitized receivables		—		37,470		—		37,470		—		37,470

Operating income	Ps.	266,630	Ps.	49,040	Ps.	1,903	Ps.	317,573	Ps.	2,927	Ps.	320,500

Amortization of goodwill		(1,017)		(628)		—		(1,645)		—		(1,645)
Financial results, net		(92,848)		(16,534)		(39)		(109,421)		(ii) (2,927)		(112,348)
Other income (expenses), net		(1,320)		(1,984)		—		(3,304)		—		(3,304)

Income before taxes and minority interest	Ps.	171,445	Ps.	29,894	Ps.	1,864	Ps.	203,203	Ps.	—	Ps.	203,203

Income tax expense		(68,086)		(10,473)		(666)		(79,225)		—		(79,225)
Minority interest		(4,718)		(158)		—		(4,876)		—		(4,876)

Net income	Ps.	98,641	Ps.	19,263	Ps.	1,198	Ps.	119,102	Ps.	—	Ps.	119,102

Depreciation and amortization		113,337		8,622		—		121,959		—		121,959
Acquisitions of fixed assets		58,914		2,176		—		61,090		—		61,090
Operating assets		1,829,171		277,486		22,227		2,128,884		—		2,128,884
Non operating assets		371,552		200,783		—		572,335		(216,669)		355,666

Total Assets	Ps.	2,200,723	Ps.	478,269	Ps.	22,227	Ps.	2,701,219	Ps.	(216,669)	Ps.	2,484,550

(i)	Represents inter-segment lease revenues and expenses.
(ii)	Represents interest expense generated by inter-segment loan used to fund the credit card activity.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

8. Segment information (continued)

As of and for the year ended June 30, 2009:

Leases and services	Consumer financing	Others	Total reportable segments	Eliminations	Total as of and for the year ended June 30, 2009
Revenues	Ps.	397,914	Ps.	236,827	Ps.	9,005	Ps.	643,746	Ps.	(i) (1,181)	Ps.	642,565
Costs	(108,922)	(126,678)	(5,989)	(241,589)	(i) (ii) 3,072	(238,517)

Gross profit	Ps.	288,992	Ps.	110,149	Ps.	3,016	Ps.	402,157	Ps.	1,891	Ps.	404,048

Selling expenses	(29,308)	(178,038)	(91)	(207,437)	(i) 479	(206,958)
Administrative expenses	(43,904)	(17,027)	(26)	(60,957)	(i) 106	(60,851)
Net loss from retained interest in securitized receivables	—	(46,012)	—	(46,012)	—	(46,012)

Operating income (loss)	Ps.	215,780	Ps.	(130,928)	Ps.	2,899	Ps.	87,751	Ps.	2,476	Ps.	90,227

Amortization of goodwill	(1,017)	(514)	—	(1,531)	—	(1,531)
Financial results, net	(106,361)	(24)	(20)	(106,405)	(ii) (2,474)	(108,879)
Other income (expenses), net	3,883	(608)	—	3,275	—	3,275

Income (loss) before taxes and minority interest	Ps.	112,285	Ps.	(132,074)	Ps.	2,879	Ps.	(16,910)	Ps.	2	Ps.	(16,908)

Income tax (expense) income	(53,258)	37,484	(1,008)	(16,782)	—	(16,782)
Minority interest	(963)	12,593	—	11,630	—	11,630

Net income (loss)	Ps.	58,064	Ps.	(81,997)	Ps.	1,871	Ps.	(22,062)	Ps.	2	Ps.	(22,060)

Depreciation and amortization	89,150	5,575	—	94,725	—	94,725
Acquisitions of fixed assets	401,250	3,439	—	404,689	—	404,689
Operating assets	1,888,916	153,892	519	2,043,327	773	2,044,100
Non operating assets	158,408	189,943	—	348,351	59,064	407,415

Total Assets	Ps.	2,047,324	Ps.	343,83	5	Ps.	519	Ps.	2,391,678	Ps.	59,837	Ps.	2,451,515

(i)	Represents inter-segment lease revenues and expenses.
(ii)	Represents interest expense generated by inter-segment loan used to fund the credit card activity.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

8. Segment information (continued)

As of and for the year ended June 30, 2008:

	Leases and services		Consumer financing		Others		Total reportable segments		Eliminations		Total as of and for the year ended June 30, 2008
Revenues	Ps.	347,252	Ps.	291,030	Ps.	3,729	Ps.	642,011	Ps.	(i)(1,857)	Ps.	640,154
Costs		(98,820)		(106,421)		(3,579)		(208,820)		(i) (ii) 2,833		(205,987)

Gross profit	Ps.	248,432	Ps.	184,609	Ps.	150	Ps.	433,191	Ps.	976	Ps.	434,167

Selling expenses		(24,808)		(194,726)		(299)		(219,833)		—		(219,833)
Administrative expenses		(40,374)		(10,675)		(1)		(51,050)		—		(51,050)
Net loss from retained interest in securitized receivables		—		(1,261)		—		(1,261)		—		(1,261)
Gain from recognition of inventories at net realizable value		—		—		185		185		—		185

Operating income (loss)	Ps.	183,250	Ps.	(22,053)	Ps.	35	Ps.	161,232	Ps.	976	Ps.	162,208

Equity loss from related companies		(14)		—		—		(14)		—		(14)
Amortization of goodwill		(1,960)		(242)		—		(2,202)		—		(2,202)
Financial results, net		(13,833)		1,222		199		(12,412)		(ii) (976)		(13,388)
Other income, net		4,975		3,800		—		8,775		—		8,775

Income (loss) before taxes and minority interest	Ps.	172,418	Ps.	(17,273)	Ps.	234	Ps.	155,379	Ps.	—	Ps.	155,379

Income tax expense		(74,910)		(1,522)		(82)		(76,514)		—		(76,514)
Minority interest		(2,606)		3,711		—		1,105		—		1,105

Net income (loss)	Ps.	94,902	Ps.	(15,084)	Ps.	152	Ps.	79,970	Ps.	—	Ps.	79,970

Depreciation and amortization		75,125		4,060		—		79,185		—		79,185
Acquisitions of fixed assets		265,142		6,822		—		271,964		—		271,964
Operating assets		1,530,555		113,051		821		1,644,427		—		1,644,427
Non operating assets		390,038		197,629		—		587,667		—		587,667

Total Assets	Ps.	1,920,593	Ps.	310,680	Ps.	821	Ps.	2,232,094	Ps.	—	Ps.	2,232,094

(i)	Represents inter-segment lease revenues and expenses.
(ii)	Represents interest expense generated by inter-segment loan used to fund the credit card activity.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

9. Additional information on assets and liabilities

The aging of main assets and liabilities as of June 30, 2010 is as follows:

	To mature in 3 months		To mature between 4 and 6 months		To mature between 7 and 9 months		To mature between 10 and 12 months		To mature in greater than 1 year		Past due		No fixed term		Total
Assets
Other investments, net (1)	Ps.	94,116	Ps.	10,411	Ps.	30,628	Ps.	10,620	Ps.	17,293	Ps.	16,661	Ps.	12	Ps.	179,741
Accounts receivable, net		141,417		42,862		26,531		16,107		25,572		95,395		351		348,235
Other receivables and prepaid expenses, net		57,729		3,887		3,083		2,141		5,968		95		114,507		187,410

	Ps.	293,262	Ps.	57,160	Ps.	60,242	Ps.	28,868	Ps.	48,833	Ps.	112,151	Ps.	114,870	Ps.	715,386

Liabilities
Trade accounts payable	Ps.	185,308	Ps.	8,491	Ps.	205	Ps.	188	Ps.	416	Ps.	31,142	Ps.	22,953	Ps.	248,703
Customer advances		33,205		21,546		20,637		13,324		89,164		671		1,856		180,403
Short-term and long-term debt		44,996		57,288		10,559		91,460		678,145		—		—		882,448
Other liabilities (2)		51,018		59,101		4,742		2,050		34,990		62		59,730		211,693

	Ps.	314,527	Ps.	146,426	Ps.	36,143	Ps.	107,022	Ps.	802,715	Ps.	31,875	Ps.	84,539	Ps.	1,523,247

	Accruing interest at a fixed rate				Accruing interest at a variable rate				Not accruing interest
	Current		Non-Current		Current		Non-Current		Current		Non-Current		Total
Assets
Other investments, net (1)	Ps.	—	Ps.	—	Ps.	44,913	Ps.	—	Ps.	117,535	Ps.	17,293	Ps.	179,741
Accounts receivable, net		109,525		13,789		563		154		212,575		11,629		348,235
Other receivables and prepaid expenses, net		1,391		—		30,553		—		38,226		117,240		187,410

	Ps.	110,916	Ps.	13,789	Ps.	76,029	Ps.	154	Ps.	368,336	Ps.	146,162	Ps.	715,386

Liabilities
Trade accounts payable	Ps.	117,310	Ps.	320	Ps.	—	Ps.	—	Ps.	108,025	Ps.	23,048	Ps.	248,703
Customer advances		—		—		300		2,551		90,939		86,613		180,403
Short-term and long-term debt		95,184		681,075		95,418		—		13,701		(2,930)		882,448
Other liabilities (2)		2,565		22,014		13,235		—		124,062		49,817		211,693

	Ps.	215,059	Ps.	703,409	Ps.	108,953	Ps.	2,551	Ps.	336,727	Ps.	156,548	Ps.	1,523,247

(1)	Includes mutual funds, government bonds, mortgage bonds, TDFs, retained interests in securitized receivables and allowance for impairment of CPs.
(2)	Includes salaries and social security payable, taxes payable, other liabilities and provisions.

10. Tarshop and Metroshop credit card and personal loans receivables securitization

The Company has ongoing revolving year securitization programs through which Tarshop and Metroshop, both subsidiaries of the Company, transfer a portion of their customer credit card and personal loans receivable balances to master trusts that issue certificates to public and private investors.

Under the securitization programs, the trusts may issue two types of certificates representing undivided interests in the Trust – Títulos de Deuda Fiduciaria (“TDF”) and Certificados de Participación (“CP”), which represent debt and equity certificates, respectively. Interest and principal services are paid periodically to the TDF holders throughout the life of the security. CPs are subordinated securities which entitle the CP holders to share pro rata in the cash flows of the securitized credit card and personal loans receivables, after principal and interest on the TDFs and other fees and expenses have been paid. During the revolving period no payments are made to TDF and CP holders. Principal collections of the underlying financial assets are used by the Trust to acquire additional credit card and personal loans receivables throughout the revolving period. Once the revolving period ends, a period of liquidation occurs during which: (i) no further assets are purchased, (ii) all cash collections are used to fulfill the TDF service requirements and (iii) the remaining proceeds are used to fulfill the CPs service requirements.

At the time of the securitization, Tarshop and Metroshop transfer credit card and personal loans receivables to the trust in exchange for cash and retained interests in the trust (CPs). Part of the proceeds is retained by the trustee and maintained as a cash reserve to serve as collateral for the payment of amounts due on the TDFs. Cash reserves flow back to Tarshop and Metroshop on a monthly basis according to a schedule until all TDFs are fully paid. Cash reserves are stated at cost and are classified as “guarantee deposits” within the caption “Other receivables and prepaid expenses, net” in the accompanying Consolidated Balance Sheets. CPs are carried at their equity value based on the financial statements issued by the trusts, less allowances for impairment if the carrying amount exceeds their estimated recoverable value and classified as “Other investments, net” in the accompanying Consolidated Balance Sheets. Gain or losses on CPs are reported as a component of “Net income (loss) from retained interest in securitized receivables” in the accompanying Consolidated Statements of Operations. Tarshop and Metroshop recognize a result on the sale of receivables when the carrying value of transferred credit card and personal loans receivables differs from the amount of cash and CPs received. Results recognized on the sale of receivables are reported as a component of “Net income (loss) from retained interest in securitized receivables” in the accompanying Consolidated Statements of Operations. Expenses related to the securitization of receivables are expensed as incurred.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

10. Tarshop and Metroshop credit card and personal loans receivables securitization (continued)

The consumer financing segment has recorded a gain of Ps. 37.5 million, a loss of Ps. 46.0 million and a loss of Ps. 1.3 million in retained interest in securitized receivables for the years ended June 30, 2010, 2009 and 2008, respectively.

As of June 30, 2010 the Company has 16 securitization programs outstanding from Tarshop and 12 securitization programs outstanding from Metroshop, pursuant to which have sold an aggregate amount of Ps. 960.9 million and Ps. 235.8 million, for Tarshop and Metroshop, respectively, of its customer credit card receivable balances to Trusts in exchange for Ps. 805.5 million and Ps. 191.0 million, for Tarshop and Metroshop, respectively, in cash proceeds, Ps. 23.9 million and Ps. 1.7 million, for Tarshop and Metroshop, respectively, variable rate interest TDFs, and Ps. 122.5 million and Ps. 43.1 million, for Tarshop and Metroshop, respectively, nominal value subordinated CPs. Under the securitization programs, the Trusts issued Ps. 40 million and Ps. 10.6 million, for Tarshop and Metroshop, respectively, TDFs which pay a variable interest rate with a floor of 12%, Ps. 225.3 million and Ps. 37.6, for Tarshop and Metroshop, respectively, TDFs which pay variable interest rate with a floor of 12.5%, Ps. 71.2 million and Ps. 8.9 million, for Tarshop and Metroshop, respectively, TDFs which pay a variable interest rate with a floor of 13%, Ps. 52.7 million for Tarshop TDFs which pay a variable interest rate with a floor of 14.5%, Ps. 94.4 million and Ps. 27.2 million, for Tarshop and Metroshop, respectively, TDFs which pay a variable interest rate with a floor of 15%, Ps. 202.7 million and Ps. 9 million, for Tarshop and Metroshop, respectively, TDFs which pay a variable interest rate with a floor of 16%, Ps. 53.5 million and Ps. 59.1 million, for Tarshop and Metroshop, respectively, TDFs which pay a variable interest rate with a floor of 17%, Ps. 16.8 million for Metroshop TDFs which pay a variable interest rate with a floor of 17.5%, Ps. 21.9 million for Metroshop TDFs which pay a variable interest rate with a floor of 18 % and Ps. 65.6 million for Tarshop TDFs which pay a variable interest rate with a floor of 23%. Except for certain TDFs acquired by Tarshop and Metroshop as mentioned above, the TDFs were sold to other investors through a public offering in Argentina. As mentioned above, as a credit protection for investors, the trusts have established cash reserves amounting to Ps. 4.7 million and Ps. 0.7 million, for Tarshop and Metroshop, respectively.

11. Derivative financial instruments

According to the Company’s risk management strategy, the Company may enter into certain derivative transactions to minimize financial costs. The Company did not apply hedge accounting for these transactions. The Company did not enter into derivative financial instruments for trading or speculative purposes. The Company did not enter into any new derivative agreement.

As of June 30, 2010, 2009 and 2008 the accumulated results related to derivative financial instruments amounted to a loss of Ps. 2,582, a gain of Ps. 9,436 and a loss of Ps. 4,100, respectively.

12. Earnings per share

The following tables set forth the computation of basic and diluted net income per share under Argentine GAAP for all periods presented:

	Year ended June 30,
	2010		2009		2008
Numerator:
Net income (loss) available to common shareholders	Ps.	119,102	Ps.	(22,060)	Ps.	79,970
Plus (less): income (loss) impact of assumed conversions:
Interest expense on Convertible Notes (i)		18,097		—		14,566
Foreign currency exchange loss (gain) on Convertible Notes (i)		6,329		—		(3,212)
Income tax effect		(8,549)		—		(3,974)

Net income available to common shareholders plus assumed conversions (ii)	Ps.	134,979	Ps.	(22,060)	Ps.	87,350

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

12. Earnings per share (continued)

	Year ended June 30,
	2010		2009		2008
Denominator:
Weighted-average number of shares outstanding	Ps.	782,064	Ps.	782,064	Ps.	782,064
Plus: incremental shares of assumed conversions:
Convertible Notes		1,793,245		—		1,460,760

Adjusted weighted-average number of shares (ii)	Ps.	2,575,309	Ps.	782,064	Ps.	2,242,824

Basic and diluted EPS:
Basic net income (loss) per common share	Ps.	0.15	Ps.	(0.03)	Ps.	0.10
Diluted net income (loss) per common share (i)	Ps.	0.05	Ps.	(0.03)	Ps.	0.04

(i)	See Note 14 for details of the issuance of Convertible Notes.
(ii)	For the year ended June 30, 2009, the computation of diluted earnings (losses) per share excludes the incremental shares from the assumed conversion of the Convertible Notes because their inclusion would be anti-dilutive.

On October 7, 2010, the holders of Notes convertible into the Company’s shares exercised the conversion right. Consequently, the Company issued 477,544,197 shares of common stock, with a face value of Ps. 0.1 each and retired Notes for a face value for US$ 15.5 million. As from the conversion, the number of Company’s shares goes from 782,064,214 to 1,259,608,411.

13. Income taxes

The Company accounts for income taxes using the deferred tax method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax based assets and liabilities and are measured using the enacted tax rates.

Resolution CD 93/2005 issued by the CPCECABA provided for the accounting treatment of differences between the tax basis and book basis of non-monetary items for deferred income tax calculation purposes when companies prepare price-level restated financial statements. This resolution mandated companies to treat these differences as temporary differences but allowed a one-time accommodation to continue treating these differences as permanent. As a result, the Company elected to continue treating differences as permanent. The estimated effect as of June 30, 2010 that the adoption of the abovementioned criteria would have generated would have been a decrease in deferred liabilities of approximately Ps. 12.1 million which should be recorded in the Consolidated Balance Sheets accounts of previous years for Ps. 125.9 million and in the Consolidated Balance Sheets accounts of the fiscal year for Ps. 113.8 million.

Income tax expense for the years ended June 30, 2010, 2009 and 2008 consisted of the following:

	2010		2009		2008
Current income tax expense	Ps.	91,759	Ps.	54,664	Ps.	78,393
Deferred income tax benefit		(12,534)		(37,882)		(1,879)

Income tax expense	Ps.	79,225	Ps.	16,782	Ps.	76,514

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

13. Income taxes (continued)

The tax effects of temporary differences that give rise to the Company’s deferred tax assets and liabilities at June 30, 2010 and 2009 are presented below:

	Balances as of June 30, 2009		Changes for the year		Balances as of June 30, 2010
Deferred tax assets and liabilities:
Accounts receivable	Ps.	11,986	Ps.	(1,174)	Ps.	10,812
Other receivables and prepaid expenses		4,380		(890)		3,490
Inventory		(2,804)		82		(2,722)
Investments		(20,888)		(3,611)		(24,499)
Fixed assets		(29,672)		5,022		(24,650)
Intangible assets		(5,057)		(2,920)		(7,977)
Salaries and social security payable payable		1,738		(487)		1,251
Short-term and long-term debt		(3,573)		3,104		(469)
Trade accounts payable		3,058		(3,058)		—
Customer advances		32,695		5,008		37,703
Other liabilities		225		454		679
Provisions		1,065		1,653		2,718
Tax loss carryforwards (i)		38,421		29,005		67,426
Valuation allowance		(8,135)		(44,722)		(52,857)

Net deferred income tax asset	Ps.	23,439	Ps.	(12,534)	Ps.	10,905

(i)	As of June 30, 2010 and 2009 the Company and its subsidiaries had accumulated tax loss carryforwards of approximately Ps. 192.6 million and Ps. 109.8 million, respectively, which expire at various dates through 2015.

Income tax expense for the years ended June 30, 2010, 2009 and 2008 differed from the amounts computed by applying the Company’s statutory income tax rate to pre-tax income as a result of the following:

	2010		2009		2008
Income tax expense at statutory tax rate on pretax income (loss)	Ps.	71,121	Ps.	(5,918)	Ps.	54,383
Non-deductible expenses		82		(2,334)		8,339
Tax loss carryforwards (i)		(41,826)		—		—
Change in valuation allowance		40,636		7,656		222
Inflation adjustment		12,067		11,784		11,438
Others, net		(2,855)		5,594		2,132

Income tax expense	Ps.	79,225	Ps.	16,782	Ps.	76,514

(i)	During the year ended June 30, 2010, due to a change in tax laws, the Company recognized higher tax loss carryforwards.

14. Issuance of Convertible and Non-Convertible Notes and Securities representing short-term debt

Issuance of Convertible and Non-Convertible Notes

i) Issuance of Convertible Notes

On July 19, 2002, the Company issued Series I of Convertible Notes (“ONC”) for up to US$ 50 million, with a face value of Ps. 0.1 each. That Series was fully subscribed and paid up.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Issuance of Convertible and Non-Convertible Notes (continued)

This issuance was resolved at the Ordinary and Extraordinary Meeting of Shareholders held on December 4, 2001, approved by the National Securities Commission Resolution No. 14,196 dated March 15, 2002 and authorized to list for trading on the Buenos Aires Stock Exchange on July 8, 2002.

The main issue terms and conditions of the Convertible Notes are as follows:

•	Issue currency: US dollars.

•	Due date: On July 19, 2014.

•	Interest: at a fixed nominal rate of 10% per annum. Interest is payable semi-annually.

•	Payment currency: US dollars or its equivalent in pesos.

•

Conversion right: the notes can be converted at any time at the option of each holder into ordinary shares at a conversion price equivalent to the higher of the result from dividing the nominal value of the Company’s shares (Ps. 0.1) by the exchange rate and US$ 0.0324, which means that each Note is potentially exchangeable for 30,864 shares of Ps. 0.1 par value each.

•

Right to collect dividends: the shares underlying the conversion of the Notes will be entitled to the same right to collect any dividends to be declared after the conversion as the shares outstanding at the time of the conversion.

As of June 30, 2010 holders of Convertible Notes in ordinary shares of the Company, have exercised their right to convert them for a total of US$ 2.8 million leading to the issuing of ordinary shares of Ps. 0.1 face value each.

As of June 30, 2010, Convertible Notes amounted to US$ 47.2 million.

On July 19, 2010, the Company settled the interest installment related to the Notes convertible into shares of US$ 50 million, falling due in July 2014, for US$ 2.4 million.

On October 7, 2010, the holders of Notes convertible into the Company’s shares exercised the conversion right. Consequently, the Company issued 477,544,197 shares of common stock, with a face value of Ps. 0.1 each and retired Notes for a face value for US$ 15.5 million. As from the conversion, the number of Company’s shares goes from 782,064,214 to 1,259,608,411.

ii) Issuance of Non-Convertible Notes

On May 11, 2007, the Company issued two series of Notes for a total amount of US$ 170 million.

Series I relates to the issuance of US$ 120 million maturing on May 11, 2017, which accrue interest at a fixed interest rate of 7.875% paid semiannually on May 11 and November 11 of each year as from November 11, 2007.

Series II relates to the issuance of Ps. 154,020 (equivalent to US$ 50 million). Principal will be settled in seven, equal and consecutive semiannual installments as from June 11, 2009, and accrues interest at 11% per annum, maturing on June 11, and December 11 of each year as from December 11, 2007.

As of June 30, 2010 total Series I and Series II Notes repurchased by the Company amount to US$ 5 million and US$ 4.8 million, respectively. Such notes have been valued at face value and are disclosed netting the current and non-current capital and interest owed.

As of June 30, 2010 IRSA was the holder of Series I Notes for a face value of US$ 39.6 million and Series II Notes for a face value of Ps 33.2 million. On October 12, 2010 IRSA sold Serie I Notes. Likewise, Cresud S.A.C.I.F. y A. holds Series I Notes for a face value of US$ 5.0 million.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Issuance of Convertible and Non-Convertible Notes (continued)

These issuances are included within the Global Issuance Program of Notes for a face value of up to US$ 200 million authorized by the CNV by means of Resolution No. 15,614 dated April 19, 2007.

The Ordinary and Extraordinary Meeting of Shareholders held on October 29, 2009 approved the increase in the amount of the Global Issuance Program of Notes in place up to US$ 200 million. It also approved the creation of the Global Program for the issuance of securities representing short-term debt (“VCP”) in the form of simple notes not convertible into shares, denominated in pesos, US dollars or any other currency with unsecured, special, floating and/or any other guarantee, including third party guarantee, either subordinated or not, for a maximum outstanding amount at any time that may not exceed the equivalent in Ps. of US$ 50 million.

Under such Global Issuance Program of Notes, on November 10, 2009, the placement of the Second Series of Notes for a total value of Ps. 80.7 million, was completed in two series.

Series III relates to the issuance of Ps. 55.8 million maturing on May 12, 2011, which accrue interest at variable Badlar rate plus a 3% margin payable on a quarterly basis.

Series IV relates to the issuance of Ps. 24.9 million (equivalent to US$ 6.6 million) maturing on May 12, 2011, which accrue interest at a fixed 6.75% rate applied to the principal in US dollars, payable on a quarterly basis.

As of June 30, 2010 Emprendimiento Recoleta S.A. holds Series III Notes for a face value of Ps 12 million.

iii) Issuance of Short-term Notes of Tarshop (“Valores Representativos de Deuda de Corto Plazo” or “VCPs”)

On December 28, 2009, the Extraordinary Shareholders’ Meeting of Tarshop approved the creation of a Global Program for the issuance of up to US$ 25 million (or its equivalent in other currencies) of VCPs (the “Program”) and its terms and conditions, which was authorized by the CNV on February 15, 2010. Accordingly, on February 23, 2010, Tarshop issued Class I VCPs for a total face value of Ps. 22.7 million. Class I VCPs accrued interest at an annual rate equal to the BADLAR, plus a cap-margin of 400 basic points payable on August 25, 2010 and November 23, 2010. Principal was repaid on November 23, 2010. Subsequently, on August 6, 2010, the CNV authorized a new issuance under the Program and on August 18, 2010, Tarshop issued its Class II VCPs for a total face value of Ps. 40.0 million. Class II VCPs will accrue interest at an annual rate equal to the BADLAR, plus a cap-margin of 400 basic points payable on November 18, 2010, and February 16, March 18, April 18 and May 17, 2011. Principal amount will be repaid on March 18, April 18 and May 17, 2011. The net proceeds from the issuances were used for general working capital needs.

15. Financing and Occupation Agreement with Nai Internacional II, Inc.

The Company acquired Empalme in December, 2006. Prior to the Company´s acquisition, back in August 1996, Empalme had entered into a Financing and Occupancy Agreement with NAI INTERNACIONAL II, INC. (“NAI”) (the “NAI Agreement”) pursuant to which NAI financed the construction of a movie theatre complex and a portion of parking facilities in the Córdoba Shopping for up to US$ 8.2 million. The financing accrued interest at LIBOR plus 1.5%. As part of the NAI Agreement, NAI had the right to occupy a portion of the building for a period of 10 years as from the commencement of NAI operations in October 1997, renewable for four additional periods of 5 years each. Interest payments under the NAI Agreement were to be offset against the lease payments to be received from NAI. The NAI Agreement originally established that in the event that any outstanding loan balance remained unpaid after the total lease period (together with renewals and extensions), the NAI Agreement would be further extended for the lower of a 10-year period or the period necessary to settle the loan. Any unpaid outstanding balance after that extension was to be forgiven by NAI. In July 2002, following the Argentine crisis, the NAI Agreement was amended to, among other matters, (i) pesify the payments, (ii) establish a CER-adjustment indexing clause, and (iii) impose restrictions to Empalme and/or third parties on the use of the space occupied by NAI.

Principal owed as of June 30, 2010 and interest accrued through that date, due to the original loan agreement and respective amendments are disclosed in Customers advances - Lease and customer advances for Ps. 18.7 million.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

16. Subsequent events

Acquisition of Soleil Factory shopping center business

On July 1, 2010, the Company and INCSA executed the definitive agreement pursuant to which the business comprising of a building and other fixed assets, lease agreements, titles to the brand names and rights to build certain number of square meters was transferred to the Company. The transaction excludes any receivable or payable arising out of INCSA business prior to the transaction and a building which currently is being operated as a hypermarket within the same premises. INCSA will surrender the deed of title to the Company within 30 working days as from registration of title with regulatory authorities. The transaction was filed with the National Antitrust Commission. The Company is still in the process of determining the fair values of the net assets acquired for purposes of the purchase price allocation process.

Furthermore, on December 28, 2007, the Company and INCSA had signed a letter of intent to acquire, build and manage a commercial center in a plot of land owned by INCSA, located in the City of San Miguel de Tucumán, Province of Tucumán. Since the acquisition of the Soleil Factory was completed on July 1, 2010, the Company must now commence the works on May 2, 2011. However, INCSA must comply with certain obligations prior to the commencement of the works, such as (i) delivery of the title deed of the plot of land and (ii) transfer of rights and permits on the architectural project to the Company.

Shopping Neuquén project

On July 5, 2010 the construction of the shopping mall and the hypermarket started.

Additionally, on November 8, 2010, Shopping Neuquén S.A. was served notice of a court resolution establishing the amount of legal costs and fees to be paid by Shopping Neuquén S.A. related to prior litigation with the Municipality (see Note 2.h). The resolution is not firm and Shopping Neuquén S.A. is currently evaluating its course of action.

Paraná plot of land

On August 12, 2010, the agreement of purchase was executed. The purchase price stood at US$ 0.5 million to be paid as follows: i) US$ 0.05 million was settled as prepayment on July 14, 2009, ii) US$ 0.1 million was settled upon executing such agreement, and iii) US$ 0.35 million will be paid upon executing the title deed.

The title deed, at the same time of surrendering ownership, will be executed within 60 days running as from: i) the date on which the Company obtain the municipal clearance, or ii) the date on which the seller obtain the lot subdivision, whichever later.

The Company will be the only party in charge of carrying out administrative formalities before the Municipality and/or other agency to obtain the municipal clearance for using the shopping mall. It will bear all costs and expenses related to obtaining the municipal clearance.

Sale of 80% equity interest in Tarshop

On December 22, 2009, the Company´s Board of Directors approved the sale of a 80% interest in Tarshop to BHSA for a sale price of US$ 26.8 million. The transaction was subject to the approval of the Banco Central de la República Argentina, among other things, which approval was obtained on August 30, 2010. The Company and BHSA executed the closing documents on September 13, 2010.

In compliance with the conditions defined in the agreement in question, the Company committed itself to not competing for 5 years in the credit card and/or consumer loan business in which Tarshop has a presence.

Barter agreement with TGLT S.A.

On October 13, 2010, the Company and an unrelated third party, TGLT S.A. (“TGLT”), a real estate developer in Argentina, entered into an agreement to barter the Beruti 3351/59 plot of land acquired back in June 2008 (See Note 2.h) for monetary consideration and future units to be constructed by TGLT on the land. The transaction was subject to certain precedent conditions including the completion by TGLT of its initial public offering. The transaction was agreed upon at

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

16. Subsequent events (continued)

US$ 18.8 million. TGLT plans to construct an apartment building with residential and commercial parking space. In consideration, TGLT may transfer the Company (i) a number of apartments to be determined representing 17.33% of the saleable square meters occupied by apartment units of the future building; (ii) a number of parking spaces to be determined representing 15.82% of the saleable square meters occupied by parking space of the future building; (iii) all spaces reserved for commercial parking in the future building and (iv) the amount of US$ 10.7 million payable upon delivering the deeds of title on the land. TGLT completed its initial public offering in the Buenos Aires Stock Exchange on October 29, 2010 therefore; the precedent condition for the transaction was fulfilled on that date. TGLT paid the US$10.7 million on November 5, 2010. On December 16, 2010, it was executed the title deed to the Beruti plot of land.

Shareholders’ meeting

On October 29, 2010, the shareholders met and approved the following matters among other things:

i)	A cash dividend payment of Ps. 113,000 and appropriation of 5% of the net income for the year of Ps. 5,955 to the legal reserve and the remainder of Ps. 147 to the voluntary reserve for general purposes account.

ii)	A compensation package to the Board of Directors for Ps. 21,840.

iii)	A bonus package to management equivalent to 1% of equity.

Adquisition of shares of TGLT

On November 4, 2010, the Company acquired 5,214,662 shares of common stock of TGLT following its initial public offering for Ps. 47.1 million.

Barter transaction with Cyrsa

On December 17, 2010, the Company signed an instrument with Cyrsa which nullifies the rights and obligations assumed in the barter agreement subscribed on July 21, 2008.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP

The Company’s Consolidated Financial Statements have been prepared in accordance with Argentine GAAP and the regulations of the CNV, which differ in certain significant respects from US GAAP. Such differences involve methods of measuring the amounts shown in the Consolidated Financial Statements, as well as additional disclosures required by US GAAP and Regulation S-X of the SEC.

As discussed in Note 2.d, in order to comply with the regulations of the CNV, the Company discontinued inflation accounting as from February 28, 2003. Since Argentine GAAP required companies to discontinue inflation adjustments as from October 1, 2003, the application of the CNV resolution represented a departure from Argentine GAAP. However, due to low inflation rates during the period from March 1 to September 30, 2003, such a departure did not have a material effect on the Consolidated Financial Statements.

The following reconciliation to US GAAP does not include the reversal of the adjustments to the Consolidated Financial Statements for the effects of inflation, because the application of this standard represents a comprehensive measure of the effects of price level changes in the Argentine economy.

I. Differences in measurement methods

The principal differences, other than inflation accounting, between Argentine GAAP and US GAAP are described below, together with an explanation, where appropriate, of the method used in the determination of the necessary adjustments.

	Year ended June 30,
	2010		2009		2008
Reconciliation of net income (loss):
Net income (loss) as reported under Argentine GAAP attributable to Alto Palermo S.A.	Ps.	119,102	Ps.	(22,060)	Ps.	79,970
US GAAP adjustments:
• Pre-operating expenses (Note 17.I.b)		(8,399)		(13,291)		492
• Software developed or obtained for internal use (Note 17.I.c)		49		57		60
• Purchase accounting amortization and depreciation expenses (Note 17.I.e)		60,729		1,339		1,906
• Accounting for real estate barter transactions (Note 17.I.f)		—		(2,569)		(150)
• Reversal of gain from valuation of inventories at net realizable value (Note 17.I.g)		(1,162)		—		2,510
• Securitization accounting (Note 17.I.h)		(2,280)		6,737		8,990
• Loss (gain) on available-for-sale securities (Note 17.I.i)		(172)		(3,036)		6,191
• Debtor’s accounting for a modification of convertible debt instruments (Note 17.I.j)		(445)		(395)		(351)
• Amortization of fees related to the Senior Notes (Note 17.I.k)		(97)		70		209
• Present-value accounting (Note 17.I.l)		(2,333)		13,124		4,175
• Reversal of previously recognized impairment losses (Note 17.I.m)		2,627		3,223		3,232
• Reversal of capitalized financial costs (Note 17.I.n)		(52)		(65,587)		5,786
• Revenue recognition - deferred insurance & origination fees (Note 17.I.o)		22,925		(3,378)		(17,121)
• Revenue recognition - deferred commissions (Note 17.I.p) .		(3,187)		(4,006)		(3,324)
• Revenue recognition - scheduled rent increases (Note 17.I.q)		18,751		8,013		2,564
• Deferred income tax (Note 17.I.r)		15,958		(25,892)		17,560
• Non-controlling interest on adjustments above		(610)		(12,788)		(3,226)

• Net income (loss) under US GAAP attributable to Alto Palermo S.A.	Ps.	221,404	Ps.	(120,439)	Ps.	109,473

• Non-controlling interest (Note 17.II.s)		5,486		1,158		2,121

• Net income (loss) under US GAAP	Ps.	226,890	Ps.	(119,281)	Ps.	111,594

Earnings per share under US GAAP attributable to Alto Palermo S.A. (Note 17.II.j):
Basic net income (loss) per common share	Ps.	0.28	Ps.	(0.15)	Ps.	0.14
Diluted net income (loss) per common share	Ps.	0.09	Ps.	(0.15)	Ps.	0.05

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

	As of June 30,
	2010		2009
Reconciliation of shareholders’ equity:
Total shareholders’ equity under Argentine GAAP attributable to Alto Palermo S.A.	Ps.	828,960	Ps.	765,858
US GAAP adjustments:
• Appraisal revaluation of fixed assets (Note 17.I.a)		(3,953)		(3,953)
• Pre-operating expenses (Note 17.I.b)		(23,693)		(15,294)
• Software developed or obtained for internal use (Note 17.I.c)		(7)		(56)
• Differences in basis relating to purchase accounting
Original value (Note 17.I.d)		93,507		23,856
Purchase accounting - Amortization and depreciation expenses (Note 17.I.e)		23,643		21,385
• Accounting for real estate barter transactions (Note 17.I.f)		(2,719)		(2,719)
• Reversal of gain from valuation of inventories at net realizable value (Note 17.I.g)		(1,162)		—
• Debtor’s accounting for a modification of convertible debt instruments (Note 17.I.j)		1,288		1,733
• Amortization of fees related to the Senior Notes (Note 17.I.k)		182		279
• Present-value accounting (Note 17.I.l)		15,273		17,606
• Reversal of previously recognized impairment losses (Note 17.I.m)		(44,443)		(47,070)
• Reversal of capitalized financial costs (Note 17 I.n)		(60,285)		(60,233)
• Revenue recognition - deferred insurance & origination fees (Note 17.I.o)		(12,603)		(35,528)
• Revenue recognition - deferred commissions (Note 17.I.p)		(25,084)		(21,897)
• Revenue recognition - scheduled rent increases (Note 17.I.q)		33,611		14,860
• Deferred income tax (Note 17.I.r)		(106,182)		(121,283)
• Non-controlling interest on adjustments above		(20,544)		(8,646)

• Shareholders’ equity under US GAAP attributable to Alto Palermo S.A.	Ps.	695,789	Ps.	528,898

• Non-controlling interest (Note 17.II.s)		152,887		131,205

• Shareholders’ equity under US GAAP	Ps.	848,676	Ps.	660,103

Description of changes in shareholders’ equity under US GAAP:

	Year ended June 30,
	2010				2009
	Alto Palermo S.A.		Non- controlling interest	Total	Alto Palermo S.A.		Non- controlling interest	Total
• Shareholders’ equity as of the beginning of the year under US GAAP	Ps.	528,898	131,205	660,103	Ps.	711,937	73,901	785,838
• Cash dividends		(56,000)	(1,158)	(57,158)		(60,238)	—	(60,238)
• Other comprehensive income (Note 17.II.o)		1,487	107	1,594		(2,362)	(43)	(2,405)
• Acquisition of Tarshop		—	(1,574)	(1,574)		—	—	—
• Non-controlling shareholders’ contribution		—	6,744	6,744		—	56,189	56,189
• Non-controlling interest in Arcos		—	12,077	12,077		—	—	—
• Net income (loss) under US GAAP		221,404	5,486	226,890		(120,439)	1,158	(119,281)

• Shareholders’ equity as of the end of the year	Ps.	695,789	152,887	848,676	Ps.	528,898	131,205	660,103

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

a) Appraisal revaluation of fixed assets

As discussed in Note 3.e., under Argentine GAAP, the Company recognized a parcel of land acquired prior to June 30, 1986 at its appraised value as of such date. This appraisal increased the carrying value of the land by Ps. 4.0 million, which was recorded against an appraisal revaluation reserve account in the shareholders’ equity. Under Argentine GAAP, this appraisal revaluation reserve will be amortized to income once the land is disposed of or its value becomes impaired. Under US GAAP, this parcel of land was recorded at original cost and therefore this reserve has been reversed. Since land is not amortized, there is no impact to the Consolidated Statements of Operations.

b) Pre-operating expenses

Under Argentine GAAP, the Company capitalizes certain costs related to pre-opening activities and other start-up costs. These costs are amortized under the straight-line method generally over a period of three years. Under US GAAP, pursuant to ASC No. 720-15 “Other Expenses – Start-Up Costs” (“ASC No. 720-15”), such costs are charged to income as incurred. The US GAAP adjustment for the years ended June 30, 2010, 2009 and 2008 represents the net effect of (i) expensing such costs as incurred and (ii) the reversal of amortization expense on costs capitalized under Argentine GAAP and expensed under US GAAP.

c) Software developed or obtained for internal use

Under Argentine GAAP, the Company capitalizes certain costs related to software developed or obtained for internal use, which would be expensed under US GAAP pursuant to the provisions of ASC No. 350-40 “Intangibles - Goodwill and Other - Internal-Use” (“ASC No. 350-40”).

The US GAAP adjustment for the years ended June 30, 2010, 2009 and 2008 represents the net effect of (i) expensing such costs as incurred and (ii) the reversal of amortization expense on costs capitalized under Argentine GAAP and expensed under US GAAP.

d) Differences in basis relating to purchase accounting

Effective July 1, 2009, the Company applied the provisions of FASB Statement No. 141R “Business Combinations” (FAS 141R) or ASC No. 805 “Business Combinations” (“ASC No. 805”), for all business combinations for which the acquisition date is on or after the beginning of its fiscal year ended June 30, 2010, i.e. July 1, 2009. For all business combinations for which its acquisition date was prior to July 1, 2009, the Company applied the provisions of FAS 141.

Acquisitions for which their acquisition date was before July 1, 2009

As discussed in Note 3.h., under Argentine GAAP, the Company follows the guidance in RT No. 18 in accounting for business combinations. Under Argentine GAAP, the Company applies the purchase method of accounting and accordingly it allocates the purchase price based on the fair value of net assets acquired. When the sum of the individual fair values of the identifiable tangible and intangible assets exceeds the purchase price paid, negative goodwill exists. Under Argentine GAAP, if after a reassessment is made and negative goodwill continues, any amount of negative goodwill is allocated to reduce the value of intangible assets acquired to zero. Any remaining amount of negative goodwill is amortized under the straight-line method over the respective periods.

During the period from July 1, 2005 through June 30, 2009, the Company recognized negative goodwill in two acquisitions, name the “Empalme” and “Mendoza Plaza Shopping” acquisitions.

Under US GAAP, the Company applied the provisions of FAS 141 to the Empalme and Mendoza Plaza Shopping acquisitions. There was no difference between US GAAP and Argentine GAAP in the purchase price allocation process. However, under FAS 141, when negative goodwill existed, eligible assets (tangible and intangible) were subject to pro rata reduction.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

d) Differences in basis relating to purchase accounting (continued)

Accordingly, under US GAAP, certain intangible assets and liabilities were recognized while assigned a zero value under Argentine GAAP. The Company therefore recognized an intangible asset for in-place leases of Ps. 1.3 million and a liability for below-market leases of Ps. 0.3 million in 2008 for the Mendoza Plaza Shopping acquisition and an intangible asset for in-place leases of Ps. 7.3 million and a liability for below-market leases of Ps. 2.4 million in 2007 for the Empalme acquisition. The fair value of below market leases was recorded as deferred income and amortized as additional lease revenue over the remaining contractual lease period and any renewal option periods included in the valuation analysis. Intangible assets associated with at-market in-place leases are amortized as additional expense over the remaining contractual lease term. There was no US GAAP adjustment to equity for these items.

In addition, the US GAAP reconciling item includes various adjustments related to purchase accounting differences for certain business combinations which occurred prior to the year ended June 30, 2005 between US GAAP and Argentine GAAP prior to the adoption of revised accounting standards in Argentina. For business combinations which occurred prior to that date, the application of US GAAP standards to those business combinations resulted in differences between the amount of goodwill recorded for Argentine GAAP and US GAAP purposes. The net book value of goodwill under US GAAP as of June 30, 2010 amounts to Ps. 47.2 million while under Argentine GAAP the net book value of negative goodwill amounts to Ps. 13.5 million. Following the adoption of pre-codification FAS 142 or ASC No. 350 “Intangibles - Goodwill and Others” (“ASC No. 350”), goodwill amortization ceased under US GAAP effective July 1, 2002. Total goodwill under US GAAP as of the date of adoption of ASC No. 350 was Ps. 39.8 million.

The differences between Argentine GAAP and US GAAP described above related to the acquisitions which occurred prior to July 1, 2009 impacted the US GAAP adjustments to net income as described in Note 17.I.e. and representing the net effect of (i) reversing the amortization expense of negative goodwill recorded under Argentine GAAP; (ii) lower depreciation charges on lower amounts of fixed assets under US GAAP (reduced on a pro rata basis to allocate negative goodwill); (iii) amortization charges for intangible assets recognized under US GAAP (and reduced to zero under Argentine GAAP); and (iv) reversing the amortization of goodwill charged under Argentine GAAP and ceased under US GAAP since June 30, 2002.

Acquisitions for which their acquisition date was after July 1, 2009

As discussed in Note 2.h, on November 27, 2009, the Company completed the acquisition of an 80% controlling interest in Arcos. Arcos is a company holder of a concession right to exploit the land and attached assets owned by the ONABE. The concession is for an initial term of sixteen years renewable at the option of the holder for an additional four year period. Under the concession, the Company is obligated to pay a monthly concession fee of Ps. 0.1 million to ONABE. The land and attached assets (mainly old warehouses and adjacent spaces) are capable of being reconverted into a shopping mall, cultural complex and other recreational facilities after incurring significant capital expenditures. Under Argentine GAAP, the Company determined that the transaction represented the acquisition of a business. Accordingly, the Company accounted for the acquisition under the purchase method of accounting. Under the purchase method of accounting, the Company allocated the purchase price to tangible and intangible assets and liabilities assumed based on the respective fair values. Transaction costs are considered part of the consideration transferred. The acquisition date fair value of the net assets acquired exceeded the cost of the acquisition. The holders of the rights from ONABE were individual persons who did not have the financial feasibility, expertise and scale to obtain the projected returns from the concessioned assets as well-established real estate market participants in the area have. Thus, they agreed to sell their rights to the Company for a fair amount of consideration although far below the fair value of the business. Under Argentine GAAP, the excess of the fair value of the net assets acquired over cost represents negative goodwill. When there is negative goodwill, Argentine GAAP requires a reassessment to determine all assets acquired, liabilities assumed, and consideration transferred. The Company performed a reassessment and has still concluded that it has negative goodwill. However, under Argentine GAAP, when negative goodwill exists, acquired intangible assets are reduced to absorb the negative goodwill even if they are assigned a zero value. Any remaining negative goodwill is accounted for as described in Note 3.h. In the acquisition of Arcos, the principal asset acquired was the concession right and since negative goodwill existed, this intangible was reduced by the amount of negative goodwill absorbing it completely. Therefore, no negative goodwill remained under Argentine GAAP. In

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

d) Differences in basis relating to purchase accounting (continued)

addition, under Argentine GAAP, the minority interest was recognized at the proportionate share of the acquiree´s indentifiable net assets (the proportionate share method) at the acquisition date.

Under US GAAP, the Company applied the provisions of ASC No. 805 and also determined that this transaction qualifies as a business acquisition. Accordingly, the Company accounted for the acquisition under the purchase method of accounting and allocated the purchase price to tangible and intangible assets and liabilities assumed based on the respective fair values. Under ASC No. 805, the non-controlling interest is recognized at fair value at the date of acquisition. Under ASC No. 805, any excess of the value assigned to the net identifiable assets acquired over the fair value of the consideration transferred and any previously held equity interest in the acquiree and any non-controlling interest is a bargain purchase gain and should be recognized in earnings. Acquisition-related costs are considered separate transactions and should not be included as part of the consideration transferred, but rather expensed as incurred.

As a result of the above explanation, the US GAAP adjustment for the acquisition of Arcos represents the net effect of (i) the recognition of a bargain purchase gain of Ps. 58.8 million; (ii) the recognition of the non-controlling interest at fair value for Ps. 12.1 million; and (iii) the charge expense of transaction costs for Ps. 0.4 million.

Pro forma results as if the acquisition had occurred as of the beginning of the comparative fiscal year have not been presented based on materiality grounds.

For disclosure purposes, under US GAAP the estimated fair values of assets acquired and liabilities assumed are summarized as follows (in thousands):

Cash and cash equivalents acquired	Ps.	13
Fair value of non-cash assets acquired		103,120
Fair value of liabilities assumed		(8,124)

Fair value of net assets acquired	Ps.	95,009

Minority interest		(12,077)
Purchase price	Ps.	24,108
Seller financing		(14,213)
Cash and cash equivalents acquired		(13)
Advance payments		(2,254)

Net cash paid for the acquisition	Ps.	7,628

Acquisition of Soleil Factory shopping center business

On July 1, 2010, the Company and INCSA executed the definitive agreement pursuant to which the business comprising of a building and other fixed assets, lease agreements, titles to the brand names and rights to build certain number of square meters was transferred to the Company. The transaction excludes any receivable or payable arising out of INCSA business prior to the transaction and a building which currently is being operated as a hypermarket within the same premises. The Company is analyzing the current value of the identifiable assets and liabilities acquired, as established in the FAS 141 (R).

Treatment of goodwill

Effective July 1, 2002, the Company does not amortize goodwill under US GAAP. ASC 350 requires the Company to periodically test for goodwill impairment, at least annually, or sooner if evidence of possible impairment arises. The

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

d) Differences in basis relating to purchase accounting (continued)

Company performs its annual impairment testing as of June 30, using a two-step process that begins with an estimation of the fair values of the reporting units that have goodwill.

Step 1 of impairment testing consists of determining and comparing the fair value of a reporting unit to the carrying value of the reporting unit. If step 1 is failed for a reporting unit, indicating a potential impairment, the Company is required to complete step 2, which is a more detailed test to calculate the implied fair value of goodwill, and compare that value to the carrying value of the goodwill. If the carrying value of goodwill exceeds its implied fair value, an impairment loss is required to be recorded.

The Company performed step 1 impairment tests of recorded goodwill as of June 30, 2010 amounting to Ps. 47.2 million. The step 1 tests indicated that the fair values of the reporting units, calculated primarily using discounted expected future cash flows, exceeded their carrying values as of the test dates. Accordingly, step 2 of the impairment tests was not required to be performed for those reporting units, and no impairment charges were necessary.

e) Purchase accounting - Amortization and depreciation expenses

This reconciling item should be read in conjunction with item 17.I.d. above.

Acquisitions for which their acquisition dates was before July 1, 2009

Under Argentine GAAP, goodwill continued to be amortized. As a result, the US GAAP adjustment to income represents the reversal of the amortization expense on goodwill under Argentine GAAP totaling Ps. 2.7 million, Ps. 2.6 million and Ps. 2.9 million for the years ended June 30, 2010, 2009 and 2008, respectively.
Due to the differences in the purchase price allocation process, generally when negative goodwill exists, there are differences in the carrying amount of fixed assets and intangible assets acquired between Argentine GAAP and US GAAP. As a result, the US GAAP adjustment to income represents the net effect of (i) amortization charges for intangible assets recognized under US GAAP; (ii) higher amortization of deferred revenues (below-market leases); (iii) lower depreciation charges on fixed assets; and (iv) reversal of the amortization of the negative goodwill recorded under Argentine GAAP. The net effect of all of these adjustments amounted to a loss of Ps. 0.4 million, Ps. 1.2 million and Ps. 1.0 million during the years ended June 30, 2010, 2009 and 2008, respectively.

Acquisitions for which their acquisition dates was after July 1, 2009

As a result of the explanation in Note 17.II.d, the US GAAP adjustment for the acquisition of Arcos represents the net effect of (i) the recognition of a bargain purchase gain of Ps. 58.8 million and (ii) the charge to expense of transaction costs for Ps. 0.4 million.

f) Accounting for real estate barter transactions

During the years ended June 30, 2009 and 2008 the Company entered into a certain non-monetary transactions with an unrelated party pursuant to which the Company sold parcels of land held for sale in the ordinary course of business in exchange for cash and real estate properties. No barter transactions were consummated during the year ended June 30, 2010.

Under Argentine GAAP, these transactions were recorded based on the fair value of the assets involved and, as a result, gains of Ps. 2.6 million and Ps. 0.1 million were recognized for the years ended June 30, 2009 and 2008, respectively.

Under US GAAP, the Company applies the provisions of ASC No. 845 “Non-monetary Transactions” (“ASC No. 845”). Under ASC No. 845 the Company determined that all of its barter transactions have commercial substance and therefore the transactions must be measured at fair value.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

f) Accounting for real estate barter transactions (continued)

In certain barter transactions, when the Company does not receive a down payment or receives a down payment which is less than 10% of the sales price, the Company follows the deposit method as prescribed under ASC No. 360-20 “Property, Plant and Equipment - Real State” (“ASC No. 360-20”). Under the deposit method the Company does not recognize profit, nor records a receivable and continues to report the property and related liabilities in its balance sheet even if the liability has been assumed by the buyer. The Company discloses that those items are subject to a sales contract. Therefore, in these cases, under US GAAP, any gain recognized under Argentine GAAP is reversed.

For the years ended June 30, 2009 and 2008, gains of Ps. 2.6 million and Ps. 0.1 million, respectively, recorded under Argentine GAAP were reversed under US GAAP. The US GAAP adjustment reflects the effect of the reversal of the abovementioned gains.

g) Reversal of gain from valuation of inventories at net realizable value

Under Argentine GAAP, inventories for which the title has not yet been transferred but for which a down payment has been received fixing the sales price and the terms and conditions of the agreement provide reasonable assurance about the closing of the transaction and realization of gain, are carried at net realizable value as of year-end (these transactions are considered “consummated” for Argentine GAAP purposes). Under US GAAP, inventories are carried at cost. Therefore, the US GAAP adjustment for the year ended June 30, 2010, represents the reversal of the gain of Ps. 1.2 million recognized under Argentine GAAP.

During the year ended June 30, 2008, the conditions for revenue recognition related to a prior transaction were fulfilled for US GAAP purposes and accordingly the US GAAP reconciling item for such year included a gain of Ps. 2.5 million which had been previously recognized under Argentine GAAP in the year ended June 30, 2007.

h) Securitization accounting

The Company, through its subsidiaries Tarshop and Metroshop, enters into ongoing revolving-period securitization programs transferring credit card receivables to trusts in exchange for cash and retained interests in the trusts (known as “CPs”). Part of the proceeds is retained by the trustee and maintained as a cash reserve to serve as collateral for the payment of amounts due on the TDFs. Cash reserves flow back to the Company on a monthly basis according to a schedule until all TDFs are fully paid.

Under Argentine GAAP, the Company recognizes a gain or loss on the sale of receivables when the carrying value of transferred credit card receivables differs from the amount of cash and CPs received. Results recognized on the sale of receivables are reported as a component of “Net income (loss) from retained interest in securitized receivables” in the accompanying Consolidated Statements of Operations. Cash reserves are stated at cost and are classified as “guarantee deposits” within the caption “Other receivables and prepaid expenses, net” in the accompanying Consolidated Balance Sheets. CPs are carried at their equity value based on financial statements issued by the trusts, less allowances for impairment if the carrying value exceeds their fair value and classified as investments in the accompanying Consolidated Balance Sheets. Certain expenses associated with the securitization of credit card receivables are capitalized and amortized over the term of the agreements.

Under US GAAP, the Company adopted ASC No. 860 “Transfers and Servicing” (“ASC No. 860”). ASC No. 860 requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered. The proceeds of securitized financial assets are allocated to the assets sold, the servicing asset or liability and retained interest, based on their relative estimated fair values at the transfer date in determining the gain on the securitization transaction. ASC No. 860 also provides guidance on accounting for separately recognized servicing assets and servicing liabilities. In accordance with the provisions of ASC No. 860, separately recognized servicing assets and servicing liabilities must be initially measured at fair value, if practicable. Subsequent to initial recognition, the Company may use either the amortization method or the fair value measurement method to account for servicing assets and servicing liabilities within the scope of this Statement. As of June 30, 2010 and

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

h) Securitization Accounting (continued)

2009, the Company has recorded a servicing liability of Ps. 0.7 million and Ps. 1.5 million, respectively. Following ASC No. 860, the Company elected the amortization method and assessed the increase in the obligation of the servicing liability based on fair value.

The retained interests in securitized credit card receivables are treated as an equity security classified as available-for-sale in accordance with ASC No. 320 “Investments – Debt and Equity Securities” (“ASC No. 320”), and are carried at fair value. At the time of securitization, the retained interest is initially recorded at the basis allocated in accordance with ASC No. 860. This original cost basis is periodically adjusted to fair value, which is based on the discounted anticipated future cash flows on a “cash out” basis. The cash out method projects cash collections to be received only after all amounts owed to investors have been paid. Adjustments to fair value (net of related deferred income taxes) are recorded as a component of other comprehensive income. ASC No. 320 also states that for individual securities classified as available-for-sale an enterprise shall determine whether a decline in fair value below the amortized cost basis is other than temporary. In such event, accumulated unrealized losses included in other comprehensive income shall be reclassified into the statement of operations. Cash reserves are considered retained interests and as such they are considered in calculating the gain or loss on the sale of receivables under US GAAP.

Provided below is an analysis of the securitization accounting adjustments, including a description of each significant component, where appropriate.

The shareholders’ equity adjustments represent the difference in the valuation of the Company’s retained interests in the trusts related to securitization programs that qualified for sale treatment under US GAAP. Under Argentine GAAP, retained interests in the trusts are carried at the lower of their equity value and their fair value. Under US GAAP those retained interests are considered available-for-sale securities in accordance with ASC No. 320 and, as a result, are carried at their estimated fair market value. The US GAAP adjustments affecting shareholders’ equity at June 30, 2010 and 2009 are as follows:

	2010		2009
Equity value, net of allowances, as reported under Argentine GAAP	Ps.	144,913	Ps.	166,822
Less: retained interests related to securitization programs that did not qualify as a sale under US GAAP		(29,794)		(38,900)

Equity value reported under Argentine GAAP of retained interests related to securitization programs that qualified as a sale under US GAAP	Ps.	115,119	Ps.	127,922
Estimated fair value of retained interests related to securitization programs that qualified as a sale under US GAAP		115,119		127,922

US GAAP adjustment	Ps.	—	Ps.	—

The US GAAP adjustments affecting net income as reported under Argentine GAAP for the years ended June 30, 2010, 2009 and 2008 are as follows:

	2010		2009		2008
Reversal of (gains) losses recognized under Argentine GAAP	Ps.	(6,374)	Ps.	21,104	Ps.	25,048
Recognition of gains (losses) under US GAAP on the sale of receivables		4,094		687		(3,868)
Reclassification of unrealized losses (i)		—		(15,054)		(12,190)

US GAAP adjustment	Ps.	(2,280)	Ps.	6,737	Ps.	8,990

(i)

As provided by ASC No. 320, ,as of June 30, 2008, the Company determined that the total amount of the decline in fair value below amortized cost was other-than-temporary, recognizing an impairment loss of Ps. 12.2 million. As of June 30, 2009, the Company determined that the decline in fair value below amortized cost is other-than-temporary for those

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

h) Securitization Accounting (continued)

interests in securitized receivables which were issued up to June 30, 2008, recognizing in consequence an impairment of Ps. 15.1 million.

Regarding receivables transferred in connection with the Company’s securitization programs that qualified for sale treatment under US GAAP, neither the Company nor the trustee have responsibility over any shortfall or failure in collecting the receivables which are the source of cash payment for the TDF holders. Under no circumstances neither the Company nor the trustee are required to repurchase the securitized receivables. Furthermore, the agreements relating to the securitization stipulate that the rights of the beneficiaries (TDF holders) will not be affected by any financial or liquidity failure of either the trustee or the Company. The agreements also state that the transfer qualifies as a non-recourse transfer of receivables since if receivables are not collected in full, neither the trustee nor the Company is obligated to use its own cash flows to cover any potential shortfall or collection failure.

The following summarizes the changes in the balance of the Company’s retained interests for the years ended June 30, 2010, 2009 and 2008:

	Cost		Estimated unrealized gain (loss) (i)		Fair value (ii)
Balance at June 30, 2007	Ps.	49,984	Ps.	11,625	Ps.	61,609
Increase in retained interest		69,134		—		69,134
Liquidation of retained interests		(2,928)		—		(2,928)
Change in unrealized loss		—		(23,815)		(23,815)
Reclassifications of unrealized losses		(12,190)		12,190		—

Balance at June 30, 2008	Ps.	104,000	Ps.	—	Ps.	104,000
Increase in retained interest		99,895		—		99,895
Liquidation of retained interests		(54,182)		—		(54,182)
Change in unrealized loss		—		(21,791)		(21,791)
Reclassifications of unrealized losses		(15,054)		15,054		—

Balance at June 30, 2009	Ps.	134,659	Ps.	(6,737)	Ps.	127,922
Increase in retained interest		56,724		—		56,724
Liquidation of retained interests		(71,807)		—		(71,807)
Change in unrealized gain		—		2,280		2,280

Balance at June 30, 2010	Ps.	119,576	Ps.	(4,457)	Ps.	115,119

(i)	Unrealized losses for the year ended June 30, 2008 were included in earnings (losses). Unrealized losses for the year ended June 30, 2009 related to those interests in securitized receivables which were issued up to June 30, 2008 were included in earnings (losses).
(ii)	Unrealized gains for the year ended June 30, 2010 were included as a component of “Accumulated Other Comprehensive Income” in shareholders’ equity.

The key economic assumptions used in measuring the fair value of retained interests at the time of and subsequent to a securitization are the estimated cash flows and the discount rate. The estimated cash flows have been discounted at rates that include charges for losses. The valuation models use information deriving from or that can be observed with market data.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

h) Securitization Accounting (continued)

The following represents the sensitivity of the current fair value of retained interest in securitizations at June 30, 2010 to changes to key assumptions:

	Impact on fair value of a
	5% interest rate increase		10% interest rate increase
Rates including charges for losses	Ps.	(534)	Ps.	(1,066)

The above sensitivities are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

The Company’s managed credit card receivables consist of retained interest in credit card receivable securitizations and investor’s share of securitizations sold to unrelated parties without recourse. The Company records its retained interest in credit card receivable securitizations on the balance sheet.

i) Available-for-sale securities

Under Argentine GAAP, investments in mutual funds and government and mortgage bonds are carried at market value, with unrealized gains and losses recorded in income. Under US GAAP, pursuant to ASC No. 320 “Investments – Debt and Equity Securities” (“ASC No. 320”), these investments are classified as available-for-sale securities, and accordingly unrealized gains and losses are excluded from income and reported as a separate component of shareholders’ equity.

j) Debtor’s accounting for a modification of convertible debt instruments

As indicated in Note 15, in August 2002 the Company issued US$ 50 million of Convertible Notes. Under US GAAP, the Company applied ASC No. 470-20 “Debt – Debt with Conversion and Other Options” (“ASC No. 470-20”), which requires that no portion of the proceeds be allocated to the conversion feature if the convertible debt securities are convertible into common stock of the issuer at a specified price at the option of the holder and are sold at a price or have a value at issuance not significantly in excess of the face amount. Under US GAAP, the Company applied the guidance in ASC No. 470-20 regarding Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. ASC 470-20 requires that embedded beneficial conversion features present in convertible securities be valued separately at issuance when the non-detachable conversion feature is “in-the-money” at the commitment date. The embedded beneficial conversion feature should be recognized and measured by allocating to additional paid-in capital a portion of the proceeds equal to the intrinsic value of that feature. That amount is calculated at the commitment date as the difference between the conversion price and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible (intrinsic value). No proceeds were allocated to the embedded conversion feature since it was “out-the-money” at the commitment date (i.e. the intrinsic value at the commitment date was zero).

The terms were modified to extend the maturity date through July 19, 2014. Argentine GAAP requires that an exchange of debt instruments with substantially different terms be considered a debt extinguishment and that the old debt instrument be derecognized. Argentine GAAP clarifies that from a debtor’s perspective, an exchange of debt instruments between, or a modification of a debt instrument by, a debtor and a creditor shall be deemed to have been accomplished with debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument. The new debt instrument should be initially recorded at fair value and that amount should be used to determine

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

j) Debtor’s accounting for a modification of convertible debt instruments (continued)

the debt extinguishment gain or loss to be recognized. Fair value should be determined by the present value of the future cash flows to be paid under the terms of the new debt instrument discounted at a rate commensurate with the risks of the debt instrument and time value of money. If it is determined that the original and new debt instruments are not substantially different, then a new effective interest rate is to be determined based on the carrying amount of the original debt instrument and the revised cash flows. Based on the analysis performed, the Company concluded that the instruments were not substantially different and accordingly the old instrument was not derecognized.

Under US GAAP, in November 2006, the EITF reached a final consensus in ASC No. 470-50-40 “Debt – Modifications and Extinguishments - Derecognition” (“ASC No. 470-50-40”), formerly EITF Issue No. 96-19 “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments”. ASC No. 470-50-40 reconsidered the original consensus in the US guidance regarding Accounting for Modification to Conversion Options Embedded in Debt Instruments and Related Issues that the change in fair value of an embedded conversion option should be included in the cash flow analysis under ASC No. 470-50 in determining whether a debt instrument has been modified or extinguished. This Issue considers the accounting for a modification of debt terms (or exchange in debt instruments) when a change in the fair value of an embedded conversion option has occurred or an embedded conversion option has been added or eliminated from the debt instrument.

The consensus stipulates that, in evaluating whether a convertible debt instrument has been modified or extinguished, three aspects of the modification (or exchange of debt instruments) must be considered.

1.	Change in cash flows: If the change in cash flows as prescribed by the analysis under Issue 96-19 is greater than 10% of the carrying value of the original debt instrument, the modification (or exchange of debt instruments) should be accounted for as an extinguishment. This test would not include any changes in fair value to the embedded conversion option.

2.	Change in fair value of the embedded conversion option: If the change in the fair value of the embedded conversion option is greater than 10% of the carrying value of the original debt instrument immediately before the change (or exchange of debt instruments), the modification (or exchange) should be accounted for as an extinguishment.

3.	Addition or removal of an embedded conversion option: The addition or removal of a substantive conversion option would automatically result in extinguishment accounting. Whether an embedded conversion option is substantive would be assessed as of the modification date and would be based on the definition of substantive in ASC No. 470-20.

Any one of the three criteria needs to be met to account for the modification of the debt instrument (or exchange of debt instruments) as an extinguishment. When the result of the three-pronged evaluation above results in a conclusion that a convertible debt instrument has been modified (and not extinguished), the Task Force affirmed as a final consensus that any increase in the fair value of the embedded conversion option should reduce the carrying value of the debt instrument (with a corresponding increase to additional paid-in capital), but any decrease in the fair value of the embedded conversion option is ignored.

Based on the analysis performed, neither of criteria 1, 2 or 3 above was met. Accordingly, the change of the debt instrument was not accounted for as an extinguishment. Thus, the increase in the fair value of the conversion option reduced the carrying value of the debt instrument with a corresponding increase to additional paid-in-capital. This resulted in an increase in interest expense prospectively, amounting to Ps. 0.4 million for all of the years presented.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

k) Amortization of fees related to the Senior Notes

Under Argentine GAAP, fees and expenses relating to the Series II of Non-Convertible Notes are amortized on a straight-line method over the term of the agreement. Under US GAAP, following ASC No. 310-20 “Receivables – Nonrefundable Fees and Other Costs” (“ASC 310-20”), such costs are amortized over the same period but using the effective interest method.

l) Present-value accounting

Under Argentine GAAP, certain tax credits are present-valued as of year-end. Under US GAAP, present valuing or discounting of these assets is precluded.

m) Reversal of previously recognized impairment losses

Under Argentine GAAP previously recognized impairment losses can be reversed. Amounts reversed for the years ended June 30, 2010, 2009 and 2008 amounted to Ps. 0.7 million, Ps. 0.1 million and Ps. 0.1 million, respectively, given rise to higher depreciation charges under Argentine GAAP. Under US GAAP, reversal of a previously recognized impairment loss is prohibited. When an impairment loss is recognized, the adjusted carrying amount of the asset becomes the new cost basis, which is depreciated over the remaining useful life of the asset. Previously impairment losses reversed under Argentine GAAP increased the asset cost giving rise to higher depreciation expense. These higher depreciation charges are reversed under US GAAP which for the years ended June 30, 2010, 2009 and 2008 amounted to Ps. 3.4 million.

n) Reversal of capitalized financial costs

Under Argentine GAAP, the Company capitalized financial costs comprising of interest and foreign exchange differences for the years ended June 30, 2010, 2009 and 2008 related to the PAMSA project. Under US GAAP, the Company applied the provisions of ASC No. 835-20 “Interest - Capitalization of Interest” (“ASC No. 835-20”), which requires interest capitalization on assets which have a period of time to get them ready for their intended use. Capitalization of foreign exchange differences is not allowed under ASC No. 835-20. The US GAAP reconciling item represents the net effect of (i) reversing the foreign exchange differences capitalized under Argentine GAAP related to the acquisition and construction of PAMSA for the years ended June 30, 2010, 2009 and 2008 amounting to a loss of Ps. 1.8 million, a loss of Ps. 65.6 million and a gain of Ps. 5.8 million, respectively; and (ii) the reversal of depreciation expense on foreign exchange differences capitalized under Argentine GAAP and expensed under US GAAP amounting to 1.7 million for the year ended June 30, 2010.

o) Revenue recognition – deferred insurance and origination fees

Under Argentine GAAP, the Company accounts for revenues from life and disability insurance and origination fees, on an up-front basis for the group of credit card and personal loans receivables which are available to be transferred to trusts and those transferred to securitization programs that did not qualify as sale. Under US GAAP, life and disability insurance and origination fees are recognized to income on a straight-line basis over the term of the respective receivables.

p) Revenue recognition – deferred commissions

Under Argentine GAAP, lease commissions earned are recognized at the time a transaction is successfully completed. A transaction is considered successfully concluded when both parties have signed the related lease contract. Under US GAAP, lease commissions are deferred and amortized to income over the term of the respective leases.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

q) Revenue recognition – scheduled rent increases

Under Argentine GAAP, revenue from non-cancelable leases subject to rent escalation clauses is recognized when the escalated payment is due rather than recognizing the effects of the scheduled rent increases under the straight-line method over the lease term. Under US GAAP, the Company applied the provisions of ASC No. 840 “Leases” (“ASC No. 840”) and accordingly, recognized escalated rental revenue under the straight-line method over the term of the leases.

In the determination of the US GAAP adjustment, the Company considered the definition of a lease in ASC No. 840. All lease agreements are cancelable pursuant to Law 23,091 as amended by Law 24,808. This law provides that after an initial six-month period tenants may rescind commercial lease agreements upon 60 days’ written notice by incurring non-significant monetary penalties (cancellations are subject to one-and-a-half month’s rent if rescinded during the first year of the lease and one month’s rent if rescinded after the first year of the lease).

ASC No. 840 provides that a lease that is cancelable (a) only upon the occurrence of some remote contingency, (b) only with the permission of the lessor, (c) only if the lessee enters into a new lease with the same lessor or (d) only if the lessee incurs a penalty in such amount that continuation of the lease appears, at inception, reasonably assured shall be considered “noncancelable” for purposes of this definition.

Based on the provisions of ASC No. 840, the Company concluded that, even though the lease are cancelable, lessees would incur significant “economic penalties” if these agreements were to be rescinded prior to maturity. The Company considered that these economic penalties are of such an amount that continuation of the lease agreements by lessees appear to be reasonably assured at the inception of the respective agreements.

The Company reached this conclusion based on the factors mentioned in ASC No. 840, including (i) the shopping centers’ geographical location and accessibility; (ii) the nature and tenure of tenants, (iii) limited availability of identical space in certain neighborhoods; (iv) the tenants’ brand image and other competitive considerations; (v) tenants’ significant expenses in renovation, maintenance and improvements.

The Company believes that all of the above mentioned factors represent significant non-contractual penalties for the lessees which support the Company’s view that it is reasonably assured at the inception of lease agreements that such leases will not be rescinded prior to maturity even though they are cancelable as permitted by law.

r) Deferred income tax

The Company accounts for income taxes using the deferred tax method under both Argentine GAAP and US GAAP. Argentine GAAP is similar to the guidance in ASC No. 740-10 “Income Taxes” (“ASC No. 740-10”) (formerly FIN 48 “Uncertain Tax Positions”). However, as discussed in Note 13, following Resolution CD 93/2005 issued by CPCECABA, the Company elected to continue treating the differences between book basis and inflation-adjusted basis of non-monetary balance sheet items as permanent for deferred income tax calculation purposes.

Under US GAAP, the Company applies ASC No. 830-740 “Foreign Currency Matters – Income Taxes” (“ASC No. 830-740”), which requires such differences to be treated as temporary.

In addition, the US GAAP adjustment includes the effect of deferred income taxes on the reconciling items, as appropriate.

Under Argentine GAAP, the Company has provided a valuation allowance for a portion of the net deferred tax assets related to the consumer financing business, as the future realization of their tax benefits is not considered by management to be more likely than not. During the year ended June 30, 2010, due to a change in tax laws, the Company recognized higher tax loss carry forwards which in the aggregate amounted to Ps. 41.8 million. The Company recorded a valuation allowance of Ps. 52.9 million to provide for deferred tax assets of the consumer financing business, mainly related to the tax loss carry forwards. The legal expiration period for this tax loss carry forwards is five years. In its assessment, the Company has

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

r) Deferred income tax (continued)

considered the near-term projections of the consumer financing business segment after measures taken by the Company to streamline the operations.

Also, the Company is subject to a tax on minimum presumed income. Under Argentine GAAP, the Company considered the ultimate realization of these tax credits to be more likely than not based on current projections and its legal expiration period of 10 years. As such, the Company deferred this amount as other non-current receivables in the balance sheet.

ASC No. 740 prescribes more detailed and specific guidance related to the assessment of the need for a valuation allowance. US GAAP requires the weighting of positive and negative evidence in accordance with its objective verifiability. Furthermore, it indicates that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome thereby requiring positive evidence of sufficient quality and quantity to support a conclusion that, based on the weight of all available evidence, a valuation allowance is not needed. When assessing whether a company’s deferred tax asset will be realized, a company’s recent losses or near-term expected losses will generally carry more weight in the assessment than its prior historic profitability or its longer-term projected profitability (which is typically more subjective in nature). Therefore, the existence of a 3-year cumulative loss in a jurisdiction, particularly if it includes multiple periods of significant annual losses without recent evidence of turnaround, will effectively preclude consideration of future profitability in most instances as being objectively verifiable.

Based on the authoritative literature, the losses generated by the consumer financing business are mainly a result of loan loss reserves which would not be considered one time or non-recurring as they are directly related to the business. Furthermore, the long-term projected profitability is more subjective in nature.

Accordingly, under US GAAP, a full valuation allowance has been provided for the net deferred tax assets and tax credits related to tax on minimum presumed income related to the consumer financing business segment and the tax effects on US GAAP adjustments.

s) Non-controlling interest

Effective July 1, 2009, the Company applies the provisions of ASC No. 810 “Consolidation” (“ASC No. 810”). Pursuant to ASC No. 810, non-controlling interest is (i) reported as part of equity of the consolidated group; (ii) recorded separately from the parent´s interests; and (iii) clearly identified and labeled to distinguish it from other components of the parent´s equity. The Company has non-controlling interests in more than one subsidiary. The Company determined that all of its non-controlling interests should be reclassified to equity. This reclassification has been made retroactively for all periods presented.

The adjustment represents the effect of the foregoing US GAAP adjustments on the non-controlling interests under Argentine GAAP.

t) Adoption of ASC No. 740 “Income Taxes”

On July 1, 2007, the Company adopted ASC No. 740. ASC No. 740 addresses the accounting and disclosure of uncertain tax positions. ASC No. 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The difference between the tax benefit recognized in the Financial Statements for a position in accordance with ASC No. 740 and the tax benefit claimed in the tax return is referred to as an unrecognized tax benefit.

The adoption of ASC No. 740 did not result in an increase to the net liability for unrecognized tax benefits.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

t) Adoption of ASC No. 740 “Income Taxes” (continued)

The total amount of unrecognized tax benefits as of the adoption of ASC No. 740 at July 1, 2007 was not significant. The Company classified unrecognized tax benefits not expected to be paid in the next 12 months in other non-current liabilities.

The Company’s principal taxable jurisdiction is Argentina. At any point in time, the Company may have tax audits underway at various stages of completion. The Company evaluates the tax positions and establishes liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite the Company’s belief that the underlying tax positions are fully supportable. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law, and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

a) Disclosure of maturities of long-term debt

Scheduled maturities of the long-term debt for the next fiscal years ended June 30 (excluding current portion), as of June 30, 2010, are as follows:

2011	Ps.	—
2012		43,357
2013		—
2014		—
2015		185,653
Thereafter		452,065

	Ps.	(1) 681,075

(1)	Not including deferred debt issuance costs in the amount of Ps. 2.9 million.

b) Disclosure of operating lease information

The Company enters into cancelable commercial leases with its tenants for terms ranging from three to ten years, with most leases having terms of no more than five years. Tenants are generally charged a rent, which consists of the higher of (i) the base rent and (ii) the percentage rent (which generally ranges between 4% and 10% of the tenants sales). Furthermore, pursuant to the rent escalation clause in most leases, a tenant’s base rent generally increases between 7% and 12% each year during the term of the lease. Even though the leases are cancelable by law, the Company considered them to be non-cancelable for these purposes. See Note 17.I.q) for more information as to how the Company considered this definition.

Minimum future rentals on cancelable leases for each of the five fiscal years as from June 30, 2010 are as follows:

2011	Ps.	235,218
2012		178,104
2013		115,255
2014		47,888
2015		24,901
Thereafter		52,367

	Ps.	653,733

Included in lease revenues for the years ended June 30, 2010, 2009 and 2008 were contingent rentals of Ps. 95.6 million, Ps. 70.9 million and Ps. 73.3 million, respectively.

c) Disclosure of related parties transactions

Pursuant to ASC No. 850 “Related Party Disclosures” (“ASC No. 850”), the Company provides the following additional disclosures of transactions with related parties. This section should be read in conjunction with Note 6 to the Consolidated Financial Statements.

Donations: During the year ended June 30, 2008, the Company had made an unconditional promise to donate Ps. 4.6 million to Fundación IRSA within a twelve-month period. As such the Company had recorded an accrual for Ps. 4.6 million as of June 30, 2008. However, the Company agreed with Fundación IRSA to change the terms of the contribution. Pursuant to the revised agreement, the Company decided not to donate Ps. 4.6 million and replaced such donation with Ps. 1.4 million. Accordingly, in the year ended June 30, 2009, the Company (i) reversed Ps. 4.4 million out of the Ps. 4.6 million of the accrual; and (ii) recorded a cash payment of Ps. 1.4 million, Ps. 0.2 million against use

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

c) Disclosure of related parties transactions (continued)

of the accrual recognized in 2008, and the remaining Ps. 1.2 million against “Other income (expenses), net”. No donations were made in the year ended June 30, 2010.

Fundación IRSA is a charitable, non-profit organization whose Chairman is Eduardo S. Elsztain and whose Secretary is Mariana Carmona de Elsztain, Mr. Elsztain’s wife. The Company´s Chairman Eduardo S. Elsztain is also the Chairman of IRSA, shareholder of the Company. In addition, the Company granted Fundación Museo de los Niños (Foundation for Children’s Museum) a 30-year free right to use a determined area of the “Abasto Shopping Center” and “Alto Rosario Shopping Center” to host an interactive learning center for children and adults.

Loans from Major Shareholders: The Convertible Notes mature on July 19, 2014. The Convertible Notes accrue interest (payable semiannually) at a fixed annual rate of 10% and are convertible, at any time at the option of the holder, into common shares of Ps.0.10 par value per share. The conversion rate per U.S. dollar is the lesser of 30.8642 and the result obtained from dividing the exchange rate in effect at the conversion date by the par value of the common shares.

As of June 30, 2010 IRSA and Parque Arauco owned US$ 31.7 million and US$ 15.5 million, respectively, of the Company´s Convertible Notes. As of June 30, 2010, IRSA owned 63.3% of the common shares. Assuming IRSA exercises its conversion rights of all of its Convertible Notes and no exercise of such rights by any of the other bondholders, IRSA would own 83.7% of the common shares. In the case all shareholders exercise their conversion rights and IRSA exercises them as well, IRSA would own 65.9% of the common stock.

As of June 30, 2010 IRSA owned Series I and Series II of the Company’s Non-Convertible Notes for a face value of US$ 39.6 million and Ps. 33.2 million, respectively. On October 12, 2010 IRSA sold all of its holdings of Series I Non-Convertible Notes. Additionally, as of June 30, 2010, Cresud S.A.C.I.F. y A. holds Series I Notes for a face value of US$ 5.0 million.

Lease of office property: As of June 30, 2010, the Company leases office and parking space from IRSA, under various long-term lease agreements maturing at various dates from 2008 through 2011. The Company pays an aggregate US$ 0.08 million under the agreements.

Corporate services: The Company shares corporate services (including but not limited to finance, human resources, procurement, internal audit, systems, administration, etc.) with IRSA and Cresud under an Exchange of Operating Services Agreement entered into by all three companies in June 2004 and renewed automatically for two- year periods unless otherwise agreed upon by the parties. The Company pays a monthly fee, primarily through the provision of services to the other parties.

Legal services: The Company contracts legal services from the law firm Zang, Bergel & Viñes. The Company’s Vice-Chairman Saúl Zang; the alternate Directors Juan M. Quintana, Salvador D. Bergel, and Pablo D. Vergara del Carril; the Syndic Ángel. D. Vergara del Carril and the alternate Syndic Armando F. Ricci are members of the law firm Zang, Bergel & Viñes. Legal fees amounted to Ps. 1.9 million, Ps. 2.5 million and Ps. 1.0 million for the years ended June 30, 2010, 2009 and 2008, respectively.

d) Disclosure about fair value of financial instruments

Under Argentine GAAP, there are no specific rules regarding disclosure of fair value of financial instruments.

Under US GAAP, the Company applies the provisions of ASC No. 825 “Financial Instruments” (“ASC No. 825”) and ASC No. 815 “Derivatives and Hedging” (“ASC No. 815”). ASC No. 825 requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

d) Disclosure about fair value of financial instruments (continued)

Financial instruments include such items as cash and cash equivalents, accounts receivable and accounts payable and other instruments. ASC No. 825 excludes from its disclosure requirements lease contracts and various significant assets and liabilities that are not considered to be financial instruments. ASC No. 815 requires reporting entities to disclose certain information for derivative financial instruments. For information related to concentration of credit risk, see Note 17.II.f.

The Company provides the information required by ASC No. 820 “Fair Value Measurements and Disclosures” (“ASC No. 820”). ASC No. 820 also establishes a three-tier “fair value hierarchy” that prioritizes inputs that are based on market data and assumptions (observable inputs) over those that represent an entity’s own assumptions (unobservable inputs), as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the assets or liabilities.

Level 3: Unobservable inputs for assets or liabilities.

Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, prepayments, discount rates, and estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair value, the Company’s fair values should not be compared to those of other companies.

The following table summarizes the fair values of the assets measured at fair value on a recurring basis as of June 30, 2010:

	Level 1		Level 2		Level 3		Total
Assets
Cash and banks	Ps.	27,284	Ps.	—	Ps.	—	Ps.	27,284
Other investments, net (i)		42,354		—		—		42,354
Other investments, net (ii)		—		—		115,119		115,119

Total	Ps.	69,638	Ps.	—	Ps.	115,119	Ps.	184,757

(i)	Includes mutual funds, mortgage bonds issued by BHSA and other government bonds.
(ii)	Corresponds to retained interests in securitized receivables.

There were no liabilities measured at fair value on a recurring basis as of June 30, 2010.

The following is a description of the valuation methodologies used for the assets and liabilities measured at fair value, key inputs and significant assumptions:

Cash equivalents: Cash equivalents represent highly liquid investments with original maturities of three months or less. Generally, quoted market prices are used to determine the fair value of these instruments.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

d) Disclosure about fair value of financial instruments (continued)

Marketable securities: Marketable securities and other securities investments include debt securities and equity securities. The Company uses quoted market prices for identical or similar assets or liabilities to measure fair value.

Derivative financial instruments: The Company estimates the fair value of derivative financial instruments using industry-standard valuation models that requires observable inputs including interest rates and foreign exchange rates, and the contractual terms. In other certain cases when market data is not available, key inputs to the fair value measurement include quotes from counterparties, and other market data. The Company’s derivative fair value measurements consider assumptions about counterparty and our own non-performance risk, using such as credit default probabilities.

Retained interests in securitized receivables: Investments classified as Level 3 include retained interests in securitized financial receivables, which are measured at fair value using assumptions such as interest rate, projected finance charges related to the securitized assets, estimated net credit losses, prepayment assumptions, contractual interest paid to third-party investors and other factors.

The following table summarizes the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended June 30, 2010:

	Retained interests in securitized receivables
Balance at beginning of year	Ps.	127,922
Issuance of retained interests in securitizations		56,724
Liquidation of retained interests in securitizations		(71,807)
Total gains and (losses):
Included in other comprehensive income		2,280

Balance at end of year	Ps.	115,119

The following is a description of the valuation methodologies used for the assets and liabilities not measured at fair value, key inputs and significant assumptions:

Mortgages and leases receivable, net: The carrying amount of mortgages and leases receivables reported in the consolidated balance sheet approximates their fair value.

Accounts and notes receivable, net: Carrying amounts are considered to approximate fair value. All amounts that are assumed to be uncollectible within a reasonable time are written off and/or reserved.

Accounts and notes payable: The carrying amount of accounts and notes payable reported in the consolidated balance sheet approximates their fair value.

Short-term debt: The carrying amount of short-term debt reported in the consolidated balance sheet approximates fair value due to its short-term nature.

Long-term debt: As of June 30, 2010 and 2009, except for the Company´s Convertible Notes and Non-Convertible Notes as discussed below, the carrying amount of long-term debt reported in the consolidated balance sheet approximates their fair value.

The fair value of the Company´s Convertible Notes was Ps. 1,261.9 million and Ps. 812.3 million as of June 30, 2010 and 2009, respectively. Such fair value was determined based on the market price of the shares assuming full conversion of the notes at year-end.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

d) Disclosure about fair value of financial instruments (continued)

In addition, the fair value of the Company´s Non-Convertible Notes Series I and II was Ps. 434.4 million and Ps. 79.6 million as of June 30, 2010, respectively, and Ps. 295.1 million and Ps. 84.9 million as of June 30, 2009, respectively. Such fair value was determined based on the market price of the Notes.

Other receivables and other liabilities: The carrying amount of other receivables and other liabilities reported in the consolidated balance sheet approximates fair value due to their short-term nature.

e) Additional disclosures about derivative financial instruments

The Company also provides the information required by ASC No. 815. ASC No. 815 requires an entity to disclose (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under ASC No. 815, and (iii) how derivative instruments affect an entity’s financial position, financial performance, and cash flows. The Company employs derivative financial instruments, including foreign exchange forward contracts, to manage its exposure to fluctuations in foreign currency exchange rates. The Company does not use derivatives for speculation or trading.

Undesignated derivative financial instruments

The Company uses foreign exchange forward contracts, to manage its exposure to foreign currency exchange rate fluctuations from an economic perspective, and for which the Company is unable or has elected not to apply hedge accounting.

Fair value and gains or losses on derivative financial instruments

The following table summarizes the fair values of derivative financial instruments as of June 30, 2010 and 2009:

Derivatives not designated as hedging instruments under ASC No. 815.

Fair Value of Derivative Instruments
	Liability Derivatives
As of June 30,	2010			2009
	Balance Sheet Location		Fair Value	Balance Sheet Location		Fair Value
Foreign exchange future contracts	Other liabilities (Note 4.k)	Ps.	—	Other liabilities (Note 4.k)	Ps.	243

Total derivatives not designated as hedging instruments under ASC No. 815		Ps.	—		Ps.	243

The notional amounts are summarized in Note 11.

The following table summarizes the gains and losses on derivative financial instruments reported in the Consolidated Statement of Operations for the years ended June 30, 2010 and 2009:

Derivatives not designated as hedging instruments under ASC No. 815	Location of (loss) gain recognized in income on derivative	Amount of (loss) gain recognized in income on derivative
		Years ended June 30,
		2010		2009
Foreign exchange contracts	Financial results, net (Note 7)		(2,582)		9,436

		Ps.	(2,582)	Ps.	9,436

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

e) Additional disclosures about derivative financial instruments (continued)

The derivatives entered into by the Company do not contain credit risk related contingent features.

The Company executed all of its derivative financial instruments with Cresud S.A.C.I.F. y A., the majority shareholder of IRSA, the controlling shareholder of the Company, and with financial institutions. All of them are denominated in U.S. dollars. Derivative financial instruments involve, to varying degrees, market risk as instruments are subject to price fluctuations, and elements of credit risk in the event the counterparty should default. In the unlikely event the counterparty fails to meet the contractual terms of a foreign currency instrument, the Company’s risk is limited to the fair value of the instrument.

f) Credit risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, accounts receivable, and short-term investments.

The Company places its cash and cash equivalents, investments, and other financial instruments with various high credit quality financial institutions, thus mitigating the amount of credit exposure to any one institution. The Company has not experienced any significant losses in such accounts.

The Company’s accounts receivable are primarily derived from leases and services from the Company’s shopping centers tenants and origination of consumer loans and credit card receivables. The Company is not dependent on any single customer. Accounts receivable derived from leases and services are related to the Company’s shopping center operations. The Company has not experienced any significant losses resulting from non-performance of any counterpart to the lease contracts.

Consumer loan and credit card receivables arise primarily under open-end revolving credit accounts used to finance purchases of goods and services offered by the Company’s shopping centers, hypermarkets and street stores, and financing and lending activities through the Company’s subsidiaries Tarshop and Metroshop. These accounts have various billing and payment structures, including varying minimum payment levels and finance charge rates. The Company provides an allowance for uncollectible accounts based on impaired accounts, historical charge-off patterns and management judgment. Due to the economy recovery, customers experienced fewer delays in payments and also uncollectibility rates decreased during the year ended June 30, 2010. As of June 30, 2010, the allowance for doubtful accounts decreased Ps. 15.5 million, or 19.6 % as compared to June 30, 2009. Nevertheless, the Company continues closely monitoring the delays, delinquency and uncollectibility rates.

As discussed in Note 10, as of June 30, 2010, Tarshop sold receivables aggregating Ps. 960.9 million through securitization programs outstanding, for which the Company’s credit risk exposure is contractually limited to the subordinated retained interests held by the Company representing Ps. 136.0 million and Ps. 4.7 million escrow reserves for losses and Metroshop sold receivables aggregating Ps. 235.8 million through securitization programs outstanding, for which the Company’s credit risk exposure is contractually limited to the subordinated retained interests held by the Company representing Ps. 7.1 million and Ps. 0.7 million escrow reserves for losses. For the three months ended September 30, 2010, no additional impairment charge related to the retained interests in securitized receivables was recorded.

g) Recently issued accounting pronouncements

For the year ended June 30, 2010, several accounting standards were effective for the Company. The Company provides below a description of those standards which are relevant to the Company´s business only and the impact of their adoption if any.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

g) Recently issued accounting pronouncements (continued)

Recently Issued Accounting Standards

Financial Accounting Standard No. 141 (Revised 2007), “Business Combinations” (“FAS No. 141(R)”) or Accounting Standards Codification (“ASC”) 805, “Business Combinations”

The Company adopted FAS No. 141(R), or ASC 805, on July 1, 2009, the first day of the 2010 fiscal year. This topic significantly changed the accounting for business combinations. Under this topic, an acquiring entity is required to recognize all the assets acquired and all the liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. Transaction costs are no longer included in the measurement of the business acquired. Instead, these costs are expensed as they are incurred. This topic also includes a substantial number of new disclosure requirements. It applies to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which for the Company was the beginning of the 2010 fiscal year. The adoption of this topic did have a material impact on the consolidated financial statements. See Notes 17.II.d. and 17.II.e. for details.

Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS No. 157”) or ASC 820, “Fair Value Measurements and Disclosures”

The Company adopted FAS No. 157 or ASC 820, on July 1, 2008, the first day of the 2009 fiscal year. FASB Staff Position (“FSP”) FAS No. 157-2, “Effective Date of Financial Accounting Standards Board (“FASB”) Statement No. 157” (“FSP FAS No. 157-2”), or ASC 820-10, amended ASC 820 by delaying its effective date, by one year, for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. In accordance with ASC 820-10, the Company adopted the provisions of ASC 820 to non-financial assets and non-financial liabilities on July 1, 2009, the first day of the 2010 fiscal year. The adoption did not have a material impact on the consolidated financial statements.

Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51” (“FAS No. 160”) or ASC 810-10-65-1, “Consolidation - Transition”

The Company adopted FAS No. 160 or ASC 810-10-65-1, on July 1, 2009, the first day of the 2010 fiscal year. This topic establishes new accounting and reporting standards for non-controlling interests, previously known as minority interests, in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of non-controlling interests as equity in the consolidated financial statements separate from the parent’s equity. The amount of net income or loss attributable to the non-controlling interests is included in consolidated net income on the face of the income statement. This topic clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income attributable to the Company when a subsidiary is deconsolidated. Such gain or loss is measured using the fair value of the non-controlling equity investment on the deconsolidation date. This topic also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interests. This topic is applied prospectively for fiscal years and interim periods within those fiscal years, beginning with the current fiscal year, except for the presentation and disclosure requirements, which are applied retrospectively for all periods presented. The adoption of this topic did not have a material impact on the consolidated financial statements.

FSP FAS No. 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies” (“FSP FAS No. 141(R)-1”) or new accounting guidance within ASC 805, “Business Combinations”

The Company adopted FSP FAS No. 141(R)-1, or ASC 805, on July 1, 2009, the first day of the 2010 fiscal year. This topic applies to all assets acquired and all liabilities assumed in a business combination that arise from contingencies. This topic states that the acquirer will recognize such an asset or liability if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If it cannot be determined during the measurement period, then

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

g) Recently issued accounting pronouncements (continued)

the asset or liability should be recognized at the acquisition date if the following criteria, consistent with the guidelines for accounting for contingencies, are met: (1) information available before the end of the measurement period indicates that it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (2) the amount of the asset or liability can be reasonably estimated. The adoption of this topic did not have a material impact on the consolidated financial statements.

FSP FAS No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS No. 142-3”) or ASC 350-30-50-4

The Company adopted FSP FAS No. 142-3, or ASC 350-30-50-4, on July 1, 2009, the first day of the 2010 fiscal year. This topic amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS No. 142, “Goodwill and Other Intangible Assets” (“FAS No. 142”). This topic is intended to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure the fair value of the asset. This topic requires an entity to disclose information related to the extent to which the expected future cash flows associated with the asset are affected by the entity’s intent and/or ability to renew or extend the arrangement. The adoption of this topic did not have a material impact on the consolidated financial statements.

EITF Issue 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”) or new accounting guidance within ASC 323, “Investments-Equity Method and Joint Ventures”

The Company adopted Emerging Issues Task Force (“EITF”) 08-6, or ASC 323, on July 1, 2009, the first day of the 2010 fiscal year concurrently with the adoption of ASC 805 and ASC 820-10-65-1. The intent of this topic is to clarify the accounting for certain transactions and impairment considerations related to equity method investments as modified by the provisions of ASC 805 and ASC 820-10-65-1. The adoption of this topic did not have a material impact on the consolidated financial statements.

Accounting Standards Update No. 2009-05 “Fair Value Measurements and Disclosures (Topic 820) Measuring Liabilities at Fair Value” (“ASU No. 2009-5”)

The Company adopted ASU No. 2009-5, which amends ASU Subtopic 820-10, “Fair Value Measurements and Disclosures-Overall” for the fair value measurement of liabilities, in the second quarter of the 2010 fiscal year. ASU No. 2009-5 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value utilizing one or more of the following techniques: (1) a valuation technique that uses the quoted market price of an identical liability or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Topic 820, such as a present value technique. The adoption of ASU No. 2009-5 did not have a material impact on the consolidated financial statements.

Accounting Standards Update No. 2010-09 “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements” (“ASU No. 2010-09”)

On February 25, 2010, the FASB issued ASU No. 2010-09 Subsequent Events Topic 855 “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the consolidated financial statements.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

g) Recently issued accounting pronouncements (continued)

Accounting Standards Update No. 2010-02 “Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary - a Scope Clarification” (“ASU No. 2010-02”)

In January 2010, the FASB issued ASU No. 2010-02, Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification. This update provides amendments to ASC 810-10, Consolidation – Overall (formerly SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements) to clarify the scope of the decrease in ownership provisions of ASC 810-10 and related guidance. ASU 2010-02 also clarifies that the decrease in ownership guidance does not apply to certain transactions even if they involve businesses. ASU 2010-02 expands the disclosures required for a business combinations achieved in stages and deconsolidation activity within the scope of ASC 810-10. ASU 2010-02 is effective for both interim and annual periods ending on or after December 15, 2009. The amendments are to be applied retrospectively to the first period that an entity adopted ASU 810-10, Consolidation – Overall. The adoption of this statement did not have an impact on the consolidated financial statements relative to non-controlling interests.

Accounting Standards Update No. 2009-09 “Accounting for Investments - Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees” (“ASU No. 2009-09”)

In September 2009, the FASB issued ASU No. 2009-09, Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees. This ASU represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Section 323-10-S99-4 was originally entered into the Codification incorrectly. The ASU was effective upon issuance. The adoption of ASU No. 2009-09 did not have material impact on the consolidated financial statements.

Financial Statement of Position (FSP) on Accounting Professional Board (APB) 14-1 “Debt with Conversion and Other Options” or ASC 470 “Debt”

In May 2008, the FASB issued revised guidance on Convertible Debt Instruments. The revised guidance which is now part of ASC 470-20 (formerly Staff Position No. Accounting Principles Board 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). ASC 470-20 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. ASC 470-20 was effective for the Company on July 1, 2009, the first day of the 2010 fiscal year. The adoption of ASC 470-20 did not have an impact on the consolidated financial statements.

Future Adoption of Recently Issued Accounting Standards

Financial Accounting Standards No. 166, “Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140” (“FAS No. 166”) or Accounting Standards Update No. 2009-16, “Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets” (“ASU 2009-16”) and Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46(R)” (“FAS No. 167”) or Accounting Standards Update No. 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”)

FAS No. 166, or ASU 2009-16, amends FAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” by: eliminating the concept of a qualifying special-purpose entity (“QSPE”); clarifying and amending the derecognition criteria for a transfer to be accounted for as a sale; amending and clarifying the unit of account eligible for sale accounting; and requiring that a transferor initially measure at fair value and recognize all assets obtained (for example beneficial interests) and liabilities incurred as a result of a transfer of an entire financial asset or group of financial assets accounted for as a sale. Additionally, on and after the effective date, existing QSPEs (as defined under previous accounting standards) must be evaluated for consolidation by reporting entities in accordance with the applicable consolidation guidance. The topic requires enhanced disclosures about, among other things, a transferor’s continuing involvement with transfers of financial assets accounted for as sales, the risks inherent in the transferred financial assets that

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

g) Recently issued accounting pronouncements (continued)

have been retained, and the nature and financial effect of restrictions on the transferor’s assets that continue to be reported in the statement of financial position. The topic will be effective as of the beginning of interim and annual reporting periods that begin after November 15, 2009, which for the Company would be July 1, 2010, the first day of our 2011 fiscal year. The Company is currently assessing the impact that the adoption of ASU 2009-16 may have on the consolidated financial statements.

FAS No. 167, or ASU 2009-17, changes the consolidation guidance applicable to a variable interest entity (“VIE”). It also amends the guidance governing the determination of whether an enterprise is the primary beneficiary of a VIE, and is, therefore, required to consolidate an entity, by requiring a qualitative analysis rather than a quantitative analysis. The qualitative analysis will include, among other things, consideration of who has the power to direct the activities of the entity that most significantly impact the entity’s economic performance and who has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. This standard also requires continuous reassessments of whether an enterprise is the primary beneficiary of a VIE. Previously, the guidance required reconsideration of whether an enterprise was the primary beneficiary of a VIE only when specific events had occurred. QSPEs, which were previously exempt from the application of this standard, will be subject to the provisions of this standard when it becomes effective. The topic also requires enhanced disclosures about an enterprise’s involvement with a VIE. The topic will be effective as of the beginning of interim and annual reporting periods that begin after November 15, 2009, which for the Company would be July 1, 2010, the first day of our 2011 fiscal year. The Company is currently assessing the impact that the adoption of ASU 2009-17 may have on the consolidated financial statements.

Accounting Standards Update No. 2010-06 “Improving Disclosures about Fair Value Measurements” (Topic 820) (“ASU No. 2010-6”)

In January 2010, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements”. ASU No. 2010-06 requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements are presented separately. This standard is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of revised Level 3 disclosure requirements which are effective for interim and annual reporting periods beginning after December 15, 2010. Comparative disclosures are not required in the year of adoption. The Company will adopt the provisions of the standard on July 1, 2010, the first day of the 2011 fiscal year for the Level 1 and 2 disclosures, and on July 1, 2011 or the first day of the 2012 fiscal year for the Level 3 disclosures.

Accounting Standards Update No. 2009-13 “Revenue Recognition: Multiple-Deliverable Revenue Arrangements- a Consensus of the FASB Emerging Issues Task Force” (Topic 605) (“ASU No. 2009-13”)

In October 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (a consensus of the FASB Emerging Issues Task Force) “ which amends ASC 605-25, “ Revenue Recognition: Multiple-Element Arrangements .” ASU No. 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how to allocate consideration to each unit of accounting in the arrangement. This ASU replaces all references to fair value as the measurement criteria with the term selling price and establishes a hierarchy for determining the selling price of a deliverable. ASU No. 2009-13 also eliminates the use of the residual value method for determining the allocation of arrangement consideration. Additionally, ASU No. 2009-13 requires expanded disclosures. These provisions are to be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. The Company will adopt the provisions of these amendments on July 1, 2010, the first day of the 2011 fiscal year and is currently evaluating the impact of these amendments to its consolidated financial statements.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

g) Recently issued accounting pronouncements (continued)

Accounting Standards Update No. 2010-11 “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU No. 2010-11”)

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815) - Scope Exception Related to Embedded Credit Derivatives .” ASU No. 2010-11 clarifies that the only form of an embedded credit derivative that is exempt from embedded derivative bifurcation requirements are those that relate to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The provisions of ASU 2010-11 will be effective on July 1, 2010, the first day of the 2011 fiscal year and are not expected to have a significant impact on the Company’s consolidated financial statements.

Accounting Standards Update No. 2010-10 “Consolidation (Topic 810): Amendments for Certain Investment Funds” (“ASU No. 2010-10”)

In February 2010, the FASB issued ASU No. 2010-10, “Consolidation (Topic 810).” The amendments to the consolidation requirements of Topic 810 resulting from the issuance of Statement 167 are deferred for a reporting entity’s interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of variable interest entities in Subtopic 810-10 (before the Statement 167 amendments) or other applicable consolidation guidance, such as the guidance for the consolidation of partnerships in Subtopic 810-20. The deferral is primarily the result of differing consolidation conclusions reached by the International Accounting Standards Board (“IASB”) for certain investment funds when compared with the conclusions reached under Statement 167. The deferral is effective as of the beginning of a reporting entity’s first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period, which coincides with the effective date of Statement 167. Early application is not permitted. The provisions of ASU No. 2010-10 are effective for the Company on July 1, 2010, the first day of the 2011 fiscal year. The Company expects the adoption of ASU No. 2010-10 will not have a material impact on the consolidated financial statements.

Accounting Standards Update No. 2010-20 “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” (“ASU No. 2010-20”)

In July 2010, the FASB issued ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which requires new and expanded financial statement disclosures. An entity is required to provide qualitative and quantitative disclosures about the allowance for credit losses, credit quality, impaired loans, modifications, and nonaccrual and past due financing receivables. In addition, the disclosures must be disaggregated by portfolio segment or class of financing receivable based on how a company develops its allowance for credit losses and how it manages its credit exposure. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010, which will be on June 30, 2011 for the Company. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010, which will be on July 1, 2011, the first day of the 2012 fiscal year.

Accounting Standards Update No. 2010-17 “Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition- A Consensus of the FASB Emerging Issues Task Force) (“ASU No. 2010-17”)

In April 2010, the FASB issued ASU No. 2010-17, Revenue Recognition - Milestone Method (Topic 605): Milestone Method of Revenue Recognition. This ASU codifies the consensus reached in EITF Issue No. 08-9, “Milestone Method of Revenue Recognition.” The amendments to the Codification provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

g) Recently issued accounting pronouncements (continued)

substantive. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and nonsubstantive milestones, and each milestone should be evaluated individually to determine if it is substantive. ASU 2010-17 is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply 2010-17 retrospectively from the beginning of the year of adoption. Vendors may also elect to adopt the amendments in this ASU retrospectively for all prior periods. The ASU is effective as from July 1, 2010, the first day of the 2011 fiscal year. The Company does not expect the provisions of ASU 2010-17 to have a material effect on the consolidated financial statements.

Proposed new IFRS Standards and Amendments

The International Accounting Standards Board (IASB) generally reviews its own existing standards to enhance their clarity and consistency. Recently, the IASB published an exposure draft on leases, which would transform lease accounting from the existing accounting model with two different types of leases, i.e. operating leases and finance leases, to one single model for all leases. Under the proposed model, lessees would record an asset for its right to use the underlying asset and a liability to pay rentals. On the other hand, the accounting for lessors would reflect the exposure of the lessor to the risks or benefits of the underlying assets. For lessors, when the lease transfers significant risks or benefits of the underlying asset to the lessee the lessor would apply the derecognition approach (derecognizing the asset and recording the right to receive lease payments); and, when the lessor retains exposure to significant risks or benefits of the underlying assets the lessor would apply the performance obligation approach which would require the lessor to keep the asset on its balance sheet and to record a right to receive lease payments and a liability to permit the lessee to use the underlying asset.

These changes are especially relevant to companies that are significant users of real estate like us. A standard in final form is expected in mid 2011, and could require adoption as early as 2012. We currently act as lessors of office space, store space in shopping centers and other properties as part of our principal business. We may also act as lessee to a lesser extent. The adoption of the above-mentioned standard as currently drafted upon transition to IFRS in June 30, 2013 may have a significant impact on our operating results, financial ratios, and potentially our debt covenants. We are currently in the process of analyzing the potential impact of the issuance of this proposed standard as part of our efforts towards the implementation of IFRS. There can be no assurance as to the date of final completion of the standard or whether the final standard will be substantially equivalent to the current draft form.

h) Risks and uncertainties

The Company’s operations are subject to risks and uncertainties with respect to:

Risks associated with Argentine operations: All Company’s operations and properties are located in Argentina. As a result, the Company financial condition and results of operations depend to a significant extent on macroeconomic and political conditions prevailing in Argentina.

Shopping center and real estate market operating risks: The development, administration and profitability of shopping centers are impacted by various factors including: the accessibility and the attractiveness of the area where the shopping center is located, the intrinsic attractiveness of the shopping center, the flow of people and the level of sales of each shopping center rental unit, increasing competition from internet sales, the amount of rent collected from each shopping center rental unit and the fluctuations in occupancy levels in the shopping centers. In the event that there is an increase in operational costs, caused by inflation or other factors, it could have a material adverse effect on the Company if its tenants are unable to pay their higher rent obligations due to the increase in expenses.

Since May 28, 1997, Law No. 24,808 provides that tenants may rescind commercial lease agreements after the initial six months upon not less than sixty days written notice, subject to penalties of only one-and-a-half months rent if the tenant rescinds during the first year of the lease, and one-month rent if the tenant rescinds after the first year of the lease. The exercise of such rescission rights could materially and adversely affect the Company.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

h) Risks and uncertainties (continued)

The Company’s property is currently and will continue to be subject to risks incident to the ownership and operation of commercial real estate and residential development properties. The Company’s lease sales from its real estate operations may be adversely affected by (i) local or national economic conditions in the areas in which the properties are located; (ii) oversupply of retail space or a reduction in demand for retail space; (iii) increased competition from other real estate operators; (iv) changes in the ability of the Company or the tenants to provide for adequate maintenance and/or insurance; (v) increases in operating expenses; and/or (vi) adverse changes in the regional or national economy. Other risks include the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise, the need to periodically renovate, repair and release space and the costs thereof and the ability of a tenant to provide adequate maintenance and insurance. In addition, the failure to sell the property to be constructed, could have a material adverse effect on the Company.

An economic downturn in the areas in which the shopping centers are located might adversely affect the Company’s sales (through bankruptcy of tenants and reduction in the shopping center sales due to lower variable income). Increases in operating costs due to inflation and other factors may result in some tenants being unable or unwilling to pay rent or expense increases. In addition, the Company has several tenants occupying space in more than one shopping center and, as a result, if any of such tenants should experience financial difficulties and cease paying rent, the Company’s operating results could be adversely affected. Furthermore, as leases on properties expire, the Company may be unable to find new tenants or tenants may enter into new leases on terms that are less favorable to the Company. The failure to lease such properties could have a material adverse effect on the Company.

Credit card operating risks: Credit card operations are subject to federal legislation and regulation. From time to time, such legislation, as well as competitive conditions, may affect, among other things, credit card finance charges. While the Company cannot predict the effect of future competitive conditions and legislation or the measures the Company might take in response thereto, a significant reduction in the finance charges imposed by Tarshop would have an adverse effect on the Company. In addition, adverse changes in general Argentine economic conditions, including, but not limited to changes in regulations affecting capital market access, market volatility, higher interest rates and increases in delinquencies, charge-offs and personal bankruptcies have a negative effect on the Company.

i) Statement of Cash Flows classification differences

The statements of cash flows presented in the primary financial statements are prepared based on Argentine GAAP amounts.

Under US GAAP, the Company followed the guidance in ASC No. 230 “Statement of Cash Flows” (“ASC No. 230”). Under ASC No. 230, the total amounts of cash and cash equivalents at the beginning and end of the years shown in the statement of cash flows are required to be the same amounts as similarly titled line items shown in the balance sheets as of those dates.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

i) Statement of Cash Flows classification differences (continued)

	As of June 30,
	2010		2009		2008
Cash and banks	Ps.	27,284	Ps.	21,524	Ps.	71,734
Current investments		162,448		186,169		289,542

Total cash and banks and current investments as per balance sheet	Ps.	189,732	Ps.	207,693	Ps.	361,276
Less: Items not considered cash and cash equivalents
• Mutual funds	Ps.	(15,454)	Ps.	(1,424)	Ps.	(10,575)
• Retained interests in securitized receivables, net of allowances		(117,248)		(126,033)		(45,684)
• Mortgage bonds issued by BHSA		(728)		(633)		(1,027)
• Government bonds		(34)		(14,129)		(45,859)
• TDFs		(2,846)		(16,490)		(2,243)

Cash and cash equivalents as shown in the statement of cash flows	Ps.	53,422	Ps.	48,984	Ps.	255,888

Under Argentine GAAP the effect of exchange rate changes on cash and cash equivalents were not disclosed by presenting a fourth cash flow statement category as required by ASC No. 230. The effect of exchange rate changes on cash and cash equivalents for the fiscal years ended June 30, 2010, 2009 and 2008 amounts to Ps. 0.7 million, Ps. 8.7 million and Ps. 0.8 million, respectively.

Under Argentine GAAP, the Company proportionally consolidates the accounts of Metroshop. Under US GAAP, the investment in Metroshop is equity accounted. As a result, differences exist between the amount of cash and cash equivalents reported in the primary statement of cash flows and the amount of cash and cash equivalents that would be reported in a statement of cash flows prepared under US GAAP. For this reason, cash flows from operating, investing and financing activities are different in a statement of cash flows prepared under US GAAP using Argentine GAAP numbers since each line item would exclude the pro rata equity interest of the accounts of Metroshop.

Under Argentine GAAP, the Company discloses the payment for the acquisition of Tarshop´s minority interest for Ps. 1.5 million as an investing activity. Under US GAAP this payment is classified as a financing activity.

The following table set forth the condensed statements of cash flows prepared in accordance with US GAAP:

	2010		2009		2008
Net cash provided by operating activities	Ps.	126,146	Ps.	69,876	Ps.	175,085
Net cash provided by (used in) investing activities		17,094		(309,431)		79,507
Net cash (used in) provided by financing activities		(135,815)		20,300		(46,492)
Effect of exchange rate changes on cash and cash equivalents		664		8,700		755

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

j) Earnings per share

Under Argentine GAAP the Company is required to disclose earnings per share information in accordance with RT 18 for all periods presented. Note 12 to the Consolidated Financial Statements disclose the computation of basic and diluted net income per common share under Argentine GAAP. Guidance set forth in RT 18 is similar to the basic principles set forth in ASC No. 260 “Earnings per Share” (“ASC No. 260”). See Note 3.y. for details.

The following tables set forth the computation of basic and diluted net income per common share under ASC No. 260 for all periods presented:

	Year ended June 30,
	2010		2009		2008
Numerator:
Net income (loss) attributable to Alto Palermo S.A.	Ps.	221,404	Ps.	(120,439)	Ps.	109,473
Plus (less): income (loss) impact of assumed conversions:
Interest expense on Convertible Notes		18,650		—		14,917
Foreign currency exchange loss (gain) on Convertible Notes		6,364		—		(3,212)
Income tax effect		(8,599)		—		(3,974)

Net income (loss) plus assumed conversions attributable to Alto Palermo S.A. (i)	Ps.	237,819	Ps.	(120,439)	Ps.	117,204

Denominator:
Weighted-average number of shares outstanding		782,064		782,064		782,064
Plus: incremental shares of assumed conversions:
Convertible Notes		1,793,245		—		1,460,760

Adjusted weighted-average number of shares (i)	Ps.	2,575,309	Ps.	782,064		2,242,824

Basic and diluted EPS attributable to Alto Palermo S.A.:
Basic net income per common share	Ps.	0.28	Ps.	(0.15)	Ps.	0.14
Diluted net income per common share (i)		0.09		(0.15)		0.05

(i)	For the year ended June 30, 2009, the computation of diluted earnings (losses) per share excludes the incremental shares from the assumed conversion of the Convertible Notes because their inclusion would be anti-dilutive.

On October 7, 2010, holders of Notes convertible into the Company’s shares exercised their conversion right. Consequently, the Company issued 477,544,197 shares of common stock with a face value of US$ 15.5 million. As from the conversion, the number of Company’s shares goes from 782,064,214 to 1,259,608,411.

k) Severance indemnities

Under Argentine law and labor agreements, the Company is required to make minimum severance payments to its dismissed employees without cause and employees leaving its employment in certain other circumstances. Under Argentine GAAP, severance payments are expensed as incurred. Under US GAAP, the Company follows the guidelines established by ASC No. 712 “Compensation – Nonretirement Postemployment Benefits” (“ASC No. 712”), and ASC No. 710 “Compensation—General” (“ASC No. 710”), which require the accrual of severance costs if they relate to services already rendered, are related to rights that accumulate or vest, are probable of payment and are reasonably estimable. While the Company expects to make severance payments in the future, it is impossible to estimate the number of employees that will be dismissed without proper cause in the future, if any, and accordingly the Company has not recorded such liability.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

l) Balance sheet classification differences

The following section contains information regarding certain differences in classification criteria under US GAAP as applied to the Argentine GAAP financial information. This section does not contain information related to total assets, total liabilities, total equity, operating income and net income under US GAAP.

Under Argentine GAAP, assets and liabilities are classified either as current or non-current, principally depending on the expected settlement dates. Under US GAAP, real estate companies generally do not present a classified balance sheet.

Under Argentine tax law, the Company does not prepare a consolidated tax return. Subsidiaries are separate tax entities in the jurisdiction where they operate. Accordingly, under Argentine GAAP, the net deferred tax position by company has been classified as a non-current other receivable or as a non-current tax payable as appropriate. Under US GAAP, the classification of deferred taxes is determined by the classification of the current/non-current asset or liability for financial reporting to which the temporary difference is related. A temporary difference is related to an asset or liability if reduction of the asset or liability causes the temporary difference to reverse. For deferred tax balances not related to an asset or liability for financial reporting (e.g. tax loss carryforwards), the classification is based on the expected realization date. As of June 30, 2010 and 2009, Ps. 34.6 million and Ps. 37.3 million, respectively, would have been classified as current assets; Ps 37.7 million and Ps. 35.2 million, respectively, would have been classified as non-current assets; Ps. 0.3 million and Ps. 1.6 million, respectively, would have been classified as current liabilities, and Ps. 61.1 million and Ps. 47.5 million, respectively, would have been classified as non-current liabilities.

Under Argentine GAAP, deferred debt issuance costs are shown as a deduction of the corresponding liability. Under US GAAP, in accordance with ASC No. 835-30-25 “Interest – Imputation of Interest – Recognition” (“ASC No. 835-20-25”) (formerly APB 21 “Interest on Receivables and Payables”), debt issuance costs should be reported as deferred charges in the balance sheet.

m) Consolidated Statement of Operations classification differences

The following section contains information regarding certain differences in classification criteria under US GAAP as applied to the Argentine GAAP financial information. This section does not contain information related to total assets, total liabilities, total equity, operating income and net income under US GAAP.

Should a US GAAP Consolidated Statement of Operations be presented, certain items shown in some line items of the Consolidated Statement of Operations under Argentine GAAP would have to be reclassified to affect other line items. The following reclassifications are intended to present Argentine GAAP numbers using a different criterion of classification under US GAAP. The numbers included below are not US GAAP numbers.

Gross vs. net presentation

As part of the lease agreements, tenants are required to pay their proportionate share of common area maintenance expenses. The Company does not charge any mark up on reimbursable costs. These expenses are incurred and paid by the Company and then passed through to tenants as reimbursable costs.

Under Argentine GAAP, pass-through expenses, such as these reimbursable costs, are accounted for on a net basis and, as such, excluded from revenues and expenses in the Consolidated Financial Statements. However, Note 4.c. shows the total amount of expenses passed through to tenants by expense category with the corresponding offsetting amount therefore having no impact in the consolidated costs of the Company. No amount is shown as revenues.

Under US GAAP, the Company accounts for pass-through revenue and expenses in accordance with ASC No. 605-45-15 “Revenue Recognition” (“ASC No. 605-45-15”) (formerly EITF Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred”) and include these costs incurred as a component of revenue and as a component of operating expenses in the Consolidated Statement of Operations. These

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

m) Consolidated Statement of Operations classification differences costs, which are pass-through expenses to tenants included in both revenues and expenses were Ps. 217.7 million, Ps. 196.1 million and Ps. 160.7 million for the years ended June 30, 2010, 2009 and 2008, respectively. As these expenses are fully reimbursed, without mark-up, by the tenants, there is no impact on operating income, net income, EPS, cash flows or the balance sheet.

Should the ASC No. 605-45-15 be applied to the Argentine GAAP Consolidated Statement of Operations, net revenues under Argentine GAAP would have been Ps. 1,002.6 million, Ps. 838.6 million and Ps. 800.9 million for the years ended June 30, 2010, 2009 and 2008, respectively.

Operating income

Certain expense and/or income items included within “Other income (expenses), net” and “Financial results, net” of the Argentine GAAP Consolidated Statement of Operations would have been included in the determination of operating income under US GAAP. In addition, under Argentine GAAP, the recovery of certain allowances and provisions has been included within “Other income (expenses), net”. Under US GAAP, such items would have been classified as a reversal to the amounts in the line items, which were originally recorded.

Should certain other expenses, financial results and the recovery of allowances and provisions be reclassified into/out of operating income, as applicable, operating income under Argentine GAAP would have been Ps. 297.6 million, Ps. 112.6 million and Ps. 171.8 million for the years ended June 30, 2010, 2009 and 2008, respectively.

n) Investments in debt and equity securities

The Company has classified the following investments in marketable securities as available for sale and, as such, the securities are carried at fair value. Unrealized gains and losses determined to be temporary are recorded as other comprehensive income, net of related deferred taxes, until realized. Unrealized losses determined to be other than temporary are recognized in the period the determination is made.

The cost and estimated fair values of marketable securities available for sale at June 30, 2010 and 2009 were as follows:

	2010
Instrument	Cost	Unrealized gain	Fair value
Mutual funds	41,148	444	41,592
Mortgage bonds	717	11	728
Government bonds	34	—	34

	2009
Instrument	Cost	Unrealized gain	Fair value
Mutual funds	13,861	120	13,981
Mortgage bonds	470	163	633
Government bonds	14,129	—	14,129

Gross gains of Ps. 5.5 million and Ps. 1.7 million for the years ended June 30, 2010 and 2009, respectively, were realized on those sales.

ASC No. 320-10-65-1 “Investments - Transition Related to FSP 115-2 and FAS 124-2” (“ASC No. 320-10-65-1”) (formerly FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”) established a new method of recognizing and reporting other-than-temporary impairments of debt securities. Prior to the

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

n) Investments in debt and equity securities (continued)

issuance of this guidance, impairments of investments in debt and equity securities classified as available-for-sale or held-to-maturity were evaluated on the basis of whether an entity could assert the ability and intent to hold the investment until a recovery of fair value (which for debt securities may have been maturity). If an entity was unable to make such an assertion, the investment was considered to be other-than-temporarily impaired and the costs basis of the security was written down to current fair value, with the write-down recognized currently in earnings. Also, regardless of intent, if it was probable that an investor would be unable to collect all amounts due according to the contractual terms of a debt security, the investment was considered to be other-than-temporarily impaired and the cost basis of the security was written down to current fair value, with the write-down recognized currently in earnings. The Company used this guidance for the year ended June 30, 2008. No write-downs were recognized for the year then ended.

ASC No. 320-10-65-1 changes existing impairment guidance under ASC No. 320 in the following significant ways for debt securities. The new framework does not apply to equity securities (i.e., impaired equity securities continue to be evaluated under previously existing guidance).

The most significant changes are:

(i)	The “ability and intend to hold” provision is eliminated and impairment is now considered to be other than temporary if an entity (i) intends to sell the security, (ii) more likely than not will be required to sell the security before recovering its cost, or (iii) does not expect to recover the security´s entire amortized cost basis (even if the entity does not intend to sell);

(ii)	The “probability” standard relating to the collectability of cash flows is eliminated, and impairment is now considered to be other than temporary if the present value of cash flows expected to be collected from the debt security is less than the amortized cost basis of the security (“credit loss”);

(iii)	If an entity intends to sell an impaired debt security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the impairment is other than temporary and should be recognized currently in earnings in an amount equal to the entire difference between fair value and amortized cost;

(iv)	If a credit loss exists, but an equity does not intend to sell the impaired debt security and is not more likely than not to be required to sell before recovery, the impairment is other than temporary and should be separated into (i) the estimated amount relating to credit loss, and (ii) the amount relating to all other factors. Only the estimated credit loss amount is recognized currently in earnings, with the remainder of the loss amount recognized in other comprehensive income.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

o) Comprehensive income (loss)

ASC No. 220 “Comprehensive Income” (“ASC No. 220”) establishes guidelines for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose Financial Statements. ASC No. 220 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a Financial Statement that is displayed with the same prominence as other Financial Statements. Accumulated other comprehensive income is presented below, net of income tax benefit/expense:

	Year ended June 30, 2010
	Alto Palermo S.A.		Non-controlling interest		Total
Net income under US GAAP	Ps.	221,404	Ps.	5,486	Ps.	226,890
Other comprehensive income:
Net change in unrealized holding gain on available-for-sale securities (i)		5		107		112
Net change in unrealized holding gain on retained interests in securitized receivables (ii)		1,482		—		1,482

Comprehensive income	Ps.	222,891	Ps.	5,593	Ps.	228,484

(i)	Net of income taxes of Ps. (3) and Ps. (57) for Alto Palermo S.A. and the non-controlling interest, respectively.
(ii)	Net of income taxes of Ps. (798).

	Year ended June 30, 2009
	Alto Palermo S.A.		Non-controlling interest		Total
Net (loss) income under US GAAP	Ps.	(120,439)	Ps.	1,158	Ps.	(119,281)
Other comprehensive income:
Net change in unrealized holding gain on available-for-sale securities (i)		1,956		18		1,974
Net change in unrealized holding gain on retained interests in securitized receivables (ii)		(4,318)		(61)		(4,379)

Comprehensive (loss) income	Ps.	(122,801)	Ps.	1,115	Ps.	(121,686)

(i)	Net of income taxes of Ps. (1,053) and Ps. (9) for Alto Palermo S.A. and the non-controlling interest, respectively.
(ii)	Net of income taxes of Ps. 2,325 and Ps. 33 for Alto Palermo S.A. and the non-controlling interest, respectively.

	Year ended June 30, 2008
	Alto Palermo S.A.		Non-controlling interest		Total
Net income under US GAAP	Ps.	109,473	Ps.	2,121	Ps.	111,594
Other comprehensive income:
Net change in unrealized holding gain on available-for-sale securities (i)		(3,844)		(180)		(4,024)
Net change in unrealized holding gain on retained interests in securitized receivables (ii)		(6,045)		(1,512)		(7,557)

Comprehensive income	Ps.	99,584	Ps.	429	Ps.	100,013

(i)	Net of income taxes of Ps. 2,069 and Ps. 98 for Alto Palermo S.A. and the non-controlling interest, respectively.
(ii)	Net of income taxes of Ps. 3,256 and Ps. 813 for Alto Palermo S.A. and the non-controlling interest, respectively.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

o) Comprehensive income (loss) (continued)

	As of June 30, 2010
	Alto Palermo S.A.		Non-controlling interest		Total
Unrealized holding gain on available-for-sale securities	Ps.	506	Ps.	125	Ps.	631
Unrealized holding loss on retained interests in securitized receivables		(2,836)		—		(2,836)

Accumulated other comprehensive (loss) income	Ps.	(2,330)	Ps.	125	Ps.	(2,205)

	As of June 30, 2009
	Alto Palermo S.A.		Non-controlling interest		Total
Unrealized holding gain on available-for-sale securities	Ps.	501	Ps.	18	Ps.	519
Unrealized holding loss on retained interests in securitized receivables		(4,318)		—		(4,318)

Accumulated other comprehensive (loss) income	Ps.	(3,817)	Ps.	18	Ps.	(3,799)

	As of June 30, 2008
	Alto Palermo S.A.		Non-controlling interest		Total
Unrealized holding loss on available-for-sale securities	Ps.	(1,455)	Ps.	—	Ps.	(1,455)
Unrealized holding gain on retained interests in securitized receivables		—		61		61

Accumulated other comprehensive (loss) income	Ps.	(1,455)	Ps.	61	Ps.	(1,394)

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

p) Pro-rata consolidation of Metroshop

As discussed in Note 2.c. under Argentine GAAP the Company consolidates the accounts of Metroshop on a pro-rata basis. Under US GAAP consolidation is not appropriate since the Company does not exercise control over the subsidiary.

Presented below is the consolidated condensed information of the Company as of June 30, 2010 and 2009 considering Metroshop as an equity investee:

	As of and for the year ended June 30, 2010
	As reported	Elimination of Metroshop accounts	Inclusion of Metroshop as an equity investee	As adjusted
Current assets	596,862	(26,526)	—	570,336
Non-current assets	1,887,688	24,722	—	1,912,410

Total assets	2,484,550	(1,804)	—	2,482,746

Current liabilities	660,739	(1,865)	961	659,835
Non-current liabilities	862,508	(901)	—	861,607

Total liabilities	1,523,247	(2,766)	961	1,521,442

Minority interest	132,343	—	—	132,343
Shareholders’ equity	828,960	—	—	828,960

Revenues	784,873	(13,661)	—	771,212
Gross profit	526,041	(6,541)	—	519,500
Net income	119,102	—	—	119,102

Net cash provided by operating activities	129,561	(2,751)	—	126,810
Net cash provided by investing activities	9,118	27	6,375	15,520
Net cash used in financing activities	(134,241)	6,375	(6,375)	(134,241)

	As of and for the year ended June 30, 2009
	As reported	Elimination of Metroshop accounts	Inclusion of Metroshop as an equity investee	As adjusted
Current assets	514,356	(29,356)	—	485,000
Non-current assets	1,937,159	19,960	—	1,957,119

Total assets	2,451,515	(9,396)	—	2,442,119

Current liabilities	680,385	(3,859)	1,803	678,329
Non-current liabilities	882,713	(7,339)	—	875,374

Total liabilities	1,563,098	(11,198)	1,803	1,553,703

Minority interest	122,559	—	—	122,559
Shareholders’ equity	765,858	—	—	765,858

Revenues	642,565	(14,661)	—	627,904
Gross profit	404,048	(5,357)	—	398,691
Net loss	(22,060)	—	—	(22,060)

Net cash provided by operating activities	71,458	7,118	—	78,576
Net cash used in investing activities	(298,662)	6	(10,775)	(309,431)
Net cash provided by financing activities	20,300	(10,775)	10,775	20,300

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

q) Investments in real estate and accumulated depreciation

The following is a summary of the Company’s investments in real estate as of June 30, 2010 prepared in accordance with SEC S-X 12-28.

Description	Encumbrances	Land		Buildings and improvement		Transfers		Improvements / Additions/ Deductions		Total buildings and improvements		Total		Accumulated depreciation		Date of construction	Date acquired	Life on which depreciation in latest Consolidated Statement of Operations is computed
Shopping centers:
• Abasto		Ps.	9,752	Ps.	246,128	Ps.	23	Ps.	73	Ps.	246,224	Ps.	255,976	Ps.	(97,535)	November,1998	—	31
• Alto Palermo			8,694		421,469		38		333		421,840		430,534		(295,551)	October, 1990	November,1997 and March, 1998	26
• Alto Avellaneda			18,089		177,966		381		1,951		180,298		198,387		(124,933)	October, 1995	November and December, 1997	19
• Paseo Alcorta			11,268		119,458		523		1,271		121,252		132,520		(61,857)	June, 1992	June, 1997	25
• Alto Noa			357		43,143		170		460		43,773		44,130		(22,559)	September, 1994	March,1995, September, 1996 and January, 2000	22
• Patio Bullrich			8,419		160,921		103		616		161,640		170,059		(80,420)	September, 1988	October, 1998	23
• Buenos Aires Design			—		49,210		—		2		49,212		49,212		(40,401)	Between November and December, 1993	November, 1997	20
• Alto Rosario			25,686		66,475		54		459		66,988		92,674		(13,884)	November 2004	—	29
• Mendoza Plaza Shopping			10,546		110,508		(292)		(2,701)		107,515		118,061		(37,510)	June, 1994	December, 2004	22
• PAMSA			123,568		436,431		3,977		35,048		475,456		599,024		(15,670)	Mall May 2009, Office building under construction	November, 2006	28
• Empalme.	Antichresis		5,009		90,704		810		3,308		94,822		99,831		(30,873)	March, 1990	December, 2006	16
Neuquén			3,046		9,647		18		244		9,909		12,955		(566)	Under construction	September, 1999	—
Other			3,170		17,625		—		117		17,742		20,912		(2,501)	—	—	—

Total		Ps.	227,604	Ps.	1,949,685	Ps.	5,805	Ps.	41,181	Ps.	1,996,671	Ps.	2,224,275	Ps.	(824,260)

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

q) Investments in real estate and accumulated depreciation (continued)

	Year ended June 30,
	2010		2009		2008
Balance, beginning of the year	Ps.	2,177,288	Ps.	1,871,681	Ps.	1,694,412
Additions during the year:
Improvements		44,374		304,999		165,648
Transfers from other fixed assets		5,805		1,313		12,327

	Ps.	2,227,467	Ps.	2,177,993	Ps.	1,872,387

Deductions during the year:
Deductions		(3,192)		(705)		(706)

	Ps.	(3,192)	Ps.	(705)	Ps.	(706)

Balance, end of the year	Ps.	2,224,275	Ps.	2,177,288	Ps.	1,871,681

	Year ended June 30,
	2010		2009		2008
Balance, beginning of the year	Ps.	739,303	Ps.	663,214	Ps.	598,275
Additions during the year	Ps.	87,919	Ps.	76,101	Ps.	64,939
Deductions during the year	Ps.	(2,962)	Ps.	(12)	Ps.	—

Balance, end of the year	Ps.	824,260	Ps.	739,303	Ps.	663,214

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

r) Mortgage receivable on real estate

The following is a summary of the Company’s mortgage receivable on real estate as of June 30, 2010 prepared in accordance with SEC S-X 12-29.

	Col. B.	Col. C.	Col. D.	Col. E.	Col. F.		Col. G.		Col. H.
Description	Interest Rate	Final maturity date	Periodic payment term	Prior liens	Face amount of mortgages		Carrying amount of mortgages (1)		Principal amount of receivables subject to delinquent principal or interest
Customer A	14%	June 2014	Monthly	None		128		50	None
Customer B	14%	May 2014	Monthly	None		77		190	None
Customer C	12%	April 2015	Monthly	None		73		46	None
Customer D	14%	July 2009	Monthly	None		60		235	None
Customer E	14%	April 2014	Monthly	None		58		29	None
Customer F	12%	April 2015	Monthly	None		53		63	None
Customer G	16%	September 2009	Monthly	None		20		72	None
Mortgages Receivables Ps. 30,000-Ps. 49,999	14-17%	September 2009 - January 2011	Monthly	None		126		1	None
Mortgages Receivables Ps. 50,000-Ps. 69,999	14-16%	May 2009 - February 2010 - July 2014	Monthly	None		169		13	None
Mortgages receivables Ps.70,000-Ps.89,999	12-14%	June 2009 - September 2009	Monthly	None		146		18	None

					Ps.	910	Ps.	717

(1)	Includes accrued interest and life insurance.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

r) Mortgage receivable on real estate (continued)

The summary of activity in mortgage receivable is as follows:

	Years ended June 30,
	2010	2009
Balance, beginning of the year	Ps.711	Ps.778
Deductions during the year:
Collections of principal	6	(67)

Balance, end of year	Ps.717	Ps.711

s) Non-controlling interest

Under Argentine GAAP, the portion of equity in a subsidiary not attributable directly or indirectly to a parent is known as minority interest and is classified as a separate component between the liability and equity sections of the balance sheet (mezzanine section). Net income or loss for the period excludes earnings attributable to the minority interest. For purposes of earnings per share calculations, net income excludes earnings attributable to the minority interest. Therefore, no adjustments to income available to common shareholders are necessary for earnings attributable to the minority interest.

Under US GAAP, the Company adopted ASC No. 810 “Consolidation” (“ASC No. 810”) effective July 1, 2009. ASC No. 810 establishes new accounting and reporting standards for the non-controlling interest, previously known as minority interest, in a subsidiary and for the deconsolidation of a subsidiary. This statement clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as a separate component within equity in the consolidated financial statements. Additionally, consolidated net income is to be reported with separate disclosure of the amounts attributable to the parent and the non-controlling interests. The Company retroactively restated the amounts shown as consolidated shareholders equity, consolidated statement of income, consolidated statement of cash flows and consolidated statements of comprehensive income as required by ASC No. 810.

The Company has non-controlling interests in more than one subsidiary. Accordingly, the Company aggregated its various non-controlling interests in the consolidated financial statements. The adoption of ASC No. 810 resulted in a Ps. 152.9 million reclassification of non-controlling interests from the mezzanine section to shareholders equity on the June 30, 2010 consolidated balance sheet. Net income for the year ended June 30, 2010 was increased by Ps. 5.5 million as a result of the adoption. Prior to the adoption of ASC No. 810 non-controlling interests were deductions to income in arriving at net income. Under ASC No. 810, non-controlling interests are a deduction from net income used to arrive at net income attributable to Alto Palermo S.A. For purposes of earnings per share calculations, net income includes earnings attributable to the minority interest. Therefore, an adjustment to income available to common shareholders is necessary for earnings attributable to the minority interest to determine income attributable to common shareholders of the controlling interest.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

17. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

18. Other Financial Statement information

The following tables present additional Consolidated Financial Statement disclosures required under Argentine GAAP:

a. Fixed assets, net

b. Intangible assets, net

c. Negative goodwill, net

d. Allowances and provisions

e. Cost of leases and services, consumer financing and others

f. Foreign currency assets and liabilities

g. Other expenses

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statement (continued)

18. Other financial statement information (continued)

a. Fixed assets, net

	Original value										Depreciation								Net carrying value as of June 30
Principal account	Value as of beginning of year		Additions		Deductions		Transfers		Value as of end of year		Accumulated as of beginning of year		Current year				Accumulated as of end of year		2010		2009
													Deductions		Amount (1)
Properties:
Shopping Centers:
• Abasto	Ps.	255,525	Ps.	25	Ps.	—	Ps.	1	Ps.	255,551	Ps.	88,762	Ps.	—	Ps.	8,773	Ps.	97,535	Ps.	158,016	Ps.	166,763
• Alto Palermo		430,047		356		(20)		31		430,414		273,498		—		22,053		295,551		134,863		156,549
• Alto Avellaneda		195,336		1,547		(85)		951		197,749		111,432		—		13,501		124,933		72,816		83,904
• Paseo Alcorta		130,710		749		—		62		131,521		56,706		—		5,151		61,857		69,664		74,004
• Alto Noa		43,465		458		—		170		44,093		20,418		—		2,141		22,559		21,534		23,047
• Buenos Aires Design		49,088		—		—		—		49,088		37,904		—		2,497		40,401		8,687		11,184
• Patio Bullrich		168,303		419		—		99		168,821		72,437		—		7,983		80,420		88,401		95,866
• Alto Rosario		92,117		420		—		90		92,627		11,273		—		2,611		13,884		78,743		80,844
• Mendoza Plaza Shopping		120,500		85		(2,962)		(292)		117,331		35,759		(2,962)		4,713		37,510		79,821		84,741
• Neuquén		10,054		—		—		—		10,054		566		—		—		566		9,488		9,488
• Panamerican Mall		508,716		22,350		—		1,506		532,572		2,148		—		13,522		15,670		516,902		506,568
• Empalme		93,390		2,640		—		1,403		97,433		26,518		—		4,355		30,873		66,560		66,872
Other		20,795		117		—		—		20,912		1,882		—		619		2,501		18,411		18,913
Office property		—		307		—		(34)		273		—		—		17		17		256		—
Leasehold improvements		15,228		—		—		754		15,982		10,184		—		3,082		13,266		2,716		5,044
Facilities		122,107		329		(43)		(179)		122,214		34,716		(20)		10,975		45,671		76,543		87,391
Furniture and fixtures		36,374		998		(830)		788		37,330		20,427		(133)		3,963		24,257		13,073		15,947
Vehicles		291		—		—		—		291		265		—		7		272		19		26
Computer equipment		31,932		827		(382)		240		32,617		28,378		(270)		2,101		30,209		2,408		3,554
Software		18,520		447		—		5		18,972		14,297		—		3,347		17,644		1,328		4,223
Suppliers advances		27,252		13,213		(640)		(6,918)		32,907		—		—		—		—		32,907		27,252
Work-in-progress:
• Rosario		44		39		—		(36)		47		—		—		—		—		47		44
• Abasto		355		48		—		22		425		—		—		—		—		425		355
• Avellaneda		719		489		—		(570)		638		—		—		—		—		638		719
• Alto Palermo		116		—		(3)		7		120		—		—		—		—		120		116
• Neuquén		2,639		244		—		18		2,901		—		—		—		—		2,901		2,639
• Buenos Aires Design		122		2		—		—		124		—		—		—		—		124		122
• Leasehold improvements		598		—		—		—		598		598		—		—		598		—		—
• Patio Bullrich		1,037		197		—		4		1,238		—		—		—		—		1,238		1,037
• Paseo Alcorta		16		522		—		461		999		—		—		—		—		999		16
• Tarshop		297		623		(169)		(750)		1		—		—		—		—		1		297
• Mendoza Plaza Shopping S.A.		554		298		(122)		—		730		—		—		—		—		730		554
• Empalme		2,323		668		—		(593)		2,398		—		—		—		—		2,398		2,323
• Panamerican Mall		51,283		12,698		—		2,471		66,452		—		—		—		—		66,452		51,283
• - Office property		4		301		—		—		305		—		—		—		—		305		4
• Alto Noa		34		3		—		—		37		—		—		—		—		37		34

Total as of June 30, 2010	Ps.	2,429,891	Ps.	61,419	Ps.	(5,256)	Ps.	(289)	Ps.	2,485,765	Ps.	848,168	Ps.	(3,385)	Ps.	111,411	Ps.	956,194	Ps.	1,529,571	Ps.	—

Total as of June 30, 2009	Ps.	2,068,825	Ps.	363,797	Ps.	(2,731)	Ps.	—	Ps.	2,429,891	Ps.	756,277	Ps.	(491)	Ps.	92,382	Ps.	848,168	Ps.	—	Ps.	1,581,723

(1)	The allocation of annual depreciation charges in the Consolidated Statements of Operations is included in “Other expenses”, except for Ps. 1,632 and 1,386 as of June 30, 2010 and 2009, respectively, passed-through to tenants (See Note 18.g.).

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statement (continued)

18. Other financial statement information (continued)

b. Intangible assets, net

Principal account	Original value								Amortization						Net carrying value as of June 30,
											Current year
	Value as of beginning of year		Additions		Deductions		Value as of end of year		Accumulated as of beginning of year		Amount (1)		Accumulated as of end of year		2010		2009
Trademarks	Ps.	1,016	Ps.	400	Ps.	—	Ps.	1,416	Ps.	561	Ps.	43	Ps.	604	Ps.	812	Ps.	455
Preoperating expenses		22,673		12,944		—		35,617		8,283		4,545		12,828		22,789		14,390
Customer relationships		705		—		—		705		36		58		94		611		669
Non-compete agreement		—		12,174		—		12,174		—		3,757		3,757		8,417		—
Concession.		—		20,873		—		20,873		—		—		—		20,873		—

Total as of June 30, 2010	Ps.	24,394	Ps.	46,391	Ps.	—	Ps.	70,785	Ps.	8,880	Ps.	8,403	Ps.	17,283	Ps.	53,502	Ps.	—

Total as of June 30, 2009	Ps.	9,170	Ps.	15,312	Ps.	(88)	Ps.	24,394	Ps	8,004	Ps.	876	Ps.	8,880	Ps.	—	Ps.	15,514

(1)	The allocation of annual amortization charges in the Consolidated Statements of Operations is included in “Other expenses” (Note 18.g).

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statement (continued)

18. Other financial statement information (continued)

c. Negative goodwill, net

	Original value								Amortization								Net carrying value as of June 30,
Principal account	Value as of beginning of year		Additions		Deductions		Value as of end of year		Accumulated as of beginning of year		Amount (1)		Deductions		Accumulated as of end of year		2010		2009
• Old Alto Palermo	Ps.	24,628	Ps.	—	Ps.	—	Ps.	24,628	Ps.	24,628	Ps.	—	Ps.	—	Ps.	24,628	Ps.	—	Ps.	—
• Tarshop		9,833		471		(10,304)		—		2,938		627		(3,565)		—		—		6,895
• Fibesa		21,217		—		—		21,217		18,821		2,054		—		20,875		342		2,396
• Ersa		(579)		—		—		(579)		(243)		(76)		—		(319)		(260)		(336)
• Empalme		(10,671)		—		—		(10,671)		(1,587)		(634)		—		(2,221)		(8,450)		(9,084)
• Mendoza		(6,314)		—		—		(6,314)		(327)		(326)		—		(653)		(5,661)		(5,987)
• Conil		—		506		—		506		—		—		—		—		506		—

Total as of June 30, 2010	Ps.	38,114	Ps.	977	Ps.	(10,304)	Ps.	28,787	Ps.	44,230	Ps.	1,645	Ps.	(3,565)	Ps.	42,310	Ps.	(13,523)	Ps.	—

Total as of June 30, 2009	Ps.	30,704	Ps.	7,410	Ps.	—	Ps.	38,114	Ps.	42,699	Ps.	1,531	Ps.	—	Ps.	44,230	Ps.	—	Ps.	(6,116)

(1)	The allocation of annual amortization charges in the Consolidated Statements of Operations is included in “Amortization of goodwill, net”.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statement (continued)

18. Other financial statement information (continued)

d. Allowances and provisions

	Balances as of beginning of year						Carrying value as of June 30,
Item			Additions		Deductions		2010		2009		2008
Deducted from current assets:
Allowance for doubtful accounts	Ps.	117,368	Ps.	(1) 24,988	Ps.	(3) (39,067)	Ps.	103,289	Ps.	117,368	Ps.	100,859
Impairment of investments		10,197		—		(3) (2,774)		7,423		10,197		11,423
Impairment of inventory		—		—		—		—		—		82

Total as of June 30, 2010	Ps.	127,565	Ps.	24,988	Ps.	(41,841)	Ps.	110,712	Ps.	—	Ps.	—

Total as of June 30, 2009	Ps.	112,364	Ps.	85,734	Ps.	(70,533)	Ps.	—	Ps.	127,565	Ps.	—

Total as of June 30, 2008	Ps.	53,519	Ps.	73,058	Ps.	(14,213)	Ps.	—	Ps.	—	Ps.	112,364

Deducted from non-current assets:
Allowance for doubtful accounts	Ps.	2,708	Ps.	—	Ps.	(3)(1,458)	Ps.	1,250	Ps.	2,708	Ps.	1,956
Allowance for doubtful mortgage receivable		2,208		—		—		2,208		2,208		2,208
Impairment of investments		1,940		(2) 1,721		(3) (2,496)		1,165		1,940		678

Total as of June 30, 2010	Ps.	6,856	Ps.	1,721	Ps.	(3,954)	Ps.	4,623	Ps.	—	Ps.	—

Total as of June 30, 2009	Ps.	4,842	Ps.	2,066	Ps.	(52)	Ps.	—	Ps.	6,856	Ps.	—

Total as of June 30, 2008	Ps.	4,335	Ps.	578	Ps.	(71)	Ps.	—	Ps.	—	Ps.	4,842

Included in current liabilities:
Provision for contingencies	Ps.	1,004	Ps.	(1)739	Ps.	—	Ps.	1,743	Ps.	1,004	Ps.	656

Total as of June 30, 2010	Ps.	1,004	Ps.	739	Ps.	—	Ps.	1.743	Ps.	—	Ps.	—

Total as of June 30, 2009	Ps.	656	Ps.	4,043	Ps.	(3,695)	Ps.	—	Ps.	1,004	Ps.	—

Total as of June 30, 2008	Ps.	733	Ps.	123	Ps.	(200)	Ps.	—	Ps.	—	Ps.	656

Included in non-current liabilities:
Provision for contingencies	Ps.	5,492	Ps.	(1) 3,282	Ps.	(1) (861)	Ps.	7,913	Ps.	5,492	Ps.	7,813

Total as of June 30, 2010	Ps.	5,492	Ps.	3,282	Ps.	(861)	Ps.	7,913	Ps.	—	Ps.	—

Total as of June 30, 2009	Ps.	7,813	Ps.	1,661	Ps.	(3,982)	Ps.	—	Ps.	5,492	Ps.	—

Total as of June 30, 2008	Ps.	12,441	Ps.	2,165	Ps.	(6,793)	Ps.	—	Ps.	—	Ps.	7,813

(1)	Included in Note 18.g. - Other expenses.
(2)	Included in Net income from retained interest in securitized receivables.
(3)	Related to utilization of the year.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statement (continued)

18. Other financial statement information (continued)

e. Cost of leases and services, consumer financing and others

	Year ended June 30,
	2010		2009		2008
I. Cost of leases and services
Expenses (Note 18.g)		158,559		108,922		98,820

Cost of leases and services	Ps.	158,559	Ps.	108,922	Ps.	98,820

II. Cost of consumer financing
Expenses (Note 18.g)		99,945		123,606		103,587

Cost of consumer financing	Ps.	99,945	Ps.	123,606	Ps.	103,587

III. Cost of others
Inventory as of the beginning of the year	Ps.	11,746	Ps.	4,039	Ps.	7,292
Purchases of the year		1,268		7,934		4,839
Expenses (Note 18.g)		14		359		192
Recovery (increase) of impairment of inventory (Note 18.d)		—		82		(32)
Transfers (1)		8,079		5,321		(4,857)
Gain from recognition of inventories at net realizable value		1,162		—		185
Inventory as of the end of the year		(21,941)		(11,746)		(4,039)

Cost of others	Ps.	328	Ps.	5,989	Ps.	3,580

Total cost	Ps.	258,832	Ps.	238,517	Ps.	205,987

(1)	For the year ended June 30, 2008, includes Ps. (4,152) related to transfers of the cost of marketing merchandise and Ps. (705) reclassified to other investments.

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statement (continued)

18. Other financial statement information (continued)

f. Foreign currency assets and liabilities

					Total as of June 30,
Captions	Currency		Amount of foreign currency	Current exchange rate	2010		2009
Assets
Current assets
Cash and banks	US$		4,099	3,891	Ps.	15,955	Ps.	2,327
Cash and banks	EURO		332	4,769		1,585		1,751
Cash and banks	Libras		2	5,819		9		3
Other investments, net	US$	(1)	3,598	3,891		13,858		4,004
Accounts receivable, net	US$		5,099	3,891		19,841		4,535
Accounts receivable with related parties, net	US$		369	3,891		1,450		—
Accounts receivable, net	UYU		349	0,162		65		21
Other receivables and prepaid expenses with related parties, net	US$		12	3,891		49		—
Other receivables and prepaid expenses, net	US$		97	3,891		379		16,135

Total current assets					Ps.	53,191	Ps.	28,776

Non current assets
Accounts receivable, net	US$		123	3,891	Ps.	479	Ps.	—
Other receivables and prepaid expenses, net	US$		30	3,891		117		174
Other investments, net	US$		100	3,891		389		2,254

Total non-current assets					Ps.	985		2,428

Total assets as of June 30, 2010					Ps.	54,176	Ps.	—

Total assets as of June 30, 2009					Ps.	—	Ps.	31,204

Liabilities
Current liabilities
Trade accounts payable	US$		4,361	3,931	Ps.	17,144	Ps.	4,827
Trade accounts payable	EURO		39	4,818		188		—
Short-term debt	US$		11,181	3,931		43,954		28,457
Customer advances	US$		2,917	3,931		11,465		1,216
Trade accounts payable with related parties	US$		89	3,931		350		—
Other liabilities	US$		6,258	3,931		24,599		—

Total current liabilities					Ps.	97,700	Ps.	34,500

Non current liabilities
Long-term debt	US$		169,867	3,931		667,747		616,070
Other liabilities	US$		845	3,931		3,322		—

Total non-current liabilities					Ps.	671,069	Ps.	616,070

Total liabilities as of June 30, 2010					Ps.	768,769	Ps.	—

Total liabilities as of June 30, 2009					Ps.	—	Ps.	650,570

(1)	Includes U$S 45 valuated at fair market value (Ps. 34).

Alto Palermo S.A. (APSA)

Notes to the Consolidated Financial Statement (continued)

18. Other financial statement information (continued)

g. Other expenses

	Expenses
Items	Cost of others		Cost of consumer financing		Cost of leases and services		Cost of pass- through expenses		Cost of collective promotion fund		Cost of expenses recovery		Subtotal cost		Administrative		Selling		Total as of June 30, 2010		Total as of June 30, 2009		Total as of June 30, 2008
Depreciation and amortization	Ps.	—	Ps.	2,462	Ps.	109,559	Ps.	—	Ps.	—	Ps.	—	Ps.	112,021	Ps.	450	Ps.	5,711	Ps.	118,182	Ps.	91,872	Ps.	76,647
Salaries, bonuses and social security contributions		—		23,118		—		64,989		7,807		(72,796)		23,118		19,535		34,945		77,598		83,315		84,398
Taxes, rates, contributions and services		11		13,338		240		31,406		2,617		(34,023)		13,589		19,004		43,486		76,079		71,795		68,524
Advertising		—		—		—		18		46,457		(46,475)		—		—		19,131		19,131		19,260		32,818
Fees for directors		—		—		—		—		—		—		—		22,048		—		22,048		11,808		12,475
Common area maintenance expenses		—		—		—		—		—		—		—		—		—		—		—		13,182
Fees and payments for services		—		14,983		—		8,700		(34)		(8,666)		14,983		12,698		19,298		46,979		33,058		41,576
Commissions		—		40,092		—		—		—		—		40,092		—		1,048		41,140		60,927		46,532
Parking		—		—		18,784		—		—		—		18,784		—		—		18,784		9,829		5,621
Allowance for doubtful accounts		—		—		—		—		—		—		—		—		24,988		24,988		84,241		61,604
Rental		—		494		—		2,769		112		(2,881)		494		2,197		4,119		6,810		7,005		5,573
Maintenance, repairs, cleaning and security		3		78		2,837		45,916		262		(46,178)		2,918		377		—		3,295		4,109		6,693
Insurance		—		2,425		—		1,549		32		(1,581)		2,425		1,246		3,250		6,921		4,373		3,874
Stationery		—		1,484		—		1,706		66		(1,772)		1,484		355		1,625		3,464		2,843		2,888
Personnel		—		742		1		3,056		289		(3,345)		743		1,196		1,092		3,031		3,395		3,574
Freight and transportation		—		—		—		521		183		(704)		—		127		—		127		109		100
Regulatory Authority expenses		—		—		—		—		—		—		—		440		—		440		219		189
Bank charges		—		—		—		—		—		—		—		1,185		—		1,185		1,057		858
Municipal taxes		—		—		222		—		—		—		222		—		—		222		242		262
Contingencies		—		—		3,189		—		—		—		3,189		—		—		3,189		1,007		1,975
Training expenses		—		—		—		—		—		—		—		—		2,564		2,564		210		1,258
Other services		—		—		—		846		1		(847)		—		—		—		—		—		—
Indemnity		—		—		—		—		—		—		—		—		70		70		226		385
Unreimbursed expenses		—		—		23,585		6,155		201		(6,356)		23,585		—		—		23,585		8,929		—
Other		—		729		142		1,201		1,569		(2,770)		871		576		1,412		2,859		867		2,476
Expenses recovery		—		—		—		(168,832)		(59,562)		228,394		—		—		—		—		—		—

Total as of June 30, 2010	Ps.	14	Ps.	99,945	Ps.	158,559	Ps.	—	Ps.	—	Ps.	—	Ps.	258,518	Ps.	81,434	Ps.	162,739	Ps.	502,691	Ps.	—	Ps.	—

Total as of June 30, 2009	Ps.	359	Ps	.123,606	Ps.	108,922	Ps.	—	Ps.	—	Ps.	—	Ps.	232,887	Ps.	60,851	Ps.	206,958	Ps.	—	Ps.	500,696	Ps.	—

Total as of June 30, 2008	Ps.	192	Ps.	103,587	Ps.	98,820	Ps.	—	Ps.	—	Ps.	—	Ps.	202,599	Ps.	51,050	Ps.	219,833	Ps.	—	Ps.	—	Ps.	473,482

Report of Independent Registered Public Accounting Firm

To the Shareholders, President and Board of Directors of

Alto Palermo S.A. (APSA):

We have reviewed the accompanying unaudited consolidated balance sheet of Alto Palermo S.A. (APSA) and its subsidiaries (the “Company”) as of December 31, 2010, and the related unaudited consolidated statements of income , of changes in shareholders´equity and of cash flows for the six-month periods ended December 31, 2010 and 2009 in conformity with accounting principles generally accepted in Argentina. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying unaudited consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in Argentina.

Accounting principles generally accepted in Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 14 to the unaudited consolidated financial statements.

We previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of June 30, 2010, and the related consolidated statements of income, of changes in shareholders´equity and of cash flows for the year then ended (not presented herein), and in our report dated December 30, 2010, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated information as of June 30, 2010, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

PRICE WATERHOUSE & CO. S.R.L.

By	Norberto Fabián Montero (Partner)
Norberto Fabián Montero

Buenos Aires, Argentina

May 2, 2011

Alto Palermo S.A. (APSA)

Unaudited Consolidated Balance Sheets

as of December 31, 2010 and June 30, 2010

(In thousands of Argentine Pesos, except as otherwise indicated)

	12-31-2010		06-30-2010
			(Audited)
ASSETS
Current Assets
Cash and banks (Notes 4.a and 15.f)	Ps.	26,959	Ps.	27,284
Other investments, net (Notes 4.b and 15.f)		105,091		162,448
Accounts receivable, net (Notes 4.c and 15.f)		209,311		322,663
Other receivables and prepaid expenses, net (Notes 4.d and 15.f)		148,515		70,170
Inventory, net (Notes 4.e and 15.e)		31,390		14,297

Total current assets		521,266		596,862

Non-Current Assets
Accounts receivable, net (Notes 4.c and 15.f)	Ps.	1,317	Ps.	25,572
Other receivables and prepaid expenses, net (Notes 4.d and 15.f)		67,649		117,240
Inventory, net (Notes 4.e and 15.e)		33,206		7,644
Fixed assets, net (Note 15.a)		1,560,377		1,529,571
Other investments, net (Notes 4.b and 15.f)		184,619		167,682
Intangible assets, net (Note 15.b)		43,809		53,502

Subtotal		1,890,977		1,901,211

Negative goodwill, net (Note 15.c)		(13,347)		(13,523)

Total non-current assets		1,877,630		1,887,688

Total Assets	Ps.	2,398,896	Ps.	2,484,550

LIABILITIES
Current Liabilities
Trade accounts payable (Notes 4.f and 15.f)	Ps.	116,167	Ps.	225,335
Short-term debt (Notes 4.g and 15.f)		207,516		204,303
Salaries and social security payable (Note 4.h)		12,125		25,692
Taxes payable (Note 4.i)		65,225		76,842
Dividends payable		2,055		—
Customer advances (Notes 4.j and 15.f)		115,397		91,239
Other liabilities (Notes 4.k and 15.f)		15,309		35,585

Total debts		533,794		658,996

Provisions (Notes 4.l and 15.d)		214		1,743

Total current liabilities	Ps.	534,008	Ps.	660,739

Non-Current Liabilities
Trade accounts payable (Note 4.f)	Ps.	70	Ps.	23,368
Long-term debt (Notes 4.g and 15.f)		654,931		678,145
Taxes payable (Note 4.i)		31,502		48,676
Customer advances (Note 4.j)		93,515		89,164
Other liabilities (Note 4.k and 15.f)		27,163		15,242

Total debts		807,181		854,595

Provisions (Notes 4.l and 15.d)		9,639		7,913

Total non-current liabilities		816,820		862,508

Total Liabilities		1,350,828		1,523,247

Minority interest		133,158		132,343

SHAREHOLDERS’ EQUITY		914,910		828,960

Total Liabilities and Shareholders’ Equity	Ps.	2,398,896	Ps.	2,484,550

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Alto Palermo S.A. (APSA)

Unaudited Consolidated Statements of Income

for the six-month periods ended December 31, 2010 and 2009

(In thousands of Argentine Pesos, except as otherwise indicated)

	2010		2009
Revenues	Ps.	477,116	Ps.	363,914
Costs (Note 15.e)		(165,502)		(122,331)

Gross profit		311,614		241,583

Selling expenses (Note 15.g)		(42,260)		(74,278)
Administrative expenses (Note 15.g)		(41,239)		(37,582)
Net income from retained interest in securitized receivables		5,042		26,105
Gain from recognition of inventories at net realizable value		10,910		—

Operating income		244,067		155,828

Income on equity investees		4,521		—
Amortization of goodwill, net (Note 15.c)		176		(818)
Financial results, net (Note 7)		(52,568)		(40,277)
Other expenses, net		(2,179)		(1,985)

Income before taxes and minority interest		194,017		112,748

Income tax expense (Note 11)		(54,088)		(38,371)
Minority interest		(2,219)		(3,067)

Net income	Ps.	137,710	Ps.	71,310

Earnings per share (Note 10):
Basic net income per common share	Ps.	0.14	Ps.	0.09
Diluted net income per common share	Ps.	0.06	Ps.	0.03

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Alto Palermo S.A. (APSA)

Unaudited Consolidated Statements of Changes in Shareholders’ Equity

for the six-month periods ended December 31, 2010 and 2009

(In thousands of Argentine Pesos, except as otherwise indicated)

	Shareholders’ contributions
	Common stock (Note 5.a)		Inflation adjustment of common stock (Note 5.b)		Additional paid-in-capital		Total		Appraisal revaluation (Note 3.e)		Reserve for new developments (Note 5.d)		Voluntary reserve for general purposes (Note 5.d)		Legal reserve (Note 5.c)		Retained earnings		Shareholders’ Equity
Balances as of June 30, 2009 (audited)	Ps.	78,206	Ps.	84,621	Ps.	522,805	Ps.	685,632	Ps.	3,953	Ps.	62,509	Ps.	15,734	Ps.	20,090	Ps.	(22,060)	Ps.	765,858
Transfer to retained earnings		—		—		—		—		—		(56,000)		—		—		56,000		—
Cash dividends		—		—		—		—		—		—		—		—		(56,000)		(56,000)
Absorption of accumulated deficit with accumulated reserves		—		—		—		—		—		(6,326)		(15,734)		—		22,060		—
Net income for the six-month period		—		—		—		—		—		—		—		—		71,310		71,310

Balances as of December 31, 2009	Ps.	78,206	Ps.	84,621	Ps.	522,805	Ps.	685,632	Ps.	3,953	Ps.	183	Ps.	—	Ps.	20,090	Ps.	71,310	Ps.	781,168

Net income for the six-month period		—		—		—		—		—		—		—		—		47,792		47,792

Balances as of June 30, 2010 (audited)	Ps.	78,206	Ps.	84,621	Ps.	522,805	Ps.	685,632	Ps.	3,953	Ps.	183	Ps.	—	Ps.	20,090	Ps.	119,102	Ps.	828,960

Distribution to legal reserve		—		—		—		—		—		—		—		5,955		(5,955)		—
Distribution to voluntary reserve for general purposes		—		—		—		—		—		—		147		—		(147)		—
Cash dividends		—		—		—		—		—		—		—		—		(113,000)		(113,000)
Conversion of Notes		47,755		—		13,485		61,240		—		—		—		—		—		61,240
Net income for the six-month period		—		—		—		—		—		—		—		—		137,710		137,710

Balances as of December 31, 2010	Ps.	125,961	Ps.	84,621	Ps.	536,290	Ps.	746,872	Ps.	3,953	Ps.	183	Ps.	147	Ps.	26,045	Ps.	137,710	Ps.	914,910

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Alto Palermo S.A. (APSA)

Unaudited Consolidated Statements of Cash Flows

for the six-month periods ended December 31, 2010 and 2009

(In thousands of Argentine Pesos, except as otherwise indicated)

	2010		2009
Cash flows from operating activities:
Net income for the period	Ps.	137,710	Ps.	71,310
Adjustments to reconcile net income to cash flows from operating activities:
Financial results		25,018		(1,444)
Depreciation and amortization		57,212		56,961
Charge of provision for contingencies		2,433		1,741
Allowance for doubtful accounts		1,011		16,717
Accrued interest		33,879		44,718
Impairment of fixed assets		285		—
Loss on fixed and intangible asset retired		7,590		6,681
Other provisions		10,338		202
Loss from derivative financial instruments		—		2,582
Net income from retained interest in securitized receivables		(5,042)		(26,105)
Allowance for impairment of investments		—		429
Amortization of intangible assets		3,196		2,513
Amortization of negative goodwill, net		(176)		818
Income on equity investees		(4,521)		—
Minority interest		2,219		3,067
Income tax expense		54,088		38,371
Gain from recognition of inventories at net realizable value		(10,910)		—
Net income from sales of real estate property		(19,332)		—
Changes in certain assets and liabilities, net of non-cash transactions and the effects of acquisitions:
Increase in accounts receivable		(123,423)		(11,464)
(Increase) decrease in other receivables and prepaid expenses		(543)		34,987
Decrease in inventory		40,553		136
Increase in intangible assets		(2,082)		(1,484)
Increase (decrease) in trade accounts payable		71,789		(4,698)
Increase in customer advances		30,429		9,000
Decrease in taxes payable		(68,377)		(100,798)
Decrease in salaries and social security payable		(2,346)		(5,480)
(Decrease) increase in provision for contingencies		(2,236)		135
Decrease in other liabilities		(13,231)		(16,708)

Net cash provided by operating activities		225,531		122,187

Cash flows from investing activities:
Acquisition of fixed assets and undeveloped parcels of land		(28,104)		(31,814)
Inflows (Outflows) of cash by sale / acquisition of subsidiaries		67,477		(8,622)
Loans collected from third parties		41		56
Loans granted to related parties		(72,138)		—
Collection of receivables from related parties and other related parties		16,385		6,580
Purchase of TGLT´s shares		(47,496)		—
Increase in investments		(25,773)		(5,984)
Advances for purchase of Arcos’ minority interest		(1,185)		—
Advances received from the sale of interest in Tarshop		—		20,422

Net cash used in investing activities		(90,793)		(19,362)

Cash flows from financing activities:
Payments of short-term bank loans		(45,114)		(27,421)
Cash from minority shareholders’ capital contributions to subsidiaries		651		4,924
Proceeds (Payments) from overdraft		73,970		(51,126)
Payment of non convertible notes		—		(22,003)
Payment of interests		(35,638)		(40,588)
Proceeds from issuance of short-term debt		40,000		—
Proceeds from short-term and long-term debts		5,190		—
Payment of cash dividends		(113,000)		(56,000)
Cash paid for repurchase of Series II Notes		—		(12,000)
Proceeds from issuance of Non-Convertible Notes, net		—		79,782
Payment of seller financing of Arcos del Gourmet S.A		(4,346)		—

Net cash used in financing activities		(78,287)		(124,432)

Increase (decrease) in cash and cash equivalents		56,451		(21,607)
Cash and cash equivalents as of the beginning of the year		53,422		48,984

Cash and cash equivalents as of the end of the period	Ps.	109,873	Ps.	27,377

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Alto Palermo S.A. (APSA)

Unaudited Consolidated Statements of Cash Flows

for the six-months periods ended December 31, 2010 and 2009 (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

	2010		2009
Supplemental cash flow information
Cash paid during the period for:
Income tax	Ps.	7,341	Ps.	13,499
Non-cash investing and financing activities:
Liquidation of interest in credit card receivables		18,786		41,146
Decrease in other investments through an increase in inventory		64,150		—
Decrease in inventory through an increase in fixed assets		9,264		—
Decrease in short and long-term debt through an increase in shareholders’ equity		61,240		—
Increase in dividends payable through a decrease in minority interest		2,055		—
Increase in investments through an increase in other liabilities		16,004		—
Decrease in inventory through a decrease in customer advances		1,920		—
Increase in fixed assets through an increase in trade accounts payable		—		7,723
Increase in fixed assets through an increase in short and long-term debt		53,896		—
Increase in investments through a decrease in other receivables and prepaid expenses		193		—

	2010		2009
	(1)		(2)
Sale / acquisition of equity investee in subsidiary company (Note 2.h.):
Fair value of non-cash assets sold (acquired)		454,388		(12,995)
Fair value of liabilities (disposed) assumed		(321,365)		8,126

Total non-cash assets unconsolidated / acquired	Ps.	133,023	Ps.	(4,869)
Cash and cash equivalents acquired	Ps.	—	Ps.	(13)

Total net assets unconsolidated / acquired	Ps.	133,023	Ps.	(4,882)
Minority interest		—		897
Negative goodwill		—		(21,478)

Sale value / purchase price	Ps.	133,023	Ps.	(25,463)
Impairment and sale of investment		(15,326)		—
Remaining investment		(28,968)		—
Cash and cash equivalents acquired		—		13
Seller financing		—		14,574
Advance payments		(21,252)		2,254

Net cash collected (paid) for the disposal / acquisition	Ps.	67,477	Ps	.(8,622)

(1)	Corresponds to the disposal of Tarshop (See Note 2.h).
(2)	Corresponds to the acquisition of 80% of Arcos del Gourmet.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements

(In thousands of Argentine Pesos, except as otherwise indicated)

1. Organization and description of business

Alto Palermo S.A. (APSA) (formerly Sociedad Anónima Mercado de Abasto Proveedor (“SAMAP”), an Argentine real estate holding company incorporated under the laws of Argentina, and subsidiaries (collectively, “APSA” or the “Company”) are primarily involved in the acquisition, development and operation of shopping center properties in Argentina. APSA was formed in 1889 and, until 1984, was the operator of the principal fresh product market in the city of Buenos Aires, Argentina. The Company’s principal asset during this period was the historic Mercado de Abasto building which served as the location of the market from 1889 to 1984, when the Company largely ceased operations. In July 1994, IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”) acquired a controlling interest in the Company and, subsequently, the Company resumed its real estate operations. In December 1994, IRSA sold part of its holdings in the Company to Parque Arauco S.A. (“Parque Arauco”). As of December 31, 2010, the Company’s principal shareholder is IRSA. The Company’s shares are listed and traded on the Buenos Aires Stock Exchange. Since November 2000, the Company’s shares are listed and traded on the NASDAQ under the ticker symbol “APSA”.

As of December 31, 2010, the Company owns a majority interest in, and operates, a portfolio of twelve shopping centers in Argentina, of which six are located in the City of Buenos Aires (Abasto, Paseo Alcorta, Alto Palermo, Patio Bullrich, Buenos Aires Design and Dot Baires), two are located in Greater Buenos Aires (Alto Avellaneda and Soleil Factory) and the other four are located in the cities of Rosario (Alto Rosario), Mendoza (Mendoza Plaza Shopping), Salta (Alto Noa) and Córdoba (Córdoba-Villa Cabrera). The Company also constructs residential apartment buildings for sale.

2. Preparation of Financial Statements

a. Basis of presentation

The unaudited interim consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles used in Argentina, as set forth by the Federación Argentina de Consejos Profesionales de Ciencias Económicas (“FACPCE”) and as implemented, adapted, amended, revised and/or supplemented by the Consejo Profesional de Ciencias Económicas de la Ciudad Autónoma de Buenos Aires (“CPCECABA”) (collectively Argentine GAAP). In addition, the Company complies with the regulations of the Comisión Nacional de Valores (“CNV”), the National Securities Commission in Argentina, which differ in certain significant respects from generally accepted accounting principles in the United States of America (“US GAAP”). Such differences involve methods of measuring the amounts shown in the unaudited interim consolidated financial statements, as well as additional disclosures required by US GAAP and Regulation S-X of the Securities and Exchange Commission (“SEC”). A description of the significant differences between Argentine GAAP and US GAAP as they relate to the Company are set forth in Note 14 to these unaudited interim consolidated financial statements.

These unaudited interim consolidated financial statements and notes thereto are unaudited and should be read in conjunction with the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended June 30, 2010, as filed with the Securities and Exchange Commission. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of December 31, 2010 and for the six-month periods ended December 31, 2010 and 2009 have been made. The results of operations for these interim periods are not necessarily indicative of the results for the entire year.

As discussed in Note 2.d, in order to comply with regulations of the CNV, the Company discontinued inflation accounting as from February 28, 2003. Since Argentine GAAP required companies to discontinue inflation adjustments only as from October 1, 2003, the application of CNV resolution represented a departure from Argentine GAAP. However, due to low inflation rates during the period from March to September 2003, such a departure has not had a material effect on the Unaudited Consolidated Financial Statements.

b. Basis of consolidation

The unaudited interim consolidated financial statements include the accounts of APSA and its subsidiaries over which APSA has effective control. Investments in jointly controlled entities in which the Company exercises joint control are accounted for under the proportionate consolidation method. All significant intercompany balances and transactions have been eliminated in consolidation.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

2. Preparation of Financial Statements (continued)

b. Basis of consolidation (continued)

In accordance with Argentine GAAP, the presentation of the parent company’s individual financial statements is mandatory. Consolidated financial statements are to be included as supplementary information to the parent-only financial statements. For the purpose of these unaudited interim financial statements, parent-only financial statements have been omitted since they are not required for SEC reporting purposes.

A description of the subsidiaries with their respective percentage of direct capital stock owned is presented as follows:

Subsidiaries	Percentage of capital stock owned as of December 31, (a)
	2010	2009
Emprendimiento Recoleta S.A. (ERSA)	54%	54%
Tarshop (i)	20%	99%
Shopping Neuquén S.A.	98%	98%
Fibesa S.A. (Fibesa)	100%	100%
Panamerican Mall S.A. (PAMSA)	80%	80%
Conil S.A. (“Conil”)	100%	100%
Arcos del Gourmet S.A. (“Arcos”) (ii)	80%	80%
Metroshop (iii)	50%	—

(a)	Percentage of equity interest owned has been rounded. Indirect ownership subsidiaries are excluded.
(i)	On September 13, 2010, the Company sold 80% of Tarshop. See Note 2.h for details.
(ii)	On November 27, 2009, a direct interest in Arcos del Gourmet was acquired.
(iii)	Interest previously held indirectly through Tarshop. As from May 21, 2010, interest is held directly. The remaining 50% was acquired on January 13, 2011. See Note 13.

c. Proportionate consolidation

The Company exercises directly joint control over Metroshop. As required by Technical Resolution No. 21 “Equity Method of Accounting, Consolidation of Financial Statements and Related Party Transactions” (“RT No. 21”), under Argentine GAAP, the Company accounted for this investment under the proportionate consolidation method. Accordingly, these unaudited interim consolidated financial statements reflect the Company´s pro rata equity interest in this investment on a line-by-line basis.

d. Presentation of Financial Statements in constant Argentine pesos

On August 22, 1995, the Argentine government issued Decree No. 316/95 discontinuing the requirement that financial information be restated for inflation for any date or period after August 31, 1995. Effective September 1, 1995 in accordance with CNV resolutions and Argentine GAAP, the Company began accounting for its financial transactions on a historical cost basis, without considering the effects of inflation. Prior to September 1, 1995, the financial statements were prepared on the basis of general price level accounting, which reflected changes in purchasing power of the Argentine Peso in the historical financial statements. The financial information of periods prior to August 31, 1995 was restated to pesos of general purchasing power as of August 31, 1995. The August 31, 1995 balances, adjusted to the general purchasing power of the Peso at that date, became the historical cost basis for subsequent accounting and reporting.

However, as a result of the inflationary environment in Argentina in 2002, the CPCECABA, approved on March 6, 2002, a resolution reinstating the application of inflation accounting in financial statements as from January 1, 2002. This

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

2. Preparation of Financial Statements (continued)

d. Presentation of Financial Statements in constant Argentine pesos (continued)

resolution provided that all recorded amounts restated for inflation through August 31, 1995, as well as those arising between that date and December 31, 2001 are to be considered stated in currency as of December 31, 2001.

On July 16, 2002, the Argentine Government issued a decree, instructing the CNV to issue the necessary regulations for the acceptance of financial statements prepared in constant currency. On July 25, 2002, the CNV reinstated the requirement to submit financial statements in constant currency.

However, after considering inflation levels for the second half of 2002 and the first months of 2003, on March 25, 2003, the Argentine government repealed the provisions of the previous decree related to the inflation adjustment and instructed the CNV to issue the necessary regulations to preclude companies under its supervision from presenting price-level restated financial statements. Therefore, on April 8, 2003, the CNV issued a resolution providing for the discontinuance of inflation accounting as of March 1, 2003. The Company complied with the CNV resolution and accordingly recorded the effects of inflation until February 28, 2003.

Since Argentine GAAP required companies to discontinue inflation accounting as from October 1, 2003, the application of the CNV resolution represented a departure from generally accepted accounting principles. However, due to the low level of inflation rates during the period from March to September 2003, such a departure has not had a material effect on the accompanying unaudited interim consolidated financial statements.

e. Adoption of International Financial Reporting Standards

On March 20, 2009, the FACPCE issued Technical Resolution No. 26 “Adoption of International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (“IASB”)” which requires that companies under the supervision of the CNV to prepare their financial statements in accordance with IFRS as published by the IASB for fiscal periods beginning on or after January 1, 2011, including comparative information for earlier periods. There are Consejos Profesionales or standard setters in each provincial jurisdiction in Argentina, which have the power to adopt, reject or modify a resolution issued by the FACPCE. The jurisdiction where the Company is located is the Federal District. On April 25, 2009, the CPCECABA approved Resolution No. 26. The CNV issued Resolution No. 562/09, as amended by Resolution 576/10 formally adopting application of Resolution No. 26 to its regulated entities for fiscal years beginning on January 1, 2012. The Company will be required to prepare its consolidated financial statements in accordance with IFRS as issued by the IASB for its fiscal year ended June 30, 2013 and 2012. The Company´s transition date to IFRS will be July 1, 2011. On April 29, 2010, the Company´s Board of Directors approved a plan for implementing IFRS. The Company is currently in the early stages of completing a diagnosis of the principal differences between Argentine GAAP and IFRS.

f. Functional currency and reporting currency

The Company’s functional and reporting currency is the Argentine Peso. Solely for the convenience of the reader certain amounts are alternatively expressed in Argentine Pesos or U.S. Dollars in the notes to these unaudited interim consolidated financial statements. Translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. Dollars at that or any other rate.

g. Use of estimates

The preparation of the unaudited interim consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of these unaudited interim consolidated financial statements and the reported amounts of revenues and expenses during the reporting year. Significant estimates include those required in the accounting for the allowance for doubtful accounts, the allowances for net deferred tax assets, the depreciation, amortization and impairment of long-lived assets, the current value of the assets and liabilities acquired in business combinations, the provision for contingencies and income taxes. Actual results could differ from those estimates and evaluations made at the date of preparation of these unaudited interim consolidated financial statements.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

2. Preparation of Financial Statements (continued)

h. Significant acquisitions, disposals and development of businesses and other properties

Period ended December 31, 2010

Acquisitions

Acquisition of Soleil Factory shopping center business

On July 1, 2010, the Company and INCSA executed the definitive agreement pursuant to which the business comprising of a building and other fixed assets was transferred to the Company. The transaction excludes any receivable or payable arising out of INCSA business prior to the transaction and a building which currently is being operated as a hypermarket within the same premises. INCSA will surrender the deed of title to the Company within 30 working days as from registration of title with regulatory authorities. The transaction was filed with the National Antitrust Commission. This acquisition was accounted for using the purchase method of accounting. As of the date of these unaudited interim consolidated financial statements, the purchase price allocation is preliminary.

Furthermore, on December 28, 2007, the Company and INCSA had signed a letter of intent to acquire, build and manage a commercial center in a plot of land owned by INCSA, located in the City of San Miguel de Tucumán, Province of Tucumán. Since the acquisition of the Soleil Factory was completed on July 1, 2010, the Company must now commence the works on May 2, 2011. However, INCSA must comply with certain obligations prior to the commencement of the works, such as (i) delivery of the title deed of the plot of land and (ii) transfer of rights and permits on the architectural project to the Company. On April 12, 2011 the National Commission on Competition notified the transaction authorization.

Acquisition of shares of TGLT

On November 4, 2010, the Company acquired 5,214,662 shares of common stock of TGLT S.A. (“TGLT”) following its initial public offering for Ps. 47.5 million.

Paraná plot of land

On August 12, 2010, the agreement of purchase was executed. The purchase price stood at US$ 0.5 million to be paid as follows: i) US$ 0.05 million was settled as prepayment on July 14, 2009, ii) US$ 0.1 million was settled upon executing such agreement, and iii) US$ 0.35 million will be paid upon executing the title deed.

The title deed, at the same time of surrendering ownership, will be executed within 60 days running as from: i) the date on which the Company obtain the municipal clearance, or ii) the date on which the seller obtain the lot subdivision, whichever is later, none of which have occurred as of the date of these financial statements.

The Company will be the only party in charge of carrying out administrative formalities before the Municipality and/or other agency to obtain the municipal clearance for using the shopping mall. It will bear all costs and expenses related to obtaining the municipal clearance.

Disposals

Sale of Carlos Gardel plot of land

On May 18, 2010 the Company sold plots of land located at Carlos Gardel Street No 3128 and 3134. The sale price stood at US$ 0.46 millions which was fully paid. On July 5, 2010 the title deed was executed.

Sale of 80% equity interest in Tarshop

The Company´s Board of Directors approved the sale of a 80% interest in Tarshop to Banco Hipotecario S.A. (“BHSA”) for a sale price of US$ 26.8 million. The transaction was subject to the approval of the Banco Central de la

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

2. Preparation of Financial Statements (continued)

h. Significant acquisitions, disposals and development of businesses and other properties (continued)

República Argentina, among other things, after the approval the Company and BHSA executed the closing documents on September 13, 2010.

In compliance with the conditions defined in the agreement in question, the Company committed itself to not competing for 5 years in the credit card and/or consumer loan business in which Tarshop has a presence.

Sale of Rosario plots of land

On April 14, 2010, the Company sold the lot designated as “2A” of a building located in the District of Rosario, City of Rosario, Province of Santa Fe for US$ 4.2 million, of which US$ 1.0 million was collected as of June 30, 2010. The remaining balance will be settled upon executing the title deed. The sale is subject to certain precedent conditions, which have not been fulfilled as of period-end.

On May 3, 2010, the Company sold the lot designated as “2E” of a building located in the District of Rosario, City of Rosario, Province of Santa Fe for US$ 1.4 million, of which US$ 0.3 million was collected as of June 30, 2010. The outstanding balance will be settled as follows: an amount of US$ 0.3 million, upon transfer of title and an amount of US$ 0.7 million, plus interest at 14% due on May 30, 2011. On September 29, 2010 the title deed was executed and an amount of US$ 0.3 million was collected.

On October 11, 2010, the Company sold the lot designated as “2F” of a building located in the District of Rosario, City of Rosario, Province of Santa Fe for US$ 1.9 million, of which US$ 0.6 million was collected as of December 31, 2010. The remaining balance will be settled upon executing the title deed.

On December 3, 2010, the Company sold the lot designated as “2B” of a building located in the District of Rosario, City of Rosario, Province of Santa Fe for US$ 1.5 million was fully collected as of December 31, 2010.

On December 3, 2010, the Company sold the lot designated as “2C” of a building located in the District of Rosario, City of Rosario, Province of Santa Fe for US$ 1.5 million was fully collected as of December 31, 2010.

On December 3, 2010, the Company sold the lot designated as “2D” of a building located in the District of Rosario, City of Rosario, Province of Santa Fe for US$ 1.5 million. The balance will be settled upon executing the title deed.

The plots of land on which the Company received down payments that fix the sales price and the terms and conditions of the contract provide reasonable assurance of the closing of the transaction and realization of the gain are valued at net realizable value. Gains are shown in the line item “Gain from recognition of inventories at net realizable value” in the statement of income for Ps. 10.9 million.

Developments

Shopping Neuquén project

On July 5, 2010 the construction of the shopping mall and the hypermarket started.

Additionally, on November 8, 2010, Shopping Neuquén S.A. was served notice of a court resolution establishing the amount of legal costs and fees to be paid by Shopping Neuquén S.A. related to prior litigation with the Municipality. The resolution is not firm and Shopping Neuquén S.A. is currently evaluating its course of action.

Barter agreement with TGLT S.A.

On October 13, 2010, the Company and TGLT, a real estate developer in Argentina, entered into an agreement to barter a plot of land located in Beruti 3351/59 in the city of Buenos Aires for monetary consideration and future units to be constructed by TGLT on the land. The transaction was subject to certain precedent conditions including the completion by

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

2. Preparation of Financial Statements (continued)

h. Significant acquisitions, disposals and development of businesses and other properties (continued)

TGLT of its initial public offering. The transaction was agreed upon at US$ 18.8 million. TGLT plans to construct an apartment building with residential and commercial parking space. In consideration, TGLT may transfer the Company (i) a number of apartments to be determined representing 17.33% of the saleable square meters occupied by apartment units of the future building; (ii) a number of parking spaces to be determined representing 15.82% of the saleable square meters occupied by parking space of the future building; (iii) all spaces reserved for commercial parking in the future building and (iv) the amount of US$ 10.7 million payable upon delivering the deeds of title on the land. TGLT completed its initial public offering in the Buenos Aires Stock Exchange on October 29, 2010 therefore; the precedent condition for the transaction was fulfilled on that date. TGLT paid the US$10.7 million on November 5, 2010. On December 16, 2010, it was executed the title deed to the Beruti plot of land.

Period ended December 31, 2009

Acquisitions

Purchase of Conil’s shares

On October 21, 2009, the Company acquired a 50% interest in Conil for US$ 0.3 million fully paid as of June 30, 2010. The main asset of Conil is a 2,471 square meter undeveloped parcel of land located in Avellaneda, Province of Buenos Aires.

Acquisition of Tarshop´s shares

On October 30, 2009 Tarshop capitalized capital contributions made by APSA increasing the Company’s interest in Tarshop from 93.439% to 98.5878%.

During January 2010, the Company acquired the remaining minority interest in Tarshop for US$ 0.54 million, reaching the 100% of the shareholding as of June 30, 2010.

Acquisition of Arcos’ shares

In August 2007, the Company paid US$ 0.6 million for an option to purchase an 80% interest in Arcos, a company holder of a concession to exploit the land and attached buildings (mainly old warehouses and adjacent spaces) owned by the Organismo Nacional Administrador de Bienes del Estado (ONABE), a public entity created to administer certain public assets, mainly those pertaining to former national railway assets.

On November 27, 2009, the Company exercised the option and completed the acquisition of 80% of Arcos´s common stock for an aggregate purchase price of US$ 6.9 million, of which US$ 4.6 million was paid as of December 31, 2010. The remaining balance will be paid as follows: (i) US$ 1.0 million in one installment due on November 27, 2011 and (ii) 20% of the investment required to develop the project until investing US$ 6.9 million.

As customary for this type of transactions, the Company consulted with the National Antitrust Commission about the need to report the acquisition, which is still pending a response.

On February 17, 2010, the shareholders of Arcos approved a capital increase of US$ 2.7 million, equivalent to Ps. 10.4 million, of which the Company contributed Ps. 8.3 million.

On June 25, 2010, the Company and certain of the minority shareholders entered into an option agreement to acquire the 17.54% minority interest in Arcos for an aggregate price of US$1.4 million. The option price is US$ 0.4 million was paid as of the date of these financial statements. The option expires on April 30, 2011 and is subject to certain conditions including but not limited to that ONABE launches a bidding process for the sale of the concessioned assets over which the Company has a preemptive right.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

2. Preparation of Financial Statements (continued)

i. Compensation plan for executive management

The Company has a defined contribution plan covering its key managers in Argentina. The Plan was effective from January 1, 2006. Employees may begin participation voluntarily on monthly enrollment dates. Participants may make pre-tax contributions to the Plan of up to 2.5% of their monthly salary (Base Contributions) and pre-tax contributions of up to 15% of their annual bonuses (Extraordinary Contributions). Under the Plan, the Company matches employee contributions to the plan at a rate of 200% for Base Contributions and 300% for Extraordinary Contributions. Contribution expense was Ps. 1.2 million and Ps. 1.4 million for the six-month periods ended December 31, 2010 and 2009, respectively. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives. Company contributions are also held in trust. Participants or their assignees, as the case may be, may have access to the 100% of the Company contributions under the following circumstances:

(i)	ordinary retirement in accordance with applicable labor regulations;

(ii)	total or permanent incapacity or disability;

(iii)	death.

In case of resignation or termination without good cause, the manager receives the Company’s contributions only if he or she has participated in the Plan for at least 5 years.

j. Bonus to the Management

The Ordinary and Extraordinary Shareholders’ Meeting held on October 29, 2010 ratified the payment of a bonus to management equivalent to a sum of up to 1% of the Company’s shareholder´s equity. The Shareholders delegated the establishment, assignment, timing and extent of the payment into the Board of Directors. As of the date of these unaudited interim consolidated financial statements, the Board has not addressed this matter yet.

3. Significant accounting policies

The following is a summary of significant accounting policies followed by the Company in the preparation of these Unaudited Consolidated Financial Statements.

The Company primarily derives its revenues from leases and services operations, the sale and development of properties, and consumer financing. See Note 8 for details on the Company’s business segments.

a. Revenue recognition

•	Leases and services

Leases with tenants are accounted for as operating leases. Tenants are generally charged a rent, which consists of the higher of: (i) a monthly base rent (the “Base Rent”) and (ii) a specified percentage of the tenant’s monthly gross retail sales (the “Percentage Rent”) (which generally ranges between 4% and 10% of tenant’s gross sales). Furthermore, pursuant to the rent escalation clause in most leases, a tenant’s Base Rent generally increases between 7% and 12% each year during the term of the lease. For the six-month periods ended December 31, 2010 and 2009, the majority of the tenants were charged with the Percentage Rent.

Certain lease agreements contain provisions, which provide for rents based on a percentage of sales or based on a percentage of sales volume above a specified threshold. The Company determines the compliance with specific targets and calculates the additional rent on a monthly basis as provided for in the contracts. Thus, these contingent rents are not recognized until the required thresholds are exceeded.

Generally, the Company’s lease agreements vary from 36 to 120 months. Law No. 24,808 provides that tenants may rescind commercial lease agreements after the initial six months, upon not less than 60 days’ written notice, subject to penalties which vary from one to one and a half months rent if the tenant rescinds during the first year of its lease, and one month of rent if the tenant rescinds after the first year of its lease.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

a. Revenue recognition (continued)

The Company also charges its tenants a monthly administration fee relating to the administration and maintenance of the common area and the administration of contributions made by tenants to finance promotional efforts for the overall shopping centers’ operations. The administration fee is prorated among the tenants according to their leases, which varies from shopping center to shopping center. Administration fees are recognized monthly when earned.

In addition to rent, tenants are generally charged “admission rights”, a non-refundable admission fee that tenants may be required to pay upon entering into a lease and upon lease renewal. Admission right is normally paid in one lump sum or in a small number of monthly installments. Admission rights are recognized using the straight-line method over the life of the respective lease agreements.

The Company also derives revenues for parking lot fees charged to visitors. Parking revenues are recognized as services are performed.

Fibesa acts as the leasing agent for the Company bringing together the Company and potential lessees for the retail space available in certain of the Company’s shopping centers. Fibesa’s revenues are derived primarily from success fees paid by tenants calculated as a percentage of the final rental income value for both the lessee and the Company. Revenues related to success fees are recognized at the time that the transaction is successfully concluded. A transaction is considered successfully concluded when both parties have signed the related lease contract.

•	Sales and development properties

The Company records revenue from the sale of properties when all of the following criteria are met:

(i)	The sale has been consummated.

(ii)	The Company has determined that the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property.

(iii)	The Company’s receivable is not subject to future subordination.

(iv)	The Company has transferred to the buyer the risk of ownership.

•	Consumer financing

The Company, through its subsidiaries Tarshop and Metroshop is engaged in the origination of consumer loans and credit card transactions and securitization of corresponding receivables. Revenues from credit card transactions are primarily comprised of (i) merchant discount fees which are recognized when transactional information is received and processed by the Company; (ii) data processing services which consist of processing and printing cardholders statement of accounts, and which are recognized as services are provided; (iii) life and disability insurance charges to cardholders which are recognized on an up-front basis, and (iv) interest income generated by financing and lending activities. Revenue from financing and lending activities are comprised of interest income, which is recognized on an accrual basis. After the sale of 80% of Tarshop in September 2010, the Company maintains a 20% interest in the company´s business.

b. Cash and cash equivalents

For purposes of the Consolidated Statement of Cash Flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents consist of time deposits and mutual funds with original maturities of three months or less at date of purchase.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

c. Other investments, net

(i) Current

Current investments include mutual funds, government and mortgage bonds, and time deposits. Mutual funds and government and mortgage bonds are carried at their market value with realized and unrealized gains and losses recorded within “Financial results, net” in the Unaudited Consolidated Statement of Income. Time deposits are valued at cost plus accrued interest at period-end / year-end.

Current investments also include retained interests in securitized receivables pursuant to the securitization programs of Metroshop.

(ii) Non-current

The Company acquired undeveloped properties as land reserves located in strategic areas for the future development of shopping’s centers, residential apartment complex and others. Undeveloped parcels of land are valued at acquisition cost, restated in accordance with Note 2.d.

The significant acquisitions of companies are recorded under the “acquisition method” as established by Technical Resolution No. 18 and No. 21. This involves the identification and determination of current values of assets and liabilities acquired, which requires complex judgments and significant estimates.

The equity investment in TGLT was valued at acquisition cost.

d. Inventory, net

Properties acquired for purposes of its development and subsequent sale are classified as inventory. Inventory is stated at cost adjusted for inflation as described in Note 2.d. less accumulated impairment charges, except in certain circumstances as described further below. The cost of inventory is comprised of all direct contract costs, such as land, materials and construction fees associated with development properties, as well as capitalized financial costs when applicable. No financial costs were capitalized in inventory during the six-month periods ended December 31, 2010 and 2009 since there were no developments during these periods. Inventory is classified as current or non-current based on the estimated date of sale and the time at which the related receivables are expected to be collected.

Inventories on which the Company received down payments that fix the sales price and the terms and conditions of the contract provide reasonable assurance of the closing of the transaction and realization of the gain are valued at net realizable value. Gains are shown in the line item “Gain from recognition of inventories at net realizable value” in the statement of income.

Units under construction: The Company has the right to receive units to be constructed with respect to the barters subscribed with Condominios. This right has been valued in accordance with the price established in the respective title deeds and is disclosed in “Inventory, net”.

e. Fixed assets, net

Properties purchased for rental purposes are classified as fixed assets. Fixed assets are stated at cost, adjusted for inflation as described in Note 2.d., less accumulated depreciation and impairment charges, except for a parcel of land acquired prior to June 30, 1986, which was originally recorded at its appraised value as of such date. This appraisal increased the carrying value of the land by Ps. 4.0 million, which was recorded against an appraisal revaluation reserve account within shareholders’ equity. This appraisal revaluation reserve will be charged against income once the land is disposed of or its value becomes impaired.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

e. Fixed assets, net (continued)

Depreciation expense has been determined using the straight-line method over the estimated useful lives of the related assets as specified below:

Asset	Estimated useful life (years)
• Properties:
Shopping centers	Between 16 and 31
Other	Between 16 and 50
• Leasehold improvements	3
• Facilities	10
• Furniture and fixtures	Between 3 and 10
• Vehicles	5
• Computer equipment	3
• Software	3
• Other	10

The Company capitalizes interest and foreign exchange differences on real estate development projects. The Company capitalized interest and exchange differences costs amounting to Ps. 1.5 million and Ps. 1.9 million during the six-month periods ended December 31, 2010 and 2009, respectively.

The cost of maintenance and repairs is charged to expense as incurred. The cost of significant renewals and improvements are added to the carrying amount of the respective asset.

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the Unaudited Consolidated Statement of Income.

The value of these assets does not exceed its estimated recoverable value as of period-end / year-end.

The Company holds the right to receive units (commercial parking slots) to be built in relation to the barter with TGLT. It was valued according the accounting criterion of units to be received (the price established in the respective title deeds).

f. Software obtained or developed for internal use

The Company capitalizes certain costs associated with the development of computer software for internal use. These costs are being amortized on a straight-line basis over 3 years.

g. Intangible assets, net

Intangible assets are stated at cost, adjusted for inflation as described in Note 2.d., less accumulated amortization.

(i) Trademarks

Represent fees and expenses related to their registration.

(ii) Pre-operating expenses

Represent primarily expenses incurred relating to pre-opening activities of certain shopping centers. These expenses are amortized on a straight-line basis over a three-year period starting upon the opening of the shopping center.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

g. Intangible assets, net (continued)

(iii) Customer relationships

Represent the net present value of the future economic benefits related to the use of an acquired customer base. This asset is amortized on a straight-line basis over a twelve year period.

(iv) Non-compete agreement

This right is valued at acquisition cost and is amortized over the life of the agreement (28 months).

(v) Concession rights

Represent Arcos’ concession right, which will be amortized over the life of the concession agreement upon commencement of operations.

(vi) Above and below market leases an in-place leases

See Note 3.h. for details on accounting for these intangible assets.

h. Business combinations

Acquisitions are accounted for under the purchase method of accounting. Under the purchase method, the purchase price is allocated to tangible and intangible assets and liabilities based on their respective fair values in accordance with the provisions of Technical Resolution No. 18. In making estimates of fair values, management utilizes a number of various sources.

When Company acquires properties, for fair value estimation purposes, the Company also considers information about each property obtained as a result of pre-acquisition due diligence, marketing and leasing activities. The Company allocates a portion of the purchase price to tangible assets including the fair value of the building on an as-if-vacant basis and to land determined either by real estate tax assessments, third-party appraisals or other relevant data. Generally the Company determines the as-if-vacant value by using a replacement cost method. Also, a portion of the purchase price is allocated to above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining noncancelable term of the lease. The capitalized above-market and below-market lease values are amortized as a reduction of or an addition to rental income over the remaining noncancelable terms of the respective leases. Should a tenant terminate its lease, the unamortized portion of the lease intangibles would be charged or credited to income. A portion of the purchase price is also allocated to the value of leases acquired and management utilizes independent sources or management’s determination of the relative fair values of the respective in-place lease values. The Company´s estimates of value are made using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods, considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand.

The Company also estimates costs to execute similar leases including leasing commissions, legal expenses and other related costs. Other intangible assets acquired may include tenant relationships which are valued based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the respective tenant. The Company has not identified any lessee with whom it has developed a type of relationship allowing the recognition of an intangible asset.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

i. Negative goodwill, net

Negative goodwill, net represents the net effect of goodwill and negative goodwill arising out of business combinations.

(i) Negative goodwill:

Negative goodwill represents the excess of fair market value of net assets acquired over cost. Under Argentine GAAP, when negative goodwill exists, acquired intangible assets are assigned a zero value. Negative goodwill is accounted for as follows: (i) the portion of negative goodwill related to future expected losses is recognized in income in the same periods losses are incurred; (ii) the amount exceeding the interest over the non monetary assets is recognized in income at acquisition date; and (iii) the amount not in excess of the equity interest over the non monetary assets is recognized as negative goodwill and amortized under the straight line method over the weighted average useful lives of the identifiable assets of the acquiree, not exceeding 20 years.

(ii) Goodwill:

Goodwill represents the difference between the purchase price paid and the fair market value of net assets acquired, adjusted for inflation as mentioned in Note 2.d. Goodwill is amortized by the straight-line method over terms ranging from 10 years to 19 years.

The carrying amount does not exceed their respective estimated recoverable value as of period-end / year-end.

j. Foreign currency assets and liabilities

Monetary assets and liabilities denominated in foreign currencies are incorporated into the accounting records of the Company in Argentine Pesos at the exchange rate prevailing at the time of the transaction. Monetary assets and liabilities in foreign currencies at period-end / year-end are then translated into Argentine Pesos at closing exchange rates. Assets and liabilities and income and expenses in foreign currencies generate transaction gains and losses, which are recorded within “Financial results, net” in the Statement of Income.

k. Income tax expense

The subsidiaries of the Company calculate their income taxes on a separate basis. The Company did not either calculate or pay income taxes on a consolidated basis for any of the years presented. The statutory income tax rate was 35% for all years presented.

The Company records income taxes using the deferred tax method required by Technical Resolution No. 17 (“RT 17”) “Overall Considerations for the Preparation of Financial Statements”. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the fiscal years that includes the enactment date. A valuation allowance is recognized for that component of net deferred tax assets which is more likely than not to be recoverable.

As discussed in Note 11, the Company has treated the differences between the price-level restated amounts of assets and liabilities and their historical basis as permanent differences for deferred income tax calculation purposes.

l. Minimum Presumed Income Tax (MPIT)

The Company and its subsidiaries are subject to the Minimum Presumed Income Tax Law (“Impuesto a la Ganancia Mínima Presunta” or “MPIT”). The MPIT is calculated on an individual entity basis at the statutory tax rate of 1%, and is based upon the taxable assets of each Argentine entity as of the end of the year. This tax is complementary to income tax and

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

l. Minimum Presumed Income Tax (MPIT) (continued)

the Company is required to pay the greater of the income tax or the MPIT. Any excess of the MPIT over the income tax may be carried forward and recognized as a payment on account of any excess of income tax over MPIT occurring within the subsequent ten years. In the opinion of management, it is probable that the Company will utilize such asset against future taxable income charges within the next ten years and, as a result, the Company has recognized the accumulated MPIT charge within “Other receivables and prepaid expenses, net”, as appropriate, in the accompanying Unaudited Consolidated Balance Sheets.

m. Customer advances

Customer advances represent payments received in advance in connection with the lease of properties. Customer advances include admission rights paid by tenants upon entering into a lease and upon lease renewal. See Note 3.a for details.

n. Provisions for contingencies and allowances

The Company provides for losses relating to accounts and mortgage receivables. The Company accrues losses when they are probable of occurring and estimable. When applicable the Company measures impairment on an individual basis, generally for larger balances of non-homogeneous receivables. When individually assessed, losses are accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. When applicable, an asset-specific allowance is established when the discounted cash flows, collateral value (less disposal costs), or observable market price of the impaired loan is lower than its carrying value. This allowance considers the borrower’s overall financial condition, resources, and payment record, the prospects for support from any financially responsible guarantors and, if appropriate, the realizable value of any collateral.

The Company collectively evaluates for impairment smaller-balance homogeneous loans, including residential mortgage loans. For purposes of a collective evaluation of impairment, mortgage receivables and consumer financing loans are grouped on the basis of similar risk characteristics, taking into account asset type, collateral type, past-due status and other relevant factors. The Company applies allowance factors, which in the judgment of management represent the expected losses over the life of the loans. In determining those factors, the Company considers the following: (i) delinquencies and overall risk ratings, (ii) loss history, (iii) trends in volume and terms of loans, (iv) effects of changes in lending policy, (v) the experience and depth of the borrowers’ management, (vi) national and local economic trends, (vii) concentrations of credit by individual credit size and by class of loans, (viii) quality of loan review system, and (ix) the effect of external factors (e.g., competition and regulatory requirements).

The Company has certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving tax, labor and other matters. The Company accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based on developments to date, the Company’s estimates of the outcomes of these matters and the Company’s lawyers’ experience in contesting, litigating and settling other matters. As the scope of the liabilities becomes better defined, there will be changes in the estimates of future costs, which could have a material effect on the Company’s future results of operations and financial condition or liquidity.

At the date of issuance of these Unaudited Consolidated Financial Statements, the Company´s management understands that there are no elements to foresee other potential contingencies having a negative impact on these Unaudited Consolidated Financial Statements.

o. Advertising expenses

The Company recognizes expenses advertising and promotion costs as the contracted services are used.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

p. Deferred debt issuance costs

Deferred debt costs consist of fees and costs incurred to issue the Non-Convertible Notes. These fees and costs are shown as a deduction of the corresponding liability in Note 4.g. These costs and fees are being amortized over the term of the respective Non-Convertible Notes, applying the effective interest method.

q. Impairment of long-lived assets

The Company periodically evaluates the carrying value of its long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying value of a long-lived asset is considered impaired by the Company when its value in use or its net realizable value, whichever is greater, is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the greater of the value in use or the net realizable value. Value in use is determined by the expected cash flows from the assets discounted at a rate commensurate with the risk involved. Net realizable value is determined by the selling price of the asset less costs to sell.

Under Argentine GAAP, the impairment loss is recorded in the Unaudited Consolidated Statement of Income against a liability account. This liability account is a contra account to fixed assets or undeveloped parcels of land or inventories, which means that it is presented on the balance sheet as a direct reduction from the book value of these assets to arrive at the carrying value at any particular point in time. The liability account is depreciated over the useful life of the related asset decreasing depreciation expense each period. Under Argentine GAAP, a previously recognized impairment loss should only be reversed when there is a subsequent change in estimates used to compute the value in use or its net realizable value, whichever is greater. In that event, the new carrying amount of the asset should be the lower of its value in use or its net realizable value, whichever is greater, or the net carrying amount the asset would have had if no impairment had been recognized. Both the impairment charge and the impairment reversal are recognized in earnings in the period in which they are incurred.

r. Vacation expenses

Vacation expenses are fully accrued in the fiscal year the employee renders services to earn such vacation.

s. Monetary assets and liabilities

Monetary assets and liabilities are stated at their face value plus or minus, as applicable, financial gain or loss.

t. Receivables from leases and services and trade payables

Receivables from leases and services and trade payables are disclosed by its representative value at the price applicable to spot operations at the time of the transaction plus interest and implicit financial components accrued at the internal rate of return determined at that moment.

u. Financial receivables and payables

Financial receivables and payables have been valued at the amount deposited and collected, respectively, net of related costs, plus accrued interest based on the interest rate estimated at the time of the transaction. In the case, the Company has the intention and ability of selling financial receivables after the period-end / year-end, those receivables are valued at their net realizable value. Non-interest bearing receivables and payables are recorded at present value and interest is imputed.

v. Other receivables and liabilities

Sundry current receivables and payables and the customer advances were valued at their nominal value plus financial charges accrued at each fiscal year end, when applicable.

As established by the regulations of the National Securities Comission, deferred tax assets and liabilities have not been discounted.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

3. Significant accounting policies (continued)

w. Related party balances

Receivables and liabilities with related parties generated by financial transactions and other sundry transactions have been valued in accordance with the terms agreed by the parties.

x. Earnings per share

The Company is required to disclose earnings per share information for all years presented. Basic earnings per share (“basic EPS”) are computed by dividing the net income available to common shareholders for the year by the weighted-average number of common shares outstanding during the year. Diluted earnings per share (“diluted EPS”) are computed by dividing the adjusted net income for the year by the weighted-average number of common shares and potential common shares outstanding during the year.

In computing diluted EPS, income available to common shareholders used in the basic EPS calculation is adjusted to add back the after-tax amount of interest recognized for the year with respect to any debt convertible to common stock. Additional adjustments are made for any other income or loss items that would result from the assumed conversion of potential common shares. The weighted-average number of common shares outstanding is adjusted to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Diluted EPS is based on the most advantageous conversion rate or exercise price over the entire term of the instrument from the standpoint of the security holder. The calculation of diluted EPS excludes potential common shares if their effect is anti-dilutive. The Company has considered the dilutive effect of the outstanding convertible debt in calculating diluted EPS.

4. Breakdown of the main captions

a. Cash and banks:

	As of December 31, 2010		As of June 30, 2010 (Audited)
Cash in local currency	Ps.	882	Ps.	2,346
Cash in foreign currency (Note 15.f)		204		997
Bank accounts in local currency		6,020		7,389
Bank accounts in foreign currency (Note 15.f)		19,853		16,552

	Ps.	26,959	Ps.	27,284

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

4. Breakdown of the main captions (continued)

b. Other investments, net:

	As of December 31, 2010		As of June 30, 2010 (Audited)
Current
Mutual funds (Note 15.f) (iii)		102,915		41,592
Retained interests in securitized receivables (i)		1,697		124,671
Others		479		3,608
Allowance for impairment of CPs		—		(7,423)

	Ps.	105,091	Ps.	162,448

Non-current
Retained interests in securitized receivables (i)	Ps.	—	Ps.	18,458
Undeveloped parcels of land
• Beruti plot of land (Note 2.h)		—		52,934
• Caballito plot of land (ii)		36,785		36,745
• Patio Olmos		32,949		32,949
• Rosario plot of land		—		11,166
• Air Space Coto		13,188		13,188
• Other real estate		2,962		2,962
Investments in companies
• Tarshop S.A. (equity method)		49,609		—
• TLGT S.A. (cost method)		47,496		—
Share´s purchase advances (Note 15.f)		1,574		389
Allowance for impairment of CPs		—		(1,165)
Other investments.		56		56

	Ps.	184,619	Ps.	167,682

(i)	As of June 30, 2010, as part of its credit card and personal loans securitization programs, the Company transferred credit card and personal loans receivables to trusts in exchange for cash and certificates representing undivided interests in such receivables. Trusts debt securities represented debt certificates (TDFs) issued by trusts which were valued at amortized cost. Retained interests in transferred credit card and personal loans receivables represent equity certificates (CPs) issued by trusts which were accounted for under the equity method of accounting.
(ii)	This asset is restricted in relation to certain tax claims.
(iii)	As of December 31, 2010 and June 30, 2010 includes Ps. 82,914 and Ps. 26,138, respectively, considered as cash equivalents for purposes of the Consolidated Statements of Cash Flows.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

4. Breakdown of the main captions (continued)

c. Accounts receivable, net:

	As of December 31, 2010		As of June 30, 2010 (Audited)
Current
Consumer financing receivables	Ps.	51,456	Ps.	245,538
Checks to be deposited		89,348		60,695
Leases and services receivable (Note 15.f)		67,983		50,486
Debtors under legal proceedings		35,755		33,762
Pass-through expenses receivable (i)		24,282		19,917
Related parties (Notes 6 and 15.f)		2,685		6,591
Notes receivable (Note 15.f)		5,104		3,868
Receivables with collection agents		2,515		4,532
Mortgages receivable – Torres de Abasto (ii)		636		563
Less:
Allowance for doubtful accounts (Note 15.d)		(70,453)		(103,289)

	Ps.	209,311	Ps.	322,663

Non-current
Consumer financing receivables.	Ps.	—	Ps.	25,824
Notes receivable (Note 15.f)		744		399
Mortgages receivable – Torres de Abasto (ii)		135		154
Leases and services receivable (Note 15.f)438				445
Less:
Allowance for doubtful accounts (Note 15.d)		—		(1,250)

	Ps.	1,317	Ps.	25,572

(i)	Represents receivables for common area maintenance and other operating expenses charged to tenants of shopping centers.
(ii)	Mortgages receivable consist of fixed-rate mortgage receivables from several borrowers. As of December 31, 2010 the amount due from the largest individual borrower was Ps. 0.3 million at a contractual interest rate of 14% (See Note 14.II.q).

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

4. Breakdown of the main captions (continued)

d. Other receivables and prepaid expenses, net:

	As of December 31, 2010		As of June 30, 2010 (Audited)
Current
Related parties (Notes 6 and 15.f)	Ps.	92,972	Ps.	6,812
Guarantee deposits (i)		4,220		4,252
Guarantee deposits re. securitization programs		193		5,427
Prepaid expenses (Note 15.f)		21,058		23,008
MPIT		3,094		937
Other tax credits		2,411		4,785
Income tax credits, net		1,222		2,611
Valued Added Tax (VAT) receivable		20,676		15,079
Receivables for third party services offered in consumer financing stores		—		4,880
Others (Note 15.f) |		2,669		2,379

	Ps.	148,515	Ps.	70,170

Non-Current
Deferred income tax (Note 11)	Ps.	6,065	Ps.	37,555
Mortgages receivable (ii)		2,208		2,208
Allowance for doubtful mortgage receivable (Note 15.d)		(2,208)		(2,208)
MPIT		1,868		14,328
Value Added Tax (VAT) receivable		57,071		63,065
Imputed interest of non-current receivables		(13,096)		(15,175)
Related parties (Note 6)		13,715		14,687
Others (i) (Note 15.f)		2,026		2,780

	Ps.	67,649	Ps.	117,240

(i)	As of December 31 and June 30, 2010 includes restricted deposits related mainly to labor claims.
(ii)	Corresponds to a loan granted to an unaffiliated third party, which is collateralized by a mortgage on certain properties. During fiscal year 2001, this debtor filed for bankruptcy. As a result, the Company has recognized an allowance for the entire balance based on the opinion of its legal counsel.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

4. Breakdown of the main captions (continued)

e. Inventory, net:

	As of December 31, 2010		As of June 30, 2010 (Audited)
Current
Rosario plot of land	Ps.	27,905	Ps.	8,728
Torres de Rosario		1,126		3,379
Carlos Gardel plot of land		—		1,698
Resale merchandise		2,359		492

	Ps.	31,390	Ps.	14,297

Non-current
Units to be received Beruti (Note 6)		23,309		—
Torres de Rosario under construction		7,644		7,644
Torres de Rosario		2,253		—

	Ps.	33,206	Ps.	7,644

f. Trade accounts payable:

Current
Suppliers (Note 15.f) (i)	Ps.	43,800	Ps.	148,150
Accruals (Note 15.f)		46,485		54,428
Related parties (Notes 6 and 15.f)		15,200		22,624
Shareholders of related companies		9,765		—
Others		917		133

	Ps.	116,167	Ps.	225,335

Non-current
Suppliers	Ps.	70	Ps.	11,210
Related parties (Note 6)		—		12,158

	Ps.	70	Ps.	23,368

i.	As of December 31, 2010 and June 30, 2010, includes accounts payable to merchants for credit card operations of Ps. 16.8 million and Ps. 125.1 million, respectively.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

4. Breakdownp of the main captions (continued)

g. Short-term and long-term debt:

	As of December 31, 2010		As of June 30, 2010 (Audited)
Current
Uncollateralized loans including accrued interest (i)		76,366		7,244
Collateralized loans including accrued interest (ii)		—		39,244
Non-Convertible Notes (Notes 6, 12 and 15.f)		109,631		109,336
Accrued interest on Notes (Notes 6, 12 and 15.f)		12,200		14,682
Interest payable to credit card trust		—		2,263
Seller financing – Soleil Factory Business (Note 15.f)		1,257		—
Deferred debt costs (Note 3.p)		(782)		(1,188)
Others		—		192
Tarshop’s VCPs including accrued interest		—		23,019
Seller financing-Arcos del Gourmet S.A. (Note 15.f)		8,844		9,511

	Ps.	207,516	Ps.	204,303

Non-current
Convertible Notes (Notes 6, 12 and 15.f)	Ps.	126,260	Ps.	185,653
Non-Convertible Notes (Notes 6, 12 and 15.f)		477,123		491,831
Deferred debt costs (Note 3.p)		(2,665)		(2,930)
Seller financing – Arcos del Gourmet S.A. (Note 15.f)		—		3,591
Seller financing – Soleil Factory Business (Note 15.f)		54,213		—

	Ps.	654,931	Ps.	678,145

(i)	Generally, the Company’s short-term borrowings are in the form of overdraft facilities and/or bank loans with original maturities of less than one year. The weighted average interest rates on short-term debt were 11% and 15 % as of December 31 and June 30, 2010, respectively. The Company generally used the proceeds from these borrowings for working capital needs and other general corporate purposes.
(ii)	As of June 30, 2010, includes (i) a loan from Standard Bank Argentina S.A. for Ps. 15.4 million, which is collateralized by CPs related to the Fideicomisos Financieros Tarjeta Shopping Series XLI, XLIV, XLVII, LVII and LIX for a face value of Ps. 32.1 million; (ii) a loan from Banco Itaú Buen Ayre S.A. for Ps. 3.7 million, which is collateralized by CPs related to the Fideicomisos Financieros Tarjeta Shopping Series XXXIX and XL for a face value of Ps. 11.9 million; and (iii) a loan from BHSA for Ps. 20.1 million, which is collateralized by CPs related to Fideicomisos Financieros Tarjeta Shopping Series XLVII, XLIX and LVI for a face value of Ps. 22.0 million.

h. Salaries and social security payable:

	As of December 31, 2010		As of June 30, 2010 (Audited)
Provision for vacation and bonuses	Ps.	8,275	Ps.	20,522
Social security payable		2,988		4,549
Salaries payable		392		203
Others		470		418

	Ps.	12,125	Ps.	25,692

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

4. Breakdown of the main captions (continued)

i. Taxes payable:

	As of December 31, 2010		As of June 30, 2010 (Audited)
Current
Income tax, net	Ps.	41,736	Ps.	35,768
VAT payable, net		11,676		11,652
Other tax withholdings		4,883		8,362
Gross revenue tax payable		3,209		2,270
Provision for tax on personal assets of shareholders		326		174
Asset tax payable, net		163		1,824
Tax amnesty plan and payment facilities plan for income tax payable and MPIT		1,659		1,559
Tax payment facilities plan for VAT payable		—		13,235
Tax amnesty plan for gross revenue tax payable		345		332
Others		510		993
Tax amnesty plan for municipality taxes payable		718		673

	Ps.	65,225	Ps.	76,842

Non-current
Tax amnesty plan for income tax payable	Ps.	18,290	Ps.	19,145
Deferred income tax (Note 11)		10,464		26,650
Tax amnesty plan for municipality tax payable		1,955		1,900
Tax amnesty plan for gross revenue tax payable		793		968
Minimum presumed income tax		—		13

	Ps.	31,502	Ps.	48,676

j. Customer advances:

	As of December 31, 2010		As of June 30, 2010 (Audited)
Current
Admission rights	Ps.	56,630	Ps.	50,734
Lease and customer advances (i) (Note 15.f)		56,505		37,901
Guarantee deposits (Note 15.f)		2,262		2,198
Related parties (Note 6)		—		406

	Ps.	115,397	Ps.	91,239

Non-current
Admission rights	Ps.	65,870	Ps.	59,228
Lease and customer advances (i)		27,645		29,936

	Ps.	93,515	Ps.	89,164

(i)	Lease and customer advances include (a) Ps. 18.7 million, as of December 31, 2010 and June 30, 2010, received from NAI International II, Inc. at the time of the construction of a movie theater complex and a portion of parking facilities in the Córdoba Shopping; and (b) Ps. 8.3 million and Ps. 9.5 million, as of December 31, 2010 and June 30, 2010, respectively, received from Wal-Mart Argentina S.R.L. to secure a 30-year lease in Dot Baires Shopping.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

4. Breakdown of the main captions (continued)

k. Other liabilities:

	As of December 31, 2010		As of June 30, 2010 (Audited)
Current
Accrual for Directors’ fees (Note 6)	Ps.	14,720	Ps.	21,222
Fees advanced to Directors (Note 6)		(4,534)		(11,870)
Advance for sale of Tarshop’s shares (Notes 2.h and 15.f)		—		21,070
Debt with former minority shareholder of Tarshop (Note 15.f)		3,572		3,529
Contributed leasehold improvements (i)		426		462
Withholdings and guarantee deposits		461		509
Others		664		663

	Ps.	15,309	Ps.	35,585

Non-current
Contributed leasehold improvements (i)	Ps.	9,303	Ps.	9,502
Debt with former minority shareholder of Tarshop (Note 15.f)		1,708		3,322
Others liabilities		16,004		—
Debt with shareholders of related companies		—		2,265
Directors’ guarantee deposits (Note 6)		12		12
Below market leases		136		141

	Ps.	27,163	Ps.	15,242

(i)	Contributed leasehold improvements relate to improvements made by tenants in Abasto Shopping Center and Mendoza Plaza Shopping. The Company has recorded the improvements as fixed assets based on construction costs incurred with a corresponding deferred liability. Contributed leasehold improvements are amortized to income over the term of lease. Such amortization, net of the related depreciation of the leasehold improvement, was not significant for the six-month periods ended December 31, 2010 and June 30, 2010.

l. Provisions:

	As of December 31, 2010		As of June 30, 2010 (Audited)
Current
Provision for contingencies (Note 15.d)	Ps.	214	Ps.	1,743

	Ps.	214	Ps.	1,743

Non-current
Provision for contingencies (Note 15.d)	Ps.	9,639	Ps.	7,913

	Ps.	9,639	Ps.	7,913

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

5. Shareholders’ equity

a. Common stock

As of December 31, 2010, the Company had 1,259.6 million authorized and outstanding shares of common stock, having a par value of Ps. 0.10 per share. Holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. On October 7, 2010, a new conversion into shares has been made, reaching 1,259,608,411 shares at the date of these Unaudited Interim Consolidated Financial Statements.

As of December 31, 2010 holders of Convertible Notes have exercised their right to convert ordinary shares for a total of US$ 18.3 million for a face value of Ps. 0.1 each. As of December 31, 2010 the outstanding balance of Convertible Notes amounted to US$ 31.7 million.

b. Inflation adjustment of common stock

The Company’s unaudited interim consolidated financial statements were prepared on the basis of general price-level accounting which reflects changes in the purchase price of the peso in the historical financial statements through February 28, 2003. The inflation adjustment related to common stock was appropriated to an inflation adjustment reserve that forms part of shareholders’ equity.

c. Restrictions on distribution of profits (Legal reserve)

In accordance with the Argentine Corporations Law and the Company’s by-laws, 5% of the net and realized profit for the year calculated in accordance with Argentine GAAP must be appropriated by resolution of shareholders to a legal reserve until such reserve equals 20% of the Company’s outstanding capital. This legal reserve may be used only to absorb losses.

d. Reserve for new developments and voluntary reserve for general purposes

Under Argentine law, companies are allowed to transfer portions of accumulated retained earnings to special reserves. These special reserves may be for general purposes or for specific uses such as new developments. The transfer of accumulated retained earnings to these special reserves is shown in the shareholder´s equity. These reclassifications have no impact on the total shareholders’ equity of the Company. The Company may also transfer previously reserved amounts out to retained earnings for distribution purposes.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

6. Balances and transactions with related parties

The following is a summary of the balances with related parties:

Company	Balance receivable (payable) as of December 31, 2010
	Other investments, net - Current	Accounts receivable, net - Current	Other receivables and prepaid expenses, net - Current	Other receivables and prepaid expenses, net - Non-current	Inventory / Fixed Assets	Trade accounts payable - Current	Short-term debt	Long-term debt	Other liabilities - Current	Other liabilities Non-current
Agro – Uranga S.A. (3)	—	—	—	—	—	(3)	—	—	—	—
Banco Hipotecario S.A. (2)	479	225	—	—	—	—	—	—	—	—
Cactus S.A. (3)	—	19	—	—	—	(3)	—	—	—	—
Consultores Assets Management S.A. (4)	—	6	—	—	—	(5)	—	—	—	—
Consorcio Libertador (4)	—	1	—	—	—	(1)	—	—	—	—
Cresud S.A.C.I.F. y A. (5) (ii)	—	—	17,097	—	—	(10,415)	(217)	(19,880)	—	—
Cyrsa S.A. (11)	—	162	—	—	—	(206)	—	—	—	—
Directors	—	2	5	—	—	—	(3)	(69)	(10,186)	(12)
E-Commerce Latina S.A. (7)	—	21	—	—	—	—	—	—	—	—
Estudio Zang, Bergel y Viñes (8)	—	—	—	—	—	(303)	—	—	—	—
Fundación IRSA (4)	—	7	—	—	—	(120)	—	—	—	—
Futuros y Opciones.Com S.A. (1)	—	6	—	—	—	(6)	—	—	—	—
Inversiones Financieras del Sur S.A. (12)	—	—	16,098	—	—	—	—	—	—	—
IRSA (9) (i) (ii)	—	992	56,396	—	—	(1,969)	(19,111)	(132,836)	—	—
Llao Llao Resorts SA (7)	—	—	—	—	—	(1)	—	—	—	—
Metroshop S.A. (10)	—	14	1,100	—	—	—	—	—	—	—
Museo de los Niños (4)	—	1,213	—	—	—	(6)	—	—	—	—
Nuevas Fronteras S.A. (7)	—	—	—	—	—	(12)	—	—	—	—
Personnel	—	—	2,227	—	—	—	—	—	—	—
Tyrus S.A. (7)	—	—	49	—	—	—	—	—	—	—
Tarshop S.A. (13)	—	17	—	13,715	—	(2,150)	—	—	—	—
TGLT S.A. (14)	—	—	—	—	32,573	—	—	—	—	—

Total	479	2,685	92,972	13,715	32,573	(15,200)	(19,331)	(152,785)	(10,186)	(12)

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

6. Balances and transactions with related parties (continued)

Company	Balance receivable (payable) as of June 30, 2010 (audited)
	Other investments, net - Current	Accounts receivable, net - Current	Other receivables and prepaid expenses, net - Current	Other receivables and prepaid expenses, net - Non-current	Trade accounts payable - Current	Trade accounts payable – Non-current	Short-term debt	Long-term debt	Customer advances - Current	Other liabilities - Current	Other liabilities Non-current
Banco Hipotecario S.A. (2)	728	354	—	—	—	—	(20,000)	—	(343)	—	—
Cactus S.A. (3)	—	17	—	—	(3)	—	—	—	—	—	—
Canteras Natal Crespo S.A. (11)	—	2	—	—	—	—	—	—	—	—	—
Consultores Assets Management S.A. (4)	—	3	—	—	(5)	—	—	—	—	—	—
Cresud S.A.C.I.F. y A. (5) (ii)	—	1,161	4,854	—	(16,908)	—	(215)	(19,655)	—	—	—
Cyrsa S.A. (11)	—	146	—	—	(206)	—	—	—	—	—	—
Directors	—	2	5	—	—	—	(3)	(68)	—	(9,352)	(12)
E-Commerce Latina S.A. (7)	—	20	—	—	—	—	—	—	—	—	—
Estudio Zang, Bergel y Viñes (8)	—	—	—	—	(261)	—	—	—	—	—	—
Fundación IRSA (4)	—	6	—	—	—	—	—	—	—	—	—
Futuros y Opciones.Com S.A. (1)	—	7	—	—	(6)	—	—	—	—	—	—
IRSA (9) (i) (ii)	—	3,779	—	—	(5,184)	—	(20,720)	(293,890)	(63)	—	—
Llao Llao Resorts SA (7)	—	10	—	—	(40)	—	—	—	—	—	—
Metroshop S.A. (10)	—	—	—	14,687	—	(12,158)	—	—	—	—	—
Museo de los Niños (4)	—	1,084	—	—	(5)	—	—	—	—	—	—
Nuevas Fronteras S.A. (7)	—	—	—	—	(6)	—	—	—	—	—	—
Parque Arauco S.A. (9)	—	—	—	—	—	—	(2,716)	(60,822)	—	—	—
Personnel	—	—	1,906	—	—	—	—	—	—	—	—
Tyrus S.A. (7)	—	—	47	—	—	—	—	—	—	—	—

Total	728	6,591	6,812	14,687	(22,624)	(12,158)	(43,654)	(374,435)	(406)	(9,352)	(12)

(i)	As discussed in Note 12, in July 2002 the Company issued US$ 50 million of Convertible Notes, of which US$ 30 million were purchased by IRSA, the principal shareholder of the Company. In addition, during the years ended June 30, 2004 and 2005 IRSA acquired US$ 1 million and US$ 2 million of Convertible Notes, respectively. Also, during the year ended June 30, 2005 IRSA exercised its conversion rights and converted US$ 1.3 million of Convertible Notes. As a result, as of December 31, 2010 and June 30, 2010 IRSA holds US$ 31.7 million of the Company’s Convertible Notes, respectively. For details of the issuance, see Note 12.
(ii)	As discussed in Note 12, in May 2007 the Company issued an aggregate amount of US$ 170.0 million of Non-Convertible Notes in two series. During the six-month period ended December 31, 2010, IRSA holds Series II Notes for a face value of Ps. 33.2 million, respectively. For details of the issuance, see Note 12.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

6. Balances and transactions with related parties (continued)

The following is a summary of the transactions with related parties:

Company	(Expense) income included in the Statements of Income for the six-month periods ended December 31,
	2010					2009
	Leases and services	Administrative expenses	Financial results, net	Other income (expenses), net	Shared services	Leases and services	Administrative expenses	Financial results, net	Other income (expenses), net	Shared services
Cresud S.A.C.I.F. y A. (5)	—	—	(780)	—	(19,329)	—	—	(3,335)	—	(1,850)
Directors	—	(15,433)	(3)	—	—	—	(5,670)	(3)	—	—
IRSA (9)	—	(2,616)	(10,496)	—	641	—	(1,794)	(14,230)	—	193
Estudio Zang, Bergel y Viñes (8)	—	(1,226)	—	—	—	—	(1,171)	—	—	—
Fundación IRSA (4)	—	—	—	213	—	—	—	—	(311)	—
Tarshop S.A. (13)	599	—	80	—	—	—	—	—	—	—
Parque Arauco S.A. (9)	—	—	(315)	—	—	—	—	(2,976)	—	—
Personnel	—	—	138	—	—	—	—	55	—	—

Total	599	(19,275)	(11,376)	213	(18,688)	—	(8,635)	(20,489)	(311)	(1,657)

1.	Subsidiary of Cresud S.A.C.I.F. y A., controlling shareholder of IRSA.
2.	Equity investee of IRSA, controlling shareholder of the Company.
3.	Equity investee of Cresud S.A.C.I.F. y A., controlling shareholder of IRSA.
4.	Related to IRSA, controlling shareholder of the Company.
5.	Controlling shareholder of IRSA, controlling shareholder of the Company.
6.	Equity investee of IRSA, controlling shareholder of the Company.
7.	Subsidiary of IRSA, controlling shareholder of the Company.
8.	Related to the Board of Directors.
9.	Controlling shareholder of the Company.
10.	Venturer.
11.	Venturer of IRSA, controlling shareholder of the Company.
12.	Shareholder of Cresud S.A.C.I.F. y A., controlling shareholder of IRSA.
13.	Subsidiary, later equity investee. See Note 2.h.
14.	Equity investee of APSA.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

7. Financial results, net

	Six-month periods ended December 31,
	2010		2009
Generated by assets:
Interest income from past-due receivables	Ps.	2,917	Ps.	3,405
Effect on the present value accounting		2,079		2,595
Results from financial investments		2,340		660
Other interest		660		589
Foreign currency exchange gain		7,407		235
Result of the disposal of Tarshop		(15,321)		—
Impairment of non-compete agreement		(7,547)		—
Other holding results		991		4,950

	Ps.	(6,474)	Ps.	12,434

Generated by liabilities:
Financial expenses	Ps.	(35,769)	Ps.	(41,932)
Other interest		(128)		(43)
Interest on taxes payable		(2,002)		(7,876)
Foreign currency exchange loss		(8,195)		(278)
Loss from derivative instruments		—		(2,582)

	Ps.	(46,094)	Ps.	(52,711)

	Ps.	(52,568)	Ps.	(40,277)

8. Segment information

General information

The Company is required to disclose segment information in accordance with Technical Resolution No. 18 (“RT 18”) “Specific Considerations for the Preparation of Financial Statements”. RT 18 establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of a company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. The statement also establishes standards for related disclosures about a company’s products and services, geographical areas and major customers. The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting. The Company has three reportable segments. These segments are “Leases and Services”, “Consumer Financing” and “Others”.

A general description of each segment follows:

•	Leases and Services

This segment includes the operating results of the Company’s shopping centers principally comprised of lease and service revenues from tenants.

•	Consumer Financing

This segment includes the origination of loans and credit card receivables and related securitization programs carried through Tarshop and Metroshop (See Note 2.h).

•	Others

This segment primarily includes the operating results of the Company´s construction and/or barter transactions and sale of residential properties.

The Company’s primary operations are located in Argentina. All revenues and long-lived assets are attributable to the Company’s country of domicile.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

8. Segment information (continued)

The accounting policies of the segments are the same as those described in Note 3. The column titled eliminations includes the eliminations of inter-segment activities.

As of and for the six-month period ended December 31, 2010:

	Leases and services		Consumer financing		Others		Total reportable segments			Eliminations		Total as of and for the period ended December 31, 2010
Revenues	Ps.	331,313	Ps.	62,792	Ps.	83,011	Ps.	477,116		Ps.	—	Ps.	477,116
Costs		(83,751)		(22,273)		(60,073)		(166,097	)(i)(ii)		595		(165,502)

Gross profit	Ps.	247,562	Ps.	40,519	Ps.	22,938	Ps.	311,019		Ps.	595	Ps.	311,614

Selling expenses		(19,046)		(21,124)		(2,090)		(42,260)			— —		(42,260)
Administrative expenses		(34,885)		(6,291)		(63)		(41,239)			— —		(41,239)
Gain from recognition of inventories at net realizable value		—		—		10,910		10,910			—		10,910
Net income from retained interest in securitized receivables		—		5,042		—		5,042			—		5,042

Operating income	Ps.	193,631	Ps.	18,146	Ps.	31,695	Ps.	243,472		Ps.	595	Ps.	244,067

Net income on equity investees		—		4,521		—		4,521			—		4,521
Amortization of goodwill		176		—		—		176			—		176
Financial results, net		(29,409)		(22,603)		39		(51,973	)(ii)		(595)		(52,568)
Other expenses, net		(1,793)		(386)		—		(2,179)			—		(2,179)

Income (loss) before taxes and minority interest	Ps.	162,605	Ps.	(322)	Ps.	31,734	Ps.	194,017		Ps.	—	Ps.	194,017

Income tax expense		(45,306)		1,508		(10,290)		(54,088)			—		(54,088)
Minority interest		(2,219)		—		—		(2,219)			—		(2,219)

Net income	Ps.	115,080	Ps.	1,186	Ps.	21,444	Ps.	137,710		Ps.	—	Ps.	137,710

Depreciation and amortization		59,535		697		—		60,232			—		60,232
Acquisitions of fixed assets		87,854		51		—		87,905			—		87,905
Operating assets		1,749,411		32,185		63,008		1,844,604			124,637		1,969,241
Non operating assets		1,113,993		1,725		—		1,115,718			(686,063)		429,655

Total Assets	Ps.	2,863,404	Ps.	33,910	Ps.	63,008	Ps.	2,960,322		Ps.	(561,426)	Ps.	2,398,896

(i)	Represents inter-segment lease revenues and expenses.
(ii)	Represents interest expense generated by inter-segment loan used to fund the credit card activity.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

8. Segment information (continued)

As of and for the six-month period ended December 31, 2009:

	Leases and services		Consumer financing		Others		Total reportable segments		Eliminations		Total as of and for the period ended December 31, 2009
Revenues	Ps.	254,421	Ps.	111,699	Ps.	—	Ps.	366,120	Ps.	(2,206)	Ps.	363,914
Costs		(74,299)		(51,700)		—		(125,999)		3,668		(122,331)

Gross profit	Ps.	180,122	Ps.	59,999	Ps.	—	Ps.	240,121	Ps.	1,462	Ps.	241,583

Selling expenses		(18,968)		(55,287)		(23)		(74,278)		—		(74,278)
Administrative expenses		(20,841)		(16,728)		(13)		(37,582)		—		(37,582)
Net loss from retained interest in securitized receivables		—		26,105		—		26,105		—		26,105

Operating income (loss)	Ps.	140,313	Ps.	14,089	Ps.	(36)	Ps.	154,366	Ps.	1,462	Ps.	155,828

Amortization of goodwill		(510)		(308)		—		(818)		—		(818)
Financial results, net		(39,296)		508		(27)		(38,815)		(1,462)		(40,277)
Other income (expenses), net		(1,137)		(854)		6		(1,985)		—		(1,985)

Income (loss) before taxes and minority interest	Ps.	99,370	Ps.	13,435	Ps.	(57)	Ps.	112,748	Ps.	—	Ps.	112,748

Income tax (expense) income		(35,843)		(2,548)		20		(38,371)		—		(38,371)
Minority interest		(2,910)		(157)		—		(3,067)		—		(3,067)

Net income (loss)	Ps.	60,617	Ps.	10,730	Ps.	(37)	Ps.	71,310	Ps.	—	Ps.	71,310

Depreciation and amortization		57,332		2,960		—		60,292		—		60,292
Acquisitions of fixed assets		52,293		1,402		—		53,695		—		53,695
Operating assets		1,859,822		181,509		703		2,042,034		947		2,042,981
Non operating assets		128,706		185,939		—		314,645		72,062		386,707

Total Assets	Ps.	1,988,528	Ps.	367,448	Ps.	703	Ps.	2,356,679	Ps.	73,009	Ps.	2,429,688

(i)	Represents inter-segment lease revenues and expenses.
(ii)	Represents interest expense generated by inter-segment loan used to fund the credit card activity.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

9. Additional information on assets and liabilities

The aging of main assets and liabilities as of December 31, 2010 is as follows:

	To mature in 3 months		To mature between 4 and 6 months		To mature between 7 and 9 months		To mature between 10 and 12 months		To mature in greater than 1 year		Past due		No fixed term		Total
Assets
Other investments, net (1)	Ps.	105,091	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	105,091
Accounts receivable, net		112,189		25,030		15,143		9,083		1,318		47,470		397		210,630
Other receivables and prepaid expenses, net		127,786		4,696		5,710		7,704		6,529		50		63,689		216,164

	Ps.	345,066	Ps.	29,726	Ps.	20,853	Ps.	16,787		Ps.7,847		Ps.47,520		Ps.64,086	Ps.	531,885

Liabilities
Trade accounts payable	Ps.	62,699	Ps.	13,395	Ps.	1,187		Ps.5,032		Ps.70		Ps.33,855	Ps.	—	Ps.	116,238
Customer advances		49,239		29,525		19,743		14,881		93,515		389		1,619		208,911
Short-term and long-term debt		70,900		108,018		—		28,596		654,930		—		—		862,444
Other liabilities (2)		31,570		2,826		6,585		53,657		32,311		—		36,285		163,234

	Ps.	214,408	Ps.	153,764	Ps.	27,515	Ps.	102,166		Ps.780,826		Ps.34,244		Ps.37,904	Ps.	1,350,827

	Accruing interest at a fixed rate				Accruing interest at a variable rate				Not accruing interest
	Current		Non-Current		Current		Non-Current		Current		Non-Current		Total
Assets
Other investments, net (1)	Ps.	—	Ps.	—	Ps.	103,395	Ps.	—	Ps.	1,696	Ps.	—	Ps.	105,091
Accounts receivable, net		24,191		—		636		135		184,485		1,183		210,630
Other receivables and prepaid expenses, net		74,140		—		600		—		73,776		67,648		216,164

	Ps.	98,331	Ps.	—	Ps.	104,631	Ps.	135	Ps.	259,957	Ps.	68,831	Ps.	531,885

Liabilities
Trade accounts payable	Ps.	786	Ps.	—	Ps.	—	Ps.	—	Ps.	115,382	Ps.	70	Ps.	116,238
Customer advances		—		—		300		1,807		115,096		91,708		208,911
Short-term and long-term debt		74,662		657,595		119,686		—		13,165		(2,664)		862,444
Other liabilities (2)		6,936		22,746		—		—		87,994		45,558		163,234

	Ps.	82,384	Ps.	680,341	Ps.	119,986	Ps.	1,807	Ps.	331,637	Ps.	134,672	Ps.	1,350,827

(1)	Includes mutual funds, government bonds, mortgage bonds, TDFs, retained interests in securitized receivables and allowance for impairment of CPs.
(2)	Includes salaries and social security payable, taxes payable, other liabilities and provisions.

10. Earnings per share

The following tables set forth the computation of basic and diluted net income per share under Argentine GAAP for all periods presented:

	Six-month periods ended December 31,
	2010		2009
Numerator:
Net income available to common shareholders	Ps.	137,710	Ps.	71,310
Plus (less): income (loss) impact of assumed conversions:
Interest expense on Convertible Notes (i)		6,653		9,084
Foreign currency exchange loss on Convertible Notes (i)		1,831		130
Income tax effect		(2,969)		(3,225)

Net income available to common shareholders plus assumed conversions	Ps.	143,225	Ps.	77,299

	Six-month periods ended December 31,
	2010		2009
Denominator:
Weighted-average number of shares outstanding	Ps.	1,002,669	Ps.	782,064
Plus: incremental shares of assumed conversions:
Convertible Notes		1,248,309		1,793,245

Adjusted weighted-average number of shares	Ps.	2,250,978	Ps.	2,575,309

Basic and diluted EPS:
Basic net income per common share	Ps.	0.14	Ps.	0.09
Diluted net income per common share (i)	Ps.	0.06	Ps.	0.03

(i)	See Note 12 for details of the issuance of Convertible Notes.

On October 7, 2010, the holders of Notes convertible into the Company’s shares exercised the conversion right. Consequently, the Company issued 477,544,197 shares of common stock, with a face value of Ps. 0.1 each and retired Notes for a face value for US$ 15.5 million. As from the conversion, the number of Company’s shares goes from 782,064,214 to 1,259,608,411.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

11. Income taxes

The Company accounts for income taxes using the deferred tax method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax based assets and liabilities and are measured using the enacted tax rates.

Resolution CD 93/2005 issued by the CPCECABA provided for the accounting treatment of differences between the tax basis and book basis of non-monetary items for deferred income tax calculation purposes when companies prepare price-level restated financial statements. This resolution mandated companies to treat these differences as temporary differences but allowed a one-time accommodation to continue treating these differences as permanent. As a result, the Company elected to continue treating differences as permanent. The estimated effect as of December 31, 2010 that the adoption of the abovementioned criteria would have generated would have been a decrease in deferred liabilities of approximately Ps. 5.8 million which should be recorded in the Consolidated Balance Sheets accounts of previous years for Ps. 113.8 million and in the Unaudited Consolidated Balance Sheets accounts of the six-month period for Ps. 108 million.

Income tax expense for the six-month periods ended December 31, 2010 and 2009 consisted of the following:

	2010		2009
Current income tax expense	Ps.	69,900	Ps.	38,050
Deferred income tax benefit		(15,812)		321

Income tax expense	Ps.	54,088	Ps.	38,371

The gross movement on the deferred income tax account is as follows:

	2010		2009
Beginning of year	Ps.	10,905	Ps.	23,439
Disposal of subsidiary (Note 2.h)		(31,116)		—
Current income tax benefit		15,812		321

End of period	Ps.	(4,399)	Ps.	23,760

The tax effects of temporary differences that give rise to the Company’s deferred tax assets and liabilities at June 30 and December 31, 2010 are presented below:

	Balances as of June 30, 2010		Changes for the six-month period		Balances as of December 31, 2010
Deferred tax assets and liabilities:		(Audited )
Accounts receivable	Ps.	10,812	Ps.	(3,917)	Ps.	6,895
Other receivables and prepaid expenses		3,490		(1,604)		1,886
Inventory		(2,722)		(4,343)		(7,065)
Investments		(24,499)		(16,682)		(41,181)
Fixed assets		(24,650)		4,182		(20,468)
Intangible assets		(7,977)		431		(7,546)
Salaries and social security payable		1,251		257		1,508
Short-term and long-term debt		(469)		(737)		(1,206)
Taxes payable		—		121		121
Customer advances		37,703		4,441		42,144
Other liabilities		679		(1,317)		(638)
Provisions		2,718		644		3,362
Tax loss carryforwards (i)		67,426		(41,456)		25,970
Valuation allowance		(52,857)		44,676		(8,181)

Net deferred income tax asset (liability)	Ps.	10,905	Ps.	(15,304)	Ps.	(4,399)

(i)	As of December 31 and June 30, 2010 the Company and its subsidiaries had accumulated tax loss carryforwards of approximately Ps. 74.2 million and Ps. 192.6 million, respectively, which expire at various dates through 2016.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

11. Income taxes (continued)

Income tax expense for the six-month periods ended December 31, 2010 and 2009 differed from the amounts computed by applying the Company’s statutory income tax rate to pre-tax income as a result of the following:

	2010		2009
Income tax expense at statutory tax rate on pretax income	Ps.	67,906	Ps.	39,462
Non-deductible expenses		5,418		1,430
Differences in tax basis on subsidiary sold		(14,443)		—
Change in valuation allowance		(5,237)		9,368
Inflation adjustment		5,783		5,369
Others, net		(2,411)		(3,385)
Difference between tax return and provision		(2,928)		(13,873)

Income tax expense	Ps.	54,088	Ps.	38,371

12. Issuance of Convertible and Non-Convertible Notes and Securities representing short-term debt

Issuance of Convertible and Non-Convertible Notes

i) Issuance of Convertible Notes

On July 19, 2002, the Company issued Series I of Convertible Notes (“ONC”) for up to US$ 50 million, with a face value of Ps. 0.1 each. That Series was fully subscribed and paid up.

This issuance was resolved at the Ordinary and Extraordinary Meeting of Shareholders held on December 4, 2001, approved by the National Securities Commission Resolution No. 14,196 dated March 15, 2002 and authorized to list for trading on the Buenos Aires Stock Exchange on July 8, 2002.

The main issue terms and conditions of the Convertible Notes are as follows:

•	Issue currency: US dollars.

•	Due date: On July 19, 2014.

•	Interest: at a fixed nominal rate of 10% per annum. Interest is payable semi-annually.

•	Payment currency: US dollars or its equivalent in pesos.

•

Conversion right: the notes can be converted at any time at the option of each holder into ordinary shares at a conversion price equivalent to the higher of the result from dividing the nominal value of the Company’s shares (Ps. 0.1) by the exchange rate and US$ 0.0324, which means that each Note is potentially exchangeable for 30,864 shares of Ps. 0.1 par value each.

•

Right to collect dividends: the shares underlying the conversion of the Notes will be entitled to the same right to collect any dividends to be declared after the conversion as the shares outstanding at the time of the conversion.

On July 19, 2010, the Company settled the interest installment related to the Notes convertible into shares of US$ 50 million, falling due in July 2014, for US$ 2.4 million.

On October 7, 2010, the holders of Notes convertible into the Company’s shares exercised the conversion right. Consequently, the Company issued 477,544,197 shares of common stock, with a face value of Ps. 0.1 each and retired Notes for a face value for US$ 15.5 million. As from the conversion, the number of Company’s shares goes from 782,064,214 to 1,259,608,411.

As of December 31, 2010 holders of Convertible Notes in ordinary shares of the Company, have exercised their right to convert them for a total of US$ 18.3 million leading to the issuing of ordinary shares of Ps. 0.1 face value each.

As of December 31, 2010, Convertible Notes amounted to US$ 31.7 million.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

12. Issuance of Convertible and Non-Convertible Notes (continued)

ii) Issuance of Non-Convertible Notes

On May 11, 2007, the Company issued two series of Notes for a total amount of US$ 170 million.

Series I relates to the issuance of US$ 120 million maturing on May 11, 2017, which accrue interest at a fixed interest rate of 7.875% paid semiannually on May 11 and November 11 of each year as from November 11, 2007.

Series II relates to the issuance of Ps. 154,020 (equivalent to US$ 50 million). Principal will be settled in seven, equal and consecutive semiannual installments as from June 11, 2009, and accrues interest at 11% per annum, maturing on June 11, and December 11 of each year as from December 11, 2007.

As of December 31, 2010 total Series I and Series II Notes repurchased by the Company amount to US$ 5 million and US$ 4.8 million, respectively. Such notes have been valued at face value and are disclosed netting the current and non-current capital and interest owed.

As of December 31, 2010 IRSA was the holder of Series II Notes for a face value of Ps 33.2 million. Likewise, Cresud S.A.C.I.F. y A. holds Series I Notes for a face value of US$ 5.0 million.

These issuances are included within the Global Issuance Program of Notes for a face value of up to US$ 200 million authorized by the CNV by means of Resolution No. 15,614 dated April 19, 2007.

The Ordinary and Extraordinary Meeting of Shareholders held on October 29, 2009 approved the increase in the amount of the Global Issuance Program of Notes in place up to US$ 200 million. It also approved the creation of the Global Program for the issuance of securities representing short-term debt (“VCP”) in the form of simple notes not convertible into shares, denominated in pesos, US dollars or any other currency with unsecured, special, floating and/or any other guarantee, including third party guarantee, either subordinated or not, for a maximum outstanding amount at any time that may not exceed the equivalent in Ps. of US$ 50 million.

Under such Global Issuance Program of Notes, on November 10, 2009, the placement of the Second Series of Notes for a total value of Ps. 80.7 million, was completed in two series.

Series III relates to the issuance of Ps. 55.8 million maturing on May 12, 2011, which accrue interest at variable Badlar rate plus a 3% margin payable on a quarterly basis.

Series IV relates to the issuance of Ps. 24.9 million (equivalent to US$ 6.6 million) maturing on May 12, 2011, which accrue interest at a fixed 6.75% rate applied to the principal in US dollars, payable on a quarterly basis.

As of December 31, 2010 Emprendimiento Recoleta S.A. holds Series III Notes for a face value of Ps 12 million.

13. Subsequent events

Acquisition of Metroshop S.A.’s shares

On January 13, 2011, Alto Palermo S.A. (APSA) executed a share purchase agreement by which APSA purchased 18,400,000 registered, nonendorsable shares of common stock with a face value of Ps. 1 each and entitled to one vote per Class B share, representing 50% of Metroshop S.A.’s common capital stock.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

13. Subsequent events (continued)

Negotiation between Metroshop and Tarshop

On January 13, 2011, and as an action subsequent to the purchase of the remaining 50% of Metroshop S.A.’s shares by the Company, Metroshop S.A. made two offers to Tarshop S.A., later accepted by Tarshop S.A., transferred the following assets:

i)	Receivables from consumption transactions carried out through December 31, 2010 and that are performing or in default for not more than 60 days (both those in Metroshop S.A.’s own portfolio and those assigned to Fideicomiso Financiero Metroshop S.A. Serie XV).

ii)	The contractual position in the credit card issuance agreements whose customers did not have as of December 31, 2010 a default for over 60 days in complying with their obligations.

iii)	All credit card customers or accounts and consumer loans.

iv)	Lease agreements on certain branches and their personal property.

v)	Labor agreements for payroll personnel.

These financial statements include provisions for the losses generated by transferring the previously mentioned assets, as well as for the severance pays resulting from the Company’s discontinuing its commercial activities.

The company is currently analyzing the various possibilities to define the future operations of Metroshop S.A.

Purchase of shares in TGLT S.A.

On January 31 and April 04, 2011, the Company acquired the amount of 98,000 and 876,474 common shares respectively, non endorsable, one vote per share each, issued by the company TGLT S.A., for a total amount equivalent to Ps. 0.9 million and Ps. 7.9 million respectively, thus achieving a 8.86% stake in TGLT S.A..

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP

The Company’s Unaudited Interim Consolidated Financial Statements have been prepared in accordance with Argentine GAAP and the regulations of the CNV, which differ in certain significant respects from US GAAP. Such differences involve methods of measuring the amounts shown in the Unaudited Interim Consolidated Financial Statements, as well as additional disclosures required by US GAAP and Regulation S-X of the SEC.

As discussed in Note 2.d, in order to comply with the regulations of the CNV, the Company discontinued inflation accounting as from February 28, 2003. Since Argentine GAAP required companies to discontinue inflation adjustments as from October 1, 2003, the application of the CNV resolution represented a departure from Argentine GAAP. However, due to low inflation rates during the period from March 1 to September 30, 2003, such a departure did not have a material effect on the Unaudited Interim Consolidated Financial Statements.

The following reconciliation to US GAAP does not include the reversal of the adjustments to the Unaudited Interim Consolidated Financial Statements for the effects of inflation, because the application of this standard represents a comprehensive measure of the effects of price level changes in the Argentine economy.

I. Differences in measurement methods

The principal differences, other than inflation accounting, between Argentine GAAP and US GAAP are described below, together with an explanation, where appropriate, of the method used in the determination of the necessary adjustments.

	Six-month periods ended December 31,
	2010		2009
Reconciliation of net income:
Net income as reported under Argentine GAAP attributable to Alto Palermo S.A.	Ps.	137,710	Ps.	71,310
US GAAP adjustments:
• Pre-operating expenses (Note 14.I.b)		190		(10,289)
• Software developed or obtained for internal use (Note 14.I.c)		7		(63)
• Purchase accounting amortization and depreciation expenses (Note 14.I.e)		7,850		59,191
• Accounting for real estate barter transactions (Note 14.I.f)		(8,199)		—
• Reversal of gain from valuation of inventories at net realizable value (Note 14.I.g)		(9,748)		—
• Securitization accounting (Note 14.I.h)		—		(25,271)
• Loss (gain) on available-for-sale securities (Note 14.I.i)		(743)		18
• Debtor’s accounting for a modification of convertible debt instruments (Note 14.I.j)		(718)		(212)
• Amortization of fees related to the Senior Notes (Note 14.I.k)		(71)		(34)
• Present-value accounting (Note 14.I.l)		(2,079)		(2,594)
• Reversal of previously recognized impairment losses (Note 14.I.m)		1,678		1,678
• Reversal of capitalized financial costs (Note 14.I.n)		374		932
• Revenue recognition - deferred insurance & origination fees (Note 14.I.o)		(2,139)		12,008
• Revenue recognition - deferred commissions (Note 14.I.p)		(4,470)		(2,266)
• Revenue recognition - scheduled rent increases (Note 14.I.q)		7,063		9,509
• Impact of US GAAP adjustments on equity investee (Note 14.I.v)		(361)		—
• Disposal of Tarshop (Note 14.I.w)		42,704		—
• Push-down accounting (Note 14.I.x)		229		—
• Deferred income tax (Note 14.I.r)		11,447		(8,469)
• Non-controlling interest on adjustments above		498		957

• Net income under US GAAP attributable to Alto Palermo S.A.	Ps.	181,222	Ps.	106,405

• Non-controlling interest (Note 14.II.r)		1,721		2,110

• Net income under US GAAP	Ps.	182,943	Ps.	108,515

Basic net income per common share	Ps.	0.14	Ps.	0.14
Diluted net income per common share	Ps.	0.07	Ps.	0.04

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

	As of December 31,
	2010		2009
Reconciliation of shareholders’ equity:
Total shareholders’ equity under Argentine GAAP attributable to Alto Palermo S.A.	Ps.	914,910	Ps.	781,168
US GAAP adjustments:
• Appraisal revaluation of fixed assets (Note 14.I.a)		(3,953)		(3,953)
• Pre-operating expenses (Note 14.I.b)		(23,503)		(25,583)
• Software developed or obtained for internal use (Note 14.I.c)		—		(119)
• Differences in basis relating to purchase accounting
Original value (Note 14.I.d)		105,394		93,506
Purchase accounting - Amortization and depreciation expenses (Note 14.I.e)		21,583		22,106
• Accounting for real estate barter transactions (Note 14.I.f)		(10,918)		(2,719)
• Reversal of gain from valuation of inventories at net realizable value (Note 14.I.g)		(10,910)		—
• Debtor’s accounting for a modification of convertible debt instruments (Note 14.I.j)		570		1,521
• Amortization of fees related to the Senior Notes (Note 14.I.k)		111		245
• Present-value accounting (Note 14.I.l)		13,097		15,012
• Reversal of previously recognized impairment losses (Note 14.I.m)		(42,765)		(45,392)
• Reversal of capitalized financial costs (Note 14 I.n)		(59,911)		(59,301)
• Revenue recognition - deferred insurance & origination fees (Note 14.I.o)		—		(23,520)
• Revenue recognition - deferred commissions (Note 14.I.p)		(29,554)		(24,163)
• Revenue recognition - scheduled rent increases (Note 14.I.q)		40,674		24,369
• Accounting for the investment in TGLT (Note 14.I.u)		2,897		—
• Impact of US GAAP adjustments on equity investee (Note 14.I.v)		(10,207)		—
• Push-down accounting (Note 14.I.x)		(13,627)		—
• Deferred income tax (Note 14.I.r)		(57,245)		(138,591)
• Non-controlling interest on adjustments above		(20,219)		(19,154)

• Shareholders’ equity under US GAAP attributable to Alto Palermo S.A.	Ps.	816,424	Ps.	595,432

• Non-controlling interest (Note 14.II.r)		153,377		149,443

• Shareholders’ equity under US GAAP	Ps.	969,801	Ps.	744,875

Description of changes in shareholders’ equity under US GAAP:

	Period ended December 31,
	2009
	Alto Palermo S.A.		Non-controlling interest	Total
• Shareholders’ equity as of the beginning of the year under US GAAP	Ps.	528,898	131,205	660,103
• Cash dividends		(56,000)	(1,158)	(57,158)
• Other comprehensive income (Note 14.II.n)		16,129	285	16,414
• Non-controlling interest in Arcos			12,077	12,077
• Non-controlling shareholders contribution		—	4,924	4,924
• Net income under US GAAP		106,405	2,110	108,515

• Shareholders’ equity as of the end of the period	Ps.	595,432	149,443	744,875

For roll forward for the six-month period ended December 31, 2010 see note 14.I.x.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

a) Appraisal revaluation of fixed assets

As discussed in Note 3.e., under Argentine GAAP, the Company recognized a parcel of land acquired prior to June 30, 1986 at its appraised value as of such date. This appraisal increased the carrying value of the land by Ps. 4.0 million, which was recorded against an appraisal revaluation reserve account in the shareholders’ equity. Under Argentine GAAP, this appraisal revaluation reserve will be amortized to income once the land is disposed of or its value becomes impaired. Under US GAAP, this parcel of land was recorded at original cost and therefore this reserve has been reversed. Since land is not amortized, there is no impact in the income statement in the US GAAP reconciliation.

b) Pre-operating expenses

Under Argentine GAAP, the Company capitalizes certain costs related to pre-opening activities and other start-up costs. These costs are amortized under the straight-line method generally over a period of three years. Under US GAAP, pursuant to ASC No. 720-15 “Other Expenses – Start-Up Costs” (“ASC No. 720-15”), such costs are charged to income as incurred. The US GAAP adjustment for the periods ended December 31, 2010 and 2009 represents the net effect of (i) expensing such costs as incurred and (ii) the reversal of amortization expense on costs capitalized under Argentine GAAP and expensed under US GAAP.

c) Software developed or obtained for internal use

Under Argentine GAAP, the Company capitalizes certain costs related to software developed or obtained for internal use, which would be expensed under US GAAP pursuant to the provisions of ASC No. 350-40 “Intangibles - Goodwill and Other-Internal - Use” (“ASC No. 350-40”).

The US GAAP adjustment for the periods ended December 31, 2010 and 2009 represents the net effect of (i) expensing such costs as incurred and (ii) the reversal of amortization expense on costs capitalized under Argentine GAAP and expensed under US GAAP.

d) Differences in basis relating to purchase accounting

Effective July 1, 2009, the Company applied the provisions of FASB Statement No. 141R “Business Combinations” (FAS 141R) or ASC No. 805 “Business Combinations” (“ASC No. 805”), for all business combinations for which the acquisition date is on or after the beginning of its fiscal year ended June 30, 2010, i.e. July 1, 2009. For all business combinations for which its acquisition date was prior to July 1, 2009, the Company applied the provisions of FAS 141.

Acquisitions for which their acquisition date was before July 1, 2009

As discussed in Note 3.h., under Argentine GAAP, the Company follows the guidance in RT No. 18 in accounting for business combinations. Under Argentine GAAP, the Company applies the purchase method of accounting and accordingly it allocates the purchase price based on the fair value of net assets acquired. When the sum of the individual fair values of the identifiable tangible and intangible assets exceeds the purchase price paid, negative goodwill exists. Under Argentine GAAP, if after a reassessment is made and negative goodwill continues, any amount of negative goodwill is allocated to reduce the value of intangible assets acquired to zero. Any remaining amount of negative goodwill is amortized under the straight-line method over the respective periods.

During the period from July 1, 2005 through June 30, 2009, the Company recognized negative goodwill in two acquisitions, name the “Empalme” and “Mendoza Plaza Shopping” acquisitions.

Under US GAAP, the Company applied the provisions of FAS 141 to the Empalme and Mendoza Plaza Shopping acquisitions. There was no difference between US GAAP and Argentine GAAP in the purchase price allocation process. However, under FAS 141, when negative goodwill existed, eligible assets (tangible and intangible) were subject to pro rata reduction.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

d) Differences in basis relating to purchase accounting (continued)

In addition, under US GAAP, certain intangible assets and liabilities were recognized while assigned a zero value under Argentine GAAP. The Company therefore recognized an intangible asset for in-place leases of Ps. 1.3 million and a liability for below-market leases of Ps. 0.3 million in 2008 for the Mendoza Plaza Shopping acquisition and an intangible asset for in-place leases of Ps. 7.3 million and a liability for below-market leases of Ps. 2.4 million in 2007 for the Empalme acquisition. The fair value of below market leases was recorded as deferred income and amortized as additional lease revenue over the remaining contractual lease period and any renewal option periods included in the valuation analysis. Intangible assets associated with at-market in-place leases are amortized as additional expense over the remaining contractual lease term. There was no US GAAP adjustment to equity for these items.

In addition, the US GAAP reconciling item includes various adjustments related to purchase accounting differences for certain business combinations which occurred prior to the year ended June 30, 2005 between US GAAP and Argentine GAAP prior to the adoption of revised accounting standards in Argentina. For business combinations which occurred prior to that date, the application of US GAAP standards to those business combinations resulted in differences between the amount of goodwill recorded for Argentine GAAP and US GAAP purposes. The net book value of goodwill under US GAAP as of December 31, 2010 amounts to Ps. 38.3 million while under Argentine GAAP the net book value of negative goodwill amounts to Ps. 21.9 million. Following the adoption of pre-codification FAS 142 or ASC No. 350 “Intangibles - Goodwill and Others” (“ASC No. 350”), goodwill amortization ceased under US GAAP effective July 1, 2002. As a result of the sale of Tarshop goodwill of an amount of Ps. 1.4 million was reversed. Consequently goodwill under US GAAP as of December 31, 2010 was Ps. 38.3 million.

The differences between Argentine GAAP and US GAAP described above related to the acquisitions which occurred prior to July 1, 2009 impacted the US GAAP adjustments to net income as described in Note 14.I.e. and representing the net effect of (i) reversing the amortization expense of negative goodwill recorded under Argentine GAAP; (ii) lower depreciation charges on lower amounts of fixed assets under US GAAP (reduced on a pro rata basis to allocate negative goodwill); (iii) amortization charges for intangible assets recognized under US GAAP (and reduced to zero under Argentine GAAP); and (iv) reversing the amortization of goodwill charged under Argentine GAAP and ceased under US GAAP since June 30, 2002.

Acquisitions for which their acquisition date was after July 1, 2009

On November 27, 2009, the Company completed the acquisition of an 80% controlling interest in Arcos. Arcos is a company holder of a concession right to exploit the land and attached assets owned by the ONABE. The concession is for an initial term of sixteen years renewable at the option of the holder for an additional four year period. Under the concession, the Company is obligated to pay a monthly concession fee of Ps. 0.1 million to ONABE. The land and attached assets (mainly old warehouses and adjacent spaces) are capable of being reconverted into a shopping mall, cultural complex and other recreational facilities after incurring significant capital expenditures. Under Argentine GAAP, the Company determined that the transaction represented the acquisition of a business. Accordingly, the Company accounted for the acquisition under the purchase method of accounting. Under the purchase method of accounting, the Company allocated the purchase price to tangible and intangible assets and liabilities assumed based on the respective fair values. Transaction costs are considered part of the consideration transferred. The acquisition date fair value of the net assets acquired exceeded the cost of the acquisition. The holders of the rights from ONABE were individual persons who did not have the financial feasibility, expertise and scale to obtain the projected returns from the concessioned assets as well-established real estate market participants in the area have. Thus, they agreed to sell their rights to the Company for a fair amount of consideration although far below the fair value of the business. Under Argentine GAAP, the excess of the fair value of the net assets acquired over cost represents negative goodwill. When there is negative goodwill, Argentine GAAP requires a reassessment to determine all assets acquired, liabilities assumed, and consideration transferred. The Company performed a reassessment and has still concluded that it has negative goodwill. However, under Argentine GAAP, when negative goodwill exists, acquired intangible assets are reduced to absorb the negative goodwill even if they are assigned a zero value. Any remaining negative goodwill is accounted for as described in Note 3.h. In the acquisition of Arcos, the principal asset acquired was the concession right and since negative goodwill existed, this intangible was reduced by the amount of negative goodwill

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

d) Differences in basis relating to purchase accounting (continued)

absorbing it completely. Therefore, no negative goodwill remained under Argentine GAAP. In addition, under Argentine GAAP, the minority interest was recognized at the proportionate share of the acquiree´s identifiable net assets (the proportionate share method) at the acquisition date.

Under US GAAP, the Company applied the provisions of ASC No. 805 and also determined that this transaction qualifies as a business acquisition. Accordingly, the Company accounted for the acquisition under the purchase method of accounting and allocated the purchase price to tangible and intangible assets and liabilities assumed based on the respective fair values. Under ASC No. 805, the non-controlling interest is recognized at fair value at the date of acquisition. Under ASC No. 805, any excess of the value assigned to the net identifiable assets acquired over the fair value of the consideration transferred and any previously held equity interest in the acquiree and any non-controlling interest is a bargain purchase gain and should be recognized in earnings. Acquisition-related costs are considered separate transactions and should not be included as part of the consideration transferred, but rather expensed as incurred.

As a result of the above explanation, the US GAAP adjustment for the acquisition of Arcos represents the net effect of (i) the recognition of a bargain purchase gain of Ps. 58.8 million; (ii) the recognition of the non-controlling interest at fair value for Ps. 12.1 million; and (iii) the charge expense of transaction costs for Ps. 0.4 million.

Pro forma results as if the acquisition had occurred as of the beginning of the comparative fiscal year have not been presented based on materiality grounds.

For disclosure purposes, under US GAAP the estimated fair values of assets acquired and liabilities assumed are summarized as follows (in thousands):

Cash and cash equivalents acquired	Ps.	13
Fair value of non-cash assets acquired		103,120
Fair value of liabilities assumed		(8,124)

Fair value of net assets acquired	Ps.	95,009

Non-controlling interest		(12,077)
Purchase price	Ps.	24,108
Seller financing		(14,213)
Cash and cash equivalents acquired		(13)
Advance payments		(2,254)

Net cash paid for the acquisition	Ps.	7,628

Acquisition of Soleil Factory shopping center business

On July 1, 2010, the Company acquired the shopping center business known as “Soleil” from INCSA. Under Argentine GAAP, the Company determined that the transaction represented the acquisition of a business, and accordingly, the Company accounted for the acquisition under the purchase method of accounting. The Company is still completing the determination of the fair values of the net assets acquired, thus the purchase price allocation performed is preliminary as of the date of these financial statements and subject to change. On a preliminary basis, the fair value of the net assets acquired exceeded the purchase price paid. Under Argentine GAAP, negative goodwill was recognized.

Any negative goodwill is generally amortized to income under the straight-line method over the periods estimated to be benefitted from the transaction. However, due to the fact that the purchase price allocation is preliminary and based on materiality grounds, negative goodwill has not been amortized for the six months period

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

d) Differences in basis relating to purchase accounting (continued)

ended December 31, 2010. Once the purchase price allocation is finalized as of June 30, 2011, negative goodwill will be amortized as from July 1, 2010.

Under US GAAP, the Company applied the provisions of ASC No. 805 and also determined that this transaction qualifies as a business combination. Accordingly, the Company accounted for the acquisition under the purchase method of accounting. Even though the purchase price allocation is preliminary, under US GAAP, the excess of the value assigned to net assets acquired over the fair value of the consideration transferred was recognized as a bargain purchase gain of ps. 8.5 million. This bargain purchase gain arose primarily due to the underperformance and undermanagement of the underlying “soleil” shopping center business.

In addition, acquisition costs are considered part of the consideration transferred under Argentine GAAP. Under US GAAP, acquisition costs are considered a separate transaction and expensed as incurred. Accordingly, under US GAAP, an amount of Ps. 1.2 million are expensed.

Treatment of goodwill

Effective July 1, 2002, the Company does not amortize goodwill under US GAAP. ASC 350 requires the Company to periodically test goodwill for impairment, at least annually, or sooner if evidence of possible impairment arises. The Company performs its annual impairment testing as of June 30, using a two-step process that begins with an estimation of the fair values of the reporting units that have goodwill.

Step 1 of impairment testing consists of determining and comparing the fair value of a reporting unit to the carrying value of the reporting unit. If step 1 is failed for a reporting unit, indicating a potential impairment, the Company is required to complete step 2, which is a more detailed test to calculate the implied fair value of goodwill, and compare that value to the carrying value of the goodwill. If the carrying value of goodwill exceeds its implied fair value, an impairment loss is required to be recorded.

The Company performed Step 1 of the goodwill impairment testing as of the end of its fiscal year June 30, 2010. The Step 1 test indicated that the fair value of the reporting units -calculated primarily using discounted expected cash flows- exceeded their carrying values as of that date. Accordingly, Step 2 of the goodwill impairment testing was not required and no impairment charges were necessary. There were no impairment indicators present as of December 31, 2010, and therefore, no test was performed as of that date.

e) Purchase accounting - Amortization and depreciation expenses

This reconciling item should be read in conjunction with item 14.I.d. above.

Acquisitions for which their acquisition dates was before July 1, 2009

Under Argentine GAAP, goodwill continued to be amortized. As a result, the US GAAP adjustment to income represents the reversal of the amortization expense on goodwill under Argentine GAAP totaling Ps. 0.3 million and Ps. 1.3 million for the periods ended December 31, 2010 and 2009, respectively.

Due to the differences in the purchase price allocation process, generally when negative goodwill exists, there are differences in the carrying amount of fixed assets and intangible assets acquired between Argentine GAAP and US GAAP. As a result, the US GAAP adjustment to income represents the net effect of (i) amortization charges for intangible assets recognized under US GAAP; (ii) higher amortization of deferred revenues (below-market leases); (iii) lower depreciation charges on fixed assets; and (iv) reversal of the amortization of the negative goodwill recorded under Argentine GAAP. The net effect of all of these adjustments amounted to a gain of Ps. 0.5 million and a gain of Ps. 0.7 million during the six-month periods ended December 31, 2010 and 2009, respectively.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

e) Purchase accounting-Amortization and depreciation expenses (continued)

Acquisitions for which their acquisition dates was after July 1, 2009

As a result of the explanation in Note 14.II.d, the US GAAP adjustment for the acquisition of Arcos for the period ended December 31, 2009 represents the net effect of (i) the recognition of a bargain purchase gain of Ps. 58.8 million and (ii) the charge to expense of transaction costs for Ps. 0.4 million.

f) Accounting for real estate barter transactions

From time to time the Company enters into barter transactions whereby the Company exchanges real estate -primarily undeveloped parcels of land held for sale in the ordinary course of business- for other real estate. These transactions may also involve monetary consideration.

Under Argentine GAAP, the Company determined that these transactions have commercial substance and therefore recognized them based on the fair values of the assets involved. The Company recognized an aggregate gain of Ps. 18.9 million on barter transactions for the six-month period ended December 31, 2010. There were no transactions for which results were recognized in the six-month period ended December 31, 2009.

Under US GAAP, the Company applies the provisions of ASC No. 845 “Non-Monetary Transactions” (ASC No. 845). Under ASC No. 845, the Company also determined that all of the barter transactions have commercial substance and that they should be measured at fair value.

The Company completed certain barter transactions where no or little monetary consideration was involved. The Company accounted for these barter transactions under the deposit method prescribed in ASC No. 360-20 “Property, Plant and Equipment-Real Estate” (“ASC No. 360-20”). Under the deposit method, the Company does not recognize any profit, nor does it record a receivable and continues to have the involved property as an asset on its balance sheet. Rather, the Company discloses that these items are subject to a sales contract under a barter transaction. Any gain recognized under Argentine GAAP for these types of transactions was reversed under US GAAP in prior periods.

The Company completed another barter transaction whereby the Company exchanged a parcel of land for monetary consideration and residential units to be constructed in the future. The Company recognized a gain of Ps. 18.9 million on this transaction under Argentine GAAP. Under US GAAP, the Company evaluated the guidance and considered that this transaction is partly monetary and non-monetary. The accounting of the non-monetary exchange of land for finished units will be deferred until the units are finished and delivered to the Company. Once that delivery occurs, the Company will evaluate if the non-monetary transaction qualifies for gain recognition under ASC No. 845. For the monetary portion of the transaction, the Company follows ASC 845-10-15-15 through 16 for the monetary portion of the transaction, the Company follows ASC 845-10-15-15 through 16 and considering that: i) the sale is consummated, ii) consideration has been exchanged, iii) the cash received is not subject to future subordination, and iv) the risks and rewards of ownership have been transferred, the Company concluded that the transaction met the criteria for sale recognition under ASC 360. Therefore, the Company determined that the gain related to the non-monetary portion of the transaction should be reversed for US GAAP while maintaining the gain for the monetary portion of the transaction. The gain under US GAAP was calculated as the total gain multiplied by a factor determined as the consideration received over the sum of the consideration plus the fair value of the item received.

g) Reversal of gain from valuation of inventories at net realizable value

Under Argentine GAAP, inventories for which the title has not yet been transferred but for which a down payment has been received fixing the sales price and the terms and conditions of the agreement provide reasonable assurance about the closing of the transaction and realization of gain, are carried at net realizable value as of period-end (these transactions are considered “consummated” for Argentine GAAP purposes). Under US GAAP, inventories are carried at cost. The US GAAP adjustment for the six-month period ended December 31, 2010, represents the reversal of the gain of Ps. 10.9 million related to the sale of Rosario plot of land (see note 2.h) recognized under Argentine GAAP and the recognition of a

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

g) Reversal of gain from valuation of inventories at net realizable value (continued)

gain of Ps. 1.2 million since the conditions for revenue related to a prior transaction were fulfilled for US GAAP purposes. Any loss recognized under Argentine GAAP for these types of transactions was reversed under US GAAP for the six-month period ended December 31, 2009.

h) Securitization accounting

The Company enters into ongoing revolving-period securitization programs transferring credit card receivables to trusts in exchange for cash and retained interests in the trusts (known as “CPs”). Part of the proceeds is retained by the trustee and maintained as a cash reserve to serve as collateral for the payment of amounts due on the TDFs. Cash reserves flow back to the Company on a monthly basis according to a schedule until all TDFs are fully paid.

Under Argentine GAAP, the Company recognizes a gain or loss on the sale of receivables when the carrying value of transferred credit card receivables differs from the amount of cash and CPs received. Results recognized on the sale of receivables are reported as a component of “Net income (loss) from retained interest in securitized receivables” in the accompanying Consolidated Statements of Operations. Cash reserves are stated at cost and are classified as “guarantee deposits” within the caption “Other receivables and prepaid expenses, net” in the accompanying Consolidated Balance Sheets. CPs are carried at their equity value based on financial statements issued by the trusts, less allowances for impairment if the carrying value exceeds their fair value and classified as investments in the accompanying Consolidated Balance Sheets. Certain expenses associated with the securitization of credit card receivables are capitalized and amortized over the term of the agreements.

Under US GAAP, prior to July 1, 2010 the Company adopted SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, as amended by SFAS 156, both of them codified under the topic ASC No. 860 “Transfers and Servicing” (“ASC No. 860”). ASC No. 860 required an entity to recognize the financial and servicing assets it controls and the liabilities it had incurred and to derecognize financial assets when control has been surrendered. The proceeds of securitized financial assets were allocated to the assets sold, the servicing asset or liability and retained interest, based on their relative estimated fair values at the transfer date in determining the gain on the securitization transaction. Furthermore, the Company considered that the securitization programs through which it transfers receivables to financial trusts qualify as QSPEs. ASC No. 860 also provided guidance on accounting for separately recognized servicing assets and servicing liabilities. In accordance with the provisions of ASC No. 860, separately recognized servicing assets and servicing liabilities had to be initially measured at fair value, if practicable. Subsequent to initial recognition, the Company might have used either the amortization method or the fair value measurement method to account for servicing assets and servicing liabilities within the scope of this Statement. As of December 31, 2009, the Company has recorded a servicing liability of Ps. 1 million. Following ASC No. 860, the Company elected the amortization method and assessed the increase in the obligation of the servicing liability based on fair value.

Prior to July 1, 2010, the retained interests in securitized credit card receivables were treated as an equity security classified as available-for-sale in accordance with ASC No. 320 “Investments – Debt and Equity Securities” (“ASC No. 320”), and were carried at fair value. At the time of securitization, the retained interest was initially recorded at the basis allocated in accordance with ASC No. 860. This original cost basis was periodically adjusted to fair value, which was based on the discounted anticipated future cash flows on a “cash out” basis. The cash out method projected cash collections to be received only after all amounts owed to investors have been paid. Adjustments to fair value (net of related deferred income taxes) were recorded as a component of other comprehensive income. ASC No. 320 also stated that for individual securities classified as available-for-sale an enterprise should determine whether a decline in fair value below the amortized cost basis is other than temporary. In such event, accumulated unrealized losses included in other comprehensive income should be reclassified into the statement of operations. Cash reserves were considered retained interests and as such they were considered in calculating the gain or loss on the sale of receivables under US GAAP.

Effective July 1, 2010, the Company implemented new accounting guidance provided by SFAS 166 and 167 (ASU 2009-16 and ASU 2009-17, respectively, under the new codification), which amend the accounting for the transfers of financial assets and the consolidation of variable interest entities (VIEs).

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

h) Securitization Accounting (continued)

The new guidance eliminates the concept of qualified special purpose entities (“QSPEs”) that were previously exempt from consolidation and introduces a new framework for determining the primary beneficiary of a VIE. The primary beneficiary of a VIE is required to consolidate the assets and liabilities of the VIE. Therefore, the Company must evaluate all existing securitization trusts that qualify as QSPEs to determine whether they must be consolidated in accordance with ASU 2009-17. Under the new guidance, the primary beneficiary is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and (2) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

To assess whether the Company has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, the Company considers all facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes, first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities.

As a consequence of this assessment, the Company was deemed to be the primary beneficiary of these securitization trusts because the Company (through its subsidiaries) has the power to direct the activities of these VIEs through its servicing responsibilities and duties. The Company also through its retained interests held in these securitizations has the obligation to absorb losses or the right to receive benefits from the VIE.

Therefore, the Company must, under ASC 810-10-65, measure the components of those newly consolidated financial trusts at their carrying amounts as of the adoption date. The Company must determine the amounts of the assets, liabilities, and noncontrolling interests of the newly consolidated financial trusts, that would have been recorded in the Company’s financial statements as of July 1st 2010, as if ASU 2009-17 had been effective as of the date of the Company’s initial involvement with the financial trusts. Any difference between the net amount added (assets less liabilities of each financial trusts where the Company is primary beneficiary) from the Company’s balance sheet and the amount of any previously recognized retained interest is recognized as a cumulative-effect adjustment to retained earnings as of June 30, 2010.

The company determined that the difference between (i) the net amount that should be added as of June 30, 2010 (carrying amounts of assets less liabilities of each financial trusts), and (ii) the amount of the retained interest related to securitization programs, is not material. Therefore, no adjustments to retained earnings were recognized under US GAAP as of June 30, 2010. The amount of retained interest as of June 30, 2010 was as follows:

	Cost		Estimated unrealized (loss) (i)		Fair value (ii)
Retained Interest as of June 30, 2010	Ps.	119,576	Ps.	(4,457)	Ps.	115,119

These retained interests were treated as an equity securities classified as available-for-sale in accordance with ASC No. 320, and were carried at fair value. As of July 1, 2010, in accordance with the new accounting standards, the estimated unrealized losses were reclassified to retained earnings (loss) and the company must consolidate its VIEs in which it had retained interests and for which it is the primary beneficiary. The table below presents the assets and liabilities of the financial trusts which have been consolidated for US GAAP purposes:

	July 1, 2010
Total Assets (1)	Ps.	268,692
Total Liabilities (2)	Ps.	151,559
CPs	Ps.	117,133

(1)	Included cash and due from banks, credit card receivables net of allowances and other assets

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

h) Securitization Accounting (continued)

(2)	Included debt securities and other liabilities

As further explained in note 14.I.w) on September 13, 2010, APSA sold 80% of Tarshop’s capital stock thus retaining an equity interest of 20% in such entity. At the date of the sale, APSA deconsolidated the subsidiary (Tarshop) and recognized a gain for the sale of 80% capital stock in accordance with ASC No. 810 amounting to Ps. 28.8 million. Therefore, no reconciliation adjustments were recorded since such date regarding Tarshop securitization programs.

As of December 31, 2010, the Company has only one financial trust outstanding under its securitization program. The company is deemed to be the primary beneficiary of this securitization trust because it has the power to direct the activities of this VIE through its servicing responsibilities and duties. The difference between (i) the carrying value of the retained interest under Argentine GAAP, and (ii) the net amount of the assets less liabilities of this financial trust which is the amount under US GAAP, is not material. Therefore, no reconciliation adjustment was recorded as of such date regarding this securitization program.

Provided below is an analysis of the securitization accounting adjustments as of December 31, 2009, including a description of each significant component, where appropriate.

The shareholders’ equity adjustments as of such date represent the difference in the valuation of the Company’s retained interests in the trusts related to securitization programs that qualified for sale treatment under US GAAP. Under Argentine GAAP, retained interests in the trusts were carried at the lower of their equity value and their fair value. Under US GAAP those retained interests were considered available-for-sale securities in accordance with ASC No. 320 and, as a result, were carried at their estimated fair market value. The US GAAP adjustments affecting shareholders’ equity at December 31, 2009 are as follows:

Equity value, net of allowances, as reported under Argentine GAAP	Ps.	164,295
Less: retained interests related to securitization programs that did not qualify as a sale under US GAAP		(30,755)

Equity value reported under Argentine GAAP of retained interests related to securitization programs that qualified as a sale under US GAAP	Ps.	133,540
Estimated fair value of retained interests related to securitization programs that qualified as a sale under US GAAP		133,540

US GAAP adjustment	Ps.	—

The US GAAP adjustments affecting net income as reported under Argentine GAAP for the year ended December 31, 2009 are as follows:

Reversal of (gains) losses recognized under Argentine GAAP	Ps.	(15,139)
Recognition of gains (losses) under US GAAP on the sale of receivables		(10,132)

US GAAP adjustment	Ps.	(25,271)

Regarding receivables transferred in connection with the Company’s securitization programs that under the former accounting standards qualified for sale treatment under US GAAP as of December 31, 2009, neither the Company nor the trustee had responsibility over any shortfall or failure in collecting the receivables which were the source of cash payment for the TDF holders. Under no circumstances neither the Company nor the trustee were required to repurchase the securitized receivables. Furthermore, the agreements relating to the securitization stipulate that the rights of the beneficiaries (TDF holders) would have not been affected by any financial or liquidity failure of either the trustee or the Company. The agreements also stated that the transfer qualified as a non-recourse transfer of receivables since if receivables were not

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

h) Securitization Accounting (continued)

collected in full, neither the trustee nor the Company were obligated to use its own cash flows to cover any potential shortfall or collection failure.

The following summarizes the changes in the balance of the Company’s retained interests for the year ended December 31, 2009:

	Cost		Estimated unrealized gain (loss)		Fair value (i)
Balance at June 30, 2009	Ps.	134,659	Ps.	(6,737)	Ps.	127,922
Increase in retained interest		34,840		—		34,840
Liquidation of retained interests		(54,493)		—		(54,493)
Change in unrealized gain		—		25,271		25,271

Balance at December 31, 2009	Ps.	115,006	Ps.	18,534	Ps.	133,540

(i)	Unrealized gains for the year ended December 31, 2009 were included as a component of “Accumulated Other Comprehensive Income” in shareholders’ equity.

The key economic assumptions used in measuring the fair value of retained interests at the time of and subsequent to a securitization are the estimated cash flows and the discount rate. The estimated cash flows have been discounted at rates that include charges for losses. The valuation models use information deriving from or that can be observed with market data.

i) Accounting for marketable securities

Under Argentine GAAP, investments in mutual funds and government and mortgage bonds are carried at market value, with unrealized gains and losses recorded in income. Under US GAAP, pursuant to ASC No. 320 “Investments – Debt and Equity Securities” (“ASC No. 320”), these investments are classified as available-for-sale securities, and accordingly unrealized gains and losses are excluded from income and reported as a separate component of shareholders’ equity.

The Company has classified the following investments in marketable securities as available for sale and, as such, the securities are carried at fair value. Unrealized gains and losses determined to be temporary are recorded as other comprehensive income, net of related deferred taxes, until realized. Unrealized losses determined to be other than temporary are recognized in the period the determination is made.

The cost and estimated fair values of marketable securities available for sale at December 31, 2010 and 2009 were as follows:

	2010
Instrument	Cost	Unrealized gain	Fair value
Mutual funds	101,795	1,121	102,915
Mortgage bonds	475	4	479

	2009
Instrument	Cost	Unrealized gain	Fair value
Mutual funds	25,496	276	25,772
Mortgage bonds	918	3	921

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

i) Accounting for marketable securities (continued)

Gross gains of Ps. 0.4 million and Ps. 0.3 million for the six-month periods ended December 31, 2010 and 2009, respectively, were realized on those sales.

j) Debtor’s accounting for a modification of convertible debt instruments

As indicated in Note 15, in August 2002 the Company issued US$ 50 million of Convertible Notes. Under US GAAP, the Company applied ASC No. 470-20 “Debt – Debt with Conversion and Other Options” (“ASC No. 470-20”), which requires that no portion of the proceeds be allocated to the conversion feature if the convertible debt securities are convertible into common stock of the issuer at a specified price at the option of the holder and are sold at a price or have a value at issuance not significantly in excess of the face amount. Under US GAAP, the Company applied the guidance in ASC No. 470-20 regarding Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. ASC 470-20 requires that embedded beneficial conversion features present in convertible securities be valued separately at issuance when the non-detachable conversion feature is “in-the-money” at the commitment date. The embedded beneficial conversion feature should be recognized and measured by allocating to additional paid-in capital a portion of the proceeds equal to the intrinsic value of that feature. That amount is calculated at the commitment date as the difference between the conversion price and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible (intrinsic value). No proceeds were allocated to the embedded conversion feature since it was “out-the-money” at the commitment date (i.e. the intrinsic value at the commitment date was zero).

The terms were modified to extend the maturity date through July 19, 2014. Argentine GAAP requires that an exchange of debt instruments with substantially different terms be considered a debt extinguishment and that the old debt instrument be derecognized. Argentine GAAP clarifies that from a debtor’s perspective, an exchange of debt instruments between, or a modification of a debt instrument by, a debtor and a creditor shall be deemed to have been accomplished with debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument. The new debt instrument should be initially recorded at fair value and that amount should be used to determine the debt extinguishment gain or loss to be recognized. Fair value should be determined by the present value of the future cash flows to be paid under the terms of the new debt instrument discounted at a rate commensurate with the risks of the debt instrument and time value of money. If it is determined that the original and new debt instruments are not substantially different, then a new effective interest rate is to be determined based on the carrying amount of the original debt instrument and the revised cash flows. Based on the analysis performed, the Company concluded that the instruments were not substantially different and accordingly the old instrument was not derecognized.

Under US GAAP, in November 2006, the EITF reached a final consensus in ASC No. 470-50-40 “Debt – Modifications and Extinguishments-Derecognition” (“ASC No. 470-50-40”), formerly EITF Issue No. 96-19 “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments”. ASC No. 470-50-40 reconsidered the original consensus in the US guidance regarding Accounting for Modification to Conversion Options Embedded in Debt Instruments and Related Issues that the change in fair value of an embedded conversion option should be included in the cash flow analysis under ASC No. 470-50 in determining whether a debt instrument has been modified or extinguished. This Issue considers the accounting for a modification of debt terms (or exchange in debt instruments) when a change in the fair value of an embedded conversion option has occurred or an embedded conversion option has been added or eliminated from the debt instrument.

The consensus stipulates that, in evaluating whether a convertible debt instrument has been modified or extinguished, three aspects of the modification (or exchange of debt instruments) must be considered.

1.	Change in cash flows: If the change in cash flows as prescribed by the analysis under Issue 96-19 is greater than 10% of the carrying value of the original debt instrument, the modification (or exchange of debt instruments) should be accounted for as an extinguishment. This test would not include any changes in fair value to the embedded conversion option.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

j) Debtor’s accounting for a modification of convertible debt instruments (continued)

2.	Change in fair value of the embedded conversion option: If the change in the fair value of the embedded conversion option is greater than 10% of the carrying value of the original debt instrument immediately before the change (or exchange of debt instruments), the modification (or exchange) should be accounted for as an extinguishment.

3.	Addition or removal of an embedded conversion option: The addition or removal of a substantive conversion option would automatically result in extinguishment accounting. Whether an embedded conversion option is substantive would be assessed as of the modification date and would be based on the definition of substantive in ASC No. 470-20.

Any one of the three criteria needs to be met to account for the modification of the debt instrument (or exchange of debt instruments) as an extinguishment. When the result of the three-pronged evaluation above results in a conclusion that a convertible debt instrument has been modified (and not extinguished), the Task Force affirmed as a final consensus that any increase in the fair value of the embedded conversion option should reduce the carrying value of the debt instrument (with a corresponding increase to additional paid-in capital), but any decrease in the fair value of the embedded conversion option is ignored.

Based on the analysis performed, neither of criteria 1, 2 or 3 above was met. Accordingly, the change of the debt instrument was not accounted for as an extinguishment. Thus, the increase in the fair value of the conversion option reduced the carrying value of the debt instrument with a corresponding increase to additional paid-in-capital. This resulted in an increase in interest expense prospectively, amounting to Ps. 0.7 million and Ps. 0.2 million for the periods ended December 31, 2010 and 2009, respectively for all of the periods presented.

k) Amortization of fees related to the Senior Notes

Under Argentine GAAP, fees and expenses relating to the Series II of Non-Convertible Notes are amortized on a straight-line method over the term of the agreement. Under US GAAP, following ASC No. 310-20 “Receivables – Nonrefundable Fees and Other Costs” (“ASC 310-20”), such costs are amortized over the same period but using the effective interest method.

l) Present-value accounting

Under Argentine GAAP, certain tax credits are present-valued as of period-end / year-end. Under US GAAP, present valuing or discounting of these assets is precluded.

m) Reversal of previously recognized impairment losses

Under Argentine GAAP previously recognized impairment losses can be reversed. Under US GAAP, reversal of a previously recognized impairment loss is prohibited. When an impairment loss is recognized, the adjusted carrying amount of the asset becomes the new cost basis, which is depreciated over the remaining useful life of the asset. Previously impairment losses reversed under Argentine GAAP increased the asset cost giving rise to higher depreciation expense. These higher depreciation charges are reversed under US GAAP which for the six-month periods ended December 31, 2010 and 2009 amounted to Ps. 1.7 million. There were not reversal of impairment during the six-month periods ended December 31, 2010 and 2009.

n) Reversal of capitalized financial costs

Under Argentine GAAP, the Company capitalized financial costs comprising of interest and foreign exchange differences for the periods ended December 31, 2010 and 2009 related to the PAMSA project. Under US GAAP, the Company applied the provisions of ASC No. 835-20 “Interest-Capitalization of Interest” (“ASC No. 835-20”), which

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

n) Reversal of capitalized financial costs (continued)

requires interest capitalization on assets which have a period of time to get them ready for their intended use. Capitalization of foreign exchange differences is not allowed under ASC No. 835-20. The US GAAP reconciling item represents the net effect of (i) reversing the foreign exchange differences capitalized under Argentine GAAP related to the acquisition and construction of PAMSA for the six-month periods ended December 31, 2010 and 2009 amounting to a loss of Ps. 0.4 million and a loss of Ps. 0.1 million, respectively; and (ii) the reversal of depreciation expense on foreign exchange differences capitalized under Argentine GAAP and expensed under US GAAP amounting to a gain of Ps. 0.8 million and Ps. 1.0 million for the six-month periods ended December 31, 2010 and 2009, respectively.

o) Revenue recognition – deferred insurance and origination fees

Under Argentine GAAP, the Company, through its investments in Tarshop, accounted for revenues from life and disability insurance and origination fees related to credit card and personal loans receivables on an up-front basis. Under US GAAP, revenue from life and disability insurance and origination fees is recognized to income on a straight line basis over the term of the respective underlying receivables. As discussed in Note 2.h, the Company sold an 80% in Tarshop on September 13, 2010, and deconsolidated the subsidiary as of that date. As from September 13, 2010, the Company maintains a 20% interest in Tarshop and accounts for its investment under the equity method of accounting. Therefore, there is no longer a US GAAP adjustment to equity for this item as of December 31, 2010. The US GAAP adjustment to income for the six month period ended December 31, 2010 related to the deferral of these revenues through the date Tarshop was deconsolidated with the Company. Any US GAAP adjustment related to this item is included in the determination of the equity investment in Tarshop and disclosed as Item 14.I.v in the US GAAP reconciliation.

p) Revenue recognition – deferred commissions

Under Argentine GAAP, lease commissions earned are recognized at the time a transaction is successfully completed. A transaction is considered successfully concluded when both parties have signed the related lease contract. Under US GAAP, lease commissions are deferred and amortized to income over the term of the respective leases.

q) Revenue recognition – scheduled rent increases

Under Argentine GAAP, revenue from non-cancelable leases subject to rent escalation clauses is recognized when the escalated payment is due rather than recognizing the effects of the scheduled rent increases under the straight-line method over the lease term. Under US GAAP, the Company applied the provisions of ASC No. 840 “Leases” (“ASC No. 840”) and accordingly, recognized escalated rental revenue under the straight-line method over the term of the leases.

In the determination of the US GAAP adjustment, the Company considered the definition of a lease in ASC No. 840. All lease agreements are cancelable pursuant to Law 23,091 as amended by Law 24,808. This law provides that after an initial six-month period tenants may rescind commercial lease agreements upon 60 days’ written notice by incurring non-significant monetary penalties (cancellations are subject to one-and-a-half month’s rent if rescinded during the first year of the lease and one month’s rent if rescinded after the first year of the lease).

ASC No. 840 provides that a lease that is cancelable (a) only upon the occurrence of some remote contingency, (b) only with the permission of the lessor, (c) only if the lessee enters into a new lease with the same lessor or (d) only if the lessee incurs a penalty in such amount that continuation of the lease appears, at inception, reasonably assured shall be considered “noncancelable” for purposes of this definition.

Based on the provisions of ASC No. 840, the Company concluded that, even though the lease are cancelable, lessees would incur significant “economic penalties” if these agreements were to be rescinded prior to maturity. The Company considered that these economic penalties are of such an amount that continuation of the lease agreements by lessees appear to be reasonably assured at the inception of the respective agreements.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

q) Revenue recognition – scheduled rent increases (continued)

The Company reached this conclusion based on the factors mentioned in ASC No. 840, including (i) the shopping centers’ geographical location and accessibility; (ii) the nature and tenure of tenants, (iii) limited availability of identical space in certain neighborhoods; (iv) the tenants’ brand image and other competitive considerations; (v) tenants’ significant expenses in renovation, maintenance and improvements.

The Company believes that all of the above mentioned factors represent significant non-contractual penalties for the lessees which support the Company’s view that it is reasonably assured at the inception of lease agreements that such leases will not be rescinded prior to maturity even though they are cancelable as permitted by law.

r) Deferred income tax

The Company accounts for income taxes using the deferred tax method under both Argentine GAAP and US GAAP. Argentine GAAP is similar to the guidance in ASC No. 740-10 “Income Taxes” (“ASC No. 740-10”) (formerly FIN 48 “Uncertain Tax Positions”). However, as discussed in Note 11, following Resolution CD 93/2005 issued by CPCECABA, the Company elected to continue treating the differences between book basis and inflation-adjusted basis of non-monetary balance sheet items as permanent for deferred income tax calculation purposes.

Under US GAAP, the Company applies ASC No. 830-740 “Foreign Currency Matters – Income Taxes” (“ASC No. 830-740”), which requires such differences to be treated as temporary.

In addition, the US GAAP adjustment includes the effect of deferred income taxes on the reconciling items, as appropriate.

Under Argentine GAAP, the Company has provided a valuation allowance for a portion of the net deferred tax assets related to the consumer financing business, as the future realization of their tax benefits is not considered by management to be more likely than not. During the period ended December 31, 2010, due to a change in tax laws, the Company recognized higher tax loss carry forwards which in the aggregate amounted to Ps. 67.4 million. The Company recorded a valuation allowance of Ps. 8.2 million to provide for deferred tax assets of the consumer financing business, mainly related to the tax loss carry forwards. The legal expiration period for this tax loss carry forwards is five years. In its assessment, the Company has considered the near-term projections of the consumer financing business segment after measures taken by the Company to streamline the operations.

Also, the Company is subject to a tax on minimum presumed income. Under Argentine GAAP, the Company considered the ultimate realization of these tax credits to be more likely than not based on current projections and its legal expiration period of 10 years. As such, the Company deferred this amount as other non-current receivables in the balance sheet.

ASC No. 740 prescribes more detailed and specific guidance related to the assessment of the need for a valuation allowance. US GAAP requires the weighting of positive and negative evidence in accordance with its objective verifiability. Furthermore, it indicates that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome thereby requiring positive evidence of sufficient quality and quantity to support a conclusion that, based on the weight of all available evidence, a valuation allowance is not needed. When assessing whether a company’s deferred tax asset will be realized, a company’s recent losses or near-term expected losses will generally carry more weight in the assessment than its prior historic profitability or its longer-term projected profitability (which is typically more subjective in nature). Therefore, the existence of a 3-year cumulative loss in a jurisdiction, particularly if it includes multiple periods of significant annual losses without recent evidence of turnaround, will effectively preclude consideration of future profitability in most instances as being objectively verifiable.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

r) Deferred income tax (continued)

Based on the authoritative literature, the losses generated by the consumer financing business are mainly a result of loan loss reserves which would not be considered one time or non-recurring as they are directly related to the business. Furthermore, the long-term projected profitability is more subjective in nature.

Accordingly, under US GAAP, a full valuation allowance has been provided for the net deferred tax assets and tax credits related to tax on minimum presumed income related to the consumer financing business segment and the tax effects on US GAAP adjustments.

s) Non-controlling interest

Effective July 1, 2009, the Company applies the provisions of ASC No. 810 “Consolidation” (“ASC No. 810”). Pursuant to ASC No. 810, non-controlling interest is (i) reported as part of equity of the consolidated group; (ii) recorded separately from the parent´s interests; and (iii) clearly identified and labeled to distinguish it from other components of the parent´s equity. The Company has non-controlling interests in more than one subsidiary. The Company determined that all of its non-controlling interests should be reclassified to equity. This reclassification has been made retroactively for all periods presented.

The adjustment represents the effect of the foregoing US GAAP adjustments on the non-controlling interests under Argentine GAAP.

t) Adoption of ASC No. 740 “Income Taxes”

On July 1, 2007, the Company adopted ASC No. 740. ASC No. 740 addresses the accounting and disclosure of uncertain tax positions. ASC No. 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The difference between the tax benefit recognized in the Financial Statements for a position in accordance with ASC No. 740 and the tax benefit claimed in the tax return is referred to as an unrecognized tax benefit.

The adoption of ASC No. 740 did not result in an increase to the net liability for unrecognized tax benefits.

The total amount of unrecognized tax benefits as of the adoption of ASC No. 740 at July 1, 2007 was not significant. The Company classified unrecognized tax benefits not expected to be paid in the next 12 months in other non-current liabilities.

The Company’s principal taxable jurisdiction is Argentina. At any point in time, the Company may have tax audits underway at various stages of completion. The Company evaluates the tax positions and establishes liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite the Company’s belief that the underlying tax positions are fully supportable. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law, and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate.

u) Accounting for the investment in TGLT

Under Argentine GAAP, the Company holds a 7.57% investment in TGLT and accounted for this investment at acquisition cost since it is not held for trading. TGLT is a public company in Argentina whose shares are traded in the Buenos Aires Stock Exchange. Under US GAAP, the investment in TGLT represents an investment in equity securities with readily determinable fair value and not held for trading. Accordingly, under US GAAP, the Company also applies ASC No. 320 and accounts for this investment at fair value with unrealized gains or losses excluded from income and reported separately in shareholders’ equity.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

u) Accounting for the investment in TGLT (continued)

The cost and estimated fair values of TGLT at December 31, 2010 were as follows:

	Amortized Cost Basis		Fair Value		Gross unrealized Gain		Gross unrealized Loss
TGLT	Ps.	47,048	Ps.	49,945	Ps.	2,897	Ps.	—

v) Impact of US GAAP adjustments on equity investee

Under Argentine GAAP, investments in companies in which the Company exercises significant influence, but not control, are accounted for under the equity method. Under the equity method, the investment is recorded at original cost and periodically increased (decreased) by the investor’s proportionate share of earnings (losses) of the investee and decreased by all dividends received from the investor by the investee. The Company applies its percentage ownership interest to the financial statements of its equity method investments prepared under Argentine GAAP. For purposes of this reconciliation, the Company has assessed the impact of US GAAP adjustments on the Argentine GAAP financial statements of its equity investees. As discussed in Note 2.h, the Company sold an 80% in Tarshop on September 13, 2010, and deconsolidated the subsidiary as of that date. As from September 13, 2010, the Company maintains a 20% interest in Tarshop and accounts for its investment under the equity method of accounting. As of December 31, 2010, the only equity investee of the Company under Argentine GAAP is its investment in Tarshop. The US GAAP adjustments on the Company ´s equity investee related primary to (i) loan loss reserves; (ii) loan origination fees and costs and (iii) securitization accounting of receivables. The impact of the US GAAP adjustments to the financial statements of Tarshop prepared under Argentine GAAP were a loss of Ps. 0.4 million.

w) Accounting for changes in interest in subsidiary when control is lost

As discussed in Note 2.h, on September 13, 2010, the Company completed the disposal of an 80% controlling interest in Tarshop S.A. Under Argentine GAAP, the Company (i) derecognized the assets and liabilities at their carrying amounts at the date control was lost; (ii) recognized the fair value of the consideration received; (iii) recognized the non-controlling investment retained under the equity method at the date control was lost and (iv) recognized the resulting difference as a loss on the sale in the statement of income. Under Argentine GAAP, the Company derecognized net assets of Ps. 149.1 million, recognized a non-controlling investment of Ps. 28.9 million and recognized a loss on the sale of Tarshop of Ps.15.3 million in the income statement.

Under US GAAP, the Company applies the provisions of ASC No. 805. Under ASC No. 805, the loss of control in a subsidiary results in the recognition of a gain or loss on the sale of the interest sold and on the revaluation of any retained non controlling investment. A loss of control is an economic event, similar to that of gaining control, and, therefore, is a remeasurement event. As a result, under US GAAP, the Company (i) derecognized the assets and liabilities of Tarshop at their carrying amounts at the date control was lost (including associated goodwill); (ii) recognized the fair value of the consideration received; (iii) recognized the non-controlling investment retained at its fair value at the date control was lost and (iv) recognized the resulting difference as gain or loss in income attributable to the Company. The resulting gain or loss is calculated as the difference between (1) the aggregate of (a) the fair value of the consideration received and (b) the fair value of the noncontrolling investment retained in the former subsidiary on the date the subsidiary is deconsolidated; and (2) the carrying amount of the former subsidiary´s net assets. Under US GAAP, the Company derecognized net assets of Ps. 96.5 million, recognized a non-controlling investment of Ps. 19.1 million and determined a gain of Ps. 28.8 million. Under US GAAP, this resulting gain relates to both the interest sold and the noncontrolling investment retained. The loss related to the remeasurement of the noncontrolling investment retained to fair value is Ps. 0.2 million.

As a result of the above explanation, the US GAAP adjustments represents the difference between the Argentine GAAP loss on the sale and the US GAAP aggregate gain on the interest sold and noncontrolling investment retained.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

x) Push down adjustments of IRSA Inversiones y Representaciones S.A.

Under US GAAP, pursuant to ASC No. 805 and SAB Topic 5.J “New Basis of Accounting Required in Certain Circumstances”, when a purchase transaction results in an entity becoming substantially wholly owned push down accounting is applied in the acquired entity´s separate financial statements. Push down accounting requires that the fair value adjustments and goodwill or negative goodwill identified by the acquiring entity be pushed down and reflected in the financial statements of the acquired entity. The parent company of the Company, IRSA, increased its equity interest in the voting capital of the Company on October 15, 2010 (the “October 15, 2010 acquisition”). As a consequence of the October 15, 2010 Acquisition Company has applied push down accounting. For Argentine GAAP purposes, push down accounting is not applied.

The October 15, 2010 Acquisition does not result in a change of control of the Company by IRSA. Accordingly, this increase in ownership interest will be accounted for in IRSA´s financial statements as an equity transaction. The difference between the fair value of the consideration paid for the additional equity interest and the related carrying value of the non controlling interest acquired amounting approximately to Ps. 138 million will be recorded as additional paid in capital within equity . This amount has not been pushed down to the Company under US GAAP.

For US GAAP purposes, IRSA had applied the purchase method of accounting in the step acquisitions of the Company which occurred at mainly in 2003 and 2005 prior to the October 15, 2010 acquisition, and, had recorded purchase price adjustments to recognize the assets acquired and liabilities assumed at fair values. For certain of the acquisitions, negative goodwill was identified and allocated to long-lived assets reducing the net asset basis. Certain other acquisitions resulted in the recognition of a step-up in the long-lived asset basis. All of these adjustments also impacted the amount of depreciation and amortization recorded in IRSA´s books and related deferred income tax effects. Therefore, following the push down accounting rules, the US GAAP reconciliation includes an adjustment to the net asset basis of the Company to reflect the net asset basis of the Company as recorded on IRSA´s books at the time of the October 15, 2010 Acquisition.

The following table summarizes the push down adjustment:

As of October 15, 2010
Allocation of negative goodwill to reduce the value of fixed assets following FAS 141 at the time of the related acquisitions	(26,341)
Step-up in the fixed asset basis following FAS 141 at the time of the related acquisition	5,024
Deferred income tax	7,461

Total	(13,856)

The US GAAP reconciliation adjustment has been further broken down to disclose the fact that the consolidated financial statements of the Company prior to the October 15, 2010 Acquisition reflect the historical accounting basis in the Company´s assets and liabilities and are labeled “Predecessor Company”, while such records subsequent to the October 15, 2010 Acquisition are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in the consolidated financial statements of the Company. In order to assist the reader, these changes are presented in the breakdown of the US GAAP reconciliation adjustment by a demarcation using a vertical black line, which appears between the information entitled Predecessor Company and Successor Company. The black line signifies that the amounts shown for the periods prior to and subsequent to the October 15, 2010 are not comparable.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

x) Push down adjustments of IRSA Inversiones y Representaciones S.A. (continued)

Reconciliation of net income generated in the six-month period ended December 31, 2010 separated in two periods, before and after push down accounting

	Oct. 15- Dec. 31, 2010		Jul. 1,- Oct. 14, 2010
	Successor		Predecessor
Reconciliation of net income:
Net income as reported under Argentine GAAP attributable to Alto Palermo S.A.	Ps.	51,295	Ps.	86,415
US GAAP adjustments:
• Pre-operating expenses (Note 14.I.b)		172		18
• Software developed or obtained for internal use (Note 14.I.c)		—		7
• Purchase accounting amortization and depreciation expenses (Note 14.I.e)		268		7,582
• Accounting for real estate barter transactions (Note 14.I.f)		—		(8,199)
• Reversal of gain from valuation of inventories at net realizable value (Note 14.I.g)		(10,910)		1,162
• Loss (gain) on available-for-sale securities (Note 14.I.i)		50		(793)
• Debtor’s accounting for a modification of convertible debt instruments (Note 14.I.j)		(605)		(113)
• Amortization of fees related to the Senior Notes (Note 14.I.k)		(154)		83
• Present-value accounting (Note 14.I.l)		651		(2,730)
• Reversal of previously recognized impairment losses (Note 14.I.m)		839		839
• Reversal of capitalized financial costs (Note 14.I.n)		190		184
• Revenue recognition —deferred insurance & origination fees (Note 14.I.o)		—		(2,139)
• Revenue recognition – deferred commissions (Note 14.I.p)		(3,550)		(920)
• Revenue recognition – scheduled rent increases (Note 14.I.q)		3,463		3,600
• Impact of US GAAP adjustments on equity investee (Note 14.I.v)		(147)		(214)
• Disposal of Tarshop (Note 14.I.v)		—		42,704
• Push-down accounting (Note 14.I.x)		229		—
• Deferred income tax (Note 14.I.r)		6,142		5,305
• Non-controlling interest on adjustments above		(9)		507

• Net income under US GAAP attributable to Alto Palermo S.A.	Ps.	47,924	Ps.	133,298

• Non-controlling interest (Note 14.II.r)		168		1,553

• Net income under US GAAP	Ps.	48,092	Ps.	134,851

Earnings per share
Basic net income per common share	Ps.	0.04	Ps.	0.17
Diluted net income per common share	Ps.	0.02	Ps.	0.05

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

x) Push down adjustments of IRSA Inversiones y Representaciones S.A. (continued)

Income statement of APSA under US GAAP separated in two periods, before and after push down accounting

	Oct. 15- Dec. 31, 2010	Jul. 1,- Oct. 14, 2010
	Successor	Predecessor
Revenues	238,161	376,528
Costs	(117,556)	(189,079)

Gross profit	120,605	187,449

Selling expenses	(8,805)	(31,886)
Administrative expenses	(17,354)	(23,390)
Net income from retained interest in securitization receivables	28	3,404
Loss from recognition of inventories at net realizable value	—	(7,037)
Gain in bargain purchase	—	8,493
Amortization of push-down accounting	229	—
Gain in disposal of Tarshop	—	27,383

Operating income	94,703	164,416

Net income on equity investees	4,238	3,498
Amortization of goodwill	703	(9)
Financial results, net	(18,692)	(21,508)
Other (expenses) income, net	(38)	(219)

Income before taxes and non-controlling interest	80,914	146,178

Income tax expense	(32,822)	(11,327)

Total net income	48,092	134,851

Non-controlling interest	(168)	(1,553)

Total net income attributable to Alto Palermo S.A.	47,924	133,298

Description of changes in shareholders’ equity under US GAAP, separated in two periods, before and after push down accounting:

	Oct. 15,- Dec. 31, 2010 Successor				Jul. 1,- Oct. 14, 2010 Predecessor
	Alto Palermo S.A.		Non-controlling interest	Total	Alto Palermo S.A.		Non-controlling interest	Total
• Shareholders’ equity as of the beginning of the period	Ps.	893,564	154,672	1,048,236	Ps.	695,789	152,887	848,676
• Cash dividends		(113,000)	(1,898)	(114,898)		—	—	—
• Other comprehensive income		1,792	(59)	1,733		3,237	232	3,469
• Conversion of debt into common stock		—	—	—		61,240	—	61,240
• Push-down accounting		(13,856)	—	(13,856)		—	—	—
• Non-controlling shareholders contribution		—	494	494		—	—	—
• Net income under US GAAP		47,924	168	48,092		133,298	1,553	134,851

• Shareholders’ equity as of the end of the period	Ps.	816,424	153,377	969,801	Ps.	893,564	154,672	1,048,236

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

I. Differences in measurement methods (continued)

x) Push down adjustments of IRSA Inversiones y Representaciones S.A. (continued)

Comprehensive income separated in two periods, before and after push down accounting:

	Oct. 15,- Dec. 31, 2010 Successor
	Alto Palermo S.A.		Non-controlling interest		Total
Net income under US GAAP	Ps.	47,924		168		48,092
Other comprehensive income:
Net change in unrealized holding gain on available-for-sale securities (i)		(91)		(59)		(150)
Net change in unrealized holding gain in available for sale securities, TGLT (ii)		1,883		—		1,883

Comprehensive income	Ps.	49,716	Ps.	109	Ps.	49,825

(i)	Net of income taxes of Ps. 49 and Ps. 31 for Alto Palermo S.A. and the non-controlling interest, respectively.
(ii)	Net of income taxes of Ps. (1,014).

	Jul. 1,- Oct. 14, 2010 Predecessor
	Alto Palermo S.A.		Non-controlling interest		Total
Net income under US GAAP	Ps.	133,298		1,553		134,851
Other comprehensive income:
Net change in unrealized holding gain on retained interests in securitized receivables (i)		2,836		—		2,836
Net change in unrealized holding gain on available-for-sale securities (ii)		401		232		633

Comprehensive income	Ps.	136,535	Ps.	1,785	Ps.	138,320

(i)	Net of income taxes of Ps. (1,527).
(ii)	Net of income taxes of Ps. (216) and Ps. (124) for Alto Palermo S.A. and the non-controlling interest, respectively.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

a) Disclosure of maturities of long-term debt

Scheduled maturities of the long-term debt for the next fiscal periods ended December 31 (excluding current portion), as of December 31, 2010, are as follows:

2012	Ps.	19,883
2014		126,260
Thereafter		511,453

	Ps.(	1) 657,596

(1)	Not including deferred debt issuance costs in the amount of Ps. 2.7 million.

b) Disclosure of operating lease information

The Company enters into cancelable commercial leases with its tenants for terms ranging from three to ten years, with most leases having terms of no more than five years. Tenants are generally charged a rent, which consists of the higher of (i) the base rent and (ii) the percentage rent (which generally ranges between 4% and 10% of the tenants sales). Furthermore, pursuant to the rent escalation clause in most leases, a tenant’s base rent generally increases between 7% and 12% each year during the term of the lease. Even though the leases are cancelable by law, the Company considered them to be non-cancelable for these purposes. See Note 14.I.q) for more information as to how the Company considered this definition.

Minimum future rentals on cancelable leases for each of the five fiscal periods as from December 31, 2010 are as follows:

2011	Ps.	127,536
2012		210,812
2013		151,287
2014		68,016
2015		30,062
Thereafter		51,831

	Ps.	639,544

Included in lease revenues for the periods ended December 31, 2010 and 2009 were contingent rentals of Ps. 84.6 million and Ps. 50.3 million, respectively.

c) Disclosure of related parties transactions

Pursuant to ASC No. 850 “Related Party Disclosures” (“ASC No. 850”), the Company provides the following additional disclosures of transactions with related parties. This section should be read in conjunction with Note 6 to the Consolidated Financial Statements.

Donations: During the six-month period ended December 31, 2010, the Company has made donations to Fundación IRSA for Ps. 0.2 million.

Fundación IRSA is a charitable, non-profit organization whose Chairman is Eduardo S. Elsztain and whose Secretary is Mariana Carmona de Elsztain, Mr. Elsztain’s wife. The Company´s Chairman Eduardo S. Elsztain is also the Chairman of IRSA, shareholder of the Company. In addition, the Company granted Fundación Museo de los Niños (Foundation for Children’s Museum) a 30-year free right to use a determined area of the “Abasto Shopping Center” and “Alto Rosario Shopping Center” to host an interactive learning center for children and adults.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

c) Disclosure of related parties transactions (continued)

Loans from Major Shareholders: The Convertible Notes mature on July 19, 2014. The Convertible Notes accrue interest (payable semiannually) at a fixed annual rate of 10% and are convertible, at any time at the option of the holder, into common shares of Ps.0.10 par value per share. The conversion rate per U.S. dollar is the lesser of 30.8642 and the result obtained from dividing the exchange rate in effect at the conversion date by the par value of the common shares.

As of December 31, 2010 IRSA owned US$ 31.7 million of the Company´s Convertible Notes. As of December 31, 2010, IRSA owned 94.89% of the common shares.

As of December 31, 2010 IRSA owned Series II of the Company’s Non-Convertible Notes for a face value of Ps. 19.5 million.

Lease of office property: As of December 31, 2010, the Company leases office and parking space from IRSA, under various long-term lease agreements maturing at various dates from 2008 through 2011. The Company pays an aggregate US$ 0.08 million under the agreements.

Corporate services: The Company shares corporate services (including but not limited to finance, human resources, procurement, internal audit, systems, administration, etc.) with IRSA and Cresud under an Exchange of Operating Services Agreement entered into by all three companies in June 2004 and renewed automatically for two- year periods unless otherwise agreed upon by the parties. The Company pays a monthly fee, primarily through the provision of services to the other parties.

Legal services: The Company contracts legal services from the law firm Zang, Bergel & Viñes. The Company’s Vice-Chairman Saúl Zang; the alternate Directors Juan M. Quintana, Salvador D. Bergel, and Pablo D. Vergara del Carril; the Syndic Ángel. D. Vergara del Carril and the alternate Syndic Armando F. Ricci are members of the law firm Zang, Bergel & Viñes. Legal fees amounted to Ps. 1.2 million and Ps. 1.1 million for the periods ended December 31, 2010 and 2009, respectively.

Barter agreement with TGLT S.A.: On October 13, 2010, the Company and TGLT, entered into an agreement to barter the Beruti 3351/59 plot of land for monetary consideration and future units to be constructed by TGLT on the land. See Note 2.h for details.

d) Disclosure about fair value of financial instruments

Under Argentine GAAP, there are no specific rules regarding disclosure of fair value of financial instruments.

Under US GAAP, the Company applies the provisions of ASC No. 825 “Financial Instruments” (“ASC No. 825”) and ASC No. 815 “Derivatives and Hedging” (“ASC No. 815”). ASC No. 825 requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value.

Financial instruments include such items as cash and cash equivalents, accounts receivable and accounts payable and other instruments. ASC No. 825 excludes from its disclosure requirements lease contracts and various significant assets and liabilities that are not considered to be financial instruments. ASC No. 815 requires reporting entities to disclose certain information for derivative financial instruments. For information related to concentration of credit risk, see Note 14.II.f.

The Company provides the information required by ASC No. 820 “Fair Value Measurements and Disclosures” (“ASC No. 820”). ASC No. 820 also establishes a three-tier “fair value hierarchy” that prioritizes inputs that are based on market data and assumptions (observable inputs) over those that represent an entity’s own assumptions (unobservable inputs), as follows:

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

d) Disclosure about fair value of financial instruments (continued)

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the assets or liabilities.

Level 3: Unobservable inputs for assets or liabilities.

Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, prepayments, discount rates, and estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair value, the Company’s fair values should not be compared to those of other companies.

The following table summarizes the fair values of the assets measured at fair value on a recurring basis as of December 31, 2010:

	Level 1		Level 2		Level 3		Total
Assets
Cash and banks	Ps.	26,959	Ps.	—	Ps.	—	Ps.	26,959
Other investments, net (i)		102,915		—		—		102,915
Other investments, net (ii)		49,945		—		—		49,945

Total	Ps.	179,819	Ps.	—	Ps.	—	Ps.	179,819

(i)	Includes mutual funds, mortgage bonds issued by BHSA and other government bonds.
(ii)	Corresponds to investments in equity securities in TGLT.

There were no liabilities measured at fair value on a recurring basis as of December 31, 2010.

The following is a description of the valuation methodologies used for the assets and liabilities measured at fair value, key inputs and significant assumptions:

Cash equivalents: Cash equivalents represent highly liquid investments with original maturities of three months or less. Generally, quoted market prices are used to determine the fair value of these instruments.

Marketable securities: Marketable securities and other securities investments include debt securities and equity securities. The Company uses quoted market prices for identical or similar assets or liabilities to measure fair value.

The following is a description of the valuation methodologies used for the assets and liabilities not measured at fair value, key inputs and significant assumptions:

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

d) Disclosure about fair value of financial instruments (continued)

Mortgages and leases receivable, net: The carrying amount of mortgages and leases receivables reported in the consolidated balance sheet approximates their fair value.

Accounts and notes receivable, net: Carrying amounts are considered to approximate fair value. All amounts that are assumed to be uncollectible within a reasonable time are written off and/or reserved.

Accounts and notes payable: The carrying amount of accounts and notes payable reported in the consolidated balance sheet approximates their fair value.

Short-term debt: The carrying amount of short-term debt reported in the consolidated balance sheet approximates fair value due to its short-term nature.

Long-term debt: As of December 31, 2010 and 2009, except for the Company´s Convertible Notes and Non-Convertible Notes as discussed below, the carrying amount of long-term debt reported in the consolidated balance sheet approximates their fair value.

The fair value of the Company´s Convertible Notes was Ps. 855.2 million and Ps. 813.0 million as of December 31, 2010 and 2009, respectively. Such fair value was determined based on the market price of the shares assuming full conversion of the notes at year-end.

In addition, the fair value of the Company´s Non-Convertible Notes Series I and II was Ps. 452.7 million and Ps. 25.3 million as of December 31, 2010, respectively, and Ps. 375.8 million and Ps. 84.9 million as of December 31, 2009, respectively. Such fair value was determined based on the market price of the Notes.

Other receivables and other liabilities: The carrying amount of other receivables and other liabilities reported in the consolidated balance sheet approximates fair value due to their short-term nature.

e) Credit risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, accounts receivable, and short-term investments.

The Company places its cash and cash equivalents, investments, and other financial instruments with various high credit quality financial institutions, thus mitigating the amount of credit exposure to any one institution. The Company has not experienced any significant losses in such accounts.

The Company’s accounts receivable are primarily derived from leases and services from the Company’s shopping centers tenants and origination of consumer loans and credit card receivables. The Company is not dependent on any single customer. Accounts receivable derived from leases and services are related to the Company’s shopping center operations. The Company has not experienced any significant losses resulting from non-performance of any counterpart to the lease contracts.

Consumer loan and credit card receivables arise primarily under open-end revolving credit accounts used to finance purchases of goods and services offered by the Company’s shopping centers, hypermarkets and street stores, and financing and lending activities through the Company’s subsidiary Metroshop.

As of December 31, 2010, Metroshop sold receivables aggregating Ps. 36.2 million through securitization programs outstanding, for which the Company’s credit risk exposure is contractually limited to the subordinated retained interests held by the Company representing Ps. 8.2 million and Ps. 0.4 million escrow reserves for losses.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

f) Recently issued accounting pronouncements

For the six-month period ended December 31, 2010, several accounting standards were effective for the Company. The Company provides below a description of those standards which are relevant to the Company´s business only and the impact of their adoption if any.

Recently Issued Accounting Standards

Financial Accounting Standard No. 141 (Revised 2007), “Business Combinations” (“FAS No. 141(R)”) or Accounting Standards Codification (“ASC”) 805, “Business Combinations”

The Company adopted FAS No. 141(R), or ASC 805, on July 1, 2009, the first day of the 2010 fiscal year. This topic significantly changed the accounting for business combinations. Under this topic, an acquiring entity is required to recognize all the assets acquired and all the liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. Transaction costs are no longer included in the measurement of the business acquired. Instead, these costs are expensed as they are incurred. This topic also includes a substantial number of new disclosure requirements. It applies to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which for the Company was the beginning of the 2010 fiscal year. The adoption of this topic did have a material impact on the consolidated financial statements. See Notes 17.II.d. and 17.II.e. for details.

Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS No. 157”) or ASC 820, “Fair Value Measurements and Disclosures”

The Company adopted FAS No. 157 or ASC 820, on July 1, 2008, the first day of the 2009 fiscal year. FASB Staff Position (“FSP”) FAS No. 157-2, “Effective Date of Financial Accounting Standards Board (“FASB”) Statement No. 157” (“FSP FAS No. 157-2”), or ASC 820-10, amended ASC 820 by delaying its effective date, by one year, for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. In accordance with ASC 820-10, the Company adopted the provisions of ASC 820 to non-financial assets and non-financial liabilities on July 1, 2009, the first day of the 2010 fiscal year. The adoption did not have a material impact on the consolidated financial statements.

Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51” (“FAS No. 160”) or ASC 810-10-65-1,”Consolidation — Transition”

The Company adopted FAS No. 160 or ASC 810-10-65-1, on July 1, 2009, the first day of the 2010 fiscal year. This topic establishes new accounting and reporting standards for non-controlling interests, previously known as minority interests, in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of non-controlling interests as equity in the consolidated financial statements separate from the parent’s equity. The amount of net income or loss attributable to the non-controlling interests is included in consolidated net income on the face of the income statement. This topic clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income attributable to the Company when a subsidiary is deconsolidated. Such gain or loss is measured using the fair value of the non-controlling equity investment on the deconsolidation date. This topic also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interests. This topic is applied prospectively for fiscal years and interim periods within those fiscal years, beginning with the current fiscal year, except for the presentation and disclosure requirements, which are applied retrospectively for all periods presented. The adoption of this topic did not have a material impact on the consolidated financial statements.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

f) Recently issued accounting pronouncements (continued)

FSP FAS No. 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies” (“FSP FAS No. 141(R)-1”) or new accounting guidance within ASC 805, “Business Combinations”

The Company adopted FSP FAS No. 141(R)-1, or ASC 805, on July 1, 2009, the first day of the 2010 fiscal year. This topic applies to all assets acquired and all liabilities assumed in a business combination that arise from contingencies. This topic states that the acquirer will recognize such an asset or liability if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If it cannot be determined during the measurement period, then the asset or liability should be recognized at the acquisition date if the following criteria, consistent with the guidelines for accounting for contingencies, are met: (1) information available before the end of the measurement period indicates that it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (2) the amount of the asset or liability can be reasonably estimated. The adoption of this topic did not have a material impact on the consolidated financial statements.

FSP FAS No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS No. 142-3”) or ASC 350-30-50-4

The Company adopted FSP FAS No. 142-3, or ASC 350-30-50-4, on July 1, 2009, the first day of the 2010 fiscal year. This topic amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS No. 142, “Goodwill and Other Intangible Assets” (“FAS No. 142”). This topic is intended to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure the fair value of the asset. This topic requires an entity to disclose information related to the extent to which the expected future cash flows associated with the asset are affected by the entity’s intent and/or ability to renew or extend the arrangement. The adoption of this topic did not have a material impact on the consolidated financial statements.

EITF Issue 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”) or new accounting guidance within ASC 323, “Investments-Equity Method and Joint Ventures”

The Company adopted Emerging Issues Task Force (“EITF”) 08-6, or ASC 323, on July 1, 2009, the first day of the 2010 fiscal year concurrently with the adoption of ASC 805 and ASC 820-10-65-1. The intent of this topic is to clarify the accounting for certain transactions and impairment considerations related to equity method investments as modified by the provisions of ASC 805 and ASC 820-10-65-1. The adoption of this topic did not have a material impact on the consolidated financial statements.

Accounting Standards Update No. 2009-05 “Fair Value Measurements and Disclosures (Topic 820) Measuring Liabilities at Fair Value” (“ASU No. 2009-5”)

The Company adopted ASU No. 2009-5, which amends ASU Subtopic 820-10, “Fair Value Measurements and Disclosures-Overall” for the fair value measurement of liabilities, in the second quarter of the 2010 fiscal year. ASU No. 2009-5 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value utilizing one or more of the following techniques: (1) a valuation technique that uses the quoted market price of an identical liability or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Topic 820, such as a present value technique. The adoption of ASU No. 2009-5 did not have a material impact on the consolidated financial statements.

Accounting Standards Update No. 2010-09 “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements” (“ASU No. 2010-09”)

On February 25, 2010, the FASB issued ASU No. 2010-09 Subsequent Events Topic 855 “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

f) Recently issued accounting pronouncements (continued)

an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the consolidated financial statements.

Accounting Standards Update No. 2010-02 “Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification” (“ASU No. 2010-02”)

In January 2010, the FASB issued ASU No. 2010-02, Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification. This update provides amendments to ASC 810-10, Consolidation – Overall (formerly SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements) to clarify the scope of the decrease in ownership provisions of ASC 810-10 and related guidance. ASU 2010-02 also clarifies that the decrease in ownership guidance does not apply to certain transactions even if they involve businesses. ASU 2010-02 expands the disclosures required for a business combinations achieved in stages and deconsolidation activity within the scope of ASC 810-10. ASU 2010-02 is effective for both interim and annual periods ending on or after December 15, 2009. The amendments are to be applied retrospectively to the first period that an entity adopted ASU 810-10, Consolidation – Overall. The adoption of this statement did not have an impact on the consolidated financial statements relative to non-controlling interests.

Accounting Standards Update No. 2009-09 “Accounting for Investments—Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees” (“ASU No. 2009-09”)

In September 2009, the FASB issued ASU No. 2009-09, Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees. This ASU represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Section 323-10-S99-4 was originally entered into the Codification incorrectly. The ASU was effective upon issuance. The adoption of ASU No. 2009-09 did not have material impact on the consolidated financial statements.

Financial Statement of Position (FSP) on Accounting Professional Board (APB) 14-1 “Debt with Conversion and Other Options” or ASC 470 “Debt”

In May 2008, the FASB issued revised guidance on Convertible Debt Instruments. The revised guidance which is now part of ASC 470-20 (formerly Staff Position No. Accounting Principles Board 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). ASC 470-20 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. ASC 470-20 was effective for the Company on July 1, 2009, the first day of the 2010 fiscal year. The adoption of ASC 470-20 did not have an impact on the consolidated financial statements.

Financial Accounting Standards No. 166, “Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140” (“FAS No. 166”) or Accounting Standards Update No. 2009-16, “Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets” (“ASU 2009-16”) and Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46(R)” (“FAS No. 167”) or Accounting Standards Update No. 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”)

FAS No. 166, or ASU 2009-16, amends FAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” by: eliminating the concept of a qualifying special-purpose entity (“QSPE”); clarifying and amending the derecognition criteria for a transfer to be accounted for as a sale; amending and clarifying the unit of account eligible for sale accounting; and requiring that a transferor initially measure at fair value and recognize all assets obtained (for example beneficial interests) and liabilities incurred as a result of a transfer of an entire financial asset or group of financial assets accounted for as a sale. Additionally, on and after the effective date, existing QSPEs (as defined under

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

f) Recently issued accounting pronouncements (continued)

previous accounting standards) must be evaluated for consolidation by reporting entities in accordance with the applicable consolidation guidance. The topic requires enhanced disclosures about, among other things, a transferor’s continuing involvement with transfers of financial assets accounted for as sales, the risks inherent in the transferred financial assets that have been retained, and the nature and financial effect of restrictions on the transferor’s assets that continue to be reported in the statement of financial position. The topic will be effective as of the beginning of interim and annual reporting periods that begin after November 15, 2009, which for the Company would be July 1, 2010, the first day of our 2011 fiscal year. The Company is currently assessing the impact that the adoption of ASU 2009-16 may have on the consolidated financial statements.

FAS No. 167, or ASU 2009-17, changes the consolidation guidance applicable to a variable interest entity (“VIE”). It also amends the guidance governing the determination of whether an enterprise is the primary beneficiary of a VIE, and is, therefore, required to consolidate an entity, by requiring a qualitative analysis rather than a quantitative analysis. The qualitative analysis will include, among other things, consideration of who has the power to direct the activities of the entity that most significantly impact the entity’s economic performance and who has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. This standard also requires continuous reassessments of whether an enterprise is the primary beneficiary of a VIE. Previously, the guidance required reconsideration of whether an enterprise was the primary beneficiary of a VIE only when specific events had occurred. QSPEs, which were previously exempt from the application of this standard, will be subject to the provisions of this standard when it becomes effective. The topic also requires enhanced disclosures about an enterprise’s involvement with a VIE. The topic will be effective as of the beginning of interim and annual reporting periods that begin after November 15, 2009, which for the Company would be July 1, 2010, the first day of our 2011 fiscal year. The Company is currently assessing the impact that the adoption of ASU 2009-17 may have on the consolidated financial statements.

Accounting Standards Update No. 2010-06 “Improving Disclosures about Fair Value Measurements” (Topic 820) (“ASU No. 2010-6”)

In January 2010, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements”. ASU No. 2010-06 requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements are presented separately. This standard is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of revised Level 3 disclosure requirements which are effective for interim and annual reporting periods beginning after December 15, 2010. Comparative disclosures are not required in the year of adoption. The Company will adopt the provisions of the standard on July 1, 2010, the first day of the 2011 fiscal year for the Level 1 and 2 disclosures, and on July 1, 2011 or the first day of the 2012 fiscal year for the Level 3 disclosures.

Accounting Standards Update No. 2009-13 “Revenue Recognition: Multiple-Deliverable Revenue Arrangements- a Consensus of the FASB Emerging Issues Task Force” (Topic 605) (“ASU No. 2009-13”)

In October 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (a consensus of the FASB Emerging Issues Task Force) “ which amends ASC 605-25, “ Revenue Recognition: Multiple-Element Arrangements .” ASU No. 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how to allocate consideration to each unit of accounting in the arrangement. This ASU replaces all references to fair value as the measurement criteria with the term selling price and establishes a hierarchy for determining the selling price of a deliverable. ASU No. 2009-13 also eliminates the use of the residual value method for determining the allocation of arrangement consideration. Additionally, ASU No. 2009-13 requires expanded disclosures. These provisions are to be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. The Company will adopt the provisions of these amendments on July 1, 2010, the first day of the 2011 fiscal year and is currently evaluating the impact of these amendments to its consolidated financial statements.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

f) Recently issued accounting pronouncements (continued)

Accounting Standards Update No. 2010-11 “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU No. 2010-11”)

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815)—Scope Exception Related to Embedded Credit Derivatives .” ASU No. 2010-11 clarifies that the only form of an embedded credit derivative that is exempt from embedded derivative bifurcation requirements are those that relate to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The provisions of ASU 2010-11 will be effective on July 1, 2010, the first day of the 2011 fiscal year and are not expected to have a significant impact on the Company’s consolidated financial statements.

Accounting Standards Update No. 2010-10 “Consolidation (Topic 810): Amendments for Certain Investment Funds” (“ASU No. 2010-10”)

In February 2010, the FASB issued ASU No. 2010-10, “Consolidation (Topic 810).” The amendments to the consolidation requirements of Topic 810 resulting from the issuance of Statement 167 are deferred for a reporting entity’s interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of variable interest entities in Subtopic 810-10 (before the Statement 167 amendments) or other applicable consolidation guidance, such as the guidance for the consolidation of partnerships in Subtopic 810-20. The deferral is primarily the result of differing consolidation conclusions reached by the International Accounting Standards Board (“IASB”) for certain investment funds when compared with the conclusions reached under Statement 167. The deferral is effective as of the beginning of a reporting entity’s first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period, which coincides with the effective date of Statement 167. Early application is not permitted. The provisions of ASU No. 2010-10 are effective for the Company on July 1, 2010, the first day of the 2011 fiscal year. The Company expects the adoption of ASU No. 2010-10 will not have a material impact on the consolidated financial statements.

Future Adoption of Recently Issued Accounting Standards

Accounting Standards Update No. 2010-20 “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” (“ASU No. 2010-20”)

In July 2010, the FASB issued ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which requires new and expanded financial statement disclosures. An entity is required to provide qualitative and quantitative disclosures about the allowance for credit losses, credit quality, impaired loans, modifications, and nonaccrual and past due financing receivables. In addition, the disclosures must be disaggregated by portfolio segment or class of financing receivable based on how a company develops its allowance for credit losses and how it manages its credit exposure. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010, which will be on June 30, 2011 for the Company. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010, which will be on July 1, 2011, the first day of the 2012 fiscal year.

Accounting Standards Update No. 2010-17 “Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition- A Consensus of the FASB Emerging Issues Task Force) (“ASU No. 2010-17”)

In April 2010, the FASB issued ASU No. 2010-17, Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition. This ASU codifies the consensus reached in EITF Issue No. 08-9, “Milestone Method of Revenue Recognition.” The amendments to the Codification provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

f) Recently issued accounting pronouncements (continued)

transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and nonsubstantive milestones, and each milestone should be evaluated individually to determine if it is substantive. ASU 2010-17 is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply 2010-17 retrospectively from the beginning of the year of adoption. Vendors may also elect to adopt the amendments in this ASU retrospectively for all prior periods. The ASU is effective as from July 1, 2010, the first day of the 2011 fiscal year. The Company does not expect the provisions of ASU 2010-17 to have a material effect on the consolidated financial statements.

Accounting Standards Update No. 2010-28 “Intangibles-Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts”.

Under Topic 350 on goodwill and other intangible assets, testing for goodwill impairment is a two-step test. When a goodwill impairment test is performed (either on an annual or interim basis), an entity must assess whether the carrying amount of a reporting unit exceeds its fair value (Step 1). If it does, an entity must perform an additional test to determine whether goodwill has been impaired and to calculate the amount of that impairment (Step 2). The objective of this Update is to address questions about entities with reporting units with zero or negative carrying amounts because some entities concluded that Step 1 of the test is passed in those circumstances because the fair value of their reporting unit will generally be greater than zero. As a result of that conclusion, some constituents raised concerns that Step 2 of the test is not performed despite factors indicating that goodwill may be impaired. The amendments in this Update do not provide guidance on how to determine the carrying amount or measure the fair value of the reporting unit

For public entities, the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Nonpublic entities may early adopt the amendments using the effective date for public entities.

Accounting Standards Update No. 2010-29 “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations”.

The objective of this Update is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. Paragraph 805-10-50-2(h) requires a public entity to disclose pro forma information for business combinations that occurred in the current reporting period. The disclosures include pro forma revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period.

The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted.

Proposed new IFRS Standards and Amendments

The International Accounting Standards Board (IASB) generally reviews its own existing standards to enhance their clarity and consistency. Recently, the IASB published an exposure draft on leases, which would transform lease accounting from the existing accounting model with two different types of leases, i.e. operating leases and finance leases, to one single model for all leases. Under the proposed model, lessees would record an asset for its right to use the underlying asset and a liability to pay rentals. On the other hand, the accounting for lessors would reflect the exposure of the lessor to the risks or

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

f) Recently issued accounting pronouncements (continued)

benefits of the underlying assets. For lessors, when the lease transfers significant risks or benefits of the underlying asset to the lessee the lessor would apply the derecognition approach (derecognizing the asset and recording the right to receive lease payments); and, when the lessor retains exposure to significant risks or benefits of the underlying assets the lessor would apply the performance obligation approach which would require the lessor to keep the asset on its balance sheet and to record a right to receive lease payments and a liability to permit the lessee to use the underlying asset.

These changes are especially relevant to companies that are significant users of real estate like us. A standard in final form is expected in mid 2011, and could require adoption as early as 2012. We currently act as lessors of office space, store space in shopping centers and other properties as part of our principal business. We may also act as lessee to a lesser extent. The adoption of the above-mentioned standard as currently drafted upon transition to IFRS in June 30, 2013 may have a significant impact on our operating results, financial ratios, and potentially our debt covenants. We are currently in the process of analyzing the potential impact of the issuance of this proposed standard as part of our efforts towards the implementation of IFRS. There can be no assurance as to the date of final completion of the standard or whether the final standard will be substantially equivalent to the current draft form.

g) Risks and uncertainties

The Company’s operations are subject to risks and uncertainties with respect to:

Risks associated with Argentine operations: All Company’s operations and properties are located in Argentina. As a result, the Company financial condition and results of operations depend to a significant extent on macroeconomic and political conditions prevailing in Argentina.

Shopping center and real estate market operating risks: The development, administration and profitability of shopping centers are impacted by various factors including: the accessibility and the attractiveness of the area where the shopping center is located, the intrinsic attractiveness of the shopping center, the flow of people and the level of sales of each shopping center rental unit, increasing competition from internet sales, the amount of rent collected from each shopping center rental unit and the fluctuations in occupancy levels in the shopping centers. In the event that there is an increase in operational costs, caused by inflation or other factors, it could have a material adverse effect on the Company if its tenants are unable to pay their higher rent obligations due to the increase in expenses.

Since May 28, 1997, Law No. 24,808 provides that tenants may rescind commercial lease agreements after the initial six months upon not less than sixty days written notice, subject to penalties of only one-and-a-half months rent if the tenant rescinds during the first year of the lease, and one-month rent if the tenant rescinds after the first year of the lease. The exercise of such rescission rights could materially and adversely affect the Company.

The Company’s property is currently and will continue to be subject to risks incident to the ownership and operation of commercial real estate and residential development properties. The Company’s lease sales from its real estate operations may be adversely affected by (i) local or national economic conditions in the areas in which the properties are located; (ii) oversupply of retail space or a reduction in demand for retail space; (iii) increased competition from other real estate operators; (iv) changes in the ability of the Company or the tenants to provide for adequate maintenance and/or insurance; (v) increases in operating expenses; and/or (vi) adverse changes in the regional or national economy. Other risks include the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise, the need to periodically renovate, repair and release space and the costs thereof and the ability of a tenant to provide adequate maintenance and insurance. In addition, the failure to sell the property to be constructed, could have a material adverse effect on the Company.

An economic downturn in the areas in which the shopping centers are located might adversely affect the Company’s sales (through bankruptcy of tenants and reduction in the shopping center sales due to lower variable income). Increases in operating costs due to inflation and other factors may result in some tenants being unable or unwilling to pay rent or expense increases. In addition, the Company has several tenants occupying space in more than one shopping center and, as a result, if

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

g) Risks and uncertainties (continued)

any of such tenants should experience financial difficulties and cease paying rent, the Company’s operating results could be adversely affected. Furthermore, as leases on properties expire, the Company may be unable to find new tenants or tenants may enter into new leases on terms that are less favorable to the Company. The failure to lease such properties could have a material adverse effect on the Company.

h) Statement of Cash Flows classification differences

The statements of cash flows presented in the primary financial statements are prepared based on Argentine GAAP amounts.

Under US GAAP, the Company followed the guidance in ASC No. 230 “Statement of Cash Flows” (“ASC No. 230”). Under ASC No. 230, the total amounts of cash and cash equivalents at the beginning and end of the years shown in the statement of cash flows are required to be the same amounts as similarly titled line items shown in the balance sheets as of those dates.

	As of December 31,
	2010		2009
Cash and banks	Ps.	26,959	Ps.	16,314
Current investments		105,091		165,488

Total cash and banks and current investments as per balance sheet	Ps.	132,050	Ps.	181,802
Less: Items not considered cash and cash equivalents
• Mutual funds	Ps.	(20,001)	Ps.	(16,523)
• Retained interests in securitized receivables, net of allowances		(1,697)		(127,571)
• Mortgage bonds issued by BHSA		(479)		(921)
• Government bonds		—		(34)
• TDFs		—		(9,376)

Cash and cash equivalents as shown in the statement of cash flows	Ps.	109,873	Ps.	27,377

Under Argentine GAAP the effect of exchange rate changes on cash and cash equivalents were not disclosed by presenting a fourth cash flow statement category as required by ASC No. 230. The effect of exchange rate changes on cash and cash equivalents for the six-month periods ended December 31, 2010 and 2009 amounts to a loss Ps. 0.6 million and a gain of Ps. 0.2 million, respectively.

Under Argentine GAAP, the Company proportionally consolidates the accounts of Metroshop. Under US GAAP, the investment in Metroshop is equity accounted. As a result, differences exist between the amount of cash and cash equivalents reported in the primary statement of cash flows and the amount of cash and cash equivalents that would be reported in a statement of cash flows prepared under US GAAP. For this reason, cash flows from operating, investing and financing activities are different in a statement of cash flows prepared under US GAAP using Argentine GAAP numbers since each line item would exclude the pro rata equity interest of the accounts of Metroshop.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

h) Statement of Cash Flows classification differences (continued)

The following table set forth the condensed statements of cash flows prepared in accordance with US GAAP:

	2010		2009
Net cash provided by operating activities	Ps.	225,531	Ps.	122,187
Net cash used in investing activities		(90,793)		(19,362)
Net cash used in financing activities		(78,287)		(124,432)
Effect of exchange rate changes on cash and cash equivalents		(649)		189

i) Earnings per share

Under Argentine GAAP the Company is required to disclose earnings per share information in accordance with RT 18 for all periods presented. Note 10 to the Unaudited Interim Consolidated Financial Statements disclose the computation of basic and diluted net income per common share under Argentine GAAP. Guidance set forth in RT 18 is similar to the basic principles set forth in ASC No. 260 “Earnings per Share” (“ASC No. 260”). See Note 3.x. for details.

The following tables set forth the computation of basic and diluted net income per common share under ASC No. 260 for all periods presented:

	Oct. 15- Dec. 31, 2010		Jul. 1- Oct. 14, 2010		December 31, 2009
Numerator:
Net income attributable to Alto Palermo S.A.	Ps.	47,924	Ps.	133,298	Ps.	106,405
Plus (less): income impact of assumed conversions:
Interest expense on Convertible Notes		7,258		4,582		9,295
Foreign currency exchange gain on Convertible Notes		1,831		1,343		130
Income tax effect		(2,969)		(2,114)		(3,225)

Net income plus assumed conversions attributable to Alto Palermo S.A.	Ps.	54,044	Ps.	137,109	Ps.	112,605

Denominator:
Weighted-average number of shares outstanding		1,259,608		782,064		782,064
Plus: incremental shares of assumed conversions:
Convertible Notes		1,248,309		1,725,853		1,793,245

Adjusted weighted-average number of shares	Ps.	2,507,917	Ps.	2,507,917	Ps.	2,575,309

Basic and diluted EPS attributable to Alto Palermo S.A.:
Basic net income per common share	Ps.	0.04	Ps.	0.17	Ps.	0.14
Diluted net income per common share		0.02		0.05		0.04

On October 7, 2010, holders of Notes convertible into the Company’s shares exercised their conversion right. Consequently, the Company issued 477,544,197 shares of common stock with a face value of US$ 15.5 million. As from the conversion, the number of Company’s shares goes from 782,064,214 to 1,259,608,411.

j) Severance indemnities

Under Argentine law and labor agreements, the Company is required to make minimum severance payments to its dismissed employees without cause and employees leaving its employment in certain other circumstances. Under Argentine GAAP, severance payments are expensed as incurred. Under US GAAP, the Company follows the guidelines established by ASC No. 712 “Compensation – Nonretirement Postemployment Benefits” (“ASC No. 712”), and ASC No. 710 “Compensation—General” (“ASC No. 710”), which require the accrual of severance costs if they relate to services already rendered, are related to rights that accumulate or vest, are probable of payment and are reasonably estimable. While the

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

j) Severance indemnities (continued)

Company expects to make severance payments in the future, it is impossible to estimate the number of employees that will be dismissed without proper cause in the future, if any, and accordingly the Company has not recorded such liability.

k) Balance sheet classification differences

The following section contains information regarding certain differences in classification criteria under US GAAP as applied to the Argentine GAAP financial information. This section does not contain information related to total assets, total liabilities, total equity, operating income and net income under US GAAP.

Under Argentine GAAP, assets and liabilities are classified either as current or non-current, principally depending on the expected settlement dates. Under US GAAP, real estate companies generally do not present a classified balance sheet.

Under Argentine tax law, the Company does not prepare a consolidated tax return. Subsidiaries are separate tax entities in the jurisdiction where they operate. Accordingly, under Argentine GAAP, the net deferred tax position by company has been classified as a non-current other receivable or as a non-current tax payable as appropriate. Under US GAAP, the classification of deferred taxes is determined by the classification of the current/non-current asset or liability for financial reporting to which the temporary difference is related. A temporary difference is related to an asset or liability if reduction of the asset or liability causes the temporary difference to reverse. For deferred tax balances not related to an asset or liability for financial reporting (e.g. tax loss carryforwards), the classification is based on the expected realization date under Argentine GAAP. As of December 31, 2010 and 2009, Ps. 29.9 million and Ps. 28.8 million, respectively, would have been classified as current assets; Ps 52.3 million and Ps. 81.6 million, respectively, would have been classified as non-current assets; Ps. 1.1 million and Ps. 0.2 million, respectively, would have been classified as current liabilities, and Ps. 85.5 million and Ps. 86.6 million, respectively, would have been classified as non-current liabilities.

Under Argentine GAAP, deferred debt issuance costs are shown as a deduction of the corresponding liability. Under US GAAP, in accordance with ASC No. 835-30-25 “Interest – Imputation of Interest – Recognition” (“ASC No. 835-20-25”) (formerly APB 21 “Interest on Receivables and Payables”), debt issuance costs should be reported as deferred charges in the balance sheet.

l) Consolidated Statement of Income classification differences

The following section contains information regarding certain differences in classification criteria under US GAAP as applied to the Argentine GAAP financial information. This section does not contain information related to total assets, total liabilities, total equity, operating income and net income under US GAAP.

Should a US GAAP Consolidated Statement of Income be presented, certain items shown in some line items of the Consolidated Statement of Income under Argentine GAAP would have to be reclassified to affect other line items. The following reclassifications are intended to present Argentine GAAP numbers using a different criterion of classification under US GAAP. The numbers included below are not US GAAP numbers.

Gross vs. net presentation

As part of the lease agreements, tenants are required to pay their proportionate share of common area maintenance expenses. The Company does not charge any mark up on reimbursable costs. These expenses are incurred and paid by the Company and then passed through to tenants as reimbursable costs.

Under Argentine GAAP, pass-through expenses, such as these reimbursable costs, are accounted for on a net basis and, as such, excluded from revenues and expenses in the Unaudited Interim Consolidated Financial Statements. However, Note 4.c. shows the total amount of expenses passed through to tenants by expense category with the corresponding offsetting amount therefore having no impact in the consolidated costs of the Company. No amount is shown as revenues.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

l) Consolidated Statement of Income classification differences (continued)

Under US GAAP, the Company accounts for pass-through revenue and expenses in accordance with ASC No. 605-45-15 “Revenue Recognition” (“ASC No. 605-45-15”) (formerly EITF Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred”) and include these costs incurred as a component of revenue and as a component of operating expenses in the Consolidated Statement of Income. These costs, which are pass-through expenses to tenants included in both revenues and expenses were Ps. 152.1 million and Ps. 84.9 million for the six-month periods ended December 31, 2010 and 2009, respectively. As these expenses are fully reimbursed, without mark-up, by the tenants, there is no impact on operating income, net income, EPS, cash flows or the balance sheet.

Should the ASC No. 605-45-15 be applied to the Argentine GAAP Consolidated Statement of Income, net revenues under Argentine GAAP would have been Ps. 629.2 million and Ps. 448.9 million for the six-month periods ended December 31, 2010 and 2009, respectively.

Operating income

Certain expense and/or income items included within “Other income (expenses), net” and “Financial results, net” of the Argentine GAAP Consolidated Statement of Income would have been included in the determination of operating income under US GAAP. In addition, under Argentine GAAP, the recovery of certain allowances and provisions has been included within “Other income (expenses), net”. Under US GAAP, such items would have been classified as a reversal to the amounts in the line items, which were originally recorded.

Should certain other expenses, financial results and the recovery of allowances and provisions be reclassified into/out of operating income, as applicable, operating income under Argentine GAAP would have been Ps. 242.6 million and Ps. 152.2 million for the six-month periods ended December 31, 2010 and 2009, respectively.

m) Investments in debt and equity securities

ASC No. 320-10-65-1 “Investments—Transition Related to FSP 115-2 and FAS 124-2” (“ASC No. 320-10-65-1”) (formerly FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”) established a new method of recognizing and reporting other-than-temporary impairments of debt securities. Prior to the issuance of this guidance, impairments of investments in debt and equity securities classified as available-for-sale or held-to-maturity were evaluated on the basis of whether an entity could assert the ability and intent to hold the investment until a recovery of fair value (which for debt securities may have been maturity). If an entity was unable to make such an assertion, the investment was considered to be other-than-temporarily impaired and the costs basis of the security was written down to current fair value, with the write-down recognized currently in earnings. Also, regardless of intent, if it was probable that an investor would be unable to collect all amounts due according to the contractual terms of a debt security, the investment was considered to be other-than-temporarily impaired and the cost basis of the security was written down to current fair value, with the write-down recognized currently in earnings. The Company used this guidance since the year ended June 30, 2008. No write-downs were recognized for the year then ended.

ASC No. 320-10-65-1 changes existing impairment guidance under ASC No. 320 in the following significant ways for debt securities. The new framework does not apply to equity securities (i.e., impaired equity securities continue to be evaluated under previously existing guidance).

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

m) Investments in debt and equity securities (continued)

The most significant changes are:

(i)	The “ability and intend to hold” provision is eliminated and impairment is now considered to be other than temporary if an entity (i) intends to sell the security, (ii) more likely than not will be required to sell the security before recovering its cost, or (iii) does not expect to recover the security´s entire amortized cost basis (even if the entity does not intend to sell);

(ii)	The “probability” standard relating to the collectability of cash flows is eliminated, and impairment is now considered to be other than temporary if the present value of cash flows expected to be collected from the debt security is less than the amortized cost basis of the security (“credit loss”);

(iii)	If an entity intends to sell an impaired debt security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the impairment is other than temporary and should be recognized currently in earnings in an amount equal to the entire difference between fair value and amortized cost;

(iv)	If a credit loss exists, but an equity does not intend to sell the impaired debt security and is not more likely than not to be required to sell before recovery, the impairment is other than temporary and should be separated into (i) the estimated amount relating to credit loss, and (ii) the amount relating to all other factors. Only the estimated credit loss amount is recognized currently in earnings, with the remainder of the loss amount recognized in other comprehensive income.

n) Comprehensive income (loss)

ASC No. 220 “Comprehensive Income” (“ASC No. 220”) establishes guidelines for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose Financial Statements. ASC No. 220 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a Financial Statement that is displayed with the same prominence as other Financial Statements. Accumulated other comprehensive income is presented below, net of income tax benefit/expense:

	Six-month period ended December 31, 2010
	Alto Palermo S.A.		Non-controlling interest		Total
Net income under US GAAP	Ps.	181,222	Ps.	1,721	Ps.	182,943
Other comprehensive income:
Net change in unrealized holding gain on available-for-sale securities (i)		310		173		483
Net change in unrealized holding gain on retained interests in securitized receivables (ii)		2,836		—		2,836
Net change in unrealized holding gain in available for sale securities, TGLT (iii)		1,883		—		1,883

Comprehensive income (iv)	Ps.	186,251	Ps.	1,894	Ps.	188,145

(i)	Net of income taxes of Ps. (167) and Ps. (93) for Alto Palermo S.A. and the non-controlling interest, respectively.
(ii)	Net of income taxes of Ps. (1,527).
(iii)	Net of income taxes of Ps. (1,014).
(iv)	The disclosure of push down accounting is in Note 14.I.x.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements (continued)

n) Comprehensive income (loss) (continued)

	Six-month period ended December 31, 2009
	Alto Palermo S.A.		Non-controlling interest		Total
Net income under US GAAP	Ps.	106,405	Ps.	2,110	Ps.	108,515
Other comprehensive income:
Net change in unrealized holding loss on available-for-sale securities (i)		(67)		55		(12)
Net change in unrealized holding gain on retained interests in securitized receivables (ii)		16,196		230		16,426

Comprehensive income	Ps.	122,534	Ps.	2,395	Ps.	124,929

(i)	Net of income taxes of Ps. 36 and Ps. (30) for Alto Palermo S.A. and the non-controlling interest, respectively.
(ii)	Net of income taxes of Ps. 8,722 and Ps. 124 for Alto Palermo S.A. and the non-controlling interest, respectively.

	As of December 31, 2010
	Alto Palermo S.A.		Non-controlling interest		Total
Unrealized holding gain on available-for-sale securities	Ps.	816	Ps.	298	Ps.	1,114
Net change in unrealized holding gain on available for sale securities, TGLT		1,883		—		1,883

Accumulated other comprehensive income	Ps.	2,699	Ps.	298	Ps.	2,997

	As of December 31, 2009
	Alto Palermo S.A.		Non-controlling interest		Total
Unrealized holding gain on available-for-sale securities	Ps.	434	Ps.	73	Ps.	507
Unrealized holding gain on retained interests in securitized receivables		11,878		230		12,108

Accumulated other comprehensive income	Ps.	12,312	Ps.	303	Ps.	12,615

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

o) Pro-rata consolidation of Metroshop

As discussed in Note 2.c. under Argentine GAAP the Company consolidates the accounts of Metroshop on a pro-rata basis. Under US GAAP consolidation is not appropriate since the Company does not exercise control over the subsidiary.

Presented below is the consolidated condensed information of the Company as of December 31, 2010 and 2009 considering Metroshop as an equity investee:

	As of and for the six-month period ended December 31, 2010
	As reported	Elimination of Metroshop accounts	Inclusion of Metroshop as an equity investee	As adjusted
Current assets	521,266	(29,199)	—	492,067
Non-current assets	1,877,630	(3,596)	2,615	1,876,649

Total assets	2,398,896	(32,795)	2,615	2,368,716
Current liabilities	534,008	(30,180)	—	503,828

Non-current liabilities	816,820	—	—	816,820

Total liabilities	1,350,828	(30,180)	—	1,320,648

Minority interest	133,158	—	—	133,158
Shareholders’ equity	914,910	—	—	914,910

Revenues	477,116	(8,905)	—	468,211
Gross profit	311,614	(5,258)	—	306,356
Net income	137,710	—	—	137,710

Net cash provided by operating activities	225,531	(1,099)	—	224,432
Net cash provided by investing activities	(90,793)	72	1,100	(89,621)
Net cash used in financing activities	(78,287)	750	(1,100)	(78,637)

	As of and for the six-month period ended December 31, 2009
	As reported	Elimination of Metroshop accounts	Inclusion of Metroshop as an equity investee	As adjusted
Current assets	497,331	(26,464)	—	470,867
Non-current assets	1,932,357	22,784	—	1,955,141

Total assets	2,429,688	(3,680)	—	2,426,008

Current liabilities	594,087	(4,436)	2,545	592,196
Non-current liabilities	924,144	(1,789)	—	922,355

Total liabilities	1,518,231	(6,225)	2,545	1,514,551

Minority interest	130,289	—	—	130,289
Shareholders’ equity	781,168	—	—	781,168

Revenues	363,914	(8,028)	—	355,886
Gross profit	241,583	(3,769)	—	237,814
Net loss	71,310	—	—	71,310

Net cash provided by operating activities	122,187	1,990	—	124,177
Net cash used in investing activities	(19,362)	27	1,625	(17,710)
Net cash provided by financing activities	(124,432)	1,625	(1,625)	(124,432)

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

p) Investments in real estate and accumulated depreciation

The following is a summary of the Company’s investments in real estate as of December 31, 2010 prepared in accordance with SEC S-X 12-28.

Description	Encumbrances	Land		Buildings and improvement		Transfers		Improvements / Additions/ Deductions		Total buildings and improvements		Total		Accumulated depreciation		Date of construction	Date acquired	Life on which depreciation in latest Consolidated Statement of Income is computed
Shopping centers:
— Abasto		Ps.	9,752	Ps.	246,224	Ps.	(302)	Ps.	54	Ps.	245,976	Ps.	255,728	Ps.	(101,525)	November,1998	—	31
— Alto Palermo			8,694		421,840		161		2,037		424,038		432,732		(306,248)	October, 1990	November,1997 and March, 1998	26
— Alto Avellaneda			18,089		180,298		(58)		682		180,922		199,011		(132,011)	October, 1995	November and December, 1997	19
— Paseo Alcorta			11,268		121,252		78		622		121,952		133,220		(64,449)	June, 1992	June, 1997	25
— Alto Noa			357		43,773		—		196		43,969		44,326		(23,755)	September, 1994	March,1995, September, 1996 and January, 2000	22
— Patio Bullrich			8,419		161,640		(1)		33		161,672		170,091		(84,399)	September, 1988	October, 1998	23
— Buenos Aires Design			—		49,212		—		15		49,227		49,227		(41,648)	Between November and December, 1993	November, 1997	20
— Alto Rosario			25,686		66,988		35		96		67,119		92,805		(15,211)	November 2004	—	29
— Mendoza Plaza Shopping			10,546		107,515		110		215		107,840		118,386		(39,772)	June, 1994	December, 2004	22
— PAMSA			123,568		475,456		(65,927)		5,970		415,499		539,067		(22,719)	Mall May 2009, Office building under construction	November, 2006	28
— Empalme	Antichresis		5,009		94,822		238		337		95,397		100,406		(33,268)	March, 1990	December, 2006	16
Neuquén			3,046		9,909		233		1,601		11,743		14,789		(566)	Under construction	September, 1999	—
Soleil			—		—		25,686		57,979		83,665		83,665		(3,326)	October, 1987	July, 2010	10
Office property			—		—		66,247		3,613		69,860		69,860		(558)	October, 2010	November, 2006	32
Other			3,170		17,742		—		—		17,742		20,912		(2,816)	—	—	—

Total		Ps.	227,604	Ps.	1,996,671	Ps.	26,500	Ps.	73,450	Ps.	2,096,621	Ps.	2,324,225	Ps.	(872,271)

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

p) Investments in real estate and accumulated depreciation (continued)

	Six-month periods ended December 31,
	2010		2009
Balance, beginning of the year	Ps.	2,224,275	Ps.	2,177,288
Additions during the period:
Improvements		73,456		31,233
Transfers from other fixed assets		26,500		1,446

	Ps.	2,324,231	Ps.	2,209,967

Deductions during the period:
Deductions		(6)		(43)

	Ps.	(6)	Ps.	(43)

Balance, end of the period	Ps.	2,324,225	Ps.	2,209,924

	Six-month periods ended December 31,
	2010		2009
Balance, beginning of the year	Ps.	824,260	Ps.	739,303
Additions during the period	Ps.	48,011	Ps.	49,465

Balance, end of the period	Ps.	872,271	Ps.	788,768

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

q) Mortgage receivable on real estate

The following is a summary of the Company’s mortgage receivable on real estate as of December 31, 2010 prepared in accordance with SEC S-X 12-29.

	Col. B.	Col. C.	Col. D.	Col. E.	Col. F.		Col. G.		Col. H.
Description	Interest Rate	Final maturity date	Periodic payment term	Prior liens	Face amount of mortgages		Carrying amount of mortgages (1)		Principal amount of receivables subject to delinquent principal or interest
Customer A	14%	July 2009	Monthly	None		60		262	None
Customer B	14%	May 2014	Monthly	None		77		213	None
Customer C	16%	September 2009	Monthly	None		20		79	None
Customer D	12%	April 2015	Monthly	None		53		68	None
Customer E	12%	April 2015	Monthly	None		73		48	None
Customer F	14%	June 2014	Monthly	None		128		42	None
Customer G	14%	February 2014	Monthly	None		58		27	None
Mortgages Receivables Ps. 30,000-Ps. 49,999	14-17%	September 2009 - January 2011	Monthly	None		126		4	None
Mortgages Receivables Ps. 50,000-Ps. 69,999	14-15%	May 2009 - July 2014	Monthly	None		111		9	None
Mortgages receivables Ps.70,000-Ps.89,999	14-16%	June 2009	Monthly	None		70		19	None

					Ps.	776	Ps.	771

(1)	Includes accrued interest and life insurance.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

14. Differences between Argentine GAAP and US GAAP (continued)

II. Additional disclosure requirements

q) Mortgage receivable on real estate (continued)

The summary of activity in mortgage receivable is as follows:

	Six-month period ended December 31,
	2010		2009
Balance, beginning of the year	Ps.	717	Ps.	711
Deductions during the period:
Collections of principal		54		(8)

Balance, end of period	Ps.	771	Ps.	703

r) Non-controlling interest

Under Argentine GAAP, the portion of equity in a subsidiary not attributable directly or indirectly to a parent is known as minority interest and is classified as a separate component between the liability and equity sections of the balance sheet (mezzanine section). Net income or loss for the period excludes earnings attributable to the minority interest. For purposes of earnings per share calculations, net income excludes earnings attributable to the minority interest. Therefore, no adjustments to income available to common shareholders are necessary for earnings attributable to the minority interest.

Under US GAAP, the Company adopted ASC No. 810 “Consolidation” (“ASC No. 810”) effective July 1, 2009. ASC No. 810 establishes new accounting and reporting standards for the non-controlling interest, previously known as minority interest, in a subsidiary and for the deconsolidation of a subsidiary. This statement clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as a separate component within equity in the consolidated financial statements. Additionally, consolidated net income is to be reported with separate disclosure of the amounts attributable to the parent and the non-controlling interests. The Company retroactively restated the amounts shown as consolidated shareholders equity, consolidated statement of income, consolidated statement of cash flows and consolidated statements of comprehensive income as required by ASC No. 810.

The Company has non-controlling interests in more than one subsidiary. Accordingly, the Company aggregated its various non-controlling interests in the consolidated financial statements. The adoption of ASC No. 810 resulted in a Ps. 152.9 million reclassification of non-controlling interests from the mezzanine section to shareholders equity on the June 30, 2010 consolidated balance sheet. Net income for the six-month period ended December 31, 2010 was increased by Ps. 1.7 million as a result of the adoption. Prior to the adoption of ASC No. 810 non-controlling interests were deductions to income in arriving at net income. Under ASC No. 810, non-controlling interests are a deduction from net income used to arrive at net income attributable to Alto Palermo S.A. For purposes of earnings per share calculations, net income includes earnings attributable to the minority interest. Therefore, an adjustment to income available to common shareholders is necessary for earnings attributable to the minority interest to determine income attributable to common shareholders of the controlling interest.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (continued)

(In thousands of Argentine Pesos, except as otherwise indicated)

15. Other Financial Statement information

The following tables present additional Consolidated Financial Statement disclosures required under Argentine GAAP:

a. Fixed assets, net

b. Intangible assets, net

c. Negative goodwill, net

d. Allowances and provisions

e. Cost of leases and services, consumer financing and others

f. Foreign currency assets and liabilities

g. Other expenses

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statement (continued)

15. Other financial statement information (continued)

a. Fixed assets, net

	Original value											Depreciation						Net carrying value as of
Principal account	Value as of beginning of year		Additions		Deductions (1)		Transfers		Provision for impairment	Value as of end of period		Accumulated as of beginning of year		Current period / year				Accumulated as of end of period		December 31, 2010		June 30, 2010 (Audited)
														Deductions (1)		Amount
Properties:
Shopping Centers:
• Abasto	Ps.	255,551	Ps.	—	Ps.	—	Ps.	15	—	Ps.	255,566		Ps.97,535		Ps.—		Ps.3,990		Ps.101,525	Ps.	154,041		Ps.158,016
• Alto Palermo		430,414		47		—		132	—		430,593		295,551		—		10,697		306,248		124,345		134,863
• Alto Avellaneda		197,749		649		—		125	—		198,523		124,933		—		7,078		132,011		66,512		72,816
• Paseo Alcorta		131,521		64		—		62	—		131,647		61,857		—		2,592		64,449		67,198		69,664
• Alto Noa		44,093		149		—		8	—		44,250		22,559		—		1,196		23,755		20,495		21,534
• Buenos Aires Design		49,088		15		—		—	—		49,103		40,401		—		1,247		41,648		7,455		8,687
• Patio Bullrich		168,821		—		—		992	—		169,813		80,420		—		3,979		84,399		85,414		88,401
• Alto Rosario		92,627		55		—		59	—		92,741		13,884		—		1,327		15,211		77,530		78,743
• Mendoza Plaza Shopping		117,331		10		—		322	—		117,663		37,510		—		2,262		39,772		77,891		79,821
• Neuquén		10,054		—		—		—	—		10,054		566		—		—		566		9,488		9,488
• Panamerican Mall		532,572		5,259		—		117	—		537,948		15,670		—		7,049		22,719		515,229		516,902
• Soleil Factory		—		57,489		—		25,663	—		83,152		—		—		3,326		3,326		79,826		—
• Empalme		97,433		174		—		2,185	—		99,792		30,873		—		2,395		33,268		66,524		66,560
Other		20,912		—		—		—	—		20,912		2,501		—		315		2,816		18,096		18,411
Office property		273		3,613		—		66,247	—		70,133		17		—		558		575		69,558		256
Leasehold improvements		15,982		7		(7,358)		—	—		8,631		13,266		(6,338)		836		7,764		867		2,716
Facilities		122,214		667		—		1,124	(134)		123,871		45,671		—		4,909		50,580		73,291		76,543
Furniture and fixtures		37,330		842		(1,946)		322	(125)		36,423		24,257		(1,781)		1,895		24,371		12,052		13,073
Vehicles		291		—		—		—	—		291		272		—		3		275		16		19
Computer equipment		32,617		393		(9,555)		219	(26)		23,648		30,209		(9,065)		789		21,933		1,715		2,408
Software		18,972		329		(7,329)		1,483	—		13,455		17,644		(6,330)		769		12,083		1,372		1,328
Suppliers advances		32,907		5,974		(101)		(29,394)	—		9,386		—		—		—		—		9,386		32,907
Units to be received – Beruti (Note 6)		—		9,264		—		—	—		9,264		—		—		—		—		9,264		—
Work-in-progress:
• Rosario		47		41		—		(24)	—		64		—		—		—		—		64		47
• Abasto		425		54		—		(317)	—		162		—		—		—		—		162		425
• Avellaneda		638		33		—		(183)	—		488		—		—		—		—		488		638
• Alto Palermo		120		1,990		—		29	—		2,139		—		—		—		—		2,139		120
• Neuquén		2,901		1,601		—		233	—		4,735		—		—		—		—		4,735		2,901
• Buenos Aires Design		124		—		—		—	—		124		—		—		—		—		124		124
• Leasehold improvements		598		—		—		—	—		598		598		—		—		598		—		—
• Patio Bullrich		1,238		33		—		(993)	—		278		—		—		—		—		278		1,238
• Paseo Alcorta		999		564		(6)		16	—		1,573		—		—		—		—		1,573		999
• Tarshop		1		90		(90)		—	—		1		—		—		—		—		1		1
• Mendoza Plaza Shopping S.A.		730		205		—		(212)	—		723		—		—		—		—		723		730
• Empalme		2,398		163		—		(1,947)	—		614		—		—		—		—		614		2,398
• Panamerican Mall		66,452		711		—		(66,044)	—		1,119		—		—		—		—		1,119		66,452
• Soleil Factory		—		490		—		23	—		513		—		—		—		—		513		—
• Metroshop		—		51		—		—	—		51		—		—		—		—		51		—
• Office property		305		101		—		(254)	—		152		—		—		—		—		152		305
• Alto Noa		37		47		—		(8)	—		76		—		—		—		—		76		37

Total as of December 31, 2010	Ps.	2,485,765	Ps.	91,174	Ps.	(26,385)	Ps.	—	(285)	Ps.	2,550,269	Ps.	956,194	Ps.	(2)(23,514)	Ps.	57,212	Ps.	989,892	Ps.	1,560,377	Ps.	—

Total as of June 30, 2010	Ps.	2,429,891	Ps.	61,419	Ps.	(5,256)	Ps.	(289)	—	Ps.	2,485,765	Ps.	848,168	Ps.	(3,385)	Ps.	111,411	Ps.	956,194	Ps.	—	Ps.	1,529,571

(1)	Includes Ps. 2,829 related to Tarshop deconsolidation. See Note 2.h for details.
(2)	The allocation of depreciation charges in the Unaudited Interim Consolidated Statements of Income is included in “Other expenses”, except for Ps. 235 as of December 31, 2010 passed-through to tenants (See Note 15.g.).

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statement (continued)

15. Other financial statement information (continued)

b. Intangible assets, net

	Original value								Amortization								Net carrying value
											Current period / year
Principal account	Value as of beginning of year		Additions		Deductions		Value as of end of period / year		Accumulated as of beginning of year		Deductions		Amount		Accumulated as of end of period / year		As of December 31, 2010		As of June 30, 2010 (Audited)
Trademarks	Ps.	1,416	Ps.	—	Ps.	(431)	Ps.	985	Ps.	604	Ps.	—	Ps.	44	Ps.	648	Ps.	337	Ps.	812
Preoperating expenses.		35,617		2,082		—		37,699		12,828		—		2,272		15,100		22,599		22,789
Customer relationships.		705		—		(705)		—		94		(104)		10		—		—		611
Non-compete agreement.		12,174		—		(12,174)		—		3,757		(4,627)		870		—		—		8,417
Concession.		20,873		—		—		20,873		—		—		—		—		20,873		20,873

Total as of December 31, 2010	Ps.	70,785	Ps.	2,082	Ps.	(2) (13,310)	Ps.	59,557	Ps.	17,283	Ps.	(2) (4,731)	Ps.	(1) 3,196	Ps.	15,748	Ps.	43,809	Ps.	—

Total as of June 30, 2010	Ps.	24,394	Ps.	46,391	Ps.	—	Ps.	70,785	Ps.	8,880	Ps.	—	Ps.	8,403	Ps.	17,283	Ps.	—	Ps.	53,502

(1)	The allocation of amortization charges in the Unaudited Interim Consolidated Statements of Income is included in “Other expenses” (Note 15.g).
(2)	Includes Ps. 1,031 related to Tarshop deconsolidation. See Note 2.h for details.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statement (continued)

15. Other financial statement information (continued)

c. Negative goodwill, net

	Original value								Amortization								Net carrying value
Principal account	Value as of beginning of year		Additions		Deductions		Value as of end of period		Accumulated as of beginning of year		Amount		Deductions		Accumulated as of end of period / year		As of December 31, 2010		As of June 30, 2010 (Audited)
• Old Alto Palermo	Ps.	24,628	Ps.	—	Ps.	—	Ps.	24,628	Ps.	24,628	Ps.	—	Ps.	—		Ps. 24,628	Ps.	—	Ps.	—
• Tarshop		—		—		—		—		—		—		—		—		—		—
• Fibesa		21,217		—		—		21,217		20,875		342		—		21,217		—		342
• Ersa		(579)		—		—		(579)		(319)		(37)		—		(356)		(223)		(260)
• Empalme		(10,671)		—		—		(10,671)		(2,221)		(318)		—		(2,539)		(8,132)		(8,450)
• Mendoza		(6,314)		—		—		(6,314)		(653)		(163)		—		(816)		(5,498)		(5,661)
• Conil		506		—		—		506		—		—		—		—		506		506

Total as of December 31, 2010	Ps.	28,787		—	Ps.	—	Ps.	28,787	Ps.	42,310	Ps.	(1) (176)	Ps.	—	Ps.	42,134	Ps.	(13,347)	Ps.	—

Total as of June 30, 2010	Ps.	38,114	Ps.	506	Ps.	(9,833)	Ps.	28,787	Ps.	44,230	Ps.	1,645	Ps.	3,565	Ps.	42,310	Ps.	—	Ps.	(13,523)

(1)	The allocation of amortization charges in the Unaudited Consolidated Statements of Income is included in “Amortization of goodwill, net”.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statement (continued)

15. Other financial statement information (continued)

d. Allowances and provisions

									Carrying value
Item	Balances as of beginning of year		Additions			Deductions			As of December 31, 2010		As of June 30, 2010 (Audited)
Deducted from current assets:
Allowance for doubtful accounts	Ps.	103,289	Ps.	1,01	1 (1)	Ps.	(33,847	) (2)	Ps.	70,453	Ps.	103,289
Impairment of investments		7,423		—			(7,423)			—		7,423

Total as of December 31, 2010	Ps.	110,712	Ps.	1,011		Ps.	(41,270)		Ps.	70,453	Ps.	—

Total as of June 30, 2010	Ps.	127,565	Ps.	24,988		Ps.	(41,841)		Ps.	—	Ps.	110,712

Deducted from non-current assets:
Allowance for doubtful accounts	Ps.	1,250	Ps.	—		Ps.	(1,250	) (2)	Ps.	—	Ps.	1,250
Allowance for doubtful mortgage receivable		2,208		—			—			2,208		2,208
Impairment of investments		1,165		—			(1,165	) (2)		—		1,165

Total as of December 31, 2010	Ps.	4,623	Ps.	—		Ps.	(2,415)		Ps.	2,208	Ps.	—

Total as of June 30, 2010	Ps.	6,856	Ps.	1,721		Ps.	(3,954)		Ps.	—	Ps.	4,623

Included in current liabilities:
Provision for contingencies	Ps.	1,743	Ps.	374	(1)	Ps.	(1,903)		Ps.	214	Ps.	1,743

Total as of December 31, 2010	Ps.	1,743	Ps.	374		Ps.	(1,903)		Ps.	214	Ps.	—

Total as of June 30, 2010	Ps.	1,004	Ps.	739		Ps.	—		Ps.	—	Ps.	1.743

Included in non-current liabilities:
Provision for contingencies	Ps.	7,913	Ps.	2,059	(1)	Ps.	(333)		Ps.	9,639	Ps.	7,913

Total as of December 31, 2010	Ps.	7,913	Ps.	2,059		Ps.	(333)		Ps.	9,639	Ps.	—

Total as of June 30, 2010	Ps.	5,492	Ps.	3,282		Ps.	(861)		Ps.	—	Ps.	7,913

(1)	Included in Note 15.g. - Other expenses.
(2)	Related to applications for the provision of punishment of doubtful accounts.

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statement (continued)

15. Other financial statement information (continued)

e. Cost of leases and services, consumer financing and others

	Six-month periods ended December 31,
	2010		2009
I. Cost of leases and services
Expenses (Note 15.g)		83,751		74,299

Cost of leases and services	Ps.	83,751	Ps.	74,299

II. Cost of consumer financing
Expenses (Note 15.g)		21,678		48,032

Cost of consumer financing	Ps.	21,678	Ps.	48,032

III. Cost of others
Inventory as of the beginning of the year	Ps.	21,941	Ps.	11,746
Purchases of the period		28,851		—
Expenses (Note 15.g)		6		—
Transfers		64,150		(136)
Write-offs due to obsolescence		(1,189)		—
Gain from recognition of inventories at net realizable value		10,910		—
Inventory as of the end of the period		(64,596)		(11,610)

Cost of others	Ps.	60,073	Ps.	—

Total cost	Ps.	165,502	Ps.	122,331

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statement (continued)

15. Other financial statement information (continued)

f. Foreign currency assets and liabilities

					Total
Captions	Currency		Amount of foreign currency	Current exchange rate	As of December 31, 2010		As of June 30, 2010 (Audited)
Assets
Current assets
Cash and banks	US$		5,073	3,936	Ps.	19,966	Ps.	15,955
Cash and banks	EURO		16	5,219		82		1,585
Cash and banks	Libras		2	6,049		9		9
Other investments, net	US$	(1)	20,210	3,936		79,545		13,858
Accounts receivable, net	US$		12,988	3,936		51,122		19,841
Accounts receivable with related parties, net	US$		5	3,936		19		1,450
Accounts receivable, net	UYU		349	0,194		68		65
Other receivables and prepaid expenses with related parties, net	US$		18,473	3,936		73,448		49
Other receivables and prepaid expenses, net	US$		1,284	3,936		5,053		379
Other receivables and prepaid expenses, net	EURO		48	5,219		248		—

Total current assets					Ps.	229,560	Ps.	53,191

Non current assets
Accounts receivable, net	US$		249	3,936	Ps.	981	Ps.	479
Other receivables and prepaid expenses, net	US$		—	3,936		—		117
Other investments, net	US$		400	3,936		1,574		389

Total non-current assets.					Ps.	2,555		985

Total assets as of December 31, 2010					Ps.	232,115	Ps.	—

Total assets as of June 30, 2010					Ps.	—	Ps.	54,176

Liabilities
Current liabilities
Trade accounts payable	US$		1,709	3,976	Ps.	6,794	Ps.	17,144
Trade accounts payable	EURO		51	5,273		268		188
Short-term debt	US$		11,962	3,976		47,561		43,954
Customer advances	US$		4,941	3,976		19,646		11,465
Trade accounts payable with related parties	US$		173	3,976		688		350
Other liabilities	US$		898	3,976		3,572		24,599
Provisions	US$		400	3,976		1,590		—

Total current liabilities					Ps.	80,119	Ps.	97,700

Non-current liabilities
Long-term debt	US$		160,391	3,976		637,714		667,747
Other liabilities	US$		430	3,976		1,708		3,322

Total non-current liabilities					Ps.	639,422	Ps.	671,069

Total liabilities as of December 31, 2010					Ps.	719,541	Ps.	—

Total liabilities as of June 30, 2010					Ps.	—	Ps.	768,769

(1)	Includes U$S 45 valuated at fair market value (Ps. 34).

Alto Palermo S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statement (continued)

15. Other financial statement information (continued)

g. Other expenses

	Expenses
Items	Cost of others		Cost of consumer financing		Cost of leases and services		Cost of pass- through expenses		Cost of collective promotion fund		Cost of expenses recovery		Subtotal cost		Administrative		Selling		Total as of December 31, 2010		Total as of December 31, 2009
Depreciation and amortization	Ps.	—	Ps.	374	Ps.	58,607	Ps.	—	Ps.	—	Ps.	—	Ps.	58,981	Ps.	48	Ps.	1,144	Ps.	60,173	Ps.	57,950
Salaries, bonuses and social security contributions		—		5,309		(1)		44,965		5,387		(50,352)		5,308		7,756		10,632		23,696		37,359
Taxes, rates, contributions and services		5		2,738		119		20,845		2,170		(23,015)		2,862		8,380		17,690		28,932		36,830
Advertising		—		—		—		7		46,785		(46,792)		—		19		4,300		4,319		7,677
Fees for directors		—		—		—		623		—		(623)		—		18,858		—		18,858		8,026
Common area maintenance expenses		—		—		567		—		—		—		567		—		—		567		—
Fees and payments for services		—		3,622		—		5,057		(9)		(5,048)		3,622		2,253		4,434		10,309		18,657
Commissions		—		7,713		—		—		—		—		7,713		—		1		7,714		20,433
Parking		—		—		7,852		—		—		—		7,852		—		—		7,852		9,905
Allowance for doubtful accounts		—		—		—		—		—		—		—		—		1,011		1,011		16,717
Rental		—		852		—		1,820		61		(1,881)		852		961		—		1,813		(460)
Maintenance, repairs, cleaning and security		1		191		1,703		36,088		441		(36,529)		1,895		256		—		2,151		1,706
Insurance		—		420		—		683		29		(712)		420		372		—		792		1,887
Stationery		—		251		—		1,165		53		(1,218)		251		73		156		480		1,622
Personnel		—		198		—		2,426		230		(2,656)		198		634		398		1,230		1,164
Freight and transportation		—		—		—		377		187		(564)		—		140		—		140		70
Regulatory Authority expenses		—		—		—		—		—		—		—		147		—		147		110
Bank charges		—		—		—		—		—		—		—		701		—		701		469
Municipal taxes		—		—		121		—		—		—		121		—		—		121		101
Contingencies		—		—		861		—		—		—		861		—		—		861		1,741
Training expenses		—		—		—		—		—		—		—		—		—		—		406
Other services		—		—		—		309		—		(309)		—		194		—		194		—
Indemnity		—		—		—		—		—		—		—		—		355		355		70
Unreimbursed expenses		—		—		13,676		100		—		(100)		13,676		—		—		13,676		6,479
Other		—		10		246		249		(42)		(207)		256		447		2,139		2,842		5,272
Expenses recovery		—		—		—		(114,714)		(55,292)		170,006		—		—		—		—		—

Total as of December 31, 2010	Ps.	6	Ps.	21,678	Ps.	83,751	Ps.	—	Ps.	—	Ps.	—	Ps.	105,435	Ps.	41,239	Ps.	42,260	Ps.	188,934	Ps.	—

Total as of December 31, 2009	Ps.	—	Ps.	48,032	Ps.	74,299	Ps.	—	Ps.	—	Ps.	—	Ps.	122,331	Ps.	37,582	Ps.	74,278	Ps.	—	Ps.	234,191

ALTO PALERMO S.A. (APSA)

Free translation of the

Unaudited Consolidated Financial Statements

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010

ALTO PALERMO S.A. (APSA)

Moreno 877 22º Floor - Autonomous City of Buenos Aires

Unaudited Financial Statements for the nine-month period

ended March 31, 2011

Fiscal year No. 121 beginning July 1, 2010

Presented comparatively

In thousands of Argentine Pesos (See Note 1 to the Unaudited Basic Financial Statements)

Free translation from the original prepared in Spanish for publication in Argentina

Principal activity:	Real estate, investment and development

Dates of registration with the Public Registry of Commerce:

- Of the By-laws:	August 29, 1889

- Of last amendment:	January 16, 2008

Registration number with the Superintendence of Corporations:	801,047

Duration of the Company:	Until August 28, 2087

Name of parent Company:	IRSA Inversiones y Representaciones Sociedad Anónima

Legal Address:	Bolívar 108 - 1° floor - Autonomous City of Buenos Aires

Main activity:	Real estate investment

Percentage of votes of the parent Company on the equity:	94.89% (See Note 8.j to the Unaudited Basic Financial Statements)

Type of stock	CAPITAL STATUS (Note 4 to the Unaudited Basic Financial Statements)
	Authorized for Public Offer of Shares	Subscribed, Issued and Paid up Ps.
Common stock with a face value of Ps.0.1 per share and entitled to 1 vote each	1,259,608,411	125,961

Saúl Zang
Vice-President I acting as President

ALTO PALERMO S.A. (APSA)

Unaudited Consolidated Balance Sheets as of March 31, 2011 and June 30, 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

	03.31.11 (Notes 1 and 3)	06.30.10 (Notes 1 and 3)		03.31.11 (Notes 1 and 3)	06.30.10 (Notes 1 and 3)
ASSETS			LIABILITIES
CURRENT ASSETS			CURRENT LIABILITIES
Cash and banks (Note 4.a)	35,718	27,284	Trade accounts payable (Note 4.i)	86,734	225,335
Other investments, net (Note 4.b)	186,017	162,448	Short-term debt (Note 4.j)	212,547	204,303
Accounts receivable, net (Note 4.c)	177,195	322,663	Salaries and social security payable (Note 4.k)	13,103	25,692
Other receivables and prepaid expenses, net (Note 4.d)	173,257	70,170	Taxes payable (Note 4.l)	68,798	76,842
Inventory (Note 4.e)	32,201	14,297	Dividens payable (Note 5)	130,825	—

Total Current Assets	604,388	596,862	Customer advances (Note 4.m)	125,537	91,239

			Other liabilities (Note 4.n)	37,948	35,585

			Total Debts	675,492	658,996

			Provisions (Note 4.o)	428	1,743

			Total Current Liabilities	675,920	660,739

NON-CURRENT ASSETS
Accounts receivable, net (Note 4.c)	669	25,572	NON-CURRENT LIABILITIES
Other receivables and prepaid expenses, net (Note 4.d)	55,572	117,240	Trade accounts payable (Note 4.i)	58	23,368
Inventory (Note 4.e)	33,206	7,644	Long-term debt (Note 4.j)	667,617	678,145
Fixed assets, net (Note 4.f)	1,548,749	1,529,571	Taxes payable (Note 4.l)	35,867	48,676
Other investments, net (Note 4.b)	197,207	167,682	Customer advances (Note 4.m)	90,649	89,164
Intangible assets, net (Note 4.g)	43,094	53,502	Other liabilities (Note 4.n)	9,381	15,242

Subtotal Non-Current Assets	1,878,497	1,901,211	Total Debts	803,572	854,595

Negative goodwill, net (Note 4.h)	(20,816)	(13,523)	Provisions (Note 4.o)	10,302	7,913

Total Non-Current Assets	1,857,681	1,887,688	Total Non-Current Liabilities	813,874	862,508

			Total Liabilities	1,489,794	1,523,247

			Minority interest	135,647	132,343

			SHAREHOLDERS’ EQUITY	836,628	828,960

Total Assets	2,462,069	2,484,550	Total Liabilities and Shareholders’ Equity	2,462,069	2,484,550

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Saúl Zang
Vice-President I acting as President

ALTO PALERMO S.A. (APSA)

Unaudited Consolidated Statements of Income

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

	03.31.11 (Notes 1 and 3)	03.31.10 (Notes 1 and 3)
Revenues:
Leases and services	483,470	374,972
Consumer financing	65,782	181,974
Other	83,059	—

Total revenues	632,311	556,946

Costs:
Leases and services	(119,732)	(112,553)
Consumer financing	(22,631)	(75,097)
Other	(60,075)	—

Total costs	(202,438)	(187,650)

Gross profit:
Leases and services	363,738	262,419
Consumer financing	43,151	106,877
Other	22,984	—

Total gross profit	429,873	369,296

Selling expenses	(56,169)	(120,349)
Administrative expenses	(56,114)	(54,700)
Gain from recognition of inventories at net realizable value	11,281	826
Net income from retained interest in securitized receivables	4,707	34,824

Subtotal	(96,295)	(139,399)

Operating income	333,578	229,897

Net income on equity investees (Note 8.i.iii) to the Unaudited Basic Financial Statements)	6,061	—

Amortization of negative goodwill, net	535	(1,226)

Financial gain generated by assets:
Interest	12,470	9,537
Foreign currency exchange gain	10,524	894
Other holding results	(20,745)	(727)

Subtotal	2,249	9,704

Financial gain generated by liabilities:
Interest	(57,320)	(78,247)
Foreign currency exchange loss	(21,684)	(5,919)
Other financial expenses	—	(2,582)

Subtotal	(79,004)	(86,748)

Total financial results, net (Note 4.p)	(76,755)	(77,044)

Other income (expenses), net (Note 4.q)	9,704	(2,063)

Income before taxes and minority interest	273,123	149,564

Income tax expense	(78,317)	(55,941)
Minority interest	(4,553)	(3,785)

Net income for the period	190,253	89,838

Basic net income per share (Note 3.o) to the Unaudited Basic Financial Statements)	0.1750	0.1149

Diluted net income per share (Note 3.o) to the Unaudited Basic Financial Statements)	0.0854	0.0393

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

Saúl Zang
Vice-President I acting as President

ALTO PALERMO S.A. (APSA)

Unaudited Consolidated Statements of Cash Flows (1)

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

	03.31.11 (Notes 1 and 3)	03.31.10 (Notes 1 and 3)
CHANGES IN CASH AND CASH EQUIVALENTS
Cash and cash equivalents as of the beginning of the year	53,422	48,984
Cash and cash equivalents as of the end of the period	209,727	31,805

Increase (Decrease) in cash and cash equivalents	156,305	(17,179)

CAUSES OF CHANGES IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the period	190,253	89,838
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Financial results	35,556	13,198
Accrued interest	54,278	56,732
Depreciation of fixed assets	84,944	84,020
Impairment of fixed assets	285	—
Income on equity investments	(6,061)	—
Allowance for impairment of investments	—	(2,851)
Amortization of intangible assets	4,353	5,547
Amortization of negative goodwill, net	(535)	1,226
Loss on intangible assets retired	7,548	—
Loss on fixed assets retired	3,474	19,018
Provision for tax on personal assets of shareholders	238	582
Charge of provision for contingencies	3,047	2,525
Allowance for doubtful accounts	6,884	22,907
Net loss from retained interest in securitized receivables	(4,707)	(34,824)
Provision for Directors’ fees	9,646	8,626
Minority interest	4,553	3,785
Income tax	78,317	55,941
Gain from recognition of inventories at net realizable value	(11,281)	(826)
Net income from sales of real estate property	(19,332)	—
Increase of intangible assets	(2,524)	(2,635)
Changes in operating assets and liabilities:
Increase in accounts receivable	(90,858)	(88,763)
(Increase) Decrease in other receivables and prepaid expenses	(11,109)	37,369
Decrease in inventory	38,330	185
Increase (Decrease) in trade accounts payable	12,191	(21,043)
Increase in customer advances	37,702	7,590
Decrease in taxes payable	(89,324)	(109,211)
Decrease in salaries and social security payable	(1,886)	(4,131)
(Decrease) Increase in provision for contingencies	(2,187)	209
Decrease in other liabilities	(7,833)	(15,620)

Net cash provided by operating activities	323,962	129,394

Saúl Zang
Vice-President I acting as President

ALTO PALERMO S.A. (APSA)

Unaudited Consolidated Statements of Cash Flows (Continued) (1)

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

	03.31.11 (Notes 1 and 3)	03.31.10 (Notes 1 and 3)
CASH FLOWS FROM INVESTING ACTIVITIES
Inflows (Outflows) of cash by sale / acquisition of subsidiaries	68,616	(8,622)
Payment for the adquisition of Tarshop’s minority interest	—	(1,574)
Advance for sale of Tarshop S.A.’s shares	—	20,422
Acquisition of fixed assets	(35,085)	(62,036)
Increase in goodwill	—	(470)
Increase in investments	(2,617)	43,421
Purchase of TGLT S.A.’s shares	(48,378)	—
Loans collected from third parties	41	309
Advances for purchase of Arcos del Gourmet S.A.’s shares	(1,217)	—
Loans granted to related parties	(72,138)	—
Collection of receivables from related parties	16,385	6,598
Acquisition of undeveloped parcels of land and other real estate	(90)	(700)
Acquisition of intangible assets	—	(4,618)

Net cash used in investing activities	(74,482)	(7,270)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Non-Convertible Notes, net	—	79,782
Payment of loans	(45,114)	(98,569)
Cash from minority shareholders’ capital contributions to subsidiaries	812	5,417
Proceeds (Payments) from overdraft	69,564	(52,715)
Dividens paid to minority shareholders	(2,054)	(1,158)
Payment of Non-Convertible Notes	—	(22,003)
Payment of dividens	(113,000)	(56,000)
Payment of seller financing of Arcos del Gourmet S.A.	(4,346)	—
Payment of interests	(44,227)	(53,354)
Proceeds from issuance of short-term debt	40,000	22,720
Payment of loans for purchase of undeveloped parcels of land	—	(17,173)
Cash paid for repurchase of Non-Convertible Notes	—	(12,000)
Proceeds from short-term and long-term debt	5,190	65,750

Net cash used in financing activities	(93,175)	(139,303)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	156,305	(17,179)

(1)	Includes cash and banks and investments with a realization term not exceeding three months. See note 2.2.1) to the Unaudited Basic Financial Statements.

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

Saúl Zang
Vice-President I acting as President

ALTO PALERMO S.A. (APSA)

Unaudited Consolidated Statements of Cash Flows (Continued)

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

	03.31.11	03.31.10
Supplemental cash flow information
– Income tax	16,844	14,784
Non-cash activities:
– Decrease in other investments through an increase in inventory	64,150	—
– Decrease in inventory through an increase in fixed assets	9,264	—
– Decrease in short and long-term debt through an increase in shareholders’ equity	61,240	—
– Increase in investments through an increase in other liabilities	16,004	—
– Liquidation of interest in credit card receivables	—	13,070
– Decrease in inventory through a decrease in customer advances	1,920	—
– Increase in fixed assets through an increase in trade accounts payable	—	5,623
– Increase in intangible assets through an increase in other liabilities	—	7,321
– Increase in inventory through a decrease in fixed assets	—	290
– Increase in investments through a decrease in other receivables and prepaid expenses	193	—
– Dividends distribution, not yet cancelled	130,825	—

	03.31.11	03.31.10
Sale / acquisition of equity investee in subsidiary company	(1)	(2)
Accounts receivable	254,345	(11)
Other receivables and prepaid expenses	28,606	(1,022)
Investments	138,930	(395)
Fixed assets	(92,022)	(289)
Intangible assets	—	(11,278)
Short and long-term debt	(91,173)	—
Trade accounts payable	(174,102)	2,718
Salaries and social security payable	(10,703)	87
Taxes payable	(10,084)	27
Provisions	214	—
Other liabilities	(62)	5,294

Total non cash assets unconsolidated / acquired	43,949	(4,869)

Cash and cash equivalents acquired	(1,139)	(13)

Total unconsolidated net assets acquired	42,810	(4,882)

Minority interest	—	897
Goodwill	7,827	(21,478)

Subsidiary companies acquisition / sale value	50,637	(25,463)

Impairment and sale of investment	(15,326)	—
Remaining investment	(28,968)	—
Cash and cash equivalents acquired	1,139	13
Amount financed by the sellers	53,896	14,574
Cash in advance	7,238	2,254

Inflows (Outflows) of cash by sale / acquisition of subsidiaries	68,616	(8,622)

(1)	Relates to the adquisition of Soleil Factory, to the adquisiton of 50 % of Metroshop S.A. and the sale of 80 % of Tarshop S.A.
(2)	Relates to the adquisition of Arcos del Gourmet S.A.

Saúl Zang
Vice-President I acting as President

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 1:	PREPARATION OF UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

These Unaudited Financial Statements have been prepared to comply with the rules and regulations of the CNV in Argentina. The presentation of the parent-only financial statements are mandatory. Consolidated financial statements are deemed to be supplemental financial information and are presented in condensed format only. Certain consolidated schedules and notes are not included since they are not required for CNV purposes. These financial statements are a free translation of the Spanish-language published financial statements.

The Unaudited Consolidated Financial Statements have been prepared in thousands of Argentine pesos.

The Company has consolidated its Balance Sheets as of March 31, 2011 and June 30, 2010 and the Statements of Income and Cash Flow for the nine-month periods ended March 31, 2011 and 2010 line by line with the financial statements of its controlled companies, following the procedure established in Technical Resolution No. 21 of the Argentine Federation of Professional Councils in Economic Sciences and approved by the Professional Council in Economic Sciences of the Autonomous City of Buenos Aires and the National Securities Commission.

Metroshop S.A. has been consolidated using the proportional consolidation method included in Technical Resolution No. 21 of the Argentine Federation of Professional Councils in Economic Sciences and approved by the Professional Council in Economic Sciences of the Autonomous City of Buenos Aires and the National Securities Commission (CNV), up to December 31, 2010. As from this quarter the consolidation was made line for line as described in Note 8.k) to the unaudited basic financial statements

On September 13, 2010, APSA sold 80% of Tarshop S.A. Consequently, the Unaudited Consolidated Financial Statements as of March 31, 2011 are not compared with those issued as of June 30, 2010 or March 31, 2010. The Unaudited Consolidated Balance Sheet as of March 31, 2011, does not include Tarshop S.A.’s assets and liabilities, which the Unaudited Statement of Income and the Unaudited Statement of Cash Flows as of March 31, 2011 include income and cash flows, respectively, for the two-month period in which APSA still controlled it.

The following table shows a summary of the effect that would have had Tarshop S.A.’s unconsolidated on the Balance Sheet as of June 30, 2010 and the Unaudited Statement of Income and Unaudited Statement of Cash Flows as of March 31, 2010.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 1:	(Continued)

Caption	Issued Financial Statements as of 06.30.10 Ps.	Tarshop S.A. as of 06.30.10 Ps.	Financial Statements considering the sale of 06.30.10 Ps.
Current Assets	596,862	(269,148)	327,714
Non-Current Assets	1,887,688	28,881	1,916,569
Total Assets	2,484,550	(240,267)	2,244,283
Current Liabilities	(660,739)	242,969	(417,770)
Non-Current Liabilities	(862,508)	(2,702)	(865,210)
Total Liabilities	(1,523,247)	240,267	(1,282,980)
Minority Interest	(132,343)	—	(132,343)
Shareholders’ Equity	(828,960)	—	(828,960)

Caption	Issued Financial Statements as of 03.31.10 Ps.	Tarshop S.A. as of 03.31.10 Ps.	Financial Statements considering the sale of 03.31.10 Ps.
Revenues	556,946	(181,887)	375,059
Costs	(187,650)	75,097	(112,553)
Gross Profit	369,296	(106,790)	262,506
Operating Income	229,897	(31,344)	198,553
Net income for the period	89,838	—	89,838

Net cash provided by operating activities	132,029	77,638	209,667
Net cash used in investing activities	(9,905)	(23,419)	(33,324)
Net cash used in financing activities	(139,303)	(53,799)	(193,102)

COMPARATIVE INFORMATION

The comparative information at June 30, 2010 and March 31, 2010 included in these unaudited financial statements arise from the financial statements as of such dates. Certain reclassifications of prior year information have been made to conform to the current period presentation.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 2:	CORPORATE CONTROL

The following table shows the data concerning the corporate control:

Company	Percentage of capital stock owned as of		Financial statements for consolidation purposes
	03.31.11	03.31.10
Emprendimiento Recoleta S.A.	53.68	53.68	03.31.11
Tarshop S.A. (1)	20	100	03.31.11
Shopping Neuquén S.A.	98.14	98.14	03.31.11
Fibesa S.A.	99.999	99.999	03.31.11
Conil S.A.	100	100	03.31.11
Panamerican Mall S.A.	80	80	03.31.11
Arcos del Gourmet S.A. (3)	80	80	03.31.11
Metroshop S.A. (2)	100	50	03.31.11

(1)	See Notes 8.i.ii) and 8.i.iii) to the Unaudited Basic Financial Statements.
(2)	Previously indirect interest through Tarshop S.A.. As from May 21, 2010 direct interest. See Note 8.k) to the Unaudited Basic Financial Statements.
(3)	On November 27, 2009 a direct interest in Arcos del Gourmet S.A. was acquired. See Note 8.a) to the Unaudited Basic Financial Statements.

NOTE 3:	SIGNIFICANT ACCOUNTING POLICIES

The Financial Statements of the subsidiaries mentioned in Note 2 have been prepared on a consistent basis with those applied by Alto Palermo S.A. Note 2 to the Unaudited Basic Financial Statements details the most significant accounting policies and below are the most relevant accounting policies adopted by the subsidiaries, which are not included in that note.

a.	Revenue recognition

Consumer financing operations

Revenues derived from credit card transactions consist of commissions and financing income, charges to clients for life and disability insurance and for statements of account, among other. Commissions are recognized at the time the merchants’ transactions are processed, while the rest financing income is recognized when accrued. Income generated from granting consumer loans mainly includes financial interests, which are recognized by the accrual method during the period, irrespective of whether collection has o has not been made.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 3:	(Continued)

Lease agent operations

Fibesa S.A., company in which Alto Palermo S.A. (APSA) has shares of 99.999%, acts as the leasing agent for the Company bringing together the Company and potential lessees for the retail space available in certain of the Company’s shopping centers. Fibesa S.A.’s revenues are derived primarily from collected commissions calculated as a percentage of the final rental income value, admission’s rights and commissions from rental of advertising spaces. Revenues are recognized at the time that the transaction is successfully concluded.

b.	Investments

b.1.	Current investments

As of June 30, 2010 the current investments included retained interests in securitized receivables pursuant to the securitization programs of Tarshop S.A. and Metroshop S.A. with a realization term not exceeding twelve months, which have been accounted for under the equity method, net of the allowances for impairment, if applicable. Mutual funds, government and mortgage bonds were carried at their market value at year-end.

b.2.	Other non-current investments

As of June 30, 2010 included retained interests in securitized receivables of Tarshop S.A., which have been accounted for under the equity method, net of the corresponding allowances for impairment, if applicable.

b.3.	Notes

Investment in Notes issued by Cresud S.A.C.I.F. y A. have been valued based on the best possible estimate of the discounted amount to be collected using the respective internal rate of return estimated upon capitalization because they will be kept by the Company through maturity.

c.	Intangible asset

c.1.	Concession

Intangible assets include Arcos del Gourmet S.A.’s concession right, which will be amortized over the life of the concession agreement (See Note 8.a) to the Unaudited Basic Financial Statements), after the opening of the shopping center.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 3:	(Continued)

c.2.	Pre-operating expenses

These expenses are amortized on a straight-line basis over a three-year period starting upon the opening of the shopping center.

The net carrying value of the intangible assets does not exceed its estimated recoverable value at the period/year - end.

d.	Minimum Presumed Income Tax (MPIT)

The Company has recognized the MPIT accrued over the period/year and paid in previous years as a credit, as it estimates that in futures years, it may be computed towards paying income tax.

NOTE 4:	BREAKDOWN OF THE MAIN CAPTIONS

The breakdown of the main captions of these Unaudited Consolidated Financial Statements is as follows:

a)	Cash and banks:

	03.31.11	06.30.10
Cash in local currency	424	2,346
Cash in foreign currency	199	997
Bank accounts in local currency	19,529	7,389
Bank accounts in foreign currency	15,566	16,552

Total cash and banks	35,718	27,284

b)	Other Investments, net:

	03.31.11	06.30.10
Current
Mutual funds in foreign currency (i)	160,241	13,813
Mutual funds in local currency (ii)	25,253	27,779
Mortgages bonds issued by Banco Hipotecario S.A. (Note 5)	479	728
Interest receivable – Non convertible notes - Cresud S.A.C.I.F. y A. (Note 8.c) and Note 5)	44	—
Retained interests in securitized receivables (CPs)	—	124,671
Trust debt titles (TDF)	—	2,846
BONTE 2006 bonds (Note 7.b))	—	34
Allowance for impairment of CPs	—	(7,423)

Total	186,017	162,448

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 4:	(Continued)

	03.31.11	06.30.10
Non-current
Undeveloped parcels of land:
- Caballito plot of land	36,785	36,745
- Patio Olmos	32,949	32,949
- Air Space Coto	13,188	13,188
- Other real estate	2,962	2,962
- Torres Rosario plot of land	—	11,166
- Beruti plot of land	—	52,934
Non-Convertible Notes - Cresud S.A.C.I.F. y A. (Note 8.c) and Note 5)	10,134	—
Share’s purchase advances	1,606	389
Other investments	56	56
Retained interests in securitized receivables (CPs)	—	18,458
Allowance for impairment of CPs	—	(1,165)

Subtotal	97,680	167,682

Equity investments in companies
-Tarshop S.A.	51,149	—
-TGLT S.A.	48,378	—

Subtotal	99,527	—

Subtotal	197,207	167,682

Total other investments, net	383,224	330,130

(i)	Considered as cash equivalents for purposes of the Unaudited Consolidated Statements of Cash Flows.
(ii)	As of March 31, 2011 and June 30, 2010 include Ps. 13,768 and Ps. 12,325, respectively, considered as cash equivalents for purposes of the Unaudited Consolidated Statements of Cash Flows.

c)	Accounts receivable, net:

	03.31.11	06.30.10
Current
Checks to be deposited	77,848	60,695
Consumer financing receivables	74,966	245,538
Leases and services receivable	45,542	49,609
Debtors under legal proceedings	38,451	33,762
Pass-through expenses receivable	30,589	19,917
Notes receivable	5,759	3,868
Receivables with collections agents	5,032	4,532
Related parties (Note 5)	3,338	6,591
Mortgages receivable Torres de Abasto	623	563
Credit cards receivable	279	877
Allowance for doubtful accounts	(105,232)	(103,289)

Total	177,195	322,663

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 4:	(Continued)

	03.31.11	06.30.10
Non-current
Leases and services receivable	392	445
Notes receivable	153	399
Mortgages receivable Torres de Abasto	124	154
Consumer financing receivables	—	25,824
Allowance for doubtful accounts	—	(1,250)

Total	669	25,572

Total accounts receivable, net	177,864	348,235

d)	Other receivables and prepaid expenses, net:

	03.31.11	06.30.10
Current
Related parties (Note 5)	104,865	6,812
Prepaid expenses	31,296	21,708
Value Added Tax (VAT) receivable	24,239	15,079
Guarantee deposits	3,968	4,252
Other tax credits	1,293	2,390
Other tax credits – Gross revenue tax	645	2,395
Income tax credits, net	49	2,611
Prepaid services	—	1,300
Receivables for third party services offered in consumer financing stores	—	4,880
Guarantee deposits re. securitization programs (Note 7.a))	—	5,427
Others	6,902	3,316

Total	173,257	70,170

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 4:	(Continued)

	03.31.11	06.30.10
Non - current
Value Added Tax (VAT) receivable	51,880	63,065
Imputed interest of non-current receivables	(11,499)	(15,175)
Deferred income tax	19,158	90,446
Deferred tax allowance	(9,558)	(52,891)
MPIT	3,593	14,328
Mortgages receivable	2,208	2,208
Allowance for doubtful mortgage receivable	(2,208)	(2,208)
Related parties (Note 5)	—	14,687
Others (i)	1,998	2,780

Total	55,572	117,240

Total other receivables and prepaid expenses, net	228,829	187,410

(i)	Includes restricted funds. (See Note 7.d)).

e)	Inventory:

	03.31.11	06.30.10
Current
Rosario plot of land	28,277	8,728
Torres Rosario	1,126	3,379
Carlos Gardel plot of land	—	1,698
Others	2,798	492

Total	32,201	14,297

Non-current
Units to be received Beruti (Note 5)	23,309	—
Torres Rosario under construction	7,644	7,644
Torres Rosario	2,253	—

Total	33,206	7,644

Total inventory	65,407	21,941

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 4:	(Continued)

f)	Fixed assets, net:

	03.31.11	06.30.10
Properties:
Shopping Centers:
Dot Baires	511,691	516,902
Abasto	152,046	158,016
Alto Palermo	119,018	134,863
Patio Bullrich	83,531	88,401
Soleil Factory	90,078	—
Mendoza Plaza	76,848	79,821
Alto Rosario	76,862	78,743
Alto Avellaneda	62,583	72,816
Paseo Alcorta	65,501	69,664
Córdoba Shopping - Villa Cabrera	65,352	66,560
Alto NOA	19,948	21,534
Buenos Aires Design	7,844	8,687
Other properties	17,940	18,411
Offices	243	256
Dot Baires Offices	68,571	—
Neuquén Project (Note 8.a))	9,488	9,488
Units to be received Beruti (Note 5)	9,264	—
Facilities	71,372	76,543
Suppliers advances	10,236	31,783
Furniture, fixture and equipment	13,700	13,072
Computer equipment	1,635	2,408
Software	1,159	2,452
Leasehold improvements	549	2,716
Vehicles	14	19
Work in progress:
Dot Baires Offices	—	66,452
Shopping centers improvements	13,276	9,963
Others	—	1

Total fixed assets, net	1,548,749	1,529,571

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 4:	(Continued)

g)	Intangible assets, net:

	03.31.11	06.30.10
Preoperating expenses	21,904	22,789
Arcos del Gourmet S.A.’s concession	20,873	20,873
Trademarks	317	812
Customer relationships	—	611
Non-compete agreement	—	8,417

Total intangible assets, net	43,094	53,502

h)	Negative goodwill, net:

	03.31.11	06.30.10
Conil S.A.	506	506
Soleil Factory	(7,727)	—
Empalme S.A.I.C.F.A. y G.	(7,974)	(8,450)
Mendoza Plaza Shopping S.A.	(5,416)	(5,661)
Emprendimiento Recoleta S.A.	(205)	(260)
Fibesa S.A.	—	342

Total negative goodwill, net	(20,816)	(13,523)

i)	Trade accounts payable:

	03.31.11	06.30.10
Current
Suppliers	18,454	148,150
Accruals	39,283	54,428
Related parties (Note 5)	28,001	22,624
Others	996	133

Total	86,734	225,335

Non-current
Suppliers	58	416
Related parties (Note 5)	—	12,158
Shareholders of related companies	—	10,794

Total	58	23,368

Total trade accounts payable	86,792	248,703

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 4:	(Continued)

j)	Short-term and long-term debt:

	03.31.11	06.30.10
Current

– Banks
Overdrafts	71,770	2,206
Accrued bank interests	420	380
Banco Hipotecario S.A. (Notes 5 and 7.c))	—	20,000
Standard Bank Argentina S.A. (Note 7.c))	—	15,179
Nuevo Banco Industrial de Azul S.A.	—	5,007
Banco Itaú Buen Ayre S.A. (Note 7.c))	—	3,716
Interest payable to credit card trust (Note 7 c.))	—	2,263

Subtotal	72,190	48,751

– Financial
Non-Convertible Notes (Note 5)	110,142	109,336
Accrued interest on Non-Convertible Notes (Note 5)	17,401	6,391
Seller financing - Arcos del Gourmet S.A.	8,915	9,511
Accrued interest on Convertible Notes (Note 5)	2,575	8,291
Interest from acquisition of Soleil Factory goodwill	1,912	—
Deferred debt costs	(588)	(1,188)
Securities representing short-term debt - interest accrued	—	299
Securities representing short-term debt	—	22,720
Others	—	192

Subtotal	140,357	155,552

Total	212,547	204,303

Non-current
– Financial
Non-Convertible Notes (Note 5)	486,093	491,831
Convertible Notes (Note 5)	128,737	185,653
Loan from acquisition of Soleil Factory goodwill	55,327	—
Deferred debt costs	(2,540)	(2,930)
Seller financing - Arcos del Gourmet S.A.	—	3,591

Subtotal	667,617	678,145

Total	667,617	678,145

Total short-term and long-term debt	880,164	882,448

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 4:	(Continued)

k)	Salaries and social security payable:

	03.31.11	06.30.10
Provision for annual complementary salary, vacation, bonuses and others	10,716	20,522
Social security payable	2,190	4,549
Salaries payable	13	203
Others	184	418

Total salaries and social security payable	13,103	25,692

l)	Taxes payable:

	03.31.11	06.30.10
Current
Provision for Income tax, net	45,400	35,768
Value Added Tax (VAT) payable	11,108	11,652
Tax amnesty plan for municipality taxes payable	3,292	673
Income tax withholdings	2,094	942
Other tax withholdings	1,866	3,719
Tax amnesty plan for income tax payable	1,709	1,559
Gross revenue tax withholdings	1,220	3,701
Provision for gross revenue tax	699	2,270
Other taxes payable	419	993
Tax amnesty plan for gross revenue tax payable	351	332
Provision for tax on personal assets of Shareholders	326	174
MPIT, net	314	1,824
Tax payment facilities plan for Value Added Tax (VAT)	—	13,235

Total	68,798	76,842

Non-current
Tax amnesty plan for income tax payable	17,845	19,145
Deferred income tax	15,447	26,650
Tax amnesty plan for municipality taxes payable	1,775	1,900
Tax amnesty plan for gross revenue tax payable	702	968
Provision for tax on personal assets of Shareholders	95	—
MPIT, net	3	13

Total	35,867	48,676

Total taxes payable	104,665	125,518

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 4:	(Continued)

m)	Customer advances:

	03.31.11	06.30.10
Current
Admission rights	57,312	50,734
Lease advances (i)	28,245	21,941
Advance for sale of Rosario plot of land	21,231	—
Customer advances	16,395	15,960
Guarantee deposits	2,354	2,198
Relates parties (Note 5)	—	406

Total	125,537	91,239

Non-current
Admission rights	63,806	59,228
Lease advances (i)	26,843	29,936

Total	90,649	89,164

Total customer advances	216,186	180,403

(i)	As of March 31, 2011 and June 30, 2010 includes payment advances of Ps. 7,642 and Ps. 9,501, respectively, from Wal-Mart Argentina S.R.L. in the context of a rent contract entered into with Panamerican Mall S.A., for a 30 years’ term.

n)	Other liabilities:

	03.31.11	06.30.10
Current
Other liabilities	16,004	—
Related parties (Note 5)	10,877	—
Accrual for Directors’ fees net of advances (Note 5)	9,646	9,352
Debt with former minority shareholder of Tarshop S.A.	—	3,529
Withholdings and guarantee deposits	452	509
Contributed leasehold improvements	375	462
Advance for sale of Tarshop S.A.’s shares	—	21,070
Others	594	663

Total	37,948	35,585

Non-current
Contributed leasehold improvements	9,236	9,502
Debt with former minority shareholder of Tarshop S.A.	—	3,322
Directors’ guarantee deposits (Note 5)	12	12
Debt with shareholders of related companies	—	2,265
Below market leases	133	141

Total	9,381	15,242

Total other liabilities	47,329	50,827

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 4:	(Continued)

o)	Provisions:

	03.31.11	06.30.10
Current
Provision for contingencies	428	1,743

Total	428	1,743

Non-current
Provision for contingencies	10,302	7,913

Total	10,302	7,913

Total provisions	10,730	9,656

p)	Financial results, net:

	03.31.11	03.31.10
Generated by assets:
Interest income from past-due receivables	4,391	5,860
Effect on the present value accounting	3,676	3,303
Results from financial investments (Note 5)	3,687	121
Other interest	716	253

Subtotal interest	12,470	9,537

Foreign currency exchange gain	10,524	894

Other holding results	(20,745)	(727)

Financial gain generated by assets	2,249	9,704

Generated by liabilities:
Financial expenses (Note 5)	(54,728)	(69,903)
Other interest	(128)	(57)
Interest on taxes payable	(2,464)	(8,287)

Subtotal interest	(57,320)	(78,247)

Foreign currency exchange loss (Note 5)	(21,684)	(5,919)

Loss from derivative financial instruments (Note 5)	—	(2,582)

Subtotal other financial expenses	—	(2,582)

Financial loss generated by liabilities	(79,004)	(86,748)

Total financial results, net	(76,755)	(77,044)

q)	Other income (expenses), net:

	03.31.11	03.31.10
Sale of customer relationships and transfer of portfolio of Metroshop S.A.	12,909	—
Sale of Metroshop S.A.’s fixed assets	(313)	—
Others	(2,892)	(2,063)

	9,704	(2,063)

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 5:	BALANCES AND TRANSACTIONS WITH RELATED PARTIES

The following is a summary of the balances and transactions with related parties:

Company	03.31.2011
	Current investments	Non - Current investments	Accounts receivable, net - Current	Other receivables and prepaid expenses, net - Current	Inventory / Fixed Assets, net	Trade accounts payable – Current	Short-term debt	Long-term debt	Dividends payable - Current	Other liabilities -Current	Other liabilities Non- Current
Banco Hipotecario S.A. (2)	479	—	225	—	—	—	—	—	—	—	—
Cactus S.A. (1)	—	—	22	—	—	(3)	—	—	—	—	—
Consultores Assets Management S.A. (4)	—	—	9	—	—	(5)	—	—	—	—	—
Consorcio Libertador (4)	—	—	1	—	—	(1)	—	—	—	—	—
Consorcio Torre Boston (4)	—	—	1	—	—	—	—	—	—	—	—
Cresud S.A.C.I.F. y A. (5)	44	10,134	—	13,812	—	—	(621)	(20,270)	(916)	(8,587)	—
Cyrsa S.A. (6)	—	—	164	—	—	(366)	—	—	—	—	—
Directors	—	—	2	5	—	—	(1)	(41)	—	(9,646)	(12)
E-Commerce Latina S.A. (7)	—	—	20	—	—	—	—	—	—	—	—
Estudio Zang, Bergel y Viñes (8)	—	—	—	—	—	(453)	—	—	—	—	—
Fundación IRSA (4)	—	—	3	—	—	—	—	—	—	—	—
Futuros y Opciones.Com S.A. (1)	—	—	8	—	—	(6)	—	—	—	—	—
Inversiones Financieras del Sur S.A. (12)	—	—	—	16,681	—	—	—	—	—	—	—
IRSA Inversiones y Representaciones Sociedad Anónima (9)	—	—	934	58,447	—	(1,163)	(16,527)	(135,312)	(124,141)	—	—
Llao Llao Resorts S.A. (7)	—	—	—	—	—	(1)	—	—	—	—	—
Museo de los Niños (4)	—	—	1,581	—	—	(6)	—	—	—	—	—
Nuevas Fronteras S.A. (7)	—	—	—	—	—	(50)	—	—	—	—	—
Personnel	—	—	—	2,155	—	—	—	—	—	—	—
Tyrus S.A. (7)	—	—	—	50	—	—	—	—	—	—	—
Tarshop S.A. (11)	—	—	368	13,715	—	(25,947)	—	—	—	—	—
TGLT S.A. (3)	—	—	—	—	32,573	—	—	—	—	(2,290)	—

Total	523	10,134	3,338	104,865	32,573	(28,001)	(17,149)	(155,623)	(125,057)	(20,523)	(12)

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

5.	(Continued)

Company	06.30.2010
	Current investments	Accounts receivable, net - Current	Other receivables and prepaid expenses, net -Current	Other receivable and prepaid expenses, net- Non-Current	Trade accounts payable – Current	Trade accounts payable – Non-Current	Short-term debt	Long-term debt	Customer advances - Current	Other liabilities -Current	Other liabilities Non- Current
Banco Hipotecario S.A. (2)	728	354	—	—	—	—	(20,000)	—	(343)	—	—
Cactus S.A. (1)	—	17	—	—	(3)	—	—	—	—	—	—
Canteras Natal Crespo S.A. (6)	—	2	—	—	—	—	—	—	—	—	—
Consultores Assets Management S.A. (4)	—	3	—	—	(5)	—	—	—	—	—	—
Cresud S.A.C.I.F. y A. (5)	—	1,161	4,854	—	(16,908)	—	(215)	(19,655)	—	—	—
Cyrsa S.A. (6)	—	146	—	—	(206)	—	—	—	—	—	—
Directors	—	2	5	—	—	—	(3)	(68)	—	(9,352)	(12)
E-Commerce Latina S.A. (7)	—	20	—	—	—	—	—	—	—	—	—
Estudio Zang, Bergel y Viñes (8)	—	—	—	—	(261)	—	—	—	—	—	—
Fundación IRSA (4)	—	6	—	—	—	—	—	—	—	—	—
Futuros y Opciones.Com S.A. (1)	—	7	—	—	(6)	—	—	—	—	—	—
IRSA Inversiones y Representaciones Sociedad Anónima (9)	—	3,779	—	—	(5,184)	—	(20,720)	(293,890)	(63)	—	—
Llao Llao Resorts S.A. (7)	—	10	—	—	(40)	—	—	—	—	—	—
Metroshop S.A. (10)	—	—	—	14,687	—	(12,158)	—	—	—	—	—
Museo de los Niños (4)	—	1,084	—	—	(5)	—	—	—	—	—	—
Nuevas Fronteras S.A. (7)	—	—	—	—	(6)	—	—	—	—	—	—
Parque Arauco S.A. (13)	—	—	—	—	—	—	(2,716)	(60,822)	—	—	—
Personnel	—	—	1,906	—	—	—	—	—	—	—	—
Tyrus S.A. (7)	—	—	47	—	—	—	—	—	—	—	—

Total	728	6,591	6,812	14,687	(22,624)	(12,158)	(43,654)	(374,435)	(406)	(9,352)	(12)

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

5.	(Continued)

Company	03.31.2011
	Leases and services	Administrative expenses	Financial gain generated by assets	Financial loss generated by liabilities	Other income (expenses), net	Shared services – Salaries and bonuses
Cresud S.A.C.I.F. y A. (5)	—	—	—	(1,177)	—	(29,215)
Directors	—	(21,682)	—	(3)	—	—
IRSA Inversiones y Representaciones Sociedad Anónima (9)	—	(3,972)	1,660	(14,916)	—	887
Parque Arauco S.A. (13)	—	—	—	(315)	—	—
Personnel	—	—	192	—	—	—
Estudio Zang, Bergel y Viñes (8)	—	(1,744)	—	—	—	—
Fundación IRSA (4)	—	—	—	—	(213)	—
Tarshop S.A. (11)	1,042	—	80	—	—	—
Inversiones Financieras del Sur S.A. (12)	—	—	460	—	—	—
TGLT S.A. (3)	—	—	—	(20)	—	—

Total	1,042	(27,398)	2,392	(16,431)	(213)	(28,328)

Company	03.31.2010
	Administrative expenses	Financial gain generated by assets	Financial loss generated by liabilities	Other income (expenses), net	Shared services – Salaries and bonuses
Cresud S.A.C.I.F. y A. (5)	—	—	(4,125)	—	(8,337)
Directors	(16,450)	—	(6)	—	—
Estudio Zang, Bergel y Viñes (8)	(1,457)	—	—	—	—
Fundación IRSA (4)	—	—	—	(409)	—
IRSA Inversiones y Representaciones Sociedad Anónima (9)	(3,104)	—	(26,986)	—	1,351
Parque Arauco S.A. (13)	—	—	(5,697)	—	—
Personnel	—	79	—	—	—

Total	(21,011)	79	(36,814)	(409)	(6,986)

1.	Subsidiary of Cresud S.A.C.I.F. y A..
2.	Equity investee of IRSA Inversiones y Representaciones Sociedad Anónima.
3.	Equity investee of APSA.
4.	Related to IRSA Inversiones y Representaciones Sociedad Anónima.
5.	Shareholder of IRSA Inversiones y Representaciones Sociedad Anónima.
6.	Equity investee of IRSA Inversiones y Representaciones Sociedad Anónima.
7.	Subsidiary of IRSA Inversiones y Representaciones Sociedad Anónima.
8.	Related to the Board of Directors.
9.	Shareholder.
10.	Equity investee up to January 13, 2011. See Note 8.k) to the Unaudited Basic Financial Statements.
11.	Subsidiary, later equity investee. See Note 8.i.iii) to the Unaudited Basic Financial Statements.
12.	Shareholder of Cresud S.A.C.I.F. y A..
13.	Shareholder up to October 15, 2010.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 6:	SEGMENT INFORMATION

	Leases and services	Consumer financing	Other	Total	Eliminations	Total as of 03.31.11	Total as of 03.31.10
Revenues	483,470	65,782	83,059	632,311	—	632,311	556,946
Costs	(119,732)	(23,226)	(60,075)	(203,033)	595	(202,438)	(187,650)

Total gross profit as of 03.31.11	363,738	42,556	22,984	429,278	595	429,873	—

Total gross profit as of 03.31.10	269,217	104,737	(1)	373,953	(4,657)	—	369,296

Expenses:
Selling expenses	(29,010)	(25,023)	(2,136)	(56,169)	—	(56,169)	(120,349)
Administrative expenses	(49,596)	(6,328)	(190)	(56,114)	—	(56,114)	(54,700)
Gain from recognition of inventories at net realizable value	—	—	11,281	11,281	—	11,281	826
Net income from retained interest in securitized receivables	—	4,707	—	4,707	—	4,707	34,824

Operating income 03.31.11	285,132	15,912	31,939	332,983	595	333,578	—

Operating income 03.31.10	200,094	29,291	764	230,149	(252)	—	229,897

Net income on equity investees	—	6,061	—	6,061	—	6,061	—
Amortization of goodwill, net	435	100	—	535	—	535	(1,226)
Financial results, net	(54,230)	(21,985)	55	(76,160)	(595)	(76,755)	(77,044)
Other income (expenses), net	(2,205)	11,909	—	9,704	—	9,704	(2,063)

Income before taxes and minority interest 03.31.11	229,132	11,997	31,994	273,123	—	273,123	—

Income (loss) before taxes and minority interest 03.31.10	129,186	21,953	730	151,869	(2,305)	—	149,564

Income tax expense	(74,793)	3,767	(7,291)	(78,317)	—	(78,317)	(55,941)
Minority interest	(4,553)	—	—	(4,553)	—	(4,553)	(3,785)

Net income 03.31.11	149,786	15,764	24,703	190,253	—	190,253	—

Net income (loss) 03.31.10	72,422	19,247	474	92,143	(2,305)	—	89,838

	Leases and services	Consumer financing	Other	Total	Eliminations	Total as of 03.31.11	Total as of 06.30.10
Depreciation and amortization 03.31.11– 9 months	87,862	900	—	88,762	—	88,762	—

Depreciation and amortization 06.30.10 – 12 months	113,337	8,622	—	121,959	—	—	121,959

Acquisition of fixed assets and intangible assets 03.31.11– 9 months	110,570	2,960	—	113,530	—	113,530	—

Acquisition of fixed assets and intangible assets 06.30.10 – 12 months	58,914	2,176	—	61,090	—	—	61,090

Operating assets as of 03.31.11	1,726,709	34,928	63,355	1,824,992	123,646	1,948,638	—

Operating assets as of 06.30.10	1,829,171	277,486	22,227	2,128,884	—	—	2,128,884

Non operating assets as of 03.31.11	1,185,921	11,838	—	1,197,759	(684,328)	513,431	—

Non operating assets as of 06.30.10	371,552	200,783	—	572,335	(216,669)	—	355,666

Total assets as of 03.31.11	2,912,630	46,766	63,355	3,022,751	(560,682)	2,462,069	—

Total assets as of 06.30.10	2,200,723	478,269	22,227	2,701,219	(216,669)	—	2,484,550

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 6:	(Continued)

General information

The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting. Accordingly, the Company has three reportable segments. These segments are: Leases and services, Consumer Financing and Others.

A general description of each segment follows:

•	Leases and services: This segment includes the results of the Company’s shopping centers and results of the offices rental.

•	Consumer financing segment: This segment manages the Companies’s portfolio of credit card and personal loans accounts issued by Tarshop S.A. (see Note 1) and Metroshop S.A. (see Note 8.b))

•	Others: This segment includes the results of the Company’s construction and/or barter transactions and ultimate sale of residential buildings business.

All revenues and long-lived assets are attributable to the Company’s country of domicile.

The accounting policies of the segments are the same as those described in Note 3. The column titled eliminations includes the Eliminations of inter-segment activities.

NOTE 7:	RESTRICTED ASSETS

a)	Guarantee deposits re. securitization programs account included, in other current receivables and prepaid expenses, net, the contingency and expenses funds of financial trust as credit protection for investors that as of June 30, 2010 amounted to Ps. 4,749. They were restricted availability credits until settlement in accordance with the respective prospectus.

b)	Other current investments account included as of June 30, 2010 BONTE 2006 bonds for Ps. 34, which were deposited as rental guarantee.

c)	As of June 30, 2010, Tarshop S.A. had granted a guarantee over Certificates of Participation related to the Fideicomisos Financieros Tarjeta Shopping (“CP”) according to the following detail:

•	To Standard Bank Argentina S.A., CP related to the Fideicomisos Financieros Tarjeta Shopping Series XLI, XLIV, XLVII, LVII and LIX (loan for Ps. 15,371).

•	To Banco Itaú Buen Ayre S.A., CP related to the Fideicomisos Financieros Tarjeta Shopping Series XXXIX and XL (loan for Ps. 3,724).

•	To Banco Supervielle S.A., CP related to the Fideicomisos Financieros Tarjeta Shopping Series XXXII, XXXVIII and L (loan for Ps. 7).

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 7:	(Continued)

•	To Banco Hipotecario S.A., CP related to the Fideicomiso Financiero Tarjeta Shopping Series XLVII, XLIX and LVI (loan for Ps. 20,149).

d)	As of June 30, 2010, Others non-current receivables and prepaid expenses, included granted by Tarshop S.A. cash as guarantee for leases related to the stores where its branches operated for an amount of Ps. 217.

e)	Under the agreement executed with Banco Hipotecario S.A. for the sale of Tarshop S.A.’s shares, the Company granted to Banco Hipotecario S.A. a two-year security agreement over the Company’s Series III Notes, issued on November 13, 2009, for a face value of Ps. 5 million, which will work as guarantee upon any price adjustment that may result in favor of Banco Hipotecario S.A. as provided by the purchase agreement.

NOTE 8:	SIGNIFICANT EVENTS

a)	Neuquén Project

The main asset of Shopping Neuquén S.A. is a plot of land of 50,000 square meters approximately, in which a mixed use center would be built. The project includes the building of a shopping center, cinemas, a hypermarket, appartments, private hospital and other compatible purposes.

On December 13, 2006, Shopping Neuquén S.A. entered into an agreement with the Municipality and with the Province of Neuquén by which, mainly, the terms to carry out the commercial and residential venture were rescheduled and authorized Shopping Neuquén S.A. to transfer to third parties the title to the plots of land into which the property is divided, provided that it is not that one on which the shopping center will be built.

Such agreement put an end to the case “Shopping Neuquén S.A. vs. Municipalidad de Neuquén in re: procedural administrative action”, lodged at the High Court of Neuquén. Lawyers’ fees shall be borne by the Company, which although they have been established are not yet final.

On June 12, 2009, the Company and the Municipality of Neuquén executed a new agreement by which the Company committed itself to presenting a new road project and to making those amendments that may be necessary to the general project. On October 19, 2009, the respective amendments to the previously mentioned projects were filed. Subsequently, the Municipality of Neuquén made some remarks to them, which were duly replied. On January 18, 2010, the Municipality of Neuquén requested changes to the plans filed, granting a 30-day term to be filed.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 8:	(Continued)

Finally, on July 5, 2010, the Company began the committed works for the first stage, which should be completed at a maximum 22 month terms starting upon beginning construction. In the case of failing to comply the conditions established in the agreement, the Municipality of Neuquén is entitled to terminate the agreement and carry out the actions that may be considered necessary for such respect, among them, to request the return of the Company’s plots acquired to the Municipality of Neuquén.

b)	Acquisition of Metroshop S.A.’s shares

On January 13, 2011, and as an action subsequent to the purchase of the remaining 50% of Metroshop S.A.’s shares by the Company, Metroshop S.A. made two offers to Tarshop S.A., later accepted by Tarshop S.A., to grant the following assets:

i)	Receivables from consumption transactions carried out through December 31, 2010 and that are performing or in default for not more than 60 days (both those in Metroshop S.A.’s own portfolio and those assigned to Fideicomiso Financiero Metroshop S.A. Serie XV – previous return of them).

ii)	The contractual position in the credit card issuance agreements whose customers did not have as of December 31, 2010 a default for over 60 days in complying with their obligations.

iii)	All credit card customers or accounts and consumer loans.

iv)	Lease agreements on certain branches and their personal property.

v)	Labor agreements for payroll personnel.

The company is currently analyzing the various possibilities to define the future operations of Metroshop S.A.

c)	Acquisition of Cresud S.A.C.I.F. y A.’s Notes

On March 10, 2011, ERSA acquired Cresud S.A.C.I.F. y A.’s Notes for USD 2.5 million falling due on March 10, 2013. Principal is amortized in four semiannual installments payable as from June 11, 2012 and accruing interest at a fixed rate of 7.5 % p.a., payable in eight quarterly installments as from June 8, 2011.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

Differences between Argentine GAAP and US GAAP

The unaudited interim consolidated financial statements as of March 31, 2010 and for the nine-month periods ended March 31, 2010 and 2009 have been presented because the Company made public this information with the CNV in Argentina and represents more current information than that required to be included to meet the timeliness requirements of Item 8. As per Instruction 3(a) to Item 8.A.5. the Company provides a description of the differences between Argentine GAAP and US GAAP which are similar to the differences described and quantified in the unaudited interim consolidated financial statements as of December 31, 2010 and for the six-month periods ended December 31, 2010 and 2009. There have been no new significant transactions or other events between December 31, 2010 and March 31, 2011 which were not previously disclosed and quantified in the reconciliation to US GAAP included in either the unaudited interim consolidated financial statements as of December 31, 2010 and for the six-month periods ended December 31, 2010 and 2009, and the audited consolidated financial statements as of June 30, 2010 and 2009 and for the three years in the period ended June 30, 2010.

The Company’s [unaudited interim consolidated financial statements] have been prepared in accordance with Argentine GAAP and the regulations of the CNV, which differ in certain significant respects from US GAAP. Such differences involve methods of measuring the amounts shown in the Unaudited Interim Consolidated Financial Statements, as well as additional disclosures required by US GAAP and Regulation S-X of the SEC.

The principal differences, other than inflation accounting, between Argentine GAAP and U.S. GAAP are related to the following:

•	the accounting for available-for-sale securities;

•	the accounting for pre-operating expenses;

•	the accounting for securitization programs;

•	the present-value accounting;

•	the reversal of previously recognized impairment losses accounting;

•	debtor’s accounting for a modification of convertible debt instruments;

•	the accounting for real estate barter transactions;

•	the revenue recognition of deferred commissions;

•	the revenue recognition of scheduled rent increases;

•	the revenue recognition of deferred of insurance and origination fees;

•	the amortization of fees related to the Senior Notes;

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Consolidated Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

•	software developed or obtained for internal use;

•	deferred income tax calculation purposes;

•	the reversal of certain capitalized financial costs;

•	the reversal of gain from valuation of inventories at net realizable value;

•	differences in basis relating to purchase accounting;

•	appraisal revaluation of fixed assets;

•	disposal of subsidiary;

•	non-controlling interest;

•	impact of U.S. GAAP adjustments on equity investee; and

•	the effects of push-down accounting.

In addition, US GAAP requires expanded or additional disclosures compared to those required under Argentine GAAP.

ALTO PALERMO S.A. (APSA)

Free translation of the

Unaudited Financial Statements

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010

ALTO PALERMO S.A. (APSA)

Unaudited Balance Sheets as of March 31, 2011 and June 30, 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

	03.31.11 (Notes 1 and 2)	06.30.10 (Notes 1 and 2)		03.31.11 (Notes 1 and 2)	06.30.10 (Notes 1 and 2)
ASSETS			LIABILITIES
CURRENT ASSETS			CURRENT LIABILITIES
Cash and banks (Note 3.a)	26,343	18,203	Trade accounts payable (Note 3.f and Exhibit I)	46,988	66,569
Other investments, net (Exhibits D and I)	160,762	22,412	Short-term debt (Note 3.g and Exhibit I)	206,025	144,547
Accounts receivable, net (Note 3.b and Exhibit I)	141,618	148,997	Salaries and social security payable (Note 3.h and Exhibit I)	9,926	13,087
Other receivables and prepaid expenses, net (Note 3.c and Exhibit I)	138,118	51,177	Taxes payable (Note 3.i and Exhibit I)	62,794	44,503
Inventory (Note 3.d)	32,007	14,271	Customer advances (Note 3.j and Exhibit I)	111,203	77,396

Total Current Assets	498,848	255,060	Dividens payable (Note 5 and 10 and Exhibit I)	130,825	—

			Other liabilities (Note 3.k and Exhibit I)	38,984	36,102

			Total Current liabilities	606,745	382,204

NON-CURRENT ASSETS			NON-CURRENT LIABILITIES
Accounts receivable, net (Note 3.b and Exhibit I)	669	895	Trade accounts payable (Note 3.f and Exhibit I)	58	95
Other receivables and prepaid expenses, net (Note 3.c and Exhibit I)	926	2,053	Long-term debt (Note 3.g and Exhibit I)	667,617	678,145
Inventory (Note 3.d)	33,206	7,644	Taxes payable (Note 3.i and Exhibit I)	25,578	37,945
Equity investments, net (Exhibit C)	764,497	770,571	Customer advances (Note 3.j and Exhibit I)	76,993	68,181
Other investments, net (Exhibit D)	86,026	148,870	Other liabilities (Note 3.k and Exhibit I)	19,590	26,896

Fixed assets, net (Exhibit A)	878,168	850,033	Total debts	789,836	811,262

Intangible assets, net (Exhibit B)	318	8,799	Provisions (Note 3.l and Exhibits E and I)	8,332	7,388

Subtotal Non-Current Assets	1,763,810	1,788,865	Total Non-Current Liabilities	798,168	818,650

Negative goodwill, net (Note 3.e)	(21,117)	(14,111)	Total Liabilities	1,404,913	1,200,854

Total Non-Current Assets	1,742,693	1,774,754	SHAREHOLDERS’ EQUITY (per related statement)	836,628	828,960

Total Assets	2,241,541	2,029,814	Total Liabilities and Shareholders’ Equity	2,241,541	2,029,814

The accompanying notes and exhibits are an integral part of these unaudited financial statements.

Saúl Zang
Vice-President I acting as President

ALTO PALERMO S.A. (APSA)

Unaudited Statements of Income

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

	03.31.11 (Notes 1 and 2)	03.31.10 (Notes 1 and 2)
Revenues:
Leases and services	400,092	303,073
Others	83,059	—

Total revenues	483,151	303,073

Costs:
Leases and services (Exhibit H)	(83,073)	(82,113)
Others (Exhibit F)	(60,075)	—

Total costs	(143,148)	(82,113)

Gross profit:
Leases and services	317,019	220,960
Others	22,984	—

Total gross profit	340,003	220,960

Selling expenses (Exhibit H)	(20,448)	(15,290)
Administrative expenses (Exhibit H)	(44,504)	(33,540)
Gain from recognition of inventories at net realizable value	11,281	826

Subtotal	(53,671)	(48,004)

Operating income	286,332	172,956

Net income on equity investees (Note 6)	40,092	28,374

Amortization of negative goodwill, net	721	721

Financial gain generated by assets:
Interest	7,352	8,173
Foreign currency exchange gain	10,884	394
Other holding results	(7,275)	4,393

Subtotal	10,961	12,960

Financial gain generated by liabilities:
Interest	(57,974)	(79,115)
Foreign currency exchange loss	(21,614)	(6,276)
Other financial expenses	—	(2,582)

Subtotal	(79,588)	(87,973)

Total financial results, net (Note 3.m)	(68,627)	(75,013)

Other income (expenses), net (Note 3.n)	(771)	(902)

Income before taxes	257,747	126,136

Income tax expense (Note 12)	(67,494)	(36,298)

Net income for the period	190,253	89,838

Basic net income per share (Note 3.o))	0.1750	0.1149

Diluted net income per share (Note 3.o))	0.0854	0.0393

The accompanying notes and exhibits are an integral part of these unaudited financial statements.

Saúl Zang
Vice-President I acting as President

ALTO PALERMO S.A. (APSA)

Unaudited Statements of Changes in Shareholders’ Equity

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

	Shareholders’ contributions				Reserved earnings				Retained earnings	Shareholders’ equity
Items	Common stock (Note 4)	Inflation adjustment of common stock	Additional paid- in-capital	Total	Appraisal revaluation (Note 2.4)	Voluntary reserve for general purposes	Legal reserve (Note 13)	Reserve for new developments
Balances as of 06.30.09	78,206	84,621	522,805	685,632	3,953	15,734	20,090	62,509	(22,060)	765,858

Transfer from reserves for new developments to retained earnings	—	—	—	—	—	—	—	(56,000)	56,000	—
Dividends distribution - Shareholders meeting as of 10.29.09	—	—	—	—	—	—	—	—	(56,000)	(56,000)
Loss absorption - Shareholders meeting as of 10.29.09	—	—	—	—	—	(15,734)	—	(6,326)	22,060	—
Net income for the nine-month period beginning on July 1, 2009 and ended March 31, 2010	—	—	—	—	—	—	—	—	89,838	89,838

Balances as of 03.31.10	78,206	84,621	522,805	685,632	3,953	—	20,090	183	89,838	799,696

Net income for the three-month period beginning on April 1st, 2010 and ended June 30, 2010	—	—	—	—	—	—	—	—	29,264	29,264

Balances as of 06.30.10	78,206	84,621	522,805	685,632	3,953	—	20,090	183	119,102	828,960

Distribution to legal reserve - Shareholders meeting as 10.29.10	—	—	—	—	—	—	5,955	—	(5,955)	—
Distribution to voluntary reserve for general purposes - Shareholders meeting as 10.29.10	—	—	—	—	—	147	—	—	(147)	—
Dividends distribution - Shareholders meeting as of 10.29.10	—	—	—	—	—	—	—	—	(113,000)	(113,000)
Conversion of Notes	47,755	—	13,485	61,240	—	—	—	—	—	61,240
Advanced dividends distribution - Board of Directors minute as of 03.30.11 (Note 10)	—	—	—	—	—	—	—	—	(130,825)	(130,825)
Net income for the nine-month period beginning on July 1, 2010 and ended March 31, 2011	—	—	—	—	—	—	—	—	190,253	190,253

Balances as of 03.31.11	125,961	84,621	536,290	746,872	3,953	147	26,045	183	59,428	836,628

The accompanying notes and exhibits are an integral part of these unaudited financial statements.

Saúl Zang
Vice-President I acting as President

ALTO PALERMO S.A. (APSA)

Unaudited Statements of Cash Flows (1)

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

	03.31.11 (Notes 1 and 2)	03.31.10 (Notes 1 and 2)
CHANGES IN CASH AND CASH EQUIVALENTS
Cash and cash equivalents as of the beginning of the year	39,685	15,353
Cash and cash equivalents as of the end of period	186,584	21,633

Net increase in cash equivalents	146,899	6,280

CAUSES OF CHANGES IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income for the period	190,253	89,838
Adjustments to reconcile net income to cash flows from operating activities:
Financial results	17,277	16,269
Accrued Interests	48,980	55,304
Depreciation of fixed assets	64,685	60,491
Amortization of intangible assets	933	1,751
Loss on intangible assets retired	7,548	—
Charge of provision for contingencies	1,226	2,585
Amortization of negative goodwill, net	(721)	(721)
Loss on fixed assets retired	615	303
Provision for Directors’ fees	9,320	8,231
Provision for tax on personal assets of shareholders	238	328
Income on equity investees	(40,092)	(28,374)
Allowance for doubtful accounts	4,066	4,833
Income tax	67,494	36,298
Gain from recognition of inventories at net realizable value	(11,281)	(826)
Net income from sale of real estate property	(19,332)	—
Changes in certain assets and liabilities, net of non-cash transactions and the effects of acquisition:
Increase in accounts receivable	(252)	(10,122)
(Increase) Decrease in other receivables and prepaid expenses	(11,422)	10,458
Decrease in inventory	35,652	167
Decrease in trade accounts payable	(19,618)	(4,196)
Increase in customer advances	44,539	16,865
Decrease in salaries and social security payable	(3,161)	(5,422)
Decrease in taxes payable	(65,969)	(78,508)
Decrease in other liabilities	(6,479)	(2,638)
Decrease in provisions	(282)	(567)

Net cash provided by operating activities	314,217	172,347

Saúl Zang
Vice-President I acting as President

ALTO PALERMO S.A. (APSA)

Unaudited Statements of Cash Flows (Continued) (1)

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

	03.31.11 (Notes 1 and 2)	03.31.10 (Notes 1 and 2)
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in investments	410	15,719
Acquisition of undeveloped parcels of land and other real estate	(90)	(699)
Acquisition of fixed assets	(18,387)	(9,447)
Acquisition of subsidiary companies, net of cash acquired	—	(10,652)
Payment for purchase of shares	(48,378)	—
Advances for purchase of Arcos del Gourmet S.A.’s shares	(1,217)	—
Irrevocable contributions in related parties	(5,531)	(21,885)
Advances for sale of Tarshop S.A.’s shares	—	20,422
Loans granted to related parties	(113,358)	(250)
Acquisition of intangible assets	—	(5,253)
Collection of receivables from related parties	55,065	6,598
Payment of mortgage loans for the acquisition of Beruti plot of land	—	(17,173)
Proceeds from sale of affiliated companies’ shares	83,556	—
Increase in cash from merger	—	3,592
Dividends collected	2,382	1,342

Net cash used in investing activities	(45,548)	(17,686)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Non-Convertible Notes, net	—	79,782
Payment of Non-Convertible Notes	(19,883)	(22,003)
Payment of loans for purchase of companies	(4,612)	—
Payment of loans granted by related parties	—	(1,027)
Proceeds from related parties loans	7,634	4,356
Proceeds from short-term bank loans	—	39,500
Payment of interests	(45,071)	(51,503)
Payment of bank loans	—	(84,500)
Proceeds from (Payment of) advances in current account	53,162	(56,986)
Payment of dividends	(113,000)	(56,000)

Net cash used in financing activities	(121,770)	(148,381)

NET INCREASE IN CASH AND CASH EQUIVALENTS	146,899	6,280

(1)	Includes cash and banks and investments (with a realization term not exceeding three months). See Note 2.2.1

The accompanying notes and exhibits are an integral part of these unaudited financial statements.

Saúl Zang
Vice-President I acting as President

ALTO PALERMO S.A. (APSA)

Unaudited Statements of Cash Flows (Continued)

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

	03.31.11	03.31.10
Supplemental cash flow information
– Income tax	13,514	7,444

Non-cash activities
– Conversion of non-convertible notes	61,240	—
– Increase in inventory through a decrease in other non-current investments	64,150	—
– Decrease in equity investment through a decrease in other liabilities	21,252	—
– Increase in fixed assets through a decrease in inventory	9,264	—
– Decrease in inventory through a decrease in customer advances	1,920	—
– Increase in equity investments through an increase in other liabilities	961	—
– Decrease in equity investments through a decrease in other liabilities (offsetting of dividends)	9,399	6,782
– Dividends distribution, not yet cancelled	130,825	—
– Increase in equity investments through an increase in other liabilities	16,004	—
– Increase in taxes payable through an increase in equity investments	—	8,141
– Decrease in equity investments through an increase in fixed assets	—	27,919
– Increase in other liabilities through an increase in equity investments	—	106
– Increase in goodwill through an increase in equity investments	—	12,563
– Decrease in other non-current investments through an increase in equity investments	—	2,284
– Increase in equity investments through an increase in short-term and long-term debt	—	14,690
– Increase in Intangible assets through an increase in other liabilities	—	7,321
– Decrease in other receivables and prepaid expenses through an increase in taxes payable	—	11,614

Saúl Zang Vice-President I acting as President

ALTO PALERMO S.A. (APSA)

Unaudited Statements of Cash Flows (Continued)

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

	03.31.11	03.31.10
Purchase / Merger of subsidiary company
– Investments	—	(1,958)
– Accounts receivable	—	(34,409)
– Inventory	—	(254)
– Other receivables and prepaid expenses	—	(2,230)
– Equity investments	—	(915)
– Fixed assets	(92,653)	(291,065)
– Goodwill	—	2,509
– Trade accounts payable	—	3,702
– Customer advances	—	47,440
– Salaries and social security payable	—	2,188
– Taxes payable	4,161	33,347
– Other liabilities	—	11,515
– Provisions	—	2,125

– Net asset value incorporated by merger not affecting cash	(88,492)	(228,005)

– Increase in cash from the merger	—	(3,592)

– Goodwill	7,727	—

– Net asset value acquired/incorporated by merger	(80,765)	(231,597)

– Purchase value/Equity method prior to merger	(80,765)	231,597

– Amount financed by the sellers	53,896	—

– Advance payments	26,869	—

– Outflows of cash	—	—

Saúl Zang Vice-President I acting as President

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 1:	PREPARATION OF THE FINANCIAL STATEMENTS

These unaudited financial statements are stated in thousands of pesos and have been prepared in accordance with accounting disclosure and valuation standards contained in the Technical Resolutions issued by the Argentine Federation of Professional Councils in Economic Sciences, approved with certain amendments by the Professional Council in Economic Sciences of the Autonomous City of Buenos Aires, and in accordance with the resolutions issued by the National Securities Commission.

Financial Statements corresponding to the nine-month periods ended March 31, 2011 and 2010 have not been audited. The management believes they include all necessary settlements to fairly present the results of each period.

Results for the nine-month periods ended March 31, 2011 and 2010 do not necessarily reflect proportionally the Company’s results for the complete fiscal years.

1.	Comparative information

The comparative information at June 30, 2010 and March 31, 2010 included in these unaudited financial statements arise from the financial statements as of such date. Certain reclassifications of prior year information have been made to conform to the current period presentation.

2.	Recognition of the effects of inflation

The financial statements have been prepared in constant Argentine pesos, reflecting the overall effects of inflation through August 31, 1995. As from that date, in accordance with professional accounting standards and the requirements of the control authorities, restatement of the financial statements was discontinued until December 31, 2001. As from January 1st, 2002, in accordance with professional accounting standards, recognition of the effects of inflation in these unaudited financial statements was reestablished, considering that the accounting measurements restated due to changes in the purchasing power of the currency until August 31, 1995 as well as those arising between that date and December 31, 2001 were stated in currency of the latter date.

On March 25, 2003, the National Executive Branch issued Decree No. 664 establishing that the financial statements for fiscal years ended as from that date must be stated in nominal currency. Consequently, in accordance with Resolution No. 441/03 issued by the National Securities Commission, the Company discontinued the restatement of its financial statements as from March 1st, 2003. This criterion is not in line with current professional accounting standards, which establish that the financial statements must be restated through September 30, 2003. However, due to the low level of inflation

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 1:	(Continued)

rates during the period from March to September 2003, this deviation has not had a material effect on the financial statements taken as a whole.

The rate used for restatement of items in these financial statements until February 28, 2003 was the domestic whole revenue price index published by the National Institute of Statistic and Census.

3.	Use of estimates

The preparation of financial statements at a certain date requires the Management to make estimations and evaluations affecting the amount of assets and liabilities recorded and contingent assets and liabilities disclosed at such date, as well as income and expenses recorded during the period. The Management makes estimations to calculate at a certain moment, for example, the allowance for doubtful accounts, depreciation and amortization, the current value of the assets and liabilities acquired in business combinations, the recoverable value of assets, the income tax charge and the provision for contingencies. Actual results might differ from the estimates and evaluations made at the date of preparation of these financial statements.

NOTE 2:	MOST RELEVANT ACCOUNTING POLICIES

Below are the most relevant accounting standards used by the Company to prepare these unaudited financial statements:

1.	Cash and banks

Cash on hand was computed at nominal value.

2.	Investments

2.1.	Current investments

Mutual funds have been valued at quotation value at period/year - end.

Mortgage bonds have been valued at quotation value at period/year – end.

For the purposes of disclosing the Statement of Cash Flows, the Company considers all liquid investments originally maturing in or before three months as cash equivalents.

See the breakdown of current investments in Exhibit D.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 2:	(Continued)

2.2.	Non-current investments

Equity investments in controlled companies have been accounted for under the equity method based on the financial statements issued by such companies. Furthermore, it includes the higher price paid for the purchase of the shares and the goodwill originated in the various acquisitions of companies. See the breakdown of non-current investments in Exhibit C.

Due to the sale of 80% of Tarshop S.A.’s shares described in Note 8.i.iii), as of the closing date of these unaudited financial statements, the Company carried a 20% interest that is valued by the equity method due to the existence of significant influence by the group of companies on Tarshop S.A.’s decision and the intention to keep it as a long-term investment.

The accounting standards used by the controlled and affiliated companies to prepare its financial statements are the same that the Company uses.

The values thus obtained do not exceed their respective recoverable values estimated at period/year - end.

The significant acquisitions of companies are booked under the “acquisition method” as established by Technical Resolution No. 18 and No. 21. This involves the identification and determination of current values of assets and liabilities acquired, which requires complex judgments and significant estimates.

The investment in TGLT S.A. was valued at acquisition cost.

2.3.	Undeveloped parcels of land

Those reserves to be used in the development of commercial centers, sale and/or improvements are valued at acquisition cost, restated in accordance with Note 1.2., or at the estimated market value, the lesser one.

The above mentioned reserves are transferred to inventories when its marketing is decided or to fixed assets when they are assigned to construction.

The values thus obtained do not exceed their respective recoverable values estimated at period/year - end.

See the breakdown of investments in underveloped parcels of land in Exhibit D.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 2:	(Continued)

3.	Inventory

Inventories in general have been valued at original cost. Values thus obtained do not exceed their respective recoverable values estimated at the period/year-end.

Inventories on which price-fixing prepayments were received and the contractual conditions of the transaction ensure the effective conclusion of the sale and the income, are valued at net realizable value.

The Company has the right to receive units to be constructed with respect to the barters subscribed with Condominios del Alto S.A. (Note 8.d.)) and with TGLT S.A. (Note 8.e)). This right has been valued in accordance with the accounting measurement criterion of inventories to receive (the price established in the respective title deeds).

4.	Fixed assets

Properties purchased or constructed for rental purposes are classified as fixed assets.

Fixed assets have been valued at acquisition or construction cost, adjusted for inflation, as mentioned in Note 1.2., less accumulated depreciation and the corresponding allowances for impairment, when applicable.

Fixed assets include Ps. 3,953 disclosed at those values resulting from the appraisal revaluation carried out by professional independent experts. The difference arising from the technical value and the restated residual value has been included in the account “Appraisal revaluation” disclosed in the shareholders’ equity. The appraisal revaluation reserve will be reversed with a balancing entry in net result for the year once the plot of land is available or its value decreases. Although the valuation criterion is not allowed by current accounting standards, by applying transition standards, as assets were appraised before current accounting standards became effective, not reversing the revaluation originally recognized is allowed.

As an integral part of fixed assets costs, the Company capitalizes interest costs generated by third party financing for the construction of long-term projects, until the date they are in a condition to start-up.

Depreciation expenses are calculated using the straight-line method over the estimated useful life assigned to the assets, using the criterion of full month of addition. The useful life assigned to fixed assets is revised periodically. Depreciation rates are shown in Exhibit A.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 2:	(Continued)

The value of the fixed assets, in the aggregate, does not exceed their estimated recoverable value at period/year - end.

The Company holds the right to receive units (commercial parking slots) to be built in relation to the barter with TGLT S.A. (Note 8.e)). It was valued according the accounting criterion of units to be received (the price established in the respective title deeds).

The Company determined that the transaction represents the acquisition of a business and consequently, the Company booked the acquisition under the acquisition method. The Company has not as yet determined the current values of acquired net assets, whereupon the process to allocate the paid price is preliminary to the date of these financial statements and is subject to change. At a preliminary analysis, the net current value of assets acquired exceeds the price paid for which a negative goodwill has been booked.

5.	Intangible assets

Intangible assets have been valued at cost, adjusted for inflation, as mentioned in Note 1.2., net of accumulated amortization. See the breakdown of intangible assets in Exhibit B.

5.1.	Trademarks

Trademarks represent fees and expenses related to their registration.

5.2.	Non-compete agreement

These expenses were amortized on a straight-line basis over a twenty eight-month period starting upon December 1st, 2009.

Under the agreement executed with Banco Hipotecario S.A. for the sale of Tarshop S.A.’s shares, the Company has signed a non-compete agreement with such entity, where upon that intangible asset has been retired. (See Note 8.i.iii)).

6.	Goodwill

6.1.	Goodwill

Goodwill represents the excess of acquisition cost above the market value of net assets from subsidiaries at the equity percentage acquired. Goodwill has been restated as mentioned in Note 1.2. and is amortized over a term of up to 12 years.

Net value of goodwill generated by acquiring interests in companies has been disclosed in equity investments, net (Exhibit C). Amortization have been classified in Net income on equity investees in the Statements of Income.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 2:	(Continued)

Values thus obtained do not exceed their respective recoverable values estimated at the period/year-end.

6.2.	Negative goodwill

Negative goodwill represents the excess of market value of net assets from subsidiaries at the equity percentage acquired above the acquisition cost. Negative goodwill has been restated as mentioned in Note 1.2. and is amortized over a term of up to 19 years.

Net value of negative goodwill generated by acquiring interests in companies has been disclosed in equity investments, net (Exhibit C), except for negative goodwill corresponding to Empalme S.A.I.C.F.A. y G. and Mendoza Plaza Shopping S.A., which are disclosed in the negative goodwill account (Note 3.e)), due to the merge of the Company with Shopping Alto Palermo S.A., company which had been merged with such companies as from January 1st, 2009.

This account also includes negative goodwill arising from the acquisition of goodwill of Soleil Factory, described in Note 8 b).

Amortization of negative goodwill disclosed in equity investments is shown in Net income on equity investees in the Statements of Income, while the amortization of negative goodwill corresponding to Empalme S.A.I.C.F.A. y G. and Mendoza Plaza Shopping S.A. is shown in Amortization of goodwill in the Statements of Income.

7.	Monetary assets and liabilities

Monetary assets and liabilities are stated at their face value plus or minus, as it corresponds, financial gain or loss.

8.	Foreign currency assets and liabilities

Assets and liabilities denominated in foreign currency are translated at the exchange rate prevailing at each fiscal period/year –end.

The detail of the assets and liabilities in foreign currency is disclosed in the Exhibit G.

9.	Accounts receivable and trade accounts payable

Accounts receivable and trade accounts payable have been valued at nominal value. Values thus obtained do not significantly defer from those that may have been obtained if valued at values representative of the cash price estimated at the time of the transaction plus interest and implicit financial components accrued at the internal rate of return determined at that moment.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 2:	(Continued)

10. Financial receivables and payables

Financial receivables and payables have been valued at their nominal value plus accrued interest at period/year – end. Values thus obtained do not significantly defer from those that may have been obtained if they had been valued at the amount deposited and collected, respectively, net of operating costs, plus financial results accrued based on the internal rate estimated at the moment of their initial recognition. Arm’s length transactions not containing interests are disclosed at current value at each fiscal period/year – end.

11.	Other receivables and liabilities

Sundry receivables and payables and the dividends payable were valued at their nominal value plus financial charges accrued at each fiscal period/year – end, when applicable. Values thus obtained do not significantly defer from those that may have been obtained if they had been valued based on the best estimate possible of the amount receivable and payable, respectively, discounted using a rate that reflects the time value of money and the specific risks of the transaction estimated when added to assets and liabilities, respectively.

Customer advances have been valued at the amounts collected.

12.	Balances corresponding to financial transactions and sundry receivables and payables with related parties

Receivables and payables with related parties generated by financial transactions and other sundry transactions have been valued in accordance with the terms agreed by the parties.

13.	Allowances and provisions

•

For doubtful accounts/doubtful mortgage receivables: set up based on an individual analysis for recoverability of the loan portfolio. The opinion of the Company’s legal counsel has been taken into account in estimating the amounts and probability of occurrence.

•

For contingencies: set up to cover contingencies that could give rise to obligations to the Company. The opinion of the Company’s legal counsel has been taken into account in estimating the amounts and probability of occurrence. Furthermore, insurance hedge taken out by the Company has also been considered.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 2:	(Continued)

At the date of issuance of these unaudited financial statements, Management’s opinion is that there are no elements to foresee other potential contingencies having a negative impact on these unaudited financial statements.

Increases and decreases in allowances for the period are detailed in Exhibit E.

14.	Income tax

The Company has recognized the charge for income tax by the deferred tax method, recognizing timing differences between measurements of accounting and tax assets and liabilities. See Note 12.

To determine deferred assets and liabilities, the tax rate expected to be in effect at the time of reversal or use has been applied to timing differences identified and tax loss carry-forwards, considering the legal regulations approved at the date of issuance of these unaudited financial statements.

As stated by National Securities Commission’s rules, deferred income tax has been presented at its nominal value.

15.	Minimum Presumed Income Tax (MPIT)

The Company calculates MPIT by applying the current 1% rate on computable assets at period - end. This tax complements income tax. The Company’s tax obligation in each year will equal the higher of the two taxes. However, if MPIT exceeds income tax in a given period, that amount in excess will be computable as payment on account of income tax arising in any of the following ten years.

16.	Shareholders’ equity

Changes in shareholders’ equity accounts have been restated as mentioned in Note 1.2.

The “Common Stock” account has been stated at historical nominal value. The difference between the value restated in constant pesos and the historical nominal value has been disclosed in the account “Inflation adjustment of common stock” in the Statements of Changes in Shareholders’ Equity.

The appraisal revaluation reserve account corresponds to the greater value of fixed assets generated by computation of the technical appraisals mentioned in Note 2.4.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 2:	(Continued)

17.	Revenue recognition

17.1.	Revenues from admission rights, leases and services

Leases with tenants are accounted for as operating leases. Tenants are generally charged a rent, which consists of the higher of: (i) a monthly base rent (the “Base Rent”) and (ii) a specified percentage of the tenant’s monthly gross retail revenues (the “Percentage Rent”) (which generally ranges between 4% and 10% of tenant’s gross revenues).

Furthermore, pursuant to the rent escalation clause in most leases, a tenant’s Base Rent generally increases between 7% and 12% each year during the term of the lease. Minimum rental income is recognized on the accrued criteria.

Certain lease agreements contain provisions, which provide for rents based on a percentage of revenues or based on a percentage of revenues volume above a specified threshold. The Company determines the compliance with specific targets and calculates the additional rent on a monthly basis as provided for in the contracts. Thus, these contingent rents are not recognized until the required thresholds are exceeded.

Generally, the Company’s lease agreements vary from 36 to 120 months. Law No. 24,808 provides that tenants may rescind commercial lease agreements after the initial six months, upon not less than 60 days’ written notice, subject to penalties which vary from one to one and a half months rent if the tenant rescinds during the first year of its lease, and one month of rent if the tenant rescinds after the first year of its lease.

Additionally, the Company charges its tenants a monthly administration fee related to the administration and maintenance of the common area and the administration of contributions made by tenants to finance promotional efforts for the overall shopping centers’ operations. The administration fee is prorated among the tenants according to their leases, which varies from shopping center to shopping center. Administration fees are recognized monthly when earned.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 2:	(Continued)

In addition to rent, tenants are generally charged “admission rights”, a non-refundable admission fee that tenants may be required to pay upon entering into a lease or upon lease renewal. Admission right is normally paid in one lump sum or in a small number of monthly installments. Admission rights are recognized using the straight-line method over the life of the respective lease agreements.

17.2.	Revenues and development properties

The Company records revenue from the sale of properties when all of the following criteria are met:

1.	The sale has been consummated.

2.	Sufficient evidence exists to demonstrate the buyer’s payment ability and intention.

3.	The Company’s receivable is not subject to future subordination.

4.	The Company has transferred the property to the buyer.

18.	Results for the period

Charges for assets used (higher investment value amortization, cost of real property, depreciation of fixed assets and amortization of intangible assets) were valued at the amount recorded for those assets.

Other results for the period are presented at their nominal value.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 3:	BREAKDOWN OF THE MAIN CAPTIONS

The breakdown of the main captions is as follows:

a) Cash and banks:

	03.31.11	06.30.10
Cash in local currency	259	263
Cash in foreign currency (Exhibit G)	51	96
Bank accounts in local currency	13,148	3,157
Bank accounts in foreign currency (Exhibit G)	12,885	14,687

Total cash and banks	26,343	18,203

b) Accounts receivable, net:

	03.31.11	06.30.10
Current
Checks to be deposited	68,736	51,843
Leases and services receivable (Exhibit G)	35,159	41,334
Debtors under legal proceedings	33,078	29,782
Pass-through expenses receivable	25,214	17,323
Related parties (Note 5) (Exhibit G)	12,269	40,741
Notes receivable (Exhibit G)	4,709	2,256
Mortgages receivable Torres of Abasto	623	563
Credit cards receivable	205	90
Allowance for doubtful accounts (Exhibit E)	(38,375)	(34,935)

Total	141,618	148,997

Non-current
Leases and services receivable (Exhibit G)	392	417
Notes receivable (Exhibit G)	153	324
Mortgages receivable Torres of Abasto	124	154

Total	669	895

Total accounts receivable, net	142,287	149,892

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 3:	(Continued)

c) Other receivables and prepaid expenses, net:

	03.31.11	30.06.10
Current
Related parties (Note 5) (Exhibit G)	107,397	32,258
Prepaid expenses (Exhibit G)	17,042	14,250
Prepaid services	8,865	894
Other tax credits – Gross revenue tax	578	2,227
Others (i)	4,236	1,548

Total	138,118	51,177

Non-current
Mortgage receivables	2,208	2,208
Prepaid gross revenue tax	890	730
Prepaid expenses	36	1,323
Allowance for doubtful mortgage receivable (Exhibit E)	(2,208)	(2,208)

Total	926	2,053

Total other receivables and prepaid expenses, net	139,044	53,230

(i)	Includes deposits which are restricted (See Note 7.a)).

d) Inventory:

	03.31.11	06.30.10
Current
Rosario plot of land (Note 8.l.ii))	28,277	8,728
Torres Rosario (Note 8.d))	1,126	3,379
Carlos Gardel plot of land	—	1,698
Others	2,604	466

Total	32,007	14,271

Non-current
Units to be received Beruti (Note 8.e) and Note 5)	23,309	—
Torres Rosario under construction (Note 8.d))	7,644	7,644
Torres Rosario (note 8.d))	2,253	—

Total	33,206	7,644

Total inventory	65,213	21,915

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 3:	(Continued)

e) Negative goodwill, net:

	03.31.11	06.30.10
Empalme S.A.I.C.F.A. y G.	(7,974)	(8,450)
Soleil Factory (Note 8.b))	(7,727)	—
Mendoza Plaza Shopping S.A.	(5,416)	(5,661)

Total negative goodwill, net	(21,117)	(14,111)

f) Trade accounts payable:

Current	03.31.11	06.30.10
Accruals (Exhibit G)	28,561	31,867
Suppliers (Exhibit G)	15,499	14,569
Related parties (Note 5) (Exhibit G)	2,711	20,005
Others	217	128

Total	46,988	66,569

Non-current
Suppliers	58	95

Total	58	95

Total trade accounts payable	47,046	66,664

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 3:	(Continued)

g) Short-term and long-term debt:

	03.31.11	06.30.10
Current
– Banks
Overdrafts	53,162	—
Accrued bank interests	265	—

Subtotal	53,427	—

– Financial
Non-Convertible Notes (Notes 5 and 9.b)) (Exhibit G)	122,142	121,336
Accrued interest on Non-Convertible Notes (Notes 5 and 9.b)) (Exhibit G)	17,642	6,597
Seller financing - Arcos del Gourmet S.A. (Note 8.a) and Exhibit G)	8,915	9,511
Accrued interest on Convertible Notes (Notes 5 and 9.a)) (Exhibit G)	2,575	8,291
Interests from acquisition of Soleil Factory goodwill (Note 8.b)) (Exhibit G)	1,912	—
Deferred debt costs	(588)	(1,188)

Subtotal	152,598	144,547

Total	206,025	144,547

Non-current
– Financial
Non-Convertible Notes (Notes 5 and 9.b)) (Exhibit G)	486,093	491,831
Convertible Notes (Notes 5 and 9.a)) (Exhibit G)	128,737	185,653
Loan from acquisition of Soleil Factory (Note 8.b)) (Exhibit G)	55,327	—
Deferred debt costs	(2,540)	(2,930)
Seller financing - Arcos del Gourmet S.A. (Note 8.a)) (Exhibit G)	—	3,591

Total	667,617	678,145

Total short-term and long-term debt	873,642	822,692

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 3:	(Continued)

h) Salaries and social security payable:

	03.31.11	06.30.10
Provision for vacation, annual complementary salary and bonuses	8,052	10,878
Social security payable	1,716	1,982
Others	158	227

Total salaries and social security payable	9,926	13,087

i) Taxes payable:

	03.31.11	06.30.10
Current
Provision for income tax, net	42,344	32,817
Value Added Tax (VAT) payable	10,038	5,504
Tax amnesty plan for municipality taxes payable	2,508	—
Income tax withholdings	2,017	844
Other tax withholdings	1,866	2
Tax amnesty plan for income tax payable	1,647	1,502
Gross revenue tax withholdings	946	2,470
Provision for gross revenue tax	456	721
Tax amnesty plan for gross revenue tax payable	351	332
Provision for tax on personal assets of Shareholders	313	167
Other taxes payable	308	144

Total	62,794	44,503

Non-current
Tax amnesty plan for income tax payable	17,194	18,447
Deferred income tax (Note 12)	7,590	18,530
Tax amnesty plan for gross revenue tax payable	702	968
Provision for tax on personal assets of Shareholders	92	—

Total	25,578	37,945

Total taxes payable	88,372	82,448

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 3:	(Continued)

j) Customer advances:

	03.31.11	06.30.10
Current
Admission rights	48,733	42,175
Lease advances (Note 8.m))	23,848	17,610
Advance for sale of Rosario plot of land (Note 8.l.ii) (Exhibit G)	21,231	—
Customer advances (Exhibit G)	15,838	15,402
Guarantee deposits (Exhibit G)	1,553	1,807
Related parties (Note 5)	—	402

Total	111,203	77,396

Non-current
Admission rights	55,541	45,530
Lease advances (Note 8.m))	21,452	22,651

Total	76,993	68,181

Total customer advances	188,196	145,577

k) Other liabilities:

	03.31.11	06.30.10
Current
Other liabilities	16,004	—
Related parties (Note 5)	12,278	67
Provision for Directors’ fees, net of advances (Note 5)	9,320	8,980
Withholdings and guarantee deposits	414	439
Contributed leasehold improvements (Note 8.n))	375	462
Below market leases	11	11
Advance for sale of Tarshop S.A.’s shares (Exhibit G)	—	21,070
Debt with former minority shareholder of Tarshop S.A. (Exhibit G)	—	3,529
Equity investments (Exhibit C)	—	961
Others	582	583

Total	38,984	36,102

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 3:	(Continued)

	03.31.11	06.30.10
Non-current
Related parties (Note 5)	10,209	13,919
Contributed leasehold improvements (Note 8.n))	9,236	9,502
Below market leases	133	141
Directors’ guarantee deposits (Note 5)	12	12
Debt with former minority shareholder of Tarshop S.A. (Exhibit G)	—	3,322

Total	19,590	26,896

Total other liabilities	58,574	62,998

l) Provisions:

	03.31.11	06.30.10
Non-current
Provision for contingencies (Exhibit E)	8,332	7,388

Total provisions	8,332	7,388

m) Financial results, net:

	03.31.11	03.31.10
Generated by assets:
Interest income from past-due receivables	3,483	5,285
Results from financial investments (Note 5)	3,279	2,676
Other interest	590	212

Subtotal interest	7,352	8,173

Foreign currency exchange gain	10,884	394

Other holding results	(7,275)	4,393

Financial gain generated by assets	10,961	12,960

Generated by liabilities:
Financial expenses (Note 5)	(55,645)	(71,288)
Interest on taxes payable	(2,282)	(7,816)
Other interest	(47)	(11)

Subtotal interest	(57,974)	(79,115)

Foreign currency exchange loss (Note 5)	(21,614)	(6,276)

Loss from derivative financial instruments (Note 5)	—	(2,582)

Subtotal other financial expenses	—	(2,582)

Financial loss generated by liabilities	(79,588)	(87,973)

Total financial results, net	(68,627)	(75,013)

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 3:	(Continued)

n)	Other income (expenses), net:

	03.31.11	03.31.10
Tax on personal assets of Shareholders	(238)	(328)
Charge for donations (Note 5)	(310)	(90)
Recovery of provisions	—	9
Others	(223)	(493)

Total other income (expenses), net	(771)	(902)

o)	Earnings (loss) per share:

Below is reconciliation between the weighted-average number of ordinary shares outstanding and the weighted-average number of diluted ordinary shares (in thousands). The latter has been determined assuming the number of additional ordinary shares that would have been outstanding if the holders had exercised their right to convert Convertible Notes into ordinary shares at the beginning of the year/period.

	03.31.11 (in thousands)	03.31.10 (in thousands)
Weighted-average outstanding shares	1,087,065	782,064
Weighted-average diluted ordinary shares	2,335,374	2,575,309

Below is a reconciliation between net income for the periods and the net income used as basis for calculation of the basic and diluted earnings per share.

	03.31.11	03.31.10
Net income for calculation of basic earnings per share	190,253	89,838
Interest – Convertible Notes	9,805	13,486
Foreign currency exchange loss on Convertible Notes	4,324	3,903
Income tax	(4,945)	(6,086)

Net income for calculation of diluted earnings per share	199,437	101,141

Basic net earnings per share	0.1750	0.1149
Diluted net earnings per share	0.0854	0.0393

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 4:	COMMON STOCK

As of March 31, 2011, the capital stock consisted of 1,259,608,411 common shares with a par value of Ps. 0.1 per share entitled to one vote each and was as follows:

	Par Value	Approved by		Date of record with the Public Registry of Commerce
		Body	Date
Shares issued for cash	1	Extraordinary Shareholders’ Meeting	10.29.87	12.29.87
Shares issued for cash	1	Extraordinary Shareholders’ Meeting	10.26.88	12.29.88
Shares issued for cash	38	Extraordinary Shareholders’ Meeting	10.25.89	02.05.90
Shares issued for cash	9,460	Ordinary and Extraordinary Shareholders’ Meeting	08.31.95	03.15.96
Shares issued for cash	16,000	Ordinary and Extraordinary Shareholders’ Meeting	10.29.96	05.15.98
Shares issued for cash	38,000	Ordinary and Extraordinary Shareholders’ Meeting	03.10.98	10.21.99
Shares issued for cash	6,500	Ordinary and Extraordinary Shareholders’ Meeting	08.06.99	05.07.02
Shares issued for cash	55,961	(*)

	125,961

(*)	Capital subscribed in connection with the conversion of convertible notes. Includes the conversion of shares made on October 7, 2010 reaching 1,259,608,411 shares at the date of these unaudited financial statements (See Note 9. a)).

On November 9, 2000, the U.S. Securities and Exchange Commission (SEC) authorized the public offering of the shares in the U.S. Additionally, the NASDAQ authorized the quotation of the ADRs (American Depository Receipt) on the U.S. market as from November 15, 2000.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 5:	BALANCES AND TRANSACTIONS WITH RELATED PARTIES

The following is a summary of the balances and transactions with related parties:

		03.31.2011
Company	Current investments	Accounts receivable, net – Current	Other receivables and prepaid expenses, net – Current	Inventory/ Fixed assets	Trade accounts payable – Current	Short- term debt	Long-term debt	Dividends payable - Current	Other liabilities – Current	Other liabilities – Non- Current
Arcos del Gourmet S.A. (2)	—	2,109	662	—	(18)	—	—	—	—	—
Banco Hipotecario S.A. (3)	1	221	—	—	—	—	—	—	—	—
Cactus S.A. (1)	—	22	—	—	(3)	—	—	—	—	—
Conil S.A. (2)	—	49	—	—	—	—	—	—	—	—
Consorcio Libertador (5)	—	1	—	—	(1)	—	—	—	—	—
Consultores Assets Management S.A. (5)	—	9	—	—	(5)	—	—	—	—	—
Cresud S.A.C.I.F. y A. (7)	—	—	13,807	—	—	(621)	(20,270)	(916)	(8,537)	—
Cyrsa S.A. (8)	—	164	—	—	(366)	—	—	—	—	—
Directors	—	2	5	—	—	(1)	(41)	—	(9,320)	(12)
Emprendimiento Recoleta S.A. (2)	—	901	—	—	(690)	(12,241)	—	—	(203)	—
Estudio Zang, Bergel y Viñes (9)	—	—	—	—	(395)	—	—	—	—	—
Fibesa S.A. (2)	—	3,973	—	—	(9)	—	—	—	(23)	(10,209)
Fundación IRSA (5)	—	3	—	—	—	—	—	—	—	—
Futuros y Opciones S.A. (1)	—	8	—	—	(6)	—	—	—	—	—
Inversiones Financieras del Sur S.A. (14)	—	—	16,681	—	—	—	—	—	—	—
IRSA Interntacional LLC (6)	—	—	50	—	—	—	—	—	—	—
IRSA Inversiones y Representaciones Sociedad Anónima (10)	—	924	58,445	—	(1,095)	(16,527)	(135,312)	(124,141)	—	—
Llao llao Resorts S.A. (6)	—	—	—	—	(1)	—	—	—	—	—
Metroshop S.A. (12)	—	29	2,200	—	—	—	—	—	—	—
Museo de los Niños (5)	—	1,581	—	—	(6)	—	—	—	—	—
Nuevas Fronteras S.A (6).	—	—	—	—	(50)	—	—	—	—	—
Panamerican Mall S.A. (2)	—	2,239	55	—	(66)	—	—	—	(1,071)	—
Personnel	—	—	1,649	—	—	—	—	—	—	—
Shopping Neuquén S.A. (2)	—	—	128	—	—	—	—	—	(154)	—
Tarshop S.A. (11)	—	34	13,715	—	—	—	—	—	—	—
TGLT S.A.(15)	—	—	—	32,573	—	—	—	—	(2,290)	—

Total	1	12,269	107,397	32,573	(2,711)	(29,390)	(155,623)	(125,057)	(21,598)	(10,221)

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 5:	(Continued)

	06.30.2010
Company	Current investments	Accounts receivable, net – Current	Other receivables and prepaid expenses, net – Current	Trade accounts payable – Current	Short- term debt	Long-term debt	Customer advances – Current	Other liabilities – Current	Other liabilities – Non- Current
Arcos del Gourmet S.A. (2)	—	501	—	—	—	—	—	—	—
Banco Hipotecario S.A. (3)	242	350	—	—	—	—	(343)	—	—
Cactus S.A. (1)	—	17	—	(3)	—	—	—	—	—
Canteras Natal Crespo S.A. (8)	—	2	—	—	—	—	—	—	—
Conil S.A. (2)	—	36	—	—	—	—	—	—	—
Consultores Assets Management S.A. (5)	—	3	—	(5)	—	—	—	—	—
Cresud S.A.C.I.F. y A. (7)	—	1,161	4,854	(16,232)	(215)	(19,655)	—	—	—
Cyrsa S.A. (8)	—	146	—	(206)	—	—	—	—	—
Directors	—	2	5	—	(3)	(68)	—	(8,980)	(12)
Emprendimiento Recoleta S.A. (2)	—	1,219	—	(729)	(12,206)	—	—	—	—
Estudio Zang, Bergel y Viñes (9)	—	—	—	(238)	—	—	—	—	—
Fibesa S.A. (2)	—	1,293	—	—	—	—	—	(45)	(13,919)
Fundación IRSA (5)	—	3	—	—	—	—	—	—	—
Futuros y Opciones S.A. (1)	—	7	—	(6)	—	—	—	—	—
IRSA Interntacional LLC (6)	—	—	47	—	—	—	—	—	—
IRSA Inversiones y Representaciones Sociedad Anónima (10)	—	3,729	—	(2,163)	(20,720)	(293,890)	(59)	—	—
Llao llao Resorts S.A. (6)	—	10	—	(40)	—	—	—	—	—
Museo de los Niños (5)	—	1,083	—	(5)	—	—	—	—	—
Nuevas Fronteras S.A. (6)	—	—	—	(6)	—	—	—	—	—
Panamerican Mall S.A. (2)	—	27,439	—	(272)	—	—	—	(22)	—
Parque Arauco S.A. (13)	—	—	—	—	(2,716)	(60,822)	—	—	—
Personnel	—	—	1,391	—	—	—	—	—	—
Shopping Neuquén S.A. (2)	—	22	—	—	—	—	—	—	—
Tarshop S.A. (11)	—	3,718	25,961	(100)	—	—	—	—	—

Total	242	40,741	32,258	(20,005)	(35,860)	(374,435)	(402)	(9,047)	(13,931)

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 5:	(Continued)

Company	03.31.2011
	Income from leases	Other revenues	Cost from leases and services	Administrative expenses	Financial gain generated by assets	Financial loss generated by liabilities	Other income (expenses), net	Shared services - salaries and bonuses
Arcos del Gourmet S.A. (2)	—	862	—	—	62	—	—	—
Cresud S.A.C.I.F. y A. (7)	—	—	—	—	—	(1,177)	—	(28,824)
Directors	—	—	—	(21,394)	—	(3)	—	—
Emprendimiento Recoleta S.A. (2)	—	2,097	—	—	—	(1,266)	—	—
Estudio Zang, Bergel y Viñes (9)	—	—	—	(1,403)	—	—	—	—
Fibesa S.A. (2)	—	122	(955)	—	—	(956)	—	—
Fundacion IRSA (5)	—	—	—	—	—	—	(213)	—
Inversiones Financieras del Sur S.A. (14)	—	—	—	—	460	—	—	—
IRSA Inversiones y Representaciones Sociedad Anónima (10)	—	—	—	(3,406)	1,660	(14,916)	—	887
Panamerican Mall S.A. (2)	—	4,284	—	—	—	—	—	—
Parque Arauco S.A. (13)	—	—	—	—	—	(315)	—	—
Personnel	—	—	—	—	156	—	—	—
Shopping Neuquén S.A. (2)	—	—	—	—	147	—	—	—
Tarshop S.A. (11)	1,225	—	—	—	675	—	—	—
TGLT S.A. (15)	—	—	—	—	—	(20)	—	—

Total	1,225	7,365	(955)	(26,203)	3,160	(18,653)	(213)	(27,937)

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 5:	(Continued)

Company	03.31.2010
	Income from leases	Other Revenues	Administrative expenses	Financial gain generated by assets	Financial loss generated by liabilities	Other income (expenses), net	Shared services - salaries and bonuses
Arcos del Gourmet S.A. (2)	—	75	—	561	—	—	—
Cresud S.A.C.I.F. y A. (7)	—	—	—	—	(4,125)	—	(8,337)
Directors	—	—	(16,263)	—	(6)	—	—
Emprendimiento Recoleta S.A. (2)	—	108	—	—	(584)	—	—
Estudio Zang, Bergel y Viñes (9)	—	—	(1,278)	—	—	—	—
Fibesa S.A. (2)	—	122	—	—	(1,070)	—	—
Fundación IRSA (5)	—	—	—	—	—	(90)	—
IRSA Inversiones y Representaciones Sociedad Anónima (10)	—	—	(2,669)	—	(26,986)	—	1,351
Panamerican Mall S.A. (2)	—	4,100	—	—	—	—	—
Parque Arauco S.A. (13)	—	—	—	—	(5,697)	—	—
Personnel	—	—	—	62	—	—	—
Tarshop S.A. (11)	700	—	—	2,053	—	—	52

Total	700	4,405	(20,210)	2,676	(38,468)	(90)	(6,934)

1.	Subsidiary of Cresud S.A.C.I.F. y A..
2.	Subsidiary.
3.	Equity investee of IRSA Inversiones y Representaciones Sociedad Anónima.
4.	Equity investee of Cresud S.A.C.I.F. y A..
5.	Related to IRSA Inversiones y Representaciones Sociedad Anónima.
6.	Subsidiary of IRSA Inversiones y Representaciones Sociedad Anónima.
7.	Shareholder of IRSA Inversiones y Representaciones Sociedad Anónima.
8.	Equity investee of IRSA Inversiones y Representaciones Sociedad Anónima.
9.	Related to the Board of Directors.
10.	Shareholder.
11.	Affiliated Company/Subsidiary (See Note 8.i.iii))
12.	Subsidiary since January 1st, 2010. See Note 8.k)
13.	Shareholders of the Company up to October 7, 2010.
14.	Shareholder of Cresud S.A.C.I.F. y A.
15.	Equity investee of APSA.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 6:	NET INCOME ON EQUITY INVESTEES

The breakdown of the net income on equity investees is the following:

	03.31.11	03.31.10
Income on equity investees	42,965	32,656
Amortization of goodwill and higher values	(2,873)	(4,282)

Total	40,092	28,374

NOTE 7:	RESTRICTED ASSETS AND DEPOSIT GRANTED

The Company owns the following restricted assets:

a)	As of March 31, 2011, in other current receivables and prepaid expenses, the Company has deposits that are restricted due different court attachments. (See note 3.c)).

b)

As regards the case “Alto Palermo S.A. (APSA) with Dirección General Impositiva in re: Appeal”, Case file No. 25.030-I, currently heard by Room A, Office of the 3rd Nomination, the property located at Av. Olegario Andrade 367, Caballito, Buenos Aires City has been encumbered, and its value as of March 31, 2011 amounts to Ps. 36,785 (disclosed in other Non-current investments- Undeveloped parcels of land). (See Exhibit D).

c)	As regards the case styled “Case File N° 88.390/03 with María del Socorro Pedano; for Tres Ce S.A. o Alto Palermo S.A. (APSA)”, the building located at Av. Virrey Toledo 702, Salta, has been encumbered for an amount of Ps. 180 (disclosed in Fixed assets). (See Exhibit A).

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 7:	(Continued)

d)	Guarantee Tarshop S.A. On May 13, 2009, the Board of Directors of Alto Palermo S.A. (APSA) resolved to approve that the Company stood as surety before Banco Itaú for the payment of emerging obligations for Tarshop S.A. as regards the organization of a new financial trust with such bank for up to a maximum amount equivalent to 10% of the face value of VDF’s (trust debt securities) subscribed by Banco Itaú. The total maximum amount of this surety stood at Ps. 5,000 and extended through the actual settlement of VDF’s. Likewise, it was resolved that the Company assumed the obligation to act as Substitute Manager in the eventual case that Tarshop S.A. were removed from its function as Manager under the trust agreement.

On September 30, 2010, the last payment of the VDF’s issued by the financial trust was made. At present, such financial trust is liquidated and together with it the ancillary obligation previously assumed by the Company.

NOTE 8:	ACQUISITION, ORGANIZATION AND RESTRUCTURING OF BUSINESS AND REAL ESTATE PROPERTY

a)	Acquisition of Arcos del Gourmet S.A.’s shares

On November 27, 2009, Alto Palermo S.A. (APSA) acquired 7,916,488 shares of common stock with a face value of Ps. 1 each, entitled to 1 vote per share, representing 80% of the capital stock establishing the price for the shares representing 40% of the company’s capital stock and votes at USD 4.3 million and for the remaining 40% at a fixed price of USD 0.84 million and a determinable price equivalent to 20% of the investment required to develop the project until investing USD 6.9 million.

The remaining unpaid balance as of the date of these unaudited financial statements is made up as follows: (i) one USD 1 million installment, falling due on November 27, 2011 disclosed in “Short-term debt” and (ii) 20% of the investment required to carry out the project that will be paid off upon the possible increase of the capital required to develop the project, up to the amount of USD 6.9 million disclosed in “Short-term debt”.

A Consultative Opinion request was filed with the Argentine Competition Defense Commission, seeking to issue an opinion on the obligation or lack thereof to notify the sale. Such commission opinion was that the operation should be notified. Accordingly, on December 16, 2010, the sale was notified.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 8:	(Continued)

On February 17, 2010, Arcos del Gourmet S.A. held a shareholders’ meeting that approved a capital increase of USD 2.7 million, equivalent to Ps. 10.4 million. Consequently, 3,515,596 registered nonendorsable shares of common stock were issued, with a face value of Ps. 1 and entitled to one vote per share, with a subscription price of Ps. 2.9622 per share, of which Ps. 1 is the face value and Ps. 1.9622 is additional paid-in capital, of which APSA is entitled to 80% thereof. Such issue is fully subscribed and paid in at the end of the period.

On June 25, 2010, Alto Palermo S.A. (purchaser) and Eduardo Giana, Pablo Bossi, Patricio Tobal and Abuam S.A. (sellers) subscribed an agreement for the option to purchase shares of Arcos del Gourmet S.A., for the total number of shares owned by them, which represent as least 17.54% of capital stock and votes of Arcos del Gourmet S.A. The term to exercise the option expires on April 30, 2011. The option was subject to the condition that the grantor of the Use Concession Agreement calls a bidding process whose purpose will be the sale of the real estate properties involved, assumption under which Arcos del Gourmet S.A. holds the preemptive right. The price of the shares owned by the sellers was established at USD 1.4 million. The option price is USD 0.4 million was fully cancelled. In the event APSA exercised the option, its price will be considered towards the share price.

b)	Acquisition of a commercial center goodwill

On December 28, 2007, Alto Palermo S.A. (APSA) signed an Agreement for Partial Transfer of Goodwill with INCSA for acquiring one of the part of the goodwill established by a commercial center where “Soleil Factory” currently develops activities. The total price of the operation is USD 20.7 million of which USD 7.1 million were paid at the time the preliminary purchase contract was entered into.

Once the definitive signature of the goodwill transference took place on July 1, 2010, the remaining amount of USD 13.6 million accrue 5% annual interest plus VAT. The interest will be repaid in 7 annual and consecutive installments maturing the first installment on July 1st, 2011. Principal will be settled as follows: i) USD 1 millon with the delivery of the title deed and ii) USD 12.6 million upon paying the last interest installment or upon delivering the title deed, whichever later.

On July 1st, 2010, Alto Palermo S.A. (APSA) and INCSA executed the definitive instrument for the partial transfer of the goodwill and memorandum of closure by which INCSA transferred the goodwill of the commercial center known as “Soleil Factory”, becoming operational on such date. The commercial center “Soleil Factory” mainly includes a building and real properties. Possession thereof was handed over upon execution. Considering the goodwill value structure, the Company has booked in as fixed assets until the process to allocate the price paid for the assets and liabilities acquired is completed. Guidelines provide that INCSA does not transfer APSA its receivables or its payables originated before executing the agreement. Within 30 working days as from registering the co-ownership and

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 8:	(Continued)

administration regulations with the Argentine Real Property Registry, INCSA will grant APSA the title deed of the building. It should be noted that the goodwill and the building related to the hypermarket transaction located on the same premises are excluded from the transaction.

On April 12, 1011, the National Antitrust Commission notified us of its authorization of this transaction.

Furthermore, Alto Palermo S.A. (APSA) has signed an offering letter for acquiring, building and running a commercial center in a real estate owned by INCSA, located in the City of San Miguel de Tucumán, Province of Tucumán. The price of this transaction is USD 1.3 million, of which USD 0.05 million were paid on January 2, 2008. Such disbursement was recorded suppliers advances (Exhibit A). This transaction was subject to certain conditions precedent, among which Alto Palermo S.A. (APSA) should acquire from INCSA the goodwill constituted by the commercial center operating in Soleil Factory. Having complied with such condition on July 1st, 2010, APSA shall start the works. i) 12 months after complying with such conditions, or ii) on May 2, 2011, whichever earlier. However, before starting with the works, INCSA should have: i) granted the title deeds to APSA’s future units to APSA, and ii) transferred to APSA the rights to the registered architectural project and the effective permits and authorizations to be carried out in APSA’s future units.

c)	Acquisition of the building known as ex escuela Gobernador Vicente de Olmos (City of Córdoba)

On November 20, 2006, Alto Palermo S.A. (APSA) acquired the building known as Edificio Ex Escuela Gobernador Vicente de Olmos, located in the City of Córdoba through a public bidding in the amount of Ps. 32,522.

The building is under a concession agreement effective for 40 years, falling due in February 2032, which grants the concession holder the commercial exploitation of the property. Such agreement provides for paying a staggered fee in favor of the concession principal which shall be increased by Ps. 2.5 every 47 months. As of the issuance date of these unaudited financial statements, the concession is at the 229 month, with a current monthly fee of Ps. 12.6 while the next increase is scheduled for the 234 month.

On September 25, 2007 the transfer deed for the building was signed with the Government of the Province of Córdoba and the transference of the respective concession contract. The Company has recorded this transaction as non-current investments. (Exhibit D).

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 8:	(Continued)

d)	Barter transaction agreements

On October 11, 2007, the Company subscribed with Condominios del Alto S.A. a barter contract in connection with an own plot of land, plot 2 G, located in the City of Rosario, Province of Santa Fe.

As partial consideration for such barter, Condominios del Alto S.A. agreed to transfer the full property, possession and dominium in favor of the Company, of the following future real estate: (i) 15 Functional Housing Units (apartments), with an own constructed surface of 1,504.45 square meters, which represent and will further represent jointly 14.85% of the own covered square meters of housing units (apartments) of the real estate that Condominios del Alto S.A. will build in Plot G, and (ii) 15 parking spaces, which represent and will further represent jointly 15% of the own covered square meters of parking spaces in the same building.

On March 17, 2010, the Company and Condominios del Alto S.A. subscribed a supplementary deed specifically determining the units committed for bartering that will be transferred to the Company and the ownership title to 15 parking spaces.

The parties have determined the value of each undertaking in the amount of USD 1.1 million.

Such transaction is disclosed in inventory – Torres Rosario (Note 3.d)).

The Company also granted Condominios an acquisition option through barter of plot 2 H. On November 27, 2008, the title deed for the plot of land 2 H was executed for USD 2.3 million, a value that the parties have determined for each of their considerations.

As partial consideration for the above-mentioned barter, Condominios del Alto S.A. agreed to transfer the full property, possession and ownership in favor of the Company of the following future real state: (i) 42 Functional Housing Units (apartments), which represent and will further represent jointly 22% of the own covered square meters of housing (apartments) of the building that Condominios del Alto S.A. will construct in Plot H; and (ii) 47 parking spaces, which represent and will further represent jointly 22% of the own covered square meters of parking spaces in the same building.

Such transactions are disclosed in inventory – Torres Rosario under construction (Note 3.d)).

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 8:	(Continued)

e)	Beruti plot of land – Barter transaction

On October 13, 2010, TGLT S.A. and APSA subscribed an agreement of purchase by which APSA sells a plot of land located on Beruti 3351/59. The transaction was agreed upon at USD 18.8 million. TGLT plans to construct a department building with residential and commercial parking. In consideration, TGLT S.A. commits to transferring APSA: (i) a number to be determined of departments representing altogether 17.33% of proprietary square meters that may be sellable in departments in the building to be constructed; (ii) a number to be determined of complementary/functional parking units representing altogether 15.82% of square meters in parking in the same building; (iii) all units earmarked for commercial parking, and the amount of USD 10.7 million payable upon granting the title deed. Such amount has been paid up as of the date of these unaudited financial statements.

In compliance with what was agreed upon in the previously mentioned agreement of sale, on December 16, 2010, it was executed the title deed by which APSA transfer the entire ownership and title to TGLT S.A. to the previously mentioned plot of land.

The above is disclosed in the accounts inventory (Note 3.d)) and Fixed assets (Exhibit A) - Units to be received Beruti.

f)	Barter with Cyrsa S.A.

On July 31, 2008, a conditioned barter commitment was executed by which Alto Palermo S.A. (APSA) would transfer Cyrsa 112 parking spaces and the rights to increase the height of the property to build two tower buildings on the air space COTO.

On December 17, 2010, the Company and Cyrsa signed an agreement in order to finish of the barter commitment.

g)	Paraná plot of land

On June 30, 2009, Alto Palermo S.A. (APSA) subscribed a “Letter of Intent” by which it stated its intention to acquire a plot of land of about 10,022 square meters located in Paraná, Province of Entre Ríos, to be used to build, develop and exploit a shopping center or mall.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 8:	(Continued)

On August 12, 2010, the agreement of purchase was executed. The purchase price stood at USD 0.5 million to be paid as follows: i) USD 0.05 million was settled as prepayment on July 14, 2009, ii) USD 0.1 million was settled upon executing such agreement, and iii) USD 0.35 million will be paid upon executing the title deed.

The advance payments are disclosed as fixed assets (Exhibit A).

The title deed, at the same time of surrendering ownership, will be executed within 60 days running as from: i) the date on which the Company obtain the municipal clearance, or ii) the date on which the seller obtain the lot subdivision, whichever later. On March 18, 2011, the Municipality of Parana granted the clearance to make the shopping mall.

The Company will be the only party in charge of carrying out administrative formalities before the Municipality and/or other agency to obtain the municipal clearance for using the shopping mall. It will bear all costs and expenses related to obtaining the municipal preclearance.

h)	Purchase of TGLT S.A.’s shares

On November 4, 2010, the Company acquired 5,214,662 registered, nonendorsable shares of common stock, entitled to one vote per shares, issued by the Company TGLT S.A. for a total amount equivalent to Ps. 47.1 million under the initial public offering of the latter.

In December 2010, the Company acquired 42,810 shares for the price of Ps. 0.4 million.

Subsequently, during January 2011, the Company acquired 98,000 shares for the price of Ps. 0.9 million.

They are reflected in accounting terms in Exhibit C.

i)	Tarshop S.A.

i)	Agreement with the former minority shareholder of Tarshop S.A.

In January 2010, the Company entered into a non-compete agreement with Mr. León Halac, the minority shareholder of Tarshop pursuant to which Mr. Halac may not conduct in or be related to any business associated with credit card companies other than those currently operating in the business regions where Tarshop operates for a 28 month-period from January 1st, 2009. Additionally, under the agreement, Mr. Halac may not participate in developing any shopping centers, mall or commercial centers of more than 20,000 square meters in the City of Buenos Aires. The Company agreed on a price of US$ 2.2 million. At the date of issuance of these unaudited financial statements, there are not outstanding balances.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 8:	(Continued)

ii)	Capital increase and capital contributions to Tarshop S.A.

On October 30, 2009 Tarshop SA capitalized capital contributions made by APSA increasing the Company’s interest in Tarshop S.A. to 98.5878%.

During January 2010, the Company acquired the remaining minority interest (1.4122%) in Tarshop for US$ 0.54 million, reaching the 100% of the shareholding.

iii)	Sale of the equity interest in Tarshop S.A.

On December 22, 2009, the Company reported the approval by its Board of Director the sale, assignment and transfer on behalf of Banco Hipotecario S.A. the amount of 107,037,152 registered nonendorsable shares of common stock with a face value of Ps. 1 each and entitled to one vote per share, representing 80% of the Tarshop S.A. shares.

In this line of thought, on December 29, 2009, contractual documents related to the transaction were executed, which was subject to the approval by the Argentine Central Bank granted on August 30, 2010. Consequently, on September 13, 2010, the respective memorandum of closure was executed. The total price paid for the purchase of shares stood at USD 26.8 million. Under this transaction, the Company granted Banco Hipotecario S.A. a two-year security agreement over the Company’s Class III Notes, issued on November 13, 2009, for a face value of Ps. 5 million, which will work as guarantee upon any price adjustment that may result in favor of Banco Hipotecario S.A. as provided by the purchase agreement.

In compliance with the conditions defined in the agreement in question, the Company committed itself to not competing for 5 years in the credit card and/or consumer loan business in which Tarshop S.A. has a presence.

Additionally, under this transaction, receivables and payables between the Company and Tarshop S.A. have been compensated.

j)	Increase in equity interest of IRSA Inversiones y Representaciones Sociedad Anónima

On January 13, 2010, the Company’s majority shareholder, IRSA, made an offer to the minority shareholder, Parque Arauco S.A., to purchase its 29.55% interest in the Company as well as its direct and indirect holdings of the Company’s Series I convertible notes issued by Alto Palermo S.A. (APSA) for a face value of USD 15.5 million.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 8:	(Continued)

On October 15, 2010, the direct and indirect equity interest of Parque Arauco S.A. in the Company was purchased.

k)	Acquisition of Metroshop S.A.’s shares

On May 21, 2010, Alto Palermo S.A. (APSA) and Tarshop S.A. executed an agreement to formalize the transfer of shares by which Tarshop S.A. sold to APSA 18,400,000 registered nonendorsable shares of common stock with a face value of Ps. 1 each and entitled to 1 vote per Class “A” share representing 50% of Metroshop S.A.’s capital stock. The transaction price was set at Ps. 0.001 for the total shares.

On January 13, 2011, Alto Palermo S.A. (APSA) executed a share purchase agreement by which APSA purchased 18,400,000 registered, nonendorsable shares of common stock with a face value of Ps. 1 each and entitled to one vote per Class B share, representing 50% of Metroshop S.A.’s common capital stock.

The equity investment with Metroshop S.A. as of the period/year - end is disclose at Equity Investments (Exhibit C).

l)	Sale of properties

i)	Guaymallén plot of land

On March 26, 2010, the Company executed an agreement of purchase without possession by which the Company sold a building located in the district of Guaymallén, Province of Mendoza. The total agreed-upon price stood at USD 0.3 million, which has been fully cancelled.

ii)	Rosario plot of land

APSA has subscribed the following acceptance offers for the plot of land of the building located in the District of Rosario, City of Rosario, Province of Santa Fe.

Lots	Offer Acceptance	Agreed price (in thousands of USD)	Collected amount (in thousands of USD)	Title deed’s date
2 A	04/14/2010	4,200	1,050	—
2 E	05/03/2010	1,430	1,430	09/29/10
2 F	11/10/2010	1,931	917	—
2 B	12/03/2010	1,507	1,507	—
2 C	12/03/2010	1,507	1,507	—
2 D	12/03/2010	1,539	256	—

The lots subject to these transactions have been recorded to the inventory account. (Note 3.d)).

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 8:	(Continued)

m)	Financing and occupation agreement with NAI INTERNATIONAL II, INC.

On August 12, 1996, Empalme S.A.I.C.F.A. y G. (merged into Shopping Alto Palermo S.A. as from January 1st, 2009. See Note 8) to the Unaudited Consolidated Financial Statements) executed an agreement with NAI INTERNACIONAL II, INC. (subsequently transferred to NAI INTERNATIONAL II, INC. – Sucursal Argentina) by means of which the latter granted a loan for an original principal of up to USD 8.2 million for the construction of a multiplex cinema and part of the parking lot located in the premises of Córdoba Shopping, which are disclosed in fixed assets, net.

As stated in the occupation agreement related to the loan agreement, the amounts due are set off against payments generated by the occupation held by NAI INTERNACIONAL II, INC. of the building and the area known as cinema. The agreement provides that if after October 2027, there still is an unpaid balance of the loan plus respective interest thereon, the agreement will be extended for a final term established as the shorter of the term required to fully repay the unpaid loan amount, or ten years.

If the last term has elapsed and there still is an unpaid balance, the Company will be released from any obligation to pay the outstanding debt.

On July 1st, 2002, an amendment to the agreement was established, whose most important resolutions are as follows:

•	The outstanding debt was de-dollarized (Ps. 1 = USD 1).

•

An antichresis right was created and it was established that all obligations assumed by Empalme S.A.I.C.F.A. y G. under the agreement by which the normal use and operation of the cinema center is warranted to NAI INTERNACIONAL II, INC., including those obligations involving restrictions on the use or title to property by Empalme S.A.I.C.F.A. y G. or third parties, shall be comprised in the previously mentioned real right.

Principal owed as of March 31, 2011 and unpaid interest accrued through that date, due to the original loan agreement and respective amendments are disclosed in Customers advances - Lease advances together with other advances not included in this agreement (Note 3.j)).

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 8:	(Continued)

n)	Contributed leasehold improvements- Other liabilities

In March 1996 Village Cinema S.A. inaugurated ten multiplex system cinema theatres, with an approximate surface of 4,100 square meters. This improvement of a building of Mendoza Plaza Shopping S.A. was capitalized with a balancing entry as a fixed asset, recognizing the depreciation charges and the profits over a 50-year period. The lease is for a time limit of 10 years to be renewed every four equivalent and consecutive periods, at the option of Village Cinema S.A.. At period/year-end the amount pending of accrual is disclosed in Other liabilities - Contributed leasehold improvements (see Note 3.k)).

NOTE 9:	ISSUANCE OF NOTES

a)	Issuance of convertible notes

On July 19, 2002, the Company issued Series I of Convertible Notes (“ONC”) for up to USD 50 million, with a face value of Ps. 0.1 each. That Series was fully subscribed and paid up.

This issuance was resolved at the Ordinary and Extraordinary Meeting of Shareholders held on December 4, 2001, approved by the National Securities Commission Resolution No. 14,196 dated March 15, 2002 and authorized to list for trading on the Buenos Aires Stock Exchange on July 8, 2002.

The main issue terms and conditions of the Convertible Notes are as follows:

•	Issue currency: US dollars.

•	Due date: On July 19, 2014.

•	Interest: at a fixed nominal rate of 10% per annum. Interest is payable semi-annually.

•	Payment currency: US dollars or its equivalent in pesos.

•

Conversion right: the notes can be converted at any time at the option of each holder into ordinary shares at a conversion price equivalent to the higher of the result from dividing the nominal value of the Company’s shares (Ps. 0.1) by the exchange rate and USD 0.0324, which means that each Note is potentially exchangeable for 30,864 shares of Ps. 0.1 par value each.

•

Right to collect dividends: the shares underlying the conversion of the Notes will be entitled to the same right to collect any dividends to be declared after the conversion as the shares outstanding at the time of the conversion.

On October 7, 2010, the holders of Notes convertible into APSA’s shares exercised the conversion right, issuing 477,544,197 shares of common stock, with a face value of Ps. 0.1 each and retiring Notes for a face value for USD 15.5 million. As from the conversion, the number of Company’s shares went from 782,064,214 to 1,259,608,411.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 9:	(Continued)

Thus, the holders of Notes convertible into ordinary shares of the Company, exercised the conversion right for a total amount of USD 18.3 million, issuing ordinary shares with a face value of Ps. 0.1 each, as disclosed in Note 4.

As of March 31, 2011, Convertible Notes amounts to USD 31.8 million.

b)	Issuance of notes

On May 11, 2007, Alto Palermo S.A. (APSA) issued two series of Notes for a total amount of USD 170 million.

Series I relates to the issuance of USD 120 million maturing on May 11, 2017, which accrue interest at a fixed interest rate of 7.875% paid semiannually on May 11 and November 11 of each year as from November 11, 2007.

Series II relates to the issuance of Ps. 154,020 (equivalent to USD 50 million). Principal will be settled in seven, equal and consecutive semiannual installments as from June 11, 2009, and accrues interest at 11% per annum, maturing on June 11, and December 11 of each year as from December 11, 2007.

As of March 31, 2011 total Series I and Series II Notes repurchased by the Company amount to USD 5 million and USD 4.8 million, respectively. Such notes have been valued at face value and are disclosed netting the current and non-current capital and interest owed.

IRSA Inversiones y Representaciones Sociedad Anónima is the holder of Series II Notes for Fv. Ps. 33.2 million. Likewise, Cresud S.A.C.I.F. y A. holds Series I Notes for Fv. USD 5.0 million.

These issuances are included within the Global Issuance Program of Notes for a face value of up to USD 200 million authorized by the National Securities Commission (CNV) by means of Resolution No. 15,614 dated April 19, 2007.

The Ordinary and Extraordinary Meeting of Shareholders held on October 29, 2009 approved the increase in the amount of the Global Issuance Program of Notes in place up to USD 200 million. It also approved the creation of the Global Program for the issuance of securities representing short-term debt (“VCP”) in the form of simple notes not convertible into shares, denominated in pesos, US dollars or any other currency with unsecured, special, floating and/or any other guarantee, including third party guarantee, either subordinated or not, for a maximum outstanding amount at any time that may not exceed the equivalent in Ps. of USD 50 million.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 9:	(Continued)

Under such Global Issuance Program of Notes, on November 10, 2009, the placement of the Second Series of Notes for a total value of Ps. 80.7 million, was completed in two series.

Series III relates to the issuance of Ps. 55.8 million maturing on May 12, 2011, which accrue interest at variable Badlar rate plus a 3% margin payable on a quarterly basis.

Series IV relates to the issuance of Ps. 24.9 million (equivalent to USD 6.6 million) maturing on May 12, 2011, which accrue interest at a fixed 6.75% rate applied to the principal in US dollars, payable on a quarterly basis.

As of March 31, 2011 Emprendimiento Recoleta S.A. holds Series III Notes for Fv. Ps 12 million. (See Note 8.i.iii))

NOTE 10:	ADVANCED DIVIDENDS DISTRIBUTION

On March 30, 2011, the Company’s Board of Directors decided to make available to the shareholders as from April 11, 2011, an advanced dividend in cash of Ps. 130,825.

NOTE 11:	BONUS TO THE MANAGEMENT

The Regular and Special Shareholders’ Meeting held on October 29, 2010, ratified the payment of the bonus for the Company’s Management. Its calculation has been ratified estimating it as from this year as 1% of the Company’s shareholders’ equity. Ratifying the delegation on to the Board of Directors the implementation, percentage allocation, time and form of execution.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 12:	DEFERRED INCOME TAX

The evolution and breakdown of deferred tax assets and liabilities are as follows:

Items	Balances at the beginning of the year	Changes for the period	Balances at the end of the period
Cash and banks	(59)	44	(15)
Accounts receivable, net	2,626	1,614	4,240
Other receivables and prepaid expenses, net	(1,812)	(95)	(1,907)
Inventory	(2,722)	(4,473)	(7,195)
Fixed assets, net	(13,762)	776	(12,986)
Other investments, net	(36,117)	(6,174)	(42,291)
Short-term and long-term debt	(1,441)	346	(1,095)
Customer advances	30,596	5,812	36,408
Salaries and social security payable	722	110	832
Taxes payable	—	175	175
Other liabilities	—	(1,898)	(1,898)
Provisions	2,586	330	2,916
Tax loss carryforwards	853	14,373	15,226

Total net deferred tax liabilities	(18,530)	(1) 10,940	(7,590)

(1)	Includes Ps. 4,161 of deferred tax liabilities arising from the acquisition of Soleil Factory, not affecting income.

The detail of income tax specific accumulated losses not expired that have not yet been used as of period/fiscal year - end amount to Ps. 43,503 and may be compensated with future taxable income according to the following detail:

Fiscal year of origin	Amount	Prescription fiscal year
06.30.2006	230	06.30.2011
06.30.2007	935	06.30.2012
06.30.2008	956	06.30.2013
06.30.2009	132	06.30.2014
06.30.2010	192	06.30.2015
06.30.2011	41,058	06.30.2016

	43,503

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 12:	(Continued)

According to the terms of the General Resolutions Nos. 485 and 487 of the National Securities Commission, the Company has decided not to recognize the deferred income tax liability generated by the effect of the adjustment for inflation on the fixed assets and other non-monetary assets.

The estimated effect as of March 31, 2011 that the adoption of the criteria would have generated is as follows:

(i)	an increase of deferred income tax liabilities of Ps. 90,473 approximately, which should be charged to results of previous years for Ps. 98,654 (loss) and to results of the fiscal year for Ps. 8,181 (gain).

(ii)	a decrease in assets for equity investments of Ps. 1,873 approximately, arising from applying such criteria to subsidiary companies, which should be charged to results of previous years for Ps. 2,044 (loss) and to results of the period for Ps. 171 (gain).

The following chart details the estimated term of reversion of the estimated effect:

Year	Amount	Amount arising from equity investments
No fixed term	20,970	1,073
2011	7,521	252
2012	7,521	252
2013	7,521	251
2014	7,521	45
2015	7,521	—
2015 and higher	31,898	—

	90,473	1,873

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 12:	(Continued)

Below is a reconciliation between income tax expense and the resulting from application of the current tax rate in effect to the net income before taxes:

Items	03.31.11		03.31.10
Net income for the period (before income tax)		257,747	126,136
Current income tax rate		35%	35%

Income for the period at the tax rate		90,211	44,148
Permanent differences at the tax rate:
-Adjustment for inflation (2)		8,004	7,672
-Difference between tax return and provision		(2,917)	(6,166)
-Results on equity investees		(28,103)	(9,444)
-Others		299	88

Total income tax charge for the period	(1)	67,494	36,298

(1)	Includes Ps. (15,101) related to deferred tax and Ps. 82,595 related to current income tax.
(2)	Basically corresponds to greater accounting amortization and depreciation derived from the adjustment for inflation.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 12:	(Continued)

Below is a reconciliation between income tax expense and the income tax for the period determined for fiscal purposes:

Items	03.31.11	03.31.10
Income tax charge in accounting records	67,494	36,298
-Temporary differences
- Increases
Other investments, net	(6,174)	(9,776)
Accounts receivable, net	1,614	3,199
Provisions	330	1,450
Other receivables and prepaid expenses, net	(95)	(201)
Short-term and long-term debt	—	(52)
Inventory	(4,473)	—
Taxes payable	175	—
Other liabilities	(1,898)	—
Customers advances	5,812	11,769
Salaries and social security payable	110	—
Tax loss carryforwards	14,373	—
- Reversions
Cash and banks	44	57
Inventory	—	70
Fixed assets	4,937	3,256
Short-term and long-term debt	346	—
Other liabilities	—	292
Salaries and social security payable	—	(662)
Tax loss carryforwards	—	(4,800)

Income tax for fiscal purposes	82,595	40,900

NOTE 13:	RESTRICTIONS ON DISTRIBUTION OF PROFITS

In accordance with the Argentine Corporation Law and the Company’s by-laws, five percent of the net income must be appropriated by resolution of shareholders to a legal reserve until such reserve equals to twenty percent of the Company’s outstanding capital.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 14:	COMPENSATION PLAN FOR EXECUTIVE MANAGEMENT

During the year ended June 30, 2007 the Company has developed the design of a capitalization program for the executive personnel by means of contributions that are made by employees and by the Company.

Such plan is aimed at certain employees that the Company chooses with the intention to maintain them, increasing its total compensation through an extraordinary reward provided certain circumstances are met.

Participation with and contribution to the plan are voluntary. Once the beneficiary has accepted, two types of contributions may be made. One monthly contribution, based on the salary and one extraordinary contribution based on the annual bonus. The suggested contribution is up to 2.5% of the salary and up to 15% of the bonus. On the other hand, the Company’s contribution will be 200% of monthly contributions and 300% of employees’ extraordinary contributions.

Proceeds from the contributions made by participants are transferred to an independent financial vehicle, especially organized and located in Argentina as Investment Fund approved by the National Securities Commission (CNV). Such funds are freely redeemable at the participant’s request.

Proceeds from the contributions made by the Company are transferred to another financial vehicle independent of and separate from the previous one. In the future, participants will have access to 100% of the plan benefits (i.e. including the Company’s contributions made in favor of the financial vehicle created ad hoc) under the following circumstances:

•	regular retirement under applicable labor regulations

•	full or permanent disability or incapacity

•	demise

In the event of resignation or dismissal without cause, the participant will obtain the amount resulting from the Company’s contributions only if he has participated in the plan for a minimum five-year term subject to certain conditions.

As of March 31, 2011 the Company’s contributions paid during the period amount to Ps. 1,252.

ALTO PALERMO S.A. (APSA)

Notes to the Unaudited Financial Statements (Continued)

(in thousands of Argentine pesos)

Free translation from the original prepared in spanish for publication in Argentina

NOTE 15:	COMPLIANCE WITH CURRENT ENVIRONMENTAL REGULATIONS

One of the Company’s ongoing objectives is the sustainable development of its business in compliance with current environmental regulations.

NOTE 16:	ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS

The National Securities Commission through Resolution No. 562 has established the enforcement of Technical Resolution No. 26 from the Argentine Federation of Professional Councils in Economic Sciences that adopts for those entities included in the Public Offering System of Law No. 17,811, either because of its capital or its notes, or for having requested the authorization to be included in such System, International Financial Reporting Standards issued by the International Accounting Standards Board. The application of such standards will be mandatory for the Company as from the fiscal year beginning July 1, 2012. On April 29, 2010, the company’s Board of Directors has approved the specific implementation plan for the application of such International Financial Reporting Standards, which is actually under execution.

NOTE 17:	SUBSEQUENT EVENTS

Purchase of TGLT S.A.’s shares

On April 4, 2011, the Company acquired 876,474 registered, nonendorsable shares of common stock entitled to one vote per share, issued by TGLT S.A., for the price of Ps.7.9 million, reaching an 8.86% in TGLT’s common capital stock.

ALTO PALERMO S.A. (APSA)

Fixed Assets

For the nine-month period beginning on July 1, 2010 and ended March 31, 2011 compared with the year ended June 30, 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

Exhibit A

Items	Original Values						Depreciation							Net carrying value as of 03.31.11	Net carrying value as of 06.30.10
	Value as of beginning of year	Increases		Decreases	Transfers	Value as of end of the period/year	Accumulated as of beginning of period/year	Rate %	Increases		Decreases	For the period/year	Accumulated as of end of the period/year
												Amount
Shopping centers:
- Abasto	255,551		—	—	15	255,566	97,535	(*)		—	—	5,985	103,520	152,046	158,016
- Alto Avellaneda	197,749		617	—	(302)	198,064	124,933	(*)		—	—	10,548	135,481	62,583	72,816
- Paseo Alcorta	131,521		70	(656)	209	131,144	61,857	(*)		—	(47)	3,833	65,643	65,501	69,664
- Patio Bullrich	168,820		51	—	993	169,864	80,419	(*)		—	—	5,914	86,333	83,531	88,401
- Alto Noa (Note 7.c))	44,092		149	—	8	44,249	22,558	(*)		—	—	1,743	24,301	19,948	21,534
- Alto Rosario	92,627		55	—	59	92,741	13,884	(*)		—	—	1,995	15,879	76,862	78,743
- Alto Palermo	327,190		56	—	148	327,394	192,327	(*)		—	—	16,049	208,376	119,018	134,863
- Mendoza Plaza	125,104		101	—	322	125,527	45,283	(*)		—	—	3,396	48,679	76,848	79,821
- Cordoba Shopping – Villa Cabrera	97,274		183	—	2,208	99,665	30,714	(*)		—	—	3,599	34,313	65,352	66,560
- Soleil Factory (Note 8.b))	—		69,383	—	25,691	95,074	—	(*)		—	—	4,996	4,996	90,078	—
Other properties	20,911		—	—	—	20,911	2,500	(*)		—	—	471	2,971	17,940	18,411
Leasehold improvements	8,023		7	—	—	8,030	6,471	(*)		—	—	1,010	7,481	549	1,552
Facilities	39,930		719	—	1,664	42,313	26,339	10		—	—	1,900	28,239	14,074	13,591
Furniture, fixtures and equipment	24,287		922	—	2,434	27,643	16,007	10		—	—	1,733	17,740	9,903	8,280
Vehicles	291		—	—	—	291	272	33		—	—	5	277	14	19
Computer equipment	20,213		494	—	131	20,838	18,905	33		—	—	716	19,621	1,217	1,308
Software	9,054		366	—	254	9,674	7,729	20		—	—	792	8,521	1,153	1,325
Suppliers advances	28,193		5,015	—	(27,937)	5,271	—	—		—	—	—	—	5,271	28,193
Units to be received Beruti (Note 5)	—		9,264	—	—	9,264	—	—		—	—	—	—	9,264	—
Work in progress:
- Rosario	47		84	—	(24)	107	—	—		—	—	—	—	107	47
- Patio Bullrich	1,237		75	—	(1,055)	257	—	—		—	—	—	—	257	1,237
- Alcorta	999		604	(6)	(48)	1,549	—	—		—	—	—	—	1,549	999
- Abasto	425		1,048	—	(290)	1,183	—	—		—	—	—	—	1,183	425
- Avellaneda	638		236	—	(183)	691	—	—		—	—	—	—	691	638
- Alto Noa	36		67	—	(8)	95	—	—		—	—	—	—	95	36
- Office property	305		106	—	(254)	157	—	—		—	—	—	—	157	305
- Alto Palermo Shopping	121		2,408	—	(1,927)	602	—	—		—	—	—	—	602	121
- Mendoza Plaza Shopping	730		205	—	(212)	723	—	—		—	—	—	—	723	730
- Cordoba Shopping – Villa Cabrera	2,398		186	—	(1,970)	614	—	—		—	—	—	—	614	2,398
- Soleil Factory	—		964	—	74	1,038	—	—		—	—	—	—	1,038	—

Total as of 03.31.11	1,597,766		93,435	(662)	—	1,690,539	747,733	—		—	(47)	(1) 64,685	812,371	878,168	—

Total as of 06.30.10	1,001,925	(2)	578,942	(17,633)	34,532	1,597,766	405,619	—	(3)	257,415	3,940	80,759	747,733	—	850,033

(*)	Depreciation expense is determined using the straight-line method over the estimated useful life of each property.
(1)	The accounting destination of the depreciation is disclosed in Exhibit H, except for Ps. 349 that are recovered from tenants.
(2)	Includes Ps. 563,316 incorporated by merger.
(3)	Incorporated by merger.

ALTO PALERMO S.A. (APSA)

Intangible Assets

For the nine-month period beginning on July 1, 2010 and ended March 31, 2011 compared with the year ended June 30, 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

Exhibit B

	Original values					Amortizations						Net as of 03.31.11	Net as of 06.30.10
	Value as of beginning of year	Increases	Decreases		Value as of end of the period/year	Accumulated as of beginning of year	Decreases		Rate %	For the period/year	Accumulated as of end of the period/year
										Amount
Non-compete agreement (Note 8.i.i))	12,174	—	(2)	(12,174)	—	3,757	(2)	(4,626)	—	869	—	—	8,417
Trademarks	907	—		—	907	525		—	—	64	589	318	382

Total as of 03.31.11	13,081	—		(12,174)	907	4,282		(4,626)	—	(1) 933	589	318	—

Total as of 06.30.10	495	12,586		—	13,081	472		—	—	3,810	4,282	—	8,799

(1)	The amortization charge is disclosed in Exhibit H.
(2)	The decreases are disclosed in Financial results

ALTO PALERMO S.A. (APSA)

Investments in shares, bonds and other companies

Unaudited Balance Sheets as of March 31, 2011 and June 30, 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

Exhibit C

Issuer and type of securities	F.V.	Shares owned	Value recorded as of 03.31.2011	Value recorded as of 06.30.2010	Issuer’s information
					Last financial statement issued						Interest in common stock
					Main Activity	Legal Address	Date	Common stock	Income (loss) for the period	Shareholders’ equity
Tarshop S.A. – Equity value (2)		26,759,288	51,149	143,348	Credit card	Suipacha 664 – 7º Floor – C.A.B.A.	03.31.11	133,796	61,923	189,267	20%
Tarshop S.A. – Goodwill	1		—	6,740
Tarshop S.A. – Higher Investment value			—	676
Tarshop S.A. – Allowance for recognition of investments at recoverable value (5)			—	(19,070)
Emprendimiento Recoleta S.A. – Equity value	1	13,499,990	22,164	21,745	Building, maintenance, operation and exploitation under a regime of use of assets of a section of Recoleta Cultural Center	Moreno 877 – 21° Floor – C.A.B.A.	03.31.11	25,054	7,140	43,211	53.684%
Emprendimiento Recoleta S.A. – Goodwill			(205)	(262)
Shopping Neuquén S.A. – Equity Value.	1	6,256,308	2,801	5,152	Development of Undertakings	Rivadavia 86 3° Floor Of.9 - Neuquén	03.31.11	6,375	(2,187)	8,199	98.144%
Shopping Neuquén S.A. – Higher investment value			6,442	6,442
Shopping Neuquén S.A. – Irrevocable contributions			5,315	1,920
Fibesa S.A. – Equity Value.	1	2,323,125	14,668	15,517	Agent	Moreno 877 - 23º Floor - C.A.B.A.	03.31.11	2,323	8,549	14,668	99.99996%
Fibesa S.A. – Goodwill			—	342
Panamerican Mall S.A. – Equity Value	1	397,661,435	454,055	443,586	Real estate Investments and Developments	Moreno 877 – 21° Floor – C.A.B.A.	03.31.11	497,077	12,093	567,576	80%
Panamerican Mall S.A. – Irrevocable contributions			—	800
Panamerican Mall S.A. – Higher investment value (1)			109,542	110,643
Conil S.A. – Equity Value	1	1,903,115	1,499	1,465	Real estate investments	Lavalle 1290 . 7° Floor of. 701 – C.A.B.A.	03.31.11	1,953	(55)	1,538	97.46%
Conil S.A. – Goodwill			472	472
Arcos del Gourmet S.A. – Equity value	1	10,278,965	9,463	10,182	Building, real state and commercial	San Martin 120 – 21° Floor – C.A.B.A.	03.31.11	13,411	(994)	14,614	80%
Arcos del Gourmet S.A. – Irrevocable contributions			2,228	—
Arcos del Gourmet S.A. – Higher Investment value (3)			20,873	20,873
Metroshop S.A.- Equity value (4)	1	36,800,000	15,653	(961)	Consumer finance	Av. Leandro N. Alem 1050 – 9° Floor- C.A.B.A.	03.31.11	36,800	8,617	15,653	100%
TGLT S.A. (6)	1	5,355,472	48,378	—	Real estate projects management	Av. Scalabrini Ortiz 3333 – 1° Floor – C.A.B.A.	—	—	—	—	7.61%

Total			764,497	769,610

(1)	As of March 31, 2011 and June 30, 2010 includes Ps. 97,435 and Ps. 98,660 corresponding to financial costs, respectively.
(2)	See Note 8.i.ii) y 8.i.iii).
(3)	See Note 8.a).
(4)	Discloused in Note 3.k) as of June 30, 2010. See Note 8.k).
(5)	See Note 8.i.iii).
(6)	Valued at acquisition cost. See Note 8.h).

ALTO PALERMO S.A. (APSA)

Other Investments

Unaudited Balance Sheets as of March 31, 2011 and June 30, 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

Exhibit D

Items	03.31.11	06.30.10
Current
Mutual funds in foreign currency (2) (Exhibit G)	160,241	13,813
Mutual funds in local currency (2)	520	8,357
Mortgage bonds issued by Banco Hipotecario (Note 5)	1	242

Total current	160,762	22,412

Non-Current
Undeveloped parcels of land:
- Caballito plot of land (Note 7.b))	36,785	36,745
- Patio Olmos (Note 8.c))	32,949	32,949
- Air Space Coto (Note 8.f))	13,188	13,188
- Beruti plot of land (Note 8.e))	—	52,934
- Torres Rosario plot of land	—	11,166
Share’s purchase advances (1) (Exhibit G)	1,606	389
Other real estate	1,442	1,443
Other investments	56	56

Total non-current	86,026	148,870

Total	246,788	171,282

(1)	Includes advances for purchase of Arcos del Gourmet S.A.’s shares (Note 8.a)).
(2)	Includes Ps. 160,241 and Ps. 21,482 as of March 31, 2011 and June 30, 2010 considered cash equivalents in the Statement of Cash Flows.

ALTO PALERMO S.A. (APSA)

Allowances and Provisions

For the nine-month period beginning on July 1, 2010 and ended March 31, 2011 compared with the year ended June 30, 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

Exhibit E

Items	Balances as of beginning of year	Increases		Decreases		Carrying value as of 03.31.11	Carrying value as of 06.30.10
Deducted from assets:
Allowance for doubtful accounts	34,935	(1)	4,066	(2)	(626)	38,375	34,935
Allowance for mortgage receivables	2,208		—		—	2,208	2,208
Total as of 03.31.11	37,143		4,066		(626)	40,583	—
Total as of 06.30.10	27,745		17,505		(8,107)	—	37,143
Included in liabilities:
Provision for non-current contingencies	7,388	(1)	1,226	(2)	(282)	8,332	7,388
Total as of 03.31.11	7,388		1,226		(282)	8,332	—

Total as of 06.30.10	2,664		5,314		(590)	—	7,388

(1)	Corresponds to charges of the year disclosed in Exhibit H.
(2)	Corresponds to the usage of the period.

ALTO PALERMO S.A. (APSA)

Cost of leases and services and others

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010.

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

Exhibit F

	03.31.11	03.31.10
Cost of leases and services
Expenses (Exhibit H)	83,073	82,113

Cost of leases and services	83,073	82,113

Cost of others
Inventory as of the beginning of the year (Note 3. d))	21,915	11,308
Purchases of the year (1)	29,123	6
Transfers	64,150	290
Incorporation by merger	—	81
Decrease	(1,189)	—
Expenses (Exhibit H)	8	—
Gain from recognition of inventories at net realizable value	11,281	826
Inventory as of the end of the year (Note 3.d))	(65,213)	(12,511)

Cost of others	60,075	—

(1)	Includes goods for advertising events, which is recoverable through expenses.

ALTO PALERMO S.A. (APSA)

Foreign Currency Assets and Liabilities

Unaudited Balance Sheets as of March 31, 2011 and June 30, 2010

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

Exhibit G

Items	Class	Amount of foreign currency (in thousands)	Prevailing exchange rate (1)	03.31.11	06.30.10
Assets
Current Assets
Cash and banks	USD	3,199	4.014	12,842	13,193
Cash and banks	Euros	15	5.696	84	1,581
Cash and banks	Pounds	2	6.449	10	9
Other investments, net	USD	39,921	4.014	160,241	13,813
Accounts receivable, net	USD	834	4.014	3,347	18,354
Accounts receivable, net	Uruguayan Pesos	378	0.193	73	65
Accounts receivable, net – Related parties	USD	—	4.054	—	1,450
Other receivables and prepaid expenses, net	USD	99	4.014	398	365
Other receivables and prepaid expenses net with related parties	USD	19,071	4.054	77,312	49

Total Current Assets				254,307	48,879

Non-Current Assets
Other investments, net	USD	400	4.014	1,606	389
Accounts receivables, net	USD	95	4.014	382	479

Total Non-Current Assets				1,988	868

Total Assets as of 03.31.11				256,295	—

Total Assets as of 06.30.10				—	49,747

Liabilities
Current Liabilities
Trade accounts payable	USD	562	4.054	2,278	16,667
Trade accounts payable – Related parties	USD	113	4.054	460	350
Short-term debt	USD	11,311	4.054	45,854	43,834
Customers advances	USD	5,399	4.054	21,887	7,924
Other liabilities	USD	—	4.054	—	24,599

Total Current Liabilities				70,479	93,374

Non-Current Liabilities
Long-term debt	USD	96,892	4.054	392,800	667,747
Other liabilities	USD	—	4.054	—	3,322

Total Non-Current Liabilities				392,800	671,069

Total Liabilities as of 03.31.11				463,279	—

Total Liabilities as of 06.30.10				—	764,443

1)	Exchange rates as of March 31, 2011 according to Banco Nación Argentina records.

ALTO PALERMO S.A (APSA)

Information required by Law N° 19.550, section 64, paragraph b)

For the nine-month periods beginning on July 1, 2010 and 2009 and ended March 31, 2011 and 2010.

(in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

Exhibit H

Items	Total as of 03.31.11	Costs						Expenses		Total as of 03.31.10
		Other	Cost of leases and services	Expenses	Collective promotion fund	Expenses recovery	Subtotal	Administrative	Selling
Depreciation and amortization	65,269	—	64,399	—	—	—	64,399	—	870	60,944
Fees for Directors	21,394	—	—	6,844	—	(6,844)	—	21,394	—	16,263
Taxes, rates, contributions and services	20,937	6	177	23,739	2,520	(26,259)	183	7,149	13,605	14,181
Parking	8,630	—	8,630	—	—	—	8,630	—	—	8,477
Salaries, bonuses and social security contributions	7,287	—	—	56,891	6,954	(63,845)	—	6,902	385	4,800
Expenses and common area maintenance expenses and collective promotion fund	6,838	—	6,838	49	—	(49)	6,838	—	—	8,453
Fees and payments for services	6,182	—	—	—	—	—	—	6,182	—	4,496
Allowance for doubtful accounts	4,066	—	—	—	—	—	—	—	4,066	4,833
Maintenance, repairs, cleaning and security	1,560	2	1,477	43,867	285	(44,152)	1,479	81	—	1,514
Charge for contingencies	1,226	—	1,226	—	—	—	1,226	—	—	2,585
Commissions	957	—	—	—	—	—	—	—	957	625
Rental	701	—	—	2,223	77	(2,300)	—	701	—	618
Personnel expenses	579	—	—	2,753	272	(3,025)	—	579	—	429
Bank charges	536	—	—	—	—	—	—	536	—	542
Damage, costs and expenses	326	—	326	—	—	—	326	—	—	60
Regulatory authority expenses	243	—	—	—	—	—	—	243	—	133
Advertising	232	—	—	17	—	(17)	—	—	232	75
Insurance	225	—	—	853	36	(889)	—	225	—	322
Freight and transportation	34	—	—	478	69	(547)	—	34	—	19
Stationery	23	—	—	1,512	45,380	(46,892)	—	23	—	32
Training and events expenses	—	—	—	—	168	(168)	—	—	—	543
Indemnity	—	—	—	—	—	—	—	—	—	52
Other services	—	—	—	571	—	(571)	—	—	—	—
Others	788	—	—	922	(159)	(763)	—	455	333	947
Expenses recovery	—	—	—	(140,719)	(55,602)	196,321	—	—	—	—

Total as of 03.31.11	148,033	8	83,073	—	—	—	83,081	44,504	20,448	—

Total as of 03.31.10	—	—	82,113	—	—	—	82,113	33,540	15,290	130,943

ALTO PALERMO S.A (APSA)

Breakdown by maturity date of investments, receivables and liabilities

Unaudited Balance Sheets as of March 31, 2011 and June 30, 2010

(Expressed in thousands of Argentine Pesos)

Free translation from the original prepared in spanish for publication in Argentina

Exhibit I

	03.31.11							06.30.10
	Other investments, net (7)	Accounts receivable, net (1)	Other receivables and prepaid expenses, net (3)	Trade accounts payable (6)	Customer advances (5)	Short-term and long-term debt (2)	Other liabilities (4) (8)	Other investments, net	Accounts receivable, net	Other receivables and prepaid expenses, net	Trade accounts payable	Customer advances	Short-term and long-term debt	Other liabilities (4)
No fixed term	—	397	2,472	—	1,553	—	16,013	—	350	1,494	—	1,806	—	25,930

Past due	—	26,263	—	2,839	—	—	—	—	19,117	—	20,422	—	—	—

To mature
In three months	160,762	78,789	122,507	38,461	57,165	174,620	169,341	22,412	103,810	44,192	46,117	29,540	867	45,210
Between three and six months	—	22,065	4,392	1,622	25,626	15,976	17,599	—	14,350	2,748	30	18,301	34,512	43,489
Between six and nine months	—	8,233	4,771	110	15,263	—	52,493	—	7,926	2,010	—	17,522	8,002	3,133
Between nine and twelve months	—	5,871	3,976	3,956	11,596	15,429	3,017	—	3,444	1,984	—	10,227	101,166	1,860

Between one and two years	—	269	187	46	10,798	19,396	2,677	—	427	450	45	26,663	42,843	5,777
Between two and three years	—	111	138	12	9,333	—	12,812	—	107	212	46	13,031	(483)	2,475
Between three and four years	—	88	120	—	25,780	127,770	2,546	—	113	54	4	4,606	(483)	16,545
In greater than four years	—	201	481	—	31,082	520,451	19,531	—	248	86	—	23,881	636,268	21,502

Total to mature	160,762	115,627	136,572	44,207	186,643	873,642	280,016	22,412	130,425	51,736	46,242	143,771	822,692	139,991

Total with fixed term	160,762	141,890	136,572	47,046	186,643	873,642	280,016	22,412	149,542	51,736	66,664	143,771	822,692	139,991

Total	160,762	142,287	139,044	47,046	188,196	873,642	296,029	22,412	149,892	53,230	66,664	145,577	822,692	165,921

(1)	Does not accrue interest, except for Ps. 747 that accrue interest at a variable market rate.
(2)	Includes Ps. 745,250 that accrue interest at a fixed rate and Ps. 108,973 that accrue interest at a variable market rate.
(3)	Includes Ps. 600 that accrue interest at a variable rate and Ps. 74,621 that accrue interest at a fixed rate.
(4)	Corresponds to salaries and social security payable, taxes payable, dividens payable, other liabilities and provisions.
(5)	Includes Ps. 2,021 that accrue interest at a variable rate.
(6)	Does not accrue interest.
(7)	Includes Ps. 160,762 that accrue interest at a variable market rate.
(8)	Does not accrue interest, except for Ps. 22,138 that accrue interest at a fixed rate and Ps. 10,209 that accrue interest at a variable rate.

ALTO PALERMO S.A (APSA)

Business Highlights as of March 31, 2011

(in thousands of Argentine Pesos)

1.	Brief comments on the Company’s activities during the period, including references to significant situations occurred after the end of the period.

Buenos Aires, April 15, 2011 - Alto Palermo S.A. (APSA) (BASE: APSA, NASDAQ: APSA) and alternatively the “Company”, a leading company engaged in the acquisition, development, possession and management of Shopping Centers in Argentina, announces its results for the nine-month period ended on March 31, 2011.

In million of ARS	IIIQ 11	IIIQ 10	var YoY	9M 11	9M 10	var YoY
Revenues	155.2	193.0	-20%	632.3	556.9	14%
Operating Income	89.5	74.1	21%	333.6	229.9	45%
Depreciation and Amortization	28.6	30.2	-5%	88.8	88.2	1%
EBITDA[1]	118.1	104.3	13%	422.3	318.1	33%
Net Income	52.5	18.5	184%	190.3	89.8	112%

•

Revenues for 9M11 increased by 14% compared to 9M10, driven by a 29% increase in cumulative revenues from the Shopping Center segment. This was offset by a 64% decrease in revenues from the Consumer Financing segment due to the deconsolidation of Tarshop S.A. (“Tarshop”) effective September 1, 2010 following its sale to Banco Hipotecario.

•

The ARS 103.7 million increase (+45%) in Operating Income for 9M11 compared to 9M10 is explained by an ARS 91.8 million increase (+48%) in Operating Income from the Shopping Center segment, an ARS 19.3 million decrease (-54%) in the Consumer Financing segment (Tarshop’s unconsolidated) and an ARS 31.2 million increase in the Others segment.

•	Net Income for 9M11 grew by ARS 100.4 million (+112%) compared to 9M10, hand in hand with the increase in Operating Income.

•

Revenues from Shopping Centers increased ARS 29.4 million (+24%), offset by an ARS 67.3 million decrease (-69%) in the Consumer Financing Segment (Tarshop’s unconsolidated). Therefore, Revenues for IIIQ11 were 20% lower than those for IIIQ10.

•

Notwithstanding, Operating Income for IIIQ11 increased by ARS 15.4 million (+21%) thanks to the outstanding performance of the Shopping Center segment (+66%), whose operating margin grew from 45% in IIIQ10 to 60% IIIQ11.

[1]

EBITDA represents operating income plus depreciation and amortization of property, plant and equipment and intangible assets (included in operating income). Our presentation of EBITDA does not reflect the methodology suggested by its acronym. We believe EBITDA provides investors with meaningful information with respect to our operating performance and facilitates comparisons to our historical operating results. However, our EBITDA measure has limitations as an analytical tool, and should not be considered in isolation, as an alternative to net income or as an indicator of our operating performance or as a substitute for analysis of our results as reported under Argentine GAAP. Some of these limitations include:

•	it does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect our interest expense, or the cash requirements to service the interest or principal payments of our debt;

•	it does not reflect any cash income taxes or employees’ profit sharing we may be required to pay;

•	it reflects the effect of non-recurring expenses, as well as investing gains and losses;

•	it is not adjusted for all non-cash income or expense items that are reflected in restatements of changes in financial position; and

•	other companies in our industry could calculate this measure differently than we do, which may limit its usefulness as a comparative measure.

Because of these limitations, our EBITDA measure should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. EBITDA is not a recognized financial measure under Argentine GAAP. You should compensate for these limitations by relying principally on our Argentine GAAP results and using our EBITDA measurement supplementally.

ALTO PALERMO S.A (APSA)

Highlights for the first nine months of fiscal year 2011, including references to material events occurred after the end of the period.

Shopping Centers

During the last 7 quarters, the shopping center segment has shown a substantial increase in all its levels. It experienced signs of strength in many of its fundamentals, highlighting an improvement in consumers’ confidence levels, as per the index prepared by the Torcuato Di Tella University2, better access to consumer credit, according to statistics published by the Argentine Central Bank3 and, in turn, strength in the consumers purchasing power due to salary increases, as published by the INDEC4.

The significant improvement in economic activity and the increase in consumption levels were reflected in our tenants’ sales, the revenues generated by the segment and, mainly, its EBITDA generation.

Shopping Centers

In millions of ARS	IIIQ 11	IIIQ 10	var YoY	9M 11		9M 10	var YoY
Revenues	152.2	122.8	24%	483.5	[5]	375.0	29%
Operating Income	91.5	55.1	66%	285.1		193.3	48%
Depreciation and Amortization	29.3	28.9	1%	87.9		83.6	5%
EBITDA	120.1	83.9	44%	373.0		276.9	35%

	IIIQ 11	IIQ 11	IQ 11	IVQ 10		IIIQ 10	IIQ 10
Total Leasable Area (sqm)[6]	299,326	299,130	299,130	286,286		286,286	289,410
Tenants’ Sales (ARS million, 12-month cumulative)	7,257	6,856	6,277	5,776		5,229	4,807
Tenants’ Sales in the same Shopping Centers (ARS million, 12-month cumulative)[7]	6,274	5,868	5,411	5,012		4,592	4,340
Occupancy[8]	97.3%	97.3%	97.6%	97.5%		98.0%	98.0%

•	During IQ11, we incorporated our 12th Shopping Center, Soleil Shopping Center, which has increased by 4.5% the size of our portfolio, bringing it to around 300,000 sqm of leaseable area.

•	12-month cumulative tenant sales as of March 31, 2011 in the same shopping centers[9] totaled ARS 6,274 million, which accounts for a 36.6% increase compared to the same period of the previous year.

•

During IIIQ11, shopping center tenants’ sales reached ARS 1,658 million (a 32.3% increase compared to the same period of the previous year). During 9M11, tenant sales showed a 36.6% increase, totaling ARS 5,559.2 million.

•

During January, February and March 2011 sales increased by 32%, 31% and 33%, respectively, compared to the same months of 2010. In the same shopping centers, they increased by 30%, 28% and 30%, respectively.

•	EBITDA/Sales margin for IIIQ11 stood at 79%.

•	The occupancy level of our portfolio was higher than 97%.

[2]	Consumer’s Confidence Index (Índice de Confianza al Consumidor) prepared by the Finance Research Center of the Torcuato Di Tella University http://www.utdt.edu
[3]	Statistical Data provided by the Argentine Central Bank – http://www.bcra.gov.ar
[4]	Statistical Data provided by the Argentine Institute of Statistics and Census – http://www.indec.mecon.ar
[5]	Includes revenues from leases for ARS 1.3 million from Dot Building.
[6]	As of period end
[7]	Excludes “DOT Baires Shopping” and “Soleil” Shopping Centers.
[8]	As of period end. Percentage over total leaseable area.
[9]	Excludes “DOT Baires Shopping” and “Soleil” Shopping Centers.

ALTO PALERMO S.A (APSA)

Operating Data of our Shopping Centers

Shopping Centers	Date of Acquisition	Gross Leaseable Area (sqm)[10]	Stores	APSA’ Interest	Occupancy Rate (%)[11]	Book Value (in thousands of ARS)[12]
Alto Palermo	11/97	18,701	144	100.0%	99.6%	119,018
Abasto Shopping[13]	07/94	37,622	175	100.0%	99.8%	152,046
Alto Avellaneda	11/97	36,589	144	100.0%	96.0%	62,583
Paseo Alcorta	06/97	13,816	112	100.0%	98.4%	65,501
Patio Bullrich	10/98	11,742	83	100.0%	100.0%	83,531
Alto Noa Shopping	03/95	19,001	92	100.0%	99.7%	19,948
Buenos Aires Design	11/97	13,786	62	53.7%	98.6%	7,844
Alto Rosario Shopping[14]	11/04	28,648	145	100.0%	95.0%	76,862
Mendoza Plaza Shopping	12/94	40,659	150	100.0%	92.6%	76,848
Córdoba Shopping	12/06	15,203	109	100.0%	97.7%	65,352
Dot Baires Shopping	05/09	49,526	154	80.0%	99.6%	511,691
Soleil[15]	07/10	14,033	77	100.0%	91.9%	90,078
Neuquén[16]	07/99	N/A	—	98.1%	N/A	9,488
Fibesa and Other[17]	—	N/A	—	100.0%	N/A	—

Total Shopping Centers		299,326	1,447		97.3%	1,340,790

Shopping Center	Accumulated tenants’ sales as of March 31 for the fiscal periods (9 months) (in millions of)
	2011	2010	2009
Alto Palermo	792.1	627.9	557.7
Abasto Shopping	884.7	654.2	573.3
Alto Avellaneda	820.8	614.2	511.9
Paseo Alcorta	375.1	298.9	279.8
Patio Bullrich	312.4	243.9	203.4
Alto Noa Shopping	274.7	201.5	156.4
Buenos Aires Design	135.5	102.5	97.7
Alto Rosario Shopping	425.8	288.2	234.9
Mendoza Plaza Shopping	521.1	384.4	320.7
Córdoba Shopping	170.2	118.4	97.9
Dot Baires Shopping	705.8	536.7	0.0
Soleil[18]	141.0	0.0	0.0

Total	5,559.2	4,070.8	3,033.7

[10]	Corresponds to total leaseable area in each property. Excludes common areas and parking spaces.
[11]	Calculated dividing occupied square meters by leaseable area on the last day of the period
[12]

Cost of acquisition plus improvements, less accumulated depreciation, plus adjustment for inflation, less allowance for impairment in value, plus recovery of allowances, if applicable. Excludes works in progress.

[13]	Excludes Museo de los Niños (3,732 sqm)
[14]	Excludes Museo de los Niños (1,261 sqm)
[15]	APSA took possession of this Shopping Center on July 1, 2010
[16]	Land for the development of a Shopping Center.
[17]	Includes revenues from Fibesa S.A., Comercializadora Los Altos S.A. (merged with Fibesa S.A.), and others.
[18]	APSA took possession of this Shopping Center on July 1, 2010

ALTO PALERMO S.A (APSA)

Type of Business	Accumulated Sales as of March 31 for the fiscal periods (9 months) (in millions of ARS)
	2011	2010	2009
Anchor Store	402.5	308.3	158.8
Clothes and footwear	2,659.2	1,938.3	1,540.7
Entertainment	190.8	130.7	99.4
Home	1,079.7	798.2	611.2
Restaurant	514.9	362.2	282.6
Miscellaneous	680.7	507.7	320.6
Services	31.4	25.4	20.4

Total	5,559.2	4,070.8	3,033.7

Shopping Centers	Accumulated Rental Income as of March 31 for the fiscal periods (9 months) (in thousands of ARS)[19]
	2011		2010	2009
Alto Palermo	86,230		70,881	61,681
Abasto Shopping	86,113		65,384	58,460
Alto Avellaneda	54,727		42,552	34,582
Paseo Alcorta	37,334		31,584	29,412
Patio Bullrich	32,650		27,160	23,450
Alto Noa Shopping	14,024		9,986	7,786
Buenos Aires Design	12,594		10,951	9,803
Alto Rosario Shopping	29,805		22,055	17,170
Mendoza Plaza Shopping	26,120		18,916	19,147
Córdoba Shopping	13,500		9,473	8,331
Dot Baires Shopping	54,500		47,928	—
Soleil[20]	9,642		—	—
Neuquén[21]	—		—	—
Fibesa and Other[22]	24,978		18,102	13,769

Total	482,217	[23]	374,972	283,591

Revenues	Accumulated as of March 31 for the fiscal periods (in thousands of ARS)
	2011		2010	2009
Base Rent[24]	227,513		190,116	139,942
Percentage Rent[25]	109,304		64,792	54,806

Total Rent	336,817		254,908	194,748

Admission Rights[26]	35,879		29,017	22,306
Stands’ Rent	52,581		46,614	34,549
Parking	34,719		26,379	19,595
Others	23,473		18,054	12,394

Total Revenues	483,470	[27]	374,972	283,592

[19]	Corresponds to total leases, consolidated as per the RT21 method.
[20]	APSA took possession of this Shopping Center on July 1, 2010
[21]	Land for the development of a Shopping Center.
[22]	Includes revenues from Fibesa S.A., Comercializadora Los Altos S.A. (merged with Fibesa S.A.), and others.
[23]

Does not coincide with the Shopping Centers’ segment’s net revenues, as it does not include revenues from leases from Dot Building, which totaled ARS 1.3 million for the nine-month period ended on March 31, 2011.

[24]	Guaranteed Minimum Value.
[25]	Corresponds to revenues based on our tenants’ gross sales.
[26]	Corresponds to revenues from fees that tenants are required to pay upon entering into or renewing a lease.
[27]	Includes revenues from leases for ARS 1.3 million from Dot Building.

ALTO PALERMO S.A (APSA)

II. Consumer Financing – Tarshop S.A. (“Tarshop”) and Metroshop S.A. (“Metroshop”) Subsidiaries

Consumer Financing

In millions of ARS	IIIQ 11	IIIQ 10	YoY var	9M 11[28]	9M 10	YoY var
Revenues	3.0	70.3	-96%	65.8	182.0	-64%
Operating Income	-2.2	18.1		16.5	35.8	-54%
Depreciation and Amortization	-0.7	1.4		0.9	4.6	-80%
EBITDA	-2.9	19.4		17.4	40.4	-57%

•

As a result of Tarshop’s unconsolidated, 80% of which was sold to Banco Hipotecario, the operating volume of this segment was reduced. Therefore, residual operations through Metroshop remain as from the second quarter of fiscal year 2011.

Increase of Interest in Metroshop

On January 13, 2011 APSA acquired Metronec S.A.’s interest in Metroshop, increasing its interest in such company to 100%.

Assignment of Assets to Tarshop

In addition, on January 13, 2011 Metroshop entered into agreements with Tarshop S.A. for the assignment of:

•	receivables from consumption transactions made until December 31, 2010, qualifying as performing or with arrears of not more than 60 days;

•	its contractual position in connection with credit card issuance agreements;

•	all credit card and personal loan accounts or clients;

•	lease agreements over certain branch offices and their related personal property;

•	employment agreements entered into with its permanent staff.

[28]	Tarshop’s revenues only correspond to July and August, 2010.

ALTO PALERMO S.A (APSA)

III. Others

The construction business in Argentina reached a new peak in January 2011, surpassing the peak seen in November 2010. The ISAC index, which measures the evolution of this sector29 showed an 11.6% YoY increase, the highest in the last three years.

On the other hand, housing demand grew again at an average rate of 17% per annum (CDI Index30) in January and February. A sustained increase has been observed in the residential market in terms of prices per sqm of new properties.

The number of permits granted, usually used to anticipate the future level of activity, decreased, though at a slower pace. Last January, the number of permits dropped to 1.5% per annum, whereas in January 2010, it had dropped 13%, thus reflecting a smaller gap since then.

Price per sqm of a new apartment in a residential area of Buenos Aires31

[29]

The construction business synthetic indicator (ISAC) shows whether demand for supplies grows or not (for example, steel, iron, paints, etc.). For each month, the average of the last 12 months was measured in order to lessen monthly effects.

[30]	CDI Consult, February 2011.
[31]	Real State Report, April 2010.

ALTO PALERMO S.A (APSA)

Torres Rosario Project

A barter was executed over 2 parcels (2-G and 2-H) for the construction of two condominiums, the construction of parcel 2-G was completed during this fiscal period, whereas as of February 28, 2011 the degree of progress of parcel 2-H was 70%. As of March 31, 2011, the degree of progress in this parcel was provisionally estimated at 74%. Completion of works in parcel 2-H is scheduled for December 2011. The process of sale of the condominiums in parcel 2-G has started.

In addition, during the second quarter of fiscal year 2011 sale agreements were executed with respect to four parcels of Terreno Rosario:

•	Parcel 2-B of 4,843 sqm sold for USD 1.5 million.

•	Parcel 2-C of 4,773 sqm sold for USD 1.5 million.

•	Parcel 2-D of 4,417 sqm sold for USD 1.5 million.

•	Parcel 2-F of 3,329 sqm sold for USD 1.9 million.

During the third quarter of fiscal year 2011 no significant transactions were made with respect to this land.

Barter of Terreno Beruti

On October 13, 2010, TGLT S.A. (“TGLT”) and APSA executed a sale agreement whereby APSA sold “Terreno Beruti”. TGLT plans to construct in the Property an apartment building with both residential and commercial parking spaces. As consideration, TGLT promised to transfer to APSA:

•	17.33% of the saleable square meters of the properties to be built,

•	15.82% of the square meters of the parking spaces of the same building;

•	all the commercial parking spaces; and

•	USD 10.7 million payable simultaneously with the execution of the Deed of Conveyance of Title.

On December 16, TGLT and APSA executed the deed of conveyance of title whereby APSA transferred full ownership and title with respect to such property to TGLT.

ALTO PALERMO S.A (APSA)

IV. Financial and Other Transactions

Consolidated Financial Debt as of March 31, 2011

Description	Issue Currency	Outstanding Amount[32]	Rate	Maturity
Short-term	ARS	17.7	Variable	< 30 days
APSA’s Series III Notes due 2011 (Local)[33]	ARS	13.8	Badlar + 3%	may-11
APSA’s Series II Notes due 2012 (International)[34]	ARS	16.3	11.00%	jun-12
APSA’s Series IV Notes due 2011 (Local)	USD	6.6	6.75%	may-11
APSA’s Series I Notes due 2017 (International)[35]	USD	120.0	7.875%	may-17
Soleil / Tucumán Debt	USD	14.9	5.00%	jul-17
Other Debt	USD	1.6	Up to 4%	Until January 2012
Total APSA’s Debt		189.9

Dividend’s Payment

On March 31, 2011, APSA’s board of directors resolved to make available to its shareholders, as from April 11, 2011, an advance dividend in cash for the amount of ARS 130.8 million.

Interest in TGLT S.A. (“TGLT”)

During the third quarter of fiscal year 2011, APSA purchased 98,000 common registered non-endorsable shares, entitled to one vote each, issued by TGLT for an aggregate amount equivalent to ARS 0.9 million, thus reaching 7.61% of TGLT’s shareholding. After period-end, APSA purchased 876,484 of the same shares issued by TGLT for an amount equivalent to ARS 7.9 million. As a result, as of the date of this release, APSA holds 8.86% of TGLT’s stock capital.

Credit Rating Improvement

During this period, the risk rating agency “S&P” improved the rating of bonds issued by APSA. The local rating changed from AA- to AAA and the international rating changed from B- to B, surpassing the rating of Argentina’s sovereign bonds. Also during this period, the risk rating agency “Fitch Ratings” changed our bonds’ rating from AA- to AA+ at the local level and from B to B+ at the international level, also exceeding the international rating of Argentina’s sovereign bonds.

[32]	Face value stated in USD at the exchange rate of ARS 4.054 = US$ 1, without considering balances with equity investees (Section 33).
[33]	As of March 31, 2011, our subsidiary Emprendimientos Recoleta S.A. holds a face value of ARS12.0 million
[34]	As of March 31, 2011, APSA had repurchased a face value of USD 4.8 million
[35]	As of March 31, 2011 APSA had repurchased a face value of USD 5.0 million

ALTO PALERMO S.A (APSA)

V. Brief comment on prospects for the next quarter

Shopping centers maintain high occupancy levels and a strong commitment and adhesion by tenants. The rhythm of sales in the shopping centers has shown an important growth during this quarter, in line with the positive trend that has been observed during the last quarters. Tenants continue to be loyal and support our new proposals in this segment.

In addition, we will continue working to improve the services offered to our tenants and consumers, seeking to maintain our successful occupancy levels and traffic in our Shopping Centers. We will continue working strategically jointly with financial institutions in the promotion of credit card sales, which have proved very good results.

We will continue working to improve and recondition our Shopping Centers in order to take advantage of all their potential and benefit our tenants and consumers. We will continue evaluating the launching of innovative proposals to accompany the growth of consumption in different segments. Among these, we are planning to launch our new project in Palermo through our subsidiary Arcos del Gourmet S.A. with a new business concept: an urban space in the open air. Meanwhile, we continue working to take our new shopping center Soleil to our management standards, where we have added new tenants and we are implementing a plan aimed at achieving these goals.

ALTO PALERMO S.A (APSA)

2.	Consolidated Shareholders’ equity structure as compared with the four previous years.

	03.31.11	03.31.10	03.31.09	03.31.08	03.31.07
Current assets	604,388	546,874	443,641	605,660	317,331
Non-current assets	1,857,681	1,921,022	1,858,525	1,545,762	1,334,865

Total	2,462,069	2,467,896	2,302,166	2,151,422	1,652,196

Current liabilities	675,920	594,778	585,151	419,190	504,809
Non-current liabilities	813,874	943,496	857,638	807,440	262,872

Subtotal	1,489,794	1,538,274	1,442,789	1,226,630	767,681

Minority interest	135,647	129,926	109,911	87,214	71,397
Shareholders’ equity	836,628	799,696	749,466	837,578	813,117

Total	2,462,069	2,467,896	2,302,166	2,151,422	1,652,195

3.	Consolidated income structure as compared with the same period of the four previous years.

	03.31.11	03.31.10	03.31.09	03.31.08	03.31.07
Operating income	333,578	229,897	26,896	148,556	125,991
Equity investments	6,061	—	—	(14)	(679)
Amortization of goodwill, net	535	(1,226)	(799)	(1,805)	(3,513)
Financial results, net	(76,755)	(77,044)	(91,800)	(15,052)	(12,554)
Other income (expense), net	9,704	(2,063)	322	3,979	(1,611)

Income (loss) before taxes and minority interest	273,123	149,564	(65,381)	135,664	107,634

Income tax	(78,317)	(55,941)	14,526	(64,062)	(48,955)
Minority interest	(4,553)	(3,785)	12,403	(2,210)	(5,414)

Net income (loss) for the year	190,253	89,838	(38,452)	69,392	53,265

4.	Statistical data as compared with the same period of the four previous years.

Not applicable.

ALTO PALERMO S.A (APSA)

5.	Key ratios as compared with the four previous years.

	03.31.11	03.31.10	03.31.09	03.31.08	03.31.07
Liquidity

Current assets	604,388	546,874	443,641	605,660	317,331

Current liabilities	675,920	594,778	585,151	419,190	504,809

Ratio	0.89	0.92	0.76	1.44	0.63

Debt

Total liabilities	1,489,794	1,538,274	1,442,789	1,226,630	767,681

Shareholders’ equity	836,628	799,696	749,466	837,578	813,117

Ratio	1.78	1.92	1.93	1.46	0.94

Solvency

Shareholders’ equity	836,628	799,696	749,466	837,578	813,117

Total liabilities	1,489,794	1,538,274	1,442,789	1,226,630	767,681

Ratio	0.56	0.52	0.52	0.68	1.06

Non-Current Assets to total Assets

Non-current assets	1,857,681	1,921,022	1,858,525	1,545,762	1,334,865

Total assets	2,462,069	2,467,896	2,302,166	2,151,422	1,652,196

Ratio	0.75	0.78	0.81	0.72	0.81

Profitability

Net income (loss) for the period	190,253	89,838	(38,452)	69,392	53,265

Average shareholders’ equity	832,794	782,777	798,811	830,743	809,979

Ratio	0.23	0.115	(0.048)	0.084	0.066

6.	Brief comment on the future perspectives for the upcoming period.

See item 1.

ALTO PALERMO S.A (APSA)

7.	Progress in complying with the IFRS implementation plan

On April 29, 2010, the Company’s Board of Directors approved a specific plan to implement the IFRS (International Financial Reporting Standards). As established in such plan, the Company has started training its personnel from its accounting and tax areas, and the personnel from most of its affiliates and related companies. The Company estimates complete this training during year 2011. On the other hand, as provided, work is under way in the initial diagnose process of regulatory differences.

As a result of monitoring the specific IFRS implementation plan, the Board of Directors - to date - has not become aware of any circumstance requiring amendments to such plan or indicating a significant departure from the proposed goals and terms.

ALTO PALERMO S.A (APSA)

Information required by Section 68 of the

Buenos Aires Stock Exchange Regulations

Unaudited Balance Sheet as of March 31, 2011

1.	Specific and significant legal systems that imply contingent lapsing or rebirth of benefits envisaged by such provisions.

None.

2.	Significant changes in the Company’s activities or other similar circumstances that occurred during the fiscal years included in the financial statements, which affect their comparison with financial statements filed in previous fiscal years, or that could affect those to be filed in future fiscal years.

On December 22, 2009, the Company’s Board of Directors approved the sale, assignment and transfer of 80% of Tarshop S.A.’s capital stock. (See Note 1 to the Unaudited Consolidated Financial Statements and Note 8.i.iii) to the Unaudited Basic Financial Statements).

3.	Classification of receivables and liabilities.

a)	Past due receivables:

	03.31.11 Ps.	12.31.10 Ps.	09.30.10 Ps.	06.30.10 Ps.	Total Ps.
Accounts receivable, net	11,947	14,316	—	—	26,263

b)	Past due payable:

	03.31.11 Ps.	12.31.10 Ps.	09.30.10 Ps.	06.30.10 Ps.	Total Ps.
Trade accounts payable	—	366	118	2,355	2,839

c)	Receivables and liabilities with no fixed term:

03.31.11 Ps
Accounts receivable, net	397
Other receivables and prepaid expenses, net	2,472
Taxes payable	7,590
Customer advances	1,553
Provisions	8,332
Other liabilities	91

ALTO PALERMO S.A (APSA)

3.	(Continued)

d)	Current receivables to mature:

	06.30.11 Ps.	09.30.11 Ps.	12.31.11 Ps.	03.31.12 Ps.	Total Ps.
Accounts receivable, net	78,789	22,065	8,233	5,871	114,958
Other receivables and prepaid expenses, net	122,507	4,392	4,771	3,976	135,646

e)	Non-current receivables to mature:

	03.31.13 Ps.	03.31.14 Ps.	03.31.15 Ps.	03.31.16 Ps.	Total Ps.
Accounts receivable, net	269	111	88	201	669
Other receivables and prepaid expenses, net	187	138	120	481	926

f)	Current liabilities to mature:

	06.30.11 Ps.	09.30.11 Ps.	12.31.11 Ps.	03.31.12 Ps.	Total Ps.
Trade accounts payable	38,461	1,622	110	3,956	44,149
Customer advances	57,165	25,626	15,263	11,596	109,650
Short-term debt	174,620	15,976	—	15,429	206,025
Salaries and social security payable	3,218	4,534	—	2,174	9,926
Taxes payable	18,931	493	42,850	520	62,794
Dividends payable	130,825	—	—	—	130,825

Other liabilities	16,367	12,572	9,643	323	38,905

g)	Non-current liabilities to mature:

	03.31.13 Ps.	03.31.14 Ps.	03.31.15 Ps.	03.31.16 Ps.	Total Ps.
Trade accounts payable	46	12	—	—	58
Customer advances	10,798	9,333	25,780	31,082	76,993
Long-term debt	19,396	—	127,770	520,451	667,617
Taxes payable	2,277	2,337	2,280	11,094	17,988

Other liabilities	400	10,475	266	8,437	19,578

ALTO PALERMO S.A (APSA)

4.	Classification of receivables and liabilities.

a)	Accounts receivable, net:

		Ps.
Current
Local currency	(1)	138,198
Foreign currency	(1)	3,420

Non-Current
Local currency	(1)	287
Foreign currency	(1)	382

(1)	Does not accrue interest, except for Ps. 747 that accrue interest at a variable market rate.

b)	Other receivables and prepaid expenses, net:

Current
Local currency	(1)	60,408
Foreign currency	(1)	77,710

Non-current
Local currency	(1)	926

(1)	Includes Ps. 74,621 that accrue interest at a fixed rate and Ps. 600 that accrue interest at a variable market rate.

c)	Trade accounts payable:

Current
Local currency	(1)	44,250
Foreign currency	(1)	2,738

Non-current
Local currency	(1)	58

(1)	Does not accrue interest.

d)	Customer advances:

Current
Local currency	(1)	89,316
Foreign currency	(1)	21,887

Non-current
Local currency	(1)	76,993

(1)	Does not accrue interest, except for Ps. 2,021 that accrue interest at a variable market rate.

ALTO PALERMO S.A (APSA)

4.	(Continued)

e)	Short-term and long-term debt:

		Ps.
Current
Local currency	(1)	160,171
Foreign currency	(1)	45,854

Non-current
Local currency	(1)	274,817
Foreign currency	(1)	392,800

(1)	Includes Ps.745,250 that accrue interest at a fixed rate and Ps. 108,973 that accrue interest at a variable market rate.

f)	Salaries and social security payable:

Current
Local currency	(1)	9,926

(1)	Does not accrue interest.

g)	Taxes payable:

Current
Local currency	(1)	62,794

Non-Current
Local currency	(1)	25,578

(1)	Does not accrue interest, except for Ps. 19,867 that accrue interest at a fixed rate.

h)	Dividends payable

Current
Local currency	(1)	130,825

(1)	Does not accrue interest.

i)	Other liabilities:

Current
Local currency	(1)	38,984

Non-current
Local currency	(1)	19,590

(1)	Does not accrue interest, except for Ps. 10,209 that accrue interest at a variable rate and Ps. 2,271 that accrue interest at a fixed rate

ALTO PALERMO S.A (APSA)

4.	(Continued)

j)	Provisions

Ps.
Non-Current
Local currency	(1)	8,332

(1)	Does not accrue interest.

5.	Related parties.

See Note 5 and Exhibit C to the Basic Unaudited Financial Statements.

6.	Loans to directors.

See Note 5.

7.	Physical inventories of stock.

See Note 2.3 to the Basic Unaudited Financial Statements.

8.	Current values.

See Notes 2.2 and 2.3 to the Basic Unaudited Financial Statements.

9.	Appraisal revaluation of assets.

See Note 2.4 to the Basic Unaudited Financial Statements.

10.	Obsolete unused fixed assets.

None.

11.	Equity interests in other companies in excess of that permitted by Section 31 of Law No. 19.550.

None.

12.	Recovery values.

Inventories and fixed assets, taken as a whole, do not exceed their estimated realizable value or their economic useful value.

13.	Insured assets.

Insured assets	Insured amounts	Accounting values	Risk covered
Abasto	379,667	152,046	Fire, full risk and dismissed profit
Alto Palermo S.A. (APSA)	200,291	119,018	Fire, full risk and dismissed profit
Mendoza Plaza	222,089	76,848	Fire, full risk and dismissed profit
Paseo Alcorta	188,082	65,501	Fire, full risk and dismissed profit
Alto Avellaneda	175,073	62,583	Fire, full risk and dismissed profit
Alto Rosario	191,455	76,862	Full risk, construction and assembly
Patio Bullrich	92,091	83,531	Fire, full risk and dismissed profit
Córdoba Shopping - Villa Cabrera	108,787	65,352	Fire, full risk and dismissed profit
Alto Noa	89,890	19,948	Fire, full risk and dismissed profit
Soleil Factory	72,383	90,078	Fire, full risk and dismissed profit
Unique policy	15,000	—	Civil responsibility
The insurance amounts not include the land value and correspond to the reconstruction value of the building.

In our opinion, the above-described policies adequately cover current risks.

14.	Allowances and provisions that, taken individually or as a whole, exceed 2% of the shareholders’ equity.

See Exhibit E.

15.	Contingent situations at the date of the financial statements with probabilities of occurring that are not remote and whose effects on the equity of the Company have not been given accounting recognition.

None.

16.	Status of the proceedings leading to the capitalization of irrevocable contributions towards future subscriptions.

Not applicable.

17.	Unpaidcumulated dividends on preferred shares.

Not applicable.

18.	Restrictions on distribution of profits.

See Note 13 to Basic Unaudited Financial Statements.

Autonomous City of Buenos Aires, April 15, 2011.

Saúl Zang Vice-President I
acting as President

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Neither the laws of Argentina nor the registrant’s by-laws or other constitutive documents provide for indemnification of directors or officers of the registrant. The registrant maintains directors’ and officers’ liability insurance covering its directors and executive officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such.

Item 7. Recent Sales of Unregistered Securities

The following information relates to securities we have issued or sold within the past three years that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon exemptions provided under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act, Rule 144A under the Securities Act or under Section 4(2) of the Securities Act regarding transactions not involving a public offering.

On November 13, 2009, we issued two new series of notes (Series III and Series IV) under our US$200,000,000 Global Note Program. Series III consists of notes issued for a principal amount of Ps.55.8 million, which accrue interest at the BADLAR Private interest rate plus 3% payable every three months and maturing on May 12, 2011. Series IV consists of notes issued for a principal amount of US$6.6 million (equivalent to Ps.25.0 million), which accrue interest in U.S. Dollars at a fixed interest rate of 6.75% per annum payable semiannually and maturing in a single payment on May 12, 2011. We established our Global Note Program in May 2007 with Citigroup Global Markets Inc., Standard Bank Plc. And Standard New York Securities, Inc., as joint arrangers and as dealers.

On October 7, 2010, holders of our Convertible Notes exercised their conversion right, receiving 477,544,197 shares of our common stock, par value Ps.0.1, and retiring their Convertible Notes. The US$50.0 million unsecured Convertible Notes were issued on July 19, 2002, and Raymond James Argentina, Sociedad de Bolsa S.A. acted as underwriting and placement agent. Our Convertible Notes accrue interest at a fixed annual interest rate of 10% (payable semiannually), are convertible at any time at the option of the holder into common shares of Ps.0.10 par value per share and mature on July 19, 2014.

Item 8. Exhibits

1.1**	Form of Underwriting Agreement between Alto Palermo S.A. (APSA) and the underwriters named therein.

3.1*	Estatutos of Alto Palermo S.A. (APSA), which serve as Alto Palermo S.A. (APSA)’s articles of incorporation and bylaws, and an English translation thereof (incorporated by reference to Exhibit 1.1 of the registrant’s annual report on Form 20-F (File No. 000-30982) filed with the SEC on November 8, 2000).

3.2*	English translation of the amendment to the bylaws (incorporated by reference to Exhibit 1.2 of the registrant’s annual report on Form 20-F (File No. 000-30982) filed with the SEC on December 27, 2007).

4.1*	Form of Deposit Agreement among Alto Palermo S.A. (APSA), The Bank of New York, as Depositary, and the holders from time to time of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 2.1.1 of the registrant’s annual report on Form 20-F (File No. 000-30982) filed with the SEC on November 8, 2000).

4.2*	Shareholders Agreement, dated November 18, 1997, among IRSA International Limited, Parque Arauco S.A. and Sociedad Anónima Mercado de Abasto Proveedor (SAMAP) (incorporated by reference to Exhibit 2.1.2 of the registrant’s annual report on Form 20-F (File No. 000-30982) filed with the SEC on November 8, 2000).

4.3*	Indenture dated May 11, 2007, between Alto Palermo S.A. (APSA) as Issuer, The Bank of New York as trustee, Co-Registrar, Principal Paying Agent and Transfer Agent, and Banco Santander Río S.A. as Registrar, Paying Agent, Transfer Agent and Representative of the Trustee in Argentina for the US$200,000,000 Global Note Program for Notes due no less than 30 days from date of original issue (incorporated by reference to Exhibit 2.5 of the registrant’s annual report on Form 20-F (File No. 000-30982) filed with the SEC on December 27, 2007).

5.1**	Opinion of Zang, Bergel & Viñes as to the validity of the ADSs.

8.1**	Opinion of Zang, Bergel & Viñes regarding certain Argentine tax matters relating to the common shares and ADSs. (Included in Exhibit 5.1).

8.2**	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters relating to common the common shares and ADSs.

10.1*	Agreement for the exchange of Corporate Service between Alto Palermo S.A. (APSA), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A dated June 30, 2004 (incorporated by reference to the registrant’s current report on Form 6-K filed with the SEC on October 12, 2004).

10.2*	English translation of the Amendment to the Agreement for the exchange of Corporate Service between Alto Palermo S.A. (APSA), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A dated August 23, 2007 (incorporated by reference to Exhibit 4.2 of the registrant’s annual report on Form 20-F filed with the SEC on December 27, 2007).

10.3*	English translation of the Second Agreement for the Implementation of the Amendment to the Corporate Services Master Agreement between Alto Palermo S.A. (APSA), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated August 14, 2008 (incorporated by reference to Exhibit 4.3 of the registrant’s annual report on Form 20-F filed with the SEC on December 30, 2008).

10.4*	English translation of the Third Agreement for the Implementation of the Amendment to the Corporate Services Master Agreement between Alto Palermo S.A. (APSA), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated November 27, 2009 (incorporated by reference to Exhibit 4.4 of the registrant’s annual report on Form 20-F filed with the SEC on December 30, 2009).

10.5*	English translation of the Amendment to the Agreement for the exchange of Corporate Service between Alto Palermo S.A. (APSA), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated March 12, 2010 (incorporated by reference to Exhibit 4.5 of the registrant’s annual report on Form 20-F filed with the SEC on December 30, 2010).

15.1	Letter of Price Waterhouse & Co. S.R.L. regarding unaudited interim financial information.

21.1*	Subsidiaries of the Registrant (incorporated by reference to Exhibit 8.1 of the registrant’s annual report on Form 20-F filed with the SEC on December 30, 2010).

23.1	Consent of Price Waterhouse & Co. S.R.L.

23.2**	Consent of Zang, Bergel & Viñes. (included in Exhibit 5.1).

23.3**	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.2).

24.1	Powers of Attorney (included on signature page to this Registration Statement).

*	Previously filed
**	To be filed by amendment

Item 9. Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Buenos Aires, Republic of Argentina, on May 2, 2011.

ALTO PALERMO S.A. (APSA)

By:	/S/ ALEJANDRO G. ELSZTAIN
Name: Alejandro G. Elsztain
Title: Executive Vice-Chairman of the Board of Directors and Chief Executive Officer

POWER OFATTORNEY

Each person whose signature appears below constitutes and appoints each of Saúl Zang and Alejandro Elsztain as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of common shares of the registrant, including in the form of American Depositary Shares (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on May 2, 2011.

Name	Title

/S/ EDUARDO S. ELSZTAIN Name: Eduardo S. Elsztain	Chairman of the Board of Directors

/S/ SAÚL ZANG Name: Saúl Zang	Vice-Chairman of the Board of Directors

/S/ ALEJANDRO G. ELSZTAIN Name: Alejandro G. Elsztain	Executive Vice-Chairman of the Board of Directors and Chief Executive Officer

/S/ DANIEL R. ELSZTAIN Name: Daniel R. Elsztain	Director

/S/ ABRAHAM PERELMAN Name: Abraham Perelman	Director

/S/ FERNANDO A. ELSZTAIN Name: Fernando A. Elsztain	Director

/S/ LEONARDO F. FERNÁNDEZ Name: Leonardo F. Fernández	Director

/S/ ENRIQUE ANTONINI Name: Enrique Antonini	Director

/S/ GASTÓN ARMANDO LERNOUD Name: Gastón Armando Lernoud	Director

/S/ DAVID A. PEREDNIK Name: David A. Perednik	Director and Chief Administrative Officer

/S/ GABRIEL BLASI Name: Gabriel Blasi	Chief Financial Officer

Signature of Authorized Representative in the United States

Under the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Alto Palermo S.A. (APSA), has signed this registration statement or amendment thereto in Newark, Delaware, on May 2, 2011.

/s/ Donald J. Puglisi Name: Donald J. Puglisi	Puglisi & Associates Managing Director